Form 10KSB40, Exhibit 13
period 1996-12-31
CROGHAN BANCSHARES INC
filed 1997-03-24
CIK 887149

                                   Exhibit 13





                            CROGHAN BANCSHARES, INC.

                               1996 ANNUAL REPORT

CROGHAN BANCSHARES, INC.
CONTENTS

Financial Highlights                                             1

Letter to Shareholders                                           2

Description of the Corporation and Common Stock Data             3

Selected Financial Data                                          4

Management's Discussion and Analysis                             5

Independent Auditor's Report                                    13

Consolidated Financial Statements                               14

Directors and Officers                                          37



FINANCIAL HIGHLIGHTS

                                      1996           1995       Percent
                                                                Change

 For the year:
    Net income                   $  3,055,000    $  3,269,000   ( 6.5) %
    Income per common share              4.81            5.15   ( 6.6) %
    Dividends per common share           1.80           1.655     8.8  %

    Return on average assets             1.08 %          1.37 %
    Return on average
      stockholders' equity              10.60 %         12.28 %


 At year end:
    Assets                       $340,168,000    $245,518,000    38.6  %
    Loans                         230,647,000     159,970,000    44.2  %
    Investment securities          76,481,000      72,951,000     4.8  %
    Deposits                      295,310,000     207,876,000    42.1  %
    Stockholders' equity           29,640,000      27,898,000     6.2  %

    Book value per common share  $      46.71    $      43.97     6.2  %
    Stockholders' equity to
      total assets                       8.71 %         11.36 %

    Number of stockholders of record      645             631     2.2  %
    Number of full-time equivalent
      employees                           182             142    28.2  %



                   Amounts for 1996 reflect the August 1, 1996
                       purchase of Union Bancshares Corp.

                              To Our Shareholders

For Croghan Bancshares, Inc., 1996 was a year of anticipation and challenge. The year began with the anticipation of the acquisition of Union Bancshares Corp., Bellevue, Ohio. After signing agreements and the subsequent approval by Union's shareholders, anticipation changed to challenge. The challenge was to meld an organization with 40 plus employees and approximately $100 million in assets into Croghan with a minimum of disruption to either organization. On August 1, the transaction was completed with the cooperation of officers and employees from both organizations. While the banks are officially merged, the operating systems remain separated at year end 1996 due to contractual and other considerations. The systems are scheduled to be merged in the third and fourth quarters of 1997.

The Corporation's net income of $3,055,000 and the return on average assets of
1.08 percent were below the figures for 1995. A contributing factor to the net income reduction was the many costs associated with the acquisition of Union Bancshares Corp. and the merger of the two banks. While come redundant operational procedures will remain during a portion of 1997, the Corporation's Board of Directors and management remain fully confident the acquisition will be a long-term benefit to our shareholders.

The Corporation's board voted to add two members during 1996. At the August meeting, Stephen A. Kemper and K. Brian Pugh officially joined the board of The Croghan Colonial Bank, the Corporation's subsidiary, and attended the September board meeting for the first time.

The national economy was very stable during 1996. The Federal Reserve lowered the target rate for Federal Funds in January which prompted a reduction in Wall Street Prime of one-quarter percent to 8.25 per cent. Rates remained at that level the remainder of the year.

The economy in the Bank's market area was mixed in 1996. Fremont experienced the loss of three long-time businesses while noting the expansion plans of two others. Bellevue has a new firm locating there and another completing an expansion. Retail sales were comparable to 1995 with Christmas sales somewhat better. The agriculture industry experienced a fair year. Weather patterns brought rain at inopportune times, especially during spring planting and fall harvest seasons.

We look forward to a relatively stable economy in 1997. The unemployment rate increased at year end 1996 but indicators point to a stable employment environment during the year. The agri-business industry should do well given favorable weather conditions. The Bank is committed to offering financial products and services, deposit and loan related, which will strengthen the communities we serve. We thank our staff for its commitment, our customers for their loyalty, and our shareholders for their confidence.

Very truly yours,

CROGHAN BANCSHARES, INC.

/s/ Thomas Hite

Thomas F. Hite
President & CEO

CROGHAN BANCSHARES, INC.
DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc. (the "Corporation" or "Croghan"), a one-bank holding company, was incorporated in 1983 and has approximately $340,000,000 in total assets as of December 31, 1996. Its operating subsidiary, The Croghan Colonial Bank (the "Bank"), was incorporated in 1888 and is headquartered in Fremont, Ohio. The Corporation purchased Union Bancshares Corp. ("Union"), with assets of approximately $102,000,000, on August 1, 1996.

The Bank offers a diverse range of commercial and retail banking services through its nine offices located in Bellevue, Clyde, Fremont, Green Springs, and Monroeville, Ohio. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Additionally, beginning in June 1995, investment products bearing no FDIC insurance are offered through the Bank's Specialized Investments Division.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

There is no established public trading market for the Corporation's common stock, although McDonald & Company of Cleveland, Ohio has functioned as a market maker for the Corporation's stock since July 1, 1992. Solely on the basis of transactions that have been reported to the Corporation, as adjusted for the effect of a 2-for-1 stock split that was paid on June 2, 1995, the ranges of transaction prices for shares of its common stock for each quarterly period during 1996 and 1995 were as follows:

                                        1996                 1995

         First Quarter           $ 51.00 to 52.00     $     42.00
         Second Quarter            52.00 to 53.00       42.00 to 44.00
         Third Quarter             52.00 to 52.50       44.00 to 49.00
         Fourth Quarter            54.00 to 59.00       49.00 to 50.00

Dividends declared by the Corporation on its common stock during the past two years, as adjusted for the effect of a 2-for-1 stock split that was paid on June 2, 1995, were as follows:

                                         1996                1995

      Three-months ended March 31       $  .45              $  .375
      Three months ended June 30           .45                 .400
      Three-months ended September 30      .45                 .430
      Three-months ended December 31       .45                 .450
                                          ----                -----
                                        $ 1.80              $ 1.655
                                          ====                =====

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report (Form 10-KSB) filed with the Securities and Exchange Commission, please write to:

                           James K. Walter, Secretary
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                                Fremont, OH 43420

CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OR SELECTED FINANCIAL DATA


                                                                                           Years ended December 31,
                                                                        1996         1995         1994         1993          1992
                                                                                 (Dollars in thousands, except share data)
Statements of operations:
   Total interest income                                             $  21,285    $  18,076     $  15,991    $  16,276    $  18,609
   Total interest expense                                                9,304        7,409         6,306        6,982        9,574
                                                                     ---------    ---------     ---------    ---------    ---------
      Net interest income                                               11,981       10,667         9,685        9,294        9,035
   Provision for loan losses                                               160          120           330          420          420
                                                                     ---------    ---------     ---------    ---------    ---------
      Net interest income after provision for loan losses               11,821       10,547         9,355        8,874        8,615
   Total non-interest income                                             1,314        1,126           776          816          771
   Total non-interest expenses                                           8,594        6,960         6,827        6,840        6,704
                                                                     ---------    ---------     ---------    ---------    ---------
      Income before federal income taxes and cumulative
        effect of change in accounting principle                         4,541        4,713         3,304        2,850        2,682
   Federal income taxes                                                  1,486        1,444           917          701          585
                                                                     ---------    ---------     ---------    ---------    ---------
      Income before cumulative effect of change in accounting
        principle                                                        3,055        3,269         2,387        2,149        2,097
   Cumulative effect of change in accounting for income taxes
      ($.03 per share)                                                    --           --            --             16         --
                                                                     ---------    ---------     ---------    ---------    ---------
        Net income                                                   $   3,055    $   3,269     $   2,387    $   2,133    $   2,097
                                                                     =========    =========     =========    =========    =========

Per share of common stock:
   Net income                                                        $    4.81    $    5.15     $    3.76    $    3.36    $    3.30
   Dividends                                                              1.80        1.655         1.315         1.20         1.15
   Book value                                                            46.71        43.97         39.60        37.60        35.44
                                                                     =========    =========     =========    =========    =========

Average common shares outstanding                                      634,526      634,526       634,526      634,526      634,526
                                                                     =========    =========     =========    =========    =========
Year end balances:
   Loans, net                                                        $ 227,279    $ 157,356     $ 152,505    $ 142,818    $ 142,791
   Investment securities                                                76,481       72,951        72,301       80,741       75,029
   Total assets                                                        340,168      245,518       240,331      236,927      243,362
   Deposits                                                            295,310      207,876       205,789      206,073      216,482
   Stockholders' equity                                                 29,640       27,898        25,129       23,858       22,487
                                                                     =========    =========     =========    =========    =========
Average balances:
   Loans, net                                                        $ 184,237    $ 152,764     $ 146,185    $ 139,933    $ 141,759
   Investment securities                                                74,058       68,744        74,382       76,931       80,498
   Total assets                                                        282,667      238,759       236,977      237,793      243,195
   Deposits                                                            245,301      206,097       207,003      210,522      218,415
   Stockholders' equity                                                 28,829       26,613        24,548       23,240       21,873
                                                                     =========    =========     =========    =========    =========
Selected ratios:
   Net yield on average interest-earnings assets                          4.53%        4.70%         4.31%        4.11%        3.92%
   Return on average assets                                               1.08         1.37          1.01          .90          .86
   Return on average stockholders' equity                                10.60        12.28          9.72         9.18         9.59
   Net loan charge offs (recoveries) as a percent of average
     outstanding net loans                                                 .06         (.09)          .14          .07          .32
   Allowance for possible loan losses as a percent of year-end loans      1.46         1.63          1.52         1.54         1.33
   Stockholders' equity as a percent of total year-end assets             8.71        11.36         10.46        10.07         9.24
                                                                     =========    =========     =========    =========    =========

     All share data has been adjusted for the 2-for-1 stock split in 1995. Amounts for 1996 reflect the August 1, 1996 purchase of Union Bancshares Corp.

CROGHAN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS

     The following commentary details additional information pertaining to the financial condition and results of operations for Croghan Bancshares, Inc. This analysis is presented to enhance the reader's understanding of the accompanying Consolidated Financial Statements appearing on pages 13 through 36 of this Annual Report. Where applicable, this discussion reflects Management's insights into known events and trends that have or may be expected to have a material effect on Croghan's operations and financial condition. As discussed below, the impact of the purchase of Union Bancshares Corp. should be considered when comparing 1996 amounts to prior year amounts.

COMPLETED ACQUISITION TRANSACTION

     On August 1, 1996, Croghan completed its acquisition of Union Bancshares Corp. of Bellevue, Ohio. Union was the parent holding company of The Union Bank and Savings Company, The Farmers and Citizens Real Estate Company, Union Ohio Leasing Corp., and Union Ohio Brokerage, Inc. The Union Bank and Savings Company was merged with the Bank on August 1, 1996. The assets and liabilities of The Farmers and Citizens Real Estate Company, Union Ohio Leasing Corp., and Union Ohio Brokerage, Inc. were also transferred to the Bank effective on August 1, 1996. The remaining assets of Union were transferred to the Corporation. Union and all of the aforementioned subsidiaries were dissolved on October 23, 1996.

     The acquisition transaction was a cash purchase accounted for using the purchase method of accounting. This resulted in Union's assets and liabilities being recorded at their fair values as of the acquisition date. The fair value of the assets acquired totalled $102,276,000 and the fair value of the liabilities assumed totalled $91,545,000.

     The total purchase price amounted to $20,300,000 and goodwill of $9,569,000 was created by the transaction. Goodwill is being amortized over a period of 15 years. As a result of the acquisition, Croghan now operates four additional Ohio locations (two offices in Bellevue, an office in Clyde, and an office in Monroeville). The following table presents pertinent details relating to the transaction:

                                                (Dollars in thousands)

Purchase price computation:
   Cash paid directly to Union shareholders                           $20,227
   Costs directly related to the acquisition                               73
                                                                      -------
      Total purchase price                                             20,300

Fair value of assets acquired:
   Cash and cash equivalents                   $ 6,213
   Investment securities                        30,260
   Net loans                                    60,841
   Bank premises and equipment                   3,739
   Other real estate owned                          15
   Accrued interest receivable                     918
   Other assets                                    290
                                               -------
             Total assets                                  $102,276
Fair value of liabilities assumed:
   Deposits                                     90,475
   Accrued interest and income taxes               890
   Other liabilities                               180
                                               -------
             Total liabilities                               91,545
                                                           --------
Net assets, at fair value                                              10,731
                                                                      -------
Goodwill (purchase price minus net assets)                            $ 9,569
                                                                      =======

PERFORMANCE SUMMARY

     Croghan reported a decrease of 6.5% in net income to $3,055,000 for the year ended December 31, 1996. This compares to net income of $3,269,000 in 1995 and $2,387,000 in 1994. Net income in 1996 was negatively impacted by costs resulting from the Union acquisition, such as, advertising and marketing, postage, professional and consulting fees, and stationery and supplies expenses. Management is aware of the need to consolidate various redundant operations and functions within the newly acquired offices and plans to accomplish specific cost saving measures throughout 1997.

     The 1996 return on average assets (a measure of how effectively Croghan's assets are used) was 1.08%. This compares to 1.37% in 1995 and 1.01% in 1994. Croghan's return on average stockholders' equity stood at 10.60% in 1996, compared to 12.28% in 1995 and 9.72% in 1994.

     Income per share in 1996 amounted to $4.81, compared to $5.15 in 1995 and $3.76 in 1994. On May 9, 1995, Croghan declared a 2-for-1 stock split to those stockholders of record as of May 22, 1995. All reported per share data contained in the Consolidated Financial Statements has been restated to reflect the stock split.

     Total assets at 1996 year-end were $340,168,000 or a 38.6% increase over 1995's total assets of $245,518,000. Total loans were $230,647,000 at 1996 year-end, a 44.2% increase over 1995's total loans of $159,970,000. Total deposits were $295,310,000 at December 31, 1996 or an increase of 42.1% from 1995's total deposits of $207,876,000. Total stockholders' equity at December 31, 1996 increased to $29,640,000 or 6.2% as compared to $27,898,000 in 1995.

NET INTEREST INCOME

     Net interest income, which represents the revenue generated from earning assets in excess of the interest cost of funding those assets, is Croghan's principal source of income. Net interest income is influenced by market interest rate levels and the volume and mix of earning assets and interest-bearing liabilities. Many external factors affect net interest income and typically include the strength of customer loan demand, customer preferences for individual deposit account products, competitors' loan and deposit product offerings, the national and local economic climates, and Federal Reserve monetary policy. The following table demonstrates the components of net interest income for the years ended December 31:

                                                  1996       1995       1994
                                                    (Dollars in thousands)

Average earning assets                          $264,332   $226,992   $224,969
Interest income                                   21,285     18,076     15,991
Average rate earned                                8.05%      7.96%      7.11%


Average interest-bearing liabilities            $222,746   $186,211   $187,788
Interest expense                                   9,304      7,409      6,306
Average rate paid                                  4.18%      3.98%      3.36%

Net interest income                             $ 11,981   $ 10,667   $  9,685
Net interest yield
   (net interest income divided
    by average earning assets)                      4.53%      4.70%      4.31%

     Net interest income in 1996 increased $1,314,000 to $11,981,000 or 12.3% above 1995's level of $10,667,000. This followed an increase of $982,000 in 1995 or 10.1% over 1994's net interest income of $9,685,000. Net interest yield stood at 4.53%, 4.70%, and 4.31% in 1996, 1995, and 1994, respectively.

     During 1997 management expects the Federal Reserve Open Market Committee to initiate slight increases in the federal funds target rate. This action would translate into slightly higher loan and deposit rates for our customers.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

   Croghan has adopted a loan policy which establishes a framework to manage both credit risk and asset quality. In addition to detailing acceptable lending guidelines, the policy also stipulates the use of a loan review process to facilitate the early identification of problem loans, ensure sound credit decisions, and aid in determining the amount of the provision for loan losses. The monthly provisions serve to maintain the balance in the allowance for possible loan losses at a level considered by management to be adequate for potential future losses in the existing portfolio. The goal of Croghan's loan policy is to minimize the uncertainties associated with the lending function.

     In addition to delineated lending guidelines and the loan review process noted above, management monitors the following factors to determine the adequacy of the allowance for possible loan losses: delinquency trends, the status of nonperforming loans, current and historical trends in loans charged-off, existing local and national economic conditions, and changes in the volume and mix of the various loan categories. Even though management uses all available information to provide for possible loan losses, future additions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. Also, various regulatory agencies that periodically review the allowance for possible loan losses may require Croghan to charge-off specific loans or recognize additions to the allowance based on the information available to them at the time of their examinations. The following table details factors relating to the provision and allowance for the years ended December 31:

                                                   1996      1995       1994
                                                     (Dollars in thousands)

Provision for loan losses charged
   to expense                                     $ 160      $ 120      $ 330
Net loan charge-offs (recoveries)                   117       (137)       211
Net loan charge-offs (recoveries) as a
   percent of average outstanding net loans         .06%       (.09)%     .14%
Nonaccrual loans                                  $  649     $  845     $  604
Loans contractually past due 90 days or more         764        477        845
Restructured loans                                   471          0          0
Potential problem loans, other than those past due
   90 days or more, nonaccrual, or restructured    1,738        841        771
Allowance for possible loan losses                 3,368      2,614      2,357
Allowance for possible loan losses as a percent
    of year-end loans                               1.46%      1.63%      1.52%

     The 1996 provision for loan losses appearing in the Consolidated Statements of Operations totalled $160,000. This provision compares to $120,000 expensed in 1995 and $330,000 expensed in 1994. Nonaccrual loans decreased by $196,000 to $649,000 at December 31, 1996. This positive trend was offset by a $287,000 increase in loans past due 90 days or more, a $471,000 increase in restructured loans, and an $897,000 increase in other potential problem loans during 1996. Portions of the 1996 increase, including all of the restructured loan increase and $153,000 of the increase in potential problem loans, are attributable to customer relationships transferred to Croghan as part of the Union acquisition. Asset quality trends will continue to be monitored closely to ensure adequate provisions are calculated and expensed throughout 1997.

     Effective January 1, 1995, Croghan adopted the provisions of Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (which was subsequently amended by Statement No. 118). Statement 114 defines an impaired loan as one which, based on the most current information available, leads Croghan to determine that it is probable the borrower will be unable to make payments according to the contractual terms of the loan agreement. Croghan must then measure its investment in the impaired loan based upon the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate. At December 31, 1996, Croghan had a recorded investment in impaired loans of $700,000 as compared to $902,000 at December 31, 1995.

NON-INTEREST INCOME

     Non-interest income in 1996 increased $188,000 to $1,314,000 or 16.7% above 1995's total of $1,126,000. This followed an increase of $350,000 in 1995 or 45.1% more than 1994's total of $776,000. The following table details non-interest income for the years ended December 31:

                                                  1996       1995       1994
                                                    (Dollars in thousands)

Trust income                                     $  268     $  242     $  215
Service charges on deposit accounts                 637        539        518
Loss on sale of investment securities               (22)       (50)      (113)
Gain on sale of student loan portfolio               -         109         -
Other operating income                              431        286        156
                                                 ------     ------     ------
   Total non-interest income                     $1,314     $1,126     $  776
                                                 ======     ======     ======

     Trust income increased $26,000 or 10.7% in 1996 following an increase of $27,000 or 12.6% in 1995. Service charges on deposit accounts increased $98,000 or 18.2% in 1996 following an increase of $21,000 or 4.1% in 1995.

     Investment securities losses during 1996 totalled $22,000 as compared to losses of $50,000 in 1995 and $113,000 in 1994. A substantial portion of the 1996 losses, along with all of the 1995 and 1994 losses, were realized upon the sale of U.S. Treasury Notes with approximately one year remaining until their maturities. Investments due in approximately two years were purchased to replace those securities that were sold. Significant portions of the securities losses reported in 1996, 1995, and 1994 were offset by earnings on the replacement securities purchased, with such earnings reported as a component of total interest income. Additionally, U.S. Government Agency securities acquired in the 1996 Union transaction were sold to provide for cash payments made to Union shareholders and to align the portfolio with Croghan's investment philosophy.

     Due to the complex regulations mandated by the Federal government and a decreasing rate of return earned on guaranteed student loans, the portfolio was sold to the Student Loan Funding Corporation in 1995. The sale of approximately $3,800,000 in loans occurred in November 1995 with a gain of $109,000 realized at the time of the sale.

     Other operating income increased $145,000 or 50.7% in 1996 following an increase of $130,000 or 83.3% in 1995. In June 1995, Croghan established the Specialized Investments Division to market non-FDIC insured investment products (e.g., mutual funds and annuities). The Specialized Investments Division generated $113,000 in fees during 1996 as compared to $31,000 in 1995. In addition to investment division fee income, other operating income includes Master Card merchant fees, safe deposit box fees, commissions from the sale of credit life insurance on loan products, fees from the sale of official checks and money orders, and other miscellaneous fee income items.

NON-INTEREST EXPENSES

     Non-interest expenses in 1996 increased by $1,634,000 to $8,594,000 or 23.5% above 1995's total of $6,960,000. This followed an increase of $133,000 in 1995 or 1.9% more than 1994's total of $6,827,000. The following table details non-interest expenses for the years ended December 31:

                                                 1996       1995       1994
                                                    (Dollars in thousands)

Compensation                                     $3,895     $3,259     $3,015
Benefits                                          1,007        750        723
                                                 ------     ------     ------
   Total personnel expense                        4,902      4,009      3,738
Net occupancy expense                               474        398        401

Equipment expense                                   604        439        360
State franchise and other taxes                     477        385        366
Intangible amortization                             266         -          -
Stationery and supplies                             232        171        164
Advertising and marketing                           204        164        175
Postage                                             191        168        157
Professional and consulting services                139         49         53
Examination expense                                 133         94         92
Telephone                                            95         97        104
FDIC insurance                                        3        237        463
Other                                               874        749        754
                                                 ------     ------     ------
   Total non-interest expenses                   $8,594     $6,960     $6,827
                                                 ======     ======     ======

     Total personnel expense increased $893,000 or 22.3% in 1996 compared to an increase of $271,000 or 7.2% in 1995. Net occupancy expense increased $76,000 in 1996 after decreasing slightly in 1995. Equipment expense increased $165,000 or 37.6% in 1996 following an increase of $79,000 or 21.9% in 1995. Significant portions of the 1996 and 1995 increases in equipment expense were attributable to additional maintenance costs associated with technologically advanced equipment which is used to deliver accurate and efficient customer service.

     State franchise taxes, which are based on Croghan's capital structure, and other taxes increased $92,000 or 23.9% in 1996 following a $19,000 or 5.2% increase in 1995. Intangible amortization, primarily the amortization of goodwill associated with the purchase of Union, is a new expense line item in 1996 and totalled $266,000. As previously noted, goodwill created in the Union transaction of $9,569,000 is being amortized over a 15 year period (or approximately $638,000 in expense on an annual basis).

     Stationary and supplies expense increased $61,000 or 35.7% in 1996 after increasing $7,000 or 4.3% in 1995. Advertising and marketing expenses increased $40,000 or 24.4% in 1996 following a $11,000 or 6.3% decrease in 1995. A portion of the 1996 advertising increase is the result of promotional efforts in the new markets to acquaint existing and potential customers with Croghan.

     Postage expense increased $23,000 or 13.7% in 1996 after increasing $11,000 or 7.0% in 1995. Professional and consulting expense increased $90,000 or 183.7% in 1996 after decreasing slightly in 1995. A significant portion of the 1996 increase resulted from employee benefit plan consulting fees. Croghan elected to curtail its defined benefit retirement plans and establish a 401(k)/profit sharing plan effective on January 1, 1997. Actual termination of the defined benefit retirement plans should occur in early 1997.

     Examination expense increased $39,000 or 41.5% in 1996 after a slight increase in 1995. FDIC insurance decreased $234,000 in 1996 after a similar $226,000 decrease in 1995. The FDIC reduced premium rates by 83% effective on June 1, 1995. Premiums are scheduled to rise modestly in 1997. Assuming there are no changes in the anticipated premium schedule, the cost of FDIC insurance would increase from $3,000 in 1996 to approximately $38,000 in 1997.

     Other operating expenses increased $125,000 or 16.7% in 1996 after decreasing slightly in 1995. Other operating expenses typically include Master Card processing and franchise fees, third party computer processing fees, miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination and collection expenses, dues and subscriptions, ATM network fees, correspondent bank service charges, and charitable donations.

FEDERAL INCOME TAXES

     Federal income tax expense totalled $1,486,000 in 1996, compared to $1,444,000 in 1995 and $917,000 in 1994. The effective tax rate in 1996 increased to 32.7%, compared to 30.6% in 1995 and 27.8% in 1994. The 1996 increase in tax expense and effective tax rate reflects the non-deductibility of goodwill amortization for tax purposes. The 1995 increase in tax expense and effective tax rate can be directly attributed to Croghan's improved income before taxes and a decrease in tax preference interest income.

INVESTMENT SECURITIES

     The investment portfolio is maintained in a manner to enhance net income, provide for liquidity, and diversify financial risk. In accordance with Financial Accounting Standards Board Statement No. 115, Croghan classifies securities as either held-to-maturity (those investments with the intention to be held until maturity) or available-for-sale. Held-to-maturity securities are reported at amortized cost, while available-for-sale securities are reported at their fair values (with the net unrealized holding gain or loss reported as a separate component of stockholders' equity).

     Croghan's investment portfolio is comprised primarily of U.S. Treasury and U.S. Government Agency obligations. The carrying value of such investments totalled $57,235,000 at December 31, 1996, compared to $56,914,000 at December 31, 1995. Croghan also invests in debt obligations of political subdivisions and domestic corporations, and in stock issues of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The carrying value of these investments totalled $19,246,000 at December 31, 1996, compared to $16,037,000 at December 31, 1995.

     During 1996, Croghan received $15,307,000 in proceeds from the sale of U.S. Treasury Notes and U.S. Government Agency obligations prior to their stated maturities. This compares to 1995 proceeds of $6,938,000 that were derived solely from the sale of U.S. Treasury Notes. A majority of the 1996 sales, and all of the 1995 sales, were the result of a planned strategy to improve the portfolio's yield without significantly increasing its average maturity. Additionally, a portion of the 1996 sales were executed to fund payments to Union shareholders and align the acquired portfolio with Croghan's investment objectives.

TOTAL LOANS

     Total loans at 1996 year-end increased by $70,677,000 over year-end 1995. The following table details total loans and the percent change by major category for the years ended December 31:

                                                                       Percent
                                                   1996       1995      Change
                                               (Dollars in thousands)
Commercial, financial and agricultural          $ 33,574   $ 24,830     35.2 %
Real estate - residential mortgage               103,389     75,109     37.7 %
Real estate - non-residential mortgage            53,457     30,375     76.0 %
Real estate - construction                         1,239      2,585    (52.1)%
Consumer                                          36,440     25,150     44.9 %
Credit card                                        2,548      1,921     32.6 %
                                                --------   --------
   Total loans                                  $230,647   $159,970     44.2 %
                                                ========   ========


     A majority of the changes can be attributed to the acquisition of Union on August 1, 1996. As previously noted, the fair value of the net loans acquired totalled $60,841,000.

TOTAL DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

     Deposits and other interest-bearing liabilities serve as the primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:



                                                                       Percent
                                                   1996       1995      Change
                                               (Dollars in thousands)
Demand, non-interest bearing                    $ 31,575   $ 24,938     26.6 %
Savings, NOW and Money Market deposits           110,664     77,622     42.6 %
Time deposits                                    153,071    105,316     45.3 %
                                                --------   --------

   Total deposits                                295,310    207,876     42.1 %
Federal funds purchased                            6,039      4,650     29.9 %
Securities sold under repurchase agreements            0        862   (100.0)%
Borrowed funds                                     6,563      2,500    162.5 %
                                                --------   --------
   Total deposits and other
     interest-bearing liabilities               $307,912   $215,888     42.6 %
                                                ========   ========


     A majority of the changes in the deposit structure can be attributed to the acquisition of Union on August 1, 1996. As previously noted, the fair value of the deposits acquired totalled $90,475,000.

     Other interest-bearing liabilities at 1996 year-end increased by $4,590,000 from 1995. A $1,389,000 increase in federal funds purchased was partially offset by an $862,000 decrease in securities sold under agreements to repurchase. Included in other interest-bearing liabilities at December 31, 1996 are $2,500,000 in funds borrowed from the Federal Home Loan Bank of Cincinnati and $4,063,000 in funds borrowed from NBD Bank.

     The proceeds from the $2,500,000 loan obtained in 1994 were used to help manage interest rate sensitivity associated with Croghan's fixed rate real estate loan portfolio. The funds were advanced in April 1994 and come due in April 1999. Two loans from NBD Bank totalling $4,063,000 were obtained in 1996 to assist in funding the purchase of Union. A short-term loan with a balance of $650,000 outstanding matures in August 1997. A long-term loan with a balance of $3,413,000 outstanding matures in July 1999.

CAPITAL

     Croghan's stockholders' equity position at December 31 is summarized in the following table:



                                                         1996        1995
                                                       (dollars in thousands)

Common stock                                           $ 7,932     $ 7,932
Surplus                                                  8,989       8,989
Retained earnings                                       12,622      10,709
Net unrealized gain on investment
  securities available-for-sale                             97         268
                                                       -------     -------
Total stockholders' equity                             $29,640     $27,898
                                                       =======     =======



     The Financial Accounting Standards Board's Statement No. 115 stipulates that the net unrealized holding gain or loss on investment securities available-for-sale be reported as a component of stockholders' equity. At year end 1996, Croghan held $39,798,000 in available-for-sale securities with a net unrealized holding gain of $97,000. This compares to 1995 year-end holdings of $29,341,000 with a net unrealized holding gain of $268,000.

     Croghan's capital structure is subject to minimum capital ratios established by the Federal Reserve Board. To be considered "well capitalized" by the regulators an institution must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1996, Croghan was in the "well capitalized" category with a Tier I risk-based capital ratio of 9.4% and a total risk-based capital ratio of 10.7%.

LIQUIDITY

     Croghan's primary sources of liquidity are derived from its core deposit base and stockholders' equity position. Secondary liquidity is provided by actively managing the investment portfolio and the ability to borrow funds from correspondent banks under established lines of credit.

     Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and to fund possible customer deposit account withdrawals. At December 31, 1996, liquid assets in the form of cash, due from banks, and federal funds sold totalled $16,094,000 or 4.7% of total assets. These highly liquid assets, in addition to an evenly staggered maturity schedule within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.

     The liquidity needs of the Parent Company, primarily the need to pay quarterly cash dividends to shareholders and make debt service payments to NBD Bank, are funded by upstream-dividends from the Bank subsidiary. Dividends paid to the Parent Company by the Bank for such purposes totalled $1,667,000 in 1996, $987,000 in 1995, and $612,000 in 1994. Additionally, a special 1996 dividend approved by the regulatory agencies of $15,630,000 was declared to assist in funding the purchase of Union.

     As previously noted, Croghan is indebted to NBD Bank in the amount of $4,063,000 with $650,000 of that amount due in 1997. Management is confident that Croghan's liquidity will be sufficient to fund its daily operating needs, make debt service payments, and provide for future dividend payments.

INTEREST RATE SENSITIVITY

     Interest rate sensitivity measures the potential net income exposure that could result from changes in market interest rates. Croghan, as with all financial institutions, assumes interest rate risk as an integral part of its operations. The following table divides interest-bearing assets and liabilities at December 31, 1996 into repricing categories. An amount, or "GAP", is then measured between the repricing assets and repricing liabilities within each category.

     As noted in the table, Croghan is in a liability-sensitive position in the less-than-one-year period with $98,595,000 more liabilities than assets repricing during the period. In a rising rate environment, this negative gap position would generally result in decreased net interest income; conversely, in a falling rate environment, this negative gap position would generally result in increased net interest income. Croghan has adopted an asset/liability management policy that provides for a framework to quantify and monitor its interest rate risk, to reduce the inherent risk associated with changing interest rates, to provide for liquidity needs, and to maximize net income by effectively managing net interest yield.

                                                         1 year
                                            Less than    through       Over
                                              1 year     5 years      5 years
                                                   (Dollars in thousands)

Interest-earning assets:
  Federal funds sold                         $  4,550    $   -        $  -
  Investment securities                        25,842      39,672       9,016
  Loans                                       104,254      67,503      58,241
                                             --------    --------     -------
    Total earning assets                      134,646     107,175      67,257

Interest-bearing liabilities:
  Savings, NOW and Money Market deposits      110,664        -           -
  Time deposits                               112,475      40,488         108
  Federal funds purchased                       6,039        -           -
  Other borrowings                              4,063       2,500        -
                                             --------    --------     -------
    Total interest-bearing liabilities        233,241      42,988         108

Interest sensitivity GAP                      (98,595)     64,187      67,149
                                             --------    --------     -------
Cumulative GAP                               $(98,595)   $(34,408)    $32,741
                                             ========    ========     =======
Cumulative earning assets/cumulative
        interest-bearing liabilities             57.7%       87.5%      111.8%
                                                 ====        ====       =====

Clifton
Gunderson Ltd.
Certified Public Accountants & Consultants




                          Independent Auditor's Report




Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio


We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, stockholders' equity and cash flows of Croghan Bancshares, Inc. and subsidiary for the year ended December 31, 1994 were audited by other auditors whose report dated January 10, 1995, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in the Summary of Significant Accounting Policies and Note 2, the Corporation changed in 1994 its method of accounting for investment securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".


                                        /s/ CLIFTON GUNDERSON LTD.


Toledo, Ohio
January 10, 1997


                                                            Members of
                                                              NEXIA
                                                          International

                                                        American Institute
                                                       of Certified Public
                                                           Accountants

CROGHAN BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                    ASSETS                                                           1996            1995
                                                                          (Dollars in thousands, except par value)
CASH AND CASH EQUIVALENTS
  Cash and due from banks                                                          $ 11,543        $  7,819
  Interest-bearing deposits in other banks                                                1            --
  Federal funds sold                                                                  4,550            --
                                                                                   --------        --------

      Total cash and cash equivalents                                                16,094           7,819
                                                                                   --------        --------
INVESTMENT SECURITIES
  Available-for-sale, at market value                                                39,798          29,341
  Held-to-maturity, at amortized cost, market value of
    $36,716 in 1996 and $43,791 in 1995                                              36,683          43,610
                                                                                   --------        --------

      Total investment securities                                                    76,481          72,951
                                                                                   --------        --------
LOANS                                                                               230,647         159,970
  Less:  Allowance for possible loan losses                                           3,368           2,614
                                                                                   --------        --------
      Net loans                                                                     227,279         157,356
                                                                                   --------        --------
BANK PREMISES AND EQUIPMENT, NET                                                      7,769           4,215
ACCRUED INTEREST RECEIVABLE                                                           2,580           2,205
GOODWILL AND OTHER INTANGIBLE ASSET                                                   9,310            --
OTHER ASSETS                                                                            655             972
                                                                                   --------        --------
TOTAL ASSETS                                                                       $340,168        $245,518
                                                                                   ========        ========
          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits:
      Demand, non-interest bearing                                                 $ 31,575        $ 24,938
      Savings, including NOW and Money Market Deposit accounts                      110,664          77,622
      Time                                                                          153,071         105,316
                                                                                   --------        --------
        Total deposits                                                              295,310         207,876

    Federal funds purchased and securities sold under repurchase agreements           6,039           5,512
    Borrowed funds                                                                    6,563           2,500
    Dividends payable                                                                   285             285
    Accrued interest, taxes and other expenses                                        2,331           1,447
                                                                                   --------        --------
        Total liabilities
                                                                                    310,528         217,620
                                                                                   --------        --------
STOCKHOLDERS' EQUITY
  Common stock, $12.50 par value.  Authorized 3,000,000 shares in 1996
    and 650,000 shares in 1995; issued and outstanding 634,526 shares                 7,932           7,932
  Surplus                                                                             8,989           8,989
  Retained earnings                                                                  12,622          10,709
  Net unrealized holding gain on investment securities available-for-sale,
    net of related income taxes                                                          97             268
                                                                                   --------        --------
      Total stockholders' equity
                                                                                     29,640          27,898
                                                                                   --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $340,168        $245,518
                                                                                   ========        ========


    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Years Ended December 31,
                                                                      1996           1995            1994
                                                                (Dollars in thousands, except per share data)
INTEREST INCOME
    Interest and fees on loans                                      $ 16,700       $ 13,860       $ 12,076
    Interest and dividends on investment securities:
      U.S. Treasury securities                                         2,150          2,141          2,013
      Obligations of U.S. Government agencies and corporations         1,395          1,034            854
      Obligations of states and political subdivisions                   576            511            669
      Other securities                                                   298            351            288
    Interest on federal funds sold                                       166            179             91
                                                                    --------       --------       --------
        Total interest income                                         21,285         18,076         15,991
                                                                    --------       --------       --------


INTEREST EXPENSE
    Interest on deposits                                               8,897          7,168          6,123
    Interest on other borrowings                                         407            241            183
                                                                    --------       --------       --------
        Total interest expense                                         9,304          7,409          6,306
                                                                    --------       --------       --------
        Net interest income                                           11,981         10,667          9,685

PROVISION FOR LOAN LOSSES                                                160            120            330
                                                                    --------       --------       --------
        Net interest income after provision for loan losses           11,821         10,547          9,355
                                                                    --------       --------       --------

NON-INTEREST INCOME
    Trust income                                                         268            242            215
    Service charges on deposit accounts                                  637            539            518
    Loss on sale of investment securities                                (22)           (50)          (113)
    Gain on sale of student loan portfolio                              --              109           --
    Other operating income                                               431            286            156
                                                                    --------       --------       --------
        Total non-interest income                                      1,314          1,126            776
                                                                    --------       --------       --------

NON-INTEREST EXPENSES
    Salaries, wages and employee benefits                              4,902          4,009          3,738
    Net occupancy expense of bank premises                               474            398            401
    Amortization of goodwill and other intangible asset                  266           --             --
    Other operating expenses                                           2,952          2,553          2,688
                                                                    --------       --------       --------
        Total non-interest expenses                                    8,594          6,960          6,827
                                                                    --------       --------       --------
        Income before federal income taxes
                                                                       4,541          4,713          3,304

FEDERAL INCOME TAXES                                                   1,486          1,444            917
                                                                    --------       --------       --------
NET INCOME                                                          $  3,055       $  3,269       $  2,387
                                                                    ========       ========       ========

NET INCOME PER SHARE, based on 634,526 shares                       $   4.81       $   5.15       $   3.76
                                                                    ========       ========       ========




         These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           Years Ended December 31, 1996, 1995, and 1994
                                                                                                                             Net
                                                                                                                          unrealized
                                                                    Common stock                           Retained        holding
                                                                 Shares        Amount        Surplus       earnings      gain (loss)
                                                                           (Dollars in thousands, except per share data)


BALANCE AT DECEMBER 31, 1993                                     317,263      $  3,966      $ 12,955       $  6,937       $   --

Cumulative effect at January 1, 1994 of change in accounting
    for investment securities, net of related income taxes          --            --            --             --               45

Net income for 1994                                                 --            --            --            2,387           --

Change in net unrealized holding gain (loss) for 1994,
    net of related income taxes                                     --            --            --             --             (327)

Cash dividends declared, $1.315 per share                           --            --            --             (834)          --
                                                                --------      --------      --------       --------       --------

BALANCE AT DECEMBER 31, 1994                                     317,263         3,966        12,955          8,490           (282)

Net income for 1995                                                 --            --            --            3,269           --

Transfer for two-for-one stock split                             317,263         3,966        (3,966)          --             --

Change in net unrealized holding gain (loss) for 1995,
    net of related income taxes                                     --            --            --             --              550

Cash dividends declared, $1.655 per share                           --            --            --           (1,050)          --
                                                                --------      --------      --------       --------       --------
BALANCE AT DECEMBER 31, 1995                                     634,526         7,932         8,989         10,709            268

Net income for 1996                                                 --            --            --            3,055           --

Change in net unrealized holding gain (loss) for 1996,
    net of related income taxes                                     --            --            --             --             (171)

Cash dividends declared, $1.80 per share                            --            --            --           (1,142)          --
                                                                --------      --------      --------       --------       --------
BALANCE AT DECEMBER 31, 1996                                     634,526      $  7,932      $  8,989       $ 12,622       $     97
                                                                ========      ========      ========       ========       ========



    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                    Years Ended December 31,
                                                                                               1996          1995           1994
                                                                                                    (Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                               $  3,055      $  3,269      $  2,387
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                               740           342           329
      Provision for loan losses                                                                   160           120           330
      Deferred federal income taxes                                                                54            14             5
      FHLB stock dividends                                                                        (68)          (88)         --
      Net amortization of investment security premiums and discounts                               89           130           386
      Loss on sale of investment securities                                                        22            50           113
      Gain on sale of student loan portfolio                                                     --            (109)         --
      Loss (gain) on sale of equipment                                                              9            (1)            1
      Decrease (increase) in accrued interest receivable                                          543           (40)         (106)
      Decrease (increase) in other assets                                                         333          (219)          160
      Increase in accrued interest, taxes and other expenses                                      190           394            83
                                                                                             --------      --------      --------
          Net cash provided by operating activities                                             5,127         3,862         3,688
                                                                                             --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Union Bancshares Corp., net of $6,213 cash and cash equivalents acquired      (14,087)         --            --
    Purchases of investment securities:
      Available-for-sale                                                                      (12,997)      (13,982)      (20,871)
      Held-to-maturity                                                                         (5,020)      (18,177)       (9,928)
    Proceeds from maturities of investment securities                                          29,096        25,313        31,428
    Proceeds from sales of available-for-sale investment securities                            15,307         6,938         6,885
    Proceeds from sale of loans                                                                   487         3,903          --
    Net increase in loans                                                                      (9,806)       (8,766)      (10,017)
    Capital expenditures                                                                         (309)         (291)         (173)
    Proceeds from sale of equipment                                                                11             2          --
                                                                                             --------      --------      --------
          Net cash provided by (used in) investing activities                                   2,682        (5,060)       (2,676)
                                                                                             --------      --------      --------

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                               Years Ended December 31,
                                                                                           1996          1995         1994
                                                                                               (Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in total deposits                                           $ (2,982)     $  2,086      $   (283)
    Increase (decrease) in federal funds purchased and securities sold
      under repurchase agreements                                                            527          (125)            8
    Proceeds from borrowed funds                                                           4,063          --           2,500
    Cash dividends paid                                                                   (1,142)         (987)       (1,009)
                                                                                        --------      --------      --------
            Net cash provided by financing activities                                        466           974         1,216
                                                                                        --------      --------      --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           8,275          (224)        2,228

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                             7,819         8,043         5,815
                                                                                        --------      --------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $ 16,094      $  7,819      $  8,043
                                                                                        ========      ========      ========
SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
      Interest                                                                          $  9,312      $  7,215      $  6,258
                                                                                        ========      ========      ========

      Federal income taxes                                                              $  1,400      $  1,474      $    933
                                                                                        ========      ========      ========

    Non-cash investing activities:
      Transfer of available-for-sale securities                                         $   --        $   --        $ 21,365
                                                                                        ========      ========      ========

      Transfer of loans to other real estate                                            $     79      $   --        $   --
                                                                                        ========      ========      ========

      Change in net unrealized holding gain (loss) on available-for-sale securities     $   (259)     $    834      $   (496)
                                                                                        ========      ========      ========



    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Croghan Bancshares, Inc. (the "Corporation") was incorporated on September 27, 1983 in the State of Ohio. The Corporation is a bank holding company and has one wholly-owned subsidiary, The Croghan Colonial Bank (the "Bank"). The Corporation, through its subsidiary, operates in one industry segment, the commercial banking industry. The Bank, an Ohio chartered bank organized in 1888, has its main office in Fremont, Ohio and has branch offices located in Fremont, Bellevue, Clyde, Green Springs, and Monroeville, Ohio. The Bank's primary source of revenue is providing loans to customers primarily located in Sandusky County, the Village of Green Springs, and the northwest portion of Huron County which includes the City of Bellevue and Village of Monroeville. Such customers are predominantly small and middle-market businesses and individuals. See Note 1 regarding the 1996 acquisition of Union Bancshares Corp.

Significant accounting policies followed by the Corporation in preparing its consolidated financial statements are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. The most significant areas involving the use of management's estimates and assumptions are the allowance for possible loan losses, the determination and carrying value of impaired loans, depreciation of bank premises and equipment, and the carrying value and amortization of goodwill. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank established a trust department in 1990 and the assets held by the Bank in fiduciary or agency capacities for its customers are not included in the consolidated balance sheets as such items are not assets of the Bank.

CASH AND CASH EQUIVALENTS

The Bank is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance for the years ended December 31, 1996 and 1995 approximated $1,750,000 and $1,400,000, respectively.

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in other banks and federal funds sold which mature overnight or within three days.

INVESTMENT SECURITIES

In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Statement 115, which was effective for fiscal years beginning after December 15, 1993, was adopted by the Bank effective January 1, 1994. Statement 115 requires the Bank's investment securities to be designated as held-to-maturity, trading, or available-for-sale. Securities designated as held-to-maturity are carried at their amortized cost. Trading securities are carried at market value and unrealized gains and losses, net of applicable income taxes, are recognized in current income. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Securities designated as available-for-sale are also carried at market value, but unrealized gains and losses, net of applicable income taxes, on such securities are recognized as a separate component of stockholders' equity. The Bank has no investment securities classified as trading securities.

Gains and losses on sales of investment securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income.

In October, 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". The Bank does not hold any "derivative financial instrument" as defined in Statement 119. The Bank does make fixed-rate loan commitments for short periods of time during the course of its normal operations, however, such commitments are not material at any point in time.

LOANS

Loans are stated at their principal amount, adjusted for loan fees and costs and net of an allowance for possible loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

Mortgage loans held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" in May, 1993, which addresses accounting and reporting for impaired loans. In October, 1994, Statement 114 was amended by Statement 118. Statement 114 requires the Bank to measure its investment in an impaired loan, as defined in Statement 114, based on one of the following three methods: the observable market price of the loan, the fair value of the collateral if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan's effective interest rate. The Bank adopted Statement 114, effective January 1, 1995, and such adoption did not have a significant effect on the consolidated financial statements.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The determination of the balance of the allowance for possible loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses. Such analysis, which is done on a quarterly basis, is based on the character of the loan portfolio, value of any underlying collateral, current economic conditions, past loan loss experience, and such other factors as management believes requires current recognition in estimating possible loan losses. Various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

NONPERFORMING ASSETS

Nonperforming assets represent loans for which the accrual of interest has been discontinued, loans accruing interest but contractually past due ninety days or more, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition, and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Loans are generally placed on a nonaccrual basis when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued, but not collected, is charged against current interest income. Income on such loans is then recognized only to the extent that cash is received and where future collections of principal are probable.

Other real estate owned represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for possible loan losses. Subsequent write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost, less accumulated depreciation. Routine maintenance and repairs are charged to expense as incurred, and expenditures which materially increase values or extend useful lives are capitalized. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income.

Depreciation is based on the estimated useful lives of the respective assets and is computed using both accelerated and straight-line methods.

INTANGIBLE ASSETS

Goodwill

Goodwill arising from the purchase of Union Bancshares Corp. is being amortized on a straight-line basis over a period of 15 years.

Loan Servicing

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated based upon quoted market prices.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

FEDERAL INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance provided for that portion of the asset for which it is more likely than not that it will not be realized.

The Corporation and the Bank are not currently subject to state and local income taxes.

PER SHARE DATA

Income per share is computed based on the weighted average number of shares of common stock outstanding during each year, after restatement for stock dividends. Dividends per share is based on the number of shares outstanding at the declaration date, after restatement for stock dividends.








            This information is an integral part of the accompanying
                       consolidated financial statements.

CROGHAN BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACQUISITION

On August 1, 1996, the Corporation acquired for cash of $20,227,000 all of the outstanding shares of Union Bancshares Corp. ("Union"). Union's principal subsidiary was The Union Bank and Savings Company, an Ohio banking corporation with offices in Bellevue, Clyde, and Monroeville, Ohio. Union and its subsidiaries were subsequently merged into the Corporation or the Bank. The transaction was accounted for as a purchase. Accordingly, the results of operations of Union have been included in the 1996 consolidated results of the Corporation from the date of acquisition.

The fair value of the assets and liabilities acquired were $102,276,000 and $91,545,000, respectively. The major assets acquired were $30,260,000 of investment securities and $60,841,000 of loans. The major liability assumed was $90,475,000 of deposits. The purchase price, including direct costs of the acquisition amounting to $73,000, exceeded the fair value of the net assets acquired by $9,569,000 and was assigned to goodwill which is being amortized over a period of 15 years.

The following unaudited pro forma financial information combines the historical consolidated statements of operations of the Corporation and Union as if the acquisition had become effective at the beginning of each period prescribed. The unaudited pro forma amounts are not necessarily indicative of what would have occurred or will occur in the future:

                                                   1996             1995
                                                   (Dollars in thousands,
                                                   except per share data)

Net interest income                               $13,682         $13,725
                                                  =======         =======

Net income                                        $ 2,775         $ 3,139
                                                  =======         =======

Net income per share                              $  4.37         $  4.95
                                                  =======         =======

NOTE 2 - INVESTMENT SECURITIES

As of January 1, 1994, the Bank adopted the provisions of Statement 115 and as a result investment securities with an amortized cost of $21,365,000 and a market value of $21,433,000 were transferred from held-to-maturity to available-for-sale, resulting in a net unrealized holding gain of $45,000, net of federal income taxes of $23,000. At December 31, 1995, a net unrealized holding gain of $268,000, net of federal income taxes of $138,000, was recognized. At December 31, 1996, a net unrealized holding gain of $97,000, net of federal income taxes of $50,000, was recognized.

The amortized cost and market value of investment securities as of December 31, 1996 and 1995 are as follows:

                                                                        1996                  1995
                                                              Amortized     Market    Amortized    Market
                                                                 cost       value        cost       value
                                                                           (Dollars in thousands)
Available-for-sale:
  U.S. Treasury securities                                     $31,436     $31,548     $28,935     $29,341
  Obligations of U.S. Government agencies and corporations       7,711       7,740        --          --
  Obligations of states and political subdivisions                 504         510        --          --
                                                               -------     -------     -------     -------
     Total available-for-sale                                   39,651      39,798      28,935      29,341
                                                               -------     -------     -------     -------
Held-to- maturity:
  U.S. Treasury securities                                       1,000       1,004       6,016       6,013
  Obligations of U.S. Government agencies and corporations      16,947      16,902      21,557      21,624
  Obligations of states and political subdivisions              15,186      15,248      11,367      11,438
  Other securities                                               3,550       3,562       4,670       4,716
                                                               -------     -------     -------     -------
     Total held-to-maturity                                     36,683      36,716      43,610      43,791
                                                               -------     -------     -------     -------
Total                                                          $76,334     $76,514     $72,545     $73,132
                                                               =======     =======     =======     =======

A summary of unrealized gains and losses on investment securities at December 31, 1996 and 1995 follows:

                                                                        1996                    1995
                                                                 Gross        Gross      Gross        Gross
                                                               unrealized  unrealized  unrealized   unrealized
                                                                 gains       losses      gains       losses
                                                                             (Dollars in thousands)
Available-for-sale:
  U.S. Treasury securities                                        $154        $ 42        $406        $ -
  Obligations of U.S. Government agencies and corporations         106          77          -           -
  Obligations of states and political subdivisions                   6          -           -           -
                                                                  ----        ----        ----        ----
   Total available-or-sale                                         266         119         406          -
                                                                  ----        ----        ----        ----
Held-to-maturity:
  U.S. Treasury securities                                           4          -           17          20
  Obligations of U.S. Government agencies and corporations          23          68         101          34
  Obligations of states and political subdivisions                  87          25          97          26
  Other securities                                                  13           1          47           1
                                                                  ----        ----        ----        ----
   Total held-to-maturity                                          127          94         262          81
                                                                  ----        ----        ----        ----
Total                                                             $393        $213        $668        $ 81
                                                                  ====        ====        ====        ====

The amortized cost and market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Available-for-sale         Held-to-maturity
                                             Amortized      Market      Amortized     Market
                                                cost        value         cost        value
                                                           (Dollars in thousands)

Due in one year or less                       $14,486      $14,553      $ 9,205      $ 9,251
Due after one year through five years          17,279       17,395       20,890       20,897
Due after five years through ten years          2,513        2,503        3,440        3,429
Over ten years                                  5,373        5,347        1,197        1,188
Other securities having no maturity date         --           --          1,951        1,951
                                              -------      -------      -------      -------
Total                                         $39,651      $39,798      $36,683      $36,716
                                              =======      =======      =======      =======

Investment securities with an amortized cost of $41,476,000 at December 31, 1996 and $25,580,000 at December 31, 1995 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from sales of investment securities during 1996 amounted to $15,307,000 and related entirely from sales of available-for-sale securities, resulting in gross realized gains and losses of $49,000 and $71,000, respectively. Proceeds from sales of investment securities during 1995 amounted to $6,938,000 and related entirely from sales of available-for-sale securities, resulting in gross realized gains and losses of $6,000 and $56,000, respectively. Proceeds from sales of investment securities during 1994 amounted to $6,885,000 and related entirely from sales of available-for-sale securities, resulting in gross realized losses of $113,000.

Other securities consist of corporate obligations and investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank stock amounted to $1,190,000 and $798,000 at December 31, 1996 and 1995, respectively. The investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 and $195,000 at December 31, 1996 and 1995, respectively.

NOTE 3 - LOANS

Loans at December 31, 1996 and 1995 consist of the following:

                                                         1996            1995
                                                        (Dollars in thousands)

Commercial, financial and agricultural                 $ 33,574        $ 24,830
Real estate - residential mortgage                      103,389          75,109
Real estate - non-residential mortgage                   53,457          30,375
Real estate - construction                                1,239           2,585
Consumer                                                 36,440          25,150
Credit card                                               2,548           1,921
                                                       --------        --------
Total                                                  $230,647        $159,970
                                                       ========        ========


Fixed rate loans totalled $101,726,000 at December 31, 1996 and $73,995,000 at December 31, 1995.

The Bank's investment in impaired loans totalled $700,000 at December 31, 1996 and $902,000 at December 31, 1995, including $149,000 and $155,000, respectively, of such loans for which an allowance for possible loan losses has been provided and $551,000 and $747,000, respectively, for which no allowance for possible loan losses has been provided. The following is a summary of the activity in the allowance for possible loan losses for impaired loans, which is included in the Bank's total allowance for possible loan losses, for the years ended December 31, 1996 and 1995:

                                                 1996       1995
                                                (Dollars in thousands)

Balance at beginning of year                     $ 76       $ 94
Loans charged-off                                 --         (18)
Reduction for loan pay-downs                       (1)       --
                                                 ----       ----
Balance at end of year                           $ 75       $ 76
                                                 ====       ====

The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 totalled $932,000 and $1,034,000, respectively. Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days delinquent unless it is well collateralized and in the process of collection. For nonaccrual loans, interest income is recorded on a cash basis as long as future collections of principal are probable. Interest income recognized on impaired loans for the years ended December 31, 1996 and 1995 amounted to $98,000 and $73,000, respectively, including $92,000 and $68,000, respectively, which was recognized on a cash basis.

The amount of loans on a nonaccrual of interest basis at December 31, 1996 and 1995 totalled $649,000 and $845,000, respectively. The impact on interest income of such nonaccrual loans was not significant. None of the loans to directors and executive officers at December 31, 1996 or 1995 were on a nonaccrual basis.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans totalled $8,451,000 and $7,345,000 at December 31, 1996 and 1995,
respectively. The following is a summary of activity during 1996 and 1995 for such loans:



                          Balance at                           Balance
                           beginning  Additions   Repayments    at end
                                      (Dollars in thousands)

1996                        $7,345      $9,862      $8,756      $8,451
                            ======      ======      ======      ======

1995                        $7,275      $9,713      $9,643      $7,345
                            ======      ======      ======      ======

During 1995, the Bank sold its student loan portfolio aggregating $3,794,000, resulting in a gain from sale of $109,000.

The Bank began selling loans in 1996 in the secondary market and retaining the servicing. Mortgage loans serviced for others, which are not included in the consolidated balance sheet, amounted to $493,000 at December 31, 1996. The asset relating to mortgaging servicing rights, net of amortization, amounted to $7,000 at December 31, 1996. There were no loans available for sale at December 31, 1996.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, the Village of Green Springs, and the northwest portion of Huron County. As of December 31, 1996 and 1995, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and amounted to $11,146,000 and $6,010,000, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

The following represents a summary of the activity in the allowance for possible loan losses for the years ended December 31, 1996, 1995 and 1994:

                                                    1996         1995           1994
                                                         (Dollars in thousands)

Balance at beginning of year                      $ 2,614       $ 2,357       $ 2,238
Provision charged to operations                       160           120           330
Addition resulting from acquisition of Union          711          --            --
Loans charged-off                                    (428)         (138)         (272)
Recoveries of loans charged-off                       311           275            61
                                                  -------       -------       -------
Balance at end of year                            $ 3,368       $ 2,614       $ 2,357
                                                  =======       =======       =======

NOTE 5 - BANK PREMISES AND EQUIPMENT

The following is a summary of bank premises and equipment at December 31, 1996 and 1995:

                                        1996         1995
                                     (Dollars in thousands)

Land and improvements                 $ 1,028      $   635
Buildings                               7,963        4,989
Equipment                               3,207        2,582
                                      -------      -------
                                       12,198        8,206
Accumulated depreciation                4,429        3,991
                                      -------      -------
Bank premises and equipment, net      $ 7,769      $ 4,215
                                      =======      =======

Depreciation expense amounted to $474,000 in 1996, $342,000 in 1995 and $329,000 in 1994.

NOTE 6 - DEPOSITS

Time deposits at December 31, 1996 and 1995 include individual deposits of $100,000 and over which amounted to $28,027,000 and $12,611,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,112,000 for 1996, $501,000 for 1995 and $360,000 for 1994.

At December 31, 1996, the scheduled maturities of time deposits were as follows (dollars in thousands):

1997                               $ 79,487
1998                                 40,715
1999                                 20,869
2000                                  8,039
2001                                  2,498
2002 and after                        1,463
                                   --------
Total                              $153,071
                                   ========

NOTE 7 - OTHER BORROWINGS

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Such balance amounted to $6,039,000 at December 31, 1996 and $5,512,000 at December 31, 1995.
Additional information concerning federal funds purchased and securities sold under repurchase agreements is summarized as follows:

                                                            1996          1995
                                                          (Dollars in thousands)

Average balance during the year                            $2,206        $1,994

Average interest rate during the year                        4.17%         3.26%

Maximum month-end balance during the year                  $6,039        $5,512
                                                           ======        ======

At December 31, 1996 and 1995, borrowed funds consisted of the following:

                                                                           1996        1995
                                                                        (Dollars in thousands)
Federal Home Loan Bank:
  Secured note, with interest at a 7.00% fixed rate                       $1,000      $1,000
  Secured note, with interest at a 7.10% fixed rate                        1,500       1,500
                                                                          ------      ------
                                                                           2,500       2,500
                                                                          ------      ------
NBD Bank:
  Term secured note, with interest at a 7.75% variable rate                3,413        --
  Revolving secured note, with interest at a 7.75% variable rate             650        --
                                                                          ------      ------
                                                                           4,063        --
                                                                          ------      ------
Total borrowed funds                                                      $6,563      $2,500
                                                                          ======      ======

The Federal Home Loan Bank notes stipulate interest payable on a monthly basis, with principal due in April, 1999. Stock in the Federal Home Loan Bank of Cincinnati totalling $1,190,000 at December 31, 1996 and $798,000 at December 31, 1995, and all eligible mortgage loans, are pledged as collateral on the notes.

The NBD Bank term note requires interest and principal payable on a quarterly basis, with the balance of the note due in July, 1999. The NBD Bank revolving note requires interest payable on a quarterly basis, with the balance of the note due in August, 1997. Stock in The Croghan Colonial Bank is pledged as collateral on the NBD Bank notes.

NOTE 8 - COMMON STOCK

At the annual meeting of shareholders held on May 14, 1996, the shareholders approved an amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock from 650,000 to 3,000,000 shares.

On May 9, 1995, the Board of Directors declared a two-for-one stock split (stock split effected in the form of a 100% stock dividend) to shareholders of record as of May 22, 1995, payable on June 2, 1995. Since the par value of the shares was not adjusted, the stock dividend was recorded at the par value of the additional 317,263 shares issued through a transfer of $3,966,000 from surplus to common stock.

All per share amounts included in the consolidated financial statements and the notes thereto are based on the increased number of shares giving retroactive effect to the 1995 stock split.

NOTE 9 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 1996, 1995 and 1994:

                                        1996         1995        1994
                                            (Dollars in thousands)

FDIC insurance                         $    3      $  237      $  463
Equipment                                 604         439         360
State franchise and other taxes           477         385         366
Postage, stationery, and supplies         423         339         321
Other                                   1,445       1,153       1,178
                                       ------      ------      ------
Total other operating expenses         $2,952      $2,553      $2,688
                                       ======      ======      ======

The reduction in the FDIC insurance expense in 1996 and 1995 reflects the action taken by the FDIC's Board of Directors to reduce insurance premiums charged to commercial banking institutions.

NOTE 10 - FEDERAL INCOME TAXES

Total income tax expense (benefit) for 1996, 1995 and 1994 was allocated as follows:

                              1996          1995         1994
                                  (Dollars in thousands)

Income from operations      $ 1,486       $ 1,444      $   917
Stockholders' equity            (88)          283         (146)
                            -------       -------      -------
Total                       $ 1,398       $ 1,727      $   771
                            =======       =======      =======

Federal income tax expense allocated to operations consisted of the following for 1996, 1995 and 1994:

                       1996        1995        1994
                          (Dollars in thousands)

Current expense       $1,432      $1,430      $  912
Deferred expense          54          14           5
                      ------      ------      ------
Total                 $1,486      $1,444      $  917
                      ======      ======      ======

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

                                                                     1996         1995           1994
                                                                          (Dollars in thousands)

Expected tax using statutory tax rate of 34%                       $ 1,544       $ 1,602       $ 1,123
Increase (decrease) in tax resulting from:
  Tax-exempt income on state and municipal securities and
    political subdivision loans                                       (217)         (187)         (241)
  Interest expense associated with carrying certain state and
    municipal securities and political subdivision loans                32            26            28
Amortization of goodwill                                                90          --            --
        Other, net                                                      37             3             7
                                                                   -------       -------       -------
Total                                                              $ 1,486       $ 1,444       $   917
                                                                   =======       =======       =======

The deferred federal income tax expense of $54,000 for 1996, $14,000 for 1995 and $5,000 for 1994 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                  1996          1995
                                                                (Dollars in thousands)
Deferred tax assets:
  Allowance for possible loan losses                            $   717       $   647
  Accrued health insurance claims                                    15            20
  Accrued vacation pay                                               88            61
  Other                                                              17            21
                                                                -------       -------
    Total deferred tax assets                                       837           749
                                                                -------       -------
Deferred tax liabilities:
  Unrealized holding gain on securities available-for-sale          (50)         (138)
  Depreciation of bank premises and equipment                      (183)         (142)
  Discount accretion on investment securities                       (52)          (36)
  Pension costs                                                     (71)         (119)
  Deferred loan costs                                              (114)          (56)
  Purchase accounting basis difference                             (556)         --
  Other                                                            (113)          (30)
                                                                -------       -------
    Total deferred tax liabilities                               (1,139)         (521)
                                                                -------       -------
Net deferred tax assets (liabilities)                           $  (302)      $   228
                                                                =======       =======

The net deferred tax liabilities at December 31, 1996 are included in accrued interest, taxes and other expenses and the net deferred tax assets at December 31, 1995 are included in other assets in the consolidated balance sheets.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Therefore, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 1996 and 1995.

NOTE 11 - RETIREMENT PLANS

The Bank sponsors a noncontributory defined benefit retirement plan (the "Croghan Plan") for all full-time employees who work 1,000 or more hours per year, have one year of service and have attained the age of 21. Benefits under the Plan are based on the employee's years of service and compensation during the years immediately preceding retirement. The Bank's funding policy is to contribute annually an amount between the minimum and maximum amount deductible for federal income tax purposes. Contributions to the Croghan Plan were $275,000 for each of the plan years ended August 31, 1996 and 1995.

The employees of Union were also covered by a noncontributory defined benefit retirement plan (the "Union Plan") covering substantially all employees. Benefits under this plan are based on the employee's years of service and compensation. Union's funding policy was to contribute annually an amount that could be deducted for federal income tax purposes. The contribution for the plan year beginning October 1, 1995 was $155,000. The Union Plan was assumed by the Bank as part of the acquisition described in Note 1.

In September, 1996, the Board of Directors of the Bank authorized the termination of both retirement plans. This action resulted in a pretax curtailment loss of $395,000 from the Croghan Plan and a pretax curtailment gain of $342,000 from the Union Plan. Such amounts were determined under the provisions of Financial Accounting Standards Board Statement No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and Termination Benefits". Final settlement of both plans is expected in 1997. Also in 1996, the Board of Directors of the Bank approved the adoption of the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan, to be effective January 1, 1997.

Pension expense of $225,000, $134,000, and $117,000 was recognized in 1996, 1995 and 1994, respectively. These amounts are included in salaries, wages and employee benefits in the accompanying consolidated statements of operations. The components of pension expense are as follows:

                                                        1996       1995         1994
                                                           (Dollars in thousands)

Service cost - benefits earned during the period       $ 208       $ 164       $ 157
Interest cost on the projected benefit obligation        250         166         150
Actual return on plan assets                            (271)       (329)        (50)
Net curtailment loss                                      53        --          --
Net amortization and deferral                            (15)        133        (140)
                                                       -----       -----       -----
Total                                                  $ 225       $ 134       $ 117
                                                       =====       =====       =====

The funded status of the plans and amounts recognized in the consolidated balance sheets are as follows (1996 includes both plans; 1995 represents Croghan Plan only):

                                                                                               1996          1995
                                                                                             (Dollars in thousands)
Actuarial present value of projected benefit obligation:
  Accumulated benefit obligation:
    Vested                                                                                   $(4,321)      $(1,827)
    Nonvested                                                                                   --             (68)
Provision for future salary increases                                                           --            (803)
                                                                                             -------       -------
Projected benefit obligation                                                                  (4,321)       (2,698)

Plan assets, at fair value (primarily corporate and government bonds and common stocks)        4,529         2,725
                                                                                             -------       -------
Excess of plan assets over projected benefit obligation                                          208            27
Unrecognized net loss                                                                           --             278
Unrecognized net transition asset                                                               --             (47)
Contributions paid for plan year ending August 31, 1996                                         --             275
                                                                                             -------       -------
Prepaid pension cost, included in other assets at December 31                                $   208       $   533
                                                                                             =======       =======

                                                        1996       1995
Major assumptions used:
  Discount rate                                         7.50%      7.50%
  Rate of increase in compensation levels               4.00%      4.00%
  Expected long-term rate of return on plan assets      7.50%      7.50%

The measurement date was August 31 for the Croghan Plan and September 30 for the Union Plan. While Statement of Financial Accounting Standards No. 87 requires the use of a measurement date of not more than three months prior to the date of the Bank's financial statements (i.e., September 30), the most recent measurements provided by the plan actuary for the Croghan Plan were as of August 31 for both 1996 and 1995. It is the opinion of the plan actuary that plan assets and obligations would not materially differ between August 31 and September 30 of each year.

No other postretirement benefits are offered to retirees.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments.

The Bank's exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

Financial instruments whose contract amount represents credit risk totalled the following amounts at December 31, 1996 and 1995:

                                              Contract amount
                                             1996         1995
                                           (Dollars in thousands)

Commitments to extend credit               $50,933       $37,205
                                           =======       =======

Letters of credit                          $ 1,580       $ 1,663
                                           =======       =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 1996, letters of credit totalling $1,535,000 expire in 1997 and $45,000 expire in 1999. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary. The extent of collateral on these commitments at December 31, 1996 and 1995 approximates 100% of the commitments.

NOTE 13 - REGULATORY MATTERS

The Corporation and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from federal and state banking agencies categorized the Corporation and Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Corporation and Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

The actual capital amounts and ratios of the Corporation and the Bank are also presented in the following table:

                                                                                                           To be
                                                                           For                      "well capitalized"
                                                                         capital                       under prompt
                                                                         adequacy                        corrective
                                                  Actual                 purposes                     action provisions
                                              Amount  Ratio   Amount                   Ratio   Amount                    Ratio
                                                                     (Dollars in thousands)
As of December 31, 1996:
  Total Capital (to Risk-Weighted Assets):
    Consolidated                              $22,937  10.7%  $17,207  greater than or = 8.0%  $21,508  greater than or = 10.0%
    Bank                                       26,856  12.5%   17,207                    8.0%   21,508                    10.0%
  Tier I Capital (to Risk-Weighted Assets):
   Consolidated                               $20,240   9.4%  $ 8,603  greater than or = 4.0%  $12,905  greater than or =  6.0%
   Bank                                        24,159  11.2%    8,603                    4.0%   12,905                     6.0%
  Tier I Capital (to Average Assets):
   Consolidated                               $20,240   6.1%  $ 9,913  greater than or = 3.0%  $16,522  greater than or =  5.0%
   Bank                                        24,159   7.3%   13,218                    4.0%   16,522                     5.0%

On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, $3,745,000 was available for dividends on January 1, 1997, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 14 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 are as follows:

                                 BALANCE SHEETS
                                                                                  1996          1995
                                                                                (Dollars in thousands)
Assets:
  Cash                                                                          $    97      $    98
  Dividends receivable from subsidiary                                              285          285
  Investment in subsidiary                                                       33,560       27,795
  Other assets                                                                       99            5
                                                                                -------      -------
Total assets                                                                    $34,041      $28,183
                                                                                =======      =======
Liabilities:
  Borrowed funds                                                                $ 4,063      $  --
  Dividends payable                                                                 285          285
  Accrued interest payable                                                           53         --
                                                                                -------      -------
       Total liabilities
                                                                                  4,401          285
                                                                                -------      -------
Stockholders' equity:
  Common stock                                                                    7,932        7,932
  Surplus                                                                         8,989        8,989
  Retained earnings                                                              12,622       10,709
  Net unrealized holding gain on investment securities available-for-sale,
    net of related income taxes                                                      97          268
                                                                                -------      -------
       Total stockholders' equity                                                29,640       27,898
                                                                                -------      -------
Total liabilities and stockholders' equity                                      $34,041      $28,183
                                                                                =======      =======


                            STATEMENTS OF OPERATIONS
                                                                          1996            1995          1994
                                                                                 (Dollars in thousands)

Income - dividends from subsidiary                                      $ 17,297       $  1,050      $    834
Expenses - professional fees and other expenses,
  net of federal income tax benefit                                          128              9            11
                                                                        --------       --------      --------
    Income before equity in undistributed net income of subsidiary        17,169          1,041           823

Equity in net income of subsidiary, less dividends                       (14,114)         2,228         1,564
                                                                        --------       --------      --------
Net income                                                              $  3,055       $  3,269      $  2,387
                                                                        ========       ========      ========

Dividends from subsidiary for 1996 include a $15,630,000 special dividend in connection with the purchase of Union Bancshares Corp.

                            STATEMENTS OF CASH FLOWS
                                                                     1996           1995           1994
                                                                           (Dollars in thousands)
Cash flows from operating activities:
  Net income                                                       $  3,055       $  3,269       $  2,387
  Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in net income of subsidiary, less dividends             14,114         (2,228)        (1,564)
      Increase in dividends receivable                                 --              (64)          (222)
      Decrease (increase) in other assets                               (59)             1              3
      Increase in accrued interest payable                               53           --             --
                                                                   --------       --------       --------
         Net cash provided by operating activities                   17,163            978            604
                                                                   --------       --------       --------
Cash flow used in investing activities -
  purchase of Union Bancshares Corp., net of $215 cash
  acquired                                                          (20,085)          --             --
                                                                   --------       --------       --------
Cash flows from financing activities:
  Proceeds from borrowed funds                                       4,063           --             --
  Cash dividends paid                                               (1,142)          (987)        (1,009)
                                                                   --------       --------       --------
         Net cash provided by (used in) financing activities          2,921           (987)        (1,009)
                                                                   --------       --------       --------
         Net decrease in cash                                            (1)            (9)          (405)

Cash at beginning of the year                                            98            107            512
                                                                   --------       --------       --------
Cash at end of the year                                            $     97       $     98       $    107
                                                                   ========       ========       ========

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires that the estimated fair value of financial instruments, as defined by the Statement, be disclosed. Statement 107 also requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments.

The estimated fair values of recognized financial instruments at December 31, 1996 and 1995 are as follows:

                                                           1996                        1995
                                                   Carrying      Estimated     Carrying     Estimated
                                                    amount         value        amount        value
                                                                  (Dollars in thousands)
FINANCIAL ASSETS
  Cash and cash equivalents                        $ 16,094      $ 16,094      $  7,819      $  7,819
  Investment securities                              76,481        76,514        72,951        73,132
  Loans, net                                        227,279       228,716       157,356       158,429
                                                   --------      --------      --------      --------
Total                                              $319,854      $321,324      $238,126      $239,380
                                                   ========      ========      ========      ========

FINANCIAL LIABILITIES
  Deposits                                         $295,310      $295,708      $207,876      $209,588
  Federal funds purchased and securities sold
        under repurchase agreements                   6,039         6,039         5,512         5,512
  Borrowed funds                                      6,563         6,563         2,500         2,500
                                                   --------      --------      --------      --------
Total                                              $307,912      $308,310      $215,888      $217,600
                                                   ========      ========      ========      ========

The above does not include accrued interest receivable; dividends payable; and accrued interest, taxes and other expenses which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 1996 and 1995. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments total $52,513,000 at December 31, 1996 and $38,868,000 at December 31, 1995. Such
amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, deposits in other banks, and federal funds sold) because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

Investment securities:

The fair value of investment securities (both available-for-sale and held-to-maturity) is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.

Loans:

Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on secondary market quotes from various dealers, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

Deposit liabilities:

The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of federal funds purchased and securities sold under repurchase agreements is determined to be the carrying amount since these financial instruments represent obligations which are due on demand. The fair value of borrowed funds is determined to be the carrying amount since the interest rates on such borrowings closely approximate current year end rates.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 16 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 17 - FUTURE CHANGE IN ACCOUNTING PRINCIPLE

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Statement 125 becomes effective for transactions occurring after December 31, 1996, except that certain provisions of Statement 125 have been deferred by Statement 127. Statement 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Statement 125 also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

Statement 125 also requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, Statement 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

Management does not believe the application of Statement 125 to transactions of the Bank that have been typical in the past will materially affect the Corporation's consolidated financial position and results of operations.





            This information is an integral part of the accompanying
                       consolidated financial statements.

DIRECTORS AND OFFICERS OF CROGHAN BANCSHARES, INC.

DIRECTORS---------------------------------------------------------------------

JANET E. BURKETT                        ALBERT C. NICHOLS
 Secretary/Treasurer                     Chairman of the Board of Directors
 Burkett Industries, Inc.                The Croghan Colonial Bank

THOMAS F. HITE                          K. BRIAN PUGH
 President & Chief Executive Officer     President & CEO
 The Croghan Colonial Bank               Clyde Parts Company

JOHN P. (PHIL) KELLER                   CLEMENS J. SZYMANOWSKI
 Vice President, Keller-Ochs-Koch         Retired
 Funeral Home, Inc.

STEPHEN A. KEMPER                       J. TERRENCE WOLFE
 Owner                                   Vice President, Robert F. Wolfe Co.
 Kemper Iron & Metal Company

DANIEL W. LEASE                         CLAUDE E. YOUNG
 President, Wahl Refractories, Inc.      Chairman, Progress Plastic
                                         Products, Inc.

ROBERT H. MOYER                         GARY L. ZIMMERMAN
 Chairman, Mosser Construction, Inc.     Vice President, Swint-Reineck
                                         Hardware, Inc.


OFFICERS----------------------------------------------------------------------

ALBERT C. NICHOLS                       THOMAS F. HITE
Chairman of the Board of Directors       President

JAMES K. WALTER                         ALLAN E. MEHLOW
Vice President, Secretary                Treasurer

DIRECTORS AND OFFICERS OF THE CROGHAN COLONIAL BANK

DIRECTORS --------------------------------------------------------------------

JANET E. BURKETT                        ALBERT C. NICHOLS
 Secretary/Treasurer                     Chairman of the Board of Directors
 Burkett Industries, Inc.                The Croghan Colonial Bank

THOMAS F. HITE                          K. BRIAN PUGH
 President & Chief Executive Officer     President & CEO
 The Croghan Colonial Bank               Clyde Parts Company

JOHN P. (PHIL) KELLER                   CLEMENS J. SZYMANOWSKI
 Vice President, Keller-Ochs-Koch         Retired
 Funeral Home, Inc.

STEPHEN A. KEMPER                       J. TERRENCE WOLFE
 Owner                                   Vice President, Robert F. Wolfe Co.
 Kemper Iron & Metal Company

DANIEL W. LEASE                         CLAUDE E. YOUNG
 President, Wahl Refractories, Inc.      Chairman, Progress Plastic
                                         Products, Inc.

ROBERT H. MOYER                         GARY L. ZIMMERMAN
 Chairman, Mosser Construction, Inc.     Vice President, Swint-Reineck
                                         Hardware, Inc.

                           Directors Emeriti
                  C.C. CHRISMAN        D.W. MILLER
                  T.L. HILTY           D.B. SLESSMAN

OFFICERS----------------------------------------------------------------------
                                 ADMINISTRATIVE

                                ALBERT C. NICHOLS
                       Chairman of the Board of Directors

                                 THOMAS F. HITE
                       President & Chief Executive Officer

CHIEF LENDING OFFICER                   CHIEF OPERATING OFFICER
      WILLIAM C. HENSLEY                      THOMAS F. CAMELLA
        Vice President                          Vice President

COMMERCIAL AND REAL ESTATE LOANS        CONSUMER LOANS
      JAMES K. WALTER                         JOSEPH W. BERGER
        Sr. Vice President                      Assistant Vice President

      JAMES A. DRAEGER                        JACQUELINE L. LILLY
        Vice President/                         Assistant Vice President
        Agricultural Administrator
                                              JEFF D. WILSON
      JAMES R. WALTERS                          Loan Officer
        Vice President
                                              MICHAEL S. WISE
      JEFFREY L. GEARY                          Loan Officer
        Assistant Vice President
                                              GREGG C. COLEMAN
      JEFFERY C. HUBER                          Loan Officer
        Assistant Vice President

      NANCY C. RODDY
        Loan Officer

OFFICERS----------------------------------------------------------------------

TRUST DEPARTMENT                        COMPLIANCE AND SECURITY
      BARRY F. LUSE                           SANDRA S. REED
        Vice President/Trust Officer            Compliance/Security Officer

      NORMA J. COZETTE                  HUMAN RESOURCE
        Trust Operations Officer              PAMELA J. SWINT
                                                Human Resource Manager
AUDIT
      JOHN C. HOFFMAN                   ACCOUNTING
        Auditor                               ALLAN E. MEHLOW
                                                Vice President
      MARK A. LOHRBACH                          Chief Financial Officer
        Loan Review Officer
                                              LAWRENCE R. FULK
OPERATIONS                                       Vice President/Controller
      MICHAEL J. HARTENSTEIN
        Operations Officer              BALLVILLE OFFICE
                                              JAMI L. SEVERS
DEPOSIT ADMINISTRATION                           Branch Manager
      CATHERINE D. KWIATKOWSKI
        Cashier                         GREEN SPRINGS OFFICE
                                            THEODORE J. RUTHERFORD
      ROBERT L. OVERMYER                        Branch Manager/
        Assistant Vice President                Agricultural Representative

MAIN OFFICE                                 MARILYN J. HUMBERT
      DAVID E. JARVIS                           Assistant Cashier/
        Assistant Vice President/               Assistant Branch Manager
        Branch Manager
                                        BELLEVUE OFFICES
WEST SIDE OFFICE                            ROSEMARY L. SCHAFFER
      JOSEPHINE L. WEYER                        Sr. Vice President
        Branch Manager
                                            BRIAN C. LINN
EAST SIDE OFFICE                                Vice President/Branch Manager
      RONALD T. GOEHRING
        Branch Manager                      CLYDE OFFICE
                                                RICHARD E. LAWRIE
      COLEEN O. MILLER                             Branch Manager
        Assistant Cashier/
        Assistant Branch Manager            MONROEVILLE OFFICE
                                              DAVID M. SABO
                                                 Branch Manager