Form 10-K, Exhibit 13
period 1997-12-31
CROGHAN BANCSHARES INC
filed 1998-03-24
CIK 887149

                                                                      Exhibit 13







                            CROGHAN BANCSHARES, INC.

                               1997 ANNUAL REPORT

CROGHAN BANCSHARES, INC.
CONTENTS

Financial Highlights                                             1

Letter to Shareholders                                           2

Description of the Corporation and Common Stock Data             4

Selected Financial Data                                          5

Management's Discussion and Analysis                             6

Independent Auditor's Report                                    15

Consolidated Financial Statements                               16

Directors and Officers                                          38



FINANCIAL HIGHLIGHTS

                                           1997            1996        Percent
                                                                       Change

For the year:
 Net income                          $  3,107,000    $  3,055,000      1.7%
 Income per common share                     4.90            4.81      1.9%
 Dividends per common share                  1.80            1.80      -  %

 Return on average assets                     .94%           1.08%
 Return on average
   stockholders' equity                     10.18%          10.60%

At year end:
 Assets                              $335,040,000    $340,168,000     (1.5)%
 Loans                                239,076,000     230,647,000      3.7%
 Investment securities                 69,664,000      76,481,000     (8.9)%
 Deposits                             289,053,000     295,310,000     (2.1)%
 Stockholders' equity                  31,590,000      29,640,000      6.6%

 Book value per common share         $      49.79    $      46.71      6.6%
 Stockholders' equity to
   total assets                              9.43%           8.71%

 Number of stockholders of record             665             645      3.1%
 Number of full-time equivalent
   employees                                  181             182      -  %



                   Amounts for 1996 reflect the August 1, 1996
                       purchase of Union Bancshares Corp.

                             To Our Shareholders

The year 1997 was a challenging period for Croghan Bancshares, Inc. and its subsidiary, The Croghan Colonial Bank. The Corporation's net income of $3,107,000 increased from the 1996 level. The return on average assets, however, declined to .94 percent. A major contributing factor to the decline was continuing expenses related to the 1996 acquisition of Union Bancshares Corp., Bellevue, Ohio, including maintaining two operating systems due to contractual obligations. The operating systems were converged in October, 1997 and this duplicate expense has been eliminated. We remain confident the acquisition will be beneficial to our shareholders as we go forward.

The economy of the Bank's market area in 1997 was similar to previous years. Retail sales were moderate and the Christmas season again was the key to a successful year. Manufacturing was mixed. The down side was the closing of two long-time operations in Fremont and the announcement of an early 1998 closing of a third. The bright side was the movement of three companies to new, expanded facilities, the expansion of two others and one new firm locating here. The merger involving Norfolk and Southern and CSX railroads should bring added activity to the Bellevue rail yards.

The beginning of the year saw the national economy heating up slightly which led the Federal Reserve to increase the target rate for federal funds in March. That move led to an increase of the Wall Street Prime Rate to 8.5 percent. The national economy remained strong the remainder of the year but inflation indicators were low which kept the Federal Reserve on the sidelines.

The Bank's balance sheet exhibited some unusual changes during 1997. Management continued its strategy of adjusting the investment portfolio to eliminate unwanted risk. The deposit categories declined mainly due to public fund deposit adjustments. Meanwhile, loan demand was strong and that category increased which raised the loan to deposit ratio. While historically high at year end, the ratio was within the policy range set by the Board of Directors.


Retirements of personnel from the Bank are always special occasions but usually not mentioned here. However, 1997 saw the retirement, among others, of two long-tenured officers of the Bank. Catherine D. Kwiatkowski retired in January after completing 46 years of service. Cathy retired as the Bank's Cashier. Rosemary L. Schaffer retired in July after completing over 37 years of service. Rosemary devoted most of her years to the Union Bank and Savings Company, Bellevue, and was its President at the time of the merger. She retired as a Senior Vice President of Croghan Colonial. We wish both of them, along with all other retirees, a long, healthy and happy retirement.


On a sad note, 1997 saw the passing of Clarence C. "Chris" Chrisman. Chris joined the Bank in 1959 due to the merger of the Commercial Bank of Green Springs with Croghan Colonial. He served on the Board of Directors of the Bank from 1959 through 1979. Chris had been designated a Director Emeritus from 1979 to his passing. Our heartfelt sympathy goes out to the Chrisman family.

As 1998 picks up speed, we look forward to the challenges and opportunities that will be present. One of the challenges is the Year 2000 computer based problem. The Corporation and the Bank have been diligently working on the "Y2K" situation since early 1997. The new computer mainframe is Y2K compliant. All of our other systems have been identified and testing will begin before the 1998 year end to ensure workability and compatibility. We have also begun a program of awareness and direction with our commercial customers. We expect to be prepared for opportunities that will enable us to serve the five communities in our market area with the financial products and services they want and need. "We're Community People" and we want to be "In Your Corner, On Your Corner". Our staff is committed to this goal.

We wish to thank our shareholders for their encouragement and support.

CROGHAN BANCSHARES, INC.

/s/  Thomas Hite

Thomas F. Hite
President & CEO

CROGHAN BANCSHARES, INC.
DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc. (the "Corporation" or "Croghan"), a one bank holding company, was incorporated in 1983 and has approximately $335,000,000 in total assets as of December 31, 1997. Its operating subsidiary, The Croghan Colonial Bank (the "Bank"), was incorporated in 1888 and is headquartered in Fremont, Ohio. The Corporation purchased Union Bancshares Corp. ("Union"), with assets of $102,276,000, on August 1, 1996.

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

There is no established public trading market for the Corporation's common stock, although McDonald & Company of Cleveland, Ohio has functioned as a market intermediary for the Corporation's stock since July 1, 1992. Solely on the basis of transactions that have been reported to the Corporation, the ranges of transaction prices for shares of its common stock for each quarterly period during 1997 and 1996 were as follows:


                                      1997                1996

       First Quarter                 $59.00         $ 51.00 to 52.00
       Second Quarter            61.00 to 62.00       52.00 to 53.00
       Third Quarter             62.00 to 63.00       52.00 to 52.50
       Fourth Quarter            64.00 to 68.00       54.00 to 59.00

Dividends declared by the Corporation on its common stock during the past two years were as follows:


                                      1997                1996

  Three-months ended March 31       $  .45              $  .45
  Three-months ended June 30           .45                 .45
  Three-months ended September 30      .45                 .45
  Three-months ended December 31       .45                 .45
                                      ----                -----
                                    $ 1.80              $ 1.80
                                      ====                ====

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

                           James K. Walter, Secretary
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                                Fremont, OH 43420

\


CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA


                                                                                       Years ended December 31,
                                                                             1997      1996      1995      1994      1993
                                                                              (Dollars in thousands, except share data)

Statements of operations:
 Total interest income                                                    $ 25,056  $ 21,285  $ 18,076  $ 15,991  $ 16,276
 Total interest expense                                                     11,228     9,304     7,409     6,306     6,982
                                                                          --------  --------  --------  --------  --------
   Net interest income                                                      13,828    11,981    10,667     9,685     9,294
 Provision for loan losses                                                     180       160       120       330       420
                                                                          --------  --------  --------  --------  --------
   Net interest income after provision for loan losses                      13,648    11,821    10,547     9,355     8,874
 Total non-interest income                                                   1,514     1,314     1,126       776       816
 Total non-interest expenses                                                10,446     8,594     6,960     6,827     6,840
                                                                          --------  --------  --------  --------  --------
   Income before federal income taxes and cumulative effect of change
     in accounting principle                                                 4,716     4,541     4,713     3,304     2,850
 Federal income taxes                                                        1,609     1,486     1,444       917       701
                                                                          --------  --------  --------  --------  --------
   Income before cumulative effect of change in accounting principle         3,107     3,055     3,269     2,387     2,149
 Cumulative effect of change in accounting for income taxes
   ($.03 per share)                                                            -         -         -         -          16
                                                                          --------  --------  --------  --------  --------
     Net income                                                           $  3,107  $  3,055  $  3,269  $  2,387  $  2,133
                                                                          ========  ========  ========  ========  ========

Per share of common stock:
 Net income                                                               $   4.90  $   4.81  $   5.15  $   3.76  $   3.36
 Dividends                                                                    1.80      1.80     1.655     1.315      1.20
 Book value                                                                  49.79     46.71     43.97     39.60     37.60
                                                                          ========  ========  ========  ========  ========

Average common shares outstanding                                          634,526   634,526   634,526   634,526   634,526
                                                                          ========  ========  ========  ========  ========
Year end balances:
 Loans, net                                                               $235,558  $227,279  $157,356  $152,505  $142,818
 Investment securities                                                      69,664    76,481    72,951    72,301    80,741
 Total assets                                                              335,040   340,168   245,518   240,331   236,927
 Deposits                                                                  289,053   295,310   207,876   205,789   206,073
 Stockholders' equity                                                       31,590    29,640    27,898    25,129    23,858
                                                                          ========  ========  ========  ========  ========
Average balances:
 Loans, net                                                               $224,378  $184,237  $152,764  $146,185  $139,933
 Investment securities                                                      72,763    74,058    68,744    74,382    76,931
 Total assets                                                              330,879   282,667   238,759   236,977   237,793
 Deposits                                                                  289,879   245,301   206,097   207,003   210,522
 Stockholders' equity                                                       30,520    28,829    26,613    24,548    23,240
                                                                          ========  ========  ========  ========  ========
Selected ratios:
 Net yield on average interest-earnings assets                                4.53%     4.53%     4.70%     4.31%     4.11%
 Return on average total assets                                                .94      1.08      1.37      1.01       .90
 Return on average stockholders' equity                                      10.18     10.60     12.28      9.72      9.18
 Net loan charge offs (recoveries) as a percent of average
   outstanding net loans                                                       .01       .06      (.09)      .14       .07
 Allowance for possible loan losses as a percent of year-end loans            1.47      1.46      1.63      1.52      1.54
 Stockholders' equity as a percent of total year-end assets                   9.43      8.71     11.36     10.46     10.07
                                                                            ======== ========  ========  ========  ========


     All share data has been adjusted for the 2-for-1 stock split in 1995. Amounts for 1996 reflect the August 1, 1996 purchase of Union Bancshares Corp.

CROGHAN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

    The following discussion provides additional information pertaining to Croghan's financial condition and results of operations. This information is presented to aid the reader in understanding the Consolidated Financial Statements which appear on pages 16 through 37 of this Annual Report. Where applicable, Management has noted their insights into known events and trends that have or may be expected to have a material effect on Croghan's operations and financial condition.

ACQUISITION OF UNION BANCSHARES CORP.

    On August 1, 1996, Croghan purchased Union Bancshares Corp. and its primary operating subsidiary, The Union Bank and Savings Company of Bellevue, Ohio. As a result of this transaction, Croghan expanded its market presence in northwest Ohio by acquiring two offices in Bellevue, an office in Clyde, and an office in Monroeville.

    Union stockholders were paid cash for their shares and the transaction was recorded using the purchase method of accounting. The fair value of Union's assets and liabilities on the acquisition date totalled $102,276,000 and $91,545,000, respectively. The purchase price amounted to $20,300,000 and goodwill of $9,569,000 was created and booked as a result of the transaction. The impact of the purchase of Union Bancshares Corp. should be considered when comparing 1997 and 1996 amounts, especially income and expense items and average balances, to prior year amounts.

PERFORMANCE SUMMARY

    Croghan's net income increased 1.7% to $3,107,000 for the year ended December 31, 1997. This compares to net income of $3,055,000 in 1996 and $3,269,000 in 1995. The improvement in 1997 net income was the result of specific cost saving measures which consolidated various redundant operations and functions within the newly acquired offices. Net income in 1996 was negatively impacted by costs (e.g., advertising and marketing, postage, professional and consulting fees, and stationery and supplies expenses) incidental to the Union acquisition.

    The 1997 return on average assets was .94%. This compares to 1.08% in 1996 and 1.37% in 1995. Croghan's return on average stockholders' equity totalled 10.18% in 1997, compared to 10.60% in 1996 and 12.28% in 1995. Income per share in 1997 amounted to $4.90, compared to $4.81 in 1996 and $5.15 in 1995.

    Total assets at 1997 year-end were $335,040,000 or a 1.5% decrease from 1996's total assets of $340,168,000. Total loans were $239,076,000 at 1997 year-end, a 3.7% increase over 1996's total loans of $230,647,000. Total deposits were $289,053,000 at December 31, 1997 or a decrease of 2.1% from 1996's total deposits of $295,310,000. Total stockholders' equity at December 31, 1997 increased to $31,590,000 or 6.6% as compared to $29,640,000 in 1996.

NET INTEREST INCOME

    Net interest income, which is the revenue generated from earning assets in excess of the interest cost of funding those assets, is Croghan's principal source of income. Net interest income is influenced by market interest rate conditions and the volume and mix of earning assets and interest-bearing liabilities. Many external factors affect net interest income and typically include the strength of customer loan demand, customer preference for individual deposit account products, competitors' loan and deposit product offerings, the national and local economic climates, and Federal Reserve monetary policy. The following table demonstrates the components of net interest income for the years ended December 31:


                                                  1997       1996       1995
                                                     (Dollars in thousands)

Average interest-earning assets                 $305,080   $264,332   $226,992


Interest income                                   25,056     21,285     18,076
Average rate earned                                 8.21%      8.05%      7.96%

Average interest-bearing liabilities            $268,035   $222,746   $186,211
Interest expense                                  11,228      9,304      7,409
Average rate paid                                   4.19%      4.18%      3.98%

Net interest income                             $ 13,828   $ 11,981   $ 10,667
Net interest yield
 (net interest income divided
  by average interest-earning assets)               4.53%      4.53%      4.70%

    Net interest income in 1997 increased $1,847,000 to $13,828,000 or 15.4% above 1996's level of $11,981,000. This followed an increase of $1,314,000 in 1996 or 12.3% over 1995's net interest income of $10,667,000. The net interest yield stood at 4.53%, 4.53%, and 4.70% in 1997, 1996, and 1995, respectively.

    Management believes the Federal Reserve Open Market Committee could initiate slight decreases in the federal funds target rate early in 1998 with a renewed bias towards "tightening" (i.e., an inclination to raise rates) later in the year. Such action would translate into lower loan and deposit rates through mid-to-late 1998, with possible higher rates near year end. Additionally, local market conditions will pressure net interest income in 1998 as Croghan strives to more aggressively compete for deposits. Initial projections indicate there will be little or no change in 1998 net interest income from the level attained in 1997.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Croghan has adopted a loan policy which establishes procedures to manage both credit risk and asset quality. In addition to detailing acceptable lending guidelines, the policy stipulates the use of a loan review process which aids in determining the amount of the provision for loan losses, facilitates the early identification of problem loans, and ensures sound credit decisions. Monthly provisions are made to maintain the balance in the allowance for possible loan losses at a level considered by management to be adequate for potential losses within the portfolio. The ultimate goal of Croghan's loan policy is to minimize the uncertainties associated with the lending function.

    In addition to the comprehensive lending guidelines and loan review process noted above, management monitors the following factors to determine the adequacy of the allowance for possible loan losses: delinquency trends, the status of nonperforming loans, current and historical trends in charged-off loans, existing local and national economic conditions, and changes within the volume and mix of the various loan categories. Even though management uses all available information to provide for possible loan losses, future additions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. Also, various regulatory agencies that periodically review the allowance for possible loan losses may require Croghan to charge-off specific loans or recognize additions to the allowance based on the information available to them at the time of their examinations. The following table details factors relating to the provision and allowance for the years ended December 31:


                                                        1997        1996        1995
                                                            (Dollars in thousands)

Provision for loan losses charged
  to expense                                          $   180     $   160     $   120
Net loan charge-offs (recoveries)                          30         117        (137)
Net loan charge-offs (recoveries) as a
  percent of average outstanding net loans                .01%        .06%       (.09)%
Nonaccrual loans                                      $   212     $   649     $   845
Loans contractually past due 90 days or more              582         764         477


Restructured loans                                          0         471           0
Potential problem loans, other than those past due
  90 days or more, nonaccrual, or restructured          1,992       1,738         841
Allowance for possible loan losses                      3,518       3,368       2,614
Allowance for possible loan losses as a percent
  of year-end loans                                      1.47%       1.46%       1.63%

    The provision for loan losses appearing in the 1997 Consolidated Statement of Operations totalled $180,000. This provision compares to $160,000 expensed in 1996 and $120,000 expensed in 1995. Positive trends in the loan portfolio at December 31, 1997 included a $437,000 decrease in nonaccrual loans, a $182,000 decrease in loans past due 90 days or more, and a $471,000 decrease in restructured loans. The only negative trend was a $254,000 increase in other potential problem loans to $1,992,000 at December 31, 1997. Loan portfolio quality remains quite manageable and will be closely monitored throughout 1998 to ensure adequate provisions are calculated and expensed.

    In accordance with the provisions of Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan", Croghan must determine and then measure its investment in impaired loans. An impaired loan is one which, based on the most current information available, appears probable that the borrower will be unable to make payments according to the contractual terms of the loan agreement. Impaired loans must be recorded based upon the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate. At December 31, 1997 Croghan had a recorded investment in impaired loans of $257,000 as compared to $700,000 at December 31, 1996.

NON-INTEREST INCOME

    Non-interest income in 1997 increased $200,000 to $1,514,000 or 15.2% above 1996's total of $1,314,000. This followed an increase of $188,000 in 1996 or 16.7% more than 1995's total of $1,126,000. The following table details non-interest income for the years ended December 31:


                                            1997        1996        1995
                                                 (Dollars in thousands)

Trust income                              $   324     $   268     $   242
Service charges on deposit accounts           720         637         539
Loss on sale of investment securities         (27)        (22)        (50)
Gain on sale of student loan portfolio        -           -           109
Other operating income                        497         431         286
                                          -------     -------     -------
  Total non-interest income               $ 1,514     $ 1,314     $ 1,126
                                          =======     =======     =======

    Trust income increased $56,000 or 20.9% in 1997 following an increase of $26,000 or 10.7% in 1996. Service charges on deposit accounts increased $83,000 or 13.0% in 1997 following an increase of $98,000 or 18.2% in 1996.

    Investment securities losses during 1997 totalled $27,000 as compared to losses of $22,000 in 1996 and $50,000 in 1995. A substantial portion of the 1997 and 1996 losses, along with all of the 1995 losses, were realized upon the sale of U.S. Treasury Notes with approximately one year remaining until their maturities. Investments due in two years were purchased to replace those securities that were sold. Significant portions of the reported securities losses during all three years were offset by increased investment earnings on the replacement securities purchased, with such earnings reported as a component of total interest income.

    Due to the complex regulations mandated by the Federal government and a decreasing rate of return earned on guaranteed student loans, the portfolio was sold to the Student Loan Funding Corporation in 1995. The sale of approximately $3,800,000 in loans occurred in November 1995 with a gain of $109,000 realized at the time of the sale.

    Other operating income increased $66,000 or 15.3% in 1997 following an increase of $145,000 or 50.7% in 1996. In June 1995, Croghan established the Specialized Investments Division to market non-FDIC insured investment products (e.g., mutual funds and annuities). The Specialized Investments Division generated $142,000 in fees during 1997 as compared to $113,000 in 1996 and $31,000 in 1995. In addition to investment division fee income, significant components of other operating income include Master Card merchant fees, safe deposit box fees, commissions from the sale of credit life insurance on loan products, fees from the sale of official checks and money orders, and other miscellaneous fee income items.

NON-INTEREST EXPENSES

    Non-interest expenses in 1997 increased by $1,852,000 to $10,446,000 or 21.5% above 1996's total of $8,594,000. This followed an increase of $1,634,000 in 1996 or 23.5% more than 1995's total of $6,960,000. The following table details non-interest expenses for the years ended December 31:


                                                  1997       1996       1995
                                                      (Dollars in thousands)

Compensation                                  $4,482        $3,895        $3,259
Benefits                                       1,053         1,007           750
                                              ------        ------        ------
  Total personnel expense                      5,535         4,902         4,009
Net occupancy expense                            672           474           398
Equipment expense                                749           604           439
Intangible amortization                          638           266           -
State franchise and other taxes                  352           477           385
Third party computer processing                  304           150            86
Stationery and supplies                          228           232           171
Postage                                          224           191           168
Advertising and marketing                        210           204           164
Examination expense                              149           133            94
Professional and consulting services             135           139            49
Telephone                                        125            95            97
Other                                          1,125           727           900
                                              ------        ------        ------
  Total non-interest expenses                $10,446        $8,594        $6,960
                                              ======        ======        ======

    Total personnel expense increased $633,000 or 12.9% in 1997 compared to an increase of $893,000 or 22.3% in 1996. Net occupancy expense increased $198,000 in 1997 after increasing $76,000 in 1996. Equipment expense increased $145,000 or 24.0% in 1997 following an increase of $165,000 or 37.6% in 1996. Significant portions of the 1997 and 1996 increases in equipment expense were attributable to the purchase and maintenance of computer equipment used to deliver accurate and efficient customer service.

    Intangible amortization, primarily from goodwill associated with the purchase of Union, totalled $638,000 in 1997 compared to $266,000 in 1996. As previously noted, the goodwill created in the Union transaction is being amortized over a 15 year period.

    State franchise taxes, which are based on Croghan's capital structure, and other taxes decreased $125,000 or 26.2% in 1997 following a $92,000 or 23.9% increase in 1996. The 1997 reduction results primarily from a lower franchise tax rate structure enacted by the Ohio legislature.

    Third party computer processing fees increased $154,000 or 102.7% in 1997 compared to a $64,000 or 74.4% increase in 1996. The significant increases in 1997 and 1996 relate to outside processing associated with the offices acquired in the Union transaction. In October 1997 all offices were converted to a common in-house computer processing system. As a result of this conversion, outside computer processing expenses are expected to decline significantly in 1998.

    Stationary and supplies expense decreased slightly in 1997 following an increase of $61,000 or 35.7% in 1996. Postage expense increased $33,000 or

17.3% in 1997 after increasing $23,000 or 13.7% in 1996. Advertising and marketing expenses increased only slightly in 1997 following an increase of $40,000 or 24.4% in 1996. A portion of the 1996 advertising increase was the result of promotional efforts in Bellevue, Clyde, and Monroeville to acquaint existing and potential customers with Croghan's products and services.

    Examination expense increased $16,000 or 12.0% in 1997 following a $39,000 or 41.5% increase in 1996. Professional and consulting services decreased slightly in 1997 after increasing $90,000 or 183.7% in 1996. A significant portion of the 1996 increase was the result of employee benefit plan consulting fees pertaining to the termination of Croghan's defined benefit retirement plans and the establishment of a 401(k) profit sharing plan which became effective on January 1, 1997.

    Other operating expenses increased $398,000 or 54.7% in 1997 after decreasing $173,000 or 19.2% in 1996. Major expense categories included in other operating expenses are Master Card processing and franchise fees, miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination and collection expenses, dues and subscriptions, ATM network fees, software amortization costs, correspondent bank service charges, and charitable donations.

FEDERAL INCOME TAXES

    Federal income tax expense totalled $1,609,000 in 1997, compared to $1,486,000 in 1996 and $1,444,000 in 1995. The effective tax rate in 1997 increased to 34.1%, compared to 32.7% in 1996 and 30.6% in 1995. The 1997 and 1996 increases in tax expense and effective tax rate reflect the disallowance of any tax deduction for goodwill amortization.

INVESTMENT SECURITIES

    The investment portfolio is used to enhance net income, provide liquidity, and diversify financial risk. Croghan currently classifies its securities as either held-to-maturity (those investments with the intention to be held until maturity) or available-for-sale. Held-to-maturity securities are reported at amortized cost, while available-for-sale securities are reported at their fair values (with the net unrealized holding gain or loss reported as a separate component of stockholders' equity).

    Croghan's investment portfolio is comprised primarily of U.S. Treasury and U.S. Government Agency obligations. The carrying value of such investments totalled $54,713,000 at December 31, 1997, compared to $57,235,000 at December 31, 1996. Croghan also invests in debt obligations of domestic corporations and political subdivisions, and in stock issues of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The carrying value of these investments totalled $14,951,000 at December 31, 1997, compared to $19,246,000 at December 31, 1996.

    During 1997, Croghan received $7,011,000 in proceeds from the sale of U.S. Treasury Notes and U.S. Government Agency obligations prior to their stated maturities. This compares to 1996 proceeds of $15,307,000 derived from the sale of similar securities. A majority of the 1997 and 1996 sales were the result of a planned strategy to improve the portfolio's yield without significantly increasing its average maturity. Additionally, a portion of the 1996 sales were executed to fund payments to Union shareholders and align the acquired portfolio with Croghan's investment objectives.

TOTAL LOANS

    Total loans at 1997 year-end increased by $8,429,000 over year-end 1996. The following table details total loans and the percent change by major category as of December 31:


                                                                      Percent
                                                  1997       1996     Change
                                               (Dollars in thousands)

Commercial, financial and agricultural          $ 32,739   $ 33,574     (2.5)%
Real estate - residential mortgage               106,195    103,389      2.7 %
Real estate - nonresidential mortgage             50,522     53,457     (5.5)%
Real estate - construction                         3,478      1,239    180.7 %


Consumer                                          43,609     36,440     19.7 %
Credit card                                        2,533      2,548     (0.6)%
                                                --------   --------
  Total loans                                   $239,076   $230,647      3.7%
                                                ========   ========

    As noted in the preceding table, gains were made in consumer, residential real estate, and construction real estate loans. Decreases were noted in commercial, financial, and agricultural loans and nonresidential real estate loans. Total loan growth exceeded projections and was the result of a favorable rate environment. Croghan anticipates slower loan growth in 1998, although the rate environment could again influence the actual results.

TOTAL DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

    Deposits and other interest-bearing liabilities serve as the primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:


                                                                      Percent
                                                  1997       1996     Change
                                               (Dollars in thousands)

Demand, non-interest bearing                    $ 30,753   $ 31,575     (2.6)%
Savings, NOW and Money Market deposits           106,836    110,664     (3.5)%
Time deposits                                    151,464    153,071     (1.0)%
                                               ---------  ---------
  Total deposits                                 289,053    295,310     (2.1)%
Federal funds purchased                            8,663      6,039     43.5 %
Borrowed funds                                     3,200      6,563    (51.2)%
                                               ---------  ---------
  Total deposits and other
    interest-bearing liabilities                $300,916   $307,912     (2.3)%
                                               =========  =========

    As noted above, all deposit categories experienced slight declines in 1997. This was the result of a rate environment which caused depositors to seek higher yields in the equity and mutual fund markets (with a variety of more complex risks). The largest decline occurred in the savings, NOW and Money Market deposit category. Croghan intends to more aggressively price and promote its money market product during 1998 to stabilize its deposit base.

    Other interest-bearing liabilities at 1997 year-end decreased by $739,000 from 1996. A $3,363,000 decrease in borrowed funds was partially offset by a $2,624,000 increase in federal funds purchased. Borrowed funds at December 31, 1997 are comprised of $1,000,000 from the Federal Home Loan Bank of Cincinnati and $2,200,000 from NBD Bank.

   The proceeds from the Federal Home Loan Bank loan were obtained in 1994 and used to assist in managing interest rate sensitivity associated with Croghan's fixed rate real estate loan portfolio. The proceeds from the NBD Bank loan were obtained in 1996 to assist in funding the purchase of Union.

CAPITAL

    Croghan's stockholders' equity position at December 31 is summarized in the following table:


                                                        1997        1996
                                                      (Dollars in thousands)

Common stock                                           $ 7,932     $ 7,932
Surplus                                                  8,989       8,989
Retained earnings                                       14,587      12,622
Net unrealized gain on investment
 securities available-for-sale                              82          97
                                                      --------    --------
Total stockholders' equity                             $31,590     $29,640
                                                      ========    ========

    As noted in the table, the net unrealized holding gain on investment securities classified as available-for-sale is reported as a component of stockholders' equity. At year-end 1997, Croghan held $34,197,000 in available-for-sale securities with a net unrealized holding gain of $82,000. This compares to 1996 year-end holdings of $39,798,000 with a net unrealized holding gain of $97,000.

    Croghan's capital structure is subject to capital standards established by the Federal Reserve Board. To be considered "well capitalized" an institution must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1997, Croghan was considered "well capitalized" with a Tier I risk-based capital ratio of 10.6% and a total risk-based capital ratio of 11.9%.

LIQUIDITY

    Croghan's primary sources of liquidity are derived from its core deposit base and stockholders' equity position. Secondary liquidity is provided by actively managing the investment portfolio and the ability to borrow funds from correspondent banks under established lines of credit which total $13,000,000 at December 31, 1997.

    Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and fund possible deposit account withdrawals. At December 31, 1997, liquid assets in the form of cash and due from banks totalled $9,735,000 or 2.9% of total assets. These highly liquid assets, in addition to an evenly staggered maturity schedule within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.

    The liquidity needs of the Corporation, primarily the need to pay quarterly cash dividends to shareholders and make debt service payments to NBD Bank, are funded by upstream-dividends from the Bank subsidiary. Dividends paid to the Corporation by the Bank for such purposes totalled $3,102,000 in 1997, $1,667,000 in 1996, and $987,000 in 1995. Additionally, a special 1996 dividend approved by the regulatory agencies of $15,630,000 was declared to assist in funding the purchase of Union.

    As previously noted, Croghan is indebted to NBD Bank in the amount of $2,200,000 at December 31, 1997 with a scheduled maturity in 1999. Management is confident that Croghan's liquidity will be sufficient to fund its daily operating needs, make required debt service payments, and provide for future dividend payments.

INTEREST RATE RISK

    Interest rate risk is one of Croghan's most significant financial exposures. This risk, which is common to the financial institution sector, is an integral part of Croghan's operations and impacts the rate pricing strategy for almost all loan and deposit product offerings.

    In an effort to identify and quantify its interest rate risk, Croghan uses a model that divides interest-earning assets and interest-bearing liabilities into repricing categories. Their relationship at December 31, 1997 is noted in the following table:


                                                         1 year
                                            Less than    through      Over
                                             1 year      5 years     5 years
                                                  (Dollars in thousands)

Interest-earning assets:
 Investment securities                     $  20,583    $ 39,242     $ 7,796
 Loans                                        98,070      69,706      71,088
                                           ---------    --------     -------
   Total earning assets                      118,653     108,948      78,884

Interest-bearing liabilities:
 Savings, NOW and Money Market deposits      106,836        -           -
 Time deposits                               112,345      38,563         556
 Federal funds purchased                       8,663        -           -
 Borrowed funds                                2,200       1,000        -
                                           ---------    --------     -------


   Total interest-bearing liabilities        230,044      39,563         556

Interest sensitivity GAP                    (111,391)     69,385      78,328
                                           ---------    --------     -------
Cumulative GAP                             $(111,391)   $(42,006)    $36,322
                                           =========    ========     =======
Cumulative earning assets/cumulative
  interest-bearing liabilities                  51.6%       84.4%      113.4%
                                                ====        ====       =====

    A calculated amount, or "GAP", is measured between the repricing assets and repricing liabilities within each category. This rate sensitivity GAP provides the framework to measure interest rate risk or the potential exposure to net interest income that could result from changes in market interest rates.

    Croghan strives to manage its interest rate risk by emphasizing the products and terms of interest-earning assets and interest-bearing liabilities which produce satisfactory earnings while limiting the potential negative effects of changes in market interest rates. Since Croghan's primary source of revenue is derived from its loan portfolio, a significant portion of the loans are made on an adjustable rate basis to reduce the exposure to interest rate risk. Deposit products, which are Croghan's principal interest-bearing liabilities, are more troublesome to manage since customer preferences for product types and terms are difficult to influence.

    Croghan's potential exposure is typically measured based upon sudden and sustained market rate increases and decreases of 1% and 2%. The following table presents Croghan's projected changes in net interest income for the indicated rate shock levels at December 31, 1997 (dollars in thousands):


                                                 Net Interest Income
                                          Change in Amount    Percent Change

 + 200 basis points (+ 2%)                   $(1,706)            (12.3)%
 + 100 basis points (+ 1%)                      (853)             (6.2)
 - 100 basis points (- 1%)                       853               6.2
 - 200 basis points (- 2%)                     1,706              12.3

    As indicated in the table, the impact of an immediate 200 basis point increase in rates would theoretically decrease net interest income by $1,706,000. Conversely, a 200 basis point decrease in rates would theoretically increase net interest income by $1,706,000. The preceding analysis cannot be relied upon as indicative of the actual future impact of general interest rate movements on Croghan's net interest income since the computations are based upon hypothetical interest rate changes and various assumptions. The oversight of interest rate risk is the responsibility of a committee established by Croghan's asset/liability management policy. The policy provides a framework to quantify and monitor the risk, to provide for liquidity needs, and to maximize net income by effectively managing net interest yield.

YEAR 2000

    There is a growing concern over the ability of many computer software programs to function when the year 2000 arrives. Computer operations are a crucial part of Croghan's operating strategy and management has implemented a plan to verify that all internal software will operate properly. During 1997, new mainframe computer hardware and software was installed and all such equipment was certified by the vendors as year 2000 compliant. Croghan still intends to execute a comprehensive test of its processing capabilities to ensure readiness. Additional costs associated with the impact of the year 2000 issue, beyond the 1997 purchase of mainframe hardware and software, should not exceed $50,000 over the next two years.

    Additionally, Croghan has a vested interest in the computer processing requirements of its vendors and customers. Primary suppliers are being contacted to ensure their preparedness. From a customer standpoint, the problem could affect our borrowers' ability to service debts if their direct operations, vendors, or customers are impacted. To raise our customers' level of awareness, Croghan recently sponsored a year 2000 seminar for many local businesses. As we progress towards the deadline, Croghan will continue its efforts to advise our customers concerning the potential dangers that the year 2000 could pose to their survival.

Clifton
Gunderson Ltd.
Certified Public Accountants & Consultants

                        Independent Auditor's Report

Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio

We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                     /s/  CLIFTON GUNDERSON LTD.

Toledo, Ohio
January 13, 1998

                                                             Members of
                                                               NEXIA
                                                            International

                                                         American Institute
                                                         of Certified Public
                                                              Accountants

CROGHAN BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS


                                                                                 December 31,
                ASSETS                                                          1997         1996
                                                                   (Dollars in thousands, except par value)

CASH AND CASH EQUIVALENTS
 Cash and due from banks                                                      $  9,735     $ 11,543
 Interest-bearing deposits in other banks                                          -              1
 Federal funds sold                                                                -          4,550
                                                                              --------     --------
     Total cash and cash equivalents                                             9,735       16,094
                                                                              --------     --------
INVESTMENT SECURITIES
 Available-for-sale, at market value                                            34,197       39,798
 Held-to-maturity, at amortized cost, market value of
   $35,588 in 1997 and $36,716 in 1996                                          35,467       36,683
                                                                              --------     --------
     Total investment securities                                                69,664       76,481
                                                                              --------     --------
LOANS                                                                          239,076      230,647
 Less:  Allowance for possible loan losses                                       3,518        3,368
                                                                              --------     --------
     Net loans                                                                 235,558      227,279
                                                                              --------     --------
BANK PREMISES AND EQUIPMENT, NET                                                 8,119        7,769
ACCRUED INTEREST RECEIVABLE                                                      2,613        2,580
OTHER REAL ESTATE OWNED                                                            140           16
GOODWILL AND OTHER INTANGIBLE ASSET                                              8,672        9,310
OTHER ASSETS                                                                       539          639
                                                                              --------     --------
TOTAL ASSETS                                                                  $335,040     $340,168
                                                                              ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits:
   Demand, non-interest bearing                                               $ 30,753     $ 31,575
   Savings, NOW and Money Market deposits                                      106,836      110,664
   Time                                                                        151,464      153,071
                                                                              --------     --------
     Total deposits                                                            289,053      295,310

 Federal funds purchased and securities sold under repurchase agreements         8,663        6,039
 Borrowed funds                                                                  3,200        6,563
 Dividends payable                                                                 285          285
 Accrued interest, taxes and other expenses                                      2,249        2,331
                                                                              --------     --------
     Total liabilities                                                         303,450      310,528
                                                                              --------     --------
STOCKHOLDERS' EQUITY
 Common stock, $12.50 par value.  Authorized 3,000,000 shares;
   issued and outstanding 634,526 shares                                         7,932        7,932
 Surplus                                                                         8,989        8,989
 Retained earnings                                                              14,587       12,622
 Net unrealized holding gain on investment securities available-for-sale,
   net of related income taxes                                                      82           97
                                                                              --------     --------
     Total stockholders' equity                                                 31,590       29,640
                                                                              --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $335,040     $340,168
                                                                              ========     ========

    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                      Years Ended December 31,
                                                                  1997          1996          1995
                                                            (Dollars in thousands, except per share data)

INTEREST INCOME
 Interest and fees on loans                                     $ 20,440      $ 16,700      $ 13,860
 Interest and dividends on investment securities:
   U.S. Treasury securities                                        1,752         2,150         2,141
   Obligations of U.S. Government agencies and corporations        1,772         1,395         1,034
   Obligations of states and political subdivisions                  636           576           511
   Other securities                                                  211           298           351
 Interest on federal funds sold                                      245           166           179
                                                                --------      --------      --------
     Total interest income                                        25,056        21,285        18,076
                                                                --------      --------      --------
INTEREST EXPENSE
 Interest on deposits                                             10,753         8,897         7,168
 Interest on other borrowings                                        475           407           241
                                                                --------      --------      --------
     Total interest expense                                       11,228         9,304         7,409
                                                                --------      --------      --------
     Net interest income                                          13,828        11,981        10,667

PROVISION FOR LOAN LOSSES                                            180           160           120
                                                                --------      --------      --------
     Net interest income after provision for loan losses          13,648        11,821        10,547
                                                                --------      --------      --------
NON-INTEREST INCOME
 Trust income                                                        324           268           242
 Service charges on deposit accounts                                 720           637           539
 Loss on sale of investment securities                               (27)          (22)          (50)
 Gain on sale of student loan portfolio                              -             -             109
 Other operating income                                              497           431           286
                                                                --------      --------      --------
     Total non-interest income                                     1,514         1,314         1,126
                                                                --------      --------      --------
NON-INTEREST EXPENSES
 Salaries, wages and employee benefits                             5,535         4,902         4,009
 Net occupancy expense of bank premises                              672           474           398
 Amortization of goodwill and other intangible asset                 638           266           -
 Other operating expenses                                          3,601         2,952         2,553
                                                                --------      --------      --------
     Total non-interest expenses                                  10,446         8,594         6,960
                                                                --------      --------      --------
     Income before federal income taxes                            4,716         4,541         4,713

FEDERAL INCOME TAXES                                               1,609         1,486         1,444
                                                                --------      --------      --------
NET INCOME                                                      $  3,107      $  3,055      $  3,269
                                                                ========      ========      ========

NET INCOME PER SHARE, based on 634,526 shares                   $   4.90      $   4.81      $   5.15
                                                                ========      ========      ========








    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                       Years Ended December 31, 1997, 1996 and 1995

                                                                                                                Net
                                                                                                             unrealized
                                                              Common stock                     Retained       holding
                                                           Shares      Amount     Surplus      earnings      gain (loss)
                                                                (Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 1994                               317,263    $  3,966    $ 12,955     $  8,490     $   (282)

Net income for 1995                                            -           -           -          3,269          -

Transfer for two-for-one stock split                       317,263       3,966      (3,966)         -            -

Change in net unrealized holding gain (loss) for 1995,
 net of related income taxes                                   -           -           -            -            550

Cash dividends declared, $1.655 per share                      -           -           -         (1,050)         -
                                                          --------    --------    --------     --------     --------
BALANCE AT DECEMBER 31, 1995                               634,526       7,932       8,989       10,709          268

Net income for 1996                                            -           -           -          3,055          -

Change in net unrealized holding gain (loss) for 1996,
 net of related income taxes                                   -           -           -            -           (171)

Cash dividends declared, $1.80 per share                       -           -           -         (1 142          -
                                                          --------    --------    --------     --------     --------
BALANCE AT DECEMBER 31, 1996                               634,526       7,932       8,989       12,622           97

Net income for 1997                                            -           -           -          3,107          -

Change in net unrealized holding gain (loss) for 1997,
 net of related income taxes                                   -           -           -            -            (15)

Cash dividends declared, $1.80 per share                       -           -           -         (1,142)         -
                                                          --------    --------    --------     --------     --------
BALANCE AT DECEMBER 31, 1997                               634,526    $  7,932    $  8,989     $ 14,587     $     82
                                                          ========    ========    ========     ========     ========





    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                               Years Ended December 31,
                                                                                            1997         1996         1995
                                                                                              (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                              $  3,107     $  3,055     $  3,269
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                            1,100          740          342
   Provision for loan losses                                                                  180          160          120
   Deferred federal income taxes                                                              (48)          54           14
   FHLB stock dividends                                                                       (88)         (68)         (88)
   Net amortization of investment security premiums and discounts                              66           89          130
   Loss on sale of investment securities                                                       27           22           50
   Gain on sale of student loan portfolio                                                     -            -           (109)
   Loss (gain) on sale of equipment                                                           114            9           (1)
   Decrease (increase) in accrued interest receivable                                         (33)         543          (40)
   Decrease (increase) in other assets                                                        115          333         (219)
   Increase (decrease) in accrued interest, taxes and other expenses                          (26)         190          394
                                                                                         --------     --------     --------
       Net cash provided by operating activities                                            4,514        5,127        3,862
                                                                                         --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Union Bancshares Corp., net of $6,213 cash and cash equivalents acquired         -        (14,087)         -
 Purchases of investment securities:
   Available-for-sale                                                                     (17,522)     (12,997)     (13,982)
   Held-to-maturity                                                                       (14,947)      (5,020)     (18,177)
 Proceeds from maturities of investment securities                                         32,314       29,096       25,313
 Proceeds from sales of available-for-sale investment securities                            7,011       15,307        6,938
 Proceeds from sale of loans                                                                  -            487        3,903
 Net increase in loans                                                                     (8,599)      (9,806)      (8,766)
 Capital expenditures                                                                      (1,145)        (309)        (291)
 Proceeds from sale of equipment                                                               12           11            2
                                                                                         --------     --------     --------
       Net cash provided by (used in) investing activities                                 (2,876)       2,682       (5,060)
                                                                                         --------     --------     --------

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                           Years Ended December 31,
                                                                                         1997        1996         1995
                                                                                             (Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in total deposits                                           $ (6,116)    $ (2,982)    $  2,086
 Increase (decrease) in federal funds purchased and securities sold
   under repurchase agreements                                                          2,623          527         (125)
 Proceeds from (repayments of) borrowed funds                                          (3,362)       4,063          -
 Cash dividends paid                                                                   (1,142)      (1,142)        (987)
                                                                                     --------     --------     --------
       Net cash provided by (used in) financing activities                             (7,997)         466          974
                                                                                     --------     --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (6,359)       8,275         (224)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         16,094        7,819        8,043
                                                                                     --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $  9,735     $ 16,094     $  7,819
                                                                                     ========     ========     ========
SUPPLEMENTAL DISCLOSURES
  Cash paid during the year for:
    Interest                                                                         $ 11,434     $  9,312     $  7,215
                                                                                     ========     ========     ========

    Federal income taxes                                                             $  1,810     $  1,400     $  1,474
                                                                                     ========     ========     ========
 Non-cash operating activities:
    Change in deferred income taxes on net unrealized holding gain (loss)
      on available-for-sale securities                                               $     (8)    $    (88)    $    283
                                                                                     ========     ========     ========
 Non-cash investing activities:
    Transfer of loans to other real estate                                           $    140     $     79     $    -
                                                                                     ========     ========     ========

    Change in net unrealized holding gain (loss) on available-for-sale securities    $    (23)    $   (259)    $    834
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

Croghan Bancshares, Inc. (the "Corporation") was incorporated on September 27, 1983 in the State of Ohio. The Corporation is a bank holding company and has one wholly-owned subsidiary, The Croghan Colonial Bank (the "Bank"). The Corporation, through its subsidiary, operates in one industry segment, the commercial banking industry. The Bank, an Ohio chartered bank organized in 1888, has its main office in Fremont, Ohio and has branch offices located in Fremont; Bellevue; Clyde; Green Springs; and Monroeville; Ohio. The Bank's primary source of revenue is providing loans to customers primarily located in Sandusky County, the Village of Green Springs, and the northwest portion of Huron County which includes the City of Bellevue and Village of Monroeville. Such customers are predominantly small and middle-market businesses and individuals. See Note 1 regarding the 1996 acquisition of Union Bancshares Corp.

Significant accounting policies followed by the Corporation are presented below.

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

CASH AND CASH EQUIVALENTS

The Bank is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance for the years ended December 31, 1997 and 1996 approximated $2,460,000 and $1,750,000, respectively.

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in other banks and federal funds sold which mature overnight or within three days.

INVESTMENT SECURITIES

The Bank's investment securities are designated at the time of purchase as held-to-maturity, trading, or available-for-sale. Securities designated as held-to-maturity are carried at their amortized cost. Trading securities are carried at market value and unrealized gains and losses, net of applicable income taxes, are recognized in current income. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Securities designated as available-for-sale are also carried at market value, but unrealized gains and losses, net of applicable income taxes, on such securities are recognized as a separate component of stockholders' equity. The Bank has no investment securities classified as trading securities.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and dividends on investment securities.

Gains and losses on sales of investment securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income.

The Bank does not hold any derivative financial instruments. The Bank does make fixed-rate loan commitments for short periods of time during the course of its normal operations, however, such commitments are not material at any point of time.

LOANS

Loans are stated at their principal amount, adjusted for loan fees and costs and net of an allowance for possible loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

Mortgage loans held for sale in the secondary market are carried at the lower of cost or estimated market value, in the aggregate.

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

Depreciation is based on the estimated useful lives of the respective assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.

INTANGIBLE ASSETS

Goodwill

Goodwill arising from the 1996 purchase of Union Bancshares Corp. is being amortized on a straight-line basis over a period of 15 years.

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

PER SHARE DATA

Net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Under Financial Accounting Standards Board's Statement No. 128 "Earnings Per Share", which was effective in 1997, this computation is referred to as "basic earnings per share". The adoption of Statement No. 128 in 1997 had no impact on the previously reported net income per share for 1996 and 1995.

Dividends per share is based on the number of shares outstanding at the declaration date, after restatement for stock dividends.

            This information is an integral part of the accompanying
                       consolidated financial statements.

CROGHAN BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACQUISITION

On August 1, 1996, the Corporation acquired for cash of $20,227,000 all of the outstanding shares of Union Bancshares Corp. ("Union"). Union's principal subsidiary was The Union Bank and Savings Company, an Ohio banking corporation with offices in Bellevue; Clyde; and Monroeville; Ohio. Union and its subsidiaries were subsequently merged into the Corporation or the Bank. The transaction was accounted for as a purchase. Accordingly, the results of operations of Union have been included in the consolidated results of the Corporation from August 1, 1996.

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

The following unaudited pro forma financial information combines the historical consolidated statements of operations of the Corporation and Union as if the acquisition had become effective at the beginning of each period prescribed. The unaudited pro forma amounts are not necessarily indicative of what would have occurred or will occur in the future:


                                                      1996                1995
                                                       (Dollars in thousands,
                                                       except per share data)

Net interest income                                 $  13,682            $13,725
                                                    =========            =======

Net income                                          $   2,775            $ 3,139
                                                    =========            =======

Net income per share                                $    4.37            $  4.95
                                                    =========            =======

NOTE 2 - INVESTMENT SECURITIES

At December 31, 1997, a net unrealized holding gain of $82,000, net of federal income taxes of $42,000, was reported with respect to reporting available-for-sale investment securities at market value. At December 31, 1996, such accounting resulted in a net unrealized holding gain of $97,000, net of federal income taxes of $50,000. Such amounts are reported as a component of stockholders' equity.

The amortized cost and market value of investment securities as of December 31, 1997 and 1996 are as follows:


                                                                     1997                  1996
                                                            Amortized    Market    Amortized   Market
                                                               cost      value       cost       value
                                                                     (Dollars in thousands)

Available-for-sale:
 U.S. Treasury securities                                    $28,459    $28,551    $31,436    $31,548
 Obligations of U.S. Government agencies and corporations      5,108      5,136      7,711      7,740
 Obligations of states and political subdivisions                505        510        504        510
                                                             -------    -------    -------    -------
    Total available-for-sale                                  34,072     34,197     39,651     39,798
                                                             -------    -------    -------    -------
Held-to-maturity:
 U.S. Treasury securities                                        -          -        1,000      1,004
 Obligations of U.S. Government agencies and corporations     21,026     21,040     16,947     16,902
 Obligations of states and political subdivisions             11,797     11,905     15,186     15,248
 Other securities                                              2,644      2,643      3,550      3,562
                                                             -------    -------    -------    -------
    Total held-to-maturity                                    35,467     35,588     36,683     36,716
                                                             -------    -------    -------    -------
Total                                                        $69,539    $69,785    $76,334    $76,514
                                                             =======    =======    =======    =======

A summary of unrealized gains and losses on investment securities at December 31, 1997 and 1996 follows:


                                                                       1997                    1996
                                                               Gross       Gross       Gross        Gross
                                                             unrealized  unrealized  unrealized   unrealized
                                                                gains      losses      gains        losses
                                                                         (Dollars in thousands)

Available-for-sale:
 U.S. Treasury securities                                        $101        $  9        $154        $ 42
 Obligations of U.S. Government agencies and corporations          53          25         106          77
 Obligations of states and political subdivisions                   5           -           6           -
                                                                 ----        ----        ----        ----
    Total available-for-sale                                      159          34         266         119
                                                                 ----        ----        ----        ----
Held-to-maturity:
 U.S. Treasury securities                                           -           -           4           -
 Obligations of U.S. Government agencies and corporations          43          29          23          68
 Obligations of states and political subdivisions                 108           -          87          25
 Other securities                                                   -           1          13           1
                                                                 ----        ----        ----        ----
    Total held-to-maturity                                        151          30         127          94
                                                                 ----        ----        ----        ----
Total                                                            $310        $ 64        $393        $213
                                                                 ====        ====        ====        ====

The amortized cost and market value of investment securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                 Available-for-sale            Held-to-maturity
                                               Amortized       Market       Amortized       Market
                                                 cost          value           cost          value
                                                              (Dollars in thousands)

Due in one year or less                         $10,852        $10,906        $ 9,014        $ 9,015
Due after one year through five years            17,981         18,046         20,411         20,494
Due after five years through ten years            2,317          2,292          3,417          3,451
Over ten years                                    2,922          2,953            582            585
Other securities having no maturity date            -              -            2,043          2,043
                                                -------        -------        -------        -------
Total                                           $34,072        $34,197        $35,467        $35,588
                                                =======        =======        =======        =======

Investment securities with an amortized cost of $43,394,000 at December 31, 1997 and $41,476,000 at December 31, 1996 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from sales of investment securities during 1997, 1996 and 1995 all related to available-for-sale securities. Proceeds from such sales during 1997 amounted to $7,011,000, resulting in gross realized gains and losses of $8,000 and $35,000 respectively. Proceeds from such sales during 1996 amounted to $15,307,000, resulting in gross realized gains and losses of $49,000 and $71,000, respectively. Proceeds from such sales during 1995 amounted to $6,938,000, resulting in gross realized gains and losses of $6,000 and $56,000, respectively.

Other securities consist of corporate obligations and investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank stock amounted to $1,278,000 and $1,190,000 at December 31, 1997 and 1996, respectively. The investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 at December 31, 1997 and 1996.

NOTE 3 - LOANS

Loans at December 31, 1997 and 1996 consist of the following:


                                                         1997             1996
                                                         (Dollars in thousands)

Commercial, financial and agricultural                $ 32,739          $ 33,574
Real estate - residential mortgage                     106,195           103,389
Real estate - non-residential mortgage                  50,522            53,457
Real estate - construction                               3,478             1,239
Consumer                                                43,609            36,440
Credit card                                              2,533             2,548
                                                      --------          --------
Total                                                 $239,076          $230,647
                                                      ========          ========

Fixed rate loans totalled $121,088,000 at December 31, 1997 and $101,726,000 at December 31, 1996.

The Bank's investment in impaired loans totalled $257,000 at December 31, 1997 and $700,000 at December 31, 1996, including $71,000 and $149,000, respectively, of such loans for which an allowance for possible loan losses has been provided and $186,000 and $551,000, respectively, for which no allowance for possible loan losses has been provided. The following is a summary of the activity in the allowance for possible loan losses for impaired loans, which is included in the Bank's total allowance for possible loan losses, for the years ended December 31, 1997 and 1996:


                                                        1997              1996
                                                         (Dollars in thousands)

Balance at beginning of year                             $ 75              $ 76
Reduction for loan pay-downs                               (4)               (1)
                                                         ----              ----
Balance at end of year                                   $ 71              $ 75
                                                         ====              ====

The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 totalled $521,000 and $932,000, respectively. Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days delinquent unless it is well collateralized and in the process of collection. For nonaccrual loans, interest income is recorded on a cash basis as long as future collections of principal are probable. Interest income recognized on impaired loans for the years ended December 31, 1997 and 1996 amounted to $90,000 and $98,000, respectively, including $46,000 and $92,000, respectively, which was recognized on a cash basis.

The amount of loans on a nonaccrual of interest basis at December 31, 1997 and 1996 totalled $212,000 and $649,000, respectively. The impact on interest income of such nonaccrual loans was not significant. None of the loans to directors and executive officers at December 31, 1997 or 1996 were on a nonaccrual basis.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans totalled $8,020,000 and $8,451,000 at December 31, 1997 and 1996,
respectively. The following is a summary of activity during 1997 and 1996 for such loans:


                           Balance at                                 Balance
                           beginning    Additions      Repayments     at end
                                          (Dollars in thousands)

1997                        $8,451       $10,421         $10,852       $8,020
                            ======       =======         =======       ======

1996                        $7,345       $ 9,862         $ 8,756       $8,451
                            ======       =======         =======       ======


During 1995, the Bank sold its student loan portfolio aggregating $3,794,000, resulting in a gain from sale of $109,000.

The Bank began selling loans in 1996 in the secondary market and retaining the servicing. Mortgage loans serviced for others, which are not included in the consolidated balance sheets, amounted to $489,000 and $493,000 at December 31, 1997 and 1996, respectively. The asset relating to mortgaging servicing rights, net of amortization, amounted to $7,000 at December 31, 1997 and 1996. There were no loans available for sale at December 31, 1997 or 1996.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, the Village of Green Springs, and the northwest portion of Huron County. As of December 31, 1997 and 1996, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and amounted to $11,262,000 and $11,146,000, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

The following represents a summary of the activity in the allowance for possible loan losses for the years ended December 31, 1997, 1996 and 1995:


                                                  1997        1996        1995
                                                     (Dollars in thousands)

Balance at beginning of year                    $ 3,368     $ 2,614     $ 2,357
Provision charged to operations                     180         160         120
Addition resulting from acquisition of Union        -           711         -
Loans charged-off                                  (287)       (428)       (138)
Recoveries of loans charged-off                     257         311         275
                                                -------     -------     -------
Balance at end of year                          $ 3,518     $ 3,368     $ 2,614
                                                =======     =======     =======

NOTE 5 - BANK PREMISES AND EQUIPMENT

The following is a summary of bank premises and equipment at December 31, 1997 and 1996:


                                                           1997           1996
                                                          (Dollars in thousands)

Land and improvements                                    $ 1,028         $ 1,028
Buildings                                                  7,946           7,963
Equipment                                                  3,418           3,207
                                                         -------         -------
                                                          12,392          12,198

Accumulated depreciation                                   4,273           4,429
                                                         -------         -------
Bank premises and equipment, net                         $ 8,119         $ 7,769
                                                         =======         =======

Depreciation expense amounted to $669,000 in 1997, $474,000 in 1996 and $342,000 in 1995.

NOTE 6 - DEPOSITS

Time deposits at December 31, 1997 and 1996 include individual deposits of $100,000 and over which amounted to $26,923,000 and $28,027,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,590,000 for 1997, $1,112,000 for 1996 and $501,000 for 1995.

At December 31, 1997, the scheduled maturities of time deposits were as follows (dollars in thousands):


1998                                                     $ 95,127
1999                                                       36,631
2000                                                       12,646
2001                                                        5,324
2002                                                        1,180
2003 and after                                                556
                                                         --------
Total                                                    $151,464
                                                         ========

NOTE 7 - OTHER BORROWINGS

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Such balance amounted to $8,663,000 at December 31, 1997 and $6,039,000 at December 31, 1996.
Additional information concerning federal funds purchased and securities sold under repurchase agreements is summarized as follows:


                                                            1997          1996
                                                           (Dollars in thousands)

Average balance during the year                            $3,515        $2,206

Average interest rate during the year                        3.88%         4.17%

Maximum month-end balance during the year                  $8,663        $6,039
                                                           ======        ======

At December 31, 1997 and 1996, borrowed funds consisted of the following:


                                                                                           1997      1996
                                                                                        (Dollars in thousands)

Federal Home Loan Bank:
 Secured note, with interest at a 7.00% fixed rate                                        $1,000    $1,000
 Secured note, with interest at a 7.10% fixed rate                                           -       1,500
                                                                                          ------    ------
                                                                                           1,000     2,500
                                                                                          ------    ------
NBD Bank:
 Term secured note, with interest at a variable rate (8.00% in 1997 and 7.75% in 1996)     2,200     3,413
 Revolving secured note, with interest at a 7.75% variable rate                              -         650
                                                                                          ------    ------
                                                                                           2,200     4,063
                                                                                          ------    ------
Total borrowed funds                                                                      $3,200    $6 563
                                                                                          ======    ======

The Federal Home Loan Bank notes stipulate interest payable on a monthly basis, with principal due in April, 1999. Stock in the Federal Home Loan Bank of Cincinnati totalling $1,278,000 at December 31, 1997 and $1,190,000 at December 31, 1996, and all eligible mortgage loans, are pledged as collateral on the notes.

The NBD Bank term note requires interest and principal payable on a quarterly basis, with the balance of the note due in July, 1999. The NBD Bank revolving note required interest payable on a quarterly basis, with the balance of the note due in August, 1997. Stock in The Croghan Colonial Bank is pledged as collateral on the NBD Bank notes.

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

NOTE 9 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 1997, 1996 and 1995:


                                                 1997         1996         1995
                                                     (Dollars in thousands)

FDIC insurance                                  $   36       $    3       $  237
Equipment                                          749          604          439
State franchise and other taxes                    352          477          385
Stationery and supplies                            228          232          171
Postage                                            224          191          168
Other                                            2,012        1,445        1,153
                                                ------       ------       ------
Total other operating expenses                  $3,601       $2,952       $2,553
                                                ======       ======       ======

The reduction in the FDIC insurance expense in 1997 and 1996 reflects the action taken by the FDIC's Board of Directors to reduce insurance premiums charged to commercial banking institutions.

NOTE 10 - FEDERAL INCOME TAXES

Total income tax expense for 1997, 1996 and 1995 was allocated as follows:


                                             1997           1996           1995
                                                   (Dollars in thousands)

Income from operations                     $ 1,609        $ 1,486        $ 1,444
Stockholders' equity                            (8)           (88)           283
                                           -------        -------        -------
Total                                      $ 1,601        $ 1,398        $ 1,727
                                           =======        =======        =======

Federal income tax expense allocated to operations consisted of the following for 1997, 1996 and 1995:


                                             1997          1996           1995
                                                   (Dollars in thousands)

Current expense                             $1,657        $1,432        $1,430
Deferred expense (credit)                      (48)           54            14
                                           -------        -------       -------
Total                                       $1,609        $1,486        $1,444
                                           =======        =======       =======

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:


                                                                  1997        1996        1995
                                                                     (Dollars in thousands)

Expected tax using statutory tax rate of 34%                    $ 1,604     $ 1,544     $ 1,602
Increase (decrease) in tax resulting from:
 Tax-exempt income on state and municipal securities and
   political subdivision loans                                     (250)       (217)       (187)
 Interest expense associated with carrying certain state and
    municipal securities and political subdivision loans             37          32          26
 Amortization of goodwill                                           217          90         -
 Other, net                                                           1          37           3
                                                                -------     -------     -------
Total                                                           $ 1,609     $ 1,486     $ 1,444
                                                                =======     =======     =======

The deferred federal income tax expense (credit) of ($48,000) for 1997, $54,000 for 1996 and $14,000 for 1995 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:


                                                               1997        1996
                                                            (Dollars in thousands)

Deferred tax assets:
 Allowance for possible loan losses                          $   705     $   717
 Accrued health insurance claims                                  53          15
 Accrued vacation pay                                             92          88
 Other                                                            35          17
                                                             -------     -------
   Total deferred tax assets                                     885         837
                                                             -------     -------
Deferred tax liabilities:
 Unrealized holding gain on securities available-for-sale        (42)        (50)
 Depreciation of bank premises and equipment                    (196)       (183)
 Discount accretion on investment securities                     (29)        (52)
 Pension costs                                                   -           (71)
 Deferred loan costs                                            (143)       (114)
 Purchase accounting basis difference                           (579)       (556)
 Other                                                          (142)       (113)
                                                             -------     -------
   Total deferred tax liabilities                             (1,131)     (1,139)
                                                             -------     -------
Net deferred tax liabilities                                 $  (246)    $  (302)
                                                             =======     =======

The net deferred tax liabilities at December 31, 1997 and 1996 are included in accrued interest, taxes and other expenses in the consolidated balance sheets.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Therefore, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 1997 and 1996.

NOTE 11 - RETIREMENT PLANS

In September, 1996, the Board of Directors of the Bank authorized the termination of its two retirement plans (Croghan Plan and Union Plan). This action resulted in a pretax curtailment loss of $395,000 from the Croghan Plan and a pretax curtailment gain of $342,000 from the Union Plan. Such amounts were recorded in 1996 and were determined under the provisions of Financial Accounting Standards Board Statement No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and Termination Benefits". Final settlement of both plans occurred in 1997 and resulted in a pretax gain of $37,000.

Also in 1996, the Board of directors of the Bank approved the adoption of the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan, to be effective January 1, 1997. This plan includes both a profit sharing and employer matching contribution. The Bank's profit sharing and matching contributions to the 401(k) profit sharing plan totalled $272,000 for the year ended December 31, 1997.

Pension expense relating to the two terminated plans amounted to $225,000 in 1996 and $134,000 in 1995. These amounts are included in salaries, wages and employee benefits in the accompanying consolidated statements of operations.

The components of pension expense are as follows:


                                                              1996         1995
                                                            (Dollars in thousands)

Service cost - benefits earned during the period              $ 208       $ 164
Interest cost on the projected benefit obligation               250         166
Actual return on plan assets                                   (271)       (329)
Net curtailment loss                                             53         -
Net amortization and deferral                                   (15)        133
                                                              -----       -----
Total                                                         $ 225       $ 134
                                                              =====       =====

The funded status of the terminated retirement plans and amount recognized in the December 31, 1996 consolidated balance sheet is as follows (dollars in thousands):


Actuarial present value of projected benefit obligation, all vested                        $  (4,321)
Plan assets, at fair value (primarily corporate and government bonds and common stocks)
                                                                                               4,529
                                                                                           ---------
Prepaid pension cost, included in other assets at December 31, 1996                        $     208
                                                                                           =========
Major assumptions used:
 Discount rate                                                                                  7.50%
 Rate of increase in compensation levels                                                        4.00%
 Expected long-term rate of return on plan assets                                               7.50%

No other postretirement benefits are offered to retirees

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

Financial instruments whose contract amount represents credit risk totalled the following amounts at December 31, 1997 and 1996:


                                                            Contract amount
                                                          1997            1996
                                                         (Dollars in thousands)

Commitments to extend credit                            $47,766          $50,933
                                                        =======          =======

Letters of credit                                       $ 1,319          $ 1,580
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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 1997, letters of credit totalling $1,274,000 expire in 1998 and $45,000 expire in 1999. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary. The extent of collateral on these commitments at December 31, 1997 and 1996 approximates 100% of the commitments.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

The actual capital amounts and ratios of the Corporation and the Bank are also presented in the following table:


                                                                                                             To be
                                                                                           For          "well capitalized"
                                                                                         capital           under prompt
                                                                                         adequacy           corrective
                                                                     Actual              purposes        action provisions
                                                               Amount     Ratio     Amount     Ratio     Amount     Ratio
                                                                                 (Dollars in thousands)

As of December 31, 1997:

 Total Capital (to Risk-Weighted Assets)
   Consolidated                                                $25,548    11.9%     $17,244   *= 8.0%           N/A
   Bank                                                         27,680    12.8%      17,244   *= 8.0%    $21,555  *= 10.0%
 Tier I Capital (to Risk-Weighted Assets)
   Consolidated                                                $22,843    10.6%     $ 8,622   *= 4.0%           N/A
   Bank                                                         24,975    11.6%       8,622   *= 4.0%    $12,933  *= 6.0%
 Tier I Capital (to Average Assets)
   Consolidated                                                $22,843     7.0%     $ 9,817   *= 3.0%           N/A
   Bank                                                         24,975     7.7%      12,970   *= 4.0%    $16,212  *=5.0%

As of December 31, 1996:

 Total Capital (to Risk-Weighted Assets)
   Consolidated                                                $22,937    10.7%     $17,207   *= 8.0%           N/A
   Bank                                                         26,856    12.5%      17,207   *= 8.0%    $21,508  *= 10.0%
 Tier I Capital (to Risk-Weighted Assets)
   Consolidated                                                $20,240     9.4%     $ 8,603   *= 4.0%           N/A
   Bank                                                         24,159    11.2%       8,603   *= 4.0%    $12,905  *= 6.0%
 Tier I Capital (to Average Assets)
   Consolidated                                                $20,240     6.1%     $ 9,913   *= 3.0%           N/A
   Bank                                                         24,159     7.3%      13,218   *= 4.0%    $16,522  *= 5.0%


* Greater than

On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $1,694,000 was available for dividends on January 1, 1998, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

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

NOTE 14 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are as follows:


            BALANCE SHEETS                                                     1997        1996
                                                                             (Dollars in thousands)

Assets:
 Cash                                                                        $     9    $    97
 Dividends receivable from subsidiary                                            285        285
 Investment in subsidiary                                                     33,722     33,560
 Other assets                                                                     89         99
                                                                             -------    -------
Total assets                                                                 $34,105    $34,041
                                                                             =======    =======
Liabilities:
 Borrowed funds                                                              $ 2,200    $ 4,063
 Dividends payable                                                               285        285
 Accrued interest payable                                                         30         53
                                                                             -------    -------
     Total liabilities                                                         2,515      4,401
                                                                             -------    -------
Stockholders' equity:
 Common stock                                                                  7,932      7,932
 Surplus                                                                       8,989      8,989
 Retained earnings                                                            14,587     12,622
 Net unrealized holding gain on investment securities available-for-sale,
   net of related income taxes                                                    82         97
                                                                             -------    -------
     Total stockholders' equity                                               31,590     29,640
                                                                             -------    -------
Total liabilities and stockholders' equity                                   $34,105    $34,041
                                                                             =======    =======


               STATEMENTS OF OPERATIONS                                 1997        1996         1995
                                                                          (Dollars in thousands)

Income - dividends from subsidiary                                   $  3,102    $ 17,297     $  1,050
Expenses - professional fees and other expenses,
 net of federal income tax benefit                                        172         128            9
                                                                     --------    --------     --------
   Income before equity in undistributed net income of subsidiary       2,930      17,169        1,041

Equity in net income of subsidiary, less dividends                        177     (14,114)       2,228
                                                                     --------    --------     --------
Net income                                                           $  3,107    $  3,055     $  3,269
                                                                     ========    ========     ========

Dividends from subsidiary for 1996 include a $15,630,000 special dividend in connection with the purchase of Union Bancshares Corp.


                STATEMENTS OF CASH FLOWS                             1997         1996          1995
                                                                        (Dollars in thousands)

Cash flows from operating activities:
 Net income                                                       $  3,107     $  3,055     $  3,269
 Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in net income of subsidiary, less dividends               (177)      14,114       (2,228)
     Increase in dividends receivable                                  -            -            (64)
     Decrease (increase) in other assets                                10          (59)           1
     Increase (decrease) in accrued interest payable                   (23)          53          -
                                                                  --------     --------     --------
       Net cash provided by operating activities                     2,917       17,163          978
                                                                  --------     --------     --------
Cash flow used in investing activities -
 purchase of Union Bancshares Corp., net of $215 cash acquired         -        (20,085)         -
                                                                  --------     --------     --------
Cash flows from financing activities:
 Proceeds from borrowed funds                                          -          4,063          -
 Repayment of borrowed funds                                        (1,863)         -            -
 Cash dividends paid                                                (1,142)      (1,142)        (987)
                                                                  --------     --------     --------
       Net cash provided by (used in) financing activities          (3,005)       2,921         (987)
                                                                  --------     --------     --------
       Net decrease in cash                                            (88)          (1)          (9)

Cash at beginning of the year                                           97           98          107
                                                                  --------     --------     --------
Cash at end of the year                                           $      9     $     97     $     98
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

The estimated fair values of recognized financial instruments at December 31, 1997 and 1996 are as follows:


                                                        1997                  1996
                                                Carrying   Estimated    Carrying   Estimated
                                                 amount       value      amount       value
                                                           (Dollars in thousands)

FINANCIAL ASSETS
 Cash and cash equivalents                      $  9,735    $  9,735    $ 16,094    $ 16,094
 Investment securities                            69,664      69,785      76,481      76,514
 Loans, net                                      235,558     240,078     227,279     228,716
                                                --------    --------    --------    --------
Total                                           $314,957    $319,598    $319,854    $321,324
                                                ========    ========    ========    ========

FINANCIAL LIABILITIES
 Deposits                                       $289,053    $289,641    $295,310    $295,708
 Federal funds purchased and securities sold
   under repurchase agreements                     8,663       8,663       6 039       6,039
 Borrowed funds                                    3,200       3,200       6,563       6,563
                                                --------    --------    --------    --------
Total                                           $300,916    $301,504    $307,912    $308,310
                                                ========    ========    ========    ========

The above does not include accrued interest receivable; dividends payable; and accrued interest, taxes and other expenses which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 1997 and 1996. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments total $49,085,000 at December 31, 1997 and $52,513,000 at December 31, 1996. Such
amounts are also considered to be the estimated fair values.

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

NOTE 17 - FUTURE CHANGE IN ACCOUNTING PRINCIPLE

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in June 1997. Statement 130 establishes standards for reporting and display of comprehensive income (as defined) in a full set of general-purpose financial statements. Statement 130 will require classification of items of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. Statement 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes.

Management does not believe the application of Statement 130 will materially affect the Corporation's consolidated financial statements.

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

DIRECTORS --------------------------------------------------------------------

JANET E. BURKETT                        ALBERT C. NICHOLS
 Secretary/Treasurer                     Chairman of the Board of Directors
 Burkett Industries, Inc.                The Croghan Colonial Bank

THOMAS F. HITE                          K. BRIAN PUGH
 President & Chief Executive Officer     President & CEO
 The Croghan Colonial Bank               Clyde Parts Company

JOHN P. (PHIL) KELLER                   CLEMENS J. SZYMANOWSKI
 Vice President, Keller-Ochs-Koch         Retired
 Funeral Home, Inc.

                                       J. TERRENCE WOLFE
STEPHEN A. KEMPER                        Vice President, Robert F. Wolfe Co.
 Owner, Kemper Iron & Metal Company

                                       CLAUDE E. YOUNG
DANIEL W. LEASE                          Chairman, Progress Plastic
 President, Wahl Refractories, Inc.      Products, Inc.

ROBERT H. MOYER                         GARY L. ZIMMERMAN
 Chairman, Mosser Construction, Inc.     Vice President, Swint-Reineck
                                         Hardware, Inc.

                              Directors Emeriti
                T. L. HILTY    D.W. MILLER     D.B. SLESSMAN

OFFICERS----------------------------------------------------------------------
                               ADMINISTRATIVE

                              ALBERT C. NICHOLS
                   Chairman of the Board of Directors

                               THOMAS F. HITE
                     President & Chief Executive Officer

CHIEF LENDING OFFICER                   CHIEF OPERATING OFFICER
 WILLIAM C. HENSLEY                      THOMAS F. CAMELLA
   Vice President                          Vice President

COMMERCIAL AND REAL ESTATE LOANS        CONSUMER LOANS
 JAMES K. WALTER                         JOSEPH W. BERGER
   Sr. Vice President                      Assistant Vice President
   OIC Commercial Loans                    OIC Consumer Loans

 JAMES A. DRAEGER                        JACQUELINE L. LILLY
   Vice President/OIC R.E. Loans           Assistant Vice President
   Agricultural Administrator              Consumer Loans

 JAMES R. WALTERS                        JEFF D. WILSON
   Vice President Real Estate Loans        Loan Officer

 JEFFREY L. GEARY                        MICHAEL S. WISE
   Assistant Vice President                Loan Officer
   Commercial Loans

                                         GREGG C. COLEMAN
 JEFFERY C. HUBER                          Loan Officer
   Assistant Vice President
   Commercial Loans                    COMPLIANCE AND SECURITY

                                         SANDRA S. REED
 NANCY C. RODDY                            Compliance/Security Officer
   Loan Officer

OFFICERS----------------------------------------------------------------------

TRUST DEPARTMENT                       HUMAN RESOURCE
 BARRY F. LUSE                           PAMELA J. SWINT
   Vice President/Trust Officer            Human Resource Manager

 RICHARD G. STEIN                      ACCOUNTING
   Assistant Vice President/             ALLAN E. MEHLOW
   Trust Officer                           Vice President
                                           Chief Financial Officer

 NORMA J. COZETTE
   Trust Operations Officer              LAWRENCE R. FULK
                                            Vice President/Controller

AUDIT
 JOHN C. HOFFMAN                       BALLVILLE OFFICE
   Auditor                               JAMI L. SEVERS
                                           Branch Manager

 MARK A. LOHRBACH
   Loan Review Officer                 GREEN SPRINGS OFFICE
                                         THEODORE J. RUTHERFORD
OPERATIONS                                 Branch Manager/
 MICHAEL J. HARTENSTEIN                    Agricultural Representative
   Operations Officer

                                         MARILYN J. HUMBERT
DEPOSIT ADMINISTRATION                     Assistant Cashier/
 ROBERT L. OVERMYER                        Assistant Branch Manager
   Assistant Vice President
   Deposit Administrator               BELLEVUE OFFICES
                                         DEE A. BLACKBURN
WEST SIDE OFFICE                            Branch Manager
 JOSEPHINE L. WEYER
   Branch Manager                      CLYDE OFFICE
                                         RICHARD E. LAWRIE
EAST SIDE OFFICE                            Branch Manager
 RONALD T. GOEHRING
   Branch Manager                      MONROEVILLE OFFICE
                                         DAVID M. SABO
 COLEEN O. MILLER                          Branch Manager
   Assistant Cashier/
   Assistant Branch Manager