Form 10-K, Exhibit 13
period 1998-12-31
CROGHAN BANCSHARES INC
filed 1999-03-17
CIK 887149

                                   Exhibit 13










                            CROGHAN BANCSHARES, INC.

                               1998 ANNUAL REPORT

CROGHAN BANCSHARES, INC.
CONTENTS


Financial Highlights                                             1

Letter to Shareholders                                           2

Description of the Corporation and Common Stock Data             4

Selected Financial Data                                          5

Management's Discussion and Analysis                             6

Independent Auditor's Report                                    15

Consolidated Financial Statements                               16

Directors and Officers                                          36



FINANCIAL HIGHLIGHTS

                                      1998            1997          Percent
                                                                    Change
 For the year:
    Net income                      $  3,160,000    $  3,107,000     1.7%
    Income per common share                 1.66            1.63     1.8%
    Dividends per common share               .60             .60      - %

    Return on average assets                 .94%            .94%
    Return on average tangible
        stockholders' equity               13.08%          14.47%


 At year end:
    Assets                          $350,144,000    $335,040,000     4.5%
    Loans                            239,359,000     239,076,000      .1%
    Investment securities             76,235,000      69,664,000     9.4%
    Deposits                         301,456,000     289,053,000     4.3%
    Stockholders' equity              33,705,000      31,590,000     6.7%

    Book value per common share     $      17.70    $      16.60     6.6%
    Stockholders' equity to
        total assets                        9.63%           9.43%

    Number of stockholders of record         736             665    10.7%
    Number of full-time equivalent
        employees                            190             181     5.0%


                               To Our Shareholders

For Croghan Bancshares, Inc. 1998 was a year of turning corners. The Corporation's net income increased to $3,160,000 which is 1.7 percent above the 1997 performance. Return on average assets held steady at .94 percent and return on average tangible stockholder's equity stood at 13.08 percent. The Corporation declared a 3-for-1 stock split effective on June 5, 1998. This resulted in our shareholders owning three shares for each one owned prior to the split. The performance on the market price of the shares is shown elsewhere in the report. Operationally, a significant amount of time and energy was devoted to troubleshooting equipment malfunctions involving the Bank's on-line teller system. A turnover of personnel in the Specialized Investment Division set us back a step or two but before year end we were able to remedy the situation and, we believe, establish a stronger department as a result.

The national economy started 1998 on a rocky note as the Asian markets were experiencing some turmoil at the end of 1997. By the end of winter, the U.S. economy shrugged off the global concerns and the Dow Jones Industrial Average closed above 9,000 for the first time in early April. By mid summer continuing global concerns caused a steady downturn in the market. The Federal Reserve stepped in with downward rate adjustments in late September, mid October and mid November which stabilized the economy and the stock market rebounded by year end to a position slightly below the earlier high points. The Wall Street prime rate at year-end was 7.75 percent.

The local economy, in the Bank's marketing area, was similar to previous years. Retail sales were moderate with the Christmas season being the key factor, in many cases, to a successful year. Manufacturing was mixed with the closing of the Eveready Battery plant in Fremont early in the year and Lighting Resources in Bellevue in November. Two local firms, Chemi-Trol Chemical Co. and Fremont Plastic Products, have been purchased by out-of-state companies but maintain facilities in the Fremont area. On a positive note, Continental PET, a plastic bottle supplier to H.J. Heinz Co., has located a plant in Fremont and Aeroquip Inoac, an auto industry supplier, has increased its workforce by approximately 90 jobs. The agriculture industry, an important segment of our local economy, had a spotty year. Yields were somewhat higher than average but prices were very low. The hog market prices were extremely low.

The Corporation's balance sheet at year-end posted growth of 4.3 percent in the deposit categories and 4.5 percent in total assets. While total loans at year-end were basically flat from the 1997 year end, the investment securities noted an increase of 9.4 percent. Management's challenge, and goal, will be to increase the loan categories. While loans increase balance sheet risk they also offer a higher rate of return.

The Year 2000 computer based problem has been a focus since early 1997. An internal task force was formed comprising representatives from all operating areas of the Bank. The purpose was to foster awareness, assess systems to identify possible problems, renovate these problems by seeking solutions, validate the solutions by testing, and implement any necessary adjustments or changes. The new computer mainframe software installed in 1997 came to us advertised as Y2K compliant. Our testing program, thus far, has turned up no problems of a serious nature. Our 136 personal computers have been tested and the few minor problems encountered are easily corrected. A consultant has been working with the Trust Department and Specialized Investment Division computers and testing is on schedule with few problems encountered. We have also engaged an outside independent reviewer to validate the testing reports on mission critical processes. Obviously we cannot guarantee there will be no problems on January 1, 2000. The Bank has had a disaster plan in place for years. That plan will be the basis for a contingency plan should some or all of our systems fail. Our goal is to be able to provide "business as usual", or very close to it, on January 3, 2000. Please be very careful about

"doomsayers" or some stranger offering to keep your funds safe. Your bank is the safest place for your funds, fully FDIC insured. Your mattress has no deposit insurance.

On a sad note and a shock to all the Croghan family, Thomas F. Camella, Vice President & Chief Operating Officer died on January 26, 1999 after a brief illness. Tom came to the Bank on March 1, 1991 after 18 years at Clyde Savings Bank and two years at Huntington Bank. His willingness to take on any task and see it to completion will be sorely missed. He was devoted to his family, his church, his vocation and his community. Our heartfelt sympathy goes out to the Camella family.

As 1999 continues, we expect to be challenged by the economy, the competition and our own goals. Financial services to the customers in our market area communities and profitability for our shareholders are the main focus. The City of Fremont celebrates its sesquicentennial in October, 1999. A year long string of events is planned to commemorate this event. The Bank, one of the many sponsors of the events, is planning to be involved. We have been serving the community for 111 of its 150 years. Our goal is to continue that service because "We're Community People" and we are "In Your Corner, On Your Corner."

Thank you for your continued trust, encouragement and support.


/s/ Thomas Hite

Thomas F. Hite
President & CEO

CROGHAN BANCSHARES, INC.
DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc. (the "Corporation" or "Croghan"), a one bank holding company, was incorporated in 1983 and has approximately $350,000,000 in total assets as of December 31, 1998. Its operating subsidiary, The Croghan Colonial Bank (the "Bank"), was incorporated in 1888 and is headquartered in Fremont, Ohio. The Corporation purchased Union Bancshares Corp. ("Union"), with assets of $102,276,000, on August 1, 1996.

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

There is no established public trading market for the Corporation's common stock, although McDonald & Company of Cleveland, Ohio has functioned as a market intermediary for the Corporation's stock since July 1, 1992. Solely on the basis of transactions that have been reported to the Corporation, as adjusted for the effect of a 3-for-1 stock split that was paid on June 5, 1998, the ranges of transaction prices for shares of its common stock for each quarterly period during 1998 and 1997 were as follows:


                                              1998                1997

               First Quarter           $ 24.00 to 24.66     $ 19.67 to 19.67
               Second Quarter            24.00 to 26.00       20.33 to 20.67
               Third Quarter             26.00 to 28.00       20.67 to 21.00
               Fourth Quarter            28.00 to 28.25       21.33 to 22.67

Dividends declared by the Corporation on its common stock during the past two years, as adjusted for the effect of a 3-for-1 stock split that was paid on June 5, 1998, were as follows:

                                          1998                1997

      Three-months ended March 31        $ .15               $ .15
      Three-months ended June 30           .15                 .15
      Three-months ended September 30      .15                 .15
      Three-months ended December 31       .15                 .15
                                           ---                 ---
                                         $ .60               $ .60
                                           ===                 ===

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

                           James K. Walter, Secretary
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                                Fremont, OH 43420
                                 419-332-7301
                           1-888-Croghan (276-4426)

CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

                                                                                Years ended December 31,
                                                                     1998          1997          1996        1995          1994
                                                                         (Dollars in thousands, except share data)
Statements of operations:
    Total interest income                                        $   25,151    $   25,056    $   21,285    $   18,076    $   15,991
    Total interest expense                                           11,420        11,228         9,304         7,409         6,306
                                                                 ----------    ----------    ----------    ----------    ----------
        Net interest income                                          13,731        13,828        11,981        10,667         9,685
    Provision for loan losses                                           240           180           160           120           330
                                                                 ----------    ----------    ----------    ----------    ----------
    Net interest income after provision for loan losses              13,491        13,648        11,821        10,547         9,355
    Total non-interest income                                         1,742         1,514         1,314         1,126           776
    Total non-interest expenses                                      10,424        10,446         8,594         6,960         6,827
                                                                 ----------    ----------    ----------    ----------    ----------
        Income before federal income taxes                            4,809         4,716         4,541         4,713         3,304

    Federal income taxes                                              1,649         1,609         1,486         1,444           917
                                                                 ----------    ----------    ----------    ----------    ----------
           Net income                                            $    3,160    $    3,107    $    3,055    $    3,269    $    2,387
                                                                 ==========    ==========    ==========    ==========    ==========

Per share of common stock:
    Net income                                                   $     1.66    $     1.63    $     1.60    $     1.72    $     1.25
    Dividends                                                           .60           .60           .60           .55           .44
    Book value                                                        17.70         16.60         15.57         14.66         13.20
                                                                 ==========    ==========    ==========    ==========    ==========

Average common shares outstanding                                 1,903,616     1,903,578     1,903,578     1,903,578     1,903,578
                                                                 ==========    ==========    ==========    ==========    ==========
Year end balances:
    Loans receivable, net                                        $  235,941    $  235,558    $  227,279    $  157,356    $  152,505
    Investment securities                                            76,235        69,664        76,481        72,951        72,301
    Total assets                                                    350,144       335,040       340,168       245,518       240,331
    Deposits                                                        301,456       289,053       295,310       207,876       205,789
    Stockholders' equity                                             33,705        31,590        29,640        27,898        25,129
                                                                 ==========    ==========    ==========    ==========    ==========
Average balances:
    Loans receivable, net                                        $  229,463    $  224,378    $  184,237    $  152,764    $  146,185
    Investment securities                                            70,618        72,763        74,058        68,744        74,382
    Total assets                                                    337,493       330,879       282,667       238,759       236,977
    Deposits                                                        294,225       289,879       245,301       206,097       207,003
    Stockholders' equity                                             32,672        30,520        28,829        26,613        24,548
                                                                 ==========    ==========    ==========    ==========    ==========
Selected ratios:
    Net yield on average interest-earnings assets                      4.40%         4.53%         4.53%         4.70%         4.31%
    Return on average total assets                                      .94           .94          1.08          1.37          1.01
    Return on average stockholders' equity                             9.67         10.18         10.60         12.28          9.72
    Return on average tangible stockholders' equity                   13.08         14.47         12.34         12.28          9.72
    Net loan charge offs (recoveries) as a percent of average
        outstanding net loans                                           .15           .01           .06          (.09)          .14
    Allowance for loan losses as a percent of year-end loans           1.43          1.47          1.46          1.63          1.52
    Stockholders' equity as a percent of total year-end assets         9.63          9.43          8.71         11.36         10.46
                                                                 ==========    ==========    ==========    ==========    ==========


  All share data has been adjusted for the 2-for-1 stock split in 1995 and the
    3-for-1 stock split in 1998. Amounts for 1996 reflect the August 1, 1996 purchase of Union Bancshares Corp.

CROGHAN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS

         The following discussion provides additional information pertaining to Croghan's financial condition and results of operations. This information is presented to further the reader's understanding of the Consolidated Financial Statements which appear on pages 16 through 35 of this Annual Report. Where appropriate, Management has noted their insights into known events and trends that have or may be expected to have a material effect on Croghan's operations and financial condition. The information presented may contain forward-looking statements regarding future financial performance which are not historical facts and involve various risks and uncertainties. Actual results and performance could materially differ from those contemplated in such forward-looking statements.

ACQUISITION OF UNION BANCSHARES CORP.
         On August 1, 1996, Croghan purchased Union Bancshares Corp. and its commercial bank subsidiary, The Union Bank and Savings Company of Bellevue, Ohio. As a result of this transaction, Croghan acquired two offices in Bellevue, an office in Clyde, and an office in Monroeville.

         Union stockholders were paid cash for their share holdings and the transaction was recorded using the purchase method of accounting. The fair value of Union's assets and liabilities on the acquisition date totalled $102,276,000 and $91,545,000, respectively. The purchase price amounted to $20,300,000 and goodwill of $9,569,000 was recorded as a result of the transaction. The impact of the purchase of Union Bancshares Corp. should be considered when comparing income and expense items and average balances to prior year amounts.

PERFORMANCE SUMMARY
         Croghan's net income increased 1.7% to $3,160,000 for the year ended December 31, 1998. This compares to net income of $3,107,000 in 1997 and $3,055,000 in 1996. The improvement in 1998 net income was the result of increases in all items within the non-interest income category. The improvement in 1997 net income was the result of specific cost saving measures from the consolidation of various redundant operations and functions within the newly acquired offices.

         The 1998 return on average assets was .94%. This compares to .94% in 1997 and 1.08% in 1996. Croghan's return on average tangible stockholders' equity totalled 13.08% in 1998, compared to 14.47% in 1997 and 12.34% in 1996. Income per share in 1998 amounted to $1.66, compared to $1.63 in 1997 and $1.60 in 1996.

         Total assets at December 31, 1998 were $350,144,000 or a 4.5% increase from 1997's total assets of $335,040,000. Total loans were $239,359,000 at December 31, 1998, a .1% increase over 1997's total loans of $239,076,000. Total deposits were $301,456,000 at December 31, 1998 or an increase of 4.3% from 1997's total deposits of $289,053,000. Total stockholders' equity at December 31, 1998 amounted to $33,705,000 or a 6.7% increase as compared to $31,590,000 in 1997.

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

                                                  1998       1997       1996

                                                   (Dollars in thousands)

Average interest-earning assets                 $312,140   $305,080   $264,332
Interest income                                   25,151     25,056     21,285
Average rate earned                                 8.06%      8.21%      8.05%

Average interest-bearing liabilities            $270,167   $268,035   $222,746
Interest expense                                  11,420     11,228      9,304
Average rate paid                                   4.23%      4.19%      4.18%

Net interest income                             $ 13,731   $ 13,828   $ 11,981
Net interest yield
    (net interest income divided
     by average interest-earning assets)            4.40%      4.53%      4.53%

         Net interest income in 1998 decreased by $97,000 to $13,731,000 or .7% below 1997's level of $13,828,000. This followed an increase of $1,847,000 in 1997 or 15.4% over 1996's net interest income of $11,981,000. The net interest yield stood at 4.40%, 4.53%, and 4.53% in 1998, 1997, and 1996, respectively.

         Management believes the Federal Reserve Open Market Committee will likely keep rates steady through mid-1999 until a clear consensus can be drawn regarding international markets and their impact on the U.S. economy. A renewed bias towards "tightening" (i.e., an inclination to raise rates) may surface in late 1999 if unemployment levels remain low and wage pressures accelerate. Such action would translate into slightly lower loan and deposit rates through mid-to-late 1999, with possible higher rates near year end.

         Additionally, local market conditions will continue to pressure net interest income in 1999. Two bank competitors, one headquartered in Clyde, Ohio and one headquartered in Old Fort, Ohio, have announced plans to open branches in the Fremont market. Croghan will take the steps necessary to protect its loan and deposit base in light of this renewed competition. Initial projections indicate that 1999 net interest income should increase between 1% and 2% from 1998's level.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES
         Croghan has implemented a loan policy which establishes procedures to manage both credit risk and asset quality. The policy details acceptable lending guidelines and also stipulates the use of a loan review process. The loan review process, which is conducted by an outside credit review firm, facilitates the early identification of problem loans, ensures sound credit decisions, and aids in determining the amount of the provision for loan losses. Monthly provisions are made in amounts which maintain the balance in the allowance for loan losses at a level considered by management to be adequate for potential losses within the portfolio. The ultimate goal of Croghan's loan policy is to minimize the uncertainties associated with the lending function.

         In addition to the comprehensive lending guidelines and loan review process, management monitors the following factors to determine the adequacy of the allowance for loan losses: delinquency trends, the status of nonperforming loans, current and historical trends in charged-off loans, existing local and national economic conditions, and changes within the volume and mix of the various loan categories. Even though management uses all available information to provide for possible loan losses, future additions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. Also, the regulatory agencies that periodically review Croghan's allowance for loan losses may require additions to the allowance or the charge-off of specific loans based on the information available to them at the time of their examinations. The following table details factors relating to the provision and allowance for the years ended December 31:

                                                     1998      1997      1996
                                                       (Dollars in thousands)


Provision for loan losses charged
      to expense                                     $  240    $  180    $  160
Net loan charge-offs                                    340        30       117
Net loan charge-offs as a percent of
      average outstanding net loans                     .15%      .01%      .06%
Nonaccrual loans                                     $  315    $  212    $  649
Loans contractually past due 90 days or more          1,086       582       764
Restructured loans                                      -         -         471
Potential problem loans, other than those past due
      90 days or more, nonaccrual, or restructured    1,275     1,992     1,738
Allowance for loan losses                             3,418     3,518     3,368
Allowance for loan losses as a percent of
      year-end loans                                   1.43%     1.47%     1.46%

         The provision for loan losses in 1998 totalled $240,000 compared to $180,000 in 1997 and $160,000 in 1996. A positive trend in the loan portfolio at December 31, 1998 was a $717,000 decrease in other potential problem loans to $1,275,000. Negative trends include a $103,000 increase in nonaccrual loans and a $504,000 increase in loans past due 90 days or more. Net loan charge-offs in 1998 totalled $340,000 with $288,000 of that total attributable to the consumer loan portfolio. Management continues to monitor consumer loan delinquencies and feels that overall loan portfolio quality remains quite manageable.

         In accordance with Generally Accepted Accounting Principles, Croghan determines its investment in impaired loans on a quarterly basis. An impaired loan represents one which, based on the most current information available, appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded based upon the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate. At December 31, 1998 Croghan's impaired loans totalled $316,000 as compared to $257,000 at December 31, 1997.

NON-INTEREST INCOME
         Non-interest income in 1998 increased $228,000 to $1,742,000 or 15.1% above 1997's total of $1,514,000. This followed an increase of $200,000 in 1997 or 15.2% more than 1996's total of $1,314,000. The following table details non-interest income for the years ended December 31:

                                                   1998       1997       1996
                                                     (Dollars in thousands)

Trust income                                     $  373     $  324     $  268
Service charges on deposit accounts                 747        720        637
Loss on sale of investment securities                 -        (27)       (22)
Gain on sale of loans to Freddie Mac                 35          -          -
Other operating income                              587        497        431
                                                 ------     ------     ------
      Total non-interest income                  $1,742     $1,514     $1,314
                                                 ======     ======     ======

         Trust income increased $49,000 or 15.1% in 1998 following an increase of $56,000 or 20.9% in 1997. The Trust Department had over $70,000,000 in assets under management at the end of 1998 compared to $56,156,000 at December 31, 1997.

         Service charges on deposit accounts increased $27,000 or 3.8% in 1998 following an increase of $83,000 or 13.0% in 1997. There were no investment securities losses in 1998 as compared to losses of $27,000 in 1997 and $22,000 in 1996. A substantial portion of the 1997 and 1996 losses were realized upon the sale of U.S. Treasury Notes with approximately one year remaining until their maturities. Investments due in two years were purchased to replace those securities that were sold. Significant portions of the reported securities losses during those years were offset by increased investment earnings on the replacement securities purchased, with such earnings reported as a component of total interest income.

         As a result of the low interest rate environment encountered throughout 1998, a portion of Croghan's mortgage loan originations were sold to Freddie Mac (Federal Home Loan Mortgage Corporation). The sale of these loans allowed Croghan to maintain its customer relationships while at the same time eliminating the risk associated with long-term fixed-rate mortgage loan financing. Croghan realized gains of $35,000 as a result of loan sales in 1998.

         Other operating income increased $90,000 or 18.1% in 1998 following an increase of $66,000 or 15.3% in 1997. Croghan has an established Specialized Investments Division which markets non-FDIC insured investment products (e.g., mutual funds and annuities). The Specialized Investments Division generated $131,000 in fees during 1998, compared to $142,000 in 1997 and $113,000 in 1996.

         In 1998, Croghan instituted an ATM surcharge fee which is levied against users of our proprietary automated teller machines that are not Croghan customers. ATM surcharge fees in 1998 totalled $66,000 and are expected to increase 10% to 20% in 1999.

         In addition to investment division fee income and ATM surcharge fees, significant components of other operating income include Master Card merchant fees, safe deposit box fees, commissions from the sale of credit life insurance on loan products, fees from the sale of official checks and money orders, and other miscellaneous fee income items.

NON-INTEREST EXPENSES

         Non-interest expenses in 1998 decreased by $22,000 to $10,424,000 or .2% below 1997's total of $10,446,000. This followed an increase of $1,852,000 in 1997 or 21.5% more than 1996's total of $8,594,000. The following table details non-interest expenses for the years ended December 31:

                                                 1998        1997       1996
                                                     (Dollars in thousands)

Compensation                                   $ 4,577      $4,482     $3,895
Benefits                                         1,017       1,053      1,007
                                               -------      ------     ------
      Total personnel expense                    5,594       5,535      4,902
Net occupancy expense                              654         672        474
Equipment expense                                  870         749        604
Goodwill amortization                              638         638        266
State franchise and other taxes                    359         352        477
Postage                                            235         224        191
Stationery and supplies                            223         228        232
Advertising and marketing                          203         210        204
Examination expense                                173         150        133
Telephone                                          136         125         95
Professional and consulting services               107         135        139
Third party computer processing                    105         304        150
Other                                            1,127       1,124        727
                                               -------     -------     ------
      Total non-interest expenses              $10,424     $10,446     $8,594
                                               =======     =======     ======

         Total personnel expense increased $59,000 or 1.1% in 1998 compared to an increase of $633,000 or 12.9% in 1997. Net occupancy expense decreased $18,000 in 1998 after increasing $198,000 in 1997. Equipment expense increased $121,000 or 16.2% in 1998 following an increase of $145,000 or 24.0% in 1997.
Significant portions of the 1998 and 1997 increases in equipment expense were attributable to the purchase and maintenance of computer equipment used to deliver accurate and efficient customer service. Year 2000 compliant mainframe hardware and software was installed in 1997 and various personal computers were upgraded to Year 2000 compliant status throughout 1998.

         Goodwill amortization, arising from the 1996 purchase of Union Bancshares, Inc., totalled $638,000 in 1998 and 1997, and $266,000 in 1996. The goodwill created in the Union transaction is being amortized over a 15 year period.

         State franchise taxes, which are based on Croghan's capital structure, and other taxes increased $7,000 or 2.0% in 1998 following a $125,000 or 26.2% decrease in 1997. The 1997 reduction resulted from a lower franchise tax rate structure enacted by the Ohio legislature.

         Examination expense increased $23,000 or 15.3% in 1998 following a $17,000 or 12.8% increase in 1997. Professional and consulting services decreased by $28,000 or 20.7% in 1998 following a slight decrease in 1997. Third party computer processing fees decreased $199,000 or 65.5% in 1998 compared to a $154,000 or 102.7% increase in 1997. The significant increase in 1997 relates to outside processing associated with the offices acquired in the Union transaction. In 1997 all offices were converted to a common in-house computer processing system and this allowed outside computer processing expenses to decline significantly in 1998.

         Other operating expenses decreased slightly in 1998 after increasing $387,000 or 54.6% in 1997. Major expense categories included in other operating expenses are Master Card processing and franchise fees, miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination and collection expenses, dues and subscriptions, ATM network fees, software amortization costs, correspondent bank service charges, and charitable donations.

FEDERAL INCOME TAXES
         Federal income tax expense totalled $1,649,000 in 1998, compared to $1,609,000 in 1997 and $1,486,000 in 1996. The effective tax rate in 1998 increased to 34.3%, compared to 34.1% in 1997 and 32.7% in 1996. The effective tax rate for all three years reflects the disallowance of any tax deduction for goodwill amortization.

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

         Croghan's investment portfolio is comprised primarily of U.S. Treasury and U.S. Government Agency obligations. The carrying value of such investments totalled $58,857,000 at December 31, 1998, compared to $54,713,000 at December 31, 1997. Croghan also invests in debt obligations of domestic corporations and political subdivisions, and in stock issues of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The carrying value of these investments totalled $17,378,000 at December 31, 1998, compared to $14,951,000 at December 31, 1997.

         As previously noted, Croghan did not sell any securities in 1998. In 1997, Croghan received $7,011,000 in proceeds from the sale of U.S. Treasury Notes and U.S. Government Agency obligations prior to their stated maturities. A majority of the 1997 sales were the result of a planned strategy to improve the portfolio's yield without significantly increasing its average maturity.

TOTAL LOANS RECEIVABLE

         Total loans receivable at December 31, 1998 increased $283,000 over December 31, 1997. The following table summarizes total loans and the percent change by major category as of December 31:

                                                                     Percent
                                                 1998       1997     Change
                                             (Dollars in thousands)

Commercial, financial and agricultural          $ 32,161   $ 32,739     (1.8)%
Real estate - residential mortgage               103,947    106,195     (2.1)%


Real estate - nonresidential mortgage             51,484     50,522      1.9%
Real estate - construction                           903      3,478    (74.0)%
Consumer                                          48,327     43,609     10.8%
Credit card                                        2,537      2,533       .2%
                                                --------   --------
      Total loans                               $239,359   $239,076       .1%
                                                ========   ========

         As noted in the preceding table, consumer, nonresidential real estate, and credit card loans increased. Conversely, residential real estate loans, construction real estate loans, and commercial, financial, and agricultural loans decreased. Total loan growth was less than projected and resulted from intense competition due to the low interest rate environment. Additionally, Croghan sold $1,804,000 of residential real estate loans to Freddie Mac without recourse in an effort to mitigate the interest rate risk associated with long-term mortgage loan financing. Croghan anticipates similar slow loan growth in 1999, although a change in the rate environment could influence the actual results.

TOTAL DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Deposits and other interest-bearing liabilities serve as the primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:


                                                                      Percent
                                                  1998       1997     Change
                                               (Dollars in thousands)

Demand, non-interest bearing                    $ 34,518   $ 30,753     12.2%
Savings, NOW and Money Market deposits           116,887    106,836      9.4%
Time deposits                                    150,051    151,464      (.9)%
                                                --------   --------
      Total deposits                             301,456    289,053      4.3%
Federal funds purchased                            7,940      8,663     (8.3)%
Securities sold under repurchase agreements        1,200        -       100.0%
Borrowed funds                                     3,335      3,200      4.2%
                                                --------   --------
      Total deposits and other
         interest-bearing liabilities           $313,931   $300,916      4.3%
                                                ========   ========

         All deposit categories, except time deposits, increased in 1998 as a result of Croghan's aggressive posture towards maintaining its core deposit base. Croghan will closely monitor its deposit product rates throughout 1999 in the wake of renewed competition in the Fremont market area.

         Other interest-bearing liabilities at December 31, 1998 increased $612,000 to $12,475,000 from $11,863,000 at December 31, 1997. A $723,000 decrease in federal funds purchased was more than offset by a $135,000 increase in borrowed funds and a $1,200,000 increase in securities sold under repurchase agreements. Borrowed funds at December 31, 1998 are comprised of $3,000,000 from the Federal Home Loan Bank of Cincinnati and $335,000 from NBD Bank. The proceeds from the Federal Home Loan Bank loans were obtained in 1994 and 1998 to assist in managing interest rate sensitivity associated with Croghan's fixed rate real estate loan portfolio. The proceeds from the NBD Bank loan were obtained in 1996 to assist in funding the purchase of Union.

CAPITAL
         Croghan's stockholders' equity at December 31 is summarized in the following table (with the 1998 amounts reflecting the effect of the 3-for-1 stock split):

                                                       1998        1997
                                                    (Dollars in thousands)
Common stock                                           $23,797     $ 7,932
Surplus                                                      3       8,989

Retained earnings                                        9,731      14,587
Net unrealized gain on investment
    securities available-for-sale                          174          82
                                                       -------     -------
Total stockholders' equity                             $33,705     $31,590
                                                       =======     =======

         As noted in the table, the net unrealized holding gain on investment securities classified as available-for-sale is a component of stockholders' equity. At year-end 1998, Croghan held $30,493,000 in available-for-sale securities with a net unrealized holding gain of $174,000. This compares to 1997 year-end holdings of $34,197,000 with a net unrealized holding gain of $82,000.

         Croghan's capital structure is subject to capital requirements as established by the Federal Reserve Board. To be considered "well capitalized" an institution must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1998, Croghan was deemed "well capitalized" with a Tier I risk-based capital ratio of 11.7% and a total risk-based capital ratio of 13.0%.

LIQUIDITY
         Croghan's primary sources of liquidity are derived from its core deposit base and stockholders' equity position. Secondary liquidity is provided by actively managing the investment portfolio and the ability to borrow funds from correspondent banks under established lines of credit which total $13,000,000 at December 31, 1998.

         Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and fund possible deposit account withdrawals. At December 31, 1998, liquid assets in the form of cash and due from banks totalled $10,334,000 or 3.0% of total assets. These highly liquid assets, in addition to an evenly staggered maturity schedule within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.

         The liquidity needs of the Corporation, primarily the need to pay quarterly cash dividends to shareholders and make debt service payments to NBD Bank, are funded by upstream-dividends from the Bank subsidiary. Dividends paid to the Corporation by the Bank for such purposes totalled $3,067,000 in 1998, $3,102,000 in 1997, and $1,667,000 in 1996. Additionally, a special 1996 dividend approved by the regulatory agencies of $15,630,000 was declared to assist in funding the purchase of Union.

         As previously noted, Croghan's indebtedness to NBD Bank totalled $335,000 at December 31, 1998. Management believes that Croghan's liquidity is not only sufficient to make the required debt service payments, but also adequate to fund its daily operating needs and provide for future dividend payments.

INTEREST RATE RISK
         Interest rate risk is one of Croghan's most significant financial exposures. This risk, which is common to the financial institution sector, is an integral part of Croghan's operations and impacts the rate pricing strategy for essentially all loan and deposit product offerings.

         In an effort to identify and quantify its interest rate risk, Croghan uses a model that divides interest-earning assets and interest-bearing liabilities into repricing categories. Their relationship at December 31, 1998 is noted in the following table:

                                                            1 year
                                               Less than    through      Over
                                                1 year      5 years     5 years
                                                      (Dollars in thousands)
Interest-earning assets:
    Federal funds sold                        $   8,300    $      -     $     -
    Investment securities                        20,128      50,971       2,999
    Loans receivable                             97,552      70,577      70,915
                                              ---------    --------     -------



        Total interest-earning assets           125,980     121,548      73,914

Interest-bearing liabilities:
    Savings, NOW and Money Market deposits      116,887           -           -
    Time deposits                               118,756      30,905         390
    Federal funds purchased                       7,940           -           -
    Securities sold under repurchase agreements   1,200           -           -
    Borrowed funds                                1,335           -       2,000
                                              ---------    --------     -------
        Total interest-bearing liabilities      246,118      30,905       2,390

Interest sensitivity GAP                       (120,138)     90,643      71,524
                                              ---------    --------     -------
Cumulative GAP                                $(120,138)   $(29,495)    $42,029
                                              =========    ========     =======
Cumulative earning assets/cumulative
      interest-bearing liabilities                 51.2%       89.4%      115.0%
                                                   ====        ====       =====

         A calculated amount, or "GAP", is measured between the repricing assets and repricing liabilities within each category. This rate sensitivity GAP provides the framework to measure interest rate risk or the potential exposure to net interest income that could result from changes in market interest rates.

         In an effort to manage interest rate risk, Croghan emphasizes the products and terms of interest-earning assets and interest-bearing liabilities which produce satisfactory earnings while limiting the potential negative effects of changes in market interest rates. Since Croghan's primary source of revenue is derived from its loan portfolio, a significant number of loans are made on an adjustable rate basis to reduce the exposure to interest rate risk. Deposit products, which are Croghan's principal interest-bearing liabilities, are more difficult to manage since customer preferences for product types and terms are not easily influenced.

         Croghan's potential financial exposure is typically measured based upon sudden and sustained market rate increases and decreases of 1%. The effect of an immediate 1% increase in rates would theoretically decrease net interest income by $940,000 or 6.8%.

         Conversely, a 1% decrease in rates would theoretically increase net interest income by $940,000. The actual future impact of general interest rate movements on Croghan's net interest income may be materially different from the calculated amounts since the computations are based upon hypothetical interest rate changes and various assumptions. The oversight of interest rate risk is the responsibility of a committee established by Croghan's asset/liability management policy. The policy provides a framework to quantify and monitor the risk, to provide for liquidity needs, and to maximize net income by actively managing net interest yield.

YEAR 2000 PREPAREDNESS

         There is considerable concern over the ability of many computer software programs to function when the year 2000 arrives. This concern arises because many existing programs use only the last two digits to refer to the year. As such, programs do not recognize the difference between a year that begins with "20" instead of the current "19".

         Computer operations are a crucial part of Croghan's operating strategy and a comprehensive program has been implemented to verify that all internal software will operate properly. Certified Year 2000 compliant mainframe computer hardware and software was purchased and installed in 1997. To ensure the validity of this certification, multiple testing sessions were conducted during the fourth quarter of 1998. Additional testing will occur during the first half of 1999 and will specifically involve changing the processing dates to December 31, 1999 and January 1, 2000.

         A testing program has also been implemented to verify that all desktop personal computers and network servers will function properly in the year 2000. Year 2000 test software and date changing procedures have been effected on all of the 136 personal computers located throughout the organization. The network servers are scheduled for testing prior to June 30, 1999.

         Croghan's direct exposure to embedded microchip technology is of little or no consequence. Unlike many manufacturers which use computerized robots, controllers, and assembly lines, Croghan has only to assess its elevators and HVAC systems. All such systems have been evaluated and were determined to be free of embedded microchip technology.

         Croghan also has a vested interest in the computer processing requirements of its vendors and customers. Many primary suppliers have been contacted to ensure their preparedness. A tickler system was instituted to follow up with those vendors that have not replied or possibly indicated some question as to their commitment to readiness. These vendors will be contacted throughout 1999.

         From a customer standpoint, the problem could affect the ability of Croghan's borrowers to service debts if their direct operations, vendors, or customers were impacted. To raise the customers' level of awareness, Croghan has sponsored two Year 2000 seminars for local businesses. Additionally, the Federal Reserve Bank instituted a Year 2000 examination process to which Croghan is subject. As a part of that process, Croghan was required to identify those commercial customers (borrowers and depositors) which exceeded a set threshold and prepare written Year 2000 assessment work sheets. As of December 31, 1998, approximately 200 such assessments have been completed. A tickler system was then instituted to follow up on those customers with a high inclination to Year 2000 risk. The Year 2000 risk assessment for Croghan's borrowers is a factor in determining the provision for loan losses.

         A majority of the cost associated with upgrading Croghan's internal hardware and software was incurred when the mainframe equipment was purchased in 1997. Additional direct expenditures attributable to Year 2000 internal hardware and software approximated $32,000 in 1998 and are estimated at $25,000 for 1999. Costs associated with the vendor and customer compliance portions of the Year 2000 preparedness plan are difficult to quantify, but direct costs of the program were estimated at $25,000 in 1998 and should approximate a similar amount in 1999. An even more difficult amount to quantify is the personnel time required to verify system integrity and assure compliance with the policies and procedures mandated by the regulatory agencies. Such expense is estimated to have amounted to over $100,000 since 1997 and will likely approximate $75,000 in 1999.

         As a bank holding company, Croghan has a well established and tested contingency plan for mainframe and personal computer processing. The plan has been implemented on various occasions during times of electrical and telephone circuit interruption. A worst-case Year 2000 scenario would likely be similar in nature to interruptions that have been experienced in the past. At those times, Croghan has reverted to the manual processing of customer transactions at the teller windows with mainframe processing accomplished at the off-site disaster recovery location (the off-site location was tested in October 1998 for Year 2000 preparedness and found satisfactory). Croghan has strived to ensure that its contingency plan, vendor, internal processing, and customer segments of the Year 2000 preparedness plan are being executed.

Clifton
Gunderson Ltd.
Certified Public Accountants & Consultants



                          Independent Auditor's Report




Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio


We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                /s/  CLIFTON GUNDERSON LTD.


Toledo, Ohio
January 12, 1999


                                                                  Members of
                                                                    NEXIA
                                                                International

                                                             American Institute
                                                             of Certified Public
                                                                 Accountants

CROGHAN BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

                                                                                            December 31,
                              ASSETS                                                      1998        1997
                                                                               (Dollars in thousands, except par value)
CASH AND CASH EQUIVALENTS
    Cash and due from banks                                                              $ 10,334   $  9,735
    Federal funds sold                                                                      8,300        -
                                                                                         --------   --------
           Total cash and cash equivalents                                                 18,634      9,735
                                                                                         --------   --------
INVESTMENT SECURITIES
    Available-for-sale, at market value                                                    30,493     34,197
    Held-to-maturity, at amortized cost, market value of
        $45,935 in 1998 and $35,588 in 1997                                                45,742     35,467
                                                                                         --------   --------
           Total investment securities                                                     76,235     69,664
                                                                                         --------   --------
LOANS RECEIVABLE                                                                          239,359    239,076
    Less:  Allowance for loan losses                                                        3,418      3,518
                                                                                         --------   --------
           Net loans receivable                                                           235,941    235,558
                                                                                         --------   --------
PREMISES AND EQUIPMENT, NET                                                                 7,821      8,119
ACCRUED INTEREST RECEIVABLE                                                                 2,752      2,613
OTHER REAL ESTATE OWNED                                                                       -          140
GOODWILL                                                                                    8,027      8,665
OTHER ASSETS                                                                                  734        546
                                                                                         --------   --------
TOTAL ASSETS                                                                             $350,144   $335,040
                                                                                         ========   ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits:
        Demand, non-interest bearing                                                     $ 34,518   $ 30,753
        Savings, NOW and Money Market deposits                                            116,887    106,836
        Time                                                                              150,051    151,464
                                                                                         --------   --------
           Total deposits                                                                 301,456    289,053

    Federal funds purchased and securities sold under repurchase agreements                 9,140      8,663
    Borrowed funds                                                                          3,335      3,200
    Dividends payable                                                                         285        285
    Other liabilities                                                                       2,223      2,249
                                                                                         --------   --------
           Total liabilities                                                              316,439    303,450
                                                                                         --------   --------
STOCKHOLDERS' EQUITY
    Common stock, $12.50 par value.  Authorized 3,000,000 shares; issued and
        outstanding 1,903,754 shares and 634,526 shares in 1998 and 1997, respectively     23,797      7,932
    Surplus                                                                                     3      8,989
    Retained earnings                                                                       9,731     14,587
    Net unrealized holding gain on investment securities available-for-sale,
        net of related income taxes                                                           174         82
                                                                                         --------   --------
           Total stockholders' equity                                                      33,705     31,590
                                                                                         --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $350,144   $335,040
                                                                                         ========   ========

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       Years Ended December 31,
                                                                     1998        1997       1996
                                                              (Dollars in thousands, except per share data)
INTEREST INCOME
    Interest and fees on loans receivable                          $ 20,639   $ 20,440    $ 16,700
    Interest and dividends on investment securities:
        U.S. Treasury securities                                      1,757      1,752       2,150
        Obligations of U.S. Government agencies and corporations      1,499      1,772       1,395
        Obligations of states and political subdivisions                646        636         576
        Other securities                                                153        211         298
    Interest on federal funds sold                                      457        245         166
                                                                   --------   --------    --------
           Total interest income                                     25,151     25,056      21,285
                                                                   --------   --------    --------
INTEREST EXPENSE
    Interest on deposits                                             10,993     10,753       8,897
    Interest on other borrowings                                        427        475         407
                                                                   --------   --------    --------
           Total interest expense                                    11,420     11,228       9,304
                                                                   --------   --------    --------
           Net interest income                                       13,731     13,828      11,981

PROVISION FOR LOAN LOSSES                                               240        180         160
                                                                   --------   --------    --------
           Net interest income after provision for loan losses       13,491     13,648      11,821
                                                                   --------   --------    --------
NON-INTEREST INCOME
    Trust income                                                        373        324         268
    Service charges on deposit accounts                                 747        720         637
    Loss on sale of investment securities                                 -        (27)        (22)
    Gain on sale of loans                                                35          -           -
    Other operating income                                              587        497         431
                                                                   --------   --------    --------
           Total non-interest income                                  1,742      1,514       1,314
                                                                   --------   --------    --------
NON-INTEREST EXPENSES
    Salaries, wages and employee benefits                             5,594      5,535       4,902
    Net occupancy expense of premises                                   654        672         474
    Amortization of goodwill                                            638        638         266
    Other operating expenses                                          3,538      3,601       2,952
                                                                   --------   --------    --------
           Total non-interest expenses                               10,424     10,446       8,594
                                                                   --------   --------    --------
           Income before federal income taxes                         4,809      4,716       4,541

FEDERAL INCOME TAXES                                                  1,649      1,609       1,486
                                                                   --------   --------    --------
NET INCOME                                                         $  3,160   $  3,107    $  3,055
                                                                   ========   ========    ========

NET INCOME PER SHARE, based on 1,903,616 shares in 1998            $   1.66   $   1.63    $   1.60
    and 1,903,578 shares in 1997 and 1996                           =======    =======     =======








 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  Years Ended December 31, 1998, 1997 and 1996

                                                                                                   Net
                                                                                               unrealized
                                                            Common                 Retained     holding
                                                             stock      Surplus   earnings     gain (loss)    Total

                                                                      (Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 1995                                 $  7,932   $  8,989    $ 10,709    $    268    $ 27,898
                                                                                                            --------
Comprehensive income:
    Net income for 1996                                             -          -       3,055           -       3,055
    Reclassification adjustment for losses included in
        net income, net of tax of $7                                -          -           -          15          15
    Change in net unrealized holding gain (loss) for 1996,
        net of related income taxes                                 -          -           -        (186)       (186)
                                                                                                            --------
           Total comprehensive income                                                                          2,884
                                                                                                            --------
Cash dividends declared, $.60 per share                             -          -      (1,142)          -      (1,142)
                                                             --------   --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1996                                    7,932      8,989      12,622          97      29,640
                                                                                                            --------
Comprehensive income:
    Net income for 1997                                             -          -       3,107           -       3,107
    Reclassification adjustment for losses included in
        net income, net of tax of $9                                -          -           -          18          18
    Change in net unrealized holding gain (loss) for 1997,
        net of related income taxes                                 -          -           -         (33)        (33)
                                                                                                            --------
           Total comprehensive income                                                                          3,092
                                                                                                            --------
Cash dividends declared, $.60 per share                             -          -      (1,142)          -      (1,142)
                                                             --------   --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1997                                    7,932      8,989      14,587          82      31,590
                                                                                                            --------
Comprehensive income:
    Net income for 1998                                             -          -       3,160           -       3,160
    Change in net unrealized holding gain (loss) for 1998,
        net of related income taxes                                 -          -           -          92          92
                                                                                                            --------
           Total comprehensive income                                                                          3,252
                                                                                                            --------
Transfer for three-for-one stock split                         15,863     (8,989)     (6,874)          -         -
Issuance of common stock                                            2          3           -           -           5
Cash dividends declared, $.60 per share                             -          -      (1,142)          -      (1,142)
                                                             --------   --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1998                                 $ 23,797   $      3    $  9,731    $    174    $ 33,705
                                                             ========   ========    ========    ========    ========











 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Years Ended December 31,
                                                                                              1998        1997        1996
                                                                                                (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                             $  3,160    $  3,107    $  3,055
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                         1,227       1,100         740
        Provision for loan losses                                                               240         180         160
        Deferred federal income taxes                                                            63         (48)         54
        FHLB stock dividends                                                                    (94)        (88)        (68)
        Net amortization of investment security premiums and discounts                           11          66          89
        Loss on sale of investment securities                                                     -          27          22
        Gain on sale of loans                                                                   (35)          -           -
        Loss on disposal of equipment                                                             3         114           9
        Decrease (increase) in accrued interest receivable                                     (139)        (33)        543
        Decrease (increase) in other assets                                                     (38)        115         333
        Increase (decrease) in other liabilities                                               (136)        (26)        190
                                                                                           --------    --------    --------
               Net cash provided by operating activities                                      4,262       4,514       5,127
                                                                                           --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Union Bancshares Corp., net of $6,213 cash and cash equivalents acquired          -           -     (14,087)
    Purchases of investment securities:
        Available-for-sale                                                                  (10,018)    (17,522)    (12,997)
        Held-to-maturity                                                                    (33,052)    (14,947)     (5,020)
    Proceeds from maturities of investment securities                                        36,761      32,314      29,096
    Proceeds from sales of available-for-sale investment securities                               -       7,011      15,307
    Proceeds from sale of loans receivable                                                    1,805           -         487
    Net increase in loans receivable                                                         (2,408)     (8,599)     (9,806)
    Capital expenditures                                                                       (476)     (1,145)       (309)
    Proceeds from sale of equipment                                                               6          12          11
                                                                                           --------    --------    --------
               Net cash provided by (used in) investing activities                           (7,382)     (2,876)      2,682
                                                                                           --------    --------    --------

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                              Years Ended December 31,
                                                                                            1998        1997       1996
                                                                                              (Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                                  $ 12,544    $ (6,116)   $ (2,982)
    Increase (decrease) in federal funds purchased and securities sold
        under repurchase agreements                                                           477       2,623         527
    Borrowed funds:
        Proceeds                                                                            2,000           -       4,063
        Repayments                                                                         (1,865)     (3,362)          -
    Proceeds from issuance of common stock                                                      5           -           -
    Cash dividends paid                                                                    (1,142)     (1,142)     (1,142)
                                                                                         --------    --------    --------
               Net cash provided by (used in) financing activities                         12,019      (7,997)        466
                                                                                         --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        8,899      (6,359)      8,275

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                              9,735      16,094       7,819
                                                                                         --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                 $ 18,634    $  9,735    $ 16,094
                                                                                         ========    ========    ========
SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
         Interest                                                                        $ 11,610    $ 11,434    $  9,312
                                                                                         ========    ========    ========

         Federal income taxes                                                            $  1,495    $  1,810    $  1,400
                                                                                         ========    ========    ========
    Non-cash operating activities:
         Change in deferred income taxes on net unrealized holding gain (loss)
             on available-for-sale securities                                            $     48    $     (8)   $    (88)
                                                                                         ========    ========    ========
    Non-cash investing activities:
         Transfer of loans to other real estate                                          $      -    $    140    $     79
                                                                                         ========    ========    ========

         Change in net unrealized holding gain (loss) on available-for-sale securities   $    140    $    (23)   $   (259)
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

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. The most significant areas involving the use of management's estimates and assumptions are the allowance for loan losses, depreciation of premises and equipment, and the carrying value and amortization of goodwill. Actual results could differ from those estimates.

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

CASH AND CASH EQUIVALENTS

The Bank is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance for the years ended December 31, 1998 and 1997 approximated $3,274,000 and $2,460,000, respectively.

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

INVESTMENT SECURITIES

The Bank's investment securities are designated at the time of purchase as either held-to-maturity or available-for-sale. Securities designated as held-to- maturity are carried at their amortized cost. Securities designated as available-for-sale are carried at market value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as a separate component of stockholders' equity.

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

LOANS RECEIVABLE

Loans receivable are stated at their principal amount, adjusted for loan fees and costs and net of an allowance for loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The allowance for loan losses is determined based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses. Such analysis, which is done on a quarterly basis, is based on the character of the loan portfolio, value of any underlying collateral, current economic conditions, past loan loss experience, and such other factors as management believes requires current recognition in estimating loan losses. Various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

OTHER REAL ESTATE OWNED

Other real estate owned represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.

GOODWILL

Goodwill arising from the 1996 purchase of Union Bancshares Corp. is being amortized on a straight-line basis over a period of 15 years.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

FEDERAL INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns.

The Corporation and the Bank are not currently subject to state and local income taxes.

COMPREHENSIVE INCOME

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in June 1997. Statement 130 establishes standards for reporting and display of comprehensive income (as defined) in a full set of general-purpose financial statements. Statement 130 requires classification of items of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. The Corporation has only one item of other comprehensive income and has elected to report comprehensive income in the consolidated statements of stockholders' equity, with reclassification of 1997 and 1996 amounts.

PER SHARE DATA

Net income per share is computed based on the weighted average number of shares of common stock outstanding during each year, after restatement for stock dividends. Under Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share", which was effective in 1997, this computation is referred to as "basic earnings per share". The adoption of Statement 128 in 1997 had no impact on the previously reported net income per share for 1996.

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for stock dividends.











            This information is an integral part of the accompanying
                       consolidated financial statements.

CROGHAN BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACQUISITION

On August 1, 1996, the Corporation acquired for cash all of the outstanding shares of Union Bancshares Corp. ("Union"). Union's principal subsidiary was The Union Bank and Savings Company, an Ohio banking corporation. Union and its subsidiaries were subsequently merged into the Corporation or the Bank with the transaction accounted for as a purchase, resulting in goodwill of $9,569,000 which is being amortized over a period of 15 years. Accordingly, the results of operations of Union have been included in the consolidated results of the Corporation from August 1, 1996.

NOTE 2 - INVESTMENT SECURITIES

At December 31, 1998, a net unrealized holding gain of $174,000, net of federal income taxes of $90,000, was reported with respect to reporting available-for-sale investment securities at market value. At December 31, 1997, such accounting resulted in a net unrealized holding gain of $82,000, net of federal income taxes of $42,000. Such amounts are reported as a component of stockholders' equity.

The amortized cost and market value of investment securities as of December 31, 1998 and 1997 are as follows:

                                                                     1998                1997
                                                             Amortized  Market   Amortized     Market
                                                               cost      value     cost         value
                                                                      (Dollars in thousands)
Available-for-sale:
    U.S. Treasury securities                                   $28,010   $28,245   $28,459   $28,551
    Obligations of U.S. Government agencies and corporations     2,115     2,141     5,108     5,136
    Obligations of states and political subdivisions               104       107       505       510
                                                               -------   -------   -------   -------
         Total available-for-sale                               30,229    30,493    34,072    34,197
                                                               -------   -------   -------   -------
Held-to-maturity:
    Obligations of U.S. Government agencies and corporations    28,471    28,463    21,026    21,040
    Obligations of states and political subdivisions            15,034    15,235    11,797    11,905
    Other securities                                             2,237     2,237     2,644     2,643
                                                               -------   -------   -------   -------
         Total held-to-maturity                                 45,742    45,935    35,467    35,588
                                                               -------   -------   -------   -------
Total                                                          $75,971   $76,428   $69,539   $69,785
                                                               =======   =======   =======   =======

A summary of unrealized gains and losses on investment securities at December 31, 1998 and 1997 follows:

                                                                      1998                  1997
                                                                Gross      Gross     Gross      Gross
                                                              unrealized unrealized unrealized unrealized
                                                                 gains    losses     gains     losses
                                                                        (Dollars in thousands)
Available-for-sale:
    U.S. Treasury securities                                      $239      $  4      $101      $  9
    Obligations of U.S. Government agencies and corporations        27         1        53        25
    Obligations of states and political subdivisions                 3         -         5         -
                                                                  ----      ----      ----      ----
         Total available-for-sale                                  269         5       159        34
                                                                  ----      ----      ----      ----
Held-to-maturity:
    Obligations of U.S. Government agencies and corporations        73        81        43        29
    Obligations of states and political subdivisions               202         1       108         -
    Other securities                                                 -         -         -         1
                                                                  ----      ----      ----      ----
         Total held-to-maturity                                    275        82       151        30
                                                                  ----      ----      ----      ----
Total                                                             $544      $ 87      $310      $ 64
                                                                  ====      ====      ====      ====

The amortized cost and market value of investment securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                    Available-for-sale           Held-to-maturity
                                                    Amortized    Market        Amortized      Market
                                                       cost      value           cost         value
                                                                (Dollars in thousands)
Due in one year or less                               $15,996      $16,098      $ 3,734      $ 3,750
Due after one year through five years                  12,014       12,147       37,665       37,807
Due after five years through ten years                  1,527        1,553        1,562        1,587
Over ten years                                            692          695          644          654
Other securities having no maturity date                    -            -        2,137        2,137
                                                      -------      -------      -------      -------
Total                                                 $30,229      $30,493      $45,742      $45,935
                                                      =======      =======      =======      =======

Investment securities with an amortized cost of $36,588,000 at December 31, 1998 and $43,394,000 at December 31, 1997 were pledged to secure public deposits and for other purposes as required or permitted by law.

There were no sales of investment securities during 1998. Proceeds from sales of investment securities during 1997 and 1996 all related to available-for-sale securities. Proceeds from such sales during 1997 amounted to $7,011,000, resulting in gross realized gains and losses of $8,000 and $35,000, respectively. Proceeds from such sales during 1996 amounted to $15,307,000, resulting in gross realized gains and losses of $49,000 and $71,000, respectively.

Other securities consist of corporate obligations and investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank stock amounted to $1,372,000 and $1,278,000 at December 31, 1998 and 1997, respectively. The investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 at December 31, 1998 and 1997.

NOTE 3 - LOANS RECEIVABLE

Loans receivable at December 31, 1998 and 1997 consist of the following:

                                                                  1998            1997
                                                                (Dollars in thousands)

Commercial, financial and agricultural                            $ 32,161     $ 32,739
Real estate - residential mortgage                                 103,947      106,195
Real estate - non-residential mortgage                              51,484       50,522
Real estate - construction                                             903        3,478
Consumer                                                            48,327       43,609
Credit card                                                          2,537        2,533
                                                                  --------     --------
Total                                                             $239,359     $239,076
                                                                  ========     ========

Fixed rate loans totalled $128,406,000 at December 31, 1998 and $121,088,000 at December 31, 1997.

The Bank's investment in impaired loans totalled $316,000 at December 31, 1998 and $257,000 at December 31, 1997, including $148,000 and $71,000, respectively, of such loans for which an allowance for loan losses has been provided. The following is a summary of the activity in the allowance for loan losses for impaired loans, which is included in the Bank's total allowance for loan losses, for the years ended December 31, 1998 and 1997:

                                                                  1998            1997
                                                                   (Dollars in thousands)

Balance at beginning of year                                          $ 71         $ 75
Reduction for loan pay-downs                                             -           (4)
Addition for provision                                                  77            -
                                                                      ----         ----
Balance at end of year                                                $148         $ 71
                                                                      ====         ====

The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 amounted to $432,000 and $521,000, respectively. Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days delinquent unless it is well collateralized and in the process of collection. For nonaccrual loans, interest income is recorded on a cash basis as long as future collections of principal are probable. Interest income recognized on impaired loans for the years ended December 31, 1998, 1997 and 1996 amounted to $27,000, $90,000 and $98,000, respectively, including $27,000, $46,000 and
$92,000, respectively, which was recognized on a cash basis.

The amount of loans on a nonaccrual of interest at December 31, 1998 and 1997 amounted to $315,000 and $212,000, respectively. The impact on interest income of such nonaccrual loans was not significant. None of the loans to directors and executive officers at December 31, 1998 or 1997 were on a nonaccrual basis.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $7,347,000 and $8,020,000 at December 31, 1998 and 1997,
respectively. The following is a summary of activity during 1998 and 1997 for such loans:


                                 Balance at                              Balance
                                  beginning     Additions   Repayments   at end
                                             (Dollars in thousands)

1998                              $ 8,020      $ 7,258      $ 7,931      $ 7,347
                                  =======      =======      =======      =======

1997                              $ 8,451      $10,421      $10,852      $ 8,020
                                  =======      =======      =======      =======


Additions and repayments include loan renewals.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, the Village of Green Springs, and the northwest portion of Huron County. As of December 31, 1998 and 1997, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and amounted to $10,056,000 and $11,262,000, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996:

                                                   1998          1997          1996
                                                        (Dollars in thousands)

Balance at beginning of year                      $ 3,518       $ 3,368       $ 2,614
Provision charged to operations                       240           180           160
Addition resulting from acquisition of Union          -             -             711
Loans charged-off                                    (475)         (287)         (428)
Recoveries of loans charged-off                       135           257           311
                                                  -------       -------       -------
Balance at end of year                            $ 3,418       $ 3,518       $ 3,368
                                                  =======       =======       =======

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 1998 and 1997:

                                                                1998          1997
                                                               (Dollars in thousands)

Land and improvements                                          $ 1,028      $ 1,028
Buildings                                                        8,056        7,946
Equipment                                                        3,551        3,418
                                                               -------      -------
                                                                12,635       12,392
Accumulated depreciation                                         4,814        4,273
                                                               -------      -------
Premises and equipment, net                                    $ 7,821      $ 8,119
                                                               =======      =======

Depreciation expense amounted to $766,000 in 1998, $669,000 in 1997 and $474,000 in 1996.

NOTE 6 - DEPOSITS

Time deposits at December 31, 1998 and 1997 include individual deposits of $100,000 and over which amounted to $24,487,000 and $26,923,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,476,000 for 1998, $1,590,000 for 1997 and $1,112,000 for 1996.

At December 31, 1998, the scheduled maturities of time deposits were as follows (dollars in thousands):

1999                                                                       $109,485
2000                                                                         27,050
2001                                                                          8,931
2002                                                                          2,278
2003                                                                          1,917
2004 and after                                                                  390
                                                                           --------
Total                                                                      $150,051
                                                                           ========

NOTE 7 - OTHER BORROWINGS

Federal funds purchased and securities sold under repurchase agreements generally mature within one to four days from the transaction date. Such balance amounted to $9,140,000 at December 31, 1998 and $8,663,000 at December 31, 1997.
Additional information concerning federal funds purchased and securities sold under repurchase agreements is summarized as follows:

                                                                1998          1997
                                                               (Dollars in thousands)

Average balance during the year                                 $5,418       $3,515

Average interest rate during the year                             4.45%        3.88%

Maximum month-end balance during the year                       $9,140       $8,663
                                                                ======       ======

At December 31, 1998 and 1997, borrowed funds consisted of the following:

                                                                 1998          1997
                                                               (Dollars in thousands)
Federal Home Loan Bank:
    Secured note, with interest at 7.00% due April 1999           $1,000      $1,000
    Secured note, with interest at 5.14% due October 2005          2,000         -
                                                                  ------      ------
                                                                   3,000       1,000
                                                                  ------      ------
NBD Bank:
    Term secured note, with interest at a variable rate (7.25%
          in 1998 and 8.00% in 1997)                                 335       2,200
                                                                  ------      ------
Total borrowed funds                                              $3,335      $3,200
                                                                  ======      ======

Interest is payable monthly on the Federal Home Loan Bank notes which are secured by stock in the Federal Home Loan Bank of Cincinnati and all eligible mortgage loans. The NBD Bank term note requires interest and principal payable on a quarterly basis, with the balance of the note due in July, 1999. Stock in The Croghan Colonial Bank is pledged as collateral on the NBD Bank note.

NOTE 8 - COMMON STOCK

On May 12, 1998, the Board of Directors declared a three-for-one stock split (stock split effected in the form of a 200% stock dividend) to shareholders of record as of May 29, 1998, payable on June 5, 1998. Since the par value of the shares was not adjusted, the stock dividend was recorded at the par value of the additional 1,269,052 shares issued (amounting to $15,863,000) through a transfer to common stock of the balance of the Corporation's surplus ($8,989,000) and a charge to retained earnings ($6,874,000).

All per share amounts included in the consolidated financial statements and the notes thereto are based on the increased number of shares giving retroactive effect to the 1998 stock split.

NOTE 9 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 1998, 1997 and 1996:

                                                 1998          1997          1996
                                                     (Dollars in thousands)

Equipment                                       $  870       $  749       $  604
State franchise and other taxes                    359          352          477
Postage, stationery and supplies                   458          452          423
Professional and examination fees                  280          285          272
MasterCard                                         293          277          225
Other                                            1,278        1,486          951
                                                ------       ------       ------
Total other operating expenses                  $3,538       $3,601       $2,952
                                                ======       ======       ======

NOTE 10 - FEDERAL INCOME TAXES

Total federal income tax expense for 1998, 1997 and 1996 was allocated as follows:

                                         1998           1997              1996
                                                (Dollars in thousands)

Income from operations                 $ 1,649         $ 1,609          $ 1,486
Stockholders' equity                        48              (8)             (88)
                                       -------         -------          -------
Total                                  $ 1,697         $ 1,601          $ 1,398
                                       =======         =======          =======

Federal income tax expense allocated to operations consisted of the following for 1998, 1997 and 1996:

                                            1998          1997          1996
                                                 (Dollars in thousands)

Current expense                           $ 1,586        $ 1,657         $ 1,432
Deferred expense (credit)                      63            (48)             54
                                          -------        -------         -------
Total                                     $ 1,649        $ 1,609         $ 1,486
                                          =======        =======         =======

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

                                                                      1998          1997          1996
                                                                          (Dollars in thousands)

Expected tax using statutory tax rate of 34%                         $ 1,635       $ 1,604       $ 1,544
Increase (decrease) in tax resulting from:
    Tax-exempt income on state and municipal securities and
        political subdivision loans                                     (242)         (250)         (217)
    Interest expense associated with carrying certain state and
         municipal securities and political subdivision loans             37            37            32
    Amortization of goodwill                                             217           217            90
    Other, net                                                             2             1            37
                                                                     -------       -------       -------
Total                                                                $ 1,649       $ 1,609       $ 1,486
                                                                     =======       =======       =======

The deferred federal income tax expense (credit) of $63,000 for 1998, ($48,000) for 1997 and $54,000 for 1996 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:


                                                                                     1998          1997
                                                                                  (Dollars in thousands)
Deferred tax assets:
    Allowance for loan losses                                                      $   742       $   705
    Accrued vacation and medical insurance expenses                                    109           145
    Other                                                                               29            35
                                                                                   -------       -------
        Total deferred tax assets                                                      880           885
                                                                                   -------       -------
Deferred tax liabilities:
    Unrealized holding gain on securities available-for-sale                           (90)          (42)
    Purchase accounting basis difference                                              (600)         (579)
    Depreciation of premises and equipment                                            (217)         (196)
    Federal Home Loan Bank stock dividends                                            (133)         (101)
    Deferred loan costs                                                               (158)         (143)
    Other                                                                              (39)          (70)
                                                                                   -------       -------
        Total deferred tax liabilities                                              (1,237)       (1,131)
                                                                                   -------       -------
Net deferred tax liabilities                                                       $  (357)      $  (246)
                                                                                   =======       =======

The net deferred tax liabilities at December 31, 1998 and 1997 are included in other liabilities in the consolidated balance sheets.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Therefore, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 1998 and 1997.

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

Also in 1996, the Board of directors of the Bank approved the adoption of the Croghan Colonial Bank 401(k) Profit Sharing

Plan, a defined contribution plan, to be effective January 1, 1997. This plan includes both a profit sharing and employer matching contribution. In 1998, the Plan elected to permit investing in the Corporation's stock subject to various limitations. The Bank's profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 1998 and 1997 amounted to $278,000 and $272,000, respectively.

Pension expense relating to the two terminated plans amounted to $225,000 in 1996 and is included in salaries, wages and employee benefits in the accompanying 1996 consolidated statement of operations. The components of 1996 pension expense are as follows (dollars in thousands):


Service cost - benefits earned during the period                          $ 208
Interest cost on the projected benefit obligation                           250
Actual return on plan assets                                               (271)
Net curtailment loss                                                         53
Net amortization and deferral                                               (15)
                                                                          -----
Total                                                                     $ 225
                                                                          =====

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

Financial instruments whose contract amount represents credit risk totalled the following amounts at December 31, 1998 and 1997:

                                                           Contract amount
                                                        1998              1997
                                                        (Dollars in thousands)

Commitments to extend credit                           $47,942           $47,766
                                                       =======           =======

Letters of credit                                      $ 1,352           $ 1,319
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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 1998, letters of credit totalling $952,000 expire in 1999 and $400,000 expire in 2001. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary. The extent of collateral on these commitments at December 31, 1998 and 1997 approximates 100% of the commitments.

NOTE 13 - REGULATORY MATTERS

The Corporation and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from federal and state banking agencies categorized the Corporation and Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Corporation and Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

The actual capital amounts and ratios are also presented in the following table:


                                                                                                                To be
                                                                                For                       "well capitalized"
                                                                              capital                        under prompt
                                                                             adequacy                         corrective
                                                      Actual                 purposes                     action provisions
                                                Amount     Ratio          Amount    Ratio                Amount        Ratio
                                                                       (Dollars in thousands)
As of December 31, 1998:
    Total Capital (to Risk-Weighted Assets)
        Consolidated                            $28,235    13.0%     $17,434   Greater than = 8.0%    $21,792   Greater than = 10.0%
        Bank                                     28,523    13.1%      17,430   Greater than = 8.0%     21,788   Greater than = 10.0%

    Tier I Capital (to Risk-Weighted Assets)
        Consolidated                            $25,502    11.7%     $ 8,717   Greater than = 4.0%    $13,075   Greater than = 6.0%
        Bank                                     25,791    11.8%       8,715   Greater than = 4.0%     13,073   Greater than = 6.0%

    Tier I Capital (to Average Assets)
        Consolidated                            $25,502     7.6%     $10,081   Greater than = 3.0%    $16,801   Greater than = 5.0%
        Bank                                     25,791     7.7%      13,441   Greater than = 4.0%     16,801   Greater than = 5.0%

As of December 31, 1997:
    Total Capital (to Risk-Weighted Assets)
        Consolidated                            $25,548    11.9%     $17,244   Greater than = 8.0%    $21,555   Greater than =10.0%
        Bank                                     27,680    12.8%      17,244   Greater than = 8.0%     21,555   Greater than =10.0%

    Tier I Capital (to Risk-Weighted Assets)
        Consolidated                            $22,843    10.6%     $ 8,622   Greater than = 4.0%    $12,933   Greater than = 6.0%
        Bank                                     24,975    11.6%       8,622   Greater than = 4.0%     12,933   Greater than = 6.0%

    Tier I Capital (to Average Assets)
        Consolidated                            $22,843     7.0%     $ 9,817   Greater than = 3.0%    $16,212   Greater than = 5.0%
        Bank                                     24,975     7.7%      12,970   Greater than = 4.0%     16,212   Greater than = 5.0%


On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $358,000 was available for dividends on January 1, 1999, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

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

NOTE 14 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 are as follows:


                  CONDENSED BALANCE SHEETS                                                 1998          1997
                                                                                           (Dollars in thousands)
Assets:
    Cash                                                                                   $    18       $     9
    Dividends receivable from subsidiary                                                       285           285
    Investment in subsidiary                                                                33,994        33,722
    Other assets                                                                                45            89
                                                                                           -------       -------
Total assets                                                                               $34,342       $34,105
                                                                                           =======       =======
Liabilities:
    Borrowed funds                                                                         $   335       $ 2,200
    Dividends payable                                                                          285           285
    Other liabilities                                                                           17            30
                                                                                           -------       -------
           Total liabilities                                                                   637         2,515
                                                                                           -------       -------
Stockholders' equity:
    Common stock                                                                            23,797         7,932
    Surplus                                                                                      3         8,989
    Retained earnings                                                                        9,731        14,587
    Net unrealized holding gain on investment securities available-for-sale,
        net of related income taxes                                                            174            82
                                                                                           -------       -------
           Total stockholders' equity                                                       33,705        31,590
                                                                                           -------       -------
Total liabilities and stockholders' equity                                                 $34,342       $34,105
                                                                                           =======       =======


                       CONDENSED STATEMENTS OF OPERATIONS                     1998          1997          1996
                                                                                   (Dollars in thousands)

Income - dividends from subsidiary                                          $  3,067      $  3,102      $ 17,297
Expenses - interest, professional fees and other expenses,
    net of federal income tax benefit                                             87           172           128
                                                                            --------      --------      --------
        Income before equity in undistributed net income of subsidiary         2,980         2,930        17,169

Equity in net income of subsidiary, less dividends                               180           177       (14,114)
                                                                            --------      --------      --------
Net income                                                                  $  3,160      $  3,107      $  3,055
                                                                            ========      ========      ========

Dividends from subsidiary for 1996 include a $15,630,000 special dividend in connection with the purchase of Union Bancshares Corp.

                         CONDENSED STATEMENTS OF CASH FLOWS                 1998          1997          1996
                                                                                 (Dollars in thousands)
Cash flows from operating activities:
    Net income                                                          $  3,160       $  3,107       $  3,055
    Adjustments to reconcile net income to net cash provided by operating activities:
           Equity in net income of subsidiary, less dividends               (180)          (177)        14,114
           Decrease (increase) in other assets                                44             10            (59)
           Increase (decrease) in other liabilities                          (13)           (23)            53
                                                                        --------       --------       --------
               Net cash provided by operating activities                   3,011          2,917         17,163
                                                                        --------       --------       --------
Cash flow used in investing activities -
    purchase of Union Bancshares Corp., net of $215 cash acquired              -              -        (20,085)
                                                                        --------       --------       --------
Cash flows from financing activities:
    Proceeds from borrowed funds                                               -              -          4,063
    Proceeds from issuance of common stock                                     5              -              -
    Repayments of borrowed funds                                          (1,865)        (1,863)             -
    Cash dividends paid                                                   (1,142)        (1,142)        (1,142)
                                                                        --------       --------       --------
               Net cash provided by (used in) financing activities        (3,002)        (3,005)         2,921
                                                                        --------       --------       --------
               Net increase (decrease) in cash                                 9            (88)            (1)

Cash at beginning of the year                                                  9             97             98
                                                                        --------       --------       --------
Cash at end of the year                                                 $     18       $      9       $     97
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

The estimated fair values of recognized financial instruments at December 31, 1998 and 1997 are as follows:

                                                            1998                        1997
                                                    Carrying     Estimated     Carrying       Estimated
                                                     amount        value          amount        value
                                                                 (Dollars in thousands)
FINANCIAL ASSETS
    Cash and cash equivalents                        $ 18,634      $ 18,634      $  9,735      $  9,735
    Investment securities                              76,235        76,428        69,664        69,785
    Loans receivable, net                             235,941       239,182       235,558       240,078
                                                     --------      --------      --------      --------
Total                                                $330,810      $334,244      $314,957      $319,598
                                                     ========      ========      ========      ========

FINANCIAL LIABILITIES
    Deposits                                         $301,456      $301,682      $289,053      $289,641
    Federal funds purchased and securities sold
        under repurchase agreements                     9,140         9,140         8,663         8,663
    Borrowed funds                                      3,335         3,335         3,200         3,200
                                                     --------      --------      --------      --------
Total                                                $313,931      $314,157      $300,916      $301,504
                                                     ========      ========      ========      ========

The above does not include accrued interest receivable, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 1998 and 1997. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $49,294,000 at December 31, 1998 and $49,085,000 at December 31, 1997. Such
amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, and federal funds sold) because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

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

Loans receivable:

Fair value for loans receivable was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on secondary market quotes from various dealers, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

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

DIRECTORS AND OFFICERS OF CROGHAN BANCSHARES, INC.

DIRECTORS---------------------------------------------------------------------

JANET E. BURKETT
 Treasurer
 Burkett Industries, Inc.

THOMAS F. HITE
 President & Chief Executive Officer
 The Croghan Colonial Bank

JOHN P. (PHIL) KELLER
 Vice President, Keller-Ochs-Koch
 Funeral Home, Inc.

STEPHEN A. KEMPER
 Owner
 Kemper Iron & Metal Company

DANIEL W. LEASE
 President, Wahl Refractories, Inc.

ROBERT H. MOYER
 Chairman, Mosser Construction, Inc.

ALBERT C. NICHOLS
 Chairman of the Board of Directors
 The Croghan Colonial Bank

K. BRIAN PUGH
 President & CEO
 Clyde Parts Company

CLEMENS J. SZYMANOWSKI
  Retired


J. TERRENCE WOLFE
 Vice President, Robert F. Wolfe Co.


CLAUDE E. YOUNG
 Chairman, Progress Plastic
 Products, Inc.

GARY L. ZIMMERMAN
 Vice President, Swint-Reineck
 Hardware, Inc.



OFFICERS----------------------------------------------------------------------

ALBERT C. NICHOLS
 Chairman of the Board of Directors

THOMAS F. HITE
President

JAMES K. WALTER
Vice President, Secretary

ALLAN E. MEHLOW
 Treasurer

DIRECTORS AND OFFICERS OF THE CROGHAN COLONIAL BANK

DIRECTORS --------------------------------------------------------------------

JANET E. BURKETT
 Treasurer
 Burkett Industries, Inc.

THOMAS F. HITE
 President & Chief Executive Officer
 The Croghan Colonial Bank

JOHN P. (PHIL) KELLER
 Vice President, Keller-Ochs-Koch
 Funeral Home, Inc.

STEPHEN A. KEMPER
 Owner, Kemper Iron & Metal Company

DANIEL W. LEASE
 President, Wahl Refractories, Inc.

ROBERT H. MOYER
 Chairman, Mosser Construction, Inc.


ALBERT C. NICHOLS
 Chairman of the Board of Directors
 The Croghan Colonial Bank

K. BRIAN PUGH
 President & CEO
 Clyde Parts Company

CLEMENS J. SZYMANOWSKI
 Retired

J. TERRENCE WOLFE
 Vice President, Robert F. Wolfe Co.

CLAUDE E. YOUNG
 Chairman, Progress Plastic
 Products, Inc.

GARY L. ZIMMERMAN
 Vice President, Swint-Reineck
 Hardware, Inc.




                               Directors Emeriti
                    T. L. HILTY    D.W. MILLER     D.B. SLESSMAN

OFFICERS----------------------------------------------------------------------
                                 ADMINISTRATIVE

                                ALBERT C. NICHOLS
                       Chairman of the Board of Directors

                                 THOMAS F. HITE
                       President & Chief Executive Officer

CHIEF OPERATING OFFICER
    THOMAS F. CAMELLA
        Vice President

CHIEF LENDING OFFICER
    WILLIAM C. HENSLEY
        Vice President

COMMERCIAL AND REAL ESTATE LOANS
    JAMES K. WALTER
        Sr. Vice President
        OIC Commercial Loans

    JAMES A. DRAEGER
        Vice President/OIC R.E. Loans
        Agricultural Administrator

    JAMES R. WALTERS
        Vice President Real Estate Loans

    JEFFREY L. GEARY
        Assistant Vice President
        Commercial Loans

    JEFFERY C. HUBER
        Assistant Vice President
        Commercial Loans

    MARK A. LOHRBACH
        Loan Officer

    NANCY C. RODDY
        Loan Officer

CONSUMER LOANS
    JOSEPH W. BERGER
        Assistant Vice President
        OIC Consumer Loans

    JACQUELINE L. LILLY
        Assistant Vice President
        Consumer Loans

    JEFF D. WILSON
        Loan Officer

    MICHAEL S. WISE
        Loan Officer

    GREGG C. COLEMAN
        Loan Officer

ACCOUNTING
     ALLNA E. MEHLOW
        Vice President
        Chief Financial Officer

     LAWRENCE R. FULK
        Vice President/Controller

OFFICERS----------------------------------------------------------------------

TRUST DEPARTMENT
    BARRY F. LUSE
        Vice President/Trust Officer

    RICHARD G. STEIN
        Assistant Vice President/
        Trust Officer

    NORMA J. COZETTE
        Trust Operations Manager

COMPLIANCE AND SECURITY
    SANDRA S. REED
        Compliance/Security Officer

HUMAN RESOURCE
    PAMELA J. SWINT
        Human Resource Manager

AUDIT
    JOHN C. HOFFMAN
        Auditor

OPERATIONS
    MICHAEL J. HARTENSTEIN
        Operations Officer

    TERRY A. SCHROEDER
        Information Systems Manager

DEPOSIT ADMINISTRATION
    ROBERT L. OVERMYER
        Assistant Vice President
        Deposit Administrator

MAIN OFFICE
    JUDITH A. GANGWER
        Branch Manager

WEST SIDE OFFICE
    JOSEPHINE L. WEYER
        Branch Manager

EAST SIDE OFFICE
    RONALD T. GOEHRING
        Branch Manager

    COLEEN O. MILLER
        Assistant Cashier/
        Assistant Branch Manager

BALLVILLE OFFICE
    JAMI L. SEVERS
        Branch Manager

GREEN SPRINGS OFFICE
    THEODORE J. RUTHERFORD
        Branch Manager/
        Agricultural Representative

    MARILYN J. HUMBERT
        Assistant Cashier/
        Assistant Branch Manager

BELLEVUE OFFICES
    DEE A. BLACKBURN
        Branch Manager

CLYDE OFFICE
    RICHARD E. LAWRIE
        Branch Manager

MONROEVILLE OFFICE
    DAVID M. SABO
        Branch Manager