Form 10-K, Exhibit 13
period 1999-12-31
CROGHAN BANCSHARES INC
filed 2000-03-28
CIK 887149

                                   EXHIBIT 13










                            CROGHAN BANCSHARES, INC.

                               1999 ANNUAL REPORT

                            CROGHAN BANCSHARES, INC.
                                    CONTENTS


Financial Highlights                                               1

Letter to Shareholders                                             2

Description of the Corporation and Common Stock Data               3

Five Year Summary of Selected Financial Data                       4

Management's Discussion and Analysis                               5

Independent Auditor's Report                                      12

Consolidated Financial Statements                                 13

Directors and Officers                                            33



                                     FINANCIAL HIGHLIGHTS

                                                                                   Percent
                                               1999             1998                Change
For the year:
   Net Income                              $  3,138,000     $  3,160,000              (.7)%
   Income per common share                         1.65             1.66              (.6)%
   Dividends per common share                       .73              .60             21.7%

   Return on average assets                         .91%             .94%              --
   Return on average tangible
   stockholders equity                            11.75%           13.08%              --


At year end:
   Assets                                  $350,586,000     $350,144,000               .1%
   Loans                                    239,409,000      239,359,000               --%
   Investment securities                     77,432,000       76,235,000              1.6%
   Deposits                                 294,587,000      301,456,000             (2.3)%
   Stockholders' equity                      35,039,000       33,705,000              4.0%

   Book value per common share             $      18.36     $      17.70              3.7%
   Stockholders' equity to total assets            9.99%            9.63%

   Number of stockholders of record                 769              736              4.5%
   Number of full-time equivalent                   182              190             (4.2)%
   employees

                               TO OUR SHAREHOLDERS

The year 1999 was challenging for Croghan Bancshares, Inc. and its subsidiary, The Croghan Colonial Bank. The Corporation's net income for the year was $3,138,000, which was .7 percent below the 1998 level. Return on average assets was slightly lower than 1998 at .91 percent and return on average tangible equity was also lower than 1998 at 11.75 percent. Several areas of expenditure in 1999 were somewhat higher than expected including health care benefits and costs to comply with regulatory requirements regarding Year 2000 readiness. Despite the lower than expected net income the Corporation was able to increase dividends to shareholders by 21.7 percent due to the liquidation of the debt associated with the acquisition of Union Bancshares Corp.

The national economy came into 1999 with a head of steam but with most economists predicting a slow down. The Federal Reserve was issuing forecasts of inflation dangers that would trigger tightening moves. Almost in defiance of economists' predictions, the Dow Jones Industrial Average closed above 10,000 for the first time on March 29 and, to add emphasis, closed above 11,000 for the first time on May 3. The Federal Reserve increased managed rates three times in the last half of 1999, one-quarter percent each time in July, August and November.

The economy in the Bank's market area was steady during 1999. The retail sector was similar to previous years. The agriculture industry was mixed. Rain was spotty throughout the region. Those who received rain had good to above average crop yields. A geographic band through the region received much less than normal rainfall and experienced poor yields. Commodity prices were quite low which held down farm revenues regardless of crop yields. The manufacturing sector was very strong. Unemployment in Sandusky County hovered just below 5 percent most of the year and Huron County ranged in the mid to high 6 percent area. H. J. Heinz Company announced a $40 million expansion project to its Fremont facility in May adding 175 jobs and announced an additional $15 million expansion later in 1999. Whirlpool Corporation announced plans to build a 400,000 square foot distribution center at its Clyde facility adding 62 jobs and costing $12.5 million.

The Corporation's balance sheet was basically flat during 1999. Total assets grew by .1 percent. The loan categories in total were virtually the same as year-end 1998. Competition for commercial loans remained very strong. Shareholder equity remains very strong and at over $35 million at year-end 1999 indicated growth of 4 percent over 1998.

The boards of the Corporation and Bank will experience change after many years. Clemens J. Szymanowski announced his retirement from both boards effective December 31, 1999. Mr. Szymanowski was appointed to the Bank board in January 1978 and was a charter member of Croghan Bancshares, Inc. board in December 1983. His quiet counsel will be missed by the board members. Albert C. Nichols closed out a stellar career in banking by announcing his retirement from both boards as of January 28, 2000. Mr. Nichols began his banking career in Lima, Ohio and came to Croghan Bank and Savings Company in July 1952. He was named President/CEO of the Bank in January 1968 and served in that capacity until his retirement as an active officer in March 1984. He was named to the Bank board in January 1964 and was a charter member of the Corporation board in December 1983. Mr. Nichols' 60 plus years banking experience and his 36 years service to the Bank's shareholders will be missed. The Bank's officers and staff and the members of the boards wish both men happiness and health in the future. Claire
F. Johansen was named to replace Mr. Szymanowski and Allan E. Mehlow was named to replace Mr. Nichols. Ms. Johansen is president/co-owner of Ohio Outdoor Advertising Corp. and Mr. Mehlow is treasurer of the Corporation and vice president & COO of the Bank.

Looking forward in 2000 we expect many challenges. The economy bears watching, competition remains strong, and our own goals will be especially challenging. We intend to initiate very vigorous reengineering of bank products, delivery systems, technology and internal operations. Our staff is capable of the challenge. The work involved in preparing for Y2K brought out the capabilities. The Year 2000 date change was rendered a non-event due to the efforts of many of our staff members. We are going to carry that momentum into the future to head the Bank and your Corporation into a new era of service, which should enhance our profitability and provide a greater investment return for you, our shareholders. We invite you to come along with us. Thanks for your trust, support and encouragement.


/s/ Thomas Hite

Thomas F. Hite
President & CEO

                            CROGHAN BANCSHARES, INC.
                         DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc. (the "Corporation" or "Croghan"), a one bank holding company, was incorporated in 1983 and has approximately $351,000,000 in total assets as of December 31, 1999. Its operating subsidiary, The Croghan Colonial Bank (the "Bank"), was incorporated in 1888 and is headquartered in Fremont, Ohio.

The Bank offers a diverse range of commercial and retail banking services through its nine offices located in Bellevue, Clyde, Fremont, Green Springs, and Monroeville, Ohio. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Additionally, investment products bearing no FDIC insurance are offered through the Bank's Invest Division.

                   MARKET PRICE AND DIVIDENDS ON COMMON STOCK

There is no established public trading market for the Corporation's common stock, although McDonald & Company of Cleveland, Ohio has functioned as a market intermediary for the Corporation's stock since July 1, 1992. Solely on the basis of transactions that have been reported per Bloomberg, the ranges of transaction prices for shares of its common stock for each quarterly period during 1999 and 1998 were as follows:
                                    1999                         1998

         First Quarter         $28.00 to $29.00            $24.00 to 24.66
         Second Quarter        $27.00 to $30.50             24.00 to 26.00
         Third Quarter         $27.75 to $30.13             26.00 to 28.00
         Fourth Quarter        $22.25 to $29.00             28.00 to 28.25

Dividends declared by the Corporation on its common stock during the past two years were as follows:

                                                            1999        1998

         Three-months ended March 31                         $.17       $.15
         Three-months ended June 30                           .18        .15
         Three-months ended September 30                      .19        .15
         Three-months ended December 31                       .19        .15
                                                             ----       ----
                                                             $.73       $.60
                                                              ===       ====

                        AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

                           James K. Walter, Secretary
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                                Fremont, OH 43420
                                  419-332-7301

CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

                                                                                   Years ended December 31,
                                                       ----------------------------------------------------------------------------
                                                             1999           1998            1997            1996             1995

                                                                          (Dollars in thousands, except share data)
Statements of operations:
   Total interest income                                $    24,259     $    25,151     $    25,056     $    21,285     $    18,076
   Total interest expense                                    10,434          11,420          11,228           9,304           7,409
                                                        -----------     -----------     -----------     -----------     -----------

     Net interest income                                     13,825          13,731          13,828          11,981          10,667
   Provision for loan losses                                    240             240             180             160             120
                                                        -----------     -----------     -----------     -----------     -----------
     Net interest income after provision for
      loan losses                                            13,585          13,491          13,468          11,821          10,547

   Total non-interest income                                  1,972           1,742           1,514           1,314           1,126
   Total non-interest expense                                10,833          10,424          10,446           8,594           6,960
                                                        -----------     -----------     -----------     -----------     -----------
     Income before federal income taxes                       4,724           4,809           4,716           4,541           4,713

   Federal income taxes                                       1,586           1,649           1,609           1,486           1,444
                                                        -----------     -----------     -----------     -----------     -----------
     Net income                                         $     3,138     $     3,160     $     3,107     $     3,055     $     3,269
                                                        ===========     ===========     ===========     ===========     ===========

Per share of common stock:
   Net income                                           $      1.65     $      1.66     $      1.63     $      1.60     $      1.72
   Dividends                                                    .73             .60             .60             .60             .55
   Book value                                                 18.36           17.70           16.60           15.57           14.66
                                                        ===========     ===========     ===========     ===========     ===========

Average common shares outstanding                         1,906,120       1,903,616       1,903,578       1,903,578       1,903,578
                                                        ===========     ===========     ===========     ===========     ===========

Year end balances:
   Loans receivable, net                                $   236,213     $   235,941     $   235,558     $   227,279     $   157,356
   Investment securities                                     77,432          76,235          69,664          76,481          72,951
   Total assets                                             350,586         350,144         335,040         340,168         245,518
   Deposits                                                 294,587         301,456         289,053         295,310         207,876
   Stockholders' equity                                      35,039          33,705          31,590          29,640          27,898
                                                        ===========     ===========     ===========     ===========     ===========
Average balances:
   Loans, receivable, net                               $   230,274     $   229,463     $   224,378     $   184,237     $   152,764
   Investment securities                                     80,203          70,618          72,763          74,058          68,744
   Total assets                                             344,346         337,493         330,879         282,667         238,759
   Deposits                                                 294,792         294,225         289,879         245,301         206,097
   Stockholders' equity                                      34,430          32,672          30,520          28,829          26,613
                                                        ===========     ===========     ===========     ===========     ===========


Selected ratios:
   Net yield on average interest-earnings assets               4.37%           4.40%           4.53%           4.53%           4.70%
   Return on average total assets                               .91             .94             .94            1.08            1.37
   Return on average stockholders' equity                      9.11            9.67           10.18           10.60           12.28
   Return on average tangible stockholders' equity            11.75           13.08           14.47           12.34           12.28
   Net loan charge-offs (recoveries) as a percent of
   average outstanding net loans                                .20             .15             .01             .06            (.09)
   Allowance for loan losses as a percent of
    year-end loans                                             1.33            1.43            1.47            1.46            1.63

   Stockholders' equity as a percent of total
    year-end  assets                                           9.99            9.63            9.43            8.71           11.36
                                                        ===========     ===========     ===========     ===========     ===========




  All share data has been adjusted for the 2-for-1 stock split in 1995 and the
    3-for-1 stock split in 1998. Amounts for 1996 reflect the August 1, 1996 purchase of Union Bancshares Corp.

                            CROGHAN BANCSHARES, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion provides additional information pertaining to Croghan's financial condition and results of operations. This information is presented to further the reader's understanding of the Consolidated Financial Statements which appear on pages 13 through 32 of this Annual Report. Where appropriate, Management has noted their insights into known events and trends that have or may be expected to have a material effect on Croghan's operations and financial condition. The information presented may contain forward-looking statements regarding future financial performance which are not historical facts and involve various risks and uncertainties. Actual results and performance could materially differ from those contemplated in such forward-looking statements.

                               PERFORMANCE SUMMARY

Croghan's net income decreased .7% to $3,138,000 for the year ended December 31, 1999. This compares to net income of $3,160,000 in 1998 and $3,107,000 in 1997.
The decline in 1999 net income was largely due to an increase in health insurance claims. The improvement in 1998 net income was a result of increases in all items within the non-interest income category.

The 1999 return on average assets was .91% compared to .94% in 1998 and 1997. Croghan's return on average tangible stockholders' equity was 11.75% in 1999, compared to 13.08% in 1998 and 14.47% in 1997. Income per share in 1999 amounted to $1.65, compared to $1.66 in 1998 and $1.63 in 1997.

Total assets at December 31, 1999 were $350,586,000 or a .1% increase from 1998's total assets of $350,144,000. Total loans were $239,409,000 at December 31, 1999, compared to 1998's total loans of $239,359,000. Total deposits were $294,587,000 at December 31, 1999 or a decrease of 2.3% from 1998's total deposits of $301,456,000. Total stockholders' equity at December 31, 1999 amounted to $35,039,000 or a 4.0% increase as compared to $33,705,000 in 1998.

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

                                               1999         1998          1997
                                               ----         ----          ----

                                                    (Dollars in thousands)
Average interest-earning assets               $316,342     $312,140     $305,080
Interest income                                 24,259       25,151       25,056
Average rate earned                               7.67%        8.06%        8.21%



Average interest-bearing liabilities          $273,914     $270,167     $268,036
Interest expense                                10,434       11,420       11,228
Average rate paid                                 3.81%        4.23%        4.19%


Net interest income                           $ 13,825     $ 13,731     $ 13,828
Net interest yield
   (net interest income divided by average
    interest-earning assets)                      4.37%        4.40%        4.53%



Net interest income in 1999 increased $94,000 to $13,825,000 or .7% above 1998's level of $13,731,000. This followed a decrease of $97,000 in 1998 or .7% below 1997's net interest income of $13,828,000.

Management believes the Federal Reserve Open Market Committee will likely raise interest rates during the first half of 2000. Further tightening, resulting in higher interest rates, may be required if consumer spending does not slow down after the tightening moves. Such action would translate into higher loan and deposit rates. Additionally, local market conditions will likely continue to pressure net interest income in 2000. Management's projections indicate that 2000 net interest income should increase between 2% and 4% from 1999's level, although a decline in market interest rates or increased competition could influence actual results.

           PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES

Croghan has implemented a loan policy, which establishes procedures to manage both credit risk and asset quality. The policy details acceptable lending guidelines and also stipulates the use of a loan review process. The loan review process, which is conducted by an outside credit review firm, facilitates the early identification of problem loans, ensures sound credit decisions, and aids in determining the amount of the provision for loan losses. Monthly provisions are made in amounts, which maintain the balance in the allowance for loan losses at a level considered by management to be adequate for potential losses within the portfolio. The ultimate goal of Croghan's loan policy is to minimize the uncertainties associated with the lending function.

In addition to the comprehensive lending guidelines and loan review process, management monitors numerous factors to determine the adequacy of the allowance for loan losses including delinquency trends, the status of non-performing loans, current and historical trends in charged-off loans, existing local and national economic conditions, and changes within the volume and mix of the various loan categories. Even though management uses all available information to provide for possible loan losses, future additions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. Also, the regulatory agencies that periodically review Croghan's allowance for loan losses may require additions to the allowance or the charge-off of specific loans based on the information available to them at the time of their examinations. The following table details factors relating to the provision and allowance for the years ended December 31:

                                                               1999       1998      1997
                                                                 (Dollars in thousands)

Provision for loan losses charged to expense                  $  240     $  240     $  180
Net loan charge-offs                                             462        340         30
Net loan charge-offs as a percent of average outstanding
net loans                                                        .20%       .15%       .01%
Nonaccrual loans                                              $  392     $  315     $  212
Loans contractually past due 90 days or more                   2,144      1,086        582

Restructured loans                                                --         --         --
Potential problem loans, other than those past due 90 days
or more, nonaccrual, or restructured                           1,176      1,275      1,992

Allowance for loan losses                                      3,196      3,418      3,518
Allowance for loan losses as a percent of year-end loans        1.33%      1.43%      1.47%


The provision for loan losses in 1999 was $240,000 compared to $240,000 in 1998 and $180,000 in 1997. A positive trend in the loan portfolio at December 31, 1999 was a $99,000 decrease in other potential problem loans to $1,176,000. Negative trends include a $77,000 increase in nonaccrual loans and a $1,058,000 increase in loans contractually past due 90 days or more. Management does not believe the nonaccrual loans in 1999 are impaired under the criteria of FASB Statement 114 as they consist primarily of consumer and secured residential loans. Net loan charge-offs in 1999 of $462,000 included $290,000 attributable to the consumer loan portfolio. Management continues to monitor consumer loan delinquencies and feels that overall loan portfolio quality remains quite manageable.

Croghan determines its investment in impaired loans on a quarterly basis. A loan is considered impaired when based on the most current information available it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded based upon the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate. At December 31, 1999, Croghan's portfolio did not contain any impaired loans compared to $316,000 at December 31, 1998.

                               NON-INTEREST INCOME

Non-interest income in 1999 increased $230,000 to $1,972,000 or 13.2% above 1998's total of $1,742,000. This followed an increase of $228,000 in 1998 or 15.1% more than 1997's total of $1,514,000. The following table summarizes non-interest income for the years ended December 31:

                                                    1999       1998      1997

                                                     (Dollars in thousands)
Trust income                                      $   430    $   373    $   324
Service charges on deposit accounts                   829        747        720
Gain (loss) on sale of investment securities            2         --        (27)
Gain on sale of loans to Freddie Mac                    4         35         --
Other operating income                                707        587        497
                                                  -------    -------    -------
     Total non-interest income                    $ 1,972    $ 1,742    $ 1,514
                                                  =======    =======    =======

Trust income increased $57,000 or 15.3% in 1999 following an increase of $49,000 or 15.1% in 1998. The Trust Department had over $84,000,000 in assets and 510 clients at the end of 1999 compared to $70,000,000 at December 31, 1998. The Trust Department services include qualified retirement plans (401-K and simple plans), personal trusts, investment management accounts, and cash management accounts.

Service charges on deposit accounts increased $82,000 or 11.0% in 1999 following an increase of $27,000 or 3.8% in 1998. Net investment securities gains amounted to $2,000 in 1999 compared to no gain in 1998 and net losses of $27,000 in 1997. A substantial portion of the 1999 net gains and 1997 net losses were realized upon the sale of U.S. Treasury Notes with approximately one year remaining until their maturities. Investments due in two years were purchased to replace those securities that were sold. Significant portions of the reported securities losses during 1997 were offset by increased investment earnings on the replacement securities purchased, with such earnings reported as a component of total interest income.

Net gain on sale of loans to the Federal Home Loan Mortgage Corporation (Freddie
Mac) totalled $4,000 in 1999 compared to $35,000 in 1998. There were no such gains in 1997. The sale of these loans allowed Croghan to maintain its customer relationships while at the same time eliminating the risk associated with long-term fixed-rate mortgage loan financing.

Other operating income increased $120,000 or 20.4% in 1999 following an increase of $90,000 or 18.1% in 1998. During 1999, the bank paid premiums of $3,094,000 upon entering into split dollar life insurance policies with certain executive officers to provide supplemental retirement benefits. The cash value of these policies, aggregating $3,191,000 at December 31, 1999, is included in other assets in Croghan's consolidated 1999 balance sheet. The 1999 increase in cash value of the policies of $97,000 is included in other operating income.

Croghan's Invest Division markets non-FDIC insured investment products such as mutual funds and annuities. Fees generated by the Invest Division amounted to $88,000 in 1999, $131,000 in 1998 and $142,000 in 1997. Management has
undertaken measures to reverse the adverse trend of declining Invest Division fees including a new referral program.

Other components of other operating income include ATM surcharge fees (which increased to $96,000 compared to $66,000 in 1998), Master Card merchant fees, safe deposit box fees, credit life commissions, and fees from the sale of official checks and money orders.

                              NON-INTEREST EXPENSES

Non-interest expenses in 1999 increased $409,000 to $10,833,000 or 3.9% above 1998's total of $10,424,000. This followed a decrease of $22,000 in 1998 or .2% below 1997's total of $10,446,000. The following table details non-interest expenses for the years ended December 31:

                                                 1999         1998         1997

                                                      (Dollars in thousands)
Compensation                                     $ 4,699     $ 4,577     $ 4,482
Benefits                                           1,385       1,017       1,053
                                                 -------     -------     -------
   Total personnel expense                         6,084       5,594       5,535
Net occupancy expense                                632         654         672
Equipment expense                                    805         870         749
Goodwill amortization                                638         638         638
State franchise and other taxes                      338         359         352
Postage                                              238         235         224
Stationery and supplies                              217         223         228
Advertising and marketing                            205         203         210
Examination expense                                  129         173         150
Telephone                                            127         136         125
Professional and consulting services                 146         107         135
Third party computer processing                      111         105         304
Other                                              1,163       1,127       1,124
                                                 -------     -------     -------
     Total non-interest expenses                 $10,833     $10,424     $10,446
                                                 =======     =======     =======


Total personnel expense increased $490,000 or 8.8% in 1999 compared to an increase of $59,000 or 1.1% in 1998. The higher personnel expenses are largely due to an increase in medical insurance claims of $272,000 in 1999 compared to 1998. The increase in medical claims resulted from a number of unexpected claims occurring throughout the year. Net occupancy expense decreased $22,000 in 1999 and $18,000 in 1998. Equipment expense decreased $65,000 or 7.5% in 1999 following an increase of $121,000 or 16.2% in 1998. Significant portions of the 1998 increase in equipment expense were attributable to the purchase and maintenance of computer equipment used to deliver accurate and efficient customer service. Year 2000 compliant mainframe hardware and software was installed in 1997 and various personal computers were upgraded to Year 2000 compliant status throughout 1998 and 1999.

Goodwill amortization, arising from the 1996 purchase of Union Bancshares, Inc., was $638,000 in 1999, 1998, and 1997 and is being amortized over a 15 year period.

State franchise taxes, which are based on Croghan's capital structure, and other taxes decreased $21,000 or 5.8% in 1999 following a $7,000 or 2.0% increase in 1998. The 1999 reduction resulted from a lower franchise tax rate structure enacted by the Ohio legislature.

Examination expense decreased $44,000 or 25.4% in 1999 following a $23,000 or 15.3% increase in 1998. Professional and consulting services increased $39,000 or 36.4% in 1999 following a decrease of $28,000 or 20.7% in 1998. Third party computer processing fees increased $6,000 or 5.7% in 1999 compared to a $199,000 or 65.5% decrease in 1998. The significant decline in 1998 resulted from the conversion of all offices to a common in-house processing system.

Other operating expenses increased $36,000 or 3.2% in 1999, following a slight increase of $3,000 in 1998. Major expense categories included in other operating expenses are Master Card processing and franchise fees, miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination and collection expenses, dues and subscriptions, ATM network fees, software amortization costs, correspondent bank service charges, and charitable donations.

                              FEDERAL INCOME TAXES

Federal income tax expense totalled $1,586,000 in 1999, compared to $1,649,000 in 1998 and $1,609,000 in 1997. The effective tax rate in 1999 decreased to 33.6%, compared to 34.3% in 1998 and 34.1% in 1997. The effective tax rate for all three years reflects the disallowance of any tax deduction for goodwill amortization.

                              INVESTMENT SECURITIES

The investment portfolio is used to enhance net income, provide liquidity, and diversify financial risk. Croghan currently classifies its securities as either held-to-maturity (those investments with the intention to be held until maturity) or available-for-sale. Held-to-maturity securities are reported at amortized cost, while available-for-sale securities are reported at their fair values with the net unrealized gain or loss reported as accumulated other comprehensive income (loss).

Croghan's investment portfolio is comprised primarily of U.S. Treasury and U.S. Government Agency obligations. The amortized cost of such investments totalled $57,991,000 at December 31, 1999, compared to $58,596,000 at December 31, 1998.
Croghan also invests in debt obligations of domestic corporations and state and political subdivisions, and in stock issuances of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The amortized cost of these investments totalled $19,994,000 at December 31, 1999, compared to $17,375,000 at December 31, 1998.

In 1999, Croghan received $2,000,000 in proceeds from the sale of U.S. Treasury Notes and U.S. Government Agency obligations prior to their stated maturities. Croghan did not have any such sales in 1998. A majority of the 1999 sales were the result of a planned strategy to improve the portfolio's yield without significantly increasing its average maturity.

                             TOTAL LOANS RECEIVABLE

Total loans receivable at December 31, 1999 increased $50,000 over December 31, 1998. The following table summarizes total loans and the percent change by major category as of December 31:

                                                                            Percent
                                                  1999        1998           Change

                                                         (Dollars in thousands)
Commercial, financial and agricultural          $ 31,057     $ 32,161         (3.4)%
Real estate - residential mortgage               101,418      103,947         (2.4)%
Real estate - nonresidential mortgage             54,197       51,484          5.3%
Real estate - construction                           506          903        (44.0)%
Consumer                                          49,682       48,327          2.8%
Credit Card                                        2,549        2,537           .5%
                                                --------     --------     --------
     Total loans                                $239,409     $239,359           --
                                                ========     ========     ========

As noted in the preceding table, consumer, nonresidential real estate, and credit card loans increased. Conversely, residential and construction real estate loans, and commercial, financial, and agricultural loans decreased. Total loan growth was less than projected due to intense competition. Croghan sold $869,000 of residential real estate loans to Freddie Mac without recourse in 1999 compared to $1,804,000 in 1998. The loans were sold in an effort to mitigate the interest rate risk associated with long-term mortgage loan financing. Croghan anticipates loan growth to increase between 3 and 5 percent for the year 2000, although a change in market interest rates or increased competition could influence actual results.

TOTAL DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits and other interest-bearing liabilities serve as the primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:

                                                                          Percent
                                                    1999        1998       Change
                                                        (Dollars in thousands)

Demand, non-interest bearing                      $ 34,040    $ 34,518        (1.4)%
Savings, NOW and Money Market deposits             122,143     116,887         4.5%
Time deposits                                      138,404     150,051        (7.8)%
                                                  --------    --------
     Total deposits                                294,587     301,456        (2.3)%
Federal funds purchased                             11,762       7,940        48.1%
Securities sold under repurchase agreements             --       1,200      (100.0)%
Borrowed funds                                       7,000       3,335       109.9%
                                                  --------    --------
     Total deposits and other interest-bearing
      liabilities                                 $313,350    $313,931         (.2)%
                                                  ========    ========

The deposit category of Savings, NOW and Money Market increased in 1999, with demand, non-interest bearing, and time deposits showing a decline during the one year period. Croghan will closely monitor its deposit product rates throughout 2000 in the wake of continued competition in the bank's market areas and anticipated loan growth.

Other interest-bearing liabilities at December 31, 1999 increased $6,287,000 to $18,762,000 from $12,475,000 at December 31, 1998. Federal funds purchased increased by $3,822,000, while securities sold under repurchase agreements declined $1,200,000. Borrowed funds at December 31, 1999 increased to $7,000,000 from $3,335,000 in 1998. Borrowed funds at December 31, 1999 were comprised of advances from the Federal Home Loan Bank of Cincinnati. The proceeds from the Federal Home Loan Bank advances were obtained in 1999 for general funding needs and Y2-K liquidity. Borrowed funds at December 31, 1998 were used to assist in managing interest rate sensitivity associated with Croghan's fixed rate real estate loan portfolio.

CAPITAL
Croghan's stockholders' equity at December 31 is summarized in the following table :


                                                         1999             1998
                                                        (Dollars in thousands)

Common stock                                          $ 23,853          $ 23,797
Surplus                                                     74                 3
Retained earnings                                       11,477             9,731
Accumulated other comprehensive
   income (loss)                                          (365)              174
                                                      --------          --------
Total stockholders' equity                            $ 35,039          $ 33,705
                                                      ========          ========

Accumulated other comprehensive income (loss) consisted of the net unrealized gain (loss) on investment securities classified as available-for-sale. At December 31, 1999, Croghan held $37,336,000 in available-for-sale securities with a net unrealized loss of $365,000 net of income taxes. This compares to 1998 year-end holdings of $30,493,000 with a net unrealized gain of $174,000 net of income taxes. The net change of $539,000 was a result of higher market interest rates for debt securities. Management does not feel that any of the securities are permanently impaired therefore no charge to operations occurred in 1999.

Croghan's capital structure is subject to capital requirements as established by the Federal Reserve Board. To be considered "well capitalized" an institution must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1999, Croghan was deemed "well capitalized" with a Tier I risk-based capital ratio of 12.5% and a total risk-based capital ratio of 13.7%.

LIQUIDITY

Croghan's primary sources of liquidity are derived from its core deposit base and stockholders' equity position. Secondary liquidity is provided by actively managing the investment portfolio, federal funds sold, and the ability to borrow funds from correspondent banks under established lines of credit. At December 31, 1999, federal funds sold amounted to $ 2,200,000 and available lines of credit totalled $14,000,000.

Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and fund possible deposit account withdrawals. At December 31, 1999, liquid assets in the form of cash and due from banks totalled $13,579,000 or 3.9% of total assets. These highly liquid assets, in addition to an evenly staggered maturity schedule within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.

The liquidity needs of the Corporation, primarily the need to pay quarterly cash dividends to shareholders, debt service, and Corporation expenses, are funded by upstream-dividends from the Bank subsidiary. Dividends paid to the Corporation by the Bank for such purposes totalled $1,877,000 in 1999, $3,067,000 in 1998, and $3,102,000 in 1997.

                               INTEREST RATE RISK

Interest rate risk is one of Croghan's most significant financial exposures. This risk, which is common to the financial institution sector, is an integral part of Croghan's operations and impacts the rate pricing strategy for essentially all loan and deposit products.

Croghan monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Bank's financial instruments using interest rates in effect at December 31, 1999. For the fair value estimates, the cash flows are then discounted to arrive at an estimated present value of the Bank's financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using the hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Bank applies these interest rate shocks to its financial instruments up and down 200 basis points for value of equity and up and down 100 basis points for net interest income. The following table presents an analysis of the potential sensitivity of the Bank's annual net interest income and present value of the Bank's financial instruments to sudden and sustained 100 or 200 basis-point changes in market interest rates:


-------------------------------------------------------------------------------
                                       $     Year-End     %            ALCO
                                               1999                 Guidelines
                                      (Dollars in Thousands)             %

-------------------------------------------------------------------------------
One Year Net Interest Income Change    Change        Change            Change
------------------------------------------------------------------------------
+ 100 Basis points                        (97)         (.04)           (10.0)
-  100 Basis points                         6           .71            (10.0)
------------------------------------------------------------------------------
Net Present Value of Equity
------------------------------------------------------------------------------
+ 200 Basis points                     (2,557)        (7.62)            (30.0)
-  200 Basis points                     1,168          3.48             (30.0)
------------------------------------------------------------------------------



The projected volatility of net interest income to a +/- 100 basis point change and net present value of equity to a +/- 200 basis point change at December 31, 1999 fall well within the Board of Director's guidelines.

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions that Croghan may undertake in response to changes in interest rates.

                             YEAR 2000 PREPAREDNESS

A majority of the cost associated with upgrading Croghan's internal hardware and software was incurred when the mainframe equipment was purchased in 1997. Additional direct expenditures attributable to Year 2000 internal hardware and software approximated $25,000 in 1999 and $32,000 in 1998. Costs associated with the vendor and customer compliance portions of the Year 2000 preparedness plan are difficult to quantify, but direct costs of the program were estimated at $25,000 in 1999 and 1998. An even more difficult amount to quantify is the personnel time required to verify system integrity and assure compliance with the policies and procedures mandated by the regulatory agencies. Such expense is estimated to have amounted to approximately $75,000 in 1999 and over $100,000 during the period of 1997 and 1998.

The Bank did not experience any interruptions to the delivery systems of products through its main office or branch locations as a result of Year 2000. There was an opportunity cost attributed to year-end cash build up of approximately $27,000 in 1999. The Bank experienced minimal customer withdrawal activity during the last quarter of 1999 beyond that of normal business activity.

CLIFTON GUNDERSON LTD.
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS



                          INDEPENDENT AUDITOR'S REPORT



Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio


We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.





Toledo, Ohio
January 11, 2000


                                   Members of
                                      NEXIA
                                  International

                               American Institute
                               of Certified Public
                                   Accountants

CROGHAN BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

                                     ASSETS                1999           1998
                                                         ---------     ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)
CASH AND CASH EQUIVALENTS
     Cash and due from banks                             $  13,579     $  10,334
     Interest-bearing deposits in other banks                   14            --
     Federal funds sold                                      2,200         8,300
                                                         ---------     ---------
                  Total cash and cash equivalents           15,793        18,634
                                                         ---------     ---------
INVESTMENT SECURITIES
     Available-for-sale, at fair value                      37,336        30,493
     Held-to-maturity, at amortized cost, fair
         value of $39,556 in 1999 and $45,935 in
         1998                                               40,096        45,742
                                                         ---------     ---------
                  Total investment securities               77,432        76,235
                                                         ---------     ---------
LOANS RECEIVABLE                                           239,409       239,359
     Less:  Allowance for loan losses                        3,196         3,418
                                                         ---------     ---------
                  Net loans receivable                     236,213       235,941
                                                         ---------     ---------
PREMISES AND EQUIPMENT, NET                                  7,203         7,821
ACCRUED INTEREST RECEIVABLE                                  2,606         2,752
GOODWILL, NET                                                7,389         8,027
OTHER ASSETS                                                 3,950           734
                                                         ---------     ---------
TOTAL ASSETS                                             $ 350,586     $ 350,144
                                                         =========     =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
     Deposits:
         Demand, non-interest bearing                    $  34,040     $  34,518
         Savings, NOW and Money Market deposit             122,143       116,887
         Time                                              138,404       150,051
                                                         ---------     ---------

                  Total deposits                           294,587       301,456

     Federal funds purchased and securities sold
      under repurchase agreements                           11,762         9,140
     Borrowed funds                                          7,000         3,335
     Dividends payable                                         363           285
     Other liabilities                                       1,835         2,223
                                                         ---------     ---------

                  Total liabilities                        315,547       316,439
                                                         ---------     ---------

STOCKHOLDERS' EQUITY
     Common stock, $12.50 par value.  Authorized
         3,000,000 shares; issued and outstanding
         1,908,208 shares and 1,903,754 shares
         in 1999 and 1998, respectively                     23,853        23,797
     Surplus                                                    74             3
     Retained earnings                                      11,477         9,731
     Accumulated other comprehensive income (loss)            (365)          174
                                                         ---------     ---------
                  Total stockholders' equity                35,039        33,705
                                                         ---------     ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 350,586     $ 350,144
                                                         =========     =========



 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                     YEARS ENDED DECEMBER 31,
                                                                              1999           1998           1997
                                                                              ----           ----           ----
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
     Interest and fees on loans receivable                                $   19,900     $   20,639      $   20,440
     Interest and dividends on investment securities:
         U.S. Treasury securities                                              1,315          1,757           1,752
         Obligations of U.S. Government agencies
              and corporations                                                 1,933          1,499           1,772
         Obligations of states and political subdivisions                        714            646             636
         Other securities                                                        267            153             211
     Interest on federal funds sold                                              130            457             245
                                                                          ----------     ----------      ----------

                  Total interest income                                       24,259         25,151          25,056
                                                                          ----------     ----------      ----------

INTEREST EXPENSE
     Interest on deposits                                                      9,782         10,993          10,753
     Interest on other borrowings                                                652            427             475
                                                                          ----------     ----------      ----------

                  Total interest expense                                      10,434         11,420          11,228
                                                                          ----------     ----------      ----------

                  Net interest income                                         13,825         13,731          13,828

PROVISION FOR LOAN LOSSES                                                        240            240             180
                                                                          ----------     ----------      ----------

                  Net interest income after provision
                      for loan losses                                         13,585         13,491          13,648
                                                                          ----------     ----------      ----------

NON-INTEREST INCOME
     Trust income                                                                430            373             324
     Service charges on deposit accounts                                         829            747             720
     Gain (loss) on sale of investment securities                                  2          -                 (27)
     Gain on sale of loans                                                         4             35           -
     Other operating income                                                      707            587             497
                                                                          ----------     ----------      ----------

                  Total non-interest income                                    1,972          1,742           1,514
                                                                          ----------     ----------      ----------

NON-INTEREST EXPENSES
     Salaries, wages and employee benefits                                     6,084          5,594           5,535
     Net occupancy expense of premises                                           632            654             672
     Amortization of goodwill                                                    638            638             638
     Other operating expenses                                                  3,479          3,538           3,601
                                                                          ----------     ----------      ----------

                  Total non-interest expenses                                 10,833         10,424          10,446
                                                                          ----------     ----------      ----------

                  Income before federal income taxes                           4,724          4,809           4,716

FEDERAL INCOME TAXES                                                           1,586          1,649           1,609
                                                                          ----------     ----------      ----------

NET INCOME                                                                $    3,138     $    3,160      $    3,107
                                                                          ==========     ==========      ==========

NET  INCOME PER SHARE, based on 1,906,120 shares
     in 1999, 1,903,616 shares in
     1998 and 1,903,578 shares
     in 1997, respectively                                                $     1.65     $     1.66      $     1.63
                                                                          ==========     ==========      ==========




 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                                          ACCUMULATED
                                                                                             OTHER
                                                COMMON                        RETAINED   COMPREHENSIVE
                                                 STOCK         SURPLUS        EARNINGS   INCOME (LOSS)     TOTAL
                                                ------         -------        --------   -------------     -----
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE AT DECEMBER 31, 1996                   $  7,932      $  8,989         $ 12,622     $     97     $ 29,640
                                                                                                        --------

Comprehensive income:
     Net income                                      --            --            3,107           --        3,107
     Reclassification adjustment for losses
         included in net income, net of
         tax of $9                                   --            --               --           18           18
     Change in net unrealized
         gain (loss), net of
         related income taxes                        --            --               --          (33)         (33)
                                                                                                        --------

                  Total comprehensive
                      income                                                                               3,092
                                                                                                        --------

Cash dividends declared,
     $.60 per share                                  --            --           (1,142)          --       (1,142)
                                               --------      --------         --------     --------     --------
BALANCE AT DECEMBER 31, 1997                      7,932         8,989           14,587           82       31,590
                                                                                                        --------

Comprehensive income:
     Net income                                      --            --            3,160           --        3,160
     Change in net unrealized
         gain (loss), net of
         related income taxes                        --            --               --           92           92
                                                                                                        --------

                  Total comprehensive
                       income                        --            --               --           --        3,252
                                                                                                        --------

Transfer for three-for-one stock split           15,863        (8,989)          (6,874)          --           --

Issuance of common stock                              2             3               --           --            5

Cash dividends declared,
     $.60 per share                                  --            --           (1,142)          --       (1,142)
                                               --------      --------         --------     --------     --------

BALANCE AT DECEMBER 31, 1998                     23,797             3            9,731          174       33,705
                                                                                                        --------

Comprehensive income:
     Net income                                      --            --            3,138           --        3,138
     Change in net unrealized
         gain (loss), net of
         related income taxes                        --            --               --         (539)        (539)
                                                                                                        --------

                  Total comprehensive
                      income                         --            --               --           --        2,599
                                                                                                        --------

Issuance of common stock                             56            71               --           --          127

Cash dividends declared,
     $.73 per share                                  --            --           (1,392)          --       (1,392)
                                               --------      --------         --------     --------     --------

BALANCE AT DECEMBER 31, 1999                   $ 23,853      $     74         $ 11,477     $   (365)    $ 35,039
                                               ========      ========         ========     ========     ========



 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     YEARS ENDED DECEMBER 31,
                                                                  1999         1998         1997
                                                                  ----         ----         ----
                                                                     (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                $  3,138     $  3,160     $  3,107
     Adjustments to reconcile net income to net cash
         provided by operating activities:
              Depreciation and amortization                       1,268        1,227        1,100
              Provision for loan losses                             240          240          180
              Deferred federal income taxes                         156           63          (48)
              FHLB stock dividends                                  (99)         (94)         (88)
              Increase in cash value of split dollar life
                  insurance policies                                (97)          --           --
              Net amortization of investment security
                  premiums and discounts                             96           11           66
              Provision for deferred compensation                    25           --           --
              Loss (gain) on sale of investment securities           (2)          --           27
              Gain on sale of loans                                  (4)         (35)          --
              Loss on disposal of equipment                          16            3          114
              Decrease (increase) in accrued
                  interest receivable                               146         (139)         (33)
              Decrease (increase) in other assets                   (25)         (38)         115
              Decrease in other liabilities                        (290)        (136)         (26)
                                                               --------     --------     --------

                  Net cash provided by operating activities       4,568        4,262        4,514
                                                               --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of  investment securities          30,827       36,761       32,314
     Proceeds from sales of available-for-sale
         investment securities                                    2,000           --        7,011
     Proceeds from sale of loans receivable                         869        1,805           --
     Proceeds from sale of equipment                                  5            6           12
     Payment of single premiums on split dollar
         life insurance policies                                 (3,094)          --           --
     Purchases of investment securities:
         Available-for-sale                                     (26,749)     (10,018)     (17,522)
         Held-to-maturity                                        (8,088)     (33,052)     (14,947)
     Net increase in loans receivable                            (1,383)      (2,408)      (8,599)
     Capital expenditures                                          (168)        (476)      (1,145)
                                                               --------     --------     --------

                  Net cash used in investing activities          (5,781)      (7,382)      (2,876)
                                                               --------     --------     --------

                            CROGHAN BANCSHARES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                    YEARS ENDED DECEMBER 31,
                                                                 1999       1998           1997
                                                                 ----       ----           ----
                                                                    (DOLLARS IN THOUSANDS)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                      $ (6,728)    $ 12,544     $ (6,116)
     Increase in federal funds purchased and securities
         sold under repurchase agreements                        2,622          477        2,623
     Borrowed funds:
         Proceeds                                                5,000        2,000           --
         Repayments                                             (1,335)      (1,865)      (3,362)
     Proceeds from issuance of common stock                        127            5           --
     Cash dividends paid                                        (1,314)      (1,142)      (1,142)
                                                              --------     --------     --------

                  Net cash provided by (used in)
                      financing activities                      (1,628)      12,019       (7,997)
                                                              --------     --------     --------

NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                           (2,841)       8,899       (6,359)

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF YEAR                                          18,634        9,735       16,094
                                                              --------     --------     --------

CASH AND CASH EQUIVALENTS
     AT END OF YEAR                                           $ 15,793     $ 18,634     $  9,735
                                                              ========     ========     ========

SUPPLEMENTAL DISCLOSURES
     Cash paid during the year for:
         Interest                                             $ 10,732     $ 11,610     $ 11,434
                                                              ========     ========     ========

         Federal income taxes                                 $  1,445     $  1,495     $  1,810
                                                              ========     ========     ========

     Non-cash operating activities:
         Change in deferred income taxes on net unrealized
              gain (loss) on available-for-sale securities    $   (278)    $     48     $     (8)
                                                              ========     ========     ========

     Non-cash investing activities:
         Transfer of loans to other real estate               $     --     $     --     $    140
                                                              ========     ========     ========

         Change in net unrealized gain (loss)
              on available-for-sale securities                $   (817)    $    140     $    (23)
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


USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. The most significant areas involving the use of management's estimates and assumptions are the allowance for loan losses, and the carrying value and amortization of goodwill. Actual results could differ from those estimates.


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


CASH AND CASH EQUIVALENTS

The Bank is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The average reserve balance for the years ended December 31, 1999 and 1998 amounted to $3,348,300 and $3,274,000, respectively.

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

INVESTMENT SECURITIES

The Bank's investment securities are designated at the time of purchase as either held-to-maturity or available-for-sale. Securities designated as held-to-maturity are carried at their amortized cost. Securities designated as available-for-sale are carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized in other comprehensive income.

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

A loan is considered impaired when, based on current information and events, it is probably that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value. Loans that experience insignificant payment delays and shortfalls are generally not classified as impaired. Large groups of smaller balance homogenous loans, such as residential real estate, consumer, and credit card are collectively evaluated for impairment and the Bank does not separately identify such loans individually for impairment disclosures.

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


COMPREHENSIVE INCOME

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in June 1997. Statement 130 establishes standards for reporting and display of comprehensive income (as defined) in a full set of general-purpose financial statements. Statement 130 requires classification of items of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. The Corporation has only one item of other comprehensive income and has elected to report comprehensive income in the consolidated statements of stockholders' equity.


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

This information is an integral part of the accompanying consolidated financial statements

                            CROGHAN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - INVESTMENT SECURITIES

At December 31, 1999, a net unrealized loss of $365,000, net of federal income taxes of $188,000, was reported with respect to carrying available-for-sale investment securities at fair value. At December 31, 1998, such accounting resulted in a net unrealized gain of $174,000, net of federal income taxes of $90,000. Such amounts are reported as accumulated other comprehensive income
(loss).

The amortized cost and fair value of investment securities as of December 31, 1999 and 1998 are as follows:

                                                                    1999              1998
                                                        ----------------------------------------
                                                        AMORTIZED   FAIR      AMORTIZED    FAIR
                                                          COST      VALUE       COST       VALUE
                                                        ---------   -----     ---------    -----
                                                                  (DOLLARS IN THOUSANDS)

Available-for-sale:
     U.S. Treasury securities                            $20,002    $19,895    $28,010    $28,245
     Obligations of U.S. Government
         agencies and corporations                        17,785     17,338      2,115      2,141
     Obligations of states and
         political subdivisions                              102        103        104        107
                                                         -------    -------    -------    -------

                  Total available-for-sale                37,889     37,336     30,229     30,493
                                                         -------    -------    -------    -------

Held-to-maturity:
     Obligations of U.S. Government
         agencies and corporations                        20,204     19,818     28,471     28,463
     Obligations of states and
         political subdivisions                           14,860     14,811     15,034     15,235
     Other securities                                      5,032      4,927      2,237      2,237
                                                         -------    -------    -------    -------

                  Total held-to-maturity                  40,096     39,556     45,742     45,935
                                                         -------    -------    -------    -------
Total                                                    $77,985    $76,892    $75,971    $76,428
                                                         =======    =======    =======    =======


A summary of unrealized gains and losses on investment securities at December 31, 1999 and 1998 follows:

                                                                     1999              1998
                                                              ----------------   --------------------
                                                           GROSS    GROSS         GROSS      GROSS
                                                         UNREALIZED UNREALIZED  UNREALIZED  UNREALIZED
                                                          GAINS      LOSSES       GAINS     LOSSES
                                                         ----------  ---------  ---------  ----------
                                                                   (DOLLARS IN THOUSANDS)
Available-for-sale:
     U.S. Treasury securities                            $     2    $   109    $   239    $     4
     Obligations of U.S. Government
         agencies and corporations                             4        451         27          1
     Obligations of states and political subdivisions          1         --          3         --
                                                         -------    -------    -------    -------

                  Total available- for-sale                    7        560        269          5
                                                         -------    -------    -------    -------

Held-to-maturity:
     Obligations of U.S. Government
         agencies and corporations                            --        386         73         81
     Obligations of states and political subdivisions         19         68        202          1
     Other securities                                         --        105         --         --
                                                         -------    -------    -------    -------

                  Total held-to-maturity                      19        559        275         82
                                                         -------    -------    -------    -------

Total                                                    $    26    $ 1,119    $   544    $    87
                                                         =======    =======    =======    =======

                            CROGHAN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and fair value of investment securities at December 31, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             AVAILABLE-FOR-SALE              HELD-TO-MATURITY
                                                             ------------------              ----------------
                                                         AMORTIZED          FAIR           AMORTIZED        FAIR
                                                           COST             VALUE            COST           VALUE
                                                         ---------          -----          ---------        -----
                                                                           (DOLLARS IN THOUSANDS)
Due in one year or less                               $    10,011       $     9,984     $    12,148     $    12,055
Due after one year through five years                      26,744            26,220          23,489          23,059
Due after five years through ten years                      1,032             1,029           1,349           1,338
Due after ten years                                           102               103             624             618
Other securities having no maturity date                    -                 -               2,486           2,486
                                                      -----------       -----------     -----------     -----------

Total                                                 $    37,889       $    37,336     $    40,096     $    39,556
                                                      ===========       ===========     ===========     ===========


Investment securities with an amortized cost of $50,360,000 at December 31, 1999 and $36,588,000 at December 31, 1998 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from sales of investment securities during 1999 and 1997 all related to available-for-sale securities. Proceeds from such sales amounted to $2,000,000 in 1999 resulting in gross realized gains of $2,000. Proceeds from such sales amounted to $7,011,000 in 1997, resulting in gross realized gains and losses of $8,000 and $35,000, respectively. There were no sales of investment securities during 1998.

Other securities primarily consists of corporate obligations and investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank stock amounted to $1,471,000 and $1,372,000 at December 31, 1999 and 1998, respectively. The
Bank's investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 at December 31, 1999 and 1998.

NOTE 2 - LOANS RECEIVABLE

Loans receivable at December 31, 1999 and 1998 consist of the following:

                                                                                        1999                1998
                                                                                        ----                ----
                                                                                         (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural                                             $     31,057        $     32,161
Real estate - residential mortgage                                                      101,418             103,947
Real estate - non-residential mortgage                                                   54,197              51,484
Real estate - construction                                                                  506                 903
Consumer                                                                                 49,682              48,327
Credit card                                                                               2,549               2,537
                                                                                   ------------        ------------

Total                                                                              $    239,409        $    239,359
                                                                                   ============        ============

Fixed rate loans amounted to $129,981,000 at December 31, 1999 and $128,406,000 at December 31, 1998.

The Bank's investment in impaired loans amounted to $316,000 at December 31, 1998 (none at December 31, 1999), including $148,000 of such loans for which an allowance for loan losses has been provided. The following is a summary of the activity in the allowance for loan losses for impaired loans, which is included in the Bank's total allowance for loan losses, for the years ended December 31, 1999 and 1998:

                                                1999                1998
                                                ----                ----
                                                 (DOLLARS IN THOUSANDS)

Balance at beginning of year                     $148                 $71
Reduction for charge-offs                        (148)                  -
Addition for provision                              -                  77

Balance at end of year                          $   0                $148


The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 amounted to $164,000 and $432,000, respectively. Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days delinquent unless it is well collateralized and in the process of collection. For nonaccrual loans, interest income is recorded on a cash basis as long as future collections of principal are probable. Interest income recognized on impaired loans for the years ended December 31, 1998 and 1997 amounted to $27,000 and $90,000, respectively, including $27,000 and $46,000, respectively, which was recognized on a cash basis. There was no interest income recognized on impaired loans for the year ended December 31, 1999.

The amount of loans on a nonaccrual of interest at December 31, 1999 and 1998 amounted to $392,000 and $315,000, respectively. The impact on interest income of such nonaccrual loans was not significant. None of the loans on nonaccrual of interest at December 31, 1999 or 1998 were to directors and executive officers.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $8,186,000 and $7,347,000 at December 31, 1999 and 1998,
respectively. The following is a summary of activity during 1999 and 1998 for such loans:

                       BALANCE AT                                                BALANCE
                        BEGINNING         ADDITIONS         REPAYMENTS           AT END
                       ----------         ---------         ----------           -------
                                             (DOLLARS IN THOUSANDS)
1999                   $   7,347        $     5,579         $     4,740        $   8,186
                       =========        ===========         ===========        =========
1998                   $   8,020        $     7,258         $     7,931        $   7,347
                       =========        ===========         ===========        =========



Additions and repayments include loan renewals.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, the Village of Green Springs, and the northwest portion of Huron County. As of December 31, 1999 and 1998, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and amounted to $10,835,000 and $10,056,000, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 3 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997:


                                              1999          1998          1997
                                              ----          ----          ----
                                                 (DOLLARS IN THOUSANDS)

Balance at beginning of year                $ 3,418       $ 3,518       $ 3,368
Provision charged to operations                 240           240           180
Loans charged-off                              (630)         (475)         (287)
Recoveries of loans charged-off                 168           135           257
                                            -------       -------       -------

Balance at end of year                      $ 3,196       $ 3,418       $ 3,518
                                            =======       =======       =======

NOTE 4 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 1999 and 1998:

                                                        1999             1998
                                                        ----             ----
                                                       (DOLLARS IN THOUSANDS)

Land and improvements                               $    1,013        $    1,028
Buildings                                                7,879             8,056
Equipment                                                3,667             3,551
                                                    ----------        ----------
                                                        12,559            12,635
Accumulated depreciation                                 5,356             4,814
                                                    ----------        ----------

Premises and equipment, net                         $    7,203        $    7,821
                                                    ==========        ==========

Depreciation expense amounted to 765,000 in 1999, $766,000 in 1998 and $669,000 in 1997.

NOTE 5 - DEPOSITS

Time deposits at December 31, 1999 and 1998 include individual deposits of $100,000 and over amounting to $23,359,000 and $24,487,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,267,000 for 1999, $1,476,000 for 1998 and $1,590,000 for 1997.

At December 31, 1999, the scheduled maturities of time deposits were as follows (dollars in thousands):
                                    2000                 $101,754
                                    2001                   24,855
                                    2002                    5,454
                                    2003                    4,604
                                    2004                    1,493
                                    2005 and after            244
                                                         --------

                                    Total                $138,404
                                                         ========

NOTE 6 - BORROWED FUNDS
At December 31, 1999 and 1998, borrowed funds consist of the following:

                                                                1999             1998
                                                               ----             ----
                                                              (DOLLARS IN THOUSANDS)
 Federal Home Loan Bank:

      Secured note, with interest at 7.00%, due April 1, 1999      $    0    $1,000
      Secured note, with interest at 5.14%, due October 2005        2,000     2,000
      Secured note, with interest at 5.89%, due January 2000        5,000        --
                                                                   ------    ------
                                                                    7,000     3,000
                                                                   ======    ======

NBD Bank:
     Term note, with interest at a variable rate
      (7.25% at December 31, 1998)                                     --       335
                                                                   ------    ------
Total borrowed funds                                               $7,000    $3,335
                                                                   ======    ======

Interest is payable monthly on the Federal Home Loan Bank notes which are secured by stock in the Federal Home Loan Bank of Cincinnati and all eligible mortgage loans. The NBD Bank term note was repaid during 1999.

NOTE 7 - COMMON STOCK

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

                            CROGHAN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 1999, 1998 and 1997:

                                              1999           1998         1997
                                              ----           ----         ----
                                                    (Dollars in thousands)
Equipment                                 $     805       $    870     $     749
Postage, stationery and supplies                455            458           452
State franchise and other taxes                 338            359           352
Professional and examination fees               275            280           285
MasterCard franchise and processing fees        322            293           277
Other                                         1,284          1,278         1,486
                                          ---------       --------     ---------

Total other operating expenses            $   3,479       $  3,538     $   3,601
                                          =========       ========     =========


NOTE 9 - FEDERAL INCOME TAXES

Total federal income tax expense for 1999, 1998 and 1997 was allocated as follows:

                                             1999           1998         1997
                                             ----           ----         ----
                                                   (DOLLARS IN THOUSANDS)
Income from operations                    $   1,586       $  1,649     $   1,609
Stockholders' equity                           (278)            48            (8)
                                          ---------       --------     ---------

Total                                     $   1,308       $  1,697     $   1,601
                                          =========       ========     =========

Federal income tax expense allocated to operations consisted of the following for 1999, 1998 and 1997:

                                          1999           1998         1997
                                          ----           ----         ----
                                              (DOLLARS IN THOUSANDS)
Current expense                        $   1,430       $  1,586     $   1,657
Deferred expense (credit)                    156             63           (48)
                                       ---------       --------     ---------

Total                                  $   1,586       $  1,649     $   1,609
                                       =========       ========     =========

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

                                                                                1999           1998         1997
                                                                                ----           ----         ----
                                                                                     (DOLLARS IN THOUSANDS)

Expected tax using statutory tax rate of 34%                                 $   1,606       $  1,635     $   1,604
Increase (decrease) in tax resulting from:
     Tax-exempt income on state and municipal securities
         and political subdivision loans                                          (240)          (242)         (250)
     Interest expense associated with carrying certain state and
         municipal securities and political subdivision loans                       34             37            37
     Amortization of goodwill                                                      217            217           217
     Increase in cash value of life insurance policies                             (33)         -             -
     Other, net                                                                      2              2             1
                                                                             ---------       --------     ---------

Total                                                                        $   1,586       $  1,649     $   1,609
                                                                             =========       ========     =========

                            CROGHAN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

The deferred federal income tax expense (credit) of $156,000 for 1999, $63,000 for 1998 and ($48,000) for 1997 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                              1999        1998
                                                              ----        ----
                                                           (DOLLARS IN THOUSANDS)
Deferred tax assets:
     Unrealized loss on securities available-for-sale       $   188     $    --
     Allowance for loan losses                                  666         742
     Accrued vacation and medical insurance expenses             56         109
     Other                                                       36          29
                                                            -------     -------
         Total deferred tax assets                              946         880
                                                            -------     -------
Deferred tax liabilities:
     Unrealized gain on securities available-for-sale            --         (90)
     Purchase accounting basis difference                      (608)       (600)
     Depreciation of premises and equipment                    (206)       (217)
     Federal Home Loan Bank stock dividends                    (166)       (133)
     Deferred loan costs                                       (158)       (158)
     Other                                                      (43)        (39)
                                                            -------     -------
                  Total deferred tax liabilities             (1,181)     (1,237)
                                                            -------     -------
Net deferred tax liabilities                                $  (235)    $  (357)
                                                            =======     =======


The net deferred tax liabilities at December 31, 1999 and 1998 are included in other liabilities in the consolidated balance sheets.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Therefore, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 1999 and 1998.


NOTE 10 - RETIREMENT PLANS

The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which includes both a profit sharing and employer matching contribution. In 1998, the Plan elected to permit investing in the Corporation's stock subject to various limitations. The Bank's profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 1999, 1998 and 1997 amounted to $279,000, $278,000, and $272,000, respectively.

During 1999, the Bank entered into split dollar life insurance policies with certain executive officers to provide for supplemental retirement benefits. Such policies required the payment of single premiums aggregating $3,094,000, resulting in a December 31, 1999 cash value of $3,191,000. Such amount is included in other assets in the 1999 consolidated balance sheet.

In connection with the policies, the Bank has provided a liability for estimated supplemental retirement benefits accumulated through December 31, 1999. Such liability amounts to $25,000 and is included in other liabilities in the 1999 consolidated balance sheet.

No other postretirement benefits are offered to retirees.

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

Financial instruments whose contract amount represents credit risk totalled the following amounts at December 31, 1999 and 1998:

                                               CONTRACT AMOUNT
                                         --------------------------
                                         1999                  1998
                                         ----                  ----
                                           (DOLLARS IN THOUSANDS)
Commitments to extend credit         $    50,017           $    47,942
                                     ===========           ===========

Letters of credit                    $     1,366           $     1,352
                                     ===========           ===========


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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 1999, letters of credit totalling $901,000 expire in 2000; $400,000 expire in 2001; and $65,000 expire in 2002.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary. The extent of collateral on these commitments at December 31, 1999 and 1998 approximates 100% of the commitments.

NOTE 12 - REGULATORY MATTERS

The Corporation and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from federal and state banking agencies categorized the Corporation and Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

                            CROGHAN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - REGULATORY MATTERS (CONTINUED)
The actual capital amounts and ratios are also presented in the following table:



                                                                                                 MINIMUM TO BE
                                                                          MINIMUM               "WELL CAPITALIZED"
                                                                          CAPITAL             UNDER PROMPT CORRECTIVE
                                               ACTUAL                   REQUIREMENT             ACTION PROVISIONS
                                         ------------------         -------------------       ------------------------
                                         AMOUNT       RATIO         AMOUNT        RATIO         AMOUNT        RATIO
                                         ------       -----         ------        -----         ------        -----
                                                                   (DOLLARS IN THOUSANDS)
As of December 31, 1999:
     Total Capital (to Risk-
         Weighted Assets)
              Consolidated              $    30,829     13.7%   $    17,991        8.0%      $       N/A
              Bank                           30,541     13.6%        17,969        8.0%           22,461        10.0%

     Tier I Capital (to Risk-
         Weighted Assets)
              Consolidated              $    28,013     12.5%   $     8,995        4.0%      $       N/A
              Bank                           27,729     12.4%         8,984        4.0%           13,477         6.0%

     Tier I Capital (to
         Average Assets)
              Consolidated              $    28,013      8.3%   $    13,551        4.0%              N/A
              Bank                           27,729      8.2%        13,541        4.0%           16,926         5.0%
As of December 31, 1998:
     Total Capital (to Risk-
         Weighted Assets)
              Consolidated              $    28,235     13.0%   $    17,434        8.0%              N/A
              Bank                           28,523     13.1%        17,430        8.0%           21,788        10.0%

     Tier I Capital (to Risk-
         Weighted Assets)
              Consolidated              $    25,502     11.7%   $     8,717        4.0%              N/A
              Bank                           25,791     11.8%         8,715        4.0%           13,073         6.0%

     Tier I Capital (to
         Average Assets)
              Consolidated              $    25,502      7.6%   $    13,441        4.0%              N/A
              Bank                           25,791      7.7%        13,441        4.0%           16,801         5.0%

On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $1,480,000 was available for dividends on January 1, 2000, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 13 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 are as follows:

                   CONDENSED BALANCE SHEETS                                                1999             1998
                                                                                           ----             ----
                                                                                          (DOLLARS IN THOUSANDS)
Assets:
     Cash                                                                            $         13        $       18
     Dividends receivable from subsidiary                                                     363               285
     Investment in subsidiary                                                              34,755            33,994
     Investment security - held-to-maturity, at amortized
          cost (fair value of $250,000)                                                       250                 -
     Other assets                                                                              21                45
                                                                                      -----------       -----------
Total assets                                                                          $    35,402       $    34,342
                                                                                      ===========       ===========


Liabilities:
     Borrowed funds                                                                   $         -       $       335
     Dividends payable                                                                        363               285
     Other liabilities                                                                          -                17
                                                                                      -----------       -----------

                  Total liabilities                                                           363               637
                                                                                      -----------       -----------

Stockholders' equity:
     Common stock                                                                          23,853            23,797
     Surplus                                                                                   74                 3
     Retained earnings                                                                     11,477             9,731
     Accumulated other comprehensive
         Income (loss)                                                                       (365)              174
                                                                                      -----------       -----------

                  Total stockholders' equity                                               35,039            33,705
                                                                                      -----------       -----------

Total liabilities and stockholders' equity                                            $    35,402       $    34,342
                                                                                      ===========       ===========


                     CONDENSED STATEMENTS
                         OF OPERATIONS                                     1999              1998            1997
                                                                           ----              ----            ----
                                                                                    (DOLLARS IN THOUSANDS)

Income - dividends from subsidiary                                      $    1,877      $     3,067     $     3,102
Expenses - Interest, professional fees and other
     expenses, net of federal income tax benefit                                39               87             172
                                                                        ----------      -----------     -----------

                  Income before equity in undistributed
                      net income of subsidiary                               1,838            2,980           2,930

Equity in net income of subsidiary, less dividends                           1,300              180             177
                                                                        ----------      -----------     -----------

Net income                                                              $    3,138      $     3,160     $     3,107
                                                                        ==========      ===========     ===========

                     CONDENSED STATEMENTS
                        OF CASH FLOWS

                                                                           1999              1998          1997
                                                                           ----              ----          ----
                                                                                    (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
     Net income                                                             $3,138           $3,160          $3,107
     Adjustments to reconcile net income to net
         cash provided by operating activities:
              Equity in net income of subsidiary,
                  less dividends                                            (1,300)            (180)           (177)
              Increase in dividends receivable                                 (78)               -               -
              Decrease in other assets                                          24               44              10
              Decrease in other liabilities                                    (17)             (13)            (23)
                                                                        ----------       ----------     -----------

                  Net cash provided by
                      operating activities                                   1,767            3,011           2,917
                                                                        ----------       ----------     -----------

Cash flows from investing activities:
     Purchase of held-to-maturity investment security                         (250)               -               -
                                                                        ----------       ----------     -----------

Cash flows from financing activities:
     Proceeds from issuance of common stock                                    127                5               -
        Repayments of borrowed funds                                          (335)          (1,865)         (1,863)
     Cash dividends paid                                                    (1,314)          (1,142)         (1,142)
                                                                        ----------        ---------     -----------

                  Net cash used in financing activities                     (1,522)          (3,002)         (3,005)
                                                                        ----------        ---------     -----------

                  Net increase (decrease) in cash                               (5)               9             (88)

Cash at beginning of the year                                                   18                9              97
                                                                        ----------        ---------     -----------

Cash at end of the year                                                 $       13        $      18     $         9
                                                                        ==========        =========     ===========

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of recognized financial instruments at December 31, 1999 and 1998 are as follows:

                                                              1999                                1998
                                                  -----------------------------         --------------------------
                                                  CARRYING            ESTIMATED         CARRYING         ESTIMATED
                                                   AMOUNT               VALUE            AMOUNT            VALUE
                                                  --------            ---------         --------         ---------
                                                                         (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
     Cash and cash equivalents                  $     15,793       $      15,793     $     18,634      $     18,634
     Investment securities                            77,432              76,892           76,235            76,428
     Loans receivable, net                           236,213             236,623          235,941           239,182
                                                ------------       -------------     ------------      ------------

Total                                           $    329,438       $     329,308     $    330,810      $    334,244
                                                =============      =============    ==============    =============

FINANCIAL LIABILITIES
     Deposits                                   $    294,587       $     294,628     $    301,456      $    301,682
     Federal funds purchased
         and securities sold
         under repurchase
         agreements                                   11,762              11,762            9,140             9,140
     Borrowed funds                                    7,000               7,000            3,335             3,335
                                                ------------       -------------    --------------    -------------
Total                                           $    313,349       $     313,390    $     313,931      $    314,157
                                                ============       =============    ==============    =============

The above summary does not include accrued interest receivable, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 1999 and 1998. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $51,383,000 at December 31, 1999 and $49,294,000 at December 31, 1998. Such
amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, interest bearing deposits in other banks, and federal funds sold) because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

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


NOTE 15 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.



NOTE 16 - YEAR 2000

Like most entities, the Bank may be exposed to risks associated with Year 2000 dating problems. This problem affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent upon microchips. The Bank recognizes that Year 2000 dating problems pose a risk beyond January 1, 2000 as errors may not become evident until after that date. The Bank has performed the remediation steps it believes necessary to address Year 2000 dating problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of Year 2000 dating problems on third parties with which the Bank does business. If remediation efforts of the Bank or third parties with which it does business are not successful, it is possible the Year 2000 dating problem could negatively impact the Corporation's consolidated financial condition and results of operations. The Corporation does not believe any significant Year 2000 dating problems have occurred.


           This information is an integral part of the accompanying
                      consolidated financial statements.

DIRECTORS AND OFFICERS OF CROGHAN BANCSHARES, INC.

DIRECTORS-----------------------------------------------------------------------

JANET E. BURKETT                           ALBERT C. NICHOLS
   Treasurer                                  Chairman of the Board of Directors
   Burkett Industries, Inc.                   The Croghan Colonial Bank

THOMAS F. HITE                             K. BRIAN PUGH
   President & Chief Executive Officer        President & CEO
   The Croghan Colonial Bank                  Clyde Parts Company

JOHN P. (PHIL) KELLER                      CLEMENS J. SZYMANOWSKI
   Vice President, Keller-Ochs-Koch           Retired
   Funeral Home, Inc.

STEPHEN A. KEMPER                          J. TERRENCE WOLFE
   Owner                                      Retired
   Kemper Iron & Metal Company

DANIEL W. LEASE                            CLAUDE E. YOUNG
   President                                  Chairman
   Wahl Refractories, Inc.                    Progress Plastic Products, Inc.

ROBERT H. MOYER                            GARY L. ZIMMERMAN
   Chairman                                   Vice President
   Mosser Construction, Inc.                  Swint-Reineck Hardware, Inc.


OFFICERS------------------------------------------------------------------------

ALBERT C. NICHOLS                          THOMAS F. HITE
   Chairman of the Board of Directors         President

JAMES K. WALTER                            ALLAN E. MEHLOW
   Vice President, Secretary                  Treasurer

DIRECTORS AND OFFICERS OF THE CROGHAN COLONIAL BANK

DIRECTORS-----------------------------------------------------------------------

JANET E. BURKETT                           ALBERT C. NICHOLS
   Treasurer                                  Chairman of the Board of Directors
   Burkett Industries, Inc.                   The Croghan Colonial Bank

THOMAS F. HITE                             K. BRIAN PUGH
   President & Chief Executive Officer        President & CEO
   The Croghan Colonial Bank                  Clyde Parts Company

JOHN P. (PHIL) KELLER                      CLEMENS J. SZYMANOWSKI
   Vice President, Keller-Ochs-Koch           Retired
   Funeral Home, Inc.

STEPHEN A. KEMPER                          J. TERRENCE WOLFE
   Owner                                      Retired
   Kemper Iron & Metal Company

DANIEL W. LEASE                            CLAUDE E. YOUNG
   President                                  Chairman
   Wahl Refractories, Inc.                    Progress Plastic Products, Inc.

ROBERT H. MOYER                            GARY L. ZIMMERMAN
   Chairman                                   Vice President
   Mosser Construction, Inc.                  Swint-Reineck Hardware, Inc.

                                         Directors Emeriti

                                T. L. HILTY     D. W. MILLER     D. B. SLESSMAN
OFFICERS------------------------------------------------------------------------

                                          ADMINISTRATIVE

                                           ALBERT C. NICHOLS
                                              Chairman of the Board of Directors

                                           THOMAS F. HITE
                                              President & Chief Executive
                                               Officer

CHIEF LENDING OFFICER                      CHIEF OPERATING OFFICER
   WILLIAM C. HENSLEY                         ALLAN E. MEHLOW
      Vice President                           Vice President

COMMERCIAL AND REAL ESTATE LOANS           CONSUMER LOANS
   JAMES K. WALTER                            GREGG C. COLEMAN
     Senior Vice President                      Loan Officer
         OIC Commercial Loans                     OIC Consumer Loans

JAMES A. DRAEGER                           JACQUELINE L. LILLY
   Vice President/OIC R. E. Loans             Assistant Vice President
      Agricultural Administrator                Consumer Loans

JAMES R. WALTERS                           JEFF D. WILSON
   Vice President Real Estate Loans           Loan Officer

JEFFREY L. GEARY                           MICHAEL S. WISE
   Assistant Vice President                   Loan Officer
      Commercial Loans

JEFFERY C. HUBER                           BURKHART W. TISCHLER
   Assistant Vice President                   Loan Officer
      Commercial Loans
                                           SUSAN K. STRAUBE
                                              Loan Officer

MARK A. LOHRBACH                           TRUST DEPARTMENT
   Loan Officer                               BARRY F. LUSE
                                                Vice President/Trust Officer

NANCY C. RODDY                             RICHARD G. STEIN
   Loan Officer                               Assistant Vice President/
                                                Trust Officer
ACCOUNTING
   JOSEPH W. BERGER
      Vice President
         Chief Financial Officer

   LAWRENCE R. FULK                        COMPLIANCE AND SECURITY
      Vice President/Controller               SANDRA S. REED
                                                Compliance/Security Officer

HUMAN RESOURCE                             MAIN OFFICE
   PAMELA J. SWINT                            JUDITH A. GANGWER
      Human Resource Manager                    Branch Manager

AUDIT                                      WEST SIDE OFFICE
   JOHN C. HOFFMAN                            JOSEPHINE L. WEYER
      Auditor                                   Branch Manager

OPERATIONS                                 EAST SIDE OFFICE
   MICHAEL J. HARTENSTEIN                     RONALD T. GOEHRING
      Operations Officer                        Branch Manager

   TERRY A. SCHROEDER                         COLEEN O. MILLER
      Information Systems Manager               Assistant Cashier/
                                                  Assistant Branch Manager

DEPOSIT ADMINISTRATOR                      BALLVILLE OFFICE
   ROBERT L. OVERMYER                         JAMI L. SEVERS
      Assistant Vice President                  Branch Manager
      Deposit Administrator
                                           GREEN SPRINGS OFFICE
                                              THEODORE J. RUTHERFORD
                                                Branch Manager/
                                                Agricultural Representative

                                           MARILYN J. HUMBERT
                                              Assistant Cashier/
                                                Agricultural Representative
BELLEVUE OFFICE
   DEE A. BLACKBURN
      Branch Manager

CLYDE OFFICE
   RICHARD E. LAWRIE
      Branch Manager

MONROEVILLE OFFICE
   DAVID M. SABO
      Branch Manager