Form 10-K405, Exhibit 13
period 2000-12-31
CROGHAN BANCSHARES INC
filed 2001-03-27
CIK 887149

                                   EXHIBIT 13

                            CROGHAN BANCSHARES, INC.

                               2000 ANNUAL REPORT

                            CROGHAN BANCSHARES, INC.
                                    CONTENTS

Financial Highlights                                                          1

President's Letter                                                            2

Description of the Corporation and Common Stock Data                          3

Five Year Summary of Selected Financial Data                                  4

Management's Discussion and Analysis                                          5

Independent Auditor's Report                                                 12

Consolidated Financial Statements                                            13

Directors and Officers                                                       33


                              FINANCIAL HIGHLIGHTS


                                                                                                                       Percent
                                                                2000                       1999                        Change
For the year:
   Net Income                                               $3,569,000                 $3,138,000                      13.7%
   Income per common share                                        1.87                       1.65                      13.3%
   Dividends per common share                                      .82                        .73                      12.3%

   Return on average assets                                      1.03%                        .91%
   Return on average tangible
     stockholders equity                                        12.25%                      11.75%


At year end:
   Assets                                                 $347,432,000               $350,586,000                       (.9)%
   Loans                                                   258,855,000                239,409,000                       8.1 %
   Securities                                               58,625,000                 77,432,000                     (24.3)%
   Deposits                                                284,204,000                294,587,000                      (3.5)%
   Stockholders' equity                                     37,466,000                 35,039,000                       6.9 %

   Book value per common share                               $   19.59                  $   18.36                       6.7 %
   Stockholders' equity to total assets                          10.78%                      9.99%

   Number of stockholders of record                                778                        769                       1.2 %
   Number of full-time equivalent
       employees                                                   170                        182                      (6.6)%


                               PRESIDENT'S LETTER

For Croghan Bancshares, Inc., the year 2000 was one of records, changes and challenges. The Company's net income increased by 13.7 percent over 1999's results to a record amount of $3,569,000 which produced a return on average tangible equity of 12.25 percent. Return on average assets increased from 1999's level to 1.03 percent. Dividends declared to shareholders during 2000 were 12.3 percent above 1999 and, on an adjusted basis, the 82 cents per share is a record payout to our shareholders.

The Company's subsidiary, The Croghan Colonial Bank, initiated a comprehensive program of evaluating and re-engineering the various operating departments involved in the support and delivery of products and services. While there are considerable measures to be evaluated in the coming year and in the future, year 2000 work resulted in efficiencies and operational changes that reduced staff by
12. Most of the reductions were accomplished through attrition.

The national economy began the year maintaining the momentum from 1999. In an effort to curb inflationary trends the Federal Reserve Open Market Committee increased managed rates three times by May 16, 2000, the final increase being one-half percent. The economic indicators began showing signs of a slowdown by the end of the third quarter. No further rate adjustments were made during 2000.

The local economy remained steady during 2000. Unemployment rates were steady with Sandusky County and Huron County averaging four to five percent and six to seven percent, respectively. Expansions at Whirlpool Corporation, Green Bay Packaging, Inc., Poly-Foam International, Inc. and Memorial Hospital were announced. New companies announcing plans to locate in the Bank's market area include Gerstenlager Company, Milwood, Inc. and Calpine Corporation. Additionally, commercial activity along the Route 53 North corridor toward the Ohio Turnpike continued to expand. The agriculture business in the area experienced mixed results. Crop yields were spotty and grain prices remained low.

In 2000, the Bank set out to increase the loan portfolio with a focus on commercial loans. While we increased our commercial lending to some degree, we originated an unexpected volume of residential real estate loans, both single family residences and multi-family units. Therefore, an increase of $19.4 million in total loans, which exceeded our expectations, was accomplished during the course of the year. As with all community banks, funding earning assets, including loans, continues to be the challenge in the future. Traditional deposit sources, new deposit sources and various leveraging opportunities will be explored in 2001. Management is constantly evaluating the risk factors involved in these opportunities.

The Boards of the Corporation and the Bank experienced a change in 2000. Janet
E. Burkett resigned from her board positions effective August 31 due to a medical condition. Mrs. Burkett had served on the boards since July 1991. Her resignation was accepted with regret and with best wishes. James E. Bowlus was named on November 14 to replace Mrs. Burkett. Mr. Bowlus is the president and treasurer of Fremont Candy and Cigar, Inc. in Fremont, Ohio.

Another change in the management of the Corporation and the Bank is the retirement of James K. Walter. Jim has nearly 42 years of experience with the Bank and will retire as of March 31, 2001. His experience as a branch manager, advertising manager, personnel director, senior lender and secretary of the Corporation will be missed. We wish him a long, healthy and happy retirement.

As we continue through the year 2001, many challenges await us. As mentioned, the re-engineering will continue. Technology changes will offer opportunities. The Bank's web site is functional at WWW.CROGHAN.COM. By the time this report is in the public's hands, we expect the web site to be on-line and available for banking transactions. Those in our market area should see or hear advertising about this service.

In one final note, this annual report letter will be my last to shareholders as I have announced my intention to retire in early 2001. It has been a labor of love to have been associated with the Bank for 44 years. The last 13 of those year I have been honored to be the CEO of a fine, solid and highly reputable financial institution. The officers and staff I have been associated with are dedicated and professional. The board members are knowledgeable and hard working. I appreciate everyone's support and guidance over the years. I also wish to thank our shareholders for their trust and support. Your confidence is appreciated.

Very truly yours,


/s/ Thomas Hite

Thomas F. Hite
President & CEO

                            CROGHAN BANCSHARES, INC.
                         DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc. (the "Corporation" or "Croghan"), a one bank holding company, was incorporated in 1983 and has approximately $347,000,000 in total assets as of December 31, 2000. Its operating subsidiary, The Croghan Colonial Bank (the "Bank"), was incorporated in 1888 and is headquartered in Fremont, Ohio.

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

                   MARKET PRICE AND DIVIDENDS ON COMMON STOCK

There is no established public trading market for the Corporation's common stock, although McDonald & Company of Cleveland, Ohio has functioned as a market intermediary for the Corporation's stock since July 1, 1992. Solely on the basis of transactions that the Company has been made aware of, the transaction prices for shares of its common stock for each quarterly period during 2000 and 1999 were as follows:

                                                              2000                      1999
         First Quarter                                   $16.75 to 25.00           $28.00 to 29.00
         Second Quarter                                   17.25 to 21.63            27.00 to 30.50
         Third Quarter                                    13.13 to 19.00            27.75 to 30.13
         Fourth Quarter                                   16.00 to 20.00            22.25 to 29.00

Dividends declared by the Corporation on its common stock during the past two years were as follows:

                                                              2000                      1999
         Three-months ended March 31                          $.20                      $.17
         Three-months ended June 30                            .20                       .18
         Three-months ended September 30                       .21                       .19
         Three-months ended December 31                        .21                       .19
                                                              ----                      ----
                                                              $.82                      $.73
                                                              ====                      ====

The number of holders of record for the Corporation's common stock on December 31, 2000 is 778.

                        AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

                         Barry F. Luse, Trust Department
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                                Fremont, OH 43420
                                  419-332-7301

CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

                                                                                   Years ended December 31,
                                                       ----------------------------------------------------------------------------
                                                            2000             1999            1998            1997             1996
                                                                          (Dollars in thousands, except share data)
Statements of operations:
   Total interest income                                $   25,589      $   24,259      $   25,151       $   25,056       $  21,285
   Total interest expense                                   11,067          10,434          11,420           11,228           9,304
                                                        ----------      ----------      ----------       ----------       ---------
     Net interest income                                    14,522          13,825          13,731           13,828          11,981
   Provision for loan losses                                   435             240             240              180             160
                                                        ----------      ----------      ----------       ----------       ---------
     Net interest income after provision for loan
       losses                                               14,087          13,585          13,491           13,468          11,821

   Total non-interest income                                 2,302           1,972           1,742            1,514           1,314
   Total non-interest expense                               10,992          10,833          10,424           10,446           8,594
                                                        ----------      ----------      ----------       ----------       ---------
     Income before federal income taxes                      5,397           4,724           4,809            4,716           4,541

   Federal income taxes                                      1,828           1,586           1,649            1,609           1,486
                                                        ----------      ----------      ----------       ----------       ---------
       Net income                                       $    3,569      $    3,138      $    3,160       $    3,107      $    3,055
                                                        ==========      ==========      ==========       ==========       =========

Per share of common stock:

   Net income                                           $     1.87      $     1.65      $     1.66       $     1.63      $     1.60
   Dividends                                                   .82             .73             .60              .60             .60
   Book value                                                19.59           18.36           17.70            16.60           15.57
                                                        ==========      ==========      ==========       ==========       =========

Average common shares outstanding                        1,910,704       1,906,120       1,903,616        1,903,578       1,903,578
                                                        ==========      ==========      ==========       ==========       =========

Year end balances:
   Loans, net                                           $  255,613      $  236,213      $  235,941       $  235,558      $  227,279
   Securities                                               58,625          77,432          76,235           69,664          76,481
   Total assets                                            347,432         350,586         350,144          335,040         340,168
   Deposits                                                284,204         294,587         301,456          289,053         295,310
   Stockholders' equity                                     37,466          35,039          33,705           31,590          29,640
                                                        ==========      ==========      ==========       ==========       =========
Average balances:
   Loans, net                                           $  242,818      $  230,274      $  229,463       $  224,378      $  184,237
   Securities                                               71,524          80,203          70,618           72,763          74,058
   Total assets                                            346,661         344,346         337,493          330,879         282,667
   Deposits                                                286,653         294,792         294,225          289,879         245,301
   Stockholders' equity                                     36,251          34,430          32,672           30,520          28,829
                                                        ==========      ==========      ==========       ==========       =========


Selected ratios:
   Net yield on average interest-earnings assets              4.55%           4.37%           4.40%            4.53%           4.53%
   Return on average assets                                   1.03             .91             .94              .94            1.08
   Return on average stockholders' equity                     9.85            9.11            9.67            10.18           10.60
   Return on average tangible stockholders' equity           12.25           11.75           13.08            14.47           12.34
   Net loan charge-offs (recoveries) as a percent of
   average outstanding net loans                               .16             .20             .15              .01             .06
   Allowance for loan losses as a percent of
     year-end loans                                           1.25            1.33            1.43             1.47            1.46
   Stockholders' equity as a percent of total
   year-end Assets                                           10.78            9.99            9.63             9.43            8.71
                                                        ==========      ==========      ==========       ==========       =========

      All share data has been adjusted for the 3-for-1 stock split in 1998.

                            CROGHAN BANCSHARES, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                     GENERAL

The following discussion provides additional information pertaining to Croghan's financial condition and results of operations. This information is presented to further the reader's understanding of the Consolidated Financial Statements, which appear on pages 13 through 32 of this Annual Report.

                           FORWARD-LOOKING STATEMENTS

Where appropriate, the following discussion contains the insights of Management into known events and trends that have or may be expected to have a material effect on Croghan's operations and financial condition. The information presented also may contain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties.

The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors could cause the Corporation's actual results for the future periods to differ materially from those anticipated or projected. Those factors include, among others, regional and national economic conditions, substantial changes in the levels of market interest rates, credit and other risks associated with lending and investing activities and competitive and regulatory factors.

Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore subject to such risks and uncertainties:

1. Management's discussion of projected net interest income included under "Comparison of Results of Operations, Net Interest Income".

2. Management's discussion of the anticipated growth in loans under "Discussion of Changes in Financial Condition, Loans".

3. The discussion of the Gramm-Leach-Bliley Act, as set forth under "Potential Impact of Gramm-Leach-Bliley on Future Results of Operations".

The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                               PERFORMANCE SUMMARY

Croghan's net income increased 13.7% to $3,569,000 for the year ended December 31, 2000. This compares to net income of $3,138,000 in 1999 and $3,160,000 in 1998. The increase in net income in 2000 was largely a result of strong loan growth and enhanced interest margin. The decline in 1999 was largely due to an increase in health insurance claims.

The 2000 return on average assets was 1.03%, compared to .91% in 1999 and .94% in 1998. Croghan's return on average tangible stockholders' equity was 12.25% in 2000, compared to 11.75% in 1999 and 13.08% in 1998. Income per share in 2000 amounted to $1.87, compared to $1.65 in 1999 and $1.66 in 1998.

Total assets at December 31, 2000 were $347,432,000 or a .9% decrease from 1999's total assets of $350,586,000. Total loans were $258,855,000 at December 31, 2000 or an 8.1% increase from 1999's total loans of $239,409,000. Total deposits were $284,204,000 at December 31, 2000 or a decrease of 3.5% from 1999's total deposits of $294,587,000. Total stockholders' equity at December 31, 2000 amounted to $37,466,000 or a 6.9% increase as compared to $35,039,000 in 1999.

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

The following table demonstrates the components of net interest income for the years ended December 31:

                                                                  2000                      1999                   1998
                                                                                 (Dollars in thousands)
Average interest-earning assets                                 $319,105                  $316,342               $312,140
Interest income                                                   25,589                    24,259                 25,151
Average rate earned                                                 8.02%                     7.67%                  8.06%


Average interest-bearing liabilities                            $272,743                  $273,914               $270,167
Interest expense                                                  11,067                    10,434                 11,420
Average rate paid                                                   4.06%                     3.81%                  4.23%


Net interest income                                             $ 14,522                  $ 13,825               $ 13,731
Net interest yield
   (net interest income divided by average
    interest-earning assets)                                        4.55%                     4.37%                  4.40%


Net interest income in 2000 increased $697,000 to $14,522,000 or 5.0% above 1999's level of $13,825,000. This followed an increase of $94,000 in 1999 or .7% above 1998's net interest income of $13,731,000.

The Federal Reserve Open Market Committee has lowered interest rates during the first quarter of 2001, and further lowering of interest rates may be required if the economy appears to be slipping into a recession after the initial rate moves. Such action would translate into lower loan and deposit rates. Additionally, local and national market conditions will likely continue to pressure net interest income in 2001. Management's projections indicate that 2001 net interest income should increase between 2% and 3% from 2000's level, although a larger than expected decline in market interest rates, contraction in loan demand, or increased competition could influence actual results.

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

                                                                  2000                      1999                    1998
                                                                                   (Dollars in thousands)
Provision for loan losses charged to expense                     $  435                   $   240                 $   240
Net loan charge-offs                                                389                       462                     340
Net loan charge-offs as a percent of average outstanding
net loans                                                           .16%                      .20%                    .15%
Nonaccrual loans                                                 $  628                    $  392                 $   315

Loans contractually past due 90 days or more                      1,144                     2,144                   1,086

Restructured loans                                                   --                        --                      --
Potential problem loans, other than those past due 90 days
or more, nonaccrual, or restructured                              1,602                     1,176                   1,275

Allowance for loan losses                                         3,242                     3,196                   3,418

Allowance for loan losses as a percent of year-end loans           1.25%                     1.33%                   1.43%

The provision for loan losses in 2000 was $435,000 compared to $240,000 in 1999 and 1998. The higher provision was a result of increased loan growth and management's perceived slowing down of economic conditions during the latter half of 2000. A positive trend in the loan portfolio at December 31, 2000 was a $1,000,000 decrease in loans contractually past due 90 days or more to $1,144,000. Negative trends include a $236,000 increase in nonaccrual loans and a $426,000 increase in other potential problem loans. Net loan charge-offs in 2000 of $389,000 included $325,000 attributable to the consumer loan portfolio. Management implemented tighter underwriting standards during 1999 for consumer loans and will continue to monitor delinquencies within the portfolio. Management feels that overall loan portfolio quality remains quite manageable.

Croghan determines its investment in impaired loans on a quarterly basis. A loan is considered impaired when, based on the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded based upon the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate. At December 31, 2000, Croghan's portfolio contained $307,000 of impaired loans (none at December 31, 1999).

                               NON-INTEREST INCOME

Non-interest income in 2000 increased $330,000 or 16.7% above 1999's total of $1,972,000. This followed an increase of $230,000 or 13.2% above 1998's total of $1,742,000. The following table summarizes non-interest income for the years ended December 31:

                                                        2000                 1999                  1998
                                                                    (Dollars in thousands)
Trust income                                           $  479               $  430               $  373
Service charges on deposit accounts                       920                  829                  747
Gain  on sale of securities                                --                    2                   --
Gain on sale of loans to Freddie Mac                       --                    4                   35
Other operating income                                    903                  707                  587
                                                       ------               ------               ------
     Total non-interest income                         $2,302               $1,972               $1,742
                                                       ======               ======               ======

Trust income increased $49,000 or 11.4% in 2000 following an increase of $57,000 or 15.3% in 1999. The Trust Department held approximately $83,000,000 in assets for 549 clients at the end of 2000. The Trust Department services include qualified retirement plans (401-K and simple plans), personal trusts, investment management accounts, and cash management accounts.

Service charges on deposit accounts increased $91,000 or 10.9% in 2000 following an increase of $82,000 or 11.0% in 1999. Net securities gains amounted to $2,000 in 1999 compared to no gains in 2000 or 1998. The 1999 net gains were realized upon the sale of U.S. Treasury Notes with approximately one year remaining until their maturities. Investments due in two years were purchased to replace those securities that were sold.

Other operating income increased $196,000 or 27.7% in 2000 following an increase of $120,000 or 20.4% in 1999. During 1999, the bank paid premiums of $3,094,000 upon entering into split dollar life insurance policies with certain executive officers to provide supplemental retirement benefits. The cash value of these policies, aggregating $3,345,000 at December 31, 2000 and $3,191,000 at December 31, 1999 is included in other assets in the consolidated balance sheets. The 2000 increase in cash value of the policies of $154,000 and 1999's increase of $97,000 is included in other operating income.

Also included in other operating income are fees generated by Croghan's Invest Division which markets non-FDIC insured investment products such as mutual funds and annuities. Fees generated by the Invest Division increased $45,000 (51.1%) in 2000 to $133,000 compared to fees of $88,000 in 1999 and $131,000 in 1998.

Other components of other operating income include ATM surcharge fees (which increased to $107,000 compared to $96,000 in 1999 and $66,000 in 1998), Master Card merchant fees, safe deposit box fees, credit life commissions, and fees from the sale of official checks and money orders.

                              NON-INTEREST EXPENSES

Non-interest expenses in 2000 increased modestly ($159,000 or 1.5%) compared to a $409,000 (3.9%) increase in 1999. The following table details non-interest expenses for the years ended December 31:

                                                    2000              1999             1998
                                                             (Dollars in thousands)
Compensation                                      $  4,727          $  4,699         $  4,577
Benefits                                             1,291             1,385            1,017
                                                  --------          --------         --------
   Total personnel expense                           6,018             6,084            5,594
Net occupancy expense                                  627               632              654
Equipment expense                                      832               805              870
Goodwill amortization                                  638               638              638
State franchise and other taxes                        365               338              359
Postage                                                264               238              235
Stationery and supplies                                212               217              223
Advertising and marketing                              200               205              203
Examination expense                                    128               129              173
Telephone                                              127               127              136
Professional and consulting services                   250               146              107
Third party computer processing                        129               111              105
Other                                                1,202             1,163            1,127
                                                  --------          --------         --------
     Total non-interest expenses                   $10,992           $10,833          $10,424
                                                  ========          ========         ========




Total personnel expense decreased $66,000 or 1.1% in 2000 compared to an increase of $490,000 or 8.8% in 1999. The lower personnel expense in 2000 was a result of a reduction in self-insured medical claims, as well as the number of full time equivalent employees. The increase in 1999 was largely due to an increase in medical claims of $272,000 over 1998. Net occupancy expense decreased $5,000 in 2000 and $22,000 in 1999. Equipment expense increased $27,000 or 3.4% in 2000 following a decrease of $65,000 or 7.5% in 1999. The increase in 2000 was in part a result of purchasing the required equipment to provide on-line banking services.

Goodwill amortization, arising from the 1996 purchase of Union Bancshares, Inc., was $638,000 in 2000, 1999, and 1998, and is being amortized over a 15-year period.

State franchise taxes, which are based on Croghan's capital structure, and other taxes increased $27,000 or 8.0% in 2000 following a $21,000 or 5.8% decrease in 1999. The 2000 increase was a result of higher capital levels. The decrease in 1999 resulted from a lower franchise tax rate enacted by the Ohio legislature.

Examination expense decreased $1,000 or .8% in 2000 following a $44,000 or 25.4% decrease in 1999. Professional and consulting services increased $104,000 or 71.2% in 2000 following a $39,000 or 36.4% increase in 1999. The increase in 2000 was in part due to the outsourcing of the internal audit function of the Bank. Third party computer processing fees increased $18,000 or 16.2% in 2000 compared to a $6,000 or 5.7% increase in 1999.

Other operating expenses increased $39,000 or 3.4% in 2000 compared to a $36,000 or 3.2% increase in 1999. Major expense categories included in other operating expenses are Master Card processing and franchise fees, miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination and collection expenses, dues and subscriptions, ATM network fees, software amortization costs, correspondent bank service charges, and charitable donations.

                              FEDERAL INCOME TAXES

Federal income tax expense totalled $1,828,000 in 2000, compared to $1,586,000 in 1999 and to $1,649,000 in 1998. The effective tax rate in 2000 of 33.9% compared to 33.6% in 1999 and 34.3% in 1998. The effective tax rate for all three years reflects the disallowance of any tax deduction for goodwill amortization.

                                   SECURITIES

Croghan's investment portfolio is used to enhance net income, provide liquidity and diversify financial risk. Croghan currently classifies its securities as either held-to-maturity (those investments with the intention to be held until maturity) or available-for-sale. Held-to-maturity securities are reported at amortized cost, while available-for-sale securities are reported at their fair values with the net unrealized gain or loss reported as accumulated other comprehensive income (loss).

Croghan's investment portfolio is comprised primarily of U.S. Treasury and U.S. Government Agency obligations. The amortized cost of such investments totalled $41,192,000 at December 31, 2000, compared to $57,991,000 at December 31, 1999.
Croghan also invests in debt obligations of domestic corporations and state and political subdivisions, and in stock issuances of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The amortized cost of these investments totalled $17,465,000 at December 31, 2000, compared to $19,994,000 at December 31, 1999. A decline in total deposits, coupled with moderate loan growth, was the reason for the decline in the investment portfolio in 2000.

                                      LOANS

Total loans at December 31, 2000 increased $19,446,000 over December 31, 1999. The following table summarizes total loans and the percent change by major category as of December 31:

                                                                                 Percent
                                                 2000             1999           Change
                                                         (Dollars in thousands)
Commercial, financial and agricultural         $ 31,040         $ 31,057          (.1)%
Real estate - residential mortgage              110,388          101,418          8.8 %
Real estate - nonresidential mortgage            63,059           54,197         16.4 %
Real estate - construction                          960              506         89.7 %
Consumer                                         50,714           49,682          2.1 %
Credit Card                                       2,694            2,549          5.7 %
                                               --------         --------         ------
     Total loans                               $258,855         $239,409          8.1 %
                                               ========         ========         ======

As noted in the preceding table, consumer, residential and construction real estate loans and nonresidential real estate, and credit card loans all increased. Total loan growth was higher than projected due to a favorable interest rate environment resulting in the Bank retaining the fixed rate loans that were originated. Croghan did not sell any residential real estate loans to Freddie Mac in 2000. Croghan sold $869,000 of residential real estate loans to Freddie Mac in 1999 and $1,804,000 in 1998. Loans sold in both 1999 and 1998 were without recourse and were sold in an effort to mitigate the interest rate risk associated with long-term mortgage loan financing. Croghan anticipates loan growth to increase between 1% and 3 % for the year 2001, although a change in market interest rates or increased competition could influence actual results.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits and other interest-bearing liabilities serve as the primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:

                                                                                                      Percent
                                                                       2000             1999          Change
                                                                               (Dollars in thousands)
Demand, non-interest bearing                                         $ 34,865         $ 34,040           2.4 %
Savings, NOW and Money Market deposits                                114,993          122,143          (5.9)%
Time deposits                                                         134,346          138,404          (2.9)%
                                                                     --------         --------
     Total deposits                                                   284,204          294,587          (3.5)%
Federal funds purchased and securities sold under repurchase           14,009           11,762          19.1 %
      agreements
Federal Home Loan Bank borrowings                                       9,000            7,000          28.6 %
                                                                     --------         --------
     Total deposits and other interest-bearing
      Liabilities                                                    $307,213         $313,349          (2.0)%
                                                                     ========         ========

Demand, non-interest bearing deposits increased in 2000, with Savings, NOW and Money Market and time deposits showing a decline during the one year period. The decline in 2000 of Savings, NOW and Money Market resulted from the continued presence of local competition and alternative deposit products available to customers. Croghan will continue to closely monitor deposit product rates throughout 2001 in the wake of continued competition in the Bank's market areas and anticipated loan growth.

Other interest-bearing liabilities, consisting of Federal Home Loan Bank borrowings and Federal funds purchased and securities sold under repurchase agreements, increased $4,247,000 to $23,009,000 at December 31, 2000 from $18,762,000 at December 31, 1999. Federal funds purchased and securities sold under repurchase agreements increased by $2,247,000, while Federal Home Loan Bank borrowings at December 31, 2000 increased to $9,000,000 from $7,000,000 in 1999. Other interest-bearing liabilities were used to fund loan growth in 2000.

STOCKHOLDERS' EQUITY

         Croghan's stockholders' equity at December 31 is summarized in the following table:

                                              2000                 1999
                                               (Dollars in thousands)
Common stock                                 $ 23,906          $ 23,853
Surplus                                           102                74
Retained earnings                              13,479            11,477
Accumulated other comprehensive loss              (21)             (365)
                                             --------          --------
Total stockholders' equity                   $ 37,466          $ 35,039
                                             ========          ========

Accumulated other comprehensive loss consists of the net unrealized loss on securities classified as available-for-sale. At December 31, 2000, Croghan held $53,502,000 in available-for-sale securities with a net unrealized loss of $21,000, net of income taxes. This compares to December 31, 1999 available-for-sale securities of $37,336,000 with a net unrealized loss of $365,000, net of income taxes. The net change in unrealized loss net of taxes of $344,000 was a result of lower market interest rates for debt securities at the end of 2000 compared to 1999. The increase in securities available-for-sale resulted from the adoption of the Financial accounting Standards Board's Statement 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), effective October 1, 2000. The adoption allowed the transfer of held-to-maturity securities with an amortized cost of $31,828,000 and fair value of $31,642,000 into the available-for sale category. Management does not believe that any of the securities are permanently impaired therefore no charge to operations occurred in either 2000 or 1999.

Croghan's capital structure is subject to capital requirements as established by the Federal Reserve Board. To be considered "well capitalized" under prompt corrective action provisions an institution must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2000, the Bank was deemed "well capitalized" with a Tier I risk-based capital ratio of 12.5% and a total risk-based capital ratio of 13.8%.

LIQUIDITY

Croghan's primary sources of liquidity are derived from its core deposit base and stockholders' equity position. Secondary liquidity is provided by actively managing the investment portfolio, federal funds sold, and the ability to borrow funds from correspondent banks under established lines of credit. At December 31, 2000, federal funds purchased amounted to $700,000 with remaining available lines of credit totaling $11,800,000.

Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and fund possible deposit account withdrawals. At
December 31, 2000, liquid assets in the form of cash and due from banks totalled $13,046,000 or 3.8% of total assets. The Corporation believes that these highly liquid assets, in addition to an evenly staggered maturity schedule within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.

The liquidity needs of the Corporation, primarily the need to pay quarterly cash dividends to shareholders, debt service, and Corporation expenses, are funded by upstream-dividends from the Bank subsidiary. Dividends paid to the Corporation by the Bank for such purposes totalled $1,578,000 in 2000, $1,800,000 in 1999, and $3,067,000 in 1998. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $3,321,000 was available for dividends on January 1, 2001, without the need to obtain the approval of the State Of Ohio Division of Financial Institutions.

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies, including those described above for "well-capitalized" institutions as established by the Federal Reserve Board. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Croghan's and the Bank's financial statements. Management believes, as of December 31, 2000 and 1999, that Croghan and the Bank met all capital adequacy requirements to which they are subject.

                               INTEREST RATE RISK

Interest rate risk is one of Croghan's most significant financial exposures. This risk, which is common to the financial institution sector, is an integral part of Croghan's operations and impacts the rate pricing strategy for essentially all loan and deposit products.

Croghan monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Bank's financial instruments using interest rates in effect at December 31, 2000. For the fair value estimates, the cash flows are then discounted to arrive at an estimated present value of the Bank's financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using the hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Bank applies these interest rate shocks to its financial instruments up and down 200 basis points for value of equity and up and down 150 basis points for net interest income. The following table presents an analysis of the potential sensitivity of the Bank's annual net interest income and present value of the Bank's financial instruments to sudden and sustained 150 or 200 basis-point changes in market interest rates:

------------------------------------------------------------------------------------------
                                                       Year-End                  ALCO
                                                         2000                  Guidelines
                                                 (Dollars in Thousands)            %
                                                   $               %
------------------------------------------------------------------------------------------
One Year Net Interest Income Change              Change         Change          Change
------------------------------------------------------------------------------------------
+ 150 Basis points                                  (54)          (.39)          (10.0)
- 150 Basis points                                  145           1.04           (10.0)
------------------------------------------------------------------------------------------
Net Present Value of Equity
------------------------------------------------------------------------------------------
+ 200 Basis points                               (6,152)        (11.89)          (30.0)
- 200 Basis points                                1,571           3.04           (30.0)
------------------------------------------------------------------------------------------

The projected volatility of net interest income to a +/- 150 basis point change and net present value of equity to a +/- 200 basis point change at December 31, 2000 fall well within the Board of Director's guidelines.

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions that Croghan may undertake in response to changes in interest rates.

     POTENTIAL IMPACT OF GRAMM-LEACH-BLILEY ON FUTURE RESULTS OF OPERATIONS

On November 12, 1999, the Gramm-Leach-Bliley Act (the "GLB Act") was enacted into law. Pursuant to the GLB Act, bank holding companies are permitted to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. To date, the GLB Act has not, and is not currently expected to have, a material effect on the activities in which Croghan or the Bank currently engage, except to the extent that competition with other types of financial institutions may increase as they engage in activities not permitted prior to enactment of the GLB Act.

                          INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio

We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                         /S/ Clifton Gunderson LLP

Toledo, Ohio
January 9, 2001

                            CROGHAN BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     ASSETS                                                2000             1999
                                                                                           ----             ----
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)
CASH AND CASH EQUIVALENTS
     Cash and due from banks                                                          $    13,046       $    13,579
     Interest-bearing deposits in other banks                                                   8                14
     Federal funds sold                                                                        --             2,200
                                                                                      -----------       -----------
                  Total cash and cash equivalents                                          13,054            15,793
                                                                                      -----------       -----------
SECURITIES
     Available-for-sale, at fair value                                                     53,502            37,336
     Held-to-maturity, at amortized cost, fair value of
         $5,088 in 2000 and $39,556 in 1999                                                 5,123            40,096
                                                                                      -----------       -----------
                  Total securities                                                         58,625            77,432
                                                                                      -----------       -----------
LOANS                                                                                     258,855           239,409
     Less:  Allowance for loan losses                                                       3,242             3,196
                                                                                      -----------       -----------
                  Net loans                                                               255,613           236,213
                                                                                      -----------       -----------
PREMISES AND EQUIPMENT, NET                                                                 6,756             7,203
ACCRUED INTEREST RECEIVABLE                                                                 2,738             2,606
GOODWILL                                                                                    6,751             7,389
OTHER ASSETS                                                                                3,895             3,950
                                                                                      -----------       -----------
TOTAL ASSETS                                                                          $   347,432       $   350,586
                                                                                      ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Deposits:
         Demand, non-interest bearing                                                 $    34,865       $    34,040
         Savings, NOW and Money Market deposit                                            114,993           122,143
         Time                                                                             134,346           138,404
                                                                                      -----------       -----------
                  Total deposits                                                          284,204           294,587

     Federal funds purchased and securities sold under repurchase agreements               14,009            11,762
     Federal Home Loan Bank borrowings                                                      9,000             7,000
     Dividends payable                                                                        402               363
     Other liabilities                                                                      2,351             1,835
                                                                                      -----------       -----------
                  Total liabilities                                                       309,966           315,547
                                                                                      -----------       -----------

STOCKHOLDERS' EQUITY
     Common stock, $12.50 par value.  Authorized 3,000,000 shares;
         issued and outstanding 1,912,458 shares and 1,908,208 shares
         in 2000 and 1999, respectively                                                    23,906            23,853
     Surplus                                                                                  102                74
     Retained earnings                                                                     13,479            11,477
     Accumulated other comprehensive loss                                                     (21)             (365)
                                                                                      -----------       -----------
                  Total stockholders' equity                                               37,466            35,039
                                                                                      -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $   347,432       $   350,586
                                                                                      ===========       ===========



 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                              2000           1999           1998
                                                                              ----           ----           ----
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
     Loans, including fees                                                $   21,624     $   19,900      $   20,639
     Securities:
         U.S. Treasury                                                           882          1,315           1,757
         Obligations of U.S. Government agencies
              and corporations                                                 2,060          1,933           1,499
         Obligations of states and political subdivisions                        606            714             646
         Other                                                                   306            267             153
     Federal funds sold                                                          111            130             457
                                                                          ----------     ----------      ----------
                  Total interest and dividend income                          25,589         24,259          25,151
                                                                          ----------     ----------      ----------

INTEREST EXPENSE
     Deposits                                                                  9,811          9,782          10,993
     Other borrowings                                                          1,256            652             427
                                                                          ----------     ----------      ----------
                  Total interest expense                                      11,067         10,434          11,420
                                                                          ----------     ----------      ----------
                  Net interest income                                         14,522         13,825          13,731

PROVISION FOR LOAN LOSSES                                                        435            240             240
                                                                          ----------     ----------      ----------
                  Net interest income, after provision
                      for loan losses                                         14,087         13,585          13,491
                                                                          ----------     ----------      ----------

NON-INTEREST INCOME
     Trust income                                                                479            430             373
     Service charges on deposit accounts                                         920            829             747
     Gain on sale of securities                                                   --              2              --
     Gain on sale of loans                                                        --              4              35
     Other                                                                       903            707             587
                                                                          ----------     ----------      ----------
                  Total non-interest income                                    2,302          1,972           1,742
                                                                          ----------     ----------      ----------

NON-INTEREST EXPENSES
     Salaries, wages and employee benefits                                     6,018          6,084           5,594
     Occupancy of premises                                                       627            632             654
     Amortization of goodwill                                                    638            638             638
     Other general and administrative                                          3,709          3,479           3,538
                                                                          ----------     ----------      ----------
                  Total non-interest expenses                                 10,992         10,833          10,424
                                                                          ----------     ----------      ----------
                  Income before federal income taxes                           5,397          4,724           4,809

FEDERAL INCOME TAXES                                                           1,828          1,586           1,649
                                                                          ----------     ----------      ----------
NET INCOME                                                                $    3,569     $    3,138      $    3,160
                                                                          ==========     ==========      ==========
NET INCOME PER SHARE, based on 1,910,704 shares
     in 2000, 1,906,120 shares in 1999 and 1,903,616 shares
     in 1998, respectively                                                $     1.87     $     1.65      $     1.66
                                                                          ==========     ==========      ==========

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                   ACCUMULATED
                                                                                                       OTHER
                                                    COMMON                            RETAINED     COMPREHENSIVE
                                                     STOCK           SURPLUS          EARNINGS     INCOME (LOSS)        TOTAL
                                                     -----           -------          --------          ----            -----
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT DECEMBER 31, 1997                         $ 7,932         $ 8,989          $ 14,587          $  82          $ 31,590
                                                                                                                       --------
Comprehensive income:
     Net income                                           --              --             3,160             --             3,160
     Change in net unrealized gain (loss),
         net of reclassification adjustments
         and net of income taxes                          --              --                --             92                92
                                                                                                                       --------
                  Total comprehensive
                      income                              --              --                --             --             3,252
                                                                                                                       --------
Transfer for three-for-one stock split                15,863          (8,989)           (6,874)            --                --
Issuance of 176 shares of common stock                     2               3                --             --                 5
Cash dividends declared,
     $.60 per share                                       --              --            (1,142)            --            (1,142)
                                                     -------         -------          --------          -----          --------

BALANCE AT DECEMBER 31, 1998                          23,797               3             9,731            174            33,705
                                                                                                                       --------
Comprehensive income:
     Net income                                           --              --             3,138             --             3,138
     Change in net unrealized gain (loss),
         net of reclassification adjustments
         and related income taxes                         --              --                --           (539)             (539)
                                                                                                                       --------
                  Total comprehensive income              --              --                --             --             2,599
                                                                                                                       --------
Issuance of 4,454 shares of common stock                  56              71                --             --               127
Cash dividends declared,
     $.73 per share                                       --              --            (1,392)            --            (1,392)
                                                     -------         -------          --------          -----          --------

BALANCE AT DECEMBER 31, 1999                          23,853              74            11,477           (365)           35,039
                                                                                                                       --------
Comprehensive income:
     Net income                                           --              --             3,569             --             3,569
     Change in net unrealized gain (loss),
         net of reclassification adjustments
         and related income taxes                         --              --                --            344               344
                                                                                                                       --------
                  Total comprehensive
                      income                              --              --                --             --             3,913
                                                                                                                       --------

Issuance of 4,250 shares of common stock                  53              28                --             --                81
Cash dividends declared,
     $.82 per share                                       --              --            (1,567)            --            (1,567)
                                                     -------         -------          --------          -----          --------
BALANCE AT DECEMBER 31, 2000                         $23,906         $   102          $ 13,479          $ (21)         $ 37,466
                                                     =======         =======          ========          =====          ========

    These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                      2000             1999               1998
                                                                      ----             ----               ----
                                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                     $  3,569          $  3,138          $  3,160
     Adjustments to reconcile net income to net cash
         provided by operating activities:
              Depreciation and amortization                            1,305             1,268             1,227
              Provision for loan losses                                  435               240               240
              Deferred federal income taxes                              (65)              156                63
              FHLB stock dividends                                      (111)              (99)              (94)
              Increase in cash value of split dollar life
                  insurance policies                                    (154)              (97)               --
              Net amortization of security premiums
                  and discounts                                           90                96                11
              Provision for deferred compensation                         35                25                --
              Gain on sale of securities                                  --                (2)               --
              Gain on sale of loans                                       --                (4)              (35)
              Loss on disposal of equipment                                1                16                 3
              Decrease (increase) in accrued
                  interest receivable                                   (132)              146              (139)
              Decrease (increase) in other assets                        206               (25)              (38)
              Increase (decrease) in other liabilities                   369              (290)             (136)
                                                                    --------          --------          --------

                  Net cash provided by operating activities            5,548             4,568             4,262
                                                                    --------          --------          --------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of securities                           26,811            30,827            36,761
     Proceeds from sales of available-for-sale securities                 --             2,000                --
     Proceeds from sale of loans                                          --               869             1,805
     Proceeds from sale of equipment                                      13                 5                 6
     Payment of single premiums on split dollar
         life insurance policies                                          --            (3,094)               --
     Purchases of securities:
         Available-for-sale                                           (6,749)          (26,749)          (10,018)
         Held-to-maturity                                               (713)           (8,088)          (33,052)
     Net increase in loans                                           (19,835)           (1,383)           (2,408)
     Additions to premises and equipment                                (313)             (168)             (476)
                                                                    --------          --------          --------

                  Net cash used in investing activities                 (786)           (5,781)           (7,382)
                                                                    --------          --------          --------

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

                            CROGHAN BANCSHARES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                      2000             1999              1998
                                                                      ----             ----              ----
                                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                           $(10,301)         $ (6,728)         $ 12,544
     Increase in federal funds purchased and securities
         sold under repurchase agreements                             2,247             2,622               477
     Borrowed funds:
         Proceeds                                                     7,000             5,000             2,000
         Repayments                                                  (5,000)           (1,335)           (1,865)
     Proceeds from issuance of common stock                              81               127                 5
     Cash dividends paid                                             (1,528)           (1,314)           (1,142)
                                                                   --------          --------          --------
                  Net cash provided by (used in)
                      financing activities                           (7,501)           (1,628)           12,019
                                                                   --------          --------          --------

NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                                (2,739)           (2,841)            8,899

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF YEAR                                               15,793            18,634             9,735
                                                                   --------          --------          --------

CASH AND CASH EQUIVALENTS
     AT END OF YEAR                                                $ 13,054          $ 15,793          $ 18,634
                                                                   ========          ========          ========

SUPPLEMENTAL DISCLOSURES
     Cash paid during the year for:
         Interest                                                  $ 11,033          $ 10,732          $ 11,610
                                                                   ========          ========          ========
         Federal income taxes                                      $  1,765          $  1,445          $  1,495
                                                                   ========          ========          ========
     Non-cash operating activities:
         Change in deferred income taxes on net unrealized
              gain (loss) on available-for-sale securities         $    177          $   (278)         $     48
                                                                   ========          ========          ========
     Non-cash investing activities:
         Change in net unrealized gain (loss) on
              available-for-sale securities                        $    521          $   (817)         $    140
                                                                   ========          ========          ========
         Transfer of securities from held-to-maturity
              to available-for-sale                                $ 31,828          $     --          $     --
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

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant areas involving the use of management's estimates and assumptions are the allowance for loan losses, and the carrying value and amortization of goodwill.

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

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

SECURITIES

The Bank's securities are designated at the time of purchase as either held-to-maturity or available-for-sale. Securities designated as held-to-maturity are carried at their amortized cost. Securities designated as available-for-sale are carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as other comprehensive income (loss).

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and dividends on investment securities.

Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for loan fees and costs and net of an allowance for loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

                            CROGHAN BANCSHARES, INC.
             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS (CONTINUED)

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

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

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PER SHARE DATA

Net income per share is computed based on the weighted average number of shares of common stock outstanding during each year, after restatement for stock dividends. This computation is referred to as "basic earnings per share".

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for stock dividends.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), effective for fiscal years beginning after June 15, 2000, with earlier adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. Statement 133 also provides an entity the opportunity at the date of initial application to transfer any held-to-maturity security into the available-for-sale category.

The Corporation adopted the provisions of Statement 133 during the fourth quarter of 2000 and transferred certain held-to-maturity securities into the available-for-sale category, as more fully described in Note 1. There was no other impact on the consolidated financial statements of the Corporation as a result of adopting Statement 133 as the Corporation and Bank do not hold any derivative instruments or conduct hedging activities.


            This information is an integral part of the accompanying
                       consolidated financial statements

                            CROGHAN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SECURITIES

Effective October 1, 2000, the Corporation adopted the provisions of Statement 133 and transferred held-to-maturity securities with an amortized cost of $31,828,000 and fair value of $31,642,000 into the available-for-sale category. The effect of such transfer is further described in Note 9.

The amortized cost and fair value of securities as of December 31, 2000 and 1999 are as follows:

                                                             2000                          1999
                                                   -----------------------       ------------------------
                                                   AMORTIZED        FAIR         AMORTIZED          FAIR
                                                     COST           VALUE           COST            VALUE

                                                                           (DOLLARS IN THOUSANDS)
Available-for-sale:
     U.S. Treasury securities                      $11,998         $12,014         $20,002         $19,895
     Obligations of U.S. Government
         agencies and corporations                  29,194          29,082          17,785          17,338
     Obligations of states and
         political subdivisions                     12,342          12,406             102             103
                                                   -------         -------         -------         -------
                  Total available-for-sale          53,534          53,502          37,889          37,336
                                                   -------         -------         -------         -------

Held-to-maturity:
     Obligations of U.S. Government
         agencies and corporations                      --              --          20,204          19,818
     Obligations of states and
         political subdivisions                         --              --          14,860          14,811
     Other securities                                5,123           5,088           5,032           4,927
                                                   -------         -------         -------         -------
                  Total held-to-maturity             5,123           5,088          40,096          39,556
                                                   -------         -------         -------         -------
Total                                              $58,657         $58,590         $77,985         $76,892
                                                   =======         =======         =======         =======

A summary of gross unrealized gains and losses on securities at December 31, 2000 and 1999 follows:

                                                                     2000                    1999
                                                          ------------------------  ------------------------
                                                             GROSS        GROSS        GROSS        GROSS
                                                          UNREALIZED    UNREALIZED  UNREALIZED    UNREALIZED
                                                             GAINS        LOSSES       GAINS        LOSSES
                                                             -----        ------       -----        ------
                                                                           (DOLLARS IN THOUSANDS)
Available-for-sale:
     U.S. Treasury securities                                 $ 23         $  8         $ 2         $  109
     Obligations of U.S. Government
         agencies and corporations                              23          135           4            451
     Obligations of states and political subdivisions           75           10           1             --
                                                              ----         ----         ---         ------
                  Total available-for-sale                     121          153           7            560
                                                              ----         ----         ---         ------

Held-to-maturity:
     Obligations of U.S. Government
         agencies and corporations                              --           --          --            386
     Obligations of states and political subdivisions           --           --          19             68
     Other securities                                           --           35          --            105
                                                              ----         ----         ---         ------

                  Total held-to-maturity                        --           35          19            559
                                                              ----         ----         ---         ------
Total                                                         $121         $188         $26         $1,119
                                                              ====         ====         ===         ======

The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   AVAILABLE-FOR-SALE              HELD-TO-MATURITY
                                                ------------------------       ------------------------
                                                AMORTIZED          FAIR        AMORTIZED         FAIR
                                                   COST           VALUE           COST           VALUE
                                                                (DOLLARS IN THOUSANDS)
Due in one year or less                          $28,797         $28,746         $   --         $   --
Due after one year through five years             21,480          21,457          2,526          2,491
Due after five years through ten years             2,700           2,742             --             --
Due after ten years                                  557             557             --             --
Other securities having no maturity date              --              --          2,597          2,597
                                                 -------         -------         ------         ------

Total                                            $53,534         $53,502         $5,123         $5,088
                                                 =======         =======         ======         ======

Securities with a carrying value of $37,236,000 at December 31, 2000 and $49,840,000 at December 31, 1999 were pledged to secure public deposits and for other purposes as required or permitted by law.

Other securities primarily consists of corporate obligations and investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank stock amounted to $1,582,000 and $1,471,000 at December 31, 2000 and 1999, respectively. The
Bank's investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 at December 31, 2000 and 1999.

NOTE 2 - LOANS

Loans at December 31, 2000 and 1999 consist of the following:
                                                 2000              1999
                                                 ----              ----
                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural         $ 31,040         $ 31,057
Real estate - residential mortgage              110,388          101,418
Real estate - non-residential mortgage           63,059           54,197
Real estate - construction                          960              506
Consumer                                         50,714           49,682
Credit card                                       2,694            2,549
                                               --------         --------
Total                                          $258,855         $239,409
                                               ========         ========

Fixed rate loans amounted to $147,195,000 at December 31, 2000 and $129,981,000 at December 31, 1999.

The Bank's investment in impaired loans amounted to $307,000 at December 31, 2000 (none at December 31, 1999). No valuation allowance has been provided on such loans as the Bank has adjusted the outstanding principal balance of such loans to an amount representing the estimated value of the underlying collateral with a corresponding charge to the allowance for loan losses.

                                                     2000         1999         1998
                                                     ----         ----         ----
                                                         (Dollars in thousands)
Average investment in impaired loans                 $362         $164         $432
                                                     ====         ====         ====
Interest income recognized on impaired loans         $  8         $ 27         $ 90
                                                     ====         ====         ====
Interest income recognized on a cash basis
     on impaired loans                               $  8         $ 27         $ 46
                                                     ====         ====         ====

No additional funds are committed to be advanced in connection with impaired loans.

The amount of loans on a nonaccrual of interest at December 31, 2000 and 1999 amounted to $628,000 and $392,000, respectively. The impact on interest income of nonaccrual loans was not significant. None of the loans on nonaccrual of interest at December 31, 2000 or 1999 were to directors and executive officers.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $8,019,000 and $8,186,000 at December 31, 2000 and 1999,
respectively. The following is a summary of activity during 2000 and 1999 for such loans:

                   BALANCE AT                                     BALANCE
                   BEGINNING      ADDITIONS     REPAYMENTS        AT END
                   ---------      ---------     ----------        ------
                                   (DOLLARS IN THOUSANDS)
2000                $8,186         $5,399         $5,566         $8,019
                    ======         ======         ======         ======
1999                $7,347         $5,579         $4,740         $8,186
                    ======         ======         ======         ======

Additions and repayments include loan renewals.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, the Village of Green Springs, and the northwest portion of Huron County. As of December 31, 2000 and 1999, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and amounted to $11,823,000 and $10,835,000, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. Agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 3 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998:

                                          2000             1999             1998
                                          ----             ----             ----
                                                  (DOLLARS IN THOUSANDS)
Balance at beginning of year            $ 3,196          $ 3,418          $ 3,518
Provision charged to operations             435              240              240
Loans charged-off                          (746)            (630)            (475)
Recoveries of loans charged-off             357              168              135
                                        -------          -------          -------

Balance at end of year                  $ 3,242          $ 3,196          $ 3,418
                                        =======          =======          =======

NOTE 4 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2000 and 1999:

                                     2000             1999
                                     ----             ----
                                     (DOLLARS IN THOUSANDS)
Land and improvements               $ 1,013         $ 1,013
Buildings                             7,902           7,879
Equipment                             3,909           3,667
                                    -------         -------

                                     12,824          12,559
Accumulated depreciation              6,068           5,356
                                    -------         -------

Premises and equipment, net         $ 6,756         $ 7,203
                                    =======         =======

Depreciation expense amounted to $746,000 in 2000, $765,000 in 1999 and $766,000 in 1998.

NOTE 5 - DEPOSITS

Time deposits at December 31, 2000 and 1999 include individual deposits of $100,000 and over amounting to $21,846,000 and $23,359,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,263,000 for 2000, $1,267,000 for 1999 and $1,476,000 for 1998.

At December 31, 2000, the scheduled maturities of time deposits were as follows (dollars in thousands):

2001                                               $109,498
2002                                                 16,913
2003                                                  5,485
2004                                                  1,783
2005                                                    466
2006 and after                                          201
                                                   --------
Total                                              $134,346
                                                   ========

NOTE 6 - FEDERAL HOME LOAN BANK BORROWINGS

At December 31, 2000 and 1999, Federal Home Loan Bank borrowings consist of the following:

                                                                2000           1999
                                                                ----           ----
                                                               (DOLLARS IN THOUSANDS)
Secured note, with interest at 6.23%, due June 2001            $2,000         $   --
Secured note, with interest at 6.26%, due June 2001             5,000             --
Secured note, with interest at 5.14%, due October 2005          2,000          2,000
Secured note, with interest at 5.89%, due January 2000             --          5,000
                                                               ------         ------
Total Federal Home Loan Bank borrowings                        $9,000         $7,000
                                                               ======         ======

Interest is payable monthly on Federal Home Loan Bank notes which are secured by stock in the Federal Home Loan Bank of Cincinnati and all eligible mortgage loans.

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transactions. The Corporation may be required to provide additional collateral based on the fair value of the underlying securities.

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

All per share amounts included in the consolidated financial statements and the notes thereto are based on the increased number of shares after giving retroactive effect to the 1998 stock split.

The issuance of common stock in 2000, 1999 and 1998 represented shares purchased by the Croghan Colonial Bank 401(k) Profit Sharing Plan, as described in Note 12.

NOTE 9 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2000, 1999 and 1998:

                                                                                2000           1999          1998
                                                                                ----           ----          ----
                                                                                      (DOLLARS IN THOUSANDS)
Unrealized gains (losses) to available-for-sale securities                     $ 707          $(815)         $ 139
Transfer of held-to-maturity securities to available-for-sale category          (186)            --             --
Reclassification adjustments for gains realized to income                         --             (2)            --

          Net unrealized gains (losses)                                          521           (817)           139

Tax Effect                                                                      (177)           278            (47)
                                                                               -----          -----          -----
Net-of-tax amount                                                              $ 344          $(539)         $  92
                                                                               =====          =====          =====

NOTE 10 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 2000, 1999 and 1998:

                                                  2000           1999           1998
                                                  ----           ----           ----
                                                        (DOLLARS IN THOUSANDS)
Equipment                                        $  832         $  805         $  870
Postage, stationery and supplies                    476            455            458
State franchise and other taxes                     365            338            359
Professional and examination fees                   378            275            280
MasterCard franchise and processing fees            332            322            293
Other                                             1,326          1,284          1,278
                                                 ------         ------         ------
Total other operating expenses                   $3,709         $3,479         $3,538
                                                 ======         ======         ======

NOTE 11 - FEDERAL INCOME TAXES

The provision for federal income taxes consists of the following for 2000, 1999 and 1998:

                                               2000            1999           1998
                                               ----            ----           ----
                                                    (DOLLARS IN THOUSANDS)
Current                                      $ 1,893          $1,430         $1,586
Deferred                                         (65)            156             63
                                             -------          ------         ------
Total                                        $ 1,828          $1,586         $1,649
                                             =======          ======         ======

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

                                                                          2000              1999             1998
                                                                          ----              ----             ----
                                                                                  (DOLLARS IN THOUSANDS)
Expected tax using statutory tax rate of 34%                             $ 1,835          $ 1,606          $ 1,635
Increase (decrease) in tax resulting from:
     Tax-exempt income on state and municipal securities
         and political subdivision loans                                    (203)            (240)            (242)
     Interest expense associated with carrying certain state and
         municipal securities and political subdivision loans                 30               34               37
     Amortization of goodwill                                                217              217              217
     Increase in cash value of life insurance policies                       (52)             (33)              --
     Other, net                                                                1                2                2
                                                                         -------          -------          -------
Total                                                                    $ 1,828          $ 1,586          $ 1,649
                                                                         =======          =======          =======

The deferred federal income tax provision (credit) of ($65,000) for 2000, $156,000 for 1999 and $63,000 for 1998 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                                2000             1999
                                                                ----             ----
                                                                (DOLLARS IN THOUSANDS)
Deferred tax assets:
     Unrealized loss on securities available-for-sale         $    11          $   188
     Allowance for loan losses                                    682              666

     Accrued expenses and other                                   144               92
                                                              -------          -------
                  Total deferred tax assets                       837              946
                                                              -------          -------

Deferred tax liabilities:
     Purchase accounting basis difference                        (596)            (608)
     Depreciation of premises and equipment                      (175)            (206)
     Federal Home Loan Bank stock dividends                      (204)            (166)
     Deferred loan costs                                         (159)            (158)
     Other                                                        (50)             (43)
                                                              -------          -------
                  Total deferred tax liabilities               (1,184)          (1,181)
                                                              -------          -------
Net deferred tax liabilities                                  $  (347)         $  (235)
                                                              =======          =======

The net deferred tax liabilities at December 31, 2000 and 1999 are included in other liabilities in the consolidated balance sheets.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2000 and 1999.

NOTE 12 - RETIREMENT PLANS

The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which includes both a profit sharing and employer matching contribution. In 1998, the Plan elected to permit investing in the Corporation's stock subject to various limitations. The Bank's profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2000, 1999 and 1998 amounted to $269,000, $279,000, and $278,000, respectively.

During 1999, the bank entered into split dollar life insurance policies with certain officers of the Bank to provide for supplemental retirement benefits. Such policies required the payment of single premiums aggregating $3,094,000. The cash value of the policies amounted to $3,345,000 and $3,191,000 at December 31, 2000 and 1999, respectively, and such amounts are included in other assets in the accompanying consolidated balance sheets.

In connection with the policies, the Bank has provided a liability for estimated, accumulated supplemental retirement benefits. Such liability amounts to $60,000 at December 31, 2000 and $25,000 at December 31, 1999 and is included in other liabilities in the accompanying consolidated balance sheets.

No other postretirement benefits are offered to retirees.

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2000 and 1999:

                                                CONTRACT AMOUNT
                                              2000            1999
                                              ----            ----
                                             (DOLLARS IN THOUSANDS)
Commitments to extend credit                 $53,403         $50,017
                                             =======         =======
Letters of credit                            $ 5,997         $ 1,366
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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2000, letters of credit totalling $1,666,000 expire in 2001; $31,000 expire in 2002; $200,000 expire in 2004;
$100,000 expire in 2005; and $4,000,000 expire in 2010. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 14 - REGULATORY MATTERS

The Corporation and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2000 and 1999 are also presented in the following table:

                                                                                                       MINIMUM TO BE
                                                                                                      WELL CAPITALIZED
                                                                         MINIMUM                        UNDER PROMPT
                                                                         CAPITAL                         CORRECTIVE
                                                   ACTUAL             REQUIREMENT                     ACTION PROVISIONS
                                              ----------------    --------------------              ---------------------
                                              AMOUNT     RATIO    AMOUNT         RATIO              AMOUNT          RATIO
                                              ------     -----    ------         -----              ------          -----
                                                                          (DOLLARS IN THOUSANDS)
As of December 31, 2000:
     Total Capital (to Risk-Weighted Assets)
              Consolidated                    $33,769     13.9%   $19,398    greater than 8.0%      $   N/A        N/A
              Bank                             33,419     13.8%    19,372    greater than 8.0%       24,222     greater than 10.0%

     Tier I Capital (to Risk-Weighted Assets)
              Consolidated                    $30,735     12.7%   $ 9,699    greater than 4.0%      $   N/A        N/A
              Bank                             30,389     12.5%     9,689    greater than 4.0%       14,533     greater than 6.0%

     Tier I Capital (to Average Assets)
              Consolidated                    $30,735      9.0%   $13,647    greater than 4.0%      $   N/A        N/A
              Bank                             30,389      8.9%    13,635    greater than 4.0%       17,044     greater than 5.0%

As of December 31, 1999:
     Total Capital (to Risk-Weighted Assets)
              Consolidated                    $30,829     13.7%   $17,991    greater than 8.0%      $   N/A        N/A
              Bank                             30,541     13.6%    17,969    greater than 8.0%       22,461     greater than 10.0%

     Tier I Capital (to Risk-Weighted Assets)
              Consolidated                    $28,013     12.5%   $ 8,995    greater than 4.0%      $   N/A        N/A
              Bank                             27,729     12.4%     8,984    greater than 4.0%       13,477     greater than 6.0%

     Tier I Capital (to Average Assets)
              Consolidated                    $28,013      8.3%   $13,551    greater than 4.0%      $   N/A        N/A
              Bank                             27,729      8.2%    13,541    greater than 4.0%       16,926     greater than 5.0%

On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $3,321,000 was available for dividends on January 1, 2001, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 are as follows:

                            CONDENSED BALANCE SHEETS

                                                                                       2000              1999
                                                                                       ----              ----
                                                                                       (DOLLARS IN THOUSANDS)
Assets:
     Cash                                                                            $     61          $     13
     Dividends receivable from subsidiary                                                 402               363
     Investment in subsidiary                                                          37,120            34,755
     Security - held-to-maturity, at amortized cost (fair value of $250,000)              250               250
     Other assets                                                                          35                21
                                                                                     --------          --------
Total assets                                                                         $ 37,868          $ 35,402
                                                                                     ========          ========

Stockholders' equity:
     Common stock                                                                      23,906            23,853
     Surplus                                                                              102                74
     Retained earnings                                                                 13,479            11,477
     Accumulated other comprehensive loss                                                 (21)             (365)
                                                                                     --------          --------
                  Total stockholders' equity                                           37,466            35,039
                                                                                     --------          --------
Total liabilities and stockholders' equity                                           $ 37,868          $ 35,402
                                                                                     ========          ========


                       CONDENSED STATEMENTS OF OPERATIONS

                                                                 2000           1999           1998
                                                                 ----           ----           ----
                                                                      (DOLLARS IN THOUSANDS)
Income - dividends from subsidiary                              $1,617         $1,877         $3,067
Expenses - Interest, professional fees and other
     expenses, net of federal income tax benefit                    69             39             87
                                                                ------         ------         ------

                  Income before equity in undistributed
                      net income of subsidiary                   1,548          1,838          2,980

Equity in net income of subsidiary, less dividends               2,021          1,300            180
                                                                ------         ------         ------

Net income                                                      $3,569         $3,138         $3,160
                                                                ======         ======         ======

          CONDENSED STATEMENTS OF CASH FLOWS

                                                                          2000             1999             1998
                                                                          ----             ----             ----
                                                                                    (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
     Net income                                                          $ 3,569          $ 3,138          $ 3,160
     Adjustments to reconcile net income to net
         cash provided by operating activities:
              Equity in net income of subsidiary, less dividends          (2,021)          (1,300)            (180)
              Increase in dividends receivable                               (39)             (78)              --
              Decrease (increase) in other assets                            (14)              24               44
              Decrease in other liabilities                                   --              (17)             (13)
                                                                         -------          -------          -------
                  Net cash provided by operating activities                1,495            1,767            3,011
                                                                         -------          -------          -------

Cash flows from investing activities:
     Purchase of held-to-maturity security                                    --             (250)              --
                                                                         -------          -------          -------

Cash flows from financing activities:
     Proceeds from issuance of common stock                                   81              127                5
     Repayments of borrowed funds                                             --             (335)           1,865)
     Cash dividends paid                                                  (1,528)          (1,314)          (1,142)
                                                                         -------          -------          -------

                  Net cash used in financing activities                   (1,447)          (1,522)          (3,002)
                                                                         -------          -------          -------
                  Net increase (decrease) in cash                             48               (5)               9

Cash at beginning of the year                                                 13               18                9
                                                                         -------          -------          -------
Cash at end of the year                                                  $    61          $    13          $    18
                                                                         =======          =======          =======



NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of recognized financial instruments at December 31, 2000 and 1999 are as follows:

                                                 2000                              1999
                                       ---------------------------       -------------------------
                                                         ESTIMATED                       ESTIMATED
                                       CARRYING            FAIR          CARRYING          FAIR
                                        AMOUNT            VALUE           AMOUNT           VALUE
                                        ------            -----           ------           -----
                                                          (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
     Cash and cash equivalents         $ 13,054         $ 13,054         $ 15,793         $ 15,793
     Securities                          58,625           58,590           77,432           76,892
     Loans, net                         255,613          253,968          236,213          236,623
                                       --------         --------         --------         --------
Total                                  $327,292         $325,612         $329,438         $329,308
                                       ========         ========         ========         ========
FINANCIAL LIABILITIES
     Deposits                          $284,204         $284,346         $294,587         $294,628
     Federal funds purchased
         and securities sold
         under repurchase
         agreements                      14,009           14,009           11,762           11,762
     Federal Home Loan Bank
         borrowings                       9,000            9,000            7,000            7,000
                                       --------         --------         --------         --------
Total                                  $307,213         $307,355         $313,349         $313,390
                                       ========         ========         ========         ========

The preceding summary does not include accrued interest receivable, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 2000 and 1999. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $59,400,000 at December 31, 2000 and $51,383,000 at December 31, 1999. Such
amounts are also considered to be the estimated fair values.

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

Securities:

The fair value of securities (both available-for-sale and held-to-maturity) is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.

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

NOTE 17 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

            This information is an integral part of the accompanying
                       consolidated financial statements

               Directors and Officers of Croghan Bancshares, Inc.

  DIRECTORS-------------------------------------------------------------------

James E. Bowlus                        Allan E. Mehlow
President & Treasurer                  Vice President & Chief Operating Officer
Fremont Candy & Cigar, Inc.            The Croghan Colonial Bank

Thomas F. Hite                         Robert H. Moyer
President & Chief Executive Officer    Chairman, Mosser Construction, Inc.
The Croghan Colonial Bank

Claire F. Johansen                     K. Brian Pugh
Former Co-Owner                        President & Chief Executive Officer
Ohio Outdoor Advertising Corp.         Clyde Parts Company

John P. (Phil) Keller                  J. Terrence Wolfe
Vice President, Keller-Ochs-Koch       Retired
Funeral Home, Inc.

Stephen A. Kemper                      Claude E. Young
Owner, Kemper Iron & Metal Company     Chairman, Progress Plastic
                                       Products, Inc.

Daniel W. Lease                        Gary L. Zimmerman
Treasurer, K L & L, Inc.               Vice President, Swint-Reineck
                                       Hardware, Inc.

------------------------------------------------------------------------------

  OFFICERS--------------------------------------------------------------------

Thomas F. Hite                         James K. Walter
   President                              Vice President, Secretary


Allan E. Mehlow                        Joseph W. Berger
    Vice President                        Treasurer

               DIRECTORS AND OFFICERS OF THE CROGHAN COLONIAL BANK

    DIRECTORS--------------------------------------------------------------------------------------
James E. Bowlus                              Stephen A Kemper                             K. Brian Pugh
President & Treasurer                        Owner, Kemper Iron & Metal Company           President & Chief Executive Officer
Fremont Candy & Cigar, Inc.                                                               Clyde Parts Company

Thomas F. Hite                               Daniel W. Lease                              J. Terrence Wolfe
President & Chief Executive Officer          Treasurer, K L & L, Inc.                     Retired
The Croghan Colonial Bank

Claire F. Johansen                           Allan E. Mehlow                              Claude E. Young
Former Co-Owner                              Vice President & Chief Operating Officer     Chairman, Progress Plastic
Ohio Outdoor Advertising Corp.               The Croghan Colonial Bank                    Products, Inc.

John P. (Phil) Keller                        Robert H. Moyer                              Gary L. Zimmerman
Vice President, Keller-Ochs-Koch             Chairman, Mosser Construction, Inc.          Vice President, Swint-Reineck
Funeral Home, Inc.                                                                        Hardware, Inc.

                                DIRECTORS EMERITI
                   T. L. Hilty   D. W. Miller   A. C. Nichols
                       D. B. Slessman   C. J. Szymanowski



  OFFICERS--------------------------------------------------------------------
                                 ADMINISTRATIVE
                                 Thomas F. Hite
                       President & Chief Executive Officer

     CHIEF LENDING OFFICER                       CHIEF OPERATING OFFICER
      William C. Hensley                              Allan E. Mehlow
       Vice President                                  Vice President

COMMERCIAL AND                   CONSUMER LOANS                HUMAN RESOURCE                  EAST SIDE OFFICE
REAL ESTATE LOANS
James K Walter                   Gregg C. Coleman              Pamela J. Swint                 Josephine L. Weyer
Sr. Vice President               Assistant Vice President      Human Resource Manager          Branch Manager
OIC Commercial Loans             OIC Consumer Loans
                                                               OPERATIONS                      Coleen O. Miller
James A. Draeger                 Jacqueline L. Lilly                                           Assistant Cashier/
Vice President/OIC R.E. Loans    Assistant Vice President      Michael J. Hartenstein          Assistant Branch
Agricultural Administrator       Consumer Loans                Operations Officer              Manager

James R. Walters                 Jeff D. Wilson                Terry A. Schroeder              BALLVILLE OFFICE
Vice President                   Loan Officer                  Information Systems Manager
Real Estate Loans                                                                              Jami L. Severs
                                 Michael S. Wise               John C. Hoffman                 Branch Manager
Jeffrey L. Geary                 Loan Officer                  Special Operations Officer
Assistant Vice President                                                                       GREEN SPRINGS
Commercial Loans                 Burkhart W. Tischler          DEPOSIT ADMINISTRATION          OFFICE
                                 Loan Officer
Jeffery C. Huber                                               Robert L. Overmyer              Marilyn J. Humbert
Assistant Vice President         Susan K. Straube              Assistant Vice President        Branch Manager
Commercial Loans                 Loan Officer                  Deposit Administrator

Ronald T. Goehring          TRUST DEPARTMENT                MAIN OFFICE                BELLEVUE OFFICE
Loan Officer
Commercial Loans            Barry F. Luse                   Judith A. Gangwer          Dee A. Blackburn
                            Vice President/Trust Officer    Branch Manager             Branch Manager
Mark A. Lohrbach
Loan Officer                Richard G. Stein                WEST SIDE OFFICE           CLYDE OFFICE
                            Assistant Vice President/
Nancy C. Roddy              Trust Officer                   Sandra S. Reed             Richard E. Lawrie
Loan Officer                                                Branch Manager             Branch Manager

ACCOUNTING                                                                             MONROEVILLE  OFFICE
Joseph W. Berger
Vice President /                                                                       David M. Sabo
Chief Financial Officer                                                                Branch Manager

Lawrence R. Fulk
Vice President/Controller
