Form 10-K405, Exhibit 13
period 2001-12-31
CROGHAN BANCSHARES INC
filed 2002-03-28
CIK 887149

CROGHAN BANCSHARES, INC.                                              EXHIBIT 13
--------------------------------------------------------------------------------
CONTENTS


Financial Highlights                                                                                  1

President's Letter                                                                                    2

Description of the Corporation and Common Stock Information                                           3

Selected Financial Data                                                                               4

Management's Discussion and Analysis                                                                  5

Independent Auditor's Report                                                                         14

Consolidated Financial Statements                                                                    15

Directors and Officers                                                                               35

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS



                                                                                                         PERCENT
                                                                       2001               2000           CHANGE
                                                                       ----               ----           ------
For the year:
   Net income                                                       $3,695,000         $3,569,000        3.5 %
   Income per common share                                                1.93               1.87        3.2 %
   Dividends per common share                                              .87                .82        6.1 %

   Return on average assets                                               1.04%              1.03%
   Return on average tangible stockholders' equity                       11.34%             12.25%

At year end:
   Assets                                                         $366,508,000       $347,432,000        5.5 %
   Loans                                                           278,366,000        258,855,000        7.5 %
   Securities                                                       51,564,000         58,625,000      (12.0)%
   Deposits                                                        295,003,000        284,204,000        3.8 %
   Stockholders' equity                                             39,952,000         37,466,000        6.6 %

   Book value per common share                                         $ 20.87            $ 19.59        6.5 %
   Stockholders' equity to total assets                                  10.90%             10.78%

   Number of stockholders of record                                       764                778         (1.8)%
   Number of full-time equivalent employees                               145                170        (14.7)%


                               PRESIDENT'S LETTER

The year 2001 was filled with many changes at Croghan Bancshares, Inc. and The Croghan Colonial Bank.

Thomas F. Hite retired in May after 13 years as President & CEO with a total of 44 years of dedicated service and leadership to the Corporation and the Bank. During the transition, we began to reshape our fundamental beliefs while creating a vision for the future. Our vision is to position the Bank for growth, to improve our overall performance and to enhance shareholder value.

To commence the work necessary to meet our objective, we met with employees, customers, and consultants to outline our opportunities and to identify the changes we needed to make. We then embarked on a program that would allow us to set our future course of action to implement these changes.

We initiated an "Organizational Audit" to review and identify the most effective organizational structure to address the work processes and staffing needs. Jobs were redesigned, work processes were reengineered, promotions were made and some tasks and functions were eliminated. Together with additional expense reduction measures, we believe the results of the Audit will have a positive impact on non-interest expenses as we move forward.

As we focused our attention on loan growth and credit quality issues, we revised our loan policy to accommodate the need to be more aggressive in the market. We identified and made necessary changes to improve our underwriting guidelines for loan servicing and created a secondary market position in an effort to make us more competitive.

During a year that was marked by rapidly declining interest rates, a slowing economy leading to a recession, market downturns and a national disaster, we were able to accomplish a great deal. We increased our net income by 3.5% even with a write-down in the book value of our Clyde Banking Center and the payment of severance amounts to employees for outplacement. Our return on average assets ("ROA") equaled approximately 1.04% and our return on average tangible equity ("ROE") equaled approximately 11.34%. Total assets increased 5.5%, primarily as a result of loan growth. The net interest margin equaled 4.6%, and net interest income increased 4.3% over the previous year. Overall loan balances increased by 7.5% largely as a result of the growth we experienced in real estate loans. The expense for the provision for the allowance for loan losses increased by $260,000 over the previous year to provide for additional reserves for loan charge-offs. Shareholders received the payment of $.87 in dividends per common share in 2001, a 6.1% increase from the previous year.

Our new vision includes a renewed commitment to our business community. We believe in the importance of providing total financial solutions to our business customers. Our plans include a more assertive emphasis toward quality customer service, a program designed to encourage our bankers to call on customers at their places of business. We began this program in October when our lending professionals called on 254 businesses over a two-day period to thank them for their business and determine how we could further improve our banking relationship. We also contacted prospective business customers to discuss how we could enhance their banking relationships by becoming Croghan Colonial Bank customers.

Our overall philosophy as a community bank is a belief in helping people meet their financial needs. We will continue to provide the necessary products and services in a convenient and efficient manner through a highly competent network of banking professionals. The addition of Jodi Albright as our Retail Services Manager will provide the leadership to insure we are meeting the needs of all customers.

In addition to our traditional Banking Centers, we will continue to encourage the use of other non-traditional banking services such as Internet Banking and the TeleBanc Program. The availability of Internet Banking in February 2001 was a noteworthy achievement as 1,490 customers have utilized this service to perform more than 90,000 inquiries in a 10-month period. Our TeleBanc customers have enjoyed the same convenience by making 115,000 inquiries without leaving the comfort of their homes. We will continue to utilize technology to provide needed services at a low cost of delivery.

Our Trust Department is an example of our commitment to meet the financial management needs of customers within the communities we serve. Trust income was up 9% in 2001, and exemplifies the growth we see in estate planning, investments, and financial management services. We want to assist our customers with their retirement and estate planning needs.

We hope that the numerous changes outlined above will position the Bank for growth, improved performance and ultimately enhanced shareholder value. The customer remains the focal point of our vision. We will continue to work harder and smarter to earn and retain our banking relationships. At The Croghan Colonial Bank, we believe "Whatever you do, do it well."

I thank you for your continued interest and support in making Croghan Colonial your Bank of choice.

Sincerely,

/s/ Steven C. Futrell
---------------------

Steven C. Futrell
President & CEO
January 2002

CROGHAN BANCSHARES, INC.
DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc., an Ohio corporation (the "Corporation" or "Croghan"), is a bank holding company incorporated in 1983 with $366,508,000 in total assets as of December 31, 2001. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (the "Bank"), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

The Corporation's common stock is quoted on the OTC Bulletin Board. Solely on the basis of transactions that the Corporation has been made aware of, the transaction prices for shares of its common stock for each quarterly period during 2001 and 2000 were as follows:

                          2001                  2000
                          ----                  ----

First Quarter        $18.50 to 21.50       $16.75 to 25.00
Second Quarter        20.50 to 23.00        17.25 to 21.63
Third Quarter         21.75 to 32.00        13.13 to 19.00
Fourth Quarter        21.00 to 24.00        16.00 to 20.00

Dividends declared by the Corporation on its common stock during the past two years were as follows:

                                      2001        2000
                                      ----        ----

Three-months ended March 31           $.21        $.20
Three-months ended June 30             .22         .20
Three-months ended September 30        .22         .21
Three-months ended December 31         .22         .21
                                      ----        ----
                                      $.87        $.82
                                      ====        ====

The holders of record for the Corporation's common stock on December 31, 2001 totaled 764.

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

                         Barry F. Luse, Trust Department
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                                Fremont, OH 43420
                                  419-332-7301

CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA


                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                        2001            2000         1999         1998           1997
                                                        ----            ----         ----         ----           ----
                                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Statements of operations:
  Total interest income                              $ 25,874        $ 25,589    $ 24,259    $ 25,151         $ 25,056
  Total interest expense                               10,724          11,067      10,434      11,420           11,228
                                                    ---------       ---------   ---------   ---------        ---------
    Net interest income                                15,150          14,522      13,825      13,731           13,828
  Provision for loan losses                               695             435         240         240              180
                                                    ---------       ---------   ---------   ---------        ---------
     Net interest income, after
       provision for loan losses                       14,455          14,087      13,585      13,491           13,648
  Total non-interest income                             2,383           2,302       1,972       1,742            1,514
  Total non-interest expenses                          11,208          10,992      10,833      10,424           10,446
                                                    ---------       ---------   ---------   ---------        ---------
     Income before federal income taxes                 5,630           5,397       4,724       4,809            4,716
  Federal income taxes                                  1,935           1,828       1,586       1,649            1,609
                                                    ---------       ---------   ---------   ---------        ---------
     Net income                                      $  3,695        $  3,569    $  3,138    $  3,160         $  3,107
                                                    =========       =========   =========   =========        =========

Per share of common stock:
  Net income                                         $   1.93        $   1.87    $   1.65    $   1.66         $   1.63
  Dividends                                               .87             .82         .73         .60              .60
  Book value                                            20.87           19.59       18.36       17.70            16.60
                                                    =========       =========   =========   =========        =========

Average common shares outstanding                   1,913,362       1,910,704   1,906,120   1,903,616        1,903,578
                                                    =========       =========   =========   =========        =========

Year end balances:
  Loans, net                                         $275,020        $255,613    $236,213    $235,941         $235,558
  Securities                                           51,564          58,625      77,432      76,235           69,664
  Total assets                                        366,508         347,432     350,586     350,144          335,040
  Deposits                                            295,003         284,204     294,587     301,456          289,053
  Stockholders' equity                                 39,952          37,466      35,039      33,705           31,590
                                                    =========       =========   =========   =========        =========

Average balances:
  Loans, net                                         $265,349        $242,818    $230,274    $229,463         $224,378
  Securities                                           54,467          71,524      80,203      70,618           72,763
  Total assets                                        355,034         346,661     344,346     337,493          330,879
  Deposits                                            287,840         286,653     294,792     294,225          289,879
  Stockholders' equity                                 39,040          36,251      34,430      32,672           30,520
                                                    =========       =========   =========   =========        =========

Selected ratios:
  Net yield on average interest-earning assets           4.60%          4.55%        4.37%       4.40%            4.53%
  Return on average assets                               1.04           1.03          .91         .94              .94
  Return on average stockholders' equity                 9.46           9.85         9.11        9.67            10.18
  Return on average tangible
    stockholders' equity                                11.34          12.25        11.75       13.08            14.47
  Net loan charge-offs as a percent
    of average outstanding net loans                      .22            .16          .20         .15              .01
  Allowance for loan losses
    as a percent of year-end loans                       1.20           1.25         1.33        1.43             1.47
  Stockholders' equity as a percent of
    total year-end assets                               10.90          10.78         9.99        9.63             9.43
                                                    =========       =========   =========   =========        =========


 CROGHAN BANCSHARES, INC.
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS

 GENERAL
    The following discussion provides additional information relating to Croghan's financial condition and results of operations. This information is presented to further the reader's understanding of Croghan's Consolidated Financial Statements, which appear on pages 15 through 34 of this Annual Report.

 FORWARD-LOOKING STATEMENTS
    Where appropriate, the following discussion contains the insights of Management into known events and trends that have or may be expected to have a material effect on Croghan's operations and financial condition. The information presented may also contain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors including regional and national economic conditions, substantial changes in the levels of market interest rates, and competitive and regulatory issues could affect the Corporation's financial performance and cause the actual results for the future periods to differ materially from those anticipated or projected.
    Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:
    1. Management's discussion relating to the determination and assessment of the provision and allowance for loan losses included under "Provision for Loan Losses and the Allowance for Loan Losses" in the comparison of the results of operations.
    2. Management's discussion of a banking center site relocation study included under "Non-Interest Expenses" in the comparison of the results of operations.
    3. Management's discussion pertaining to the investment security portfolio included under "Securities" in the comparison of financial condition.
    4. Management's discussion of capital requirements included under "Stockholders' Equity" in the comparison of financial position.
    5. Management's discussion of interest rate risk exposure included under "Interest Rate Risk" on the future results of operations.
    6. Management's discussion of the anticipated effect of goodwill accounting included under "Impact of Recently Adopted Accounting Pronouncements" on the future results of operations.
    The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

 PERFORMANCE SUMMARY
    Croghan's net income increased 3.5% to $3,695,000 for the year ended December 31, 2001. This compares to net income of $3,569,000 in 2000 and $3,138,000 in 1999. The increases in net income for 2001 and 2000 were due in large part to loan portfolio growth and improved interest margins.
    The 2001 return on average assets was 1.04%, compared to 1.03% in 2000 and .91% in 1999. Croghan's return on average tangible stockholders' equity stood at 11.34% in 2001, compared to 12.25% in 2000 and 11.75% in 1999. Income per share in 2001 amounted to $1.93, compared to $1.87 in 2000 and $1.65 in 1999.
    Total assets at December 31, 2001 increased 5.5% to $366,508,000 as compared to 2000's total assets of $347,432,000. Total loans grew to $278,366,000 at December 31, 2001, a 7.5% increase from 2000's total loans of $258,855,000. Total deposits increased modestly to $295,003,000 at December 31, 2001, a 3.8% increase from 2000's total deposits of $284,204,000. Total stockholders' equity at December 31, 2001 amounted to $39,952,000, a 6.6% increase as compared to $37,466,000 in 2000.

 NET INTEREST INCOME
    Net interest income, which represents the revenue generated from interest-earning assets in excess of the interest cost of funding those assets, is Croghan's principal source of income. Net interest income is influenced by market interest rate conditions and the volume and mix of earning assets and interest-bearing liabilities. Many external factors affect net interest income and typically include the strength of customer loan demand, customer preference for individual deposit account products, competitors' loan and deposit product offerings, the national and local economic climates, and Federal Reserve monetary policy.

The following table demonstrates the components of net interest income for the years ended December 31:


                                                         2001               2000                    1999
                                                         ----               ----                    ----
                                                                     (DOLLARS IN THOUSANDS)
Average interest-earning assets                       $329,076           $319,105                 $316,342
Interest income                                         25,874             25,589                   24,259
Average rate earned                                      7.86%              8.02%                    7.67%

Average interest-bearing liabilities                  $278,308           $272,743                 $273,914
Interest expense                                        10,724             11,067                   10,434
Average rate paid                                        3.85%              4.06%                    3.81%

Net interest income                                    $15,150           $ 14,522                 $ 13,825
Net interest yield (net interest income divided
  by average interest-earning assets)                    4.60%              4.55%                    4.37%


    2001 vs. 2000. Net interest income in 2001 increased by $628,000 to $15,150,000, 4.3% above 2000's level of $14,522,000. Average interest-earning assets increased by $9,971,000 with the growth concentrated primarily in the loan portfolio. Average interest-bearing liabilities increased by $5,565,000 as the result of increases in the interest-bearing deposit categories and in borrowed funds. In an effort to stimulate the national economy, the Federal Reserve Open Market Committee lowered managed interest rates by 475 basis points, or 4.75%, throughout 2001. Croghan was able to react to these changes and, as noted in the table, increased its net interest yield by 5 basis points to 4.60%.
    2000 vs. 1999. Net interest income in 2000 increased by $697,000 to $14,522,000 or 5.0% above 1999's level of $13,825,000. Average interest-earning assets increased by $2,763,000 and average interest-bearing liabilities decreased by $1,171,000. Croghan was able to increase its net interest yield by 18 basis points in 2000 driven by improvement in the average earning rate on assets that occurred throughout the year.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES
    During 2001, Croghan completed a comprehensive review of its loan policy to ensure the continued adequacy of guidelines for managing both credit risk and asset quality. The policy details acceptable lending practices, establishes loan-grading classifications, and stipulates the use of a loan review process. The loan review process, which is conducted by an outside credit review firm, is designed to facilitate the early identification of problem loans, helps to ensure sound credit decisions, and aids in determining the amount of the provision for loan losses. Croghan's loan policy ultimately seeks to minimize the uncertainties associated with the lending function.
    On a quarterly basis, Croghan determines its investment in impaired nonresidential real estate and commercial loans and also accomplishes an in-depth analysis of the overall adequacy of its allowance for loan losses. A nonresidential real estate or commercial loan is considered impaired when, based on the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are then recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate.
    To determine the adequacy of the allowance for loan losses, Croghan performs a detailed quarterly analysis that focuses on delinquency trends within each loan category (i.e., commercial, real estate, and consumer), the status of non-performing loans (i.e., impaired, nonaccrual, and restructured loans, and loans past due 90 days or more), current and historical trends of charged-off loans within each loan category, existing local and national economic conditions, and changes within the volume and mix within each loan category. Additionally, loans that are graded as special mention, substandard, doubtful, or partially charged-off are evaluated for their loss potential. For loans of $50,000 or more, this evaluation typically includes a review of the loan's past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower's future financial performance.

    Monthly provisions are then made in amounts sufficient to maintain the balance in the allowance for loan losses at a level considered by management to be adequate for potential losses within the portfolio. Even though management uses all available information to assess possible loan losses, future additions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. The regulatory agencies that periodically review Croghan's allowance for loan losses may also require additions to the allowance or the charge-off of specific loans based upon the information available to them at the time of their examinations.
    The following table details factors relating to the provision and allowance for loan losses for the years ended December 31:


                                                             2001      2000      1999
                                                             ----      ----      ----
                                                              (DOLLARS IN THOUSANDS)

Provision for loan losses charged to expense               $  695    $  435    $  240
Net loan charge-offs                                          591       389       462
Net loan charge-offs as a percent of
  average outstanding net loans                              .22%      .16%      .20%
Nonaccrual loans                                           $2,241    $  628    $  392
Loans contractually past due 90 days or more                  771     1,144     2,144
Restructured loans                                             --        --        --
Potential problem loans, other than those past due
  90 days or more, nonaccrual, or restructured              5,949     1,602     1,176
Allowance for loan losses                                   3,346     3,242     3,196
Allowance for loan losses as a percent of year-end loans    1.20%     1.25%     1.33%


    2001 vs. 2000. The provision for loan losses was $695,000 in 2001 compared to $435,000 in 2000. The higher provision was a result of the continued slowing of the national and local economies and emerging trends within the loan portfolio. Loans in nonaccrual status increased from $628,000 in 2000 to $2,241,000 in 2001 and potential problem loans increased from $1,602,000 in 2000 to $5,949,000 in 2001. The 2001 nonaccrual amount includes one nonresidential real estate loan totaling $813,000 and the 2001 potential problem loan amount includes two nonresidential real estate loans totaling $4,150,000. These three loans are collateralized by commercial real estate with appraised values well in excess of the loan amounts. Additionally, the two potential problem loans are not currently past due and, since origination, have never been past due more than 10 days. Net loan charge-offs in 2001 of $591,000 included $398,000 attributable to the consumer loan portfolio. Management began reviewing consumer loan underwriting standards in 1999 and continued to tighten standards throughout 2000 and 2001 as the economy slipped into recession.
    2000 vs. 1999. The provision for loan losses in 2000 was $435,000 compared to $240,000 in 1999. The higher provision was a result of increased loan growth and management's perceived slowing down of economic conditions during the latter half of 2000. A positive trend in the loan portfolio at December 31, 2000 was a $1,000,000 decrease in loans contractually past due 90 days or more to $1,144,000. Negative trends included a $236,000 increase in nonaccrual loans and a $426,000 increase in other potential problem loans. Net loan charge-offs in 2000 of $389,000 included $294,000 attributable to the consumer loan portfolio and, as previously noted, underwriting standards were enhanced in an effort to mitigate the possible loss exposure.

NON-INTEREST INCOME
    Non-interest income is comprised of the items detailed in the following table which summarizes such income for the years ended December 31:


                                            2001                2000                   1999
                                            ----                ----                   ----
                                                        (DOLLARS IN THOUSANDS)
Trust income                               $ 522              $ 479                   $ 430
Service charges on deposit accounts          936                920                     829
Gain on sale of securities                    41                 -                        2
Gain on sale of loans to Freddie Mac          -                  -                        4
Other operating income                       884                903                     707
                                           ------             ------                 ------
    Total non-interest income              $2,383             $2,302                 $1,972
                                           ======             ======                 ======


    2001 vs. 2000. Non-interest income in 2001 increased to $2,383,000 compared to $2,302,000 earned in 2000. This represents an increase of $81,000 or 3.5% between comparable periods. Trust income increased $43,000 or 9.0% from the 2000 level. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, and cash management accounts. The Trust Department held $86,175,000 in assets for 511 clients at December 31, 2001 compared to $83,873,000 in assets at December 31, 2000. Trust fees are highly dependent upon the aggregate market value of the accounts serviced and 2001 results were therefore hampered by depressed stock prices which occurred throughout most of the year.
    Service charges on deposit accounts increased $16,000 or 1.7% from the 2000 level. A comprehensive review of all service charges is planned to occur during 2002 to ensure the competitiveness of Croghan's overall fee structure. Net securities gains amounted to $41,000 in 2001 with no such gains reported in 2000. The 2001 gains were realized upon the sale of U.S. Treasury and U.S. Government Agency investment securities with less than one year remaining until their stated final maturity dates. Alternative investments maturing over longer time horizons were then purchased to replace those securities that were sold.
    Other operating income decreased by $19,000 or 2.1% from the amount reported in 2000. In 1999, the Bank purchased split-dollar life insurance contracts on behalf of its executive officers. In addition to the cash surrender value of the contracts, the Bank will receive 20% of the net insurance proceeds upon the death of the insured officer. The increase in the cash value of these policies accumulates on a tax-exempt basis and this tax savings is used to fund supplemental retirement benefits for the named executives. The cash value of these policies, totaling $3,511,000 at December 31, 2001 and $3,345,000 at December 31, 2000, is included in other assets in the consolidated balance sheets. The 2001 increase in the cash value of these policies, which is included as a component of other operating income, amounted to $166,000 in 2001 compared to $154,000 in 2000.
    Also included in other operating income are fees generated by Croghan's Invest Division which markets non-FDIC insured investment products such as mutual funds and annuities. Fees generated by the Invest Division decreased by $62,000 or 46.6% in 2001 due to the weak performance of the stock markets which resulted in a relatively unattractive environment for many of the investment products. Other items of note that comprise other operating income include ATM surcharge fees, MasterCard merchant fees, safe deposit box fees, credit life commissions, and fees from the sale of official checks and money orders.
    2000 vs. 1999. Non-interest income in 2000 increased to $2,302,000 compared to $1,972,000 earned in 1999. This represents an increase of $330,000 or 16.7% between comparable periods. Trust income increased $49,000 or 11.4% from the 1999 level. The Trust Department held a total of $83,873,000 in assets for 549 clients at December 31, 2000 compared to $84,468,000 in assets for 512 clients at December 31, 1999. As previously noted, Trust fees are highly dependent upon the aggregate market value of the accounts serviced and 2000 results were positively impacted by somewhat stable equity prices throughout the year.
    Service charges on deposit accounts increased $91,000 or 11.0% from the 1999 level. Croghan had no realized securities gains or losses in 2000 compared to $2,000 in net realized gains reported in 1999. The net gains resulted from the sale of U.S. Treasury Notes that were maturing in less than one year with the proceeds then invested into securities with maturity horizons of approximately two years.
    Other operating income increased by $196,000 or 27.7% from the amount reported in 1999. The cash value of the split-dollar life insurance contracts totaled $3,345,000 at December 31, 2000 compared to $3,191,000 at December 31, 1999. The increase in the cash values of the policies during 2000 amounted to $154,000 compared to $97,000 in 1999. Fees generated by Croghan's Invest Division increased by $45,000 or 51.1% in 2000 compared to a $43,000 decrease that had occurred in 1999.

NON-INTEREST EXPENSES
    Non-interest expenses are comprised of the items detailed in the following table which summarizes such expenses for the years ended December 31:


                                                 2001                2000                    1999
                                                 ----                ----                    ----
                                                             (DOLLARS IN THOUSANDS)
Compensation                                   $ 4,694            $ 4,727                 $ 4,699
Benefits                                         1,421              1,291                   1,385
                                               -------            -------                 -------
   Total personnel expense                       6,115              6,018                   6,084
Occupancy of premises                              631                627                     632
Equipment expense                                  809                832                     805
Amortization of goodwill                           638                638                     638
State franchise and other taxes                    370                365                     338
Professional and consulting services               348                250                     146
MasterCard franchise and processing fees           298                332                     322
Postage                                            246                264                     238
Advertising and marketing                          194                200                     205
Stationery and supplies                            164                212                     217
Third party computer processing                    150                129                     111
Examination expense                                124                128                     129
Telephone                                          119                127                     127
Other operating expenses                         1,002                870                     841
                                               -------            -------                 -------
     Total non-interest expenses               $11,208            $10,992                 $10,833
                                               =======            =======                 =======


    2001 vs. 2000. Non-interest expenses in 2001 increased to $11,208,000 compared to $10,992,000 in 2000. This represents an increase of $216,000 or 2.0% between comparable periods. Total personnel expense increased $97,000 or 1.6% between comparable periods. Compensation costs in 2001 were impacted by a total of $103,000 for severance packages paid in November. At that time, a plan was implemented which resulted in a 10% reduction in full-time equivalent employees. The plan stemmed from an Organizational Audit that was accomplished over a two-month period using the expertise of two outside consulting firms. The number of full-time equivalent employees totaled 145 at December 31, 2001 as compared to 170 at December 31, 2000. The benefits expense increase in 2001 was due primarily to increased health insurance costs, which are common to many industries and companies across the country.
    Other expenses worthy of note, those which changed by more than $25,000 between 2001 and 2000, include professional and consulting services, MasterCard franchise and processing fees, stationery and supplies costs, and other operating expenses. Professional and consulting services increased by $98,000 or 39.2% in 2001. As previously indicated, fees were paid to consulting firms to assist in an evaluation of Croghan's organizational structure. Also of significant note were increased professional expenses related to shareholder matters, loan review services, internal audit assistance provided by a third party accounting firm, and legal expenses associated with the outplacement of staff members.
    MasterCard franchise and processing fees decreased by $34,000 or 10.2% in 2001. During the year, the various cardholder programs were consolidated which ultimately translated into cost savings. Stationery and supplies costs decreased by $48,000 or 22.6% in 2001 as all forms and materials used throughout the Bank were reviewed. Significant volumes of paper were also reduced upon the implementation of computer technology that allowed for the optical disk storage of many of the reports that were previously produced in paper format.
    Other operating expenses increased by $132,000 or 15.2% in 2001 between comparable periods. Included in this category is $248,000 for the write-down in the book value of the Clyde Banking Center. A study of the banking center during 2001 concluded that the current Clyde facility was not adequate to meet the future needs of the Bank. Hence, alternative site locations are being examined with the intention to relocate, via acquisition or new construction, to a new facility within the next 12 to 24 months. An independent appraisal of the Clyde Office property was performed and the future cash flows associated with the facility were estimated. Based on this analysis, the book value of the property was then written-down to the amount of the estimated cash flows.
    Additional expense categories included in other operating expenses include miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination and collection expenses, dues and subscriptions, ATM network fees, software amortization costs, correspondent bank service charges, and charitable donations.

    2000 vs. 1999. Non-interest expenses in 2000 increased to $10,992,000 compared to $10,833,000 in 1999. This represents an increase of $159,000 or 1.5% between comparable periods. Total personnel expense decreased $66,000 or 1.1% between comparable periods. Compensation costs increased slightly in 2000 with the decrease in benefits cost more than offsetting the slight rise. The number of full-time equivalent employees in 2000 was reduced to 170, compared to 182 at December 31, 1999.
    Other expenses of note, those which changed by more than $25,000 between 2000 and 1999, include equipment expenses, state franchise and other taxes, professional and consulting services, postage, and other operating expenses. Equipment expenses increased $27,000 or 3.4% in 2000 related in part to costs associated with the necessary hardware and software products required to deliver on-line banking services.
    State franchise taxes, which are based upon Croghan's capital structure, and other taxes increased by $27,000 or 8.0% in 2000. The increase can be attributed to growth in the related capital level which is used as a basis for computing the amount of tax due. Professional and consulting services increased by $104,000 or 71.2% in 2000. Major portions of this increase are the result of a decision made in late 1999 to have internal audit services provided by a third party accounting firm and additional legal expenses associated with shareholder matters.
    Postage costs increased by $26,000 or 10.9% in 2000 as the result of higher rates imposed by the postal service. Other operating expenses increased by $29,000 or 3.4% in 2000. This increase was spread amongst many of the 15 various expense items that are included in this category, with none of the changes of a material nature to warrant comment.

FEDERAL INCOME TAXES
    Federal income tax expense totaled $1,935,000 in 2001, compared to $1,828,000 in 2000 and $1,586,000 in 1999. The effective tax rate in 2001 was
34.4% compared to 33.9% in 2000 and 33.6% in 1999. The effective tax rate in all three years reflects the disallowance of any tax deduction for goodwill amortization.

SECURITIES
    Croghan's investment security portfolio is used to enhance net interest income, to provide liquidity in the event of unforeseen cash flow needs, and to diversify financial risk. Croghan currently classifies $45,840,000, or almost 90%, of its securities as available-for-sale. The remaining securities, totaling $5,724,000, are classified as held-to-maturity. Available-for-sale securities are reported at their fair values with the net unrealized gain or loss reported as accumulated other comprehensive income (loss). Conversely, held-to-maturity securities are reported at amortized cost.
    Croghan's available-for-sale investment portfolio is comprised primarily of U.S. Treasury and U.S. Government Agency obligations. The fair value of such holdings totaled $35,658,000 at December 31, 2001 compared to $41,096,000 at December 31, 2000. Croghan also invests in obligations of state and political subdivisions and carries such securities in the available-for-sale portfolio. The fair value of these investments totaled $10,182,000 at December 31, 2001 compared to $12,406,000 at December 31, 2000.
    Croghan's held-to-maturity investment portfolio contains primarily debt obligations of domestic corporations and stock issuances of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The amortized cost of these investments totaled $5,724,000 at December 31, 2001 compared to $5,123,000 at December 31, 2000. Funding needs to sustain loan growth during 2001 resulted in a reduction in the security portfolio of $7,061,000 or 12.0%.

LOANS
    Total loans at December 31, 2001 increased by $19,511,00 or 7.5% over December 31, 2000. The following table summarizes total loans and the percent change by major category as of December 31:


                                                                                       PERCENT
                                                        2001          2000             CHANGE
                                                        ----          ----             ------
                                                                (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural                $ 32,648      $ 31,040             5.2  %
Real estate - residential mortgage                     112,497       110,388             1.9  %
Real estate - nonresidential mortgage                   72,036        63,059            14.2  %
Real estate - construction                              10,762          960           1021.0  %
Consumer                                                47,831        50,714            (5.7) %
Credit card                                              2,592         2,694            (3.8) %
                                                      --------      --------          ------
     Total loans                                      $278,366      $258,855             7.5  %
                                                      ========      ========          ======


    As can be determined from the preceding table, increases occurred in commercial, financial, and agricultural loans, residential real estate loans, nonresidential real estate loans, and construction real estate loans. Consumer and credit card loans were subject to modest declines. Of significant note within the table is a $9,802,000 increase in construction real estate loans. These loans are made to finance both residential and nonresidential land development prior to erecting new structures and to finance the construction of new homes or buildings and additions to existing homes or buildings. A favorable interest rate environment coupled with a renewed focus on the commercial, nonresidential real estate, and construction real estate sectors fueled total loan growth.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES
    Deposits and other interest-bearing liabilities at December 31, 2001 increased by $16,511,000 or 5.4% over December 31, 2000. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:


                                                                                                PERCENT
                                                                  2001            2000           CHANGE
                                                                  ----            ----           ------
                                                                         (DOLLARS IN THOUSANDS)

Demand, non-interest bearing                                    $ 38,453       $ 34,865           10.3%
Savings, NOW and Money Market deposits                           122,651        114,993            6.7%
Time deposits                                                    133,899        134,346          (0.3)%
                                                                 -------        -------          ----
    Total deposits                                               295,003        284,204            3.8%
Federal funds purchased and securities sold
    under repurchase agreements                                   12,721         14,009          (9.2)%
Federal Home Loan Bank borrowings                                 16,000          9,000           77.8%
                                                                  ------          -----           ----
    Total deposits and other interest-bearing liabilities       $323,724       $307,213            5.4%
                                                                ========       ========            ===


    As can be determined from the preceding table, non-interest bearing demand deposits and savings, NOW and money market deposits increased in 2001. Time deposits experienced a small decline throughout the year. One assumed reason for the overall increase was the relatively poor performance of the equity markets throughout 2001, which caused some investors to seek the safe-haven of the FDIC-insured deposit products offered by Croghan. Deposit product offerings and rates will continue to be monitored throughout 2002 in the wake of competition within Croghan's market areas and the required cash flow needs to fund anticipated loan growth.
    Other interest-bearing liabilities, consisting of Federal Home Loan Bank borrowings and federal funds purchased, increased by $5,712,000 to $28,721,000 at December 31, 2001 from $23,009,000 at December 31, 2000. The 2001 increase in other interest-bearing liabilities, which was concentrated in additional borrowings from the Federal Home Loan Bank of Cincinnati, was used to fund loan growth throughout 2001.

STOCKHOLDERS' EQUITY
    Croghan's stockholders' equity at December 31 is summarized in the following table:


                                                     2001           2000
                                                     ----           ----
                                                   (DOLLARS IN THOUSANDS)

Common stock                                        $23,926       $23,906
Surplus                                                 117           102
Retained earnings                                    15,509        13,479
Accumulated other comprehensive income (loss)           400          (21)
                                                    -------       -------
    Total stockholders' equity                      $39,952       $37,466
                                                    =======       =======

    Accumulated other comprehensive income (loss) consists of the net unrealized gain (loss) on securities classified as available-for-sale. At December 31, 2001, Croghan held $45,840,000 in available-for-sale securities with a net unrealized gain of $400,000, net of income taxes. This compares to holdings at December 31, 2000 of available-for-sale securities totaling $53,502,000 with a net unrealized loss of $21,000, net of income taxes. The net change of $421,000 in the unrealized gain (loss) was the result of lower market interest rates for debt securities at the end of 2001 as compared to 2000. This change in rates caused the market values of many of Croghan's securities to rise resulting in unrealized gains on many of those issues. Since management believes that none of its investment securities are permanently impaired, there were no charges to operations in either 2001 or 2000.

    Both the Corporation and the Bank are subject to the capital requirements that have been established by the Federal Reserve Board. To be considered as "well capitalized" under prompt corrective action provisions, the Bank must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2001, the Bank was deemed "well capitalized" with a Tier I risk-based capital ratio of 12.5% and a total risk-based capital ratio of 13.8%. Reference to Note 13, entitled "Regulatory Matters", in Croghan's Consolidated Financial Statements provides a detailed analysis of both the Corporation's and the Bank's capital amounts and related ratios.

LIQUIDITY
    Croghan's primary sources of liquidity are derived from its core deposit base and stockholders' equity position. Secondary liquidity is provided through daily adjustments in the federal funds sold or purchased positions, by actively managing the investment portfolio, and by the ability to borrow funds from correspondent banks under established lines of credit. At December 31, 2001, Croghan had a federal funds sold position of $7,700,000 which was invested with two of its correspondent banks. This compares to $700,000 in federal funds which were purchased from a correspondent bank at December 31, 2000. Federal funds sold are immediately available to Croghan for daily liquidity needs, whereas federal funds purchased must be repaid to correspondent banks on a daily basis.
    Croghan also maintains a portion of its assets in liquid form to meet anticipated customer loan demands and fund possible deposit account withdrawals. At December 31, 2001, liquid assets in the form of cash and due from banks totaled $13,649,000 or 3.7% of total assets. Croghan believes that these highly liquid assets, in addition to a staggered maturity schedule within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.
    Croghan's liquidity needs, primarily the need to pay Corporation expenses and quarterly cash dividends to shareholders, are funded by upstream-dividends from the Bank subsidiary. Dividends paid to the Corporation by the Bank totaled $1,725,000 in 2001, $1,617,000 in 2000, and $1,877,000 in 1999. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, and subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval of the State of Ohio Division of Financial Institutions provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, approximately $4,106,000 was available for dividends on January 1, 2002, without the need to obtain approval from the State Of Ohio Division of Financial Institutions.
    The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies, including those described above for "well-capitalized" institutions as established by the Federal Reserve Board. Failure to meet minimum capital requirements can result in the initiation of certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on Croghan's financial statements. Management believes, as of December 31, 2001 and 2000, that the Corporation and the Bank met all capital adequacy requirements which might apply.

INTEREST RATE RISK
    Interest rate risk is one of Croghan's most significant financial exposures. This risk, which is common to the financial institution sector, is an integral part of Croghan's operations and impacts the rate pricing strategy for essentially all loan and deposit products. The management and oversight for interest rate risk, including the establishment of acceptable guidelines, is the responsibility of the Asset/Liability Management Committee (ALCO). The ALCO committee, and the associated Asset/Liability Management Policy, seeks to quantify and monitor the risk, to adequately provide for liquidity needs, and to maximize net interest income by managing net interest yield.
    Croghan monitors its interest rate risk through a sensitivity analysis, which attempts to measure potential changes in future earnings and the fair values of its financial instruments, that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan's financial instruments using the interest rates in effect at December 31, 2001. To arrive at fair value estimates, the cash flows from Croghan's financial instruments are discounted at their approximated present values.

    Hypothetical changes in interest rates are applied to those financial instruments, and the cash flows and fair value estimations are then simulated. When calculating the net interest income estimations, hypothetical rates are applied to the financial instruments based upon the assumed cash flows. Croghan applies interest rate "shocks" to its financial instruments of 200 basis points (up and down) for the value of its equity and of 100 basis points (up and down) for its net interest income. The following table presents the potential sensitivity in Croghan's annual net interest income to a 100 basis-point (or 1.0%) change in market interest rates and the potential sensitivity in the present value of Croghan's equity if a sudden and sustained 200 basis-point (or 2.0%) change in market interest rates occurred:


                                                 DECEMBER 31, 2001   DECEMBER 31, 2001         ALCO GUIDELINES
                                                 -----------------   -----------------         ---------------
Annual Net Interest Income Impact                Change in Dollars   Change in Percent       For the Change
                                                       ($)                 (%)                in Percent (%)

    For a Change of + 100 Basis Points               (95,000)             (.59)                   (10.0)
    For a Change of - 100 Basis Points                86,000               .54                     10.0

Impact on the Net Present Value of Equity

    For a Change of + 200 Basis Points             (12,948,000)           (26.6)                  (30.0)
    For a Change of - 200 Basis Points               9,702,000             20.0                    30.0

    As indicated in the preceding table, the projected volatility of net interest income and of the net present value of equity at December 31, 2001 were within Croghan's established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

IMPACT OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS
    In June 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets" which addresses financial reporting and accounting for goodwill and other intangible assets acquired in a business combination. Under the provisions of Statement 142, goodwill will no longer be amortized but will be tested for impairment, which is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Croghan will be adopting the provisions of Statement 142 effective January 1, 2002, with respect to the goodwill resulting from the 1996 acquisition of Union Bancshares Corp.
    Croghan's goodwill amortization in 2001 totaled $638,000 and the unamortized balance in goodwill at December 31, 2001 totaled $6,113,000. As defined within the scope of the new accounting rules, Croghan obtained a goodwill valuation as of January 1, 2002. The valuation indicated that there was no goodwill impairment and consequently Croghan will not be required to report any goodwill impairment as of January 1, 2002. Croghan's goodwill will now be tested each year for possible impairment and written down when necessary.

                          INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio

We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
January 11, 2002

CROGHAN BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS


          ASSETS                                                                                DECEMBER 31,
                                                                                              2001       2000
                                                                                              ----       ----
                                                                                   (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)
CASH AND CASH EQUIVALENTS
  Cash and due from banks                                                                $  13,649          $  13,046
  Interest-bearing deposits in other banks                                                    --                    8
  Federal funds sold                                                                         7,700               --
                                                                                         ---------          ---------
       Total cash and cash equivalents                                                      21,349             13,054
                                                                                         ---------          ---------
SECURITIES
  Available-for-sale, at fair value                                                         45,840             53,502
  Held-to-maturity, at amortized cost, fair value of
    $5,802 in 2001 and $5,088 in 2000                                                        5,724              5,123
                                                                                         ---------          ---------
       Total securities                                                                     51,564             58,625
                                                                                         ---------          ---------

LOANS                                                                                      278,366            258,855
  Less:  Allowance for loan losses                                                           3,346              3,242
                                                                                         ---------          ---------
       Net loans                                                                           275,020            255,613
                                                                                         ---------          ---------

PREMISES AND EQUIPMENT, NET                                                                  6,133              6,756
ACCRUED INTEREST RECEIVABLE                                                                  2,270              2,738
GOODWILL                                                                                     6,113              6,751
OTHER ASSETS                                                                                 4,059              3,895
                                                                                         ---------          ---------

TOTAL ASSETS                                                                             $ 366,508          $ 347,432
                                                                                         =========          =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Demand, non-interest bearing                                                         $  38,453          $  34,865
    Savings, NOW and Money Market deposits                                                 122,651            114,993
    Time                                                                                   133,899            134,346
                                                                                         ---------          ---------
       Total deposits                                                                      295,003            284,204

  Federal funds purchased and securities sold under repurchase agreements                   12,721             14,009
  Federal Home Loan Bank borrowings                                                         16,000              9,000
  Dividends payable                                                                            421                402
  Other liabilities                                                                          2,411              2,351
                                                                                         ---------          ---------
       Total liabilities                                                                   326,556            309,966
                                                                                         ---------          ---------

STOCKHOLDERS' EQUITY
  Common stock, $12.50 par value.  Authorized 3,000,000 shares;
    issued and outstanding 1,914,109 shares and 1,912,458 shares
    in 2001 and 2000, respectively                                                          23,926             23,906
  Surplus                                                                                      117                102
  Retained earnings                                                                         15,509             13,479
  Accumulated other comprehensive income (loss):
    Net unrealized gain (loss) on available-for-sale securities                                400                (21)
                                                                                         ---------          ---------
       Total stockholders' equity                                                           39,952             37,466
                                                                                         ---------          ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $ 366,508          $ 347,432
                                                                                         =========          =========

   These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEARS ENDED DECEMBER 31,
                                                                          ------------------------
                                                                          2001       2000        1999
                                                                          ----       ----        ----
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
  Loans, including fees                                                  $22,697    $21,624    $19,900
  Securities:
    U.S. Treasury                                                            349        882      1,315
    Obligations of U.S. Government agencies and corporations               1,714      2,060      1,933
    Obligations of states and political subdivisions                         545        606        714
    Other                                                                    327        306        267
  Federal funds sold                                                         242        111        130
                                                                          ------     ------     ------

       Total interest and dividend income                                 25,874     25,589     24,259
                                                                          ------     ------     ------

INTEREST EXPENSE
  Deposits                                                                 9,461      9,811      9,782
  Other borrowings                                                         1,263      1,256        652
                                                                          ------     ------     ------

       Total interest expense                                             10,724     11,067     10,434
                                                                          ------     ------     ------

       Net interest income                                                15,150     14,522     13,825

PROVISION FOR LOAN LOSSES                                                    695        435        240
                                                                          ------     ------     ------

       Net interest income, after provision for loan losses               14,455     14,087     13,585
                                                                          ------     ------     ------

NON-INTEREST INCOME
  Trust income                                                               522        479        430
  Service charges on deposit accounts                                        936        920        829
  Gain on sale of securities                                                  41         --          2
  Gain on sale of loans                                                       --         --          4
  Other                                                                      884        903        707
                                                                          ------     ------     ------

       Total non-interest income                                           2,383      2,302      1,972
                                                                          ------     ------     ------

NON-INTEREST EXPENSES
  Salaries, wages and employee benefits                                    6,115      6,018      6,084
  Occupancy of premises                                                      631        627        632
  Amortization of goodwill                                                   638        638        638
  Other operating                                                          3,824      3,709      3,479
                                                                          ------     ------     ------

       Total non-interest expenses                                        11,208     10,992     10,833
                                                                          ------     ------     ------

       Income before federal income taxes                                  5,630      5,397      4,724

FEDERAL INCOME TAXES                                                       1,935      1,828      1,586
                                                                          ------     ------     ------

NET INCOME                                                               $ 3,695    $ 3,569    $ 3,138
                                                                         =======    =======    =======

NET INCOME PER SHARE, based on 1,913,362 shares in 2001,
  1,910,704 shares in 2000 and 1,906,120 shares in 1999, respectively    $  1.93    $  1.87    $  1.65
                                                                         =======    =======    =======



   These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                             YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                                             --------------------------------------------
                                                                                                          ACCUMULATED
                                                                                                             OTHER
                                                             COMMON                       RETAINED       COMPREHENSIVE
                                                             STOCK          SURPLUS       EARNINGS        INCOME (LOSS)     TOTAL
                                                             -----          -------       --------        -------------     -----
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE AT DECEMBER 31, 1998                                 $ 23,797       $      3       $  9,731        $    174        $ 33,705
Comprehensive income:
  Net income                                                     --             --            3,138            --             3,138
  Change in net unrealized gain (loss),
    net of reclassification adjustments
    and related income taxes                                     --             --             --              (539)           (539)
                                                                                                                           --------
       Total comprehensive income                                --             --             --              --             2,599
                                                                                                                           --------
Issuance of 4,454 shares of common stock                           56             71           --              --               127
Cash dividends declared, $.73 per share                          --             --           (1,392)           --            (1,392)
                                                             --------       --------       --------        --------        --------

BALANCE AT DECEMBER 31, 1999                                   23,853             74         11,477            (365)         35,039
                                                                                                                            -------
Comprehensive income:
  Net income                                                     --             --            3,569            --             3,569
  Change in net unrealized gain (loss),
    net of reclassification adjustments
    and related income taxes                                     --             --             --               344             344
                                                                                                                           --------
       Total comprehensive income                                --             --             --              --             3,913
                                                                                                                           --------
Issuance of 4,250 shares of common stock                           53             28           --              --                81
Cash dividends declared, $.82 per share                          --             --           (1,567)           --            (1,567)
                                                             --------       --------       --------        --------        --------

BALANCE AT DECEMBER 31, 2000                                   23,906            102         13,479             (21)         37,466
                                                                                                                           --------
Comprehensive income:
  Net income                                                     --             --            3,695            --             3,695
  Change in net unrealized gain (loss),
    net of reclassification adjustments
    and related income taxes                                     --             --             --               421             421
                                                                                                                            -------
       Total comprehensive income                                --             --             --              --             4,116
                                                                                                                            -------
Issuance of 1,651 shares of common stock                           20             15           --              --                35
Cash dividends declared, $.87 per share                          --             --           (1,665)           --            (1,665)
                                                             --------       --------       --------        --------        --------

BALANCE AT DECEMBER 31, 2001                                 $ 23,926       $    117       $ 15,509        $    400        $ 39,952
                                                             ========       ========       ========        ========        ========


   These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                YEARS ENDED DECEMBER 31,
                                                                                ------------------------
                                                                            2001          2000          1999
                                                                            ----          ----          ----
                                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                              $  3,695         $  3,569         $  3,138
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                                           1,258            1,305            1,268
     Provision for loan losses                                                 695              435              240
     Write-down on impairment of premises                                      248               --               --
     Deferred federal income taxes                                            (170)             (65)             156
     Federal Home Loan Bank stock dividends                                   (109)            (111)             (99)
     Increase in cash value of split-dollar life insurance policies           (171)            (154)             (97)
     Net amortization of security premiums and discounts                       159               90               96
     Provision for deferred compensation                                        58               35               25
     Gain on sale of securities                                                (41)              --               (2)
     Gain on sale of loans                                                      --               --               (4)
     Loss on disposal of equipment                                               1                1               16
     Decrease (increase) in accrued interest receivable                        468             (132)             146
     Decrease (increase) in other assets                                        49              206              (25)
     Increase (decrease) in other liabilities                                  (41)             369             (290)
                                                                           -------           ------           ------

       Net cash provided by operating activities                             6,099            5,548            4,568
                                                                           -------           ------           ------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of securities                                    34,045           26,811           30,827
  Proceeds from sales of available-for-sale securities                       5,041               --            2,000
  Proceeds from sale of loans                                                   --               --              869
  Proceeds from sale of equipment                                               --               13                5
  Proceeds from cancellation of life insurance policy                          455               --               --
  Payment of single premiums on split-dollar life insurance policies          (450)              --           (3,094)
  Purchase of securities:
    Available-for-sale                                                     (30,882)          (6,749)         (26,749)
    Held-to-maturity                                                          (514)            (713)          (8,088)
  Net increase in loans                                                    (20,153)         (19,835)          (1,383)
  Additions to premises and equipment                                         (243)            (313)            (168)
                                                                           -------           ------           ------

       Net cash used in investing activities                               (12,701)            (786)          (5,781)
                                                                           -------           ------           ------


CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                   2001          2000          1999
                                                                   ----          ----          ----
                                                                          (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                          $ 10,799          $(10,301)         $ (6,728)
  Increase (decrease) in federal funds purchased and
    securities sold under repurchase agreements                  (1,288)            2,247             2,622
  Borrowed funds:
    Proceeds                                                     14,000             7,000             5,000
    Repayments                                                   (7,000)           (5,000)           (1,335)
  Proceeds from issuance of common stock                             35                81               127
  Cash dividends paid                                            (1,646)           (1,528)           (1,314)
  Payment of deferred compensation                                   (3)             --                --
                                                               --------          --------          --------

       Net cash provided by (used in) financing activities       14,897            (7,501)           (1,628)
                                                               --------          --------          --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              8,295            (2,739)           (2,841)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   13,054            15,793            18,634
                                                               --------          --------          --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $ 21,349          $ 13,054          $ 15,793
                                                               ========          ========          ========

SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:
    Interest                                                   $ 10,893          $ 11,033          $ 10,732
                                                               ========          ========          ========

    Federal income taxes                                       $  2,120          $  1,765          $  1,445
                                                               ========          ========          ========

  Non-cash operating activities:
    Change in deferred income taxes on net unrealized
     gain (loss) on available-for-sale securities              $    217          $    177          $   (278)
                                                               ========          ========          ========

  Non-cash investing activities:
    Change in net unrealized gain (loss) on
     available-for-sale securities                             $    638          $    521          $   (817)
                                                               ========          ========          ========

    Transfer of securities from held-to-maturity
     to available-for-sale                                     $   --            $ 31,828          $   --
                                                               ========          ========          ========

    Transfer of loans to other real estate owned               $     50          $   --            $   --
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

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant area involving the use of management's estimates and assumptions is the allowance for loan losses.

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

CASH AND CASH EQUIVALENTS
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

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

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and dividends on securities.

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

The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card and other personal loans are typically charged-off no later than 180 days past due. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

GOODWILL
Goodwill arising from the 1996 purchase of Union Bancshares Corp. is being amortized on a straight-line basis over a period of 15 years. Amortization of goodwill will cease effective January 1, 2002, as more fully described in Note 17.

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

The Bank is not currently subject to state and local income taxes.

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

CROGHAN BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 1 - SECURITIES
 The amortized cost and fair value of securities as of December 31, 2001 and 2000 are as follows:


                                                                         2001                   2000
                                                                         ----                   ----
                                                                 AMORTIZED      FAIR      AMORTIZED      FAIR
                                                                    COST        VALUE        COST        VALUE
                                                                    ----        -----        ----        -----
                                                                             (DOLLARS IN THOUSANDS)
Available-for-sale:
  U.S. Treasury securities                                        $ 1,017    $ 1,038    $11,998    $12,014
  Obligations of U.S. Government agencies and corporations         34,105     34,620     29,194     29,082
  Obligations of states and political subdivisions                 10,112     10,182     12,342     12,406
                                                                   ------     ------     ------     ------
       Total available-for-sale                                    45,234     45,840     53,534     53,502
Held-to-maturity - other securities                                 5,724      5,802      5,123      5,088
                                                                   ------     ------     ------     ------
Total                                                             $50,958    $51,642    $58,657    $58,590
                                                                  =======    =======    =======    =======


A summary of gross unrealized gains and losses on securities at December 31, 2001 and 2000 follows:


                                                                          2001                 2000
                                                                          ----                 ----
                                                                    GROSS        GROSS        GROSS       GROSS
                                                                  UNREALIZED   UNREALIZED   UNREALIZED  UNREALIZED
                                                                    GAINS        LOSSES       GAINS        LOSSES
                                                                    -----        ------       -----        ------
                                                                              (DOLLARS IN THOUSANDS)
Available-for-sale:
  U.S. Treasury securities                                         $ 21           $--         $ 23       $  8
  Obligations of U.S. Government agencies and corporations          627            112          23        135
  Obligations of states and political subdivisions                  123             53          75         10
                                                                   ----           ----        ----       ----
       Total available-for-sale                                     771            165         121        153
Held-to-maturity - other securities                                  78            --          --          35
                                                                   ----           ----        ----       ----
Total                                                              $849           $165        $121       $188
                                                                   ====           ====        ====       ====

Effective October 1, 2000, the Corporation transferred held-to-maturity securities with an amortized cost of $31,828,000 and fair value of $31,642,000 into the available-for-sale category. The effect of such transfer is further described in Note 8.

The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                  AVAILABLE-FOR-SALE             HELD-TO-MATURITY
                                                  ------------------             ----------------
                                               AMORTIZED        FAIR         AMORTIZED         FAIR
                                                 COST           VALUE          COST           VALUE
                                                 ----           -----          ----           -----
                                                               (DOLLARS IN THOUSANDS)
Due in one year or less                         $ 7,179        $ 7,259        $   500        $   504
Due after one year through five years            19,202         19,738          2,004          2,077
Due after five years through ten years            6,649          6,624            513            514
Due after ten years                              12,204         12,219            -              -
Other securities having no maturity date            -              -            2,707          2,707
                                                -------        -------        -------        -------
Total                                           $45,234        $45,840        $ 5,724        $ 5,802
                                                =======        =======        =======        =======

Securities with a carrying value of $38,657,000 at December 31, 2001 and $37,236,000 at December 31, 2000 were pledged to secure public deposits and for other purposes as required or permitted by law.

Other securities primarily consists of corporate obligations and investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank stock amounted to $1,691,000 and $1,582,000 at December 31, 2001 and 2000, respectively. The
Bank's investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 at December 31, 2001 and 2000.

Proceeds from the sales of securities available-for-sale amounted to $5,041,000 in 2001 and $2,000,000 in 1999. Gross gains realized from sales amounted to $41,000 in 2001 and $2,000 in 1999, with the income tax provision applicable to such gains amounting to $14,000 in 2001 and $1,000 in 1999. There were no gross realized losses in 2001 and 1999 and no security sales in 2000.

NOTE 2 - LOANS

Loans at December 31, 2001 and 2000 consist of the following:

                                               2001       2000
                                             --------   --------
                                           (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural       $ 32,648   $ 31,040
Real estate - residential mortgage            112,497    110,388
Real estate - non-residential mortgage         72,036     63,059
Real estate - construction                     10,762        960
Consumer                                       47,831     50,714
Credit card                                     2,592      2,694
                                             --------   --------
Total                                        $278,366   $258,855
                                             ========   ========

Fixed rate loans amounted to $172,911,000 at December 31, 2001 and $147,195,000 at December 31, 2000.

The Bank's investment in impaired loans amounted to $1,282,000 at December 31, 2001 and $307,000 at December 31, 2000. No valuation allowance has been provided on such loans as the Bank has adjusted the outstanding principal balance of such loans to an amount representing the estimated value of the underlying collateral with a corresponding charge to the allowance for loan losses.

                                                               2001   2000    1999
                                                               ----   ----    ----
                                                             (DOLLARS IN THOUSANDS)
Average investment in impaired loans                         $1,639   $362    $164
                                                             ======   ====    ====

Interest income recognized on impaired loans                  $  95   $  8    $ 27
                                                             ======   ====    ====

Interest income recognized on a cash basis on impaired loans  $  95   $  8    $ 27
                                                             ======   ====    ====

No additional funds are committed to be advanced in connection with impaired loans.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $7,945,000 and $8,019,000 at December 31, 2001 and 2000,
respectively. The following is a summary of activity during 2001 and 2000 for such loans:

           BALANCE AT                                       BALANCE
           BEGINNING        ADDITIONS    REPAYMENTS         AT END
           ---------        ---------    ----------         ------
                            (DOLLARS IN THOUSANDS)

2001        $8,019          $11,122       $11,196           $7,945
            ======          =======       =======           ======

2000        $8,186          $ 5,399       $ 5,566           $8,019
            ======          =======       =======           ======

Additions and repayments include loan renewals.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, the Village of Green Springs, and the northwest portion of Huron County. As of December 31, 2001 and 2000, the Bank's loans to borrowers in the agriculture industry represent the single largest industry and amounted to $12,107,000 and $11,823,000, respectively. Agricultural loans are generally secured by property, equipment and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 3 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999:

                                       2001       2000       1999
                                      ------     ------     ------
                                         (DOLLARS IN THOUSANDS)
Balance at beginning of year          $3,242     $3,196     $3,418
Provision charged to operations          695        435        240
Loans charged-off                       (829)      (746)      (630)
Recoveries of loans charged-off          238        357        168
                                      ------     ------     ------
Balance at end of year                $3,346     $3,242     $3,196
                                      ======     ======     ======

NOTE 4 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2001 and 2000:

                                        2001       2000
                                       ------     ------
                                     (DOLLARS IN THOUSANDS)
Land and improvements                  $1,013     $1,013
Buildings                               7,917      7,902
Equipment                               4,080      3,909
                                       ------     ------
                                       13,010     12,824
Accumulated depreciation                6,877      6,068
                                       ------     ------
Premises and equipment, net            $6,133     $6,756
                                       ======     ======

Depreciation of premises and equipment amounted to $617,000 in 2001, $746,000 in 2000 and $765,000 in 1999.

Management has determined that the Bank's Clyde, Ohio facilities are inadequate to meet the future needs of the Bank and plans to relocate to another facility in Clyde in 2002 or 2003. An impairment loss of $248,000 has been recognized in 2001 relating to the existing Clyde facilities and is included in other operating expenses in the accompanying 2001 consolidated statement of operations. Such loss has been determined based on an independent appraisal of the existing facilities, as well as an estimate of the net cash flows anticipated to be received from the Clyde operations prior to relocation.

NOTE 5 - DEPOSITS

Time deposits at December 31, 2001 and 2000 include individual deposits of $100,000 and over amounting to $26,688,000 and $21,846,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,340,000 for 2001, $1,263,000 for 2000 and $1,267,000 for 1999.

At December 31, 2001, the scheduled maturities of time deposits were as follows (dollars in thousands):

2002                       $ 85,136
2003                         23,325
2004                         19,958
2005                          3,165
2006                          1,963
2007 and after                  352
                           --------
Total                      $133,899
                           ========

NOTE 6 - FEDERAL HOME LOAN BANK BORROWINGS

At December 31, 2001 and 2000, Federal Home Loan Bank borrowings consist of the following:

                                                            2001       2000
                                                          (Dollars in thousands)
Secured note, with interest at 5.49%, due January 2003    $ 1,000     $  -
Secured note, with interest at 5.09%, due February 2003     5,000        -
Secured note, with interest at 4.93%, due December 2003     5,000        -
Secured note, with interest at 5.49%, due February 2004     1,000        -
Secured note, with interest at 5.10%, due June 2004         2,000        -
Secured note, with interest at 5.14%, due October 2005      2,000      2,000
Secured note, with interest at 6.23%, due June 2001           -        2,000
Secured note, with interest at 6.26%, due June 2001           -        5,000
                                                          -------     ======
Total Federal Home Loan Bank borrowings                   $16,000     $9,000
                                                          =======     ======

Interest is payable monthly on the notes which are secured by stock in the Federal Home Loan Bank of Cincinnati and all eligible mortgage loans.

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

NOTE 8 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2001, 2000 and 1999:


                                                                             2001      2000       1999
                                                                             -----     -----     ------
                                                                               (DOLLARS IN THOUSANDS)
Unrealized gains (losses) on available-for-sale securities                   $ 679     $ 707     $ (815)
Transfer of held-to-maturity securities to available-for-sale category         -        (186)       -
Reclassification adjustments for securities gains included in income           (41)        -         (2)
                                                                             -----     -----     ------

       Net unrealized gains (losses)                                           638       521       (817)

Tax effect                                                                    (217)     (177)       278
                                                                             -----     -----     ------
Net-of-tax amount                                                            $ 421     $ 344     $ (539)
                                                                             =====     =====     ======

NOTE 9 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 2001, 2000 and 1999:

                                           2001      2000      1999
                                          ------    ------    ------
                                             (DOLLARS IN THOUSANDS)
Equipment                                  $ 809     $ 832     $ 805
Postage, stationery and supplies             410       476       455
State franchise and other taxes              370       365       338
Professional and examination fees            472       378       275
MasterCard franchise and processing fees     298       332       322
Other                                      1,465     1,326     1,284
                                          ------    ------    ------
Total other operating expenses            $3,824    $3,709    $3,479
                                          ======    ======    ======

NOTE 10 - FEDERAL INCOME TAXES
The provision for federal income taxes consists of the following for 2001, 2000 and 1999:

                                 2001       2000       1999
                                ------     ------     ------
                                   (DOLLARS IN THOUSANDS)
Current                         $2,105     $1,893     $1,430
Deferred                          (170)       (65)       156
                                ------     ------     ------
Total                           $1,935     $1,828     $1,586
                                ======     ======     ======

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:


                                                                      2001            2000            1999
                                                                     -------         -------         -------
                                                                             (DOLLARS IN THOUSANDS)
Expected tax using statutory tax rate of 34%                         $ 1,914         $ 1,835         $ 1,606
Increase (decrease) in tax resulting from:
  Tax-exempt income on state and municipal securities
    and political subdivision loans                                     (185)           (203)           (240)
  Interest expense associated with carrying certain state and
    municipal securities and political subdivision loans                  25              30              34
  Amortization of goodwill                                               217             217             217
  Increase in cash value of life insurance policies, net
    of gain from cancellation of policy in 2001                          (43)            (52)            (33)
  Other, net                                                               7               1               2
                                                                     -------         -------         -------
Total                                                                $ 1,935         $ 1,828         $ 1,586
                                                                     =======         =======         =======

The deferred federal income tax provision (credit) of ($170,000) for 2001, ($65,000) for 2000 and $156,000 for 1999 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:


                                                           2001            2000
                                                          -------         -------
                                                           (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Allowance for loan losses                               $   717         $   682
  Accrued expenses and other                                  188             144
  Unrealized loss on securities available-for-sale            -                11
                                                          -------         -------
       Total deferred tax assets                              905             837
                                                          -------         -------

Deferred tax liabilities:
  Unrealized gain on securities available-for-sale           (206)            -
  Purchase accounting basis difference                       (472)           (596)
  Depreciation of premises and equipment                     (161)           (175)
  Federal Home Loan Bank stock dividends                     (241)           (204)
  Deferred loan costs                                        (141)           (159)
  Other                                                       (78)            (50)
                                                          -------         -------

       Total deferred tax liabilities                      (1,299)         (1,184)
                                                          -------         -------
Net deferred tax liabilities                              $  (394)        $  (347)
                                                          =======         =======

The net deferred tax liabilities at December 31, 2001 and 2000 are included in other liabilities in the consolidated balance sheets.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2001 and 2000.

NOTE 11 - RETIREMENT PLANS

The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both a profit sharing and employer matching contribution. In 1998, the Plan elected to permit investing in the Corporation's stock subject to various limitations. The Bank's profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2001, 2000 and 1999 amounted to $245,000, $269,000, and $279,000, respectively. The issuance of common stock by the Corporation in 2001, 2000 and 1999 represented shares purchased by the Plan and as of December 31, 2001, the Plan holds 10,135 shares of the Corporation's common stock.

During 1999, the bank entered into split-dollar life insurance policies with certain officers of the Bank to provide for supplemental retirement benefits. Such policies required the payment of single premiums aggregating $3,094,000. The cash value of all policies amounted to $3,511,000 and $3,345,000 at December 31, 2001 and 2000, respectively, and such amounts are included in other assets in the accompanying consolidated balance sheets.

In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits. Such liability amounts to $115,000 at December 31, 2001 and $60,000 at December 31, 2000 and is included in other liabilities in the accompanying consolidated balance sheets.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2001 and 2000:

                                    CONTRACT AMOUNT
                                     2001       2000
                                   -------    -------
                                 (DOLLARS IN THOUSANDS)
Commitments to extend credit       $50,173    $53,403
                                   =======    =======
Letters of credit                  $ 5,046    $ 5,997
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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2001, letters of credit totalling $746,000 expire in 2002; $200,000 expire in 2004; $100,000 expire in 2005; and
$4,000,000 expire in 2010. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 13 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2001 and 2000 are also presented in the following table:


                                                                                                                   MINIMUM TO BE
                                                                                                                 WELL CAPITALIZED
                                                                                    MINIMUM                         UNDER PROMPT
                                                                                    CAPITAL                          CORRECTIVE
                                                        ACTUAL                    REQUIREMENT                     ACTION PROVISIONS
                                                        ------                    -----------                     ------ ----------
                                                 AMOUNT     RATIO        AMOUNT       RATIO                        AMOUNT     RATIO
                                                 ------     -----        ------       -----                        ------     -----
                                                                              (DOLLARS IN THOUSANDS)
As of December 31, 2001:
  Total Capital (to Risk-Weighted Assets)
     Consolidated                                $36,741    13.9%       $21,136    greater than or equal to 8.0%      N/A    N/A
     Bank                                         36,412    13.8%        21,116    greater than or equal to 8.0%   $26,395   10.0%
  Tier I Capital (to Risk-Weighted Assets)
     Consolidated                                $33,438    12.7%       $10,568    greater than or equal to 4.0%      N/A    N/A
     Bank                                         33,112    12.5%        10,558    greater than or equal to 4.0%   $15,837    6.0%
  Tier I Capital (to Average Assets)
     Consolidated                                $33,438     9.5%       $14,124    greater than or equal to 4.0%      N/A    N/A
     Bank                                         33,112     9.4%        14,114    greater than or equal to 4.0%   $17,643    5.0%
As of December 31, 2000:
  Total Capital (to Risk-Weighted Assets)
     Consolidated                                $33,769    13.9%       $19,398    greater than or equal to 8.0%      N/A    N/A
     Bank                                         33,419    13.8%        19,372    greater than or equal to 8.0%   $24,222   10.0%
  Tier I Capital (to Risk-Weighted Assets)
     Consolidated                                $30,735    12.7%       $ 9,699    greater than or equal to 4.0%      N/A    N/A
     Bank                                         30,389    12.5%         9,689    greater than or equal to 4.0%   $14,533    6.0%
  Tier I Capital (to Average Assets)
     Consolidated                                $30,735     9.0%       $13,647    greater than or equal to 4.0%      N/A    N/A
     Bank                                         30,389     8.9%        13,635    greater than or equal to 4.0%   $17,044    5.0%

On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $4,106,000 was available for dividends on January 1, 2002, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

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

NOTE 14 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 are as follows:


                   CONDENSED BALANCE SHEETS                                        2001           2000
                                                                                 --------        --------
                                                                                 (DOLLARS IN THOUSANDS)
Assets:
  Cash                                                                           $     25        $     61
  Dividends receivable from subsidiary                                                421             402
  Investment in subsidiary                                                         39,626          37,120
  Security - held-to-maturity, at amortized cost (fair value of $250,000)             250             250
  Other assets                                                                         59              35
                                                                                 --------        --------
Total assets                                                                     $ 40,381        $ 37,868
                                                                                 ========        ========

Liability - dividends and other payables                                         $    429        $    402
                                                                                 --------        --------
Stockholders' equity:
  Common stock                                                                     23,926          23,906
  Surplus                                                                             117             102
  Retained earnings                                                                15,509          13,479
  Accumulated other comprehensive income (loss)                                       400             (21)
                                                                                 --------        --------
       Total stockholders' equity                                                  39,952          37,466
                                                                                 --------        --------

Total liabilities and stockholders' equity                                       $ 40,381        $ 37,868
                                                                                 ========        ========



                 CONDENSED STATEMENTS OF OPERATIONS                       2001     2000             1999
                                                                        -------  --------         --------
                                                                              (DOLLARS IN THOUSANDS)

Income - dividends from subsidiary                                      $ 1,725  $  1,617         $  1,877
Expenses - Professional fees and other expenses,
  net of federal income tax benefit                                        115         69               39
                                                                        -------  --------         --------
       Income before equity in undistributed
         net income of subsidiary                                         1,610     1,548            1,838

Equity in net income of subsidiary, less dividends                        2,085     2,021            1,300
                                                                        -------  --------         --------
Net income                                                              $ 3,695  $  3,569         $  3,138
                                                                        =======  ========         ========

                 CONDENSED STATEMENTS OF CASH FLOWS


                                                                 2001            2000            1999
                                                               -------         -------         -------
                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income                                                   $ 3,695         $ 3,569         $ 3,138
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Equity in net income of subsidiary, less dividends         (2,085)         (2,021)         (1,300)
     Increase in dividends receivable                              (19)            (39)            (78)
     Decrease (increase) in other assets                           (24)            (14)             24
     Increase (decrease) in other liabilities                        8             -               (17)
                                                               -------         -------         -------
       Net cash provided by operating activities                 1,575           1,495           1,767
                                                               -------         -------         -------

Cash flows from investing activities:
  Purchase of held-to-maturity security                            -               -              (250)
                                                               -------         -------         -------
Cash flows from financing activities:
  Proceeds from issuance of common stock                            35              81             127
  Repayments of borrowed funds                                     -               -              (335)
  Cash dividends paid                                           (1,646)         (1,528)         (1,314)
                                                               -------         -------         -------
       Net cash used in financing activities                    (1,611)         (1,447)         (1,522)
                                                               -------         -------         -------
       Net increase (decrease) in cash                             (36)             48              (5)

Cash at beginning of the year                                       61              13              18
                                                               -------         -------         -------
Cash at end of the year                                        $    25         $    61         $    13
                                                               =======         =======         =======


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments at December 31, 2001 and 2000 are as follows:


                                                          2001                          2000
                                                          ----                          ----
                                                               ESTIMATED                       ESTIMATED
                                                CARRYING         FAIR          CARRYING           FAIR
                                                 AMOUNT          VALUE           AMOUNT          VALUE
                                                --------        --------        --------        --------
                                                                 (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
  Cash and cash equivalents                     $ 21,349        $ 21,349        $ 13,054        $ 13,054
  Securities                                      51,564          51,642          58,625          58,590
  Loans, net                                     275,020         275,061         255,613         253,968
                                                --------        --------        --------        --------

Total                                           $347,933        $348,052        $327,292        $325,612
                                                ========        ========        ========        ========
FINANCIAL LIABILITIES
  Deposits                                      $295,003        $295,497        $284,204        $284,346
  Federal funds purchased and securities
    sold under repurchase agreements              12,721          12,721          14,009          14,009
  Federal Home Loan Bank borrowings               16,000          16,872           9,000           9,000
                                                --------        --------        --------        --------
Total                                           $323,724        $325,090        $307,213        $307,355
                                                ========        ========        ========        ========

The preceding summary does not include accrued interest receivable, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 2001 and 2000. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $55,219,000 at December 31, 2001 and $59,400,000 at December 31, 2000. Such
amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, interest-bearing deposits and federal funds sold) because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

Securities:

The fair value of securities (both available-for-sale and held-to-maturity) is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.

Loans:

Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of federal funds purchased and securities sold under repurchase agreements is determined to be the carrying amount since these financial instruments represent obligations which are due on demand. The fair value of borrowed funds is determined based on a discounted cash flow analysis.

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

The Bank entered into an employment agreement with its President and Chief Executive Officer in April 2001. Upon the occurrence of certain types of termination of employment, the Bank is required to make specified severance payments if termination occurs within the initial three year term of the agreement or pursuant to certain change in control transactions.

NOTE 17 - NEW ACCOUNTING PRONOUNCEMENT

In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (Statement
142). Under Statement 142, goodwill will no longer be amortized but will be subject to an annual impairment test. Impairment of value results when the fair value of goodwill associated with an acquisition is less than the carrying value.

The Corporation will adopt the provisions of Statement 142 effective January 1, 2002. Based on the results of an independent valuation of the goodwill resulting from the 1996 acquisition of Union Bancshares Corp., there will be no initial impairment adjustment as of January 1, 2002 and no impairment adjustment is expected for the year 2002. Consequently, the impact of the adoption of Statement 142 will result in an increase in 2002 net income of $638,000.

            This information is an integral part of the accompanying
                       consolidated financial statements.

DIRECTORS OF CROGHAN BANCSHARES, INC.
AND THE CROGHAN COLONIAL BANK

JAMES E. BOWLUS                        ALLAN E. MEHLOW
 President & Treasurer                  Sr. Vice President & Chief Financial Officer
 Fremont Candy & Cigar, Inc.            The Croghan Colonial Bank

STEVEN C. FUTRELL                     ROBERT H. MOYER
 President & Chief Executive Officer    Chairman
 The Croghan Colonial Bank              WMOG, Inc.

CLAIRE F. JOHANSEN                    K. BRIAN PUGH
 Retired                                President & Chief Executive Officer
                                        Clyde Parts Company, Inc.

JOHN P. (PHIL) KELLER                 J. TERRENCE WOLFE
 Vice President                         Retired
 Keller-Ochs-Koch Funeral Home, Inc.

STEPHEN A. KEMPER                     CLAUDE E. YOUNG
 Owner                                  Chairman
 Kemper Iron & Metal Company            Progress Plastic Products, Inc.

DANIEL W. LEASE                       GARY L. ZIMMERMAN
 Vice President                         Vice President
 Whetstone Technology, LLC              Swint-Reineck Hardware, Inc.

DIRECTORS EMERITI

     JANET E. BURKETT          TED L. HILTY          THOMAS F. HITE          DON W. MILLER

     ALBERT C. NICHOLS          DONALD B. SLESSMAN          CLEMENS J. SZYMANOWSKI

OFFICERS OF CROGHAN BANCSHARES, INC.

     STEVEN C. FUTRELL
        President and Chief Executive Officer

     BARRY F. LUSE
        Vice President and Secretary

     ALLAN E. MEHLOW
        Vice President and Treasurer

OFFICERS OF THE CROGHAN COLONIAL BANK


                                 ADMINISTRATIVE
                                STEVEN C. FUTRELL
                                 President & CEO

FINANCIAL                   LENDING                     RETAIL
---------                   -------                     ------
ALLAN E. MEHLOW             WILLIAM C. HENSLEY          JODI A. ALBRIGHT
 Senior Vice President       Vice President               Vice President
 Chief Financial Officer     Chief Lending Officer        Retail Services Manager

JOHN C. HOFFMAN             JAMES A. DRAEGER            BANKING CENTERS
 Controller                  Vice President             ---------------
                             OIC Real Estate Loans        Robert L. Overmyer
                                                          Assistant Vice President
                                                          Main Office Sales Manager
HUMAN RESOURCES
---------------            JAMES R. WALTERS
PAMELA J. SWINT              Vice President            JUDITH A. GANGWER
 Human Resources Manager     Real Estate Loans            Main Office Service Manager

TRUST DEPARTMENT           JEFFREY L. GEARY            SANDRA S. REED
----------------             Vice President               West Branch Sales Manager
Barry F. Luse                OIC Commercial Loans
 Vice President
 Trust Officer

                                                       JOSEPHINE L. WEYER
RICHARD G. STEIN           JEFFERY C. HUBER              East Branch Sales Manager
 Assistant Vice President    Vice President
 Trust Officer               Commercial Loan Officer

                                                       COLEEN O. MILLER
                                                         East Branch Service Manager
                           GREGG C. COLEMAN
OPERATIONS                   Assistant Vice President  JAMI L. SEVERS
----------                   OIC Consumer Loans          Ballville Sales Manager
MICHAEL J. HARTENSTEIN
 Operations Officer
                           DAVID M. SABO
                             Assistant Vice President  MARILYN J. HUMBERT
TERRY A. SCHROEDER           Commercial Loan Officer     Green Springs Service Manager
 Information Systems Manager

                                                       DEE A. BLACKBURN
                           RONALD T. GOEHRING            Bellevue Sales Manager
                             Credit Services Manager

                                                       RICHARD E. LAWRIE
                           GARY L. POLLOCK               Bellevue Service Manager
                             Secondary Market Manager

                                                       LOU ANNE SITTERLY
                           NANCY C. RODDY                Monroeville Sales Manager
                             Loan Officer

                           SUSAN K. STRAUBE
                             Credit Services Team Leader

                           JEFF D. WILSON
                             Loan Officer