Form 10-K, Exhibit 13
period 2003-12-31
CROGHAN BANCSHARES INC
filed 2004-03-19
CIK 887149

                                                                      Exhibit 13




2003
CROGHAN
BANCSHARES,
INC.

                    ANNUAL REPORT




                     CUSTOMERS

        "CROGHAN BANCSHARES HAS
 NEVER BEEN BIGGER, STRONGER OR
 MORE STABLE THAN WE ARE TODAY.

                    COLLEAGUES

THIS IS DUE IN NO SMALL MEASURE
TO OUR CORE VALUES - CUSTOMERS,
     COLLEAGUES AND COMMUNITY."

                     COMMUNITY



                                                          (GRAPHIC OF HANDSHAKE)

                                            (GRAPHIC OF CUSTOMERS AND EMPLOYEES)

                                     (GRAPHIC OF MOTHER AND CHILD AT SCHOOL BUS)

                        VISION

                        OUR VISION IS TO HAVE THE CROGHAN COLONIAL BANK BE THE PREFERRED CHOICE FOR THE FINANCIAL SERVICES IN SANDUSKY COUNTY, PORTIONS OF HURON, SENECA, ERIE, AND OTTAWA COUNTIES AND THEIR IMMEDIATE NEIGHBORING AREAS.

                        MISSION

                        OUR MISSION IS TO OPERATE AS AN INDEPENDENT COMMUNITY BANK DEDICATED TO PROVIDING ITS CUSTOMERS WITH HIGH QUALITY FINANCIAL SERVICES AT REASONABLE PRICES, TO PROVIDE A RETURN ON INVESTMENT TO OUR SHAREHOLDERS, AND TO PROVIDE OUR EMPLOYEES WITH A REWARDING PLACE TO WORK.

(GRAPHIC OF PHOTO CUTOUTS WITH IDENTIFYING NUMBERS)

1. CLAUDE E. YOUNG

2. J. TERRENCE WOLFE

3. JAMES E. BOWLUS

4. STEPHEN A. KEMPER

5. ALLAN E. MEHLOW

6. DANIEL W. LEASE

7. GARY L. ZIMMERMAN

8. MICHAEL D. ALLEN, SR.

9. ROBERT H. MOYER

10. STEVEN C. FUTRELL

11. CLAIRE F. JOHANSEN

12. JOHN P. KELLER

                          (PHOTO OF NAMED INDIVIDUALS)

                                                                       DIRECTORS

                                                              STRENGTH IN VISION

                              (PHOTO OF DIRECTORS)

CROGHAN BANCSHARES, INC.

CONTENTS

Financial Highlights                                                           1

President's Letter                                                             2

Description of the Corporation and Common Stock Information                    3

Selected Financial Data                                                        4

Management's Discussion and Analysis                                           5

Independent Auditor's Report                                                  16

Consolidated Financial Statements                                             17

FINANCIAL HIGHLIGHTS

                                                                                       PERCENT
                                                     2003               2002           CHANGE
For the year:
   Net income                                    $  5,428,000       $  5,137,000         5.7%
   Income per common share                               2.86               2.69         6.3%
   Dividends per common share                            1.09               1.00         9.0%

   Return on average assets                             1.39%              1.37%
   Return on average stockholders' equity              12.07%             12.27%

At year end:
   Assets                                        $402,773,000       $387,330,000         4.0%
   Loans                                          306,292,000        287,951,000         6.4%
   Securities                                      64,236,000         71,437,000       (10.1)%
   Deposits                                       312,407,000        302,888,000         3.1%
   Stockholders' equity                            46,196,000         43,462,000         6.3%

   Book value per common share                   $      24.32       $      22.86         6.4%
   Stockholders' equity to total assets                11.47%             11.22%

   Number of stockholders of record                       779                779         0.0%
   Number of full-time equivalent employees               142                141         0.7%

                               PRESIDENT'S LETTER

To our Shareholders,

As I reflect on 2003, a year when we faced many challenges in the banking industry, I am proud to report that Croghan generated record earnings, a 5.7% increase over prior year Net Income. In spite of the low interest rate environment placing additional pressure on our margin, and a slow recovering economy, management and staff contributed to a performance that led to a 1.39% Return on Average Assets, and a 12.07% Return on Average Equity. Our efficiency ratio of 55.61% reflects our strong desire to proactively manage productivity. Shareholder value was enhanced with a dividend payout of $1.09 per share representing a 9% increase over prior year, and stock appreciation of $6.25 per share. As we continue to move forward, we do so by recognizing the importance of financial performance in building a strong and stable financial institution.

To position ourselves for the future requires that we accomplish what we set out to do. Execution is key, and in 2003 we continued to improve on the basics while introducing new ways of doing business. We introduced a performance based compensation program called Stakeholders, which is based on the concept of behavior change to achieve exceptional results. Stakeholders is available to all employees and reflects the team approach to achieving results.

We continued to change processes and procedures, focusing in the loan area, to improve the quality of our credit administration. We made investments in technology including the replacement of our mainframe computer, which gives us greater flexibility and improved service performance. With our increased emphasis on business banking, we piloted an Internet banking service that allows business customers a better way to manage their cash in addition to a messenger courier service to expand into new markets. We completed a significant capital investment in the Bellevue community, resulting in a state-of-the-art designed banking center to include an Internet Cafe. This project allowed us to consolidate two separate offices into one facility. Product development continued, and once completed in 2004, will allow us to improve our core retail deposit products with value added benefits. A new marketing director was added as we address the need to improve our marketing and merchandising for product and branding opportunities. We have begun the process of introducing Private Banking with the hiring of an experienced private banker to lead this new program at Croghan.

People, and the close personal relationship we have with our customers, continue to be at the forefront of our mission at Croghan. New people continue to join Croghan. In the past year, we welcomed many new faces, to include: Tom Elder, VP and Chief Lending Officer; Marty Folger, VP Commercial Loan Officer; Mike Wise, Consumer Loan Underwriter; Elaine Blackmore, Private Banking Manager; and our new Marketing Director, Michelle McGovern. We also said goodbye to retirees, Jim Draeger, Marilyn Humbert, and Dick Heslet, and we wish them the best. Our corporate culture continues to redefine itself, as new people bring new ideas, and concepts are added to the core values that remain the foundation of Croghan.

As we move forward, we continue to plan for growth opportunities, whether it is internal with a renewed focus on the communities we serve, or external, in an effort to expand our market area. During the year, we formed a committee to study growth alternatives, and we will continue to analyze new market areas as potential sites for Loan Production Offices, branches, and acquisitions. We have a strong capital position, as evidenced by our 11.47% capital ratio. Coupled with a strong management team, Croghan is well positioned for growth.

I would like to thank our employees for their hard work and commitment to serving our customers; our customers for their loyalty by allowing Croghan to serve their financial needs; our Board members for their work and guidance in producing another record year for our shareholders; and our shareholders who make this all possible.

Sincerely,

/s/Steven C. Futrell


Steven C. Futrell
President & CEO
January 2004

CROGHAN BANCSHARES, INC.
DESCRIPTION OF THE CORPORATION


Croghan Bancshares, Inc., an Ohio corporation (the "Corporation" or "Croghan"), is a bank holding company incorporated in 1983 with $402,773,000 in total assets as of December 31, 2003. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (the "Bank"), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.

The Bank offers a diverse range of commercial and retail banking services through its nine offices located in Bellevue, Clyde, Fremont, Green Springs, Monroeville, and Port Clinton, Ohio. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Additionally, investment products bearing no FDIC insurance are offered through the Bank's Trust and Investment Services Division.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

The Corporation's common stock is quoted on the OTC Bulletin Board. Solely on the basis of transactions of which the Corporation has been made aware, the transaction prices for shares of its common stock for each quarterly period during 2003 and 2002 were as follows:

                                           2003                       2002
      First Quarter                  $ 26.25 to 28.50           $ 22.60 to 25.85
      Second Quarter                   27.50 to 30.27             24.10 to 27.00
      Third Quarter                    29.05 to 31.35             26.05 to 28.50
      Fourth Quarter                   30.75 to 34.00             26.25 to 26.95

Dividends declared by the Corporation on its common stock during the past two years were as follows:

                                                       2003          2002
      Three-months ended March 31                    $    .27      $    .24
      Three-months ended June 30                          .27           .24
      Three-months ended September 30                     .27           .25
      Three-months ended December 31                      .28           .27
                                                     --------      --------
                                                     $   1.09      $   1.00
                                                     ========      ========

The holders of record for the Corporation's common stock on December 31, 2003 totaled 779.

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the Corporation's annual report on Form 10-K filed with the Securities and Exchange Commission, please write to:

                          Barry F. Luse, Vice President
                      Trust & Investment Services Division
                            Croghan Bancshares, Inc.
                               323 Croghan Street
                               Fremont, OH 43420
                                  419-332-7301

CROGHAN BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA


                                                                                YEARS ENDED DECEMBER 31,
                                                        2003             2002             2001             2000             1999
                                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Statements of operations:
   Total interest income                             $   22,033       $   24,183       $   25,874       $   25,589       $   24,259
   Total interest expense                                 6,405            8,271           10,724           11,067           10,434
                                                     ----------       ----------       ----------       ----------       ----------
            Net interest income                          15,628           15,912           15,150           14,522           13,825
   Provision for loan losses                                430              730              695              435              240
                                                     ----------       ----------       ----------       ----------       ----------
      Net interest income, after
         provision for loan losses                       15,198           15,182           14,455           14,087           13,585
   Total non-interest income                              2,991            2,638            2,383            2,302            1,972
   Total non-interest expenses                           10,354           10,333           11,208           10,992           10,833
                                                     ----------       ----------       ----------       ----------       ----------
         Income before federal income taxes               7,835            7,487            5,630            5,397            4,724
   Federal income taxes                                   2,407            2,350            1,935            1,828            1,586
                                                     ----------       ----------       ----------       ----------       ----------
         Net income                                  $    5,428       $    5,137       $    3,695       $    3,569       $    3,138
                                                     ==========       ==========       ==========       ==========       ==========
Per share of common stock:
   Net income                                        $     2.86       $     2.69       $     1.93       $     1.87       $     1.65
   Dividends                                               1.09             1.00              .87              .82              .73
   Book value                                             24.32            22.86            20.87            19.59            18.36
                                                     ==========       ==========       ==========       ==========       ==========
Average common shares outstanding                     1,900,152        1,907,927        1,913,362        1,910,704        1,906,120
                                                     ==========       ==========       ==========       ==========       ==========
Year end balances:
   Loans, net                                        $  302,905       $  284,262       $  275,020       $  255,613       $  236,213
   Securities                                            64,236           71,437           51,564           58,625           77,432
   Total assets                                         402,773          387,330          366,508          347,432          350,586
   Deposits                                             312,407          302,888          295,003          284,204          294,587
   Stockholders' equity                                  46,196           43,462           39,952           37,466           35,039
                                                     ==========       ==========       ==========       ==========       ==========
Average balances:
   Loans, net                                        $  286,138       $  276,497       $  265,349       $  242,818       $  230,274
   Securities                                            69,878           62,785           54,467           71,524           80,203
   Total assets                                         391,416          375,266          355,034          346,661          344,346
   Deposits                                             307,346          297,854          287,840          286,653          294,792
   Stockholders' equity                                  44,983           41,871           39,040           36,251           34,430
                                                     ==========       ==========       ==========       ==========       ==========
Selected ratios:
   Net yield on average interest-earning assets            4.30%            4.54%            4.60%            4.55%            4.37%
   Return on average assets                                1.39             1.37             1.04             1.03              .91
   Return on average stockholders' equity                 12.07            12.27             9.46             9.85             9.11
   Net loan charge-offs as a percent
      of average outstanding net loans                      .26              .14              .22              .16              .20
   Allowance for loan losses
      as a percent of year-end loans                       1.11             1.28             1.20             1.25             1.33
   Stockholders' equity as a percent of
      total year-end assets                               11.47            11.22            10.90            10.78             9.99
                                                     ==========       ==========       ==========       ==========       ==========

CROGHAN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS

GENERAL

      The following discussion provides additional information relating to Croghan's financial condition and results of operations. This information is presented to further the reader's understanding of Croghan's Consolidated Financial Statements, which appear on pages 17 through 37 of this Annual Report.

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

      Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:

            1. Management's discussion of the two factors for improvement in 2004 net interest income included under "Net Interest Income" in the comparison of the results of operations.

            2. Management's discussion relating to the determination and assessment of the provision and allowance for loan losses included under "Provision for Loan Losses and the Allowance for Loan Losses" in the comparison of the results of operations.

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

PERFORMANCE SUMMARY

      Croghan's net income increased 5.7% to $5,428,000 for the year ended December 31, 2003, compared to net income of $5,137,000 in 2002 and $3,695,000 in 2001. The increase in net income for 2003 resulted from an improvement in non-interest income, control over non-interest expenses, and a reduction in the provision for loan losses. The 2002 increase was due to loan portfolio growth, improved non-interest income, and a decrease in non-interest expenses.

      The 2003 return on average assets was 1.39%, compared to 1.37% in 2002 and 1.04% in 2001. The return on average equity totaled 12.07% in 2003, 12.27% in 2002 and 9.46% in 2001. Income per share in 2003 amounted to $2.86, compared to $2.69 in 2002 and $1.93 in 2001.

      Total assets at December 31, 2003 increased 4.0% to $402,773,000 as compared to total assets at December 31, 2002 of $387,330,000. Total loans grew to $306,292,000 at December 31, 2003, a 6.4% increase from December 31, 2002 total loans of $287,951,000. Securities decreased 10.1% to $64,236,000 at December 31, 2003 from $71,437,000 at December 31, 2002. Total deposits increased to $312,407,000 at December 31, 2003, a 3.1% increase from total deposits of $302,888,000 at December 31, 2002. Total stockholders' equity at December 31, 2003 amounted to $46,196,000, a 6.3% increase as compared to $43,462,000 at December 31, 2002.

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

      The following table demonstrates the components of net interest income for the years ended December 31:

                                                            2003           2002           2001
                                                                   (DOLLARS IN THOUSANDS)
      Average interest-earning assets                     $363,582       $350,189       $329,076
      Interest income                                       22,033         24,183         25,874
      Average rate earned                                     6.06%          6.91%          7.86%

      Average interest-bearing liabilities                $307,909       $296,541       $278,308
      Interest expense                                       6,405          8,271         10,724
      Average rate paid                                       2.08%          2.79%          3.85%

      Net interest income                                 $ 15,628       $ 15,912       $ 15,150
      Net interest yield (net interest income divided
         by average interest-earning assets)                  4.30%          4.54%          4.60%

      2003 vs. 2002. Net interest income in 2003 decreased $284,000 to $15,628,000, 1.8% below 2002's level of $15,912,000. Average interest-earning assets increased $13,393,000 with the growth concentrated in the loan and securities portfolios. Average interest-bearing liabilities increased $11,368,000, as the result of increases in the savings, NOW, and money market deposit category and in borrowed funds. In an effort to provide additional stimulus to the national economy, the Federal Reserve Open Market Committee lowered managed interest rates 25 basis points, or .25%, in June 2003. This decrease, coupled with a 50 basis point, or .50%, reduction in late 2002, put tremendous pressure on net interest yield. Net interest yield decreased 24 basis points in 2003 to 4.30% as compared to 4.54% in 2002. Croghan anticipates the following two factors to be the primary drivers for improving 2004 net interest income: continued growth in average interest-earning assets and, more importantly, an increase in managed interest rates.

      2002 vs. 2001. Net interest income in 2002 increased $762,000 to $15,912,000, 5.0% above 2001's level of $15,150,000. Average interest-earning assets increased $21,113,000 with the growth concentrated in the loan and securities portfolios. Average interest-bearing liabilities increased $18,233,000 resulting from increases in the savings, NOW, and money market deposit category and in borrowed funds. To protect against a possible double-dip recession and to reduce the risk of deflation, the Federal Reserve Open Market Committee lowered managed interest rates 50 basis points, or .50%, in November 2002. By actively managing net interest yield, which was under continuous pressure throughout 2002, Croghan maintained a net interest yield of 4.54% and limited the decline in net yield to only 6 basis points.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES

      Croghan has developed and adopted a comprehensive loan policy to provide guidelines for managing both credit risk and asset quality. The policy details acceptable lending practices, establishes loan-grading classifications, and stipulates the use of a loan review process. Croghan employs an on-staff Credit Analyst and, effective in December 2003, added a Credit Analyst Assistant to provide day-to-day support for the credit analysis function. These staff members facilitate the early identification of problem loans, help to ensure sound credit decisions, and assist in the determination of the allowance for loan losses. Croghan also employs an outside credit review firm to supplement the credit analysis function and to provide an independent assessment of the loan review process. Croghan's loan policy, loan review process, and credit analysis team help to minimize the uncertainties associated with the lending function.

      Croghan performs ongoing reviews throughout the year to identify impaired nonresidential real estate and commercial loans and also performs in-depth analyses of the overall adequacy of its allowance for loan losses. A nonresidential real estate or commercial loan is considered impaired when, based on the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are then recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate.

      To determine the allowance for loan losses, Croghan performs a detailed quarterly analysis that focuses on delinquency trends, the status of non-performing loans (i.e., impaired, nonaccrual, and restructured loans, and loans past due 90 days or more), current and historical trends of charged-off loans within each loan category (i.e., commercial, real estate, and consumer), existing local and national economic conditions, and changes within the volume and mix within each loan category. Additionally, loans that are graded as special mention, substandard, doubtful, or partially charged-off are individually evaluated for their loss potential. For loans of $50,000 or more, this evaluation typically includes a review of the loan's past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower's future financial performance.

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

      The following table details factors relating to the provision and allowance for loan losses for the years ended December 31:

                                                     2003       2002       2001
                                                       (DOLLARS IN THOUSANDS)
      Provision for loan losses charged to expense   $430       $730       $695
      Net loan charge-offs                            732        387        591
      Net loan charge-offs as a percent of
         average outstanding net loans                .26%       .14%       .22%

      The following table details additional factors relating to the provision and allowance for loan losses for the years ended December 31:

                                                                                     2003          2002          2001
                                                                                          (DOLLARS IN THOUSANDS)
      Nonaccrual loans                                                             $ 1,589       $ 2,137       $ 2,241
      Loans contractually past due 90 days or more and still accruing interest         904         1,489           771
      Restructured loans                                                                --            --            --
      Potential problem loans, other than those past due
         90 days or more, nonaccrual, or restructured                               14,644         7,791         5,949
                                                                                   -------       -------       -------
      Total potential problem and non-performing loans                             $17,137       $11,417       $ 8,961
                                                                                   =======       =======       =======
      Allowance for loan losses                                                    $ 3,387       $ 3,689       $ 3,346
      Allowance for loan losses as a percent of year-end loans                        1.11%         1.28%         1.20%

      2003 vs. 2002. The provision for loan losses totaled $430,000 in 2003 compared to $730,000 in 2002. The 2002 provision reflects the identification of several problem loans, several of which were subsequently realized as charge-offs in 2003. Total potential problem and non-performing loans increased $5,720,000 or 50.1% to $17,137,000 at December 31, 2003 compared to $11,417,000 at December 31, 2002. Positive portfolio trends included a $548,000 decrease in nonaccrual loans, with nonaccrual loans totaling $1,589,000 at December 31, 2003 compared to $2,137,000 at December 31, 2002, and a $585,000 decrease in loans past due 90 days or more and still accruing interest to $904,000 compared to $1,489,000. The negative portfolio trend is an increase in other potential problem loans of $6,853,000 to $14,644,000 at December 31, 2003 compared to $7,791,000 at December 31, 2002. While this is a significant increase, a large portion of these loans are considered to be well secured, which is expected to mitigate any eventual loss potential.

      Other potential problem loans for both periods include one nonresidential real estate loan with an outstanding balance of $3,084,000 at December 31, 2003 and $3,221,000 at December 31, 2002. This loan is not currently past due and, since origination, has never been more than 10 days past due. The loan appears to be adequately collateralized by commercial real estate based upon the latest appraised value on file. Of the $14,644,000 in potential problem loans at December 31, 2003, $4,163,000 is comprised of individual loans with balances less than $250,000.

      2002 vs. 2001. The provision for loan losses totaled $730,000 in 2002 compared to $695,000 in 2001. The increase in the provision resulted from continued sluggishness in the local economy and the overall trends within the loan portfolio. Total potential problem and non-performing loans increased $2,456,000 or 27.4% to $11,417,000 at December 31, 2002 compared to $8,961,000 at December 31, 2001. The positive portfolio trend was a $104,000 decrease in nonaccrual loans, with nonaccrual loans totaling $2,137,000 at December 31, 2002 compared to $2,241,000 at December 31, 2001. Negative portfolio trends included a $718,000 increase in loans past due 90 days or more and still accruing interest to $1,489,000 at December 31, 2002 compared to $771,000 at December 31, 2001, and an increase of $1,842,000 in other potential problem loans to $7,791,000 compared to $5,949,000.

      Of the $7,791,000 in other potential problem loans at December 31, 2002, $2,877,000 of that amount was comprised of individual loans with balances less than $250,000. The 2002 and 2001 potential problem loan amounts included one nonresidential real estate loan totaling $3,221,000 in 2002 and $3,254,000 in 2001 that appears to be adequately collateralized by commercial real estate based upon the latest appraised value on file.

NON-INTEREST INCOME

      Non-interest income is comprised of the items in the following table which summarizes such income for the years ended December 31:

                                                              2003        2002        2001
                                                                 (DOLLARS IN THOUSANDS)
      Trust income                                           $  531      $  517      $  522
      Service charges on deposit accounts                     1,245       1,146         936
      Gain on sale of securities                                324          --          41
      Commissions received from the origination of loans         69          90          --
      Other operating income                                    822         885         884
                                                             ------      ------      ------
         Total non-interest income                           $2,991      $2,638      $2,383
                                                             ======      ======      ======

      2003 vs. 2002. Non-interest income in 2003 increased to $2,991,000 compared to $2,638,000 earned in 2002. This represents an increase of $353,000 or 13.4% between comparable periods. Trust income increased $14,000 or 2.7% from the 2002 level. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, cash management accounts, individual retirement accounts, and charitable gift annuities. The Trust Department held a total of $89,026,000 in assets for 494 clients at December 31, 2003 compared to $77,671,000 in assets at December 31, 2002.

      Service charges on deposit accounts increased $99,000 or 8.6% from the 2002 level. Net securities gains amounted to $324,000 in 2003 with no such gains reported in 2002. The 2003 gains were realized upon the sale of U.S. Government Agency investment securities with less than two years remaining until their stated final maturity dates. Alternative investments maturing over longer time horizons were then purchased to replace those securities that were sold.

      As a result of the low interest rate environment encountered during the past few years, Croghan entered into an agreement in 2002 to originate loans on behalf of a national provider of residential mortgage loan products. The provider then typically sells such loans in the secondary market (e.g., to Freddie Mac or Fannie Mae) and retains the servicing and related support functions (e.g., tax reporting and escrow accounting). The establishment of this arrangement allows Croghan to maintain its customer relationships by providing very competitive residential real estate loan offerings, while at the same time eliminating the risks associated with long-term fixed-rate mortgage loan financing. Commissions received from the origination of residential real estate loans totaled $69,000 in 2003 as compared to $90,000 in 2002.

      In 1999, the Bank purchased split-dollar life insurance contracts on behalf of its executive officers. In addition to the cash surrender value of each contract, the Bank will receive 20% of the net insurance proceeds upon the death of the insured party. The increase in the cash value of these policies accumulates on a tax-exempt basis and the tax savings is used to fund supplemental retirement benefits for the named executives. The cash value of these policies totaled $3,822,000 at December 31, 2003 and $3,676,000 at December 31, 2002. The 2003 increase in the cash value of these policies, which is included as a component of other operating income, amounted to $146,000 in 2003 compared to $165,000 in 2002.

      In 2003, the Bank purchased an additional $5,000,000 in bank-owned life insurance contracts that cover a number of Bank officers. The Bank will receive the cash surrender value of each contract and all of the net insurance proceeds, except for $25,000 that will be paid to the insured party's beneficiaries, upon the death of the named officer. The cash value of these policies totaled $5,054,000 at December 31, 2003. The increase in the cash value of these policies, $54,000 in 2003, is also included in other operating income.

      Other operating income decreased $63,000 or 7.1% to $822,000 in 2003 from $885,000 reported in 2002. Included in other operating income are fees generated by the Investment Department of Croghan's Trust and Investment Services Division. The Investment Department markets non-FDIC insured investment products, such as mutual funds and annuities. Fees generated by the Investment Department totaled $111,000 in 2003 compared to $115,000 in 2002. Other items of note that comprise other operating income include ATM surcharge fees, MasterCard merchant fees, safe deposit box fees, credit life commissions, and fees from the sale of official checks and money orders.

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

      Service charges on deposit accounts increased $210,000 or 22.4% from the 2001 level. A targeted review of specific service charge components occurred during 2002. As a result of this review, revisions were made to the overdraft and non-sufficient funds charges effective April 1. These revisions subsequently accounted for much of the 2002 increase that occurred. As also noted in the preceding table, there were no securities gains in 2002 compared to net gains of $41,000 in 2001.

      As previously noted, Croghan began originating loans on behalf of a national provider of residential mortgage loan products in 2002. Commissions received from such originations totaled $90,000 in 2002. Other operating income increased just slightly, by $1,000, in 2002. The increase in the cash value of the split-dollar life insurance policies purchased in 1999, which is included as a component of other operating income, amounted to $165,000 in 2002 compared to $166,000 in 2001. The cash value of these policies totaled $3,676,000 at December 31, 2002 and $3,511,000 at December 31, 2001.

      Also included in other operating income are fees generated by the Investment Department of Croghan's Trust and Investment Services Division, with such fees totaling $115,000 in 2002 compared to $71,000 in 2001. This represents an increase of $44,000 or 62.0% between comparable periods. The increase was due primarily to the sale of annuity products, which offered many investors a less volatile alternative to stock market investments.

NON-INTEREST EXPENSES

      Non-interest expenses are comprised of the items in the following table which summarizes such expenses for the years ended December 31:

                                                      2003         2002         2001
                                                          (DOLLARS IN THOUSANDS)
      Compensation                                  $ 4,470      $ 4,431      $ 4,694
      Benefits                                        1,215        1,191        1,421
                                                    -------      -------      -------
         Total personnel                              5,685        5,622        6,115
      Occupancy of premises                             659          628          631
      Equipment                                         800          825          809
      State franchise and other taxes                   396          424          370
      MasterCard franchise and processing fees          286          314          298
      Postage                                           277          253          246
      Professional and consulting services              274          442          348
      Stationery and supplies                           196          198          164
      Advertising and marketing                         195          191          194
      Third party computer processing                   186          181          150
      Loan collection and repossession fees             182           39           34
      Telephone                                         155          145          119
      Examination fees                                  131          139          124
      ATM network and processing fees                   127          112           98
      Amortization of goodwill                           --           --          638
      Other operating                                   805          820          870
                                                    -------      -------      -------
            Total non-interest expenses             $10,354      $10,333      $11,208
                                                    =======      =======      =======


      2003 vs. 2002. Non-interest expenses in 2003 increased to $10,354,000 from $10,333,000 in 2002. This represents an increase of only $21,000 or 0.2% between comparable periods. Total personnel expense increased $63,000 or 1.1% between comparable periods. Other expenses that changed more than $25,000 between 2003 and 2002, include occupancy expenses, state franchise and other taxes, MasterCard franchise and processing fees, professional and consulting services, and loan collection and repossession fees.

      Occupancy expenses increased $31,000 or 4.9% in 2003. These expenses include such items as building and contents insurance, utilities, repair and maintenance costs, upkeep of parking lots and grounds, building depreciation, leased facility costs, and real estate taxes. Much of the increase can be attributed to the harsh winter weather that was experienced during the first quarter of 2003, which resulted in higher utility and snow removal costs. Another contributing factor was the first full year of lease payments associated with operating the Port Clinton facility, which was opened in June, 2002.

      State franchise taxes, which are based primarily upon the Bank's capital structure, and other taxes decreased $28,000 or 6.6% in 2003. The 2003 decrease is a direct result of the Bank's lower capital level. MasterCard franchise and processing fees decreased $28,000 or 8.9% in 2003. During 2003, the MasterCard merchant processing operation was evaluated and a decision was made to outsource such merchant-related processing to a third-party vendor. The conversion of merchants began prior to the end of 2003, with the majority scheduled for conversion during the first quarter of 2004.

      Professional and consulting fees decreased $168,000 or 38.0% in 2003. These fees include expenses paid to various consulting firms that assist with operational issues, asset/liability management, compliance training, and business planning. They also include professional fees paid to legal, accounting, and loan review firms. Many strategic initiatives were initiated and brought to completion throughout 2002 and 2001, which resulted in somewhat higher than normal consulting expenses during those years. The expenses incurred in 2003 are more representative of the historical expense level.

      Loan collection and repossession fees increased $143,000 or 366.7% in 2003. The fees incurred in 2003 were the result of a proactive effort to bring specific problem loans to final resolution. The majority of this expense item is comprised of fees paid to third-party repossession firms and legal fees associated with loan collection efforts, with such legal fees totaling $120,000 in 2003 as compared to $29,000 in 2002.

      Additional expense categories that comprise other operating expenses include miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination expenses, dues and subscriptions, software amortization costs, correspondent bank service charges, and charitable donations.

      2002 vs. 2001. Non-interest expenses in 2002 decreased to $10,333,000 from $11,208,000 in 2001. This represents a decrease of $875,000 or 7.8% between comparable periods. Total personnel expense decreased $493,000 or 8.1% between comparable periods. Compensation costs in 2002 were impacted by the 10% reduction in full-time equivalent staff that occurred in November, 2001. Benefits expense was also affected by this staff reduction, as there was a corresponding decrease in the number of participants enrolled in benefits programs.

      Other expenses that changed more than $25,000 between 2002 and 2001, include state franchise and other taxes, professional and consulting services, stationery and supplies, third party computer processing, telephone, amortization of goodwill, and other operating expenses. State franchise and other taxes increased $54,000 or 14.6% in 2002. The 2002 increase was a direct result of the Bank's higher capital level.

      Professional and consulting services increased $94,000 or 27.0% in 2002. Increased professional expenses were paid throughout 2002 for items pertaining to shareholder matters, property appraisal services, product analysis services, sales training, compensation review services, branch location and application expenses, an employee benefits program review, and search-firm recruiting fees for selected job placements.

      Stationery and supplies increased $34,000 or 20.7%. The 2002 increase was related to higher paper and forms costs which were passed on to Croghan by various suppliers. Third party computer processing increased $31,000 or 20.7% in 2002. The majority of the increase was related to a profitability system supplied by a third-party vendor which provides Croghan with detailed analyses pertaining to the profitability of individual branches, products, and customers. Telephone expenses increased $26,000 or 21.8% in 2002 resulting from charges related to switching local access providers.

      Amortization of goodwill decreased $638,000 in 2002 due to the adoption of Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets". This standard requires that goodwill be tested annually for impairment instead of being systematically amortized. There was no goodwill impairment in 2002. Other operating expenses decreased $50,000 or 5.7% in 2002. Included in this category was $159,000 for the write-off in the book value of a portion of the Union Square facility in Bellevue. Part of the facility was demolished during 2003 to provide room for a new drive-up facility and an expanded parking area.

FEDERAL INCOME TAXES

      Federal income tax expense totaled $2,407,000 in 2003, compared to $2,350,000 in 2002 and $1,935,000 in 2001. The effective tax rate in 2003 was
30.7% compared to 31.4% in 2002 and 34.4% in 2001. The effective rate in 2003 was positively impacted by an increase in tax-exempt income on political subdivision obligations as compared to 2002. The effective rate in 2002 was positively impacted by the elimination of goodwill amortization, with the effective tax rate in 2001 reflecting the disallowance of any tax deduction for such amortization.

SECURITIES

      Croghan's securities portfolio is used to enhance net interest income, provide liquidity in the event of unforeseen cash flow needs, and diversify financial risk. At December 31, 2003, Croghan classified $59,261,000, or roughly 92%, of its securities as available-for-sale. The remaining securities, totaling $4,975,000, are classified as either held-to-maturity or restricted stock. Available-for-sale securities are reported at their fair values with the net unrealized gain or loss reported as accumulated other comprehensive income
(loss). The held-to-maturity securities are reported at amortized cost and the restricted stock is reported at cost.

      Croghan's available-for-sale investment portfolio is comprised primarily of U.S. Government Agency and political subdivision obligations. The fair value of these holdings totaled $59,261,000 at December 31, 2003 compared to $64,546,000 at December 31, 2002. Croghan also invests in U.S. Treasury obligations and carries such securities in the available-for-sale portfolio. Croghan had no investments in U.S. Treasury obligations at December 31, 2003 compared to $1,010,000 at December 31, 2002.

      Croghan's held-to-maturity investment portfolio primarily consists of debt obligations of domestic corporations. The amortized cost of these investments totaled $2,436,000 at December 31, 2003 compared to $3,413,000 at December 31, 2002. Restricted stock is comprised of shares issued by the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati. The cost of these investments, which have no stated maturity, totaled $2,539,000 at December 31, 2003 compared to $2,468,000 at December 31, 2002.

      The aggregate carrying value of all securities at December 31, 2003 totaled $64,236,000, or a decrease of 10.1%, as compared to $71,437,000 at December 31, 2002. Most of the 2003 decrease can be attributed to continued loan growth, with total loans increasing to $306,292,000 at year-end 2003 compared to $287,951,000 at year-end 2002.

LOANS

      Total loans at December 31, 2003 increased $18,341,000 or 6.4% over December 31, 2002. The following table summarizes total loans and the percent change by major category as of December 31:

                                                                              PERCENT
                                                    2003          2002        CHANGE
                                                  (DOLLARS IN THOUSANDS)
      Commercial, financial and agricultural      $ 39,814      $ 35,913      10.9%
      Real estate - residential mortgage           121,889       115,091       5.9%
      Real estate - nonresidential mortgage         91,513        85,282       7.3%
      Real estate - construction                    11,564         7,514      53.9%
      Consumer                                      38,705        41,315      (6.3)%
      Credit card                                    2,807         2,836      (1.0)%
                                                  --------      --------
         Total loans                              $306,292      $287,951       6.4%
                                                  ========      ========

      As can be determined from the preceding table, increases occurred in commercial, financial and agricultural loans, residential real estate loans, nonresidential real estate loans, and construction real estate loans. Conversely, consumer loans and credit card loans experienced declines. Items of significant note within the table include a $6,798,000 increase in residential real estate loans, a $6,231,000 increase in nonresidential real estate loans, and a $4,050,000 increase in construction real estate loans. All of the increases are likely a result of the historically low interest rate environment that existed throughout much of 2003. It must also be noted that Croghan did not sacrifice its overall interest rate risk profile for the sake of growing real estate loans. This becomes evident when examining the total amount of variable rate loans, which increased to $199,134,000 at December 31, 2003 compared to $144,640,000 at December 31, 2002.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

      Deposits and other interest-bearing liabilities at December 31, 2003 increased $12,850,000 or 3.8% over December 31, 2002. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:

                                                                                                PERCENT
                                                                      2003          2002        CHANGE
                                                                    (DOLLARS IN THOUSANDS)
      Demand, non-interest bearing                                  $ 39,758      $ 35,296      12.6%
      Savings, NOW and Money Market deposits                         138,272       130,041       6.3%
      Time deposits                                                  134,377       137,551      (2.3)%
                                                                    --------      --------
         Total deposits                                              312,407       302,888       3.1%
      Federal funds purchased and securities sold
         under repurchase agreements                                  11,176        11,345      (1.5)%
      Federal Home Loan Bank borrowings                               30,000        26,500      13.2%
                                                                    --------      --------
         Total deposits and other interest-bearing liabilities      $353,583      $340,733       3.8%
                                                                    ========      ========


      As can be determined from the preceding table, non-interest bearing demand deposits and savings, NOW and Money Market deposits increased in 2003. Time deposits experienced a decline, but the decrease was more than offset by increases in the other two deposit categories. Similar to 2002 and 2001, it appears that the deposit increases in 2003 are, in part, a result of stock market investors opting to seek the safe-haven of Croghan's FDIC-insured deposit product offerings. Additionally, the results of bank-wide sales training and the growing customer-focused sales culture were also contributing factors to the increase in total deposits.

      Other interest-bearing liabilities, consisting of Federal Home Loan Bank borrowings and federal funds purchased/securities sold under repurchase agreements, increased $3,331,000 to $41,176,000 at December 31, 2003 from $37,845,000 at December 31, 2002. The 2003 increase in other interest-bearing liabilities is concentrated in additional borrowings from the Federal Home Loan Bank of Cincinnati, which increased to $30,000,000 at 2003 year-end compared to $26,500,000 at 2002 year-end.

STOCKHOLDERS' EQUITY

      Croghan's stockholders' equity at December 31 is summarized in the following table:

                                                    2003           2002
                                                   (DOLLARS IN THOUSANDS)
      Common stock                                $ 23,926       $ 23,926
      Surplus                                          122            118
      Retained earnings                             22,097         18,740
      Accumulated other comprehensive income           434          1,027
      Treasury stock                                  (383)          (349)
                                                  --------       --------
         Total stockholders' equity               $ 46,196       $ 43,462
                                                  ========       ========

      Accumulated other comprehensive income consists of the net unrealized gain on securities classified as available-for-sale. At December 31, 2003, Croghan held $59,261,000 in available-for-sale securities with a net unrealized gain of $434,000, net of income taxes. This compares to holdings at December 31, 2002 of available-for-sale securities totaling $65,556,000 with a net unrealized gain of $1,027,000, net of income taxes. The $593,000 decrease in the net unrealized gain was the result of holding fewer above market rate securities at December 31, 2003. Since management believes that none of its investment securities are permanently impaired, there were no such charges to operations in either 2003 or 2002.

      The Corporation and the Bank are both subject to the capital requirements established by the Federal Reserve Board. To be considered as "well capitalized" under prompt corrective action provisions, the Bank must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2003, the Bank was deemed "well capitalized" with a Tier I risk-based capital ratio of 11.2% and a total risk-based capital ratio of 13.9%. Reference to Note 14, entitled "Regulatory Matters", in Croghan's Consolidated Financial Statements provides a detailed analysis of both the Corporation's and the Bank's capital amounts and related ratios.

LIQUIDITY

      Croghan's primary sources of liquidity are derived from its stable core deposit base and strong stockholders' equity position. Secondary liquidity is provided from the ability to adjust any existing daily federal funds sold position, by actively managing the investment portfolio, and the availability of federal funds purchased (borrowed) under established lines of credit from correspondent banks. There are three such lines of credit that have been in existence since the mid-1990's and are readily available on an unsecured short-term basis to meet daily liquidity needs as they arise. The average balance borrowed under these lines during 2003 totaled $789,000. At December 31, 2003, Croghan had $5,250,000 in federal funds purchased, that must be repaid on a daily basis, as compared to $1,000,000 in federal funds purchased at December 31, 2002. Croghan also has additional borrowing capacity of $33,102,000 available from the Federal Home Loan Bank of Cincinnati. These funds can only be drawn subject to adequate pledging of Federal Home Loan Bank stock and eligible residential mortgage loans.

      Croghan also maintains a portion of its assets in liquid form to meet anticipated customer loan demands and fund possible deposit account withdrawals. At December 31, 2003, liquid assets in the form of cash and due from banks totaled $10,984,000 or 2.7% of total assets. Croghan believes that these highly liquid assets, in addition to a staggered maturity schedule and principal repayments within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.

      The liquidity needs of Croghan's parent holding company, primarily the need to pay quarterly cash dividends to shareholders, are funded by upstream-dividends from the Bank subsidiary. Dividends accrued to the Corporation from the Bank totaled $2,071,000 in 2003, $7,421,000 in 2002, and $1,725,000 in 2001. The 2002 dividends included a special $5,000,000 dividend from the Bank to the Corporation, which allowed for more effective management of the Bank's capital level. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, and subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval from the State of Ohio Division of Financial Institutions provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, the Bank had $1,086,000 available for dividends on January 1, 2004 without the need to obtain approval from the State of Ohio Division of Financial Institutions.

      The Corporation and the Bank are subject to various regulatory capital requirements established by the federal and state banking agencies, including those described above for "well-capitalized" institutions as established by the Federal Reserve Board. Failure to meet minimum capital requirements can result in the initiation of certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on Croghan's financial statements. Management believes, as of December 31, 2003 and 2002, that the Corporation and the Bank met all capital adequacy requirements which might apply.

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

      Croghan monitors its interest rate risk through a sensitivity analysis, which strives to measure potential changes in future earnings and the fair values of its financial instruments, that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan's financial instruments using the interest rates in effect at December 31, 2003. To arrive at fair value estimates, the cash flows from Croghan's financial instruments are discounted to their approximated present values.

      Hypothetical changes in interest rates are applied to those financial instruments, and the cash flows and fair value estimations are then simulated. When calculating the net interest income estimations, hypothetical rates are applied to the financial instruments based upon the assumed cash flows. Croghan applies interest rate "shocks" to its financial instruments of 100 and 200 basis points (up and down) for its net interest income, and 200 basis points (up and down) for the value of its equity. The following table presents the potential sensitivity in Croghan's annual net interest income for a 100 and 200 basis-point (i.e., 1.0% and 2.0%) change in market interest rates and the potential sensitivity in the present value of Croghan's equity for a sudden and sustained 200 basis-point (i.e., 2.0%) change in market interest rates:

                                                            DECEMBER 31, 2003                ALCO GUIDELINES
                                                  Change in Dollars   Change in Percent      For the Change
                                                         ($)                 (%)             in Percent (%)
      Annual Net Interest Income Impact
         For a Change of + 100 Basis Points            (583,000)            (4.2)                (15.0)
         For a Change of - 100 Basis Points            (740,000)            (5.3)                 15.0
         For a Change of + 200 Basis Points          (1,477,000)           (10.6)                (30.0)
         For a Change of - 200 Basis Points                 N/A              N/A                  30.0

      Impact on the Net Present Value of Equity
         For a Change of + 200 Basis Points          (1,326,000)            (2.7)                (30.0)
         For a Change of - 200 Basis Points                 N/A              N/A                  30.0


      As indicated in the preceding table, the projected volatility of net interest income and the net present value of equity at December 31, 2003 are within Croghan's established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND
CONTINGENT LIABILITIES AND COMMITMENTS

      The following table summarizes Croghan's loan commitments, including letters of credit, as of December 31, 2003:

                                                               AMOUNT OF COMMITMENT TO EXPIRE PER PERIOD
TYPE OF COMMITMENT                  TOTAL AMOUNT       LESS THAN 1 YEAR        1-3 YEARS            4-5 YEARS           OVER 5 YEARS
                                                                         (DOLLARS IN THOUSANDS)
Commercial lines of credit            $27,527              $23,124              $    25              $   720              $ 3,658
Real estate lines of credit            25,404                4,385                3,646                4,040               13,333
Consumer lines of credit                1,261                1,261                   --                   --                   --
Credit card lines of credit            13,866               13,866                   --                   --                   --
Guarantees                                 --                   --                   --                   --                   --
                                      -------              -------              -------              -------              -------
      Total Commitments               $68,058              $42,636              $ 3,671              $ 4,760              $16,991
                                      =======              =======              =======              =======              =======

       As indicated in the preceding table, Croghan had $68,058,000 in total loan commitments at the end of 2003, with $42,636,000 of that amount expiring within one year. All lines of credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since Croghan requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. The credit card lines were all made on an unsecured basis. It is anticipated that significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders. Additionally, $18,928,000 of the commercial lines are due on a demand basis, with many of those lines established for seasonal operating purposes.

       The following table summarizes Croghan's other contractual obligations as of December 31, 2003:

                                                                        PAYMENTS DUE BY PERIOD
CONTRACTUAL OBLIGATIONS            TOTAL AMOUNT       LESS THAN 1 YEAR        1-3 YEARS            4-5 YEARS           OVER 5 YEARS
                                                                        (DOLLARS IN THOUSANDS)
Long-term debt                       $30,000              $12,000              $14,000              $ 1,500              $ 2,500
Capital leases                            --                   --                   --                   --                   --
Operating leases                          53                   37                   16                   --                   --
Unconditional purchase
      obligations                         --                   --                   --                   --                   --
Other                                     --                   --                   --                   --                   --
                                     -------              -------              -------              -------              -------
      Total Obligations              $30,053              $12,037              $14,016              $ 1,500              $ 2,500
                                     =======              =======              =======              =======              =======

      The long-term debt noted in the preceding table represents borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due at maturity. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note's interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, Croghan evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to payoff or renew the note. The evaluation process typically includes: the strength of current and projected customer loan demand, Croghan's federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for Croghan's deposit product offerings.

      As also indicated in the table, Croghan had no capital leases or unconditional purchase obligations as of December 31, 2003. Croghan's most significant operating lease obligation originated when the Port Clinton Banking Center was opened in June, 2002. The Port Clinton Office is located in a retail supermarket in the Knollcrest Shopping Center, and the office is occupied under a lease arrangement. Additionally, Croghan has several minor operating lease obligations, with an aggregate total less than $75,000, for photocopying and mail processing equipment which are not included in the table.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

      On January 1, 2002, Croghan adopted the provisions of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (Statement 142). Under the provisions of Statement 142, goodwill is no longer amortized but rather tested for impairment, which is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Hence, the goodwill resulting from the 1996 acquisition of Union Bancshares, Inc. is now tested on an annual basis for impairment and no longer amortized. Both the initial test accomplished as of January 1, 2002 and the most recent test, occurring on July 1, 2003, indicated there was no impairment in the fair value of goodwill. Accordingly, there was no goodwill amortization for the years ended December 31, 2003 or 2002 as compared to $638,000 in 2001. The unamortized balance of goodwill at December 31, 2003 and 2002 totaled $6,113,000.

      Croghan does not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board will have a significant impact on its consolidated financial statements.

SIGNIFICANT ACCOUNTING POLICIES

      Croghan's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgements that affect the amounts reported in the financial statements. These estimates, assumptions, and judgements are based upon the information available as of the date of the financial statements.

      The most significant accounting policies followed by Croghan are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and in Management's Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available. Management has also identified the determination of the value of goodwill as another accounting area that requires complex estimates, assumptions, and judgements.

      As previously noted in the section entitled Provision for Loan Losses and the Allowance for Loan Losses, Croghan performs a detailed quarterly analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience for each loan category (i.e., commercial, real estate, and consumer), the volume of non-performing loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due 30 to 89 days, a segmentation of each loan category by internally-assigned risk grades, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.

      An evaluation of goodwill is performed by an outside consulting firm as of July 1 of each year. The evaluation process provides data to substantiate the balance in goodwill by estimating Croghan's implied market value based upon recent bank merger and acquisition transactions. If the results indicate that Croghan's estimated implied value is greater than its total stockholder's equity plus goodwill as of the evaluation date, then no impairment exists. To date, none of Croghan's goodwill evaluations have revealed any need for an impairment charge.

(CLIFTON GUNDERSON LLP LETTERHEAD)




                          INDEPENDENT AUDITOR'S REPORT




Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio


We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for goodwill in 2002.

/s/Clifton Gunderson LLP



Toledo, Ohio
January 14, 2004

CROGHAN BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

            ASSETS                                                                     DECEMBER 31,
                                                                                    2003            2002
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)
CASH AND CASH EQUIVALENTS
   Cash and due from banks                                                       $  10,984       $  13,140
SECURITIES
   Available-for-sale, at fair value                                                59,261          65,556
   Held-to-maturity, at amortized cost, fair value of
      $2,523 in 2003 and $3,537 in 2002                                              2,436           3,413
   Restricted stock                                                                  2,539           2,468
                                                                                 ---------       ---------
         Total securities                                                           64,236          71,437
                                                                                 ---------       ---------
LOANS                                                                              306,292         287,951
   Less: Allowance for loan losses                                                   3,387           3,689
                                                                                 ---------       ---------
         Net loans                                                                 302,905         284,262
                                                                                 ---------       ---------
PREMISES AND EQUIPMENT, NET                                                          6,911           5,743
CASH SURRENDER VALUE OF LIFE INSURANCE                                               8,876           3,676
GOODWILL                                                                             6,113           6,113
ACCRUED INTEREST RECEIVABLE                                                          1,930           2,366
OTHER ASSETS                                                                           818             593
                                                                                 ---------       ---------
TOTAL ASSETS                                                                     $ 402,773       $ 387,330
                                                                                 =========       =========
               LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits:
      Demand, non-interest bearing                                               $  39,758       $  35,296
      Savings, NOW and Money Market deposits                                       138,272         130,041
      Time                                                                         134,377         137,551
                                                                                 ---------       ---------
         Total deposits                                                            312,407         302,888
   Federal funds purchased and securities sold under repurchase agreements          11,176          11,345
   Federal Home Loan Bank borrowings                                                30,000          26,500
   Dividends payable                                                                   532             513
   Other liabilities                                                                 2,462           2,622
                                                                                 ---------       ---------
         Total liabilities                                                         356,577         343,868
                                                                                 ---------       ---------
STOCKHOLDERS' EQUITY
   Common stock, $12.50 par value. Authorized 3,000,000
      shares; issued 1,914,109 shares                                               23,926          23,926
   Surplus                                                                             122             118
   Retained earnings                                                                22,097          18,740
   Accumulated other comprehensive income                                              434           1,027
   Treasury stock, 14,355 shares in 2003 and 13,207 shares in 2002, at cost           (383)           (349)
                                                                                 ---------       ---------
         Total stockholders' equity                                                 46,196          43,462
                                                                                 ---------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 402,773       $ 387,330
                                                                                 =========       =========

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             YEARS ENDED DECEMBER 31,
                                                                           2003         2002         2001
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
   Loans, including fees                                                 $19,525      $21,310      $22,697
   Securities:
      U.S. Treasury                                                           10           41          349
      Obligations of U.S. Government agencies and corporations             1,573        1,922        1,714
      Obligations of states and political subdivisions                       635          494          545
      Other                                                                  242          297          327
   Federal funds sold                                                         48          119          242
                                                                         -------      -------      -------
         Total interest income                                            22,033       24,183       25,874
                                                                         -------      -------      -------
INTEREST EXPENSE
   Deposits                                                                5,170        6,841        9,461
   Other borrowings                                                        1,235        1,430        1,263
                                                                         -------      -------      -------
         Total interest expense                                            6,405        8,271       10,724
                                                                         -------      -------      -------
         Net interest income                                              15,628       15,912       15,150
PROVISION FOR LOAN LOSSES                                                    430          730          695
                                                                         -------      -------      -------
         Net interest income, after provision for loan losses             15,198       15,182       14,455
                                                                         -------      -------      -------
NON-INTEREST INCOME
   Trust income                                                              531          517          522
   Service charges on deposit accounts                                     1,245        1,146          936
   Gain on sale of securities                                                324           --           41
   Other                                                                     891          975          884
                                                                         -------      -------      -------
         Total non-interest income                                         2,991        2,638        2,383
                                                                         -------      -------      -------
NON-INTEREST EXPENSES
   Salaries, wages and employee benefits                                   5,685        5,622        6,115
   Occupancy of premises                                                     659          628          631
   Amortization of goodwill                                                   --           --          638
   Other operating                                                         4,010        4,083        3,824
                                                                         -------      -------      -------
         Total non-interest expenses                                      10,354       10,333       11,208
                                                                         -------      -------      -------
         Income before federal income taxes                                7,835        7,487        5,630
FEDERAL INCOME TAXES                                                       2,407        2,350        1,935
                                                                         -------      -------      -------
NET INCOME                                                               $ 5,428      $ 5,137      $ 3,695
                                                                         =======      =======      =======
NET INCOME PER SHARE, based on 1,900,152 shares in 2003,
   1,907,927 shares in 2002 and 1,913,362 shares in 2001                 $  2.86      $  2.69      $  1.93
                                                                         =======      =======      =======

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                     YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                                                                            ACCUMULATED
                                                                                               OTHER
                                                   COMMON                     RETAINED     COMPREHENSIVE    TREASURY
                                                   STOCK        SURPLUS       EARNINGS     INCOME (LOSS)      STOCK          TOTAL
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT DECEMBER 31, 2000                      $ 23,906      $    102      $ 13,479       $    (21)      $     --       $ 37,466
                                                                                                                           --------
Comprehensive income:
   Net income                                           --            --         3,695             --             --          3,695
   Change in net unrealized gain (loss),
      net of reclassification adjustments
      and related income taxes                          --            --            --            421             --            421
                                                                                                                           --------
         Total comprehensive income                     --            --            --             --             --          4,116
                                                                                                                           --------
Issuance of 1,651 shares of common stock                20            15            --             --             --             35
Cash dividends declared, $.87 per share                 --            --        (1,665)            --             --         (1,665)
                                                  --------      --------      --------       --------       --------       --------
BALANCE AT DECEMBER 31, 2001                        23,926           117        15,509            400             --         39,952
                                                                                                                           --------
Comprehensive income:
   Net income                                           --            --         5,137             --             --          5,137
   Change in net unrealized gain (loss),
      net of reclassification adjustments
      and related income taxes                          --            --            --            627             --            627
                                                                                                                           --------
         Total comprehensive income                     --            --            --             --             --          5,764
                                                                                                                           --------
Purchase of 14,400 shares of treasury stock             --            --            --             --           (379)          (379)
Issuance of 1,193 shares from treasury stock            --             1            --             --             30             31
Cash dividends declared, $1.00 per share                --            --        (1,906)            --             --         (1,906)
                                                  --------      --------      --------       --------       --------       --------
BALANCE AT DECEMBER 31, 2002                        23,926           118        18,740          1,027           (349)        43,462
                                                                                                                           --------
Comprehensive income:
   Net income                                           --            --         5,428             --             --          5,428
   Change in net unrealized gain (loss),
      net of reclassification adjustments
      and related income taxes                          --            --            --           (593)            --           (593)
                                                                                                                           --------
         Total comprehensive income                     --            --            --             --             --          4,835
                                                                                                                           --------
Purchase of 2,500 shares of treasury stock              --            --            --             --            (69)           (69)
Issuance of 1,352 shares from treasury stock            --             4            --             --             35             39
Cash dividends declared, $1.09 per share                --            --        (2,071)            --             --         (2,071)
                                                  --------      --------      --------       --------       --------       --------
BALANCE AT DECEMBER 31, 2003                      $ 23,926      $    122      $ 22,097       $    434       $   (383)      $ 46,196
                                                  ========      ========      ========       ========       ========       ========

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                      2003           2002           2001
                                                                            (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                      $  5,428       $  5,137       $  3,695
    Adjustments to reconcile net income to net cash
       provided by operating activities:
           Depreciation and amortization                                 465            559          1,258
           Provision for loan losses                                     430            730            695
           Write-down on impairment of premises                           --            159            248
           Deferred federal income taxes                                 342           (257)          (170)
           Federal Home Loan Bank stock dividends                        (71)           (79)          (109)
           Increase in cash value of life insurance policies            (200)          (165)          (171)
           Net amortization of security premiums and discounts         1,184            755            159
           Provision for deferred compensation                            42             62             58
           Gain on sale of securities                                   (324)            --            (41)
           Loss on disposal of equipment                                  83             --              1
           Decrease (increase) in accrued interest receivable            436            (96)           468
           Decrease (increase) in other assets                          (233)           (47)            49
           Increase (decrease) in other liabilities                     (210)           100            (41)
                                                                    --------       --------       --------
              Net cash provided by operating activities                7,372          6,858          6,099
                                                                    --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturities of securities                            25,960         17,073         34,045
    Proceeds from sales of available-for-sale securities              11,999             --          5,041
    Proceeds from cancellation of life insurance policy                   --             --            455
    Payment of single premiums on life insurance policies             (5,000)            --           (450)
    Purchases of securities:
       Available-for-sale                                            (31,904)       (36,073)       (30,882)
       Held-to-maturity                                                 (541)          (599)          (514)
    Net increase in loans                                            (19,073)        (9,972)       (20,153)
    Additions to premises and equipment                               (1,708)          (326)          (243)
                                                                    --------       --------       --------
              Net cash used in investing activities                  (20,267)       (29,897)       (12,701)
                                                                    --------       --------       --------

CROGHAN BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                     YEARS ENDED DECEMBER 31,
                                                                2003           2002           2001
                                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                  $  9,519       $  7,885       $ 10,799
    Decrease in federal funds purchased and securities
       sold under repurchase agreements                           (169)        (1,376)        (1,288)
    Borrowed funds:
       Proceeds                                                 14,500         10,500         14,000
       Repayments                                              (11,000)            --         (7,000)
    Proceeds from issuance of common stock                          39             31             35
    Cash dividends paid                                         (2,052)        (1,814)        (1,646)
    Purchase of treasury stock                                     (69)          (379)            --
    Payment of deferred compensation                               (29)           (17)            (3)
                                                              --------       --------       --------
              Net cash provided by financing activities         10,739         14,830         14,897
                                                              --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (2,156)        (8,209)         8,295
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  13,140         21,349         13,054
                                                              --------       --------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 10,984       $ 13,140       $ 21,349
                                                              ========       ========       ========
SUPPLEMENTAL DISCLOSURES
    Cash paid during the year for:

       Interest                                               $  6,513       $  8,429       $ 10,893
                                                              ========       ========       ========
       Federal income taxes                                   $  2,468       $  2,465       $  2,120
                                                              ========       ========       ========
    Non-cash operating activities:
       Change in deferred income taxes on net unrealized
           gain on available-for-sale securities              $   (305)      $    323       $    217
                                                              ========       ========       ========
    Non-cash investing activities:
       Change in net unrealized gain on
           available-for-sale securities                      $   (898)      $    950       $    638
                                                              ========       ========       ========
       Transfer of loans to foreclosed assets                 $     --       $     --       $     50
                                                              ========       ========       ========

 These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CROGHAN BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Croghan Bancshares, Inc. (the "Corporation") was incorporated on September 27, 1983 in the state of Ohio. The Corporation is a bank holding company and has one wholly-owned subsidiary, The Croghan Colonial Bank (the "Bank"). The Corporation, through its subsidiary, operates in one industry segment, the commercial banking industry. The Bank, an Ohio chartered bank organized in 1888, has its main office in Fremont, Ohio and has branch offices located in Fremont, Bellevue, Clyde, Green Springs, Monroeville, and Port Clinton, Ohio. The Bank's primary source of revenue is providing loans to customers primarily located in Sandusky County, Ottawa County, the Village of Green Springs and the northwest portion of Huron County which includes the City of Bellevue and Village of Monroeville. Such customers are predominantly small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the valuation of goodwill.

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

The cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income from securities.

Restricted stock consists of Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. Such securities are carried at cost and evaluated for impairment on an annual basis.

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

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

RECLASSIFICATIONS

Certain reclassification adjustments have been made to 2002 and 2001 amounts to conform with the 2003 presentation.

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

 The Corporation adopted the provisions of Statement 142 effective January 1, 2002. Based on the results of an independent valuation of the goodwill resulting from the 1996 acquisition of Union Bancshares Corp., there was no initial impairment adjustment as of January 1, 2002 and, based on valuations performed as of July 1, 2003 and 2002, there was no impairment adjustment for the years 2003 and 2002. Consequently, the impact of the adoption of Statement 142 resulted in an increase in 2003 and 2002 net income of $638,000 ($.34 and $.33 per share, respectively).

 The following represents a summary of additional information relating to the adoption of Statement 142 (there was no income tax impact on the goodwill amortization):

                                          2003           2002           2001
                                                (DOLLARS IN THOUSANDS)
Reported net income                    $   5,428      $   5,137      $   3,695
Goodwill amortization                         --             --            638
                                       ---------      ---------      ---------
Adjusted net income                    $   5,428      $   5,137      $   4,333
                                       =========      =========      =========
Net income per share:
    Reported net income                $    2.86      $    2.69      $    1.93
    Goodwill amortization                     --             --            .33
                                       ---------      ---------      ---------
    Adjusted net income                $    2.86      $    2.69      $    2.26
                                       =========      =========      =========

NOTE 2 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2003 and 2002 are as follows:

                                                                          2003                       2002
                                                                 AMORTIZED      FAIR       AMORTIZED      FAIR
                                                                    COST        VALUE         COST        VALUE
                                                                              (DOLLARS IN THOUSANDS)
Available-for-sale:
    U.S. Treasury securities                                      $    --      $    --      $ 1,003      $ 1,010
    Obligations of U.S. Government agencies and corporations       41,174       41,375       48,352       49,586
    Obligations of states and political subdivisions               17,429       17,886       14,645       14,960
                                                                  -------      -------      -------      -------
       Total available-for-sale                                    58,603       59,261       64,000       65,556
Held-to-maturity - other securities                                 2,436        2,523        3,413        3,537
Restricted stock                                                    2,539        2,539        2,468        2,468
                                                                  -------      -------      -------      -------
Total                                                             $63,578      $64,323      $69,881      $71,561
                                                                  =======      =======      =======      =======

A summary of gross unrealized gains and losses on securities at December 31, 2003 and 2002 follows:

                                                                         2003                     2002
                                                                  GROSS       GROSS       GROSS          GROSS
                                                               UNREALIZED   UNREALIZED  UNREALIZED    UNREALIZED
                                                                  GAINS       LOSSES      GAINS         LOSSES
                                                                            (DOLLARS IN THOUSANDS)
Available-for-sale:
    U.S. Treasury securities                                      $   --      $   --      $    7        $   --
    Obligations of U.S. Government agencies and corporations         408         207       1,268            34
    Obligations of states and political subdivisions                 459           2         327            12
                                                                  ------      ------      ------        ------
       Total available-for-sale                                      867         209       1,602            46
Held-to-maturity - other securities                                   87          --         124            --
                                                                  ------      ------      ------        ------
Total                                                             $  954      $  209      $1,726        $   46
                                                                  ======      ======      ======        ======

The amortized cost and fair value of securities at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AVAILABLE-FOR-SALE           HELD-TO-MATURITY
                                                AMORTIZED       FAIR         AMORTIZED     FAIR
                                                   COST        VALUE            COST      VALUE
                                                              (DOLLARS IN THOUSANDS)
Due in one year or less                         $  5,944     $  6,012        $   467     $   472
Due after one year through five years             11,203       11,452          1,040       1,070
Due after five years through ten years            15,196       15,450            511         563
Due after ten years                               26,260       26,347              -           -
Other securities having no maturity date               -            -            418         418
                                                --------     --------        -------     -------
Total                                           $ 58,603     $ 59,261        $ 2,436     $ 2,523
                                                ========     ========        =======     =======

Securities with a carrying value of $41,125,000 at December 31, 2003 and $40,915,000 at December 31, 2002 were pledged to secure public deposits and for other purposes as required or permitted by law.

Other securities primarily consists of corporate obligations. Restricted stock consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank's investment in Federal Home Loan Bank of Cincinnati stock amounted to $1,842,000 and $1,771,000 at December 31, 2003 and 2002, respectively. The Bank's investment in Federal Reserve Bank of Cleveland stock amounted to $697,000 at December 31, 2003 and 2002.

Gross gains realized from sales of securities available-for-sale amounted to $324,000 in 2003 and $41,000 in 2001 (none in 2002), with the income tax provision applicable to such gains amounting to $110,000 in 2003 and $14,000 in 2001. There were no gross realized losses in 2003, 2002 and 2001.

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                                                    SECURITIES IN A CONTINUOUS UNREALIZED LOSS POSITION
                                                           LESS THAN                    12 MONTHS
                                                           12 MONTHS                     OR MORE                      TOTAL
                                                     UNREALIZED        FAIR      UNREALIZED       FAIR       UNREALIZED       FAIR
                                                       LOSSES         VALUE        LOSSES        VALUE         LOSSES         VALUE
                                                                             (DOLLARS IN THOUSANDS)
U.S. Treasury securities                              $     --      $     --      $     --      $     --      $     --      $     --
Obligations of U.S. Government agencies
    and corporations                                       207        17,365            --            --           207        17,365
Obligations of states and political subdivisions             2           363            --            --             2           363
                                                      --------      --------      --------      --------      --------      --------
Total temporarily impaired securities                 $    209      $ 17,728      $     --      $     --      $    209      $ 17,728
                                                      ========      ========      ========      ========      ========      ========

There were 22 securities in an unrealized loss position at December 31, 2003, none of which were in a continuous unrealized loss position for twelve months or more. Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2003 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2003 are considered temporary.

NOTE 3 - LOANS

Loans at December 31, 2003 and 2002 consist of the following:

                                              2003          2002
                                            (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural      $ 39,814      $ 35,913
Real estate:
    Residential mortgage                     121,889       115,091
    Non-residential mortgage                  91,513        85,282
    Construction                              11,564         7,514
Consumer                                      38,705        41,315
Credit card                                    2,807         2,836
                                            --------      --------
Total                                       $306,292      $287,951
                                            ========      ========

Fixed rate loans amounted to $107,158,000 at December 31, 2003 and $143,311,000 at December 31, 2002.

The Bank's investment in impaired loans amounted to $681,000 at December 31, 2003 and $1,324,000 at December 31, 2002. The following information is provided with respect to impaired loans:

                                                                 2003      2002    2001
                                                                  (DOLLARS IN THOUSANDS)
Average investment in impaired loans                            $ 1,728  $ 1,623  $ 1,639
                                                                =======  =======  =======
Interest income recognized on impaired loans                    $   125  $    40  $    95
                                                                =======  =======  =======
Interest income recognized on a cash basis on impaired loans    $   125  $    40  $    95
                                                                =======  =======  =======

At December 31, 2003, impaired loans totalling $385,000 have a related allowance for loan losses of $141,000 ($404,000 and $79,000, respectively, at December 31, 2002). The following is a summary of the activity in the allowance for loan losses of impaired loans, which is part of the Bank's overall allowance for loan losses discussed in Note 4, for the years ended December 31, 2003 and 2002:

                                                           2003          2002
                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of year                              $  79          $  -
Provision charged to operations                              94            94
Loans charged-off                                           (32)          (15)
                                                          -----          ----
Balance at end of year                                    $ 141          $ 79
                                                          =====          ====

No additional funds are committed to be advanced in connection with impaired loans.

Loans on nonaccrual of interest amounted to $1,589,000 at December 31, 2003 and $2,137,000 at December 31, 2002. Loans 90 days or more past due and still accruing interest amounted to $904,000 at December 31, 2003 and $1,489,000 at December 31, 2002.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $7,894,000 and $7,900,000 at December 31, 2003 and 2002,
respectively. The following is a summary of activity during 2003 and 2002 for such loans:

                      BALANCE AT                                         BALANCE
                      BEGINNING      ADDITIONS        REPAYMENTS          AT END
                                      (DOLLARS IN THOUSANDS)
  2003                $ 7,900        $  9,141         $  9,147          $ 7,894
                      =======        ========         ========          =======
  2002                $ 7,945        $ 12,348         $ 12,393          $ 7,900
                      =======        ========         ========          =======

Additions and repayments include loan renewals.

Most of the Bank's lending activity is with customers primarily located within Sandusky County, Ottawa County, the Village of Green Springs, and the northwest portion of Huron County. Loans to borrowers in the hospitality and agricultural industries represent the Bank's largest credit concentrations and aggregated $30,879,000 (10.1%) and $28,566,000 (9.9%) at December 31, 2003 and 2002,
respectively.

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

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001:

                                         2003         2002      2001
                                           (DOLLARS IN THOUSANDS)
Balance at beginning of year           $ 3,689      $ 3,346   $ 3,242
Provision charged to operations            430          730       695
Loans charged-off                       (1,062)        (632)     (829)
Recoveries of loans charged-off            330          245       238
                                       -------      -------   -------
Balance at end of year                 $ 3,387      $ 3,689   $ 3,346
                                       =======      =======   =======

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2003 and 2002:

                                           2003       2002
                                        (DOLLARS IN THOUSANDS)
Land and improvements                    $ 1,013    $ 1,013
Buildings                                  8,351      7,760
Equipment                                  3,611      4,380
                                         -------    -------
                                          12,975     13,153

Less accumulated depreciation              6,064      7,410
                                         -------    -------
Premises and equipment, net              $ 6,911    $ 5,743
                                         =======    =======

Depreciation of premises and equipment amounted to $457,000 in 2003, $557,000 in 2002 and $617,000 in 2001.

During 2002, as part of a plan to remodel the Bank's Bellevue, Ohio Union Square facility, the Board of Directors of the Bank approved the demolition of a portion of the existing facility. Consequently, the Bank recognized an impairment loss of $159,000 in 2002 representing the net book value of the assets to be disposed of as part of the plan. Costs to remodel the remaining facility and build a drive-up facility have all been substantially incurred as of December 31, 2003.

Management determined in 2001 that the Bank's Clyde, Ohio facilities are inadequate to meet future needs of the Bank. An impairment loss of $248,000 was recognized in 2001 relating to the existing Clyde facilities. Such loss has been determined based on an independent appraisal of the existing facilities, as well as an estimate of the net cash flows anticipated to be received from the Clyde operations prior to future relocation.

The impairment losses for 2002 and 2001 are included in other operating expenses in the consolidated statements of operations.

NOTE 6 - DEPOSITS

Time deposits at December 31, 2003 and 2002 include individual deposits of $100,000 and over amounting to $27,370,000 and $28,173,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $954,000 for 2003, $1,055,000 for 2002 and $1,340,000 for 2001.

At December 31, 2003, the scheduled maturities of time deposits were as follows (dollars in thousands):

2004                       $  78,352
2005                          22,917
2006                          19,676
2007                          10,919
2008                           1,624
Thereafter                       889
                           ---------
Total                      $ 134,377
                           =========

NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS

At December 31, 2003 and 2002, Federal Home Loan Bank borrowings consist of the following:

                                                             2003          2002
                                                          (DOLLARS IN THOUSANDS)
Secured note, with interest at 5.49%, due January 2003    $    --        $ 1,000
Secured note, with interest at 5.09%, due February 2003        --          5,000
Secured note, with interest at 4.93%, due December 2003        --          5,000
Secured note, with interest at 5.49%, due February 2004     1,000          1,000
Secured note, with interest at 3.61%, due February 2004     2,000          2,000
Secured note, with interest at 1.38%, due May 2004          7,000             --
Secured note, with interest at 5.10%, due June 2004         2,000          2,000
Secured note, with interest at 4.36%, due February 2005     2,000          2,000
Secured note, with interest at 3.58%, due July 2005         1,500          1,500
Secured note, with interest at 5.14%, due October 2005      2,000          2,000
Secured note, with interest at 4.87%, due February 2006     2,000          2,000
Secured note, with interest at 2.52%, due February 2006     5,000             --
Secured note, with interest at 4.07%, due July 2006         1,500          1,500
Secured note, with interest at 4.42%, due July 2007         1,500          1,500
Secured note, with interest at 4.86%, due December 2012     2,500             --
                                                          -------        -------
Total Federal Home Loan Bank borrowings                   $30,000        $26,500
                                                          =======        =======

Interest is payable monthly and the notes are secured by stock in the Federal Home Loan Bank of Cincinnati and all eligible mortgage loans.

NOTE 8 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

NOTE 9 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2003, 2002 and 2001:

                                                                           2003        2002        2001
                                                                              (DOLLARS IN THOUSANDS)
Unrealized gains (losses) on available-for-sale securities                $(574)      $ 950       $ 679
Reclassification adjustments for securities gains included in income       (324)         --         (41)
                                                                          -----       -----       -----
    Net unrealized gains (losses)                                          (898)        950         638
Tax effect                                                                  305        (323)       (217)
                                                                          -----       -----       -----
Net-of-tax amount                                                         $(593)      $ 627       $ 421
                                                                          =====       =====       =====

NOTE 10 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 2003, 2002 and 2001:

                                              2003          2002          2001
                                                    (DOLLARS IN THOUSANDS)
Equipment                                   $    800      $    825      $    809
Postage, stationery and supplies                 473           451           410
State franchise and other taxes                  396           424           370
Professional and examination fees                405           581           472
MasterCard franchise and processing fees         286           314           298
Advertising and marketing                        195           191           194
Other                                          1,455         1,297         1,271
                                            --------      --------      --------
Total other operating expenses              $  4,010      $  4,083      $  3,824
                                            ========      ========      ========

NOTE 11 - FEDERAL INCOME TAXES

The provision for federal income taxes consists of the following for 2003, 2002 and 2001:

                              2003         2002          2001
                                  (DOLLARS IN THOUSANDS)
Current                     $ 2,065      $ 2,607       $ 2,105
Deferred                        342         (257)         (170)
                            -------      -------       -------
Total                       $ 2,407      $ 2,350       $ 1,935
                            =======      =======       =======

The income tax provision attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

                                                                      2003           2002          2001
                                                                            (DOLLARS IN THOUSANDS)
Expected tax using statutory tax rate of 34%                         $ 2,664       $ 2,546       $ 1,914
Increase (decrease) in tax resulting from:
    Tax-exempt income on state and municipal
       securities and political subdivision loans                       (211)         (160)         (185)
    Interest expense associated with carrying certain state and
       municipal securities and political subdivision loans               19            17            25
    Amortization of goodwill                                              --            --           217
    Increase in cash value of life insurance policies, net
       of gain from cancellation of policy in 2001                       (68)          (56)          (43)
    Other, net                                                             3             3             7
                                                                     -------       -------       -------
Total                                                                $ 2,407       $ 2,350       $ 1,935
                                                                     =======       =======       =======

The deferred federal income tax provision (credit) of $342,000 for 2003, ($257,000) for 2002 and ($170,000) for 2001 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2003 and 2002 are presented below:

                                                           2003        2002
                                                         (DOLLARS IN THOUSANDS)
Deferred tax liabilities:
    Unrealized gain on securities available-for-sale      $  224      $  529
    Purchase accounting basis difference                     344         380
    Depreciation of premises and equipment                   248         153
    Federal Home Loan Bank stock dividends                   293         268
    Direct financing leases                                  304         125
    Deferred loan costs                                      104         108
                                                          ------      ------
       Total deferred tax liabilities                      1,517       1,563
                                                          ------      ------
Deferred tax assets:
    Allowance for loan losses                                731         834
    Accrued expenses and other                               289         269
                                                          ------      ------
       Total deferred tax assets                           1,020       1,103
                                                          ------      ------
Net deferred tax liabilities                              $  497      $  460
                                                          ======      ======

The net deferred tax liabilities at December 31, 2003 and 2002 are included in other liabilities in the consolidated balance sheets.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2003 and 2002.

NOTE 12 - EMPLOYEE BENEFITS

The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both a profit sharing and employer matching contribution. The Plan permits the investing in the Corporation's stock subject to various limitations. The Bank's profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2003, 2002 and 2001 amounted to $249,000, $250,000, and $245,000, respectively.
The issuance of common stock in 2001, and sale of shares from treasury in 2003 and 2002, represented shares purchased by the Plan. As of December 31, 2003, the Plan holds 12,066 shares of the Corporation's common stock.

The Bank has entered into various split-dollar life insurance arrangements, including agreements with certain officers of the Bank to provide for supplemental retirement benefits. The Bank has also entered into other life insurance arrangements for investment purposes. All policies required the payment of single premiums. The cash value of all policies amounted to $8,876,000 and $3,676,000 at December 31, 2003 and 2002, respectively.

In connection with the officer agreements, the Bank has provided an estimated liability for accumulated supplemental retirement benefits. Such liability amounts to $173,000 at December 31, 2003 and $160,000 at December 31, 2002 and is included in other liabilities in the accompanying consolidated balance sheets.

No other postretirement or postemployment benefits are offered to retirees or employees.

During 2002, the stockholders of the Corporation approved the adoption of a stock option and incentive plan. However, no options or incentives have been awarded under the plan.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2003 and 2002:

                                            CONTRACT AMOUNT
                                           2003          2002
                                         (DOLLARS IN THOUSANDS)
Commitments to extend credit             $ 63,943      $ 53,507
                                         ========      ========
Letters of credit                        $  4,115      $  4,421
                                         ========      ========

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2003, letters of credit aggregating $391,000 expire in 2004; $151,000 expire in 2005; $3,573,000 expire in 2010. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2003 and 2002 are also presented in the following table:

                                                                                                           MINIMUM TO BE
                                                                                                          WELL CAPITALIZED
                                                                                    MINIMUM                 UNDER PROMPT
                                                                                    CAPITAL                  CORRECTIVE
                                                           ACTUAL                 REQUIREMENT            ACTION PROVISIONS
                                                     AMOUNT      RATIO        AMOUNT        RATIO         AMOUNT     RATIO
                                                                            (DOLLARS IN THOUSANDS)
As of December 31, 2003:
    Total Capital (to Risk-Weighted Assets)
       Consolidated                                 $ 43,036     14.1%       $ 24,472      >/= 8.0%           N/A     N/A
       Bank                                           42,587     13.9%         24,447      >/= 8.0%      $ 30,559    10.0%
    Tier I Capital (to Risk-Weighted Assets)
       Consolidated                                 $ 39,649     13.0%       $ 12,236      >/= 4.0%           N/A     N/A
       Bank                                           34,200     11.2%         12,224      >/= 4.0%      $ 18,335     6.0%
    Tier I Capital (to Average Assets)
       Consolidated                                 $ 39,649     10.1%       $ 15,752      >/= 4.0%           N/A     N/A
       Bank                                           34,200      8.7%         15,738      >/= 4.0%      $ 19,672     5.0%
As of December 31, 2002:
    Total Capital (to Risk-Weighted Assets)
       Consolidated                                 $ 39,837     14.2%       $ 22,487      >/= 8.0%           N/A     N/A
       Bank                                           39,430     14.1%         22,459      >/= 8.0%      $ 28,074    10.0%
    Tier I Capital (to Risk-Weighted Assets)
       Consolidated                                 $ 36,321     12.9%       $ 11,244      >/= 4.0%           N/A     N/A
       Bank                                           30,919     11.0%         11,230      >/= 4.0%      $ 16,844     6.0%
    Tier I Capital (to Average Assets)
       Consolidated                                 $ 36,321      9.6%       $ 15,169      >/= 4.0%           N/A     N/A
       Bank                                           30,919      8.2%         15,155      >/= 4.0%      $ 18,944     5.0%

On a parent company only basis, the Corporation's only source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. During 2002, the Bank paid a special dividend of $5,000,000 to the Corporation which was approved by the State of Ohio Division of Financial Institutions. As a result of the special dividend, only $1,086,000 was available for dividends on January 1, 2004, without the approval of the State of Ohio Division of Financial Institutions.

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

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are as follows:

           CONDENSED BALANCE SHEETS                                2003           2002
                                                                  (DOLLARS IN THOUSANDS)
Assets:
    Cash                                                         $     19       $     14
    Dividends receivable from subsidiary                              532            513
    Investment in subsidiary                                       40,746         38,059
    Subordinated note receivable from subsidiary, including
       accrued interest of $126,000 in 2003                         5,126          5,000
    Security - at cost                                                350            350
    Refundable income taxes                                            --             47
                                                                 --------       --------
Total assets                                                     $ 46,773       $ 43,983
                                                                 ========       ========
Liabilities - dividends and other payables                       $    577       $    521
                                                                 --------       --------
Stockholders' equity:
    Common stock                                                   23,926         23,926
    Surplus                                                           122            118
    Retained earnings                                              22,097         18,740
    Accumulated other comprehensive income                            434          1,027
    Treasury stock                                                   (383)          (349)
                                                                 --------       --------
           Total stockholders' equity                              46,196         43,462
                                                                 --------       --------
Total liabilities and stockholders' equity                       $ 46,773       $ 43,983
                                                                 ========       ========

        CONDENSED STATEMENTS OF OPERATIONS                  2003          2002          2001
                                                                 (DOLLARS IN THOUSANDS)
Income - dividends from subsidiary                        $ 2,071       $ 7,421       $ 1,725
Interest income on subordinated note from subsidiary          200            --            --
Expenses - professional fees and other                        (83)         (136)         (174)
                                                          -------       -------       -------
           Income before income taxes and equity in
              undistributed net income of subsidiary        2,188         7,285         1,551
Federal income tax provision (credit)                          40           (46)          (59)
                                                          -------       -------       -------
           Income before equity in undistributed
              net income of subsidiary                      2,148         7,331         1,610
Equity in net income of subsidiary, less dividends          3,280        (2,194)        2,085
                                                          -------       -------       -------
Net income                                                $ 5,428       $ 5,137       $ 3,695
                                                          =======       =======       =======

                 CONDENSED STATEMENTS OF CASH FLOWS                     2003          2002          2001
                                                                            (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
    Net income                                                        $ 5,428       $ 5,137       $ 3,695
    Adjustments to reconcile net income to net
       cash provided by operating activities:
           Equity in net income of subsidiary, less dividends          (3,280)        2,194        (2,085)
           Increase in dividends receivable                               (19)          (92)          (19)
           Increase in accrued interest receivable                       (126)           --            --
           Decrease (increase) in other assets                             47            12           (24)
           Increase in other liabilities                                   37            --             8
                                                                      -------       -------       -------
              Net cash provided by operating activities                 2,087         7,251         1,575
                                                                      -------       -------       -------
Cash flows from investing activities:
    Disbursement on subordinated note receivable from subsidiary           --        (5,000)           --
    Purchase of held-to-maturity security                                  --          (100)           --
                                                                      -------       -------       -------
              Net cash used in investing activities                        --        (5,100)           --
                                                                      -------       -------       -------
Cash flows from financing activities:
    Proceeds from issuance of common stock                                 39            31            35
    Cash dividends paid                                                (2,052)       (1,814)       (1,646)
    Purchase of treasury stock                                            (69)         (379)           --
                                                                      -------       -------       -------
              Net cash used in financing activities                    (2,082)       (2,162)       (1,611)
                                                                      -------       -------       -------
              Net increase (decrease) in cash                               5           (11)          (36)
Cash at beginning of year                                                  14            25            61
                                                                      -------       -------       -------
Cash at end of year                                                   $    19       $    14       $    25
                                                                      =======       =======       =======

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments at December 31, 2003 and 2002 are as follows:

                                                         2003                         2002
                                                             ESTIMATED                     ESTIMATED
                                                CARRYING       FAIR         CARRYING         FAIR
                                                 AMOUNT        VALUE         AMOUNT          VALUE
                                                             (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS
    Cash and cash equivalents                  $  10,984     $  10,984      $  13,140      $  13,140
    Securities                                    64,236        64,323         71,437         71,561
    Loans, net                                   302,905       311,521        284,262        297,179
                                               ---------     ---------      ---------      ---------
Total                                          $ 378,125     $ 386,828      $ 368,839      $ 381,880
                                               =========     =========      =========      =========
FINANCIAL LIABILITIES
    Deposits                                   $ 312,407     $ 313,832      $ 302,888      $ 304,033
    Federal funds purchased and securities
       sold under repurchase agreements           11,176        11,176         11,345         11,345
    Federal Home Loan Bank borrowings             30,000        30,550         26,500         27,046
                                               ---------     ---------      ---------      ---------
Total                                          $ 353,583     $ 355,558      $ 340,733      $ 342,424
                                               =========     =========      =========      =========

The preceding summary does not include accrued interest receivable, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments, $68,058,000 at December 31, 2003 and $57,928,000 at December 31, 2002, is considered to be the fair values since they represent commitments at current rates.

The following methods and assumptions were used to estimate fair value of each class of financial instruments:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

Securities:

The fair value of securities (both available-for-sale and held-to-maturity) is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs. The fair value of restricted stock is considered to be its carrying amount.

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

Other financial instruments:

The fair value of federal funds purchased and securities sold under repurchase agreements is determined to be the carrying amount since they represent obligations which are due on demand. The fair value of borrowed funds is determined based on a discounted cash flow analysis.

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

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2003 and 2002:

                                          NET                            NET
                     INTEREST          INTEREST            NET       INCOME PER
                      INCOME            INCOME            INCOME    COMMON SHARE
                                        (DOLLARS IN THOUSANDS)
2003
    First quarter     $ 5,716          $ 3,964           $ 1,321        $.69
    Second quarter      5,517            3,877             1,430         .75
    Third quarter       5,423            3,899             1,312         .69
    Fourth quarter      5,377            3,888             1,365         .73

2002
    First quarter     $ 6,071          $ 4,009           $ 1,232        $.64
    Second quarter      6,002            3,886             1,241         .65
    Third quarter       6,085            3,958             1,278         .67
    Fourth quarter      6,025            4,059             1,386         .73

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

JAMES E. BOWLUS                               ALLAN E. MEHLOW
   President & Treasurer                         Sr. Vice President &
   Fremont Candy & Cigar, Inc.                   Chief Financial Officer
                                                 The Croghan Colonial Bank

STEVEN C. FUTRELL                             ROBERT H. MOYER
   President & Chief Executive Officer           Chairman
   The Croghan Colonial Bank                     WMOG, Inc.

CLAIRE F. JOHANSEN                            J. TERRENCE WOLFE
   President                                     Retired
   COOA Holdings Company

JOHN P. (PHIL) KELLER                         CLAUDE E. YOUNG
   Vice President                                Chairman
   Keller-Ochs-Koch Funeral Home, Inc.           Progress Plastic Products, Inc.

STEPHEN A. KEMPER                             GARY L. ZIMMERMAN
   Owner                                         Vice President
   Kemper Iron & Metal Company                   Swint-Reineck Hardware, Inc.

                      Officers of Croghan Bancshares, Inc.

STEVEN C. FUTRELL               BARRY F. LUSE               ALLAN E. MEHLOW
President & Chief               Vice President              Vice President
Executive Officer                & Secretary                 & Treasurer

                               Directors Emeriti

JANET E. BURKETT        TED L. HILTY        THOMAS F. HITE         DON W. MILLER

ALBERT C. NICHOLS            DONALD B. SLESSMAN           CLEMENS J. SZYMANOWSKI

Officers of The Croghan Colonial Bank

STEVEN C. FUTRELL                               ALLAN E. MEHLOW
    President                                       Senior Vice President
    Chief Executive Officer                         Chief Financial Officer

BARRY F. LUSE                                   THOMAS J. ELDER, JR.
    Vice President                                  Vice President
    Trust Officer                                   Chief Lending Officer

WILLIAM C. HENSLEY                              JODI A. ALBRIGHT
    Vice President                                  Vice President
    Special Projects Manager                        Retail Services Manager

JEFFREY L. GEARY                                DANIEL N. SCHLOEMER
    Vice President                                  Vice President
    OIC Commercial Loans                            Commercial Loan Officer

DAVID M. SABO                                   MARTY C. FOLGER
    Vice President                                  Vice President
    Commercial Loan Officer                         Commercial Loan Officer

MARC A. STREETER                                GARY L. POLLOCK
    Commercial Loan Officer                         OIC Real Estate Loans

JOSEPHINE L. WEYER                              NANCY C. RODDY
    Real Estate Loan Officer                        Real Estate Loan Officer

SUSAN K. STRAUBE
    Mortgage Administrative Assistant

Officers of The Croghan Colonial Bank

TROY T. THATCHER                                JEFF D. WILSON
    OIC Consumer Loans                              Consumer Loan Officer

SANDRA S. REED                                  RONALD T. GOEHRING
    Credit Services Manager                         Collection Supervisor

MICHAEL J. HARTENSTEIN                          TERRY A. SCHROEDER
    Operations Officer                              Information Systems Manager

RICHARD G. STEIN                                PAMELA J. SWINT
    Assistant Vice President                        Human Resources Manager
    Trust Officer

JOHN C. HOFFMAN                                 ROBERT L. OVERMYER
    Controller                                      Assistant Vice President
                                                    Market Manager

JAMI L. SEVERS                                  LOU ANNE SITTERLY
    Ballville Market Manager                        Market Manager

JUDITH A. GANGWER                               COLEEN O. MILLER
    Office Manager                                  Office Manager

RICHARD E. LAWRIE
    Relationship Banker

                                                                 MANAGERS
                                                          STRENGTH IN LEADERSHIP


                              (CUTOUT PICTURE OF MANAGERS)

1. THOMAS J. ELDER, JR.
2. ALLAN E. MEHLOW
3. JODI A. ALBRIGHT
4. WILLIAM C. HENSLEY
5. PAMELA J. SWINT
6. BARRY F. LUSE
7. STEVEN C. FUTRELL

                             (PICTURE OF MANAGERS)

                                 BANKING CENTERS

MAIN                       EAST                       BALLVILLE
419-332-7301               419-355-2341               419-355-2362
323 CROGHAN STREET         1315 EAST STATE STREET     1600 RIVER STREET
FREMONT, OHIO 43420        FREMONT, OHIO 43420        FREMONT, OHIO 43420

ROBERT L. OVERMYER         DIANNE M. STAIB            JAMI L. SEVERS
ASSISTANT VICE PRESIDENT   MARKET MANAGER             MARKET MANAGER
MARKET MANAGER

JUDITH A. GANGWER          COLEEN O. MILLER           JEANNE M. HAUBERT
OFFICE MANAGER             OFFICE MANAGER             OFFICE MANAGER

WEST                       CLYDE                      PORT CLINTON
419-355-2351               419-547-9525               419-732-7563
2001 WEST STATE STREET     100 SOUTH MAIN STREET      3994 EAST HARBOR ROAD
FREMONT, OHIO 43420        CLYDE, OHIO 43410          PORT CLINTON, OHIO 43452

VALERIE L. REED            DENISE L. MAJOY            MARTY C. FOLGER
MARKET MANAGER             MARKET MANAGER             VICE PRESIDENT
                                                      COMMERCIAL LOAN OFFICER

DINA MILLER                BONNIE PRUIT               CHRYSTAL L. PETERSON
OFFICE MANAGER             ASSISTANT OFFICE MANAGER   OFFICE MANAGER

BELLEVUE                   MONROEVILLE                GREEN SPRINGS
419-483-2541               419-465-2596               419-639-2323
ONE UNION SQUARE           11 MONROE STREET           200 NORTH BROADWAY STREET
BELLEVUE, OHIO 44811       MONROEVILLE, OHIO 44847    GREEN SPRINGS, OHIO 44836

LOU ANNE SITTERLY          DARLENE D. TYLER           BRENDA L. RANDO
MARKET MANAGER             OFFICE MANAGER             OFFICE MANAGER

BETTY L. MOYER             KATHY M. SCHAFFER          MARTHA E. HASLINGER
ASSISTANT OFFICE MANAGER   ASSISTANT OFFICE MANAGER   ASSISTANT OFFICE MANAGER

                                 WWW.CROGHAN.COM