Form 10-K, Exhibit 13
period 2005-12-31
CROGHAN BANCSHARES INC
filed 2006-03-17
CIK 887149

300
320
340
NW
20
40
NE
60
80
E
S
SE
120
140
160

2005 ANNUAL REPORT

Bancshares, Inc.

CROGHAN

www.croghan.com

VISION

To become the financial institution every client trusts with all of their financial business and stays with for life.

MISSION

To support the financial education and well-being of every client, employee, shareholder and community we serve.

Croghan Bancshares, Inc.

CONTENTS

Financial Highlights	1

President’s Letter	2

Description of the Corporation & Common Stock Information	3

Selected Financial Data	4

Management’s Discussion & Analysis	5

Report of Independent Registered Public Accounting Firm	18

Consolidated Financial Statements	19
FINANCIAL HIGHLIGHTS

	2005	2004	Percent Change
FOR THE YEAR
Net income	$5,721,000	$5,118,000	11.8%
Income per common share	3.05	2.70	13.0%
Dividends per common share	1.16	1.12	3.6%

Return on average assets	1.24%	1.25%
Return on average stockholders’ equity	11.43%	10.74%

AT YEAR END
Assets	$461,899,000	$417,234,000	10.7%
Loans	340,910,000	322,489,000	5.7%
Securities	81,421,000	61,323,000	32.8%
Deposits	368,459,000	326,093,000	13.0%
Stockholders’ equity	49,931,000	48,916,000	2.1%

Book value per common share	$27.07	$25.83	4.8%
Stockholders’ equity to total assets	10.81%	11.72%

Number of stockholders of record	783	789	(0.8)%
Number of full-time equivalent employees	158	146	8.2%
     Amounts for 2005 reflect the January 1, 2005 purchase of The Custar State Bank.
Croghan Bancshares, Inc.

PRESIDENT’S LETTER
To Our Shareholders:
As illustrated in the Financial Highlights section, Croghan continued to achieve favorable results and reported record earnings in 2005.
•	Net income per common share increased from $2.70 in 2004 to $3.05 in 2005, a 13% increase.

•	We were also pleased with our 10.7% increase in asset growth over the prior year.

•	The net interest yield increased to 4.30% for the year.

•	The return on average assets of 1.24% and return on average stockholders’ equity of 11.43% compare favorably with our peer group.

•	Shareholder value, as measured by stock appreciation and dividends, showed a return of 4.98% in a year when the stock market was stagnant.
Year in Review
The year was full of rewarding events, but none reached the level of The Custar State Bank acquisition in January 2005. With that acquisition, we entered an attractive new market, added to our growth and earnings, brought quality people to Croghan and completed a very successful conversion.
We went further into the Huron County, Ohio market when our Norwalk banking center opened as a full service office in the third quarter of 2005. Expanding into the Huron County market was attractive, in part, because of the population and industrial development in that area.
In 2005, we also improved our product and service lines. We expanded our Internet banking services by adding a comprehensive Bill Pay Service, improved Cash Management Services, and designed a new Croghan website. Product enhancements included a new Relationship Money Market Deposit Account, developed to reward clients for having additional banking relationships with us. Our Private Banking Services were also expanded with additional staffing to better meet the needs of our affluent clientele.
In addition to the new banking facilities established in 2005, we are planning a new banking center in Clyde, and will be remodeling our Main Office Banking Center. The overall goal for these projects is to provide our new and existing clients the best in-office banking experience we can. We will do that by breaking down the physical and invisible barriers that so often exist in standard lobby designs.
Since information security is always such a critical issue, we also added Information Technology enhancements in 2005. These enhancements not only increased client convenience and provided greater safeguards, they also reduced operational support and delivery costs.
People
The people at Croghan have always made the difference between an average banking experience and an outstanding one. Our employees continue to be the cornerstone of that outstanding client experience. Our clients deserve and demand high-touch personal service and we are able to deliver it with appreciation and thoroughness from a seasoned banking team.
To add to the exceptional employees already on board with Croghan, we welcomed some key staff members in 2005, including: Craig Davis, Carolyn Farrar, Jennie Hipp, Dean King, Shantel Laird, Michelle McGovern, and Chris Raftery, among others. With Will Hensley’s retirement in April 2005, we also said goodbye to a valued senior staff member.
In addition to exceptional job performance, our employees also make an impact through Corporate Citizenship activities. Staff members hold various seats on community and economic development boards and have taken part in several educational initiatives to improve and promote financial literacy. One program specifically added in 2005 is the REACH Program, a partnership with the Sandusky County Chamber of Commerce and area schools to teach children not only about the banking industry, but also about the qualities necessary to help them succeed in their future careers.
Moving Forward
As we chart our future course at Croghan, we will continue to meet client needs and exceed client expectations. We will do that by better communicating with existing clients in an attempt to deepen our relationships with them. We will also continue to take advantage of growth opportunities in new markets as they make sense financially, and will look forward to extending our current markets.
The goal in 2006 is to improve the level of personal attention and responsiveness we offer, along with high quality products and services. The bottom line is that we will not rest on our success and will continue our history of strong financial performance.
Thank you to our employees, the many clients we are fortunate enough to serve every day, and to you, our shareholder for your continued support.

Sincerely, Steven C. Futrell President & CEO January 2006

Croghan Bancshares, Inc.
DESCRIPTION OF THE CORPORATION
Croghan Bancshares, Inc., an Ohio corporation (the “Corporation” or “Croghan”), is a bank holding company incorporated in 1983 with $461,899,000 in total assets as of December 31, 2005. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (the “Bank”), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.
The Bank offers a diverse range of commercial and retail banking services through its 11 offices located in Bellevue, Clyde, Custar, Fremont, Green Springs, Monroeville, Norwalk, and Port Clinton, Ohio. Effective January 1, 2005, Croghan purchased The Custar State Bank (“Custar”) with one banking office in Custar, Ohio having assets of $50,536,000. The Custar, Ohio office is now operated as a branch of the Bank. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Investment products bearing no FDIC insurance are offered through the Bank’s Trust and Investment Services Division.
MARKET PRICE AND DIVIDENDS ON COMMON STOCK
The Corporation’s common stock is quoted on the OTC Bulletin Board. Solely on the basis of transactions of which the Corporation has been made aware, the transaction prices for shares of its common stock for each quarterly period during 2005 and 2004 were as follows:

	2005	2004
First Quarter	$35.50 to 40.50	$33.00 to 35.90
Second Quarter	34.00 to 36.80	34.85 to 36.00
Third Quarter	35.70 to 39.00	34.85 to 36.25
Fourth Quarter	37.15 to 39.00	35.25 to 36.75
Dividends declared by the Corporation on its common stock during the past two years were as follows:

	2005	2004
Three-months ended March 31	$.29	$.28
Three-months ended June 30.29		.28
Three-months ended September 30.29		.28
Three-months ended December 31.29		.28

	$1.16	$1.12

There were 783 holders of record of the Corporation’s common stock on December 31, 2005.
AVAILABILITY OF MORE INFORMATION
To obtain a copy of the Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission, please write to:
Barry F. Luse, Vice President
Trust & Investment Services Division
Croghan Bancshares, Inc.
323 Croghan Street
Fremont, OH 43420
419-332-7301

Croghan Bancshares, Inc.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands, except share data)
Statements of operations:
Total interest income	$25,385	$21,724	$22,033	$24,183	$25,874
Total interest expense	7,310	5,699	6,405	8,271	10,724

Net interest income	18,075	16,025	15,628	15,912	15,150
Provision for loan losses	705	716	430	730	695

Net interest income, after provision for loan losses	17,370	15,309	15,198	15,182	14,455
Total non-interest income	2,761	2,916	2,991	2,638	2,383
Total non-interest expenses	12,077	10,964	10,354	10,333	11,208

Income before federal income taxes	8,054	7,261	7,835	7,487	5,630
Federal income taxes	2,333	2,143	2,407	2,350	1,935

Net income	$5,721	$5,118	$5,428	$5,137	$3,695

Per share of common stock:
Net income	$3.05	$2.70	$2.86	$2.69	$1.93
Dividends	1.16	1.12	1.09	1.00	.87
Book value	27.07	25.83	24.32	22.86	20.87

Average shares of common stock outstanding	1,877,987	1,897,582	1,900,152	1,907,927	1,913,362

Year end balances:
Loans, net	$337,286	$319,058	$302,905	$284,262	$275,020
Securities	81,421	61,323	64,236	71,437	51,564
Total assets	461,899	417,234	402,773	387,330	366,508
Deposits	368,459	326,093	312,407	302,888	295,003
Stockholders’ equity	49,931	48,916	46,196	43,462	39,952

Average balances:
Loans, net	$340,158	$309,957	$286,138	$276,497	$265,349
Securities	72,131	62,178	69,878	62,785	54,467
Total assets	459,707	408,688	391,416	375,266	355,034
Deposits	368,315	318,430	307,346	297,854	287,840
Stockholders’ equity	50,052	47,672	44,983	41,871	39,040

Selected ratios:
Net yield on average interest-earning assets	4.30%	4.27%	4.30%	4.54%	4.60%
Return on average assets	1.24	1.25	1.39	1.37	1.04
Return on average stockholders’ equity	11.43	10.74	12.07	12.27	9.46
Net loan charge-offs as a percent of average outstanding net loans	.22	.22	.26	.14	.22
Allowance for loan losses as a percent of year-end loans	1.06	1.06	1.11	1.28	1.20
Stockholders’ equity as a percent of total year-end assets	10.81	11.72	11.47	11.22	10.90

Total non-interest expenses include goodwill amortization of $638 in 2001 ($.33 per share).
Amounts for 2005 reflect the January 1, 2005 purchase of The Custar State Bank.

Croghan Bancshares, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS
     The following discussion provides additional information relating to Croghan’s financial condition and results of operations. This information is presented to further the reader’s understanding of Croghan’s Consolidated Financial Statements, which begin on page 19 of this Annual Report.
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
     Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:
1.	Management’s discussion of the factors that could result in increased pressure on net interest yield in 2006 included under “Net Interest Income”.

2.	Management’s discussion relating to the determination and assessment of the provision and allowance for loan losses included under “Provision for Loan Losses and the Allowance for Loan Losses”.

3.	Management’s discussion pertaining to the securities portfolio included under “Securities”.

4.	Management’s discussion of the consumer loan portfolio included under “Loans”.

5.	Management’s discussion of capital requirements included under “Stockholders’ Equity”.

6.	Management’s discussion relating to the Bank’s ability to pay dividends to the Corporation in 2006 included under “Liquidity”.

7.	Management’s discussion of interest rate risk exposure included under “Interest Rate Risk”.
     The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
ACQUISITION OF THE CUSTAR STATE BANK
     On January 1, 2005, Croghan purchased The Custar State Bank of Custar, Ohio. As a result of this transaction, Croghan further expanded its market presence in northwest Ohio to serve portions of Wood County and the immediate surrounding area. Custar shareholders were paid cash for their shares and the transaction was recorded using the purchase method of accounting. The fair values of Custar’s assets and liabilities on the acquisition date included $16,504,000 in securities, $30,794,000 in net loans, and $40,821,000 in deposits.
     The purchase price, including acquisition costs of $145,000, totaled $14,039,000. The excess of the purchase price over the fair value of the net assets acquired totaled $4,778,000. Of this amount, $461,000 was allocated to a core deposit intangible asset and $4,317,000 was allocated to goodwill. The core deposit intangible asset is currently being amortized on a straight-line basis over a period of eight years. The goodwill created in the Custar transaction has been combined with the goodwill remaining from the 1996 purchase of Union Bancshares Corp. and the resulting total goodwill is tested for impairment each July 1.
     The following table provides the pertinent details relating to the transaction (dollars in thousands):

Total purchase price, including acquisition costs of $145			$14,039

Fair value of assets acquired:
Cash and cash equivalents	$2,357
Securities	16,504
Loans, net	30,794
Premises and equipment	445
Accrued interest receivable	265
Other assets	171

Total assets		50,536

Fair value of liabilities assumed:
Deposits	40,821
Other liabilities	454

Total liabilities		41,275

Net assets, at fair value			9,261

Excess of purchase price over fair value			$4,778

PERFORMANCE SUMMARY
     Croghan’s net income increased to $5,721,000 for the year ended December 31, 2005, compared to net income of $5,118,000 in 2004 and $5,428,000 in 2003. The 2005 operating results were positively impacted by the Custar acquisition and related improvement in net interest income, which increased to $18,075,000 in 2005, compared to $16,025,000 in 2004. The 2004 operating results were negatively impacted by an additional provision of $412,000 ($272,000 after income taxes) to adjust the accrual for supplemental retirement plan benefits, as further discussed under “Non-Interest Expenses”.
     The 2005 return on average assets was 1.24%, compared to 1.25% in 2004 and 1.39% in 2003. The return on average stockholders’ equity was 11.43% in 2005, 10.74% in 2004 and 12.07% in 2003. Income per share in 2005 amounted to $3.05, compared to $2.70 in 2004 and $2.86 in 2003.
     Total assets at December 31, 2005, which included the assets from the January 1, 2005 Custar acquisition, increased 10.7% to $461,899,000 compared to total assets at December 31, 2004 of $417,234,000. Total loans grew to $340,910,000 at December 31, 2005, a 5.7% increase from December 31, 2004 total loans of $322,489,000. Securities increased 32.8% to $81,421,000 at December 31, 2005 from $61,323,000 at December 31, 2004. Total deposits increased to $368,459,000 at December 31, 2005, a 13.0% increase from total deposits of $326,093,000 at December 31, 2004. Total stockholders’ equity at December 31, 2005 amounted to $49,931,000, a 2.1% increase as compared to $48,916,000 at December 31, 2004.
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
     The following table demonstrates the components of net interest income for the years ended December 31:

	2005	2004	2003
	(Dollars in thousands)
Average interest-earning assets	$420,371	$375,687	$363,582
Interest income	25,385	21,724	22,033
Average rate earned	6.04%	5.78%	6.06%

Average interest-bearing liabilities	$360,172	$319,960	$307,909
Interest expense	7,310	5,699	6,405
Average rate paid	2.03%	1.78%	2.08%

Net interest income	$18,075	$16,025	$15,628
Net interest yield (net interest income divided by average interest-earning assets)	4.30%	4.27%	4.30%

     2005 vs. 2004. Average interest-earning assets and average interest-bearing liabilities for 2005, and net interest income for the year ended December 31, 2005, include the operations of the Custar office; thus, the comparability of the amounts presented is significantly impacted. Net interest income for 2005 increased $2,050,000, or 12.8%, in 2005 to $18,075,000, compared to $16,025,000 in 2004. Average interest-earning assets in 2005 increased $44,684,000 with the growth concentrated in the loan and securities portfolios. Average interest-bearing liabilities increased $40,212,000 as the result of increases in the savings, NOW, and money market deposit category and in time deposits. In an effort to provide additional stimulus to the national economy, the Federal Reserve Open Market Committee raised managed interest rates 200 basis points, or 2.0%, throughout 2005. These rate increases helped improve Croghan’s net interest yield, which increased three basis points to 4.30% in 2005 compared to 4.27% in 2004.
     It appears that the Federal Reserve is nearing the end of their rate tightening cycle, thus limiting future rate increases. The current rate environment, coupled with a relatively flat or even slightly inverted Treasury yield curve, could result in increased pressure on Croghan’s net interest yield in 2006.
     2004 vs. 2003. Net interest income for 2004 increased $397,000 to $16,025,000, 2.5% above 2003’s level of $15,628,000. Average interest-earning assets increased $12,105,000 with the growth concentrated entirely in the loan portfolio. Average interest-bearing liabilities increased $12,051,000 as the result of increases in the savings, NOW, and money market deposit category, in federal funds purchased and securities sold under repurchase agreements, and in borrowed funds. In an effort to achieve a more neutral stance with regard to monetary policy, the Federal Reserve Open Market Committee raised managed interest rates by 125 basis points, or 1.25%, throughout the second half of 2004. These increases helped relieve the pressure being exerted on net interest yield. In 2004, Croghan’s net interest yield decreased to 4.27% as compared to 4.30% in 2003.
PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES
     Croghan’s loan policy provides guidelines for managing both credit risk and asset quality. The policy details acceptable lending practices, establishes loan-grading classifications, and prescribes the use of a loan review process. Croghan employs credit analysis staff to aid in facilitating the early identification of problem loans, to help ensure sound credit decisions, and to assist in the determination of the allowance for loan losses. Croghan also engages an outside credit review firm to supplement the credit analysis function and to provide an independent assessment of the loan review process. Croghan’s loan policy, loan review process, and credit analysis staff facilitate management’s evaluation of the credit risk inherent in the lending function.
     Croghan performs ongoing reviews to identify impaired non-residential real estate and commercial loans and also completes in-depth analyses of the overall adequacy of its allowance for loan losses. A non-residential real estate or commercial loan is considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are then recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan’s effective interest rate. Given that Croghan’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value.
     To determine the allowance for loan losses, Croghan prepares a detailed quarterly analysis that focuses on delinquency trends, the status of non-performing loans (i.e., impaired, nonaccrual, and restructured loans, and loans past due 90 days or more), current and historical trends of charged-off loans within each loan category (i.e., commercial, real estate, and consumer), existing local and national economic conditions, and changes within the volume and mix in each loan category. Additionally, loans graded as special mention, substandard, doubtful, or partially charged-off are individually evaluated for their loss potential. For loans of $50,000 or more, this evaluation typically includes a review of the loan’s past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance.
     Regular provisions are made in amounts sufficient to maintain the balance in the allowance for loan losses at a level considered by management to be adequate for losses within the portfolio. Even though management uses all available information to assess possible loan losses, future additions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. The regulatory agencies that periodically review Croghan’s allowance for loan losses may also require adjustments to the allowance or the charge-off of specific loans based upon the information available to them at the time of their examinations.
     The following table details factors relating to the provision and allowance for loan losses for the years ended December 31:

	2005	2004	2003
	(Dollars in thousands)
Provision for loan losses charged to expense	$705	$716	$430
Net loan charge-offs	753	672	732
Net loan charge-offs as a percent of average outstanding net loans	.22%	.22%	.26%
     The following table details additional factors relating to the provision and allowance for loan losses for the years ended December 31:

	2005	2004	2003
	(Dollars in thousands)
Nonaccrual loans	$3,872	$933	$1,589
Loans contractually past due 90 days or more and still accruing interest	561	459	904
Restructured loans	—	—	—
Potential problem loans, other than those past due 90 days or more, nonaccrual, or restructured	11,810	15,393	14,644

Total potential problem and non-performing loans	$16,243	$16,785	$17,137

Allowance for loan losses	$3,624	$3,431	$3,387
Allowance for loan losses as a percent of year-end loans	1.06%	1.06%	1.11%
     2005 vs. 2004. The 2005 provision for loan losses totaled $705,000, or $11,000 less than the 2004 provision of $716,000. The 2005 and 2004 provisions were impacted by an increase in the level of charge-offs in the consumer and credit card loan categories, with charge-offs in both years exceeding the historical averages for those categories. Total potential problem and non-performing loans decreased $542,000, or 3.2%, to $16,243,000 at December 31, 2005, compared to $16,785,000 at December 31, 2004.
     A positive portfolio trend was a $3,583,000 decrease in potential problem loans to $11,810,000 at December 31, 2005, compared to $15,393,000 at December 31, 2004. Negative portfolio trends included a $2,939,000 increase in nonaccrual loans, totaling $3,872,000 at December 31, 2005, compared to $933,000 at December 31, 2004, and a $102,000 increase in loans past due 90 days or more and still accruing interest to $561,000 in 2005, compared to $459,000 in 2004. The 2005 nonaccrual loan total includes three loans to one borrower totaling $2,688,000. These loans, which were included in potential problem loans in 2004 and are primarily secured by a parcel of commercial real estate, were all approximately 110 days past due at year-end. An updated appraisal on the property received in December 2005 indicated an estimated collateral value in excess of $3,000,000.
     Croghan typically classifies a loan as a potential problem loan, regardless of its collateralization or any contractually obligated guarantors, when a review of the borrower’s financial statements indicates that the borrower does not generate sufficient operating cash flow to adequately service its debts. The following table provides additional detail pertaining to the past due status of Croghan’s potential problem loans as of December 31, 2005 (dollars in thousands):

Potential problem loans not currently past due	$8,206
Potential problem loans past due one day or more but less than 10 days	1,939
Potential problem loans past due 10 days or more but less than 30 days	605
Potential problem loans past due 30 days or more but less than 60 days	695
Potential problem loans past due 60 days or more but less than 90 days	365

Total potential problem loans	$11,810

     The following table provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2005 (dollars in thousands):

Collateralized by an interest in real property	$8,312
Collateralized by an interest in assets other than real property	3,491
Unsecured	7

Total potential problem loans	$11,810

     2004 vs. 2003. The provision for loan losses totaled $716,000 in 2004 compared to $430,000 in 2003. The 2004 provision was $286,000, or 66.5%, above 2003’s provision amount. The 2004 provision was impacted by an increase in the level of current year charge-offs in the consumer and credit card loan categories. Total potential problem and non-performing loans decreased $352,000, or 2.1%, to $16,785,000 at December 31, 2004, compared to $17,137,000 at December 31, 2003. Positive portfolio trends included a $656,000 decrease in nonaccrual loans, with nonaccrual loans totaling $933,000 at December 31, 2004, compared to $1,589,000 at December 31, 2003, and a $445,000 decrease in loans past due 90 days or more and still accruing interest to $459,000 in 2004, compared to $904,000 in 2003. The negative portfolio trend was a $749,000 increase in potential problem loans to $15,393,000 at December 31, 2004, compared to $14,644,000 at December 31, 2003.
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

     The following table provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2004 (dollars in thousands):

Collateralized by an interest in real property	$10,968
Collateralized by an interest in assets other than real property	4,331
Unsecured	94

Total potential problem loans	$15,393

NON-INTEREST INCOME
     Non-interest income is comprised of the items in the following table, which summarizes such income for the years ended December 31:

	2005	2004	2003
	(Dollars in thousands)
Trust income	$613	$550	$531
Service charges on deposit accounts	1,379	1,275	1,245
Gain (loss) on sale of securities	(141)	93	324
Increase in the cash value of life insurance	314	353	200
Commissions received from the origination of loans	15	10	69
Other operating income	581	635	622

Total non-interest income	$2,761	$2,916	$2,991

     2005 vs. 2004. Non-interest income for 2005 includes the operations of the Custar office from January 1, 2005; thus, the comparability of the amounts presented is significantly impacted. Total non-interest income in 2005 decreased to $2,761,000, compared to $2,916,000 earned in 2004, a decrease of $155,000 or 5.3%. Trust income increased $63,000, or 11.5%, from the 2004 level. The Trust Department held a total of $114,157,000 in assets for 610 clients at December 31, 2005, compared to $100,484,000 in assets at December 31, 2004. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, cash management accounts, individual retirement accounts, custody accounts, charitable trusts, and charitable gift annuities.
     Service charges on deposit accounts increased $104,000, or 8.2%, from the 2004 level. Net securities losses amounted to $141,000 in 2005, compared to $93,000 in net securities gains reported in 2004. A portion of the 2005 sales were the result of a planned strategy to fund payments to Custar shareholders and to align the acquired securities portfolio with Croghan’s investment objectives. The net securities gains and losses in both years were realized upon the sale of primarily U.S. Government Agency securities. All of the securities sold were from the available-for-sale portfolio.

     In 1999, the Bank purchased split-dollar life insurance contracts on behalf of its executive officers. In addition to the cash surrender value of each contract, the Bank will receive 20% of the net insurance proceeds upon the death of the insured party. The increase in the cash value of these policies accumulates on a tax-exempt basis and the tax savings is used to fund supplemental retirement benefits for the named executives. The cash value of these policies totaled $4,081,000 at December 31, 2005 and $3,963,000 at December 31, 2004. In 2003, the Bank purchased an additional $5,000,000 in bank-owned life insurance contracts covering 18 Bank officers. The Bank will receive the cash surrender value of each contract and all of the net insurance proceeds, except for $25,000 to be paid to the insured party’s beneficiaries, upon the death of the named officer. The cash value of these policies totaled $5,462,000 at December 31, 2005 and $5,266,000 at December 31, 2004. The increase in the cash value of all policies is included in other operating income and totaled $314,000 in 2005, compared to $353,000 in 2004.
     As a result of the low interest rate environment encountered in previous years, Croghan entered into an agreement in 2002 to originate loans on behalf of a national provider of residential mortgage loan products. The provider typically sells such loans in the secondary market (e.g., to Freddie Mac or Fannie Mae) and retains the servicing and related support functions (e.g., tax reporting and escrow accounting). This arrangement allows Croghan to maintain its customer relationships by providing competitive residential real estate loan offerings, while at the same time eliminating much of the risk associated with long-term fixed-rate mortgage loan financing. Commissions received from the origination of residential real estate loans totaled $15,000 in 2005, compared to $10,000 in 2004.
     Other operating income decreased $54,000, or 8.5%, to $581,000 in 2005 from $635,000 reported in 2004. Other operating income includes fees generated by the Investment Department of Croghan’s Trust and Investment Services Division. The Investment Department markets non-FDIC insured investment products, such as mutual funds and annuities. Fees generated by the Investment Department totaled $97,000 in 2005, compared to $73,000 in 2004. Other items of note that comprise other operating income include ATM surcharge fees, MasterCard merchant referral commissions, safe deposit box fees, credit life insurance sales commissions, and fees from the sale of official checks and money orders.
     2004 vs. 2003. Total non-interest income in 2004 decreased to $2,916,000 from $2,991,000 in 2003. This represented a decrease of $75,000 or 2.5%. Trust income increased $19,000, or 3.6%, from the 2003 level. The Trust Department held a total of $100,484,000 in assets for 553 clients at December 31, 2004, compared to $89,026,000 in assets at December 31, 2003.
     Service charges on deposit accounts increased $30,000, or 2.4%, from the 2003 level. Net securities gains amounted to $93,000 in 2004, compared to $324,000 in 2003. The net securities gains in both years were realized upon the sale of primarily U.S. Government Agency securities with approximately one year remaining until their stated final maturity dates. Alternative U.S. Government Agency securities maturing over longer time horizons (i.e., three to five years) were purchased to replace those securities that were sold. All of the securities sold were from the available-for-sale portfolio.
     The increase in the cash value of the split-dollar and bank-owned life insurance policies, which is included as a component of other operating income, amounted to $353,000 in 2004, compared to $200,000 in 2003. The cash value of these policies totaled $9,229,000 at December 31, 2004 and $8,876,000 at December 31, 2003.
     As previously noted, Croghan began originating loans on behalf of a national provider of residential mortgage loan products in 2002. Commissions received from such originations totaled $10,000 in 2004, compared to $69,000 in 2003. The fees in 2004 decreased due to the decline in the mortgage refinancing volume that occurred throughout the year as interest rates began to rise.
     Other operating income increased a total of $13,000, or 2.1%, to $635,000 in 2004 from $622,000 in 2003. As previously noted, the fees generated by the Investment Department of Croghan’s Trust and Investment Services Division are included in other operating income, with such fees totaling $73,000 in 2004 compared to $111,000 in 2003.

NON-INTEREST EXPENSES
     Non-interest expenses are comprised of the items in the following table, which summarizes such expenses for the years ended December 31:

	2005	2004	2003
	(Dollars in thousands)
Compensation	$5,340	$4,821	$4,470
Benefits	1,513	1,336	1,215
Additional provision for supplemental retirement benefits	—	412	—

Total personnel	6,853	6,569	5,685
Occupancy of premises	760	638	659
Amortization of core deposit intangible asset	58	—	—
Equipment and vehicle	1,020	814	800
Professional and consulting services	451	325	274
State franchise and other taxes	349	447	396
Postage	275	258	277
Stationery and supplies	234	204	196
Advertising and marketing	223	228	195
Third party computer processing	222	192	186
Examination fees	169	171	131
MasterCard franchise and processing	147	133	286
Loan collection and repossession fees	132	61	182
ATM network and processing fees	131	105	127
Telephone	94	65	155
Other operating	959	754	805

Total non-interest expenses	$12,077	$10,964	$10,354

     2005 vs. 2004. Non-interest expenses for 2005 include the operations of the Custar office from January 1, 2005; thus, the comparability of the amounts presented is significantly impacted. Total non-interest expenses in 2005 increased to $12,077,000 from $10,964,000 in 2004, an increase of $1,113,000 or 10.2%. Total personnel expense increased $284,000, or 4.3%, between comparable periods. This increase can be attributed to annual salary adjustments and an increase in the number of full-time equivalent employees. Full-time equivalent employees totaled 158 at 2005 year-end compared to 146 at 2004 year-end, with most of the increase related to the addition of the Custar office in January 2005 and the opening of the Norwalk banking center in June 2005. Other expenses that changed more than $50,000 between 2005 and 2004 included occupancy, equipment and vehicle, professional and consulting services, state franchise and other taxes, loan collection and repossession fees, and other operating.
     Occupancy expenses increased $122,000, or 19.1%, in 2005. These expenses include such items as building and contents insurance, utilities, repair and maintenance costs, upkeep of parking lots and grounds, building depreciation, leased facility costs, and real estate taxes. Most of the increase is related to the additional expenses associated with operating the Custar and Norwalk banking centers.
     Equipment and vehicle expenses increased $206,000, or 25.3%, in 2005. These expenses include such items as the upkeep and operation of vans used for deliveries between banking centers, equipment repair and maintenance, the lease of data lines and photocopying equipment, internet security services, equipment service contracts, and furniture and equipment depreciation.
     Professional and consulting services increased $126,000, or 38.8%, in 2005. These services include fees paid to various consulting firms that assist with operational and product issues, asset/liability management, compliance training, information technology matters, and business planning. They also include professional fees paid to legal, accounting, and loan review firms. The 2005 total included $45,000 in expenses for an accounting firm to assist in the internal control certification requirements specified by Section 404 of the Sarbanes-Oxley Act. After completing a majority of the work, the regulatory agencies announced in late 2005 that certifications applicable to companies of Croghan’s size would be delayed until 2007.
     State franchise taxes, which are based on the Bank’s capital structure, and other taxes decreased $98,000, or 21.9%, in 2005. The 2005 decrease was a result of the Bank’s lower capital position at the end of 2004. Loan collection and repossession fees increased $71,000, or 116.4%, in 2005. The 2005 increase represents additional legal fees and expenses related to the use of third-party repossession firms.

     Other operating expenses increased $205,000, or 27.2%, in 2005. The increase is spread amongst multiple expense line items, with many items increasing as the result of Croghan’s addition of two new banking centers in 2005. Significant expense categories that comprise other operating expenses include miscellaneous employee expenses, fidelity and liability insurance, director and committee fees, loan origination expenses, dues and subscriptions, software amortization costs, correspondent bank service charges, and charitable donations.
     2004 vs. 2003. Total non-interest expenses in 2004 increased to $10,964,000 from $10,354,000 in 2003. This represented an increase of $610,000, or 5.9%, between comparable periods. Total personnel expense increased $884,000, or 15.5%, between comparable periods. A significant portion of the personnel expense increase was attributable to an additional provision for supplemental retirement benefits totaling $412,000. This provision stemmed from an advisory letter issued by bank regulators’ pertaining to the accounting for deferred compensation agreements. Based upon the regulators’ position and after extensive analyses and discussions with various external professionals, it was determined in June 2004 that the estimated liability for accumulated supplemental retirement benefits should be increased $412,000 ($272,000 after income taxes). This non-recurring adjustment was in addition to Croghan’s normal supplemental retirement benefit provision and resulted in a decrease in 2004 net income per share of $.14.
     Other expenses that changed more than $25,000 between 2004 and 2003 included professional and consulting services, state franchise and other taxes, advertising and marketing, examination fees, MasterCard franchise and processing, loan collection and repossession fees, telephone, and other operating.
     Professional and consulting services increased $51,000, or 18.6%, in 2004. The 2004 total included $55,000 in expenses for an accounting firm to assist with the previously noted internal control certification requirements specified by Section 404 of the Sarbanes-Oxley Act. Under the Act’s original provisions, Croghan was required to implement certification pertaining to the effectiveness of its system of internal controls in 2005. Given that initial timeline, much of the planning and groundwork was begun during the fourth quarter of 2004.
     State franchise taxes, which are based on the Bank’s capital structure, and other taxes increased $51,000, or 12.9%, in 2004. The 2004 increase was a direct result of the Bank’s higher capital level.
     Advertising and marketing increased $33,000, or 16.9%, in 2004. The 2004 expenses included $12,000 in customer promotional/giveaway items distributed as part of Croghan’s major retail checking account product launch. Additionally, print and media advertising expenses related to this product campaign were incurred during 2004.
     Examination fees increased $40,000, or 30.5%, in 2004. These fees include payments to third party accounting firms and to the State of Ohio Division of Financial Institutions for auditing and examination services. The fees paid to two accounting firms rendering audit services in 2004 increased $26,000, with much of the increase resulting from additional audit requirements to ensure compliance with professional standards. Fees paid to the State of Ohio Division of Financial Institutions, which are based on the Bank’s asset size, increased $14,000 in 2004 as a direct result of an increase in the Bank’s total assets over 2003.
     MasterCard franchise and processing fees decreased $153,000, or 53.5%, in 2004. During 2003, the MasterCard merchant processing operation was evaluated and a decision was made to outsource all merchant-related processing to a third-party vendor. A majority of the merchants were converted during the first quarter of 2004 and the processing fees were reduced accordingly. Loan collection and repossession fees decreased $121,000, or 66.5%, in 2004. The 2003 fees were higher than normal as a result of efforts made to bring specific problem loans to final resolution.
     Telephone expense decreased $90,000, or 58.1%, in 2004. This decrease resulted from the installation of new equipment in 2003 that drastically reduced the number of lines required to service Croghan’s telephone communications needs. Other operating expenses decreased $51,000, or 6.3%, in 2004. The reduction cannot be traced to any specific item, but resulted from decreases across multiple expense line items.
FEDERAL INCOME TAXES
     Federal income tax expense totaled $2,333,000 in 2005, compared to $2,143,000 in 2004 and $2,407,000 in 2003. The effective tax rate in 2005 was 29.0% compared to 29.5% in 2004 and 30.7% in 2003. The decreases in the effective rate in 2005 and 2004 resulted from increases in tax-exempt income from political subdivision obligations. Additionally, a portion of the 2004 decease can be attributed to an increase in the cash value of life insurance.
SECURITIES
     Croghan’s securities portfolio is used to enhance net interest income, provide liquidity in the event of unforeseen cash flow needs, and diversify financial risk. At December 31, 2005, Croghan classified $76,905,000, or 94.5%, of its securities as available-for-sale. The remaining securities, totaling $4,516,000, were classified as either held-to-maturity or restricted stock. Available-for-sale securities are reported at their fair values with the net unrealized gain or loss reported as accumulated other comprehensive income (loss). Held-to-maturity securities are reported at amortized cost and restricted stock is reported at cost. All securities are periodically reviewed for impairment.

     Croghan’s available-for-sale investment portfolio is comprised primarily of U.S. Government Agency and political subdivision obligations. The fair value of these holdings totaled $76,555,000 at December 31, 2005, compared to $56,759,000 at December 31, 2004. Croghan’s held-to-maturity investment portfolio consisted of debt obligations of domestic corporations. The amortized cost of these investments totaled $1,024,000 at December 31, 2005, compared to $1,538,000 at December 31, 2004. Restricted stock is comprised of shares issued by the Federal Reserve Bank of Cleveland, the Federal Home Loan Bank of Cincinnati, and the Great Lakes Bankers Bank of Columbus. The cost of these investments, which have no stated maturity, totaled $3,492,000 at December 31, 2005, compared to $2,676,000 at December 31, 2004.
     The aggregate carrying value of all securities at December 31, 2005 totaled $81,421,000, or an increase of 32.8%, as compared to $61,323,000 at December 31, 2004. Most of the 2005 increase can be attributed to the Custar acquisition as well as soft loan demand.
LOANS
     Total loans at December 31, 2005 increased $18,421,000, or 5.7%, over December 31, 2004. The following table summarizes total loans and the percent change by major category as of December 31:

			Percent
	2005	2004	Change
	(Dollars in thousands)
Commercial, financial and agricultural	$40,358	$41,970	(3.8)%
Real estate — residential mortgage	154,177	129,944	18.6%
Real estate — non-residential mortgage	101,241	93,241	8.6%
Real estate — construction	13,641	17,515	(22.1)%
Consumer	28,764	36,992	(22.2)%
Credit card	2,729	2,827	(3.5)%

Total loans	$340,910	$322,489	5.7%

     Total loans, taking into account the fair value of loans acquired from Custar of $31,035,000, decreased $12,614,000, or 3.6%, from 2004 year-end. As noted in the preceding table, increases occurred in the residential and non-residential mortgage categories, with declines occurring in commercial, construction real estate, consumer, and credit card loans. The most significant increase occurred in residential mortgage loans, which grew $24,233,000, or 18.6%, in 2005. This increase was directly attributable to the Custar acquisition, with the fair value of acquired residential mortgage loans totaling $23,400,000.
     The loan decreases resulted from soft loan demand encountered throughout Croghan’s market areas, coupled with a renewed focus on consumer and credit card loan underwriting standards. As evident in the preceding table, the loan category experiencing the largest decline in 2005 was consumer loans. When taking into account the $1,142,000 in consumer loans from the Custar acquisition, the consumer category declined $9,370,000. This resulted from a comprehensive review of lending standards in early 2005 that was prompted by the rise in consumer loan charge-offs over the past three years. The adoption of more rigorous credit underwriting standards significantly reduced the number of qualifying consumer loans during 2005. As these same underwriting standards are applied throughout 2006, a further reduction in the consumer loan portfolio is anticipated.
DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES
     Deposits and other interest-bearing liabilities at December 31, 2005 increased $43,497,000, or 11.9%, over December 31, 2004. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:

			Percent
	2005	2004	Change
	(Dollars in thousands)
Demand, non-interest bearing	$50,730	$43,658	16.2%
Savings, NOW and Money Market deposits	150,365	147,582	1.9%
Time deposits	167,364	134,853	24.1%

Total deposits	368,459	326,093	13.0%
Federal funds purchased and securities sold under repurchase agreements	10,825	9,794	10.5%
Other borrowings	29,050	28,950	0.3%

Total deposits and other interest-bearing liabilities	$408,334	$364,837	11.9%

     Total deposits and other interest-bearing liabilities, net of the fair value of deposits acquired from Custar of $40,821,000, increased $2,676,000, or 0.7%, from 2004 year-end. As noted in the preceding table, all of the deposit categories increased in 2005.
     Other interest-bearing liabilities, consisting of federal funds purchased and securities sold under repurchase agreements and other borrowings, increased $1,131,000 or 2.9% to $39,875,000 at December 31, 2005 from $38,744,000 at December 31, 2004. The 2005 increase in other interest-bearing liabilities included funds borrowed from the Great Lakes Bankers Bank, totaling $2,750,000 at December 31, 2005, used to assist in financing the Custar acquisition.
STOCKHOLDERS’ EQUITY
     Croghan’s stockholders’ equity at December 31 is summarized in the following table:

	2005	2004
	(Dollars in thousands)
Common stock	$23,926	$23,926
Surplus	154	133
Retained earnings	28,640	25,091
Accumulated other comprehensive income (loss)	(287)	375
Treasury stock	(2,502)	(609)

Total stockholders’ equity	$49,931	$48,916

     Accumulated other comprehensive income (loss) consists of the net unrealized gain (loss) on securities classified as available-for-sale. At December 31, 2005, Croghan held $76,905,000 of available-for-sale securities with a net unrealized loss of $287,000, net of income taxes. This compares to holdings at December 31, 2004 of available-for-sale securities totaling $57,109,000 with a net unrealized gain of $375,000, net of income taxes. The $662,000 decrease in the net unrealized gain was the result of holding fewer above market rate securities at December 31, 2005, reflecting the changes in both short-term and long-term interest rates during 2005. Since management believes that none of its investment securities are permanently impaired, there were no impairment charges made to operations in either 2005 or 2004.
     Bank holding companies, including Croghan, are subject to minimum capital requirements established by the Federal Reserve Board. Additionally, all insured depository institutions, including the Bank, are subject to the Federal Reserve Board’s capital classification system that assigns institution’s into one of the following categories: well capitalized, adequately capitalized, or undercapitalized. Failure of a bank or bank holding company to meet the adequately capitalized or minimum capital standards may result in the initiation of certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on an institution’s financial statements.
     The Federal Reserve Board’s minimum Tier I risk-based and total risk-based capital ratios established for bank holding companies are 4% and 8%, respectively. At December 31, 2005, Croghan had a Tier I risk-based capital ratio of 12.0% and a total risk-based capital ratio of 13.1%. To be considered as “well capitalized” under prompt corrective action provisions, a bank must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2005, the Bank was deemed “well capitalized” with a Tier I risk-based capital ratio of 11.2% and a total risk-based capital ratio of 13.8%. Refer to Note 14, entitled “Regulatory Matters”, in Croghan’s Consolidated Financial Statements for a detailed analysis of the Corporation’s and the Bank’s capital amounts and related ratios. Management believes that, as of December 31, 2005 and 2004, the Corporation and the Bank met all applicable capital adequacy requirements.
LIQUIDITY
     Croghan’s primary sources of liquidity are derived from its core deposit base and stable stockholders’ equity position. Secondary liquidity is provided by adjusting the daily federal funds sold position (when available), by actively managing the investment portfolio, and by adjusting federal funds purchased (borrowed) under established lines of credit from correspondent banks. The Bank has three federal funds purchased lines of credit, which are readily available on an unsecured short-term basis to meet daily liquidity needs as they arise. The average balance borrowed under these lines during 2005 totaled $558,000. At December 31, 2005, Croghan had $5,400,000 in federal funds purchased, to be repaid on a daily basis, as compared to $4,000,000 in federal funds purchased at December 31, 2004. Croghan also has additional borrowing capacity of $58,154,000 available from the Federal Home Loan Bank of Cincinnati. These funds can be drawn upon subject to adequate pledging of Federal Home Loan Bank stock and eligible residential mortgage loans.

     Additionally, Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and to fund possible deposit account outflows. At December 31, 2005, liquid assets in the form of cash and due from banks totaled $12,338,000, or 2.7%, of total assets. Croghan believes that these highly liquid assets, in addition to a staggered maturity schedule and principal repayments within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.
     The liquidity needs of Croghan’s parent holding company, primarily the need to pay quarterly cash dividends to shareholders and make debt service payments to Great Lakes Bankers Bank, are funded by upstream-dividends from the Bank subsidiary. Dividends accrued to the Corporation from the Bank totaled $5,608,000 in 2005, $12,175,000 in 2004, and $2,071,000 in 2003. The 2004 dividends included a special $10,000,000 dividend from the Bank to assist in funding the Custar acquisition. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval from the State of Ohio Division of Financial Institutions provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, the Bank had no dividend availability on January 1, 2006, but projects adequate income throughout 2006 to support cash dividends to shareholders and provide funds to make debt service payments.
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
     Croghan monitors its interest rate risk through a sensitivity analysis, which strives to measure potential changes in future earnings and the fair values of its financial instruments that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan’s financial instruments using the interest rates in effect at December 31, 2005. To arrive at fair value estimates, the cash flows from Croghan’s financial instruments are discounted to their approximated present values.
     Hypothetical changes in interest rates are applied to those financial instruments, and the cash flows and fair value estimations are then simulated. When calculating the net interest income estimations, hypothetical rates are applied to the financial instruments based upon the assumed cash flows. Croghan applies interest rate “shocks” to its financial instruments of 100 and 200 basis points (up and down) for its net interest income, and 200 basis points (up and down) for the value of its equity. The following table presents the potential sensitivity in Croghan’s annual net interest income for a 100 and 200 basis-point (i.e., 1.0% and 2.0%) change in market interest rates and the potential sensitivity in the present value of Croghan’s equity for a sudden and sustained 200 basis-point (i.e., 2.0%) change in market interest rates (dollars in thousands):

	December 31, 2005		ALCO Guidelines
	Change in Dollars	Change in Percent	For the Change
	($)	(%)	in Percent (%)
Annual Net Interest Income Impact
For a Change of + 100 Basis Points	(1,025)	(5.6)	(15.0)
For a Change of - 100 Basis Points	298	1.6	(15.0
For a Change of + 200 Basis Points	(2,109)	(11.5)	(25.0)
For a Change of - 200 Basis Points	(573)	(3.1)	(25.0

Impact on the Net Present Value of Equity
For a Change of + 200 Basis Points	(4,965)	(8.5)	(25.0)
For a Change of - 200 Basis Points	499	0.8	25.0
     As indicated in the preceding table, the projected volatility of net interest income and the net present value of equity at December 31, 2005 were within Croghan’s established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS
     The following table summarizes Croghan’s loan commitments, including letters of credit, as of December 31, 2005 (dollars in thousands):

	Amount of Commitment to Expire Per Period
Type of Commitment	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Commercial lines of credit	$31,397	$28,634	$240	$2,332	$191
Real estate lines of credit	27,715	6,124	1,413	349	19,829
Consumer lines of credit	1,392	1,343	49	—	—
Credit card lines of credit	12,311	12,311	—	—	—
Guarantees	—	—	—	—	—

Total Commitments	$72,815	$48,412	$1,702	$2,681	$20,020

     As indicated in the preceding table, Croghan had $72,815,000 in total loan commitments at the end of 2005, with $48,412,000 of that amount expiring within one year. All lines of credit represented either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since Croghan requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and non-residential property. The credit card lines were made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders. Additionally, $24,252,000 of the commercial lines were due on a demand basis, with many of those lines established for seasonal operating purposes.
     The following table summarizes Croghan’s other contractual obligations as of December 31, 2005 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Long-term debt	$29,050	$15,300	$5,500	$2,750	$5,500
Capital leases	—	—	—	—	—
Operating leases	248	63	126	59	—
Unconditional purchase obligations	—	—	—	—	—
Other	1,566	55	105	110	1,296

Total Obligations	$30,864	$15,418	$5,731	$2,919	$6,796

     The long-term debt noted in the preceding table represented borrowings from Great Lakes Bankers Bank and the Federal Home Loan Bank of Cincinnati. The Great Lakes Bankers Bank note bears a variable rate of interest and requires interest payments on an annual basis with principal due at maturity. The Federal Home Loan Bank notes require payment of interest on a monthly basis with principal due at maturity. The obligations bear both fixed and variable interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of prepayment. As the notes mature, Croghan evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay off or renew the note. The evaluation process typically includes: the strength of current and projected customer loan demand, Croghan’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for Croghan’s deposit product offerings.
     As indicated in the table, Croghan had no capital leases or unconditional purchase obligations as of December 31, 2005. Additionally, the table does not include obligations pertaining to deposits or federal funds purchased and securities sold under repurchase agreements.

     Croghan’s operating lease obligations pertained to lease arrangements for the Port Clinton Office, which is located in a retail supermarket in the Knollcrest Shopping Center, an ATM site north of Fremont, and the Norwalk banking center located in the downtown business district. The other contractual obligation noted in the table totaling $1,566,000 represented the projected payments for the periods indicated to participants in the Bank’s executive supplemental retirement plan. Of this amount, $663,000 has been accrued as a liability as of December 31, 2005. Croghan also had several minor operating lease obligations, with an aggregate total less than $75,000, for photocopying and mail processing equipment which are not included in the table.
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
     The most significant accounting policies followed by Croghan are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and in Managements Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses and the estimated liability for supplemental retirement benefits as the accounting areas that require the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision in the near term as new information becomes available. Additionally, management has identified the determination of the value of goodwill as another accounting area that requires complex estimates, assumptions, and judgments.
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

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio
We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
Toledo, Ohio
February 16, 2006

Offices in 14 states and Washington, DC	18

Croghan Bancshares, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(Dollars in thousands, except par value)
ASSETS

CASH AND CASH EQUIVALENTS	$12,338	$11,587

SECURITIES
Available-for-sale, at fair value	76,905	57,109
Held-to-maturity, at amortized cost, fair value of $1,047 in 2005 and $1,595 in 2004	1,024	1,538
Restricted stock	3,492	2,676

Total securities	81,421	61,323

LOANS	340,910	322,489
Less: Allowance for loan losses	3,624	3,431

Net loans	337,286	319,058

PREMISES AND EQUIPMENT, NET	7,455	7,166
CASH SURRENDER VALUE OF LIFE INSURANCE	9,543	9,229
GOODWILL	10,430	6,113
CORE DEPOSIT INTANGIBLE ASSET, NET	403	—
ACCRUED INTEREST RECEIVABLE	2,194	1,929
OTHER ASSETS	829	829

TOTAL ASSETS	$461,899	$417,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest bearing	$50,730	$43,658
Savings, NOW and Money Market deposits	150,365	147,582
Time	167,364	134,853

Total deposits	368,459	326,093

Federal funds purchased and securities sold under repurchase agreements	10,825	9,794
Borrowed funds	29,050	28,950
Dividends payable	535	530
Other liabilities	3,099	2,951

Total liabilities	411,968	368,318

STOCKHOLDERS’ EQUITY
Common stock, $12.50 par value. Authorized 3,000,000 shares; issued 1,914,109 shares	23,926	23,926
Surplus	154	133
Retained earnings	28,640	25,091
Accumulated other comprehensive income (loss)	(287)	375
Treasury stock, 69,883 shares in 2005 and 20,336 shares in 2004, at cost	(2,502)	(609)

Total stockholders’ equity	49,931	48,916

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$461,899	$417,234

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2005	2004	2003
	(Dollars in thousands, except per share data)
INTEREST INCOME	$22,410	$19,574	$19,525
Loans, including fees
Securities:
U.S. Treasury	—	—	10
Obligations of U.S. Government agencies and corporations	1,652	1,267	1,573
Obligations of states and political subdivisions	927	680	635
Other	246	201	242
Federal funds sold	150	2	48

Total interest income	25,385	21,724	22,033

INTEREST EXPENSE
Deposits	5,987	4,538	5,170
Other borrowings	1,323	1,161	1,235

Total interest expense	7,310	5,699	6,405

Net interest income	18,075	16,025	15,628

PROVISION FOR LOAN LOSSES	705	716	430

Net interest income, after provision for loan losses	17,370	15,309	15,198

NON-INTEREST INCOME
Trust income	613	550	531
Service charges on deposit accounts	1,379	1,275	1,245
Gain (loss) on sale of securities	(141)	93	324
Other	910	998	891

Total non-interest income	2,761	2,916	2,991

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	6,853	6,157	5,685
Additional provision for supplemental retirement benefits	—	412	—
Occupancy of premises	760	638	659
Amortization of core deposit intangible asset	58	—	—
Other operating	4,406	3,757	4,010

Total non-interest expenses	12,077	10,964	10,354

Income before federal income taxes	8,054	7,261	7,835

FEDERAL INCOME TAXES	2,333	2,143	2,407

NET INCOME	$5,721	$5,118	$5,428

NET INCOME PER SHARE, based on 1,877,987 shares in 2005, 1,897,582 shares in 2004 and 1,900,152 shares in 2003	$3.05	$2.70	$2.86

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended December 31, 2005, 2004 and 2003
				Accumulated
				other
	Common		Retained	comprehensive	Treasury
	Stock	Surplus	earnings	income (loss)	stock	Total
	(Dollars in thousands, except per share data)
BALANCE AT DECEMBER 31, 2002	$23,926	$118	$18,740	$1,027	$(349)	$43,462

Comprehensive income:
Net income	—	—	5,428	—	—	5,428
Change in net unrealized gain, net of reclassification adjustments and related income taxes	—	—	—	(593)	—	(593)

Total comprehensive income	—	—	—	—	—	4,835

Purchase of 2,500 shares of treasury stock	—	—	—	—	(69)	(69)
Proceeds from issuance of 1,352 shares from treasury stock	—	4	—	—	35	39
Cash dividends declared, $1.09 per share	—	—	(2,071)	—	—	(2,071)

BALANCE AT DECEMBER 31, 2003	23,926	122	22,097	434	(383)	46,196

Comprehensive income:
Net income	—	—	5,118	—	—	5,118
Change in net unrealized gain, net of reclassification adjustments and related income taxes	—	—	—	(59)	—	(59)

Total comprehensive income	—	—	—	—	—	5,059

Purchase of 7,200 shares of treasury stock	—	—	—	—	(257)	(257)
Proceeds from issuance of 1,219 shares from treasury stock	—	11	—	—	31	42
Cash dividends declared, $1.12 per share	—	—	(2,124)	—	—	(2,124)

BALANCE AT DECEMBER 31, 2004	23,926	133	25,091	375	(609)	48,916

Comprehensive income:
Net income	—	—	5,721	—	—	5,721
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	(662)	—	(662)

Total comprehensive income	—	—	—	—	—	5,059

Purchase of 51,472 shares of treasury stock	—	—	—	—	(1,943)	(1,943)
Proceeds from issuance of 1,925 shares from treasury stock	—	21	—	—	50	71
Cash dividends declared, $1.16 per share	—	—	(2,172)	—	—	(2,172)

BALANCE AT DECEMBER 31, 2005	$23,926	$154	$28,640	$(287)	$(2,502)	$49,931

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2005	2004	2003
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,721	$5,118	$5,428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	930	646	465
Provision for loan losses	705	716	430
Deferred federal income taxes	118	29	342
Federal Home Loan Bank stock dividends	(112)	(77)	(71)
Increase in cash value of life insurance	(314)	(353)	(200)
Net amortization of security premiums and discounts	527	863	1,184
Provision for deferred compensation	108	472	42
Loss (gain) on sale of securities	141	(93)	(324)
Loss on disposal of equipment	6	—	83
Decrease in accrued interest receivable	—	1	436
Decrease (increase) in other assets	93	(11)	(233)
Increase (decrease) in other liabilities	(53)	(49)	(210)

Net cash provided by operating activities	7,870	7,360	7,372

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of The Custar State Bank, net of $2,357 cash and cash equivalents acquired	(11,682)	—	—
Proceeds from maturities of securities	9,450	17,234	25,960
Proceeds from sales of available-for-sale securities	14,455	3,512	11,999
Payment of single premiums on split-dollar life insurance policies	—	—	(5,000)
Purchases of securities:
Available-for-sale	(28,720)	(18,616)	(31,904)
Held-to-maturity	—	—	(541)
Restricted stock	(305)	—	—
Net decrease (increase) in loans	11,771	(16,869)	(19,073)
Additions to premises and equipment	(685)	(901)	(1,708)

Net cash used in investing activities	(5,716)	(15,640)	(20,267)

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years ended December 31,
	2005	2004	2003
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$1,565	$13,686	$9,519
Increase (decrease) in federal funds purchased and securities sold under repurchase agreements	1,031	(1,382)	(169)
Borrowed funds:
Proceeds	9,500	10,950	14,500
Repayments	(9,400)	(12,000)	(11,000)
Proceeds from issuance of treasury shares	71	42	39
Cash dividends paid	(2,167)	(2,126)	(2,052)
Purchase of treasury stock	(1,943)	(257)	(69)
Payment of deferred compensation	(60)	(30)	(29)

Net cash provided by (used in) financing activities	(1,403)	8,883	10,739

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	751	603	(2,156)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	11,587	10,984	13,140

CASH AND CASH EQUIVALENTS AT END OF YEAR	$12,338	$11,587	$10,984

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$6,979	$5,721	$6,513

Federal income taxes	$2,469	$1,630	$2,468

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain (loss) on available-for-sale securities	$341	$31	$305

Non-cash investing activities:
Change in net unrealized gain (loss) on available-for-sale securities	$(1,003)	$(90)	$(898)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Croghan Bancshares, Inc. (the “Corporation”) was incorporated on September 27, 1983 in the state of Ohio. The Corporation is a bank holding company and has one wholly-owned subsidiary, The Croghan Colonial Bank (the “Bank”). The Corporation, through its subsidiary, operates in one industry segment, the commercial banking industry. The Bank, an Ohio chartered bank organized in 1888, has its main office in Fremont, Ohio and has branch offices located in Bellevue, Clyde, Custar, Fremont, Green Springs, Monroeville, Norwalk and Port Clinton, Ohio. The Bank’s primary source of revenue is providing loans to customers primarily located in Sandusky County, Ottawa County, Wood County, the Village of Green Springs and the northwest portion of Huron County, which includes the Cities of Bellevue and Norwalk and the Village of Monroeville. Such customers are predominantly small and middle-market businesses and individuals. See Note 1 regarding the 2005 acquisition of The Custar State Bank (“Custar”).
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
The cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income from securities, principally using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.
Restricted stock consists primarily of Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. Such securities are carried at cost and evaluated for impairment on an annual basis.
Gains and losses on sales of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

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
The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Personal loans are typically charged-off no later than 120 days past due and credit card loans are typically charged-off no later than 180 days past due. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
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
The allowance consists of specific, general and secondary components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flow (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The secondary component is maintained to cover economic and other external factors that could affect management’s estimate of probable losses and considers the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
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
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS
In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.
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
GOODWILL AND CORE DEPOSIT INTANGIBLE ASSET
Goodwill remaining from the 1996 purchase of Union Bancshares Corp. has been combined with the goodwill arising from the 2005 purchase of Custar, described in Note 1. The resulting total goodwill is tested for impairment at least annually to determine if an impairment loss has occurred. The core deposit intangible asset arising from the 2005 purchase of Custar is being amortized over an eight-year period on a straight-line basis.
SUPPLEMENTAL RETIREMENT BENEFITS
Annual provisions are made for the estimated liability for accumulated supplemental retirement benefits under agreements with two active and four retired officers.
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

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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

Croghan Bancshares, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — PURCHASE OF THE CUSTAR STATE BANK
Effective January 1, 2005, the Corporation acquired all of the outstanding shares of Custar, an Ohio banking corporation with one office located in Custar, Ohio. Custar was subsequently merged into the Bank.
The cash purchase price, including $145,000 of acquisition costs, totaled $14,039,000. The acquisition was financed with a $10,000,000 special dividend from the Bank and the proceeds of a $4,000,000 four-year term loan from a correspondent bank, as described in Note 7. The transaction was accounted for as a purchase and, accordingly, the results of operations of Custar are included in the 2005 consolidated results of the Corporation beginning on January 1, 2005. For federal income tax purposes, the tax basis of the Custar assets and liabilities carryover and the Corporation gets no tax basis amortization of the goodwill and core deposit intangible asset.
The following table summarizes Custar’s book values and estimated fair values for the assets acquired and liabilities assumed on the date of the acquisition:

	Book	Estimated
	value	fair value
	(Dollars in thousands)
Cash and cash equivalents	$2,357	$2,357
Securities	16,504	16,504
Loans, net	30,704	30,794
Premises and equipment	62	445
Goodwill	—	4,317
Core deposit intangible asset	—	461
Accrued interest receivable	265	265
Other assets	3	171

Total assets acquired	49,895	55,314

Deposits	40,801	40,821
Other liabilities	71	454

Total liabilities assumed	40,872	41,275

Net assets acquired	$9,023	$14,039

As a result of the above purchase, the Corporation’s goodwill increased by $4,317,000 in 2005 and totals $10,430,000 at December 31, 2005. The amortization of the core deposit intangible asset amounted to $58,000 in 2005, resulting in an unamortized balance of $403,000 at December 31, 2005. Estimated amortization of the core deposit intangible asset for each of the next five years and thereafter is as follows (dollars in thousands):

2006	$58
2007	58
2008	58
2009	58
2010	58
Thereafter	113

Total	$403

NOTE 2 — SECURITIES
The amortized cost and fair value of securities as of December 31, 2005 and 2004 are as follows:

	2005		2004
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
		(Dollars in thousands)
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$51,947	$51,500	$37,386	$37,569
Obligations of states and political subdivisions	25,043	25,055	18,805	19,190
Other equity security	350	350	350	350

Total available-for-sale	77,340	76,905	56,541	57,109

Held-to-maturity — corporate debt obligations	1,024	1,047	1,538	1,595
Restricted stock	3,492	3,492	2,676	2,676

Total	$81,856	$81,444	$60,755	$61,380

A summary of gross unrealized gains and losses on securities at December 31, 2005 and 2004 follows:

	2005		2004
	Gross	Gross	Gross	Gross
	unrealized	unrealized	unrealized	unrealized
	gains	losses	gains	losses
		(Dollars in thousands)
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$107	$554	$308	$125
Obligations of states and political subdivisions	167	155	407	22

Total available-for-sale	274	709	715	147

Held-to-maturity — corporate debt obligations	33	10	62	5

Total	$307	$719	$777	$152

The amortized cost and fair value of securities at December 31, 2005, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
		(Dollars in thousands)
Due in one year or less	$11,892	$11,884	$—	$—
Due after one year through five years	21,930	21,589	516	506
Due after five years through ten years	17,044	17,021	508	541
Due after ten years	26,124	26,061	—	—
Other equity security having no maturity date	350	350	—	—

Total	$77,340	$76,905	$1,024	$1,047

Securities with a carrying value of $45,423,000 at December 31, 2005 and $54,947,000 at December 31, 2004 were pledged to secure public deposits and for other purposes as required or permitted by law.
Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank of Cincinnati stock amounted to $2,314,000 and $1,919,000 at December 31, 2005 and 2004, respectively. The Bank’s investment in Federal Reserve Bank of Cleveland stock amounted to $1,118,000 and $697,000 at December 31, 2005 and 2004, respectively.

NOTE 2 — SECURITIES (CONTINUED)
Gross gains realized from sales of securities available-for-sale amounted to $48,000 in 2005, $98,000 in 2004 and $324,000 in 2003, with the income tax provision applicable to such gains amounting to $16,000 in 2005, $33,000 in 2004 and $110,000 in 2003. Gross losses realized from sales of securities available-for-sale amounted to $189,000 in 2005 and $5,000 in 2004 (none in 2003), with the income tax provision applicable to such losses amounting to $64,000 in 2005 and $2,000 in 2004.
The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

		Securities in a continuous unrealized loss position
	Less than		12 months
	12 months		or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	losses	value	losses	value	losses	value
			(Dollars in thousands)
2005
Obligations of U.S. Government agencies and corporations	$206	$29,473	$348	$12,849	$554	$42,322
Obligations of states and political subdivisions	108	10,759	47	1,597	155	12,356
Corporate debt obligations	—	—	10	506	10	506

Total temporarily impaired securities	$314	$40,232	$405	$14,952	$719	$55,184

2004
Obligations of U.S. Government agencies and corporations	$24	$4,663	$101	$8,832	$125	$13,495
Obligations of states and political subdivisions	18	907	4	353	22	1,260
Corporate debt obligations	5	524	—	—	5	524

Total temporarily impaired securities	$47	$6,094	$105	$9,185	$152	$15,279

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2005, there were 98 securities in an unrealized loss position, 26 of which were in a continuous unrealized loss position for twelve months or more. When evaluating these securities for impairment, management considers the issuer’s financial condition, whether the securities are issued by federally-sponsored government agencies or political subdivisions, whether downgrades by the bond rating agencies have occurred, industry analyst reports, and volatility in the bond market. Management has concluded that the unrealized losses as of December 31, 2005 were primarily the result of customary and expected fluctuations in the bond market related to changes in interest rates. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future for securities classified as available-for-sale, all security impairments as of December 31, 2005 are considered temporary.

NOTE 3 — LOANS
Loans at December 31, 2005 and 2004 consist of the following:

	2005	2004
	(Dollars in thousands)
Commercial, financial and agricultural	$40,358	$41,970
Real estate:
Residential mortgage	154,177	129,944
Non-residential mortgage	101,241	93,241
Construction	13,641	17,515
Consumer	28,764	36,992
Credit card	2,729	2,827

Total	$340,910	$322,489

Fixed rate loans amounted to $96,865,000 at December 31, 2005 and $100,277,000 at December 31, 2004.
The Bank’s investment in impaired loans amounted to $2,939,000 at December 31, 2005 and $407,000 at December 31, 2004. The following information is provided with respect to impaired loans:

	2005	2004	2003
	(Dollars in thousands)
Average investment in impaired loans	$737	$919	$1,728

Interest income recognized on impaired loans	$—	$19	$125

Interest income recognized on a cash basis on impaired loans	$—	$19	$125

     At December 31, 2005, impaired loans totaling $2,939,000 have a related allowance for loan losses of $426,000 ($407,000 and $34,000, respectively, at December 31, 2004). The following is a summary of the activity in the allowance for loan losses of impaired loans, which is part of the Bank’s overall allowance for loan losses discussed in Note 4, for the years ended December 31, 2005 and 2004:

	2005	2004
	(Dollars in thousands)
Balance at beginning of year	$34	$141
Provision charged to operations	433	36
Loans charged-off	(41)	(143)

Balance at end of year	$426	$34

No additional funds are committed to be advanced in connection with impaired loans.
Loans on nonaccrual of interest amounted to $3,872,000 at December 31, 2005 and $933,000 at December 31, 2004. Loans 90 days or more past due and still accruing interest amounted to $561,000 at December 31, 2005 and $459,000 at December 31, 2004.
Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $1,955,000 and $2,254,000 at December 31, 2005 and 2004, respectively. The following is a summary of activity during 2005 and 2004 for such loans:

NOTE 3 — LOANS (CONTINUED)

	Balance at			Balance
	beginning	Additions	Repayments	at end
		(Dollars in thousands)
2005	$2,254	$5,449	$5,748	$1,955

2004	$7,894	$4,006	$9,646	$2,254

Additions and repayments include loan renewals.
Most of the Bank’s lending activity is with customers primarily located within Sandusky County, Ottawa County, Wood County, the Village of Green Springs, and the northwest portion of Huron County. Credit concentrations, as determined using the North American Industry Classification System, that exceeded 5% of total loans at December 31, 2005 and 2004 included $20,628,000 and $19,330,000, respectively, to borrowers in the construction industry and $18,852,000 and $19,986,000, respectively, to borrowers in the accommodation and food service industry.
The construction industry concentration includes loans to residential and commercial contractors who construct or install roads, sewers, bridges, homes, hotels, motels, apartment or commercial buildings, electrical and plumbing infrastructure, and air comfort systems. These loans are generally secured by real property, equipment, and receivables. Repayment is expected from cash flow from providing such services.
The accommodation and food service industry concentration includes loans for the construction, purchase, and operation of hotels, restaurants, lounges, and campgrounds. These loans are generally secured by real property and equipment. Repayment is expected from cash flow from providing accommodations and food service to tourists visiting the Lake Erie region.
Credit losses arising from the Bank’s lending experience in both industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation of construction industry and accommodation and food service industry lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
		(Dollars in thousands)
Balance at beginning of year	$3,431	$3,387	$3,689
Provision charged to operations	705	716	430
Addition resulting from the Custar acquisition	241	—	—
Loans charged-off	(1,011)	(968)	(1,062)
Recoveries of loans charged-off	258	296	330

Balance at end of year	$3,624	$3,431	$3,387

NOTE 5 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31, 2005 and 2004:

	2005	2004
	(Dollars in thousands)
Land and improvements	$1,350	$1,013
Buildings	8,913	8,539
Equipment	4,770	4,369

	15,033	13,921
Less accumulated depreciation	7,578	6,755

Premises and equipment, net	$7,455	$7,166

Depreciation of premises and equipment amounted to $835,000 in 2005, $646,000 in 2004 and $457,000 in 2003.
NOTE 6 — DEPOSITS
Time deposits at December 31, 2005 and 2004 include individual deposits of $100,000 and over amounting to $38,885,000 and $28,218,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,203,000 for 2005, $874,000 for 2004 and $954,000 for 2003.
At December 31, 2005, the scheduled maturities of time deposits were as follows (dollars in thousands):

2006	$105,483
2007	30,922
2008	20,612
2009	5,467
2010	2,308
Thereafter	2,572

Total	$167,364

NOTE 7 — BORROWED FUNDS
At December 31, 2005 and 2004, borrowed funds consist of the following:

	2005	2004
	(Dollars in thousands)
Federal Home Loan Bank of Cincinnati:
Secured note, with interest at 4.36%, due February 2005	$—	$2,000
Secured note, with interest at 2.52%, due June 2005	—	2,650
Secured note, with interest at 3.58%, due July 2005	—	1,500
Secured note, with interest at 5.14%, due October 2005	—	2,000
Secured note, with interest at 2.52%, due February 2006	5,000	5,000
Secured note, with interest at 4.87%, due February 2006	2,000	2,000
Secured note, with interest at 3.26%, due June 2006	2,650	2,650
Secured note, with interest at 4.54%, due June 2006	2,650	2,650
Secured note, with interest at 4.07%, due July 2006	1,500	1,500
Secured note, with interest at 4.24%, due July 2006	1,500	—
Secured note, with interest at 4.42%, due July 2007	1,500	1,500
Secured note, with interest at 4.30%, due September 2007	4,000	—
Secured note, with interest at 4.32%, due February 2011	3,000	3,000
Secured note, with interest at 4.86%, due December 2012	2,500	2,500

	26,300	28,950
Great Lakes Bankers Bank — secured note with interest payable annually at .50% below prime rate (aggregating 6.75% at December 31, 2005), with principal due in full January 1, 2009	2,750	—

Total borrowed funds	$29,050	$28,950

NOTE 7 — BORROWED FUNDS (CONTINUED)
Scheduled principal payments on borrowed funds at December 31, 2005 are as follows (dollars in thousands):

2006	$15,300
2007	5,500
2009	2,750
2011 and thereafter	5,500

Total	$29,050

The Federal Home Loan Bank notes stipulate interest payable on a monthly basis. The notes are secured by stock in the Federal Home Loan Bank of Cincinnati and eligible mortgage loans totaling $35,505,000 at December 31, 2005. The Great Lakes Bankers Bank note is secured by the Corporation’s stock ownership in the Bank.
At December 31, 2005, the Bank has available borrowings of $58,154,000 under its line of credit with the Federal Home Loan Bank. In addition, the Bank has available borrowings under lines of credit with three correspondent banks.
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
NOTE 9 — OTHER COMPREHENSIVE INCOME (LOSS)
The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
		(Dollars in thousands)
Unrealized gains (losses) on available-for-sale securities	$(1,144)	$3	$(574)
Reclassification adjustments for securities losses (gains) included in income	141	(93)	(324)

Net unrealized losses	(1,003)	(90)	(898)

Tax effect	341	31	305

Net-of-tax amount	$(662)	$(59)	$(593)

NOTE 10 — OTHER OPERATING EXPENSES
The following is a summary of other operating expenses for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
		(Dollars in thousands)
Equipment and vehicle	$1,020	$814	$800
Professional and examination	620	496	405
Postage, stationery and supplies	509	462	473
State franchise and other taxes	349	447	396
Advertising and marketing	223	228	195
Third party computer processing	222	192	186
MasterCard franchise and processing	147	133	286
Other	1,316	985	1,269

Total other operating expenses	$4,406	$3,757	$4,010

NOTE 11 — FEDERAL INCOME TAXES
The provision for federal income taxes consists of the following for 2005, 2004 and 2003:

	2005	2004	2003
	(Dollars in thousands)
Current	$2,215	$2,114	$2,065
Deferred	118	29	342

Total	$2,333	$2,143	$2,407

The income tax provision attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	2005	2004	2003
	(Dollars in thousands)
Expected tax using statutory tax rate of 34%	$2,738	$2,469	$2,664
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(310)	(226)	(211)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	27	18	19
Increase in cash value of life insurance policies	(107)	(120)	(68)
Other, net	(15)	2	3

Total	$2,333	$2,143	$2,407

The deferred federal income tax provision of $118,000 for 2005, $29,000 for 2004 and $342,000 for 2003 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.
The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2005 and 2004 are presented below:

	2005	2004
	(Dollars in thousands)
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	$—	$193
Purchase accounting basis difference	408	308
Depreciation of premises and equipment	339	365
Federal Home Loan Bank stock dividends	374	319
Direct financing leases	396	380
Deferred loan costs	67	104

Total deferred tax liabilities	1,584	1,669

Deferred tax assets:
Unrealized loss on securities available-for-sale	148	—
Allowance for loan losses	830	746
Accrued expenses and other	444	428

Total deferred tax assets	1,422	1,174

Net deferred tax liabilities	$162	$495

The net deferred tax liabilities at December 31, 2005 and 2004 are included in other liabilities in the consolidated balance sheets.
Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2005 and 2004.

NOTE 12 — EMPLOYEE BENEFITS
The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both profit sharing and employer matching contributions. The Plan permits the investing in the Corporation’s stock subject to various limitations. The Bank’s profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2005, 2004 and 2003 amounted to $297,000, $264,000 and $249,000, respectively. The issuance of shares from treasury in 2005, 2004 and 2003, represented shares purchased by the Plan. As of December 31, 2005, the Plan holds 15,175 shares of the Corporation’s common stock.
The Custar employees were covered by a noncontributory defined benefit retirement plan (the “Custar Plan”) at the time of the acquisition. Subject to final regulatory approvals, the Custar Plan benefit accruals ceased as of February 1, 2005 and the plan was terminated effective July 1, 2005. The Corporation has provided for the estimated remaining funding liability in accounting for the purchase of Custar.
The Bank has entered into various split-dollar life insurance arrangements, including agreements with certain officers of the Bank to provide for supplemental retirement benefits. The Bank has also entered into other split-dollar life insurance arrangements for investment purposes. All split-dollar policies required the payment of single premiums. The cash value of all split-dollar policies amounted to $9,543,000 and $9,229,000 at December 31, 2005 and 2004, respectively.
In connection with the officer agreements, the Bank has provided an estimated liability for accumulated supplemental retirement benefits. Such liability amounted to $663,000 at December 31, 2005 and $615,000 at December 31, 2004 and is included in other liabilities in the accompanying consolidated balance sheets. The provision for deferred compensation amounted to $108,000 for 2005, $472,000 for 2004 and $42,000 for 2003. The 2004 provision included an additional provision of $412,000 resulting from a detailed analysis of the estimated liability under such agreements.
No other postretirement or postemployment benefits are offered to retirees or employees.
The stockholders of the Corporation have approved the adoption of a stock option and incentive plan. However, no options or incentives have been awarded under the plan.
NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
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
The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2005 and 2004:

	Contract amount
	2005	2004
	(Dollars in thousands)
Commitments to extend credit	$70,334	$66,313

Letters of credit	$2,481	$3,607

NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
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
Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2005, letters of credit aggregating $266,000 expire in 2006; $47,000 expire in 2007; and $2,168,000 expire in 2010. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.
NOTE 14 — REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2005, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTE 14 — REGULATORY MATTERS (CONTINUED)
The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2005 and 2004 are also presented in the following table:

						Minimum to be
						well capitalized
			Minimum			under prompt
			capital			corrective
	Actual		requirement			action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
			(Dollars in thousands)
As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)
Consolidated	$43,009	13.1%	$26,259	≥	8.0%	N/A	N/A
Bank	45,271	13.8%	26,231	≥	8.0%	$32,788	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$39,385	12.0%	$13,129	≥	4.0%	N/A	N/A
Bank	36,647	11.2%	13,115	≥	4.0%	$19,673	6.0%

Tier I Capital (to Average Assets)
Consolidated	$39,385	8.7%	$18,061	≥	4.0%	N/A	N/A
Bank	36,647	8.1%	18,047	≥	4.0%	$22,559	5.0%

As of December 31, 2004:
Total Capital (to Risk-Weighted Assets)
Consolidated	$45,859	14.5%	$25,226	≥	8.0%	N/A	N/A
Bank	35,528	11.3%	25,198	≥	8.0%	$31,497	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	$42,428	13.5%	$12,613	≥	4.0%	N/A	N/A
Bank	27,097	8.6%	12,599	≥	4.0%	$18,898	6.0%

Tier I Capital (to Average Assets)
Consolidated	$42,428	10.4%	$16,264	≥	4.0%	N/A	N/A
Bank	27,097	6.7%	16,250	≥	4.0%	$20,313	5.0%
On a parent company only basis, the Corporation’s primary source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. During 2004, the Bank paid a special dividend of $10,000,000 to the Corporation which was approved by the State of Ohio Division of Financial Institutions. As a result of the special dividend in 2004 which related to the purchase of Custar, as described in Note 1, no amount was available for dividends on January 1, 2006 without the approval of the State of Ohio Division of Financial Institutions.
The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 15 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION
A summary of condensed financial information of the parent company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 are as follows:

CONDENSED BALANCE SHEETS	2005	2004
	(Dollars in thousands)
Assets:
Cash	$200	$23
Dividends receivable from subsidiary	535	10,530
Investment in subsidiary	47,193	33,585
Subordinated note receivable from subsidiary, including accrued interest of $75 in 2005 and $31 in 2004	5,075	5,031
Security, at cost which approximates fair value	350	350
Other assets	62	99

Total assets	$53,415	$49,618

Liabilities:
Borrowed funds	$2,750	$—
Dividends and other payables, including $99 to subsidiary in 2004	734	702

Total liabilities	3,484	702

Stockholders’ equity:
Common stock	23,926	23,926
Surplus	154	133
Retained earnings	28,640	25,091
Accumulated other comprehensive income (loss)	(287)	375
Treasury stock	(2,502)	(609)

Total stockholders’ equity	49,931	48,916

Total liabilities and stockholders’ equity	$53,415	$49,618

CONDENSED STATEMENTS OF OPERATIONS	2005	2004	2003
	(Dollars in thousands)
Income — dividends from subsidiary	$5,608	$12,175	$2,071
Interest income on subordinated note from subsidiary	200	200	200
Professional fees, interest and other expenses	(381)	(131)	(83)

Income before income taxes and equity in undistributed net income of subsidiary	5,427	12,244	2,188

Federal income tax provision (credit)	(62)	24	40

Income before equity in undistributed net income of subsidiary	5,489	12,220	2,148

Equity in net income of subsidiary, less dividends	232	(7,102)	3,280

Net income	$5,721	$5,118	$5,428

NOTE 15 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2005	2004	2003
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$5,721	$5,118	$5,428
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary, less dividends	(232)	7,102	(3,280)
Decrease (increase) in dividends receivable	9,995	(9,998)	(19)
Decrease (increase) in accrued interest receivable	(44)	95	(126)
Decrease (increase) in other assets	37	(99)	47
Increase in other liabilities	28	127	37

Net cash provided by operating activities	15,505	2,345	2,087

Cash flows from investing activities — purchase of Custar	(14,039)	—	—

Cash flows from financing activities:
Borrowed funds:
Proceeds	4,000	—	—
Repayments	(1,250)	—	—
Proceeds from issuance of treasury shares	71	42	39
Cash dividends paid	(2,167)	(2,126)	(2,052)
Purchase of treasury stock	(1,943)	(257)	(69)

Net cash used in financing activities	(1,289)	(2,341)	(2,082)

Net increase in cash	177	4	5

Cash at beginning of year	23	19	14

Cash at end of year	$200	$23	$19

Under a program initially approved by the Board of Directors in 2002, the Corporation periodically purchases shares of its common stock in the over-the-counter market. Continuation of the program is approved by the Board of Directors on a regular basis.
The decision whether to purchase shares, the number of shares to be purchased and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, the Corporation has repurchased 75,572 common shares in the open market, with 69,883 remaining as treasury stock at December 31, 2005.

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of recognized financial instruments at December 31, 2005 and 2004 are as follows:

	2005		2004
		Estimated		Estimated
	Carrying	fair	Carrying	fair
	amount	value	amount	value
	(Dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$12,338	$12,338	$11,587	$11,587
Securities	81,421	81,444	61,323	61,380
Loans, net	337,286	336,395	319,058	320,316

Total	$431,045	$430,177	$391,968	$393,283

FINANCIAL LIABILITIES
Deposits	$368,459	$368,515	$326,093	$326,104
Federal funds purchased and securities sold under repurchase agreements	10,825	10,825	9,794	9,794
Borrowed funds	29,050	28,791	28,950	29,518

Total	$408,334	$408,131	$364,837	$365,416

The preceding summary does not include accrued interest receivable, cash surrender value of life insurance, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.
The Bank also has unrecognized financial instruments which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments, $72,815,000 at December 31, 2005 and $69,920,000 at December 31, 2004, is considered to be the fair value since they represent commitments at current interest rates.
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

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Deposits:
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
Other financial instruments:
The fair value of federal funds purchased and securities sold under repurchase agreements is determined to be the carrying amount since they represent obligations which are due on demand. The fair value of borrowed funds is determined based on a discounted cash flow analysis, using current interest rates.
The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
NOTE 17 — CONTINGENT LIABILITIES
In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.
NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2005 and 2004:

	Interest	Net interest	Net	Net income per
	income	income	income	common share
	(Dollars in thousands, except per share data)
2005
First quarter	$6,148	$4,480	$1,470	$.78
Second quarter	6,275	4,490	1,521	.81
Third quarter	6,404	4,556	1,334	.71
Fourth quarter	6,558	4,549	1,396	.75

2004
First quarter	$5,303	$3,874	$1,371	$.72
Second quarter	5,360	3,966	1,100	.58
Third quarter	5,453	4,018	1,234	.65
Fourth quarter	5,608	4,167	1,413	.75
The second quarter 2004 results included an additional provision for supplemental retirement benefits of $412,000 ($272,000 after income taxes, or $.14 per share).
This information is an integral part of the accompanying consolidated financial statements.

DOING IT WELL

Roeder Harley-Davidson

“ The Croghan Colonial Bank has been our partner through both the lean and the prosperous years, and has helped us through our rapid growth over the past 10 years. ”

Will and Julie Roeder

Commercial Banking Clients

DIRECTORS EMERITI            Croghan Bancshares, Inc.
Janet E. Burkett
Albert C. Nichols
Ted L. Hilty
Donald B. Slessman
Thomas F. Hite
Don W. Miller
Clemens J. Szymanowski
Robert H. Moyer
OFFICERS            Croghan Bancshares, Inc.
Steven C. Futrell
President & Chief Executive Officer
Barry F. Luse
Vice President & Secretary
Allan E. Mehlow
Vice President & Treasurer
OFFICERS            The Croghan Colonial Bank
Jodi A. Albright
VP/Retail Services Manager

Linda C. Bechstein
Market Manager
Elaine J. Blackmore
AVP/Private Banking Manager

Betsy J. Copley
Security Officer and
Facilities Manager
Thomas J. Elder, Jr.
VP/Chief Lending Officer
John M. Fey
VP/Commercial Loan Officer

Marty C. Folger
VP/Commercial Loan Officer

Steven C. Futrell
President/Chief Executive Officer
Nora E. Gallagher
AVP/Trust and Investment Officer

Judith A. Gangwer
Office Manager
Jeffrey L. Geary
VP/OIC Commercial Loans
Ronald T. Goehring
Collection Supervisor
Michael J. Hartenstein
VP/Technology and
Operations Officer
John C. Hoffman
Controller
Richard E. Lawrie
Relationship Banker
Barry F. Luse
VP/Trust Officer
Michelle R. McGovern
Marketing Director

Allan E. Mehlow
SVP/Chief Financial Officer
Coleen O. Miller
Office Manager
Cheryl L. Most
Compliance Officer
Robert L. Overmyer
AVP/Deposit Administrator
Gary L. Pollock
OIC Real Estate Loans
Margaret V. Ramirez
Deposit Services Manager
Sandra S. Reed
Credit Services Manager
Valerie L. Reed
Market Manager
Nancy C. Roddy
Real Estate Loan Officer
David M. Sabo
VP/Commercial Loan Officer
Daniel N. Schloemer
VP/Commercial Loan Officer
Terry A. Schroeder
Information Systems Manager
Dale D. Schubert
Credit Analyst
Jami L. Severs
Market Manager
Lou Anne Sitterly
Market Manager
Dianne M. Staib
Private Banker/
Investment Representative
Susan K. Straube
Mortgage Administrative
Assistant
Richard G. Stein
AVP/Trust Officer
Pamela J. Swint
Human Resources Manager
Josephine L. Weyer
Market Manager
Jeff D. Wilson
Consumer Loan Officer

DIRECTORS Strength in Vision

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

Claude E. Young
Chairman Progress Plastic Products, Inc.

Gary L. Zimmerman
President Swint-Reineck Hardware, Inc.

SENIOR MANAGERS Strength in Leadership

Jodi A. Albright

Thomas J. Elder, Jr.

Steven C. Futrell

Michael J. Hartenstein

Barry F. Luse

Allan E. Mehlow

Pamela J. Swint

LOCATIONS

MAIN
419.332.7301
323 Croghan Street
Fremont, Ohio 43420

Josephine L. Weyer
Market Manager

Judith A. Gangwer
Office Manager

EAST
419.355.2341
1315 East State Street
Fremont, Ohio 43420

Shantel M. Laird
Market Manager

Coleen O. Miller
Office Manager

BALLVILLE
419.355.2362
1600 River Street
Fremont, Ohio 43420

Jami L. Severs
Market Manager

Jeanne M. Haubert
Office Manager

WEST
419.355.2351
2001 West State Street
Fremont, Ohio 43420

Valerie L. Reed
Market Manager

Laura A. Birkholz
Office Manager

CLYDE
419.547.9525
100 South Main Street
Clyde, Ohio 43410

Carolyn S. Farrar
Market Manager

Bonnie L. Pruitt
Office Assistant

BELLEVUE
419.483.2541
One Union Square
Bellevue, Ohio 44811

Lou Anne Sitterly
Market Manager

Betty L. Moyer
Office Assistant

MONROEVILLE
419.465.2596
11 Monroe Street
Monroeville, Ohio 44847

Darlene D. Tyler
Office Manager

Linda S. Scheid
Office Assistant

GREEN SPRINGS
419.639.2323
200 North Broadway Street
Green Springs, Ohio 44836

Brenda L. Rando
Office Manager

Martha E. Haslinger
Office Assistant

CUSTAR
419.669.2801
22973 Defiance Pike
Custar, Ohio 43511

Linda C. Bechstein
Market Manager

Alice C. Perry
Office Assistant

PORT CLINTON
419.732.7563
3994 East Harbor Road
Port Clinton, Ohio 43452

Marty C. Folger
Commercial Loan Officer

Chrystal L. Petersen
Office Manager

NORWALK
419.668.2507
27 East Main Street
Norwalk, Ohio 44857

Christina A. Raftery
Loan Officer

Jennie L. Hipp
Office Manager