Form 10-K, Exhibit 13
period 2006-12-31
CROGHAN BANCSHARES INC
filed 2007-03-28
CIK 887149

2006 ANNUAL REPORT

CROGHAN Bancshares, Inc.

www.croghan.com

2 0 0 6 ANNUAL REPORT
Bancshares, Inc.
www.croghan.com

To Our Shareholders:
     In this era of speed and efficiency, many businesses have lost touch with their clients, making the more impersonal, transactional business the norm. As that’s happened, more and more service industries have become commodities. In the face of this change, we at Croghan have decided to focus not only on the delivery of our services, but also on how we deliver them. We’ve implemented a mission to embrace our clients, actively manage their experience with us, and find ways to help them throughout their financial lives; all this while maintaining quality and keeping costs down.
     I’ll share more details of these efforts as we review the year. However, I first wanted to express how proud I am of the importance we’ve placed on client service and how dedicated we are to the inextricable connection between that service and ongoing sales growth.
Financial Summary
     As illustrated in the Financial Highlights section, the overall economic environment was not conducive to ideal performance in 2006. The increase in market rates exerted pressure on our net interest margin throughout the year, which resulted in a decline in net interest income. We were, however, able to somewhat mitigate the decline as rates began to stabilize near year end. Following are some key points of our 2006 performance:
•	Earnings per share declined slightly from $3.05 to $3.03

•	Dividends increased over 2005, with a $1.20 per share payout.

•	Net income of $5,489,000 produced a return on average assets of 1.21% and return on average equity of 10.90%

•	Non-interest income improved by 9.9%

•	Non-interest expenses were managed to an increase of $91,000, or .8%.

•	The balance sheet showed a 4.8% increase in loans, growth in deposits of .7% with an overall reduction in assets from $461,899,000 at December 31, 2005 to $458,858,000 at December 31, 2006 due to securities decrease of $19,508,000.

•	The provision for loan loss, as well as delinquencies and net charge-offs all declined during the year reflecting an improvement in credit quality.

•	Another important measure of productivity and our ability to manage expenses was our efficiency ratio of 59.45% for the year.
Year in Review
     One of our goals in 2006 was to improve the level of personal attention we offer our clients. As I discussed earlier, I’m proud of our efforts in that regard. Personal service has emerged as a part of the daily culture at Croghan. That’s not only evident in our daily personal interactions with our clients, but also in the product development initiatives we’ve undertaken.
     Overall, our product marketing has made a transition from high-cost mass marketing to lower-cost client targeting. This requires the repositioning of our message from rate/fee leadership to relationship benefits and pricing. The shift in marketing strategy is reflective of the bank’s focus on being a customer-centric financial partner rather than the commodity most dominant in the mass market.
     Recognizing that commercial clients require a level of flexibility often overlooked by traditional banking services, we led with the enhancement of our non-traditional banking services. We became more active in BusinessNET prospecting as 61% of all BusinessNET clients were gained in 2006. Also, because of some significant client relationships outside of our immediate service area, our Mobile Courier service was also more prevalent. Lastly, to increase communications with and provide value to our commercial clients, we developed the Vital Business Journal, an electronic newsletter targeted to our commercial clients.
     Closely related to Commercial product and service development is Wealth Management and Private Banking. Since these divisions often share a client base, we enhanced those offerings that would build a holistic value for the client. Those efforts included providing insurance coverage assessments, business and personal financial reviews, and workers’ compensation cost analyses.
     On the Retail side, we stayed focused on our existing client base by implementing an internal outreach to existing mortgage clients with no checking account. Also in the Retail product line, we developed the High Yield Savings Account. This was done, in part, to mitigate our rate risk in our money market and CD products, allow for the retention and growth of deposits while reducing our funding cost, and to reward clients with a tiered rate structure favoring higher account balances.
     Another area where our service culture can be seen is in our recent facility projects. We increased our reach in our outlying markets by adding an ATM in Wood County, at our Custar Banking Center, and on Put-In-Bay, where we continue to increase our market share in Ottawa County.
     The largest facility projects, however, were the Main Office remodeling and construction of our new Clyde Banking Center. The overall goal for both projects was to provide our clients the best in-office banking environment possible. Both projects were completed in early 2007.
People
     People are the competitive advantage at Croghan. By developing strong relationships internally, we’re equipped to develop equally strong relationships with our clients. As we move forward, the fundamental difference between Croghan and our competitors will continue to be the commitment from each employee to make a difference in every client relationship.
     In that regard, we were sad to say goodbye to a valued senior staff member and a long time board member in 2006. Al Mehlow, our CFO/COO accepted a job opportunity locally in private industry, but has remained on our Board of Directors. Also, long-time and valued board member, Claude Young, retired after 27 years on the Croghan board. I want to extend my sincere appreciation to both Al and Claude for their years of dedication and service to Croghan.
     We were delighted to welcome Kendall Rieman as our new CFO/COO. With his years of experience and new ideas, we’re grateful for his fresh perspective. We were also pleased to appoint Tom McLaughlin, a CPA from Norwalk, to our board of directors of both Croghan Colonial Bank and Croghan Bancshares, Inc.
Moving Forward
     As we look at 2007, net interest margin pressure will continue to challenge us but not to the extent we experienced in 2006. We will also continue to hold credit quality as a core value. Our growth objective is to continue to focus on organic growth in current markets while leveraging our competitive advantages to selectively pursue merger and acquisition partners. While we face many challenges, I am personally very optimistic about our future.
     Thank you to our employees and the many clients we are fortunate enough to serve every day. As always, thank you also for your support as a Croghan shareholder.
Sincerely,
Steven C. Futrell
President & CEO
Croghan Bancshares, Inc.

CONTENTS

President’s Letter	Inside front cover
Financial Highlights	1
Description of the Corporation and Common Stock Information	2
Performance Graph	3
Selected Financial Data	4
Management’s Discussion and Analysis	5
Report of Independent Registered Public Accounting Firm	18
Consolidated Financial Statements	19
FINANCIAL HIGHLIGHTS

	2006	2005	Percent Change
FOR THE YEAR
Net income	$5,489,000	$5,721,000	(4.1)%
Income per common share	3.03	3.05	(0.7)%
Dividends per common share	1.20	1.16	3.4%

Return on average assets	1.21%	1.24%
Return on average stockholders’ equity	10.90%	11.43%

AT YEAR END
Assets	$458,858,000	$461,899,000	(0.7)%
Loans	357,278,000	340,910,000	4.8%
Securities	61,913,000	81,421,000	(24.0)%
Deposits	371,194,000	368,459,000	0.7%
Stockholders’ equity	51,163,000	49,931,000	2.5%

Book value per common share	$28.65	$27.07	5.8%
Stockholders’ equity to total assets	11.15%	10.81%

Number of stockholders of record	758	783	(3.2)%
Number of full-time equivalent employees	156	158	(1.3)%
Croghan Bancshares, Inc.

Croghan Bancshares, Inc.
DESCRIPTION OF THE CORPORATION
Croghan Bancshares, Inc., an Ohio corporation (the “Corporation” or “Croghan”), is a bank holding company incorporated in 1983 with $458,858,000 in total assets as of December 31, 2006. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (the “Bank”), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.
The Bank offers a diverse range of commercial and retail banking services through its 11 offices located in Bellevue, Clyde, Custar, Fremont, Green Springs, Monroeville, Norwalk, and Port Clinton, Ohio. Effective January 1, 2005, Croghan purchased The Custar State Bank (“Custar”) with one banking office in Custar, Ohio having assets of $50,536,000. The Custar, Ohio office is operated as a branch of the Bank. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Investment products bearing no FDIC insurance are offered through the Bank’s Trust and Investment Services Division.
MARKET PRICE AND DIVIDENDS ON COMMON STOCK
The Corporation’s common shares are quoted on the OTC Bulletin Board. Solely on the basis of transactions of which the Corporation has been made aware, the transaction prices for the Corporation’s common shares for each quarterly period during 2006 and 2005 were as follows:

	2006	2005
First Quarter	$35.75 to 37.50	$35.50 to 40.50
Second Quarter	35.70 to 39.00	34.00 to 36.80
Third Quarter	35.35 to 37.75	35.70 to 39.00
Fourth Quarter	34.11 to 35.75	37.15 to 39.00
     Dividends declared by the Corporation on its common shares during the past two years were as follows:

	2006	2005
Three-months ended March 31	$.30	$.29
Three-months ended June 30.30		.29
Three-months ended September 30.30		.29
Three-months ended December 31.30		.29

	$1.20	$1.16
     There were 758 holders of record of the Corporation’s common shares on December 31, 2006.
AVAILABILITY OF MORE INFORMATION
To obtain a copy of the Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission, please write to:

Croghan Bancshares, Inc.
Barry F. Luse, Secretary
323 Croghan Street
Fremont, OH 43420
Croghan Bancshares, Inc.

Croghan Bancshares, Inc.
PERFORMANCE GRAPH
The following graph is a comparison of the cumulative total shareholder return (change in share price plus reinvested dividends) through December 31, 2006 of an initial $100 investment on December 31, 2001 in (i) the common shares of the Company, (ii) the AMEX Stock Market (American Stock Exchange — U.S. Companies Stock Index), and (iii) the NASDAQ Bank Index. The comparisons in this table are required by the SEC. The cumulative return performance shown on the graph is not intended to forecast or be indicative of future performance.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
Prepared by the Center for Research in Security Prices
Produced on 01/25/2007 including data to 12/29/2006
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on 12/31/2001.

Croghan Bancshares, Inc.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except share data)
Statements of operations:
Total interest income	$26,904	$25,385	$21,724	$22,033	$24,183
Total interest expense	9,613	7,310	5,699	6,405	8,271

Net interest income	17,291	18,075	16,025	15,628	15,912
Provision for loan losses	380	705	716	430	730

Net interest income, after provision for loan losses	16,911	17,370	15,309	15,198	15,182
Total non-interest income	3,035	2,761	2,916	2,991	2,638
Total non-interest expenses	12,168	12,077	10,964	10,354	10,333

Income before federal income taxes	7,778	8,054	7,261	7,835	7,487
Federal income taxes	2,289	2,333	2,143	2,407	2,350

Net income	$5,489	$5,721	$5,118	$5,428	$5,137

Per share of common stock:
Net income	$3.03	$3.05	$2.70	$2.86	$2.69
Dividends	1.20	1.16	1.12	1.09	1.00
Book value	28.65	27.07	25.83	24.32	22.86

Average shares of common stock outstanding	1,814,011	1,877,987	1,897,582	1,900,152	1,907,927

Year end balances:
Loans, net	$353,678	$337,286	$319,058	$302,905	$284,262
Securities	61,913	81,421	61,323	64,236	71,437
Total assets	458,858	461,899	417,234	402,773	387,330
Deposits	371,194	368,459	326,093	312,407	302,888
Stockholders’ equity	51,163	49,931	48,916	46,196	43,462

Average balances:
Loans, net	$337,538	$340,158	$309,957	$286,138	$276,497
Securities	70,090	72,131	62,178	69,878	62,785
Total assets	452,209	459,707	408,688	391,416	375,266
Deposits	366,261	368,315	318,430	307,346	297,854
Stockholders’ equity	50,357	50,052	47,672	44,983	41,871

Selected ratios:
Net yield on average interest-earning assets	4.19%	4.30%	4.27%	4.30%	4.54%
Return on average assets	1.21	1.24	1.25	1.39	1.37
Return on average stockholders’ equity	10.90	11.43	10.74	12.07	12.27
Net loan charge-offs as a percent of average outstanding net loans	.12	.22	.22	.26	.14
Allowance for loan losses as a percent of year-end loans	1.01	1.06	1.06	1.11	1.28
Stockholders’ equity as a percent of total year-end assets	11.15	10.81	11.72	11.47	11.22

Amounts after January 1, 2005 reflect the purchase of The Custar State Bank.

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
FORWARD-LOOKING STATEMENTS
     Where appropriate, the following discussion contains the insights of management into known events and trends that have or may be expected to have a material effect on Croghan’s operations and financial condition. The information presented may also contain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors including regional and national economic conditions, changes in the levels of market interest rates, and competitive and regulatory issues could affect Croghan’s financial performance and cause the actual results for future periods to differ materially from those anticipated or projected.
     Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:
1.	Management’s discussion of the interest yield curve included under “ Net Interest Income” .

2.	Management’s discussion relating to the determination and assessment of the provision and allowance for loan losses included under “Provision for Loan Losses and the Allowance for Loan Losses”.

3.	Management’s discussion of the consumer loan portfolio included under “Loans”.

4.	Management’s discussion of capital requirements included under “Stockholders’ Equity”.

5.	Management’s discussion relating to the Bank’s liquidity included under “Liquidity”.

6.	Management’s discussion of interest rate risk exposure included under “Interest Rate Risk”.
     The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except to the extent required by law.
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

PERFORMANCE SUMMARY
     Croghan’s net income for the year ended December 31, 2006 decreased to $5,489,000, compared to net income of $5,721,000 earned in 2005 and $5,118,000 in 2004. The 2006 operating results were negatively impacted by a $784,000 decrease in net interest income which totaled $17,291,000 for the year ended December 31, 2006 compared to $18,075,000 for the same period in 2005.
     The 2006 return on average assets was 1.21%, compared to 1.24% in 2005 and 1.25% in 2004. The return on average stockholders’ equity was 10.90% in 2006,11.43% in 2005 and 10.74% in 2004. Net income per share in 2006 amounted to $3.03, compared to $3.05 in 2005 and $2.70 in 2004.
     Total assets decreased to $458,858,000 at December 31, 2006 compared to $461,899,000 at December 31, 2005 primarily due to a $19,508,000, or 24.0%, decrease in total securities. Total loans increased $16,368,000, or 4.8%, to $357,278,000 at December 31, 2006 compared to $340,910,000 at December 31, 2005. Total deposits at December 31, 2006 increased $2,735,000, or ..7%, to $371,194,000 from $368,459,000 at December 31, 2005. Total stockholders’ equity at December 31, 2006 amounted to $51,163,000, a 2.5% increase as compared to $49,931,000 at December 31, 2005.
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
     The following table demonstrates the components of net interest income for the years ended December 31:

	2006	2005	2004
	(Dollars in thousands)
Average interest-earning assets	$412,991	$420,371	$375,687
Interest income	26,904	25,385	21,724
Average rate earned	6.51%	6.04%	5.78%

Average interest-bearing liabilities	$351,974	$360,172	$319,960
Interest expense	9,613	7,310	5,699
Average rate paid	2.73%	2.03%	1.78%

Net interest income	$17,291	$18,075	$16,025
Net interest yield (net interest income divided by average interest-earning assets)	4.19%	4.30%	4.27%

     2006 vs. 2005.Net interest income for 2006 decreased $784,000, or 4.3%, to $17,291,000, compared to $18,075,000 in 2005. Average interest-earning assets in 2006 decreased $7,380,000 which was a direct result of the reduction in the securities portfolio. Average interest-bearing liabilities decreased $8,198,000 which was a direct result of decreases in other borrowed funds from sources such as the Federal Home Loan Bank of Cincinnati (FHLB). In 2006, Croghan used funds from securities that matured to pay down borrowed funds from the FHLB which were maturing in 2006.
     In the first six months of 2006, the Federal Reserve Open Market Committee (FOMC) raised managed interest rates 100 basis points, or 1.00%. These rate increases helped increase Croghan’s interest yield on assets to 6.51%, but also increased the average rate paid on interest bearing liabilities to 2.73%. Also, throughout 2006 the Treasury yield curve remained inverted which put sustained pressure on Croghan’s net interest yield. The net effect of the FOMC rate increases and inverted yield curve was to decrease the net interest yield in 2006 to 4.19% compared to 4.30% in 2005. The prolonged and current inverted yield curve environment continues to put downward pressure on the net interest yield.
     2005 vs. 2004.Average interest-earning assets and average interest-bearing liabilities for 2005, and net interest income for the year ended December 31, 2005, include the operations of the Custar office; thus, the comparability of the amounts presented is significantly impacted. Net interest income for 2005 increased $2,050,000, or 12.8%, in 2005 to $18,075,000, compared to $16,025,000 in 2004. Average interest-earning assets in 2005 increased $44,684,000 with the growth concentrated in the loan and securities portfolios. Average interest-bearing liabilities increased $40,212,000 as the result of increases in the savings, NOW, and money market deposit categories and in time deposits. In an effort to provide additional stimulus to the national economy, the FOMC raised managed interest rates 200 basis points, or 2.0%, throughout 2005. These rate increases helped improve Croghan’s net interest yield, which increased three basis points to 4.30% in 2005 compared to 4.27% in 2004.
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
     Croghan performs ongoing reviews to identify potential problem and non-performing loans and also completes in-depth analysis with respect to the quarterly allowance for loan losses calculation. Part of this analysis involves accessing the need for specific reserves relative to impaired loans. This evaluation typically includes a review of the loan’s past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance. Loans are considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are then recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan’s effective interest rate. Given that Croghan’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.
     To determine the allowance for loan losses, Croghan prepares a detailed quarterly analysis that focuses on delinquency trends, the status of non-performing loans (i.e., impaired, nonaccrual, and restructured loans, and loans past due 90 days or more), current and historical trends of charged-off loans within each loan category (i.e., commercial, real estate, and consumer), existing local and national economic conditions, and changes within the volume and mix in each loan category. Higher loss rates are applied in calculating the allowance for loan losses relating to potential problem loans. The loss rates are periodically evaluated considering historic loss rates in the respective potential problem loan categories (i.e., special mention, substandard, doubtful) and current trends.
     Regular provisions are made in amounts sufficient to maintain the balance in the allowance for loan losses at a level considered by management to be adequate for losses within the portfolio. Even though management uses all available information to assess possible loan losses, future additions or reductions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. The regulatory agencies that periodically review Croghan’s allowance for loan losses may also require additions to the allowance or the charge-off of specific loans based upon the information available to them at the time of their examinations.
     The following table details factors relating to the provision and allowance for loan losses for the years ended December 31:

	2006	2005	2004
	(Dollars in thousands)
Provision for loan losses charged to expense	$380	$705	$716
Net loan charge-offs	404	753	672
Net loan charge-offs as a percent of average outstanding net loans	.12%	.22%	.22%
     Net loan charge-offs decreased $349,000 in 2006, as compared to 2005, mostly due to a $266,000 decrease in consumer loan net charge-offs.
     The following table details additional factors relating to the provision and allowance for loan losses for the years ended December 31:

	2006	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$3,795	$3,872	$933
Loans contractually past due 90 days or more and still accruing interest	716	561	459
Restructured loans	—	—	—
Potential problem loans, other than those past due 90 days or more, nonaccrual, or restructured	8,199	11,810	15,393

Total potential problem and non-performing loans	$12,710	$16,243	$16,785

Allowance for loan losses	$3,600	$3,624	$3,431
Allowance for loan losses as a percent of year-end loans	1.01%	1.06%	1 .06%
     2006 vs. 2005. The 2006 provision for loan losses totaled $380,000, or $325,000 less than the 2005 provision of $705,000. The reduction of the 2006 provision was impacted by a decrease in the level of charge-offs in the consumer, credit card, and real estate loan categories. The reduction of the 2006 provision was also impacted by a reduction in total potential problem and non-performing loans. Total potential problem and non-performing loans decreased $3,533,000, or 21.8% to $12,710,000 at December 31, 2006, compared to $16,243,000 at December 31, 2005.
     Positive portfolio trends came from a $3,611,000 decrease in potential problem loans to $8,199,000 at December 31, 2006, compared to $11,810,000 at December 31, 2005, and also a decrease in nonaccrual loans to $3,795,000 at December 31, 2006 from $3,872,000 at December 31, 2005. A negative portfolio trend was an increase in loans past due 90 days or more and still accruing interest to $716,000 in 2006, compared to $561,000 in 2005. Non-accrual loans included three loans to one borrower aggregating $2,557,000 at December 31, 2006 and $2,688,000 at December 31, 2005. During the third quarter of 2006, the borrower filed for protection under Chapter 11 of the bankruptcy laws and the Bank obtained an updated appraisal. Based on this updated appraisal, an additional provision of $242,000 was recognized in 2006 relating to this credit.
     Croghan typically classifies a loan as a potential problem loan, regardless of its collateralization or any contractually obligated guarantors, when a review of the borrower’s financial statements indicates that the borrower does not generate sufficient operating cash flow to adequately service its debts. The following table provides additional detail pertaining to the past due status of Croghan’s potential problem loans as of December 31, 2006 (dollars in thousands):

Potential problem loans not currently past due	$5,260
Potential problem loans past due one day or more but less than 10 days	843
Potential problem loans past due 10 days or more but less than 30 days	745
Potential problem loans past due 30 days or more but less than 60 days	1,175
Potential problem loans past due 60 days or more but less than 90 days	176

Total potential problem loans	$8,199

     The following table provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2006 (dollars in thousands):

Collateralized by an interest in real property	$6,679
Collateralized by an interest in assets other than real property	1,500
Unsecured	20

Total potential problem loans	$8,199

     2005 vs. 2004.The 2005 provision for loan losses totaled $705,000, or $11,000 less than the 2004 provision of $716,000. The 2005 and 2004 provisions were impacted by an increase in the level of charge-offs in the consumer and credit card loan categories, with charge-offs in both years exceeding the historical averages for those categories. Total potential problem and non-performing loans decreased $542,000, or 3.2%, to $16,243,000 at December 31, 2005, compared to $16,785,000 at December 31, 2004.
     A positive portfolio trend was a $3,583,000 decrease in potential problem loans to $11,810,000 at December 31, 2005, compared to $15,393,000 at December 31, 2004. Negative portfolio trends included a $2,939,000 increase in nonaccrual loans, totaling $3,872,000 at December 31, 2005, compared to $933,000 at December 31, 2004, and a $102,000 increase in loans past due 90 days or more and still accruing interest to $561,000 in 2005, compared to $459,000 in 2004. The 2005 nonaccrual loan total included three loans to one borrower totaling $2,688,000. These loans, which are primarily secured by a parcel of commercial real estate, were all approximately 110 days past due at year-end.
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

     The following table provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2005 (dollars in thousands):

Collateralized by an interest in real property	$8,312
Collateralized by an interest in assets other than real property	3,491
Unsecured	7

Total potential problem loans	$11,810

NON-INTEREST INCOME
     Non-interest income is comprised of the items in the following table, which summarizes such income for the years ended December 31:

	2006	2005	2004
	(Dollars in thousands)
Trust income	$768	$613	$550
Service charges on deposit accounts	1,394	1,379	1,275
Gain (loss) on sale of securities	(9)	(141)	93
Increase in the cash value of life insurance	329	314	353
Commissions received from the origination of loans	13	15	10
Other operating income	540	581	635

Total non-interest income	$3,035	$2,761	$2,916

     2006 vs. 2005. Total non-interest income in 2006 increased to $3,035,000, compared to $2,761,000 earned in 2005, an increase of $274,000 or 9.9%. Trust income increased $155,000, or 25.3%, from the 2005 level. The Trust Department held a total of $134,022,000 in assets for 615 clients at December 31, 2006, compared to $114,157,000 in assets at December 31, 2005. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, cash management accounts, individual retirement accounts, custody accounts, charitable trusts, and charitable gift annuities.
     Service charges on deposit accounts increased $15,000, or 1.1%, from the 2005 level. Net securities losses amounted to $9,000 in 2006, compared to $141,000 in 2005. A portion of the 2005 sales were the result of a planned strategy to fund payments to Custar shareholders and to align the acquired securities portfolio with Croghan’s investment objectives. The net securities losses in 2006 were realized upon the sale of obligations of states and political subdivisions. All of the securities sold were from the available-for-sale portfolio.

     In 1999, the Bank purchased split-dollar life insurance contracts on behalf of its executive officers. In addition to the cash surrender value of each contract, the Bank will receive 20% of the net insurance proceeds upon the death of the insured party. The increase in the cash value of these policies accumulates on a tax-exempt basis and the tax savings is used to fund supplemental retirement benefits for the named executives. The cash value of these policies totaled $4,203,000 at December 31, 2006 and $4,081,000 at December 31, 2005. In 2003, the Bank purchased an additional $5,000,000 in bank-owned life insurance contracts covering 18 Bank officers. The Bank will receive the cash surrender value of each contract and all of the net insurance proceeds, except for $25,000 to be paid to the insured party’s beneficiaries, upon the death of the named officer. The cash value of these policies totaled $5,669,000 at December 31, 2006 and $5,462,000 at December 31, 2005. The increase in the cash value of all policies is included in non-interest income and totaled $329,000 in 2006, compared to $314,000 in 2005.
     As a result of the low interest rate environment encountered in previous years, Croghan entered into an agreement in 2002 to originate loans on behalf of a national provider of residential mortgage loan products. The provider typically sells such loans in the secondary market (e.g., to Freddie Mac or Fannie Mae) and retains the servicing and related support functions (e.g., tax reporting and escrow accounting). This arrangement allows Croghan to maintain its customer relationships by providing competitive residential real estate loan offerings, while at the same time eliminating much of the risk associated with long-term fixed-rate mortgage loan financing. Commissions received from the origination of residential real estate loans totaled $13,000 in 2006, compared to $15,000 in 2005.
     Other operating income decreased $41,000, or 7.1%, to $540,000 in 2006 from $581,000 reported in 2005. Other operating income includes fees generated by the Investment Department of Croghan’s Trust and Investment Services Division. The Investment Department markets non-FDIC insured investment products, such as mutual funds and annuities. Fees generated by the Investment Department totaled $77,000 in 2006, compared to $97,000 in 2005. Other items of note that comprise other operating income include ATM surcharge fees, MasterCard merchant referral commissions, safe deposit box fees, credit life insurance sales commissions, and fees from the sale of official checks and money orders.
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
     Service charges on deposit accounts increased $104,000, or 8.2%, from the 2004 level. Net securities losses amounted to $141,000 in 2005, compared to $93,000 in net securities gains reported in 2004. A portion of the 2005 sales were the result of the aforementioned planned strategy to fund payments to Custar shareholders and to align the acquired securities portfolio with Croghan’s investment objectives. The net securities gains and losses in both years were realized upon the sale of primarily U.S. Government Agency securities. All of the securities sold were from the available-for-sale portfolio.
     The cash value of the split-dollar life insurance and the bank-owned life insurance policies totaled $9,543,000 at December 31, 2005 and $9,229,000 at December 31, 2004. The increase in the cash value of the split-dollar and bank-owned life insurance policies totaled $314,000 in 2005, compared to $353,000 in 2004.
     Commissions received from the origination of residential real estate loans totaled $15,000 in 2005, compared to $10,000 in 2004.
     Other operating income decreased $54,000, or 8.5%, to $581,000 in 2005 from $635,000 reported in 2004. As previously mentioned, the fees generated by the Investment Department of Croghan’s Trust and Investment Services Division are included in non-interest income and totaled $97,000 in 2005, compared to $73,000 in 2004.

NON-INTEREST EXPENSES
     Non-interest expenses are comprised of the items in the following table, which summarizes such expenses for the years ended December 31:

	2006	2005	2004
	(Dollars in thousands)
Compensation	$5,497	$5,340	$4,821
Benefits	1,390	1,513	1,336
Additional provision for supplemental retirement benefits	—	—	412

Total personnel	6,887	6,853	6,569
Occupancy of premises	765	760	638
Amortization of core deposit intangible asset	57	58	—
Equipment and vehicle	1,053	1,020	814
Professional and consulting services	358	451	325
State franchise and other taxes	473	349	447
Postage	287	275	258
Stationery and supplies	215	234	204
Advertising and marketing	233	223	228
Third party computer processing	228	222	192
Examination fees	151	169	171
MasterCard franchise and processing	153	147	133
Loan collection and repossession fees	114	132	61
ATM network and processing fees	163	131	105
Telephone	99	94	65
Other operating	932	959	754

Total non-interest expenses	$12,168	$12,077	$10,964

     2006 vs. 2005. Total non-interest expenses in 2006 increased to $12,168,000 from $12,077,000 in 2005, an increase of $91,000 or .8%. Total personnel expense increased $34,000 to $6,887,000 in 2006 from $6,853,000 in 2005. During 2006, management received an updated analysis of the Corporation’s obligation under the supplemental retirement plan for executive officers. Based on the results of the analysis, which is prepared periodically by the Corporation’s outside benefit consultants, the Corporation reduced its liability under the plan by $83,000 for the year ending December 31, 2006. The reduction was due to the resignation of an executive officer earlier in the year and adjustments of certain experience factors, including a decrease in anticipated future payments due to retired participants. Full-time equivalent employees totaled 156 at 2006 year-end compared to 158 at 2005 year-end. Other expenses that changed more than $50,000 between 2006 and 2005 included professional and consulting services and state franchise and other taxes.
     Professional and consulting services decreased $93,000, or 20.6%, in 2006. These services include fees paid to various consulting firms that assist with operational and product issues, asset/liability management, compliance training, information technology matters, and business planning. They also include professional fees paid to legal, accounting, and loan review firms. The 2005 total included $45,000 in expenses for an accounting firm to assist in the internal control certification requirements specified by Section 404 of the Sarbanes-Oxley Act (SOX 404) which were not incurred in 2006. After Croghan completed a majority of the work in 2005, the regulatory agencies announced in late 2005 that certifications applicable to companies of Croghan’s size would be delayed until 2007. During the latter part of 2006, the regulatory agencies announced that non-accelerated filers such as Croghan, would be required to report on their controls over financial reporting for years ending after December 15, 2007, but that the external auditors of such filers would not be required to issue their report on controls over financial reporting until years ending after December 15, 2008. As a result, Croghan expects that additional expenses relating to reporting on its controls over financial reporting will be incurred during 2007.
     State franchise taxes, which are based on the Bank’s capital structure, and other taxes increased $124,000, or 35.5%, in 2006. The 2006 increase was a result of the Bank’s higher capital position at the end of 2005.

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
     Equipment expenses increased $206,000, or 25.3%, in 2005. These expenses include such items as the upkeep and operation of vans used for deliveries between banking centers, equipment repair and maintenance, the lease of data lines and photocopying equipment, internet security services, equipment service contracts, and furniture and equipment depreciation.
     Professional and consulting services increased $126,000, or 38.8%, in 2005. As previously mentioned, the 2005 total included $45,000 for an accounting firm to assist in the internal control certification requirements specified by Section 404 of the Sarbanes-Oxley Act.
     State franchise taxes decreased $98,000, or 21.9%, in 2005 as a result of the Bank’s lower capital position at the end of 2004. Loan collection and repossession fees increased $71,000, or 116.4%, in 2005. The 2005 increase represents additional legal fees and expenses related to the use of third-party repossession firms.
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
FEDERAL INCOME TAXES
     Federal income tax expense totaled $2,289,000 in 2006, compared to $2,333,000 in 2005 and $2,143,000 in 2004. The effective tax rate in 2006 was 29.4% compared to 29.0% in 2005 and 29.5% in 2004.
SECURITIES
     Croghan’s securities portfolio is used to enhance net interest income, provide liquidity in the event of unforeseen cash flow needs, and diversify financial risk. At December 31, 2006, Croghan classified $57,273,000, or 92.5%, of its securities as available-for-sale. The remaining securities, totaling $4,640,000, were classified as either held-to-maturity or restricted stock. Available-for-sale securities are reported at their fair values with the net unrealized gain or loss reported as accumulated other comprehensive income (loss). Held-to-maturity securities are reported at amortized cost and restricted stock is reported at cost. All securities are periodically reviewed for impairment.
     Croghan’s available-for-sale investment portfolio is comprised primarily of U.S. Government agency and political subdivision obligations. The fair value of these holdings totaled $56,923,000 at December 31, 2006, compared to $76,555,000 at December 31, 2005. Croghan’s held-to-maturity investment portfolio consists of debt obligations of domestic corporations. The amortized cost of these investments totaled $1,011,000 at December 31, 2006, compared to $1,024,000 at December 31, 2005. Restricted stock is comprised of shares issued by the Federal Reserve Bank of Cleveland, Federal Home Loan Bank of Cincinnati and Bankers Bancshares, Inc. of Gahanna. The cost of these investments, which have no stated maturity, totaled $3,629,000 at December 31, 2006, compared to $3,492,000 at December 31, 2005.
     The aggregate carrying value of all securities at December 31, 2006 totaled $61,913,000, or a decrease of 24.0%, as compared to $81,421,000 at December 31, 2005. Due to the inverted yield curve throughout 2006, Croghan used proceeds from security maturities and sales to repay term debt and fund loan growth rather than purchase new securities.

LOANS
     Total loans at December 31, 2006 increased $16,368,000, or 4.8%, over December 31, 2005. The following table summarizes total loans and the percent change by major category as of December 31:

			Percent
	2006	2005	Change
	(Dollars in thousands)
Commercial, financial and agricultural	$42,846	$40,358	6.2%
Real estate — residential mortgage	151,330	154,177	(1.8)%
Real estate — non-residential mortgage	125,755	101,241	24.2%
Real estate — construction	13,467	13,641	(1.3)%
Consumer	21,111	28,764	(26.6)%
Credit card	2,769	2,729	1.5%

Total loans	$357,278	$340,910	4.8%

     As noted in the preceding table, increases occurred in the commercial, non-residential mortgage, and credit card categories, with declines occurring in the residential mortgage, construction, and consumer categories. The most significant increase occurred in non-residential mortgage loans, which grew $24,514,000, or 24.2%, in 2006. This increase is the result of several new large loan relationships located in our servicing area, which are doing business in the manufacturing, retail, and hospitality sectors.
     As evident in the preceding table, the loan category experiencing the largest decline in 2006 was consumer loans which declined $7,653,000. This resulted from a comprehensive review of lending standards in early 2005 that was prompted by the rise in consumer loan charge-offs. The adoption of more rigorous credit underwriting standards has significantly reduced the number of qualifying consumer loans since early 2005. The level of consumer loans is expected to continue to decline in 2007, but at a lower rate than what was experienced in 2006.
DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES
     Deposits and other interest-bearing liabilities at December 31, 2006 decreased $4,152,000, or 1.0%, compared to December 31, 2005. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:

			Percent
	2006	2005	Change
	(Dollars in thousands)
Demand, non-interest bearing	$49,745	$50,730	(1.9)%
Savings, NOW and Money Market deposits	160,224	150,365	6.6%
Time deposits	161,225	167,364	(3.7)%

Total deposits	371,194	368,459	.7%
Federal funds purchased and securities sold under repurchase agreements	15,388	10,825	42.2%
Other borrowings	17,600	29,050	(39.4)%

Total deposits and other interest-bearing liabilities	$404,182	$408,334	(1.0)%

     As noted in the preceding table, demand, non-interest bearing, time deposits, and other borrowings declined when compared to 2005 totals. The 2006 increase in savings, NOW and money market deposits of $9,859,000, or 6.6% was realized primarily from an increase in the savings deposits. In 2006, Croghan developed a new savings product to compete with short term certificates of deposits in our market, and to help attract new deposits into a lower cost category of deposits. The balance growth in the new savings product helped to offset the loss in balances from time deposits experienced in 2006, and reduce interest paid on deposits.

     Other interest-bearing liabilities, consisting of federal funds purchased and securities sold under repurchase agreements and other borrowings, decreased $6,887,000 or 17.3% to $32,988,000 at December 31, 2006 from $39,875,000 at December 31, 2005. The 2006 decrease in other borrowings included repayment of $1,150,000 borrowed from Great Lakes Bankers Bank and used to assist in financing the 2005 Custar acquisition. The outstanding balance due Great Lakes Bankers Bank totaled $1,600,000 at December 31, 2006 and $2,750,000 at December 31, 2005. Remaining other borrowings, consisting of interest-bearing secured notes due to the Federal Home Loan Bank decreased $10,300,000, or 39.2% in 2006. As previously noted, funds from security maturities and sales were the primary source of repayment of FHLB borrowings.
STOCKHOLDERS’ EQUITY
     Croghan’s stockholders’ equity at December 31 is summarized in the following table:

	2006	2005
	(Dollars in thousands)
Common stock	$23,926	$23,926
Surplus	171	154
Retained earnings	31,961	28,640
Accumulated other comprehensive loss	(206)	(287)
Treasury stock	(4,689)	(2,502)

Total stockholders’ equity	$51,163	$49,931

     Accumulated other comprehensive loss consists of the net unrealized loss on securities classified as available-for-sale. At December 31, 2006, Croghan held $57,273,000 of available-for-sale securities with a net unrealized loss of $206,000, net of income taxes. This compares to holdings at December 31, 2005 of available-for-sale securities totaling $76,905,000 with a net unrealized loss of $287,000, net of income taxes. The $81,000 decrease in the net unrealized loss was the result of holding fewer below market rate securities at December 31, 2006. Since management believes that none of its investment securities are permanently impaired, there were no impairment charges made to operations in either 2006 or 2005.
     Bank holding companies, including Croghan, are subject to minimum capital requirements established by the Federal Reserve Board. Additionally, all insured depository institutions, including the Bank, are subject to the Federal Reserve Board’s capital classification system that assigns institutions into one of the following categories: well capitalized, adequately capitalized, or undercapitalized. Failure of a bank or bank holding company to meet the adequately capitalized or minimum capital standards may result in the initiation of certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on an institution’s financial statements.
     The Federal Reserve Board’s minimum Tier I risk-based and total risk-based capital ratios established for bank holding companies are 4% and 8%, respectively. At December 31, 2006, Croghan had a Tier I risk-based capital ratio of 11.9% and a total risk-based capital ratio of 12.9%. To be considered as “well capitalized” under prompt corrective action provisions, a bank must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2006, the Bank was deemed “well capitalized” with a Tier I risk-based capital ratio of 10.8% and a total risk-based capital ratio of 13.3%. Refer to Note 14, entitled “Regulatory Matters”, in Croghan’s Consolidated Financial Statements for a detailed analysis of Croghan’s and the Bank’s capital amounts and related ratios. Management believes that, as of December 31, 2006 and 2005, Croghan and the Bank met all applicable capital adequacy requirements.
LIQUIDITY
     Croghan’s primary sources of liquidity are derived from its core deposit base and stable stockholders’ equity position. Secondary liquidity is provided by adjusting the daily federal funds sold position (when available), by actively managing the investment portfolio, and by adjusting federal funds purchased (borrowed) under established lines of credit from correspondent banks. The Bank has three federal funds purchased lines of credit, which are readily available on an unsecured short-term basis to meet daily liquidity needs as they arise. The average balance borrowed under these lines during 2006 totaled $2,097,000. At December 31, 2006, Croghan had $4,500,000 in federal funds purchased, to be repaid on a daily basis, as compared to $5,400,000 in federal funds purchased at December 31, 2005. Croghan also has additional borrowing capacity of $71,974,000 available from the Federal Home Loan Bank of Cincinnati. These funds can be drawn upon subject to adequate pledging of Federal Home Loan Bank stock and eligible residential mortgage loans.

     Additionally, Croghan maintains a portion of its assets in liquid form to meet anticipated customer loan demands and to fund possible deposit account outflows. At December 31, 2006, liquid assets in the form of cash and due from banks totaled $11,843,000, or 2.6%, of total assets. Croghan believes that these highly liquid assets, in addition to a staggered maturity schedule and principal repayments within the investment portfolio and cash flows from loan repayments, provide adequate liquidity for day-to-day operations.
     The liquidity needs of Croghan’s parent holding company, primarily the need to pay quarterly cash dividends to shareholders and make debt service payments to Great Lakes Bankers Bank, are funded by upstream-dividends from the Bank subsidiary. Dividends accrued to the Corporation from the Bank totaled $5,472,000 in 2006, $5,608,000 in 2005 and $12,175,000 in 2004. The 2004 dividends included a special $10,000,000 dividend from the Bank to assist in funding the Custar acquisition. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval from the State of Ohio Division of Financial Institutions provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, the Bank had $295,000 available for dividends on January 1, 2007 and projects adequate income throughout 2007 to support cash dividends to shareholders and provide funds to make debt service payments.
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
     Croghan monitors its interest rate risk through a sensitivity analysis, which strives to measure potential changes in future earnings and the fair values of its financial instruments that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan’s financial instruments using the interest rates in effect at December 31, 2006. To arrive at fair value estimates, the cash flows from Croghan’s financial instruments are discounted to their approximated present values.
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

	December 31, 2006		ALCO Guidelines
	Change in Dollars	Change in Percent	For the Change
	($)	(%)	in Percent (%)
Annual Net Interest Income Impact
For a Change of + 100 Basis Points	(1,395)	(8.0)	(15.0)
For a Change of – 100 Basis Points	515	3.0	15.0
For a Change of + 200 Basis Points	(2,748)	(15.8)	(25.0)
For a Change of – 200 Basis Points	(125)	(0.7)	25.0

Impact on the Net Present Value of Equity
For a Change of + 200 Basis Points	(6,044)	(10.2)	(25.0)
For a Change of – 200 Basis Points	1,732	2.9	25.0
     As indicated in the preceding table, the projected volatility of net interest income and the net present value of equity at December 31, 2006 were within Croghan’s established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS
     The following table summarizes Croghan’s loan commitments, including letters of credit, as of December 31, 2006 (dollars in thousands):

	Amount of Commitment to Expire Per Period
Type of Commitment	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Commercial lines of credit	$28,552	$26,221	$177	$2,154	$—
Real estate lines of credit	32,075	7,741	2,674	324	21,336
Consumer lines of credit	1,182	1,182	—	—	—
Credit card lines of credit	11,630	11,630	—	—	—
Guarantees	—	—	—	—	—

Total Commitments	$73,439	$46,774	$2,851	$2,478	$21,336

     As indicated in the preceding table, Croghan had $73,439,000 in total loan commitments at the end of 2006, with $46,774,000 of that amount expiring within one year. All lines of credit represented either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since Croghan requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and non-residential property. The credit card lines were made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders. Additionally, $24,172,000 of the commercial lines were due on a demand basis, with many of those lines established for seasonal operating purposes.
     The following table summarizes Croghan’s other contractual obligations as of December 31, 2006 (dollars in thousands):

		Payments Due by Period
Contractual Obligations	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Long-term debt	$17,600	$10,500	$1,600	$3,000	$2,500
Capital leases	—	—	—	—	—
Operating leases	186	63	106	17	—
Unconditional purchase obligations	—	—	—	—	—
Other	819	51	104	104	560

Total Obligations	$18,605	$10,614	$1,810	$3,121	$3,060

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
     As indicated in the table, Croghan had no capital leases or unconditional purchase obligations as of December 31, 2006. Additionally, the table does not include obligations pertaining to deposits or federal funds purchased and securities sold under repurchase agreements.

     Croghan’s operating lease obligations pertained to lease arrangements for the Port Clinton Office, which is located in a retail supermarket in the Knollcrest Shopping Center, an ATM site north of Fremont, and the Norwalk banking center located in the downtown business district. The other contractual obligation noted in the table totaling $819,000 represents the projected payments for the periods indicated to participants in the Bank’s executive supplemental retirement plan. Of this amount, $507,000 has been accrued as a liability as of December 31, 2006. Croghan also had several minor operating lease obligations, with an aggregate total less than $75,000, for photocopying and mail processing equipment which are not included in the table.
IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
     In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management has evaluated the impact of adopting FIN 48 in 2007 and does not believe the adoption of FIN 48 will have a significant impact on the Corporation’s consolidated financial statements.
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
     As noted in the section entitled “Provision for Loan Losses and the Allowance for Loan Losses”, Croghan performs a detailed quarterly analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience for each loan category (i.e., commercial, real estate, and consumer), the volume of non-performing loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due 30 to 89 days, a segmentation of each loan category by internally-assigned risk grades, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.
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

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio
We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
Toledo, Ohio
March 13, 2007

Offices in 15 states and Washington, DC

Croghan Bancshares, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Dollars in thousands, except par value)
ASSETS

CASH AND CASH EQUIVALENTS	$11,843	$12,338

SECURITIES
Available-for-sale, at fair value	57,273	76,905
Held-to-maturity, at amortized cost, fair value of $1,027 in 2006 and $1,047 in 2005	1,011	1,024
Restricted stock	3,629	3,492

Total securities	61,913	81,421

LOANS	357,278	340,910
Less: Allowance for loan losses	3,600	3,624

Net loans	353,678	337,286

PREMISES AND EQUIPMENT, NET	7,904	7,455
CASH SURRENDER VALUE OF LIFE INSURANCE	9,872	9,543
GOODWILL	10,430	10,430
CORE DEPOSIT INTANGIBLE ASSET, NET	346	403
ACCRUED INTEREST RECEIVABLE	2,271	2,194
OTHER ASSETS	601	829

TOTAL ASSETS	$458,858	$461,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest bearing	$49,745	$50,730
Savings, NOW and Money Market deposits	160,224	150,365
Time	161,225	167,364

Total deposits	371,194	368,459

Federal funds purchased and securities sold under repurchase agreements	15,388	10,825
Borrowed funds	17,600	29,050
Dividends payable	536	535
Other liabilities	2,977	3,099

Total liabilities	407,695	411,968

STOCKHOLDERS’ EQUITY
Common stock, $12.50 par value. Authorized 6,000,000 shares in 2006 and 3,000,000 shares in 2005; issued 1,914,109 shares	23,926	23,926
Surplus	171	154
Retained earnings	31,961	28,640
Accumulated other comprehensive loss	(206)	(287)
Treasury stock, 128,403 shares in 2006 and 69,883 shares in 2005, at cost	(4,689)	(2,502)

Total stockholders’ equity	51,163	49,931

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$458,858	$461,899

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2006	2005	2004
	(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$23,926	$22,410	$19,574
Securities:
Obligations of U.S. Government agencies and corporations	1,742	1,652	1,267
Obligations of states and political subdivisions	891	927	680
Other	252	246	201
Federal funds sold	93	150	2

Total interest income	26,904	25,385	21,724

INTEREST EXPENSE
Deposits	8,259	5,987	4,538
Other borrowings	1,354	1,323	1,161

Total interest expense	9,613	7,310	5,699

Net interest income	17,291	18,075	16,025

PROVISION FOR LOAN LOSSES	380	705	716

Net interest income, after provision for loan losses	16,911	17,370	15,309

NON-INTEREST INCOME
Trust income	768	613	550
Service charges on deposit accounts	1,394	1,379	1,275
Gain (loss) on sale of securities	(9)	(141)	93
Other	882	910	998

Total non-interest income	3,035	2,761	2,916

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	6,887	6,853	6,157
Additional provision for supplemental retirement benefits	—	—	412
Occupancy of premises	765	760	638
Amortization of core deposit intangible asset	57	58	—
Other operating	4,459	4,406	3,757

Total non-interest expenses	12,168	12,077	10,964

Income before federal income taxes	7,778	8,054	7,261

FEDERAL INCOME TAXES	2,289	2,333	2,143

NET INCOME	$5,489	$5,721	$5,118

NET INCOME PER SHARE, based on 1,814,011 shares in 2006, 1,877,987 shares in 2005 and 1,897,582 shares in 2004	$3.03	$3.05	$2.70

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended December 31, 2006, 2005 and 2004
				Accumulated
				other
	Common		Retained	comprehensive	Treasury
	Stock	Surplus	earnings	income (loss)	stock	Total
	(Dollars in thousands, except per share data)
BALANCE AT DECEMBER 31, 2003	$23,926	$122	$22,097	$434	$(383)	$46,196

Comprehensive income:
Net income	—	—	5,118	—	—	5,118
Change in net unrealized gain, net of reclassification adjustments and related income taxes	—	—	—	(59)	—	(59)

Total comprehensive income	—	—	—	—	—	5,059

Purchase of 7,200 shares of treasury stock	—	—	—	—	(257)	(257)
Proceeds from issuance of 1,219 shares of treasury stock	—	11	—	—	31	42
Cash dividends declared, $1.12 per share	—	—	(2,124)	—	—	(2,124)

BALANCE AT DECEMBER 31, 2004	23,926	133	25,091	375	(609)	48,916

Comprehensive income:
Net income	—	—	5,721	—	—	5,721
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	(662)	—	(662)

Total comprehensive income	—	—	—	—	—	5,059

Purchase of 51,472 shares of treasury stock	—	—	—	—	(1,943)	(1,943)
Proceeds from issuance of 1,925 shares of treasury stock	—	21	—	—	50	71
Cash dividends declared, $1.16 per share	—	—	(2,172)	—	—	(2,172)

BALANCE AT DECEMBER 31, 2005	23,926	154	28,640	(287)	(2,502)	49,931

Comprehensive income:
Net income	—	—	5,489	—	—	5,489
Change in net unrealized loss, net of reclassification adjustments and related income taxes	—	—	—	81	—	81

Total comprehensive income	—	—	—	—	—	5,570

Purchase of 60,130 shares of treasury stock	—	—	—	—	(2,229)	(2,229)
Proceeds from issuance of 1,610 shares of treasury stock	—	17	—	—	42	59
Cash dividends declared, $1.20 per share	—	—	(2,168)	—	—	(2,168)

BALANCE AT DECEMBER 31, 2006	$23,926	$171	$31,961	$(206)	$(4,689)	$51,163

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2006	2005	2004
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,489	$5,721	$5,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	963	930	646
Provision for loan losses	380	705	716
Deferred federal income taxes	(40)	118	29
Federal Home Loan Bank stock dividends	(137)	(112)	(77)
Increase in cash value of life insurance	(329)	(314)	(353)
Net amortization of security premiums and discounts	273	527	863
Provision (credit) for deferred compensation	(83)	108	472
Loss (gain) on sale of securities	9	141	(93)
Loss on disposal of equipment	1	6	—
Decrease (increase) in accrued interest receivable	(77)	—	1
Decrease (increase) in other assets	228	93	(11)
Increase (decrease) in other liabilities	32	(53)	49

Net cash provided by operating activities	6,709	7,870	7,360

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of The Custar State Bank, net of $2,357 cash and cash equivalents acquired in 2005	—	(11,682)	—
Proceeds from maturities of securities	23,229	9,450	17,234
Proceeds from sales of available-for-sale securities	2,883	14,455	3,512
Purchases of securities:
Available-for-sale	(6,626)	(28,720)	(18,616)
Restricted stock	—	(305)	—
Net decrease (increase) in loans	(16,772)	11,771	(16,869)
Additions to premises and equipment	(1,356)	(685)	(901)

Net cash used in investing activities	1,358	(5,716)	(15,640)

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years ended December 31,
	2006	2005	2004
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$2,735	$1,565	$13,686
Increase (decrease) in federal funds purchased and securities sold under repurchase agreements	4,563	1,031	(1,382)
Borrowed funds:
Proceeds	5,000	9,500	10,950
Repayments	(16,450)	(9,400)	(12,000)
Proceeds from issuance of treasury shares	59	71	42
Cash dividends paid	(2,167)	(2,167)	(2,126)
Purchase of treasury stock	(2,229)	(1,943)	(257)
Payment of deferred compensation	(73)	(60)	(30)

Net cash provided by (used in) financing activities	(8,562)	(1,403)	8,883

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(495)	751	603

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	12,338	11,587	10,984

CASH AND CASH EQUIVALENTS AT END OF YEAR	$11,843	$12,338	$11,587

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$9,420	$6,979	$5,721

Federal income taxes	$2,285	$2,469	$1,630

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain (loss) on available-for-sale securities	$(42)	$341	$31

Non-cash investing activities:
Change in net unrealized gain (loss) on available-for-sale securities	$123	$(1,003)	$(90)

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
RESTRICTIONS ON CASH
The Bank was required to have $275,000 of non-interest bearing cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2006 and 2005.
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
The allowance consists of specific, general and secondary components. For loans that are classified as impaired, a specific reserve is established when the discounted cash flow (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers classified (i.e., doubtful, substandard, or special mention) loans which are not impaired, as well as non-classified loans and is generally based on historical loss experience adjusted for qualitative factors. The secondary component is maintained to cover economic and other external factors that could affect management’s estimate of probable losses and considers the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
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

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FORECLOSED ASSETS
Assets acquired through or in lieu of foreclosure are initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and any further write-downs are included in other operating expenses, as are gains or losses upon sale and expenses related to maintenance of the properties.
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
SUPPLEMENTAL RETIREMENT BENEFITS
Annual provisions are made for the estimated liability for accumulated supplemental retirement benefits under agreements with one active and four retired officers at December 31, 2006.
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
The cash purchase price, including $145,000 of acquisition costs, totaled $14,039,000. The acquisition was financed with a $10,000,000 special dividend from the Bank and the proceeds of a $4,000,000 four-year term loan from a correspondent bank, as described in Note 7. The transaction was accounted for as a purchase and, accordingly, the results of operations of Custar are included in the consolidated results of the Corporation beginning on January 1, 2005. For federal income tax purposes, the tax basis of the Custar assets and liabilities carryover and the Corporation gets no tax basis amortization of the goodwill and core deposit intangible asset.
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

As a result of the above purchase, the Corporation’s goodwill increased $4,317,000 in 2005 and totals $10,430,000 at December 31, 2006 and 2005. The amortization of the core deposit intangible asset amounted to $57,000 in 2006 and $58,000 in 2005, resulting in an unamortized balance of $346,000 at December 31, 2006 and $403,000 at December 31, 2005. Estimated amortization of the core deposit intangible asset for each of the next five years and thereafter is as follows (dollars in thousands):

2007	$58
2008	58
2009	57
2010	58
2011	58
Thereafter	57

Total	$346

NOTE 2 — SECURITIES
The amortized cost and fair value of securities as of December 31, 2006 and 2005 are as follows:

	2006		2005
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(Dollars in thousands)
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$35,711	$35,418	$51,947	$51,500
Obligations of states and political subdivisions	21,524	21,505	25,043	25,055
Other equity security	350	350	350	350

Total available-for-sale	57,585	57,273	77,340	76,905

Held-to-maturity – corporate debt obligations	1,011	1,027	1,024	1,047
Restricted stock	3,629	3,629	3,492	3,492

Total	$62,225	$61,929	$81,856	$81,444

A summary of gross unrealized gains and losses on securities at December 31, 2006 and 2005 follows:

	2006		2005
	Gross	Gross	Gross	Gross
	unrealized	unrealized	unrealized	unrealized
	gains	losses	gains	losses
	(Dollars in thousands)
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$63	$356	$107	$554
Obligations of states and political subdivisions	113	132	167	155

Total available-for-sale	176	488	274	709

Held-to-maturity – corporate debt obligations	19	3	33	10

Total	$195	$491	$307	$719

The amortized cost and fair value of securities at December 31, 2006, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(Dollars in thousands)
Due in one year or less	$9,718	$9,655	$504	$501
Due after one year through five years	15,487	15,261	507	526
Due after five years through ten years	12,395	12,391	—	—
Due after ten years	19,635	19,616	—	—
Other equity security having no maturity date	350	350	—	—

Total	$57,585	$57,273	$1,011	$1,027

Securities with a carrying value of $48,986,000 at December 31, 2006 and $45,423,000 at December 31, 2005 were pledged to secure public deposits and for other purposes as required or permitted by law.
Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank of Cincinnati stock amounted to $2,451,000 and $2,314,000 at December 31, 2006 and 2005, respectively. The Bank’s investment in Federal Reserve Bank of Cleveland stock amounted to $1,118,000 at December 31, 2006 and 2005.

NOTE 2 — SECURITIES (CONTINUED)
Gross gains realized from sales of securities available-for-sale amounted to $6,000 in 2006, $48,000 in 2005 and $98,000 in 2004, with the income tax provision applicable to such gains amounting to $2,000 in 2006, $16,000 in 2005 and $33,000 in 2004. Gross losses realized from sales of securities available-for-sale amounted to $15,000 in 2006, $189,000 in 2005 and $5,000 in 2004, with the income tax provision applicable to such losses amounting to $5,000 in 2006, $64,000 in 2005 and $2,000 in 2004.
The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

	Securities in a continuous unrealized loss position
	Less than		12 months
	12 months		or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	losses	value	losses	value	losses	value
	(Dollars in thousands)
2006
Obligations of U.S. Government agencies and corporations	$4	$2,996	$353	$26,052	$357	$29,048
Obligations of states and political subdivisions	6	3,053	125	7,348	131	10,401
Corporate debt obligations	—	—	3	500	3	500

Total temporarily impaired securities	$10	$6,049	$481	$33,900	$491	$39,949

2005
Obligations of U.S. Government agencies and corporations	$206	$29,473	$348	$12,849	$554	$42,322
Obligations of states and political subdivisions	108	10,759	47	1,597	155	12,356
Corporate debt obligations	—	—	10	506	10	506

Total temporarily impaired securities	$314	$40,232	$405	$14,952	$719	$55,184

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
At December 31, 2006, there were 72 securities in an unrealized loss position, 55 of which were in a continuous unrealized loss position for twelve months or more. When evaluating these securities for impairment, management considers the issuer’s financial condition, whether the securities are issued by federally-sponsored government agencies or political subdivisions, whether downgrades by the bond rating agencies have occurred, industry analyst reports, and volatility in the bond market. Management has concluded that the unrealized losses as of December 31, 2006 were primarily the result of customary and expected fluctuations in the bond market related to changes in interest rates. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future for securities classified as available-for-sale, all security impairments as of December 31, 2006 are considered temporary.

NOTE 3 — LOANS
Loans at December 31, 2006 and 2005 consist of the following:

	2006	2005
	(Dollars in thousands)
Commercial, financial and agricultural	$42,846	$40,358
Real estate:
Residential mortgage	151,330	154,177
Non-residential mortgage	125,755	101,241
Construction	13,467	13,641
Consumer	21,111	28,764
Credit card	2,769	2,729

Total	$357,278	$340,910

Fixed rate loans amounted to $94,299,000 at December 31, 2006 and $96,865,000 at December 31, 2005.
The Bank’s investment in impaired loans amounted to $3,183,000 at December 31, 2006 and $2,939,000 at December 31, 2005. The following information is provided with respect to impaired loans:

	2006	2005	2004
	(Dollars in thousands)
Average investment in impaired loans	$2,862	$737	$919

Interest income recognized on impaired loans	$—	$—	$19

Interest income recognized on a cash basis on impaired loans	$—	$—	$19

At December 31, 2006, impaired loans totaling $3,183,000 have a related allowance for loan losses of $865,000 ($2,939,000 and $426,000, respectively, at December 31, 2005). The following is a summary of the activity in the allowance for loan losses of impaired loans, which is part of the Bank’s overall allowance for loan losses discussed in Note 4, for the years ended December 31, 2006 and 2005:

	2006	2005
	(Dollars in thousands)
Balance at beginning of year	$426	$34
Provision charged to operations	439	433
Loans charged-off	—	(41)

Balance at end of year	$865	$426

No additional funds are committed to be advanced in connection with impaired loans.
Loans on nonaccrual of interest amounted to $3,795,000 at December 31, 2006 and $3,872,000 at December 31, 2005. Loans 90 days or more past due and still accruing interest amounted to $716,000 at December 31, 2006 and $561,000 at December 31, 2005.
Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $848,000 and $1,955,000 at December 31, 2006 and 2005, respectively. The following is a summary of activity during 2006 and 2005 for such loans:

NOTE 3 — LOANS (CONTINUED)

	Balance at			Balance
	beginning	Additions	Repayments	at end
	(Dollars in thousands)
2006	$1,955	$205	$1,312	$848

2005	$2,254	$5,449	$5,748	$1,955

Additions and repayments include loan renewals.
Most of the Bank’s lending activity is with customers primarily located within Sandusky County, Ottawa County, Wood County, the Village of Green Springs, and the northwest portion of Huron County. Credit concentrations, as determined using the North American Industry Classification System, that exceeded 5% of total loans at December 31, 2006 and 2005 included $24,779,000 and $20,628,000, respectively, to borrowers in the construction industry; $33,302,000 and $18,852,000, respectively, to borrowers in the accommodation and food service industry; and $33,471,000 at December 31, 2006 to borrowers in the manufacturing industry.
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
The manufacturing industry concentration includes loans to local manufacturers who produce goods for a wide variety of industries, including chemical, automotive, and food processing. These loans are generally secured by real property, equipment, and receivables. Repayment is expected from cash flows generated from these operations.
Credit losses arising from the Bank’s lending experience in these industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. For these industries, credit evaluation is based on cash flow coverage of principal and interest payments and the adequacy of collateral received.
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(Dollars in thousands)
Balance at beginning of year	$3,624	$3,431	$3,387
Provision charged to operations	380	705	716
Addition resulting from the Custar acquisition	—	241	—
Loans charged-off	(601)	(1,011)	(968)
Recoveries of loans charged-off	197	258	296

Balance at end of year	$3,600	$3,624	$3,431

NOTE 5 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31, 2006 and 2005:

	2006	2005
	(Dollars in thousands)
Land and improvements	$1,350	$1,350
Buildings	8,961	8,908
Equipment	5,059	4,770
Construction in-process	1,006	5

	16,376	15,033
Less accumulated depreciation	8,472	7,578

Premises and equipment, net	$7,904	$7,455

Construction in-process at December 31, 2006 includes capitalized costs relating to the renovation of the Company’s corporate headquarters, as well as construction of a new branch office in Clyde. The aggregate estimated remaining cost to complete these projects approximated $300,000 at December 31, 2006.
Depreciation of premises and equipment amounted to $906,000 in 2006, $835,000 in 2005 and $646,000 in 2004.
NOTE 6 — DEPOSITS
Time deposits at December 31, 2006 and 2005 include individual deposits of $100,000 and over amounting to $35,897,000 and $38,885,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,623,000 for 2006, $1,203,000 for 2005 and $874,000 for 2004.
At December 31, 2006, the scheduled maturities of time deposits were as follows (dollars in thousands):

2007	$127,652
2008	21,920
2009	6,145
2010	3,012
2011	1,406
Thereafter	1,090

Total	$161,225

NOTE 7 — BORROWED FUNDS
At December 31, 2006 and 2005, borrowed funds consist of the following:

	2006	2005
	(Dollars in thousands)
Federal Home Loan Bank:
Secured note, with interest at 2.52%, due February 2006	$—	$5,000
Secured note, with interest at 4.87%, due February 2006	—	2,000
Secured note, with interest at 3.26%, due June 2006	—	2,650
Secured note, with interest at 4.54%, due June 2006	—	2,650
Secured note, with interest at 4.07%, due July 2006	—	1,500
Secured note, with interest at 4.24%, due July 2006	—	1,500
Secured note, with interest at 5.22%, due February 2007	5,000	—
Secured note, with interest at 4.42%, due July 2007	1,500	1,500
Secured note, with interest at 4.30%, due September 2007	4,000	4,000
Secured note, with interest at 4.32%, due February 2011	3,000	3,000
Secured note, with interest at 4.86%, due December 2012	2,500	2,500

	16,000	26,300
Great Lakes Bankers Bank – secured note with interest payable annually at .50% below prime rate (aggregating 7.75% and 6.75% at December 31, 2006 and 2005, respectively), with principal due in full January 1, 2009	1,600	2,750

Total borrowed funds	$17,600	$29,050

NOTE 7 — BORROWED FUNDS (CONTINUED)
Scheduled principal payments on borrowed funds at December 31, 2006 are as follows (dollars in thousands):

	Fixed	Floating	Total
2007	$10,500	$—	$10,500
2009	—	1,600	1,600
2011	3,000	—	3,000
2012	2,500	—	2,500

Total	$16,000	$1,600	$17,600

The Federal Home Loan Bank notes stipulate interest payable on a monthly basis. The notes are secured by stock in the Federal Home Loan Bank of Cincinnati and eligible mortgage loans totaling $21,600,000 at December 31, 2006. The Great Lakes Bankers Bank note is secured by the Corporation’s stock ownership in the Bank.
At December 31, 2006, the Bank has available borrowings of $71,974,000 under its line of credit with the Federal Home Loan Bank. In addition, the Bank had $15,000,000 of short-term borrowing availability at December 31, 2006, under lines of credit with three correspondent banks.
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
NOTE 9 — OTHER COMPREHENSIVE INCOME (LOSS)
The changes in the components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(Dollars in thousands)
Unrealized gains (losses) on available-for-sale securities	$114	$(1,144)	$3
Reclassification adjustments for securities losses (gains) included in income	9	141	(93)

Net unrealized gains (losses)	123	(1,003)	(90)

Tax effect	42	341	31

Net-of-tax amount	$81	$(662)	$(59)

NOTE 10 — OTHER OPERATING EXPENSES
The following is a summary of other operating expenses for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(Dollars in thousands)
Equipment and vehicle	$1,053	$1,020	$814
Professional, consulting and examination	509	620	496
Postage, stationery and supplies	502	509	462
State franchise and other taxes	473	349	447
Advertising and marketing	233	223	228
Third party computer processing	228	222	192
MasterCard franchise and processing	153	147	133
Other	1,308	1,316	985

Total other operating expenses	$4,459	$4,406	$3,757

NOTE 11 — FEDERAL INCOME TAXES
The provision for federal income taxes consists of the following for 2006, 2005 and 2004:

	2006	2005	2004
	(Dollars in thousands)
Current	$2,329	$2,215	$2,114
Deferred	(40)	118	29

Total	$2,289	$2,333	$2,143

The income tax provision attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	2006	2005	2004
	(Dollars in thousands)
Expected tax using statutory tax rate of 34%	$2,645	$2,738	$2,469
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(310)	(310)	(226)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	36	27	18
Increase in cash value of life insurance policies	(112)	(107)	(120)
Other, net	30	(15)	2

Total	$2,289	$2,333	$2,143

The deferred federal income tax credit of $40,000 in 2006 and provision of $118,000 for 2005 and $29,000 for 2004 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.
The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2006 and 2005 are presented below:

	2006	2005
	(Dollars in thousands)
Deferred tax liabilities:
Purchase accounting basis difference	$365	$408
Depreciation of premises and equipment	249	339
Federal Home Loan Bank stock dividends	421	374
Direct financing leases	500	396
Deferred loan costs	42	67

Total deferred tax liabilities	1,577	1,584

Deferred tax assets:
Unrealized loss on securities available-for-sale	106	148
Allowance for loan losses	816	830
Accrued expenses and other	491	444

Total deferred tax assets	1,413	1,422

Net deferred tax liabilities	$164	$162

The net deferred tax liabilities at December 31, 2006 and 2005 are included in other liabilities in the consolidated balance sheets.
Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2006 and 2005.

NOTE 12 — EMPLOYEE BENEFITS
The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both profit sharing and employer matching contributions. The Plan permits the investing in the Corporation’s stock subject to various limitations. The Bank’s profit sharing and matching contributions to the 401(k) Profit Sharing Plan for the years ended December 31, 2006, 2005 and 2004 amounted to $316,000, $297,000 and $264,000, respectively. The issuance of shares from treasury in 2006, 2005 and 2004, represented shares purchased by the Plan. As of December 31, 2006, the Plan holds 16,697 shares of the Corporation’s common stock.
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
The Bank has entered into various split-dollar life insurance arrangements, including agreements with certain officers of the Bank to provide for supplemental retirement benefits. The Bank has also entered into other split-dollar life insurance arrangements for investment purposes. All split-dollar policies required the payment of single premiums. The cash value of all split-dollar policies amounted to $9,872,000 and $9,543,000 at December 31, 2006 and 2005, respectively.
In connection with the officer agreements, the Bank has provided an estimated liability for accumulated supplemental retirement benefits. Such liability amounted to $507,000 at December 31, 2006 and $663,000 at December 31, 2005 and is included in other liabilities in the accompanying consolidated balance sheets. The provision (credit) for deferred compensation amounted to $(83,000) for 2006, $108,000 for 2005 and $472,000 for 2004. The 2006 credit resulted from the resignation in 2006 of an officer of the Company who was covered under an agreement. The 2004 provision included an additional provision of $412,000 resulting from a detailed analysis of the estimated liability under such agreements.
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
The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2006 and 2005:

	Contract amount
	2006	2005
	(Dollars in thousands)
Commitments to extend credit, including commitments to grant loans and unfunded commitments under lines of credit	$71,283	$70,334

Standby letters of credit	$2,156	$2,481

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
Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2006, standby letters of credit aggregating $151,000 expire in 2007; $112,000 expire in 2008; $40,000 expire in 2009; and $1,853,000 expire in 2010. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2006, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTE 14 — REGULATORY MATTERS (CONTINUED)
The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2006 and 2005 are also presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2006
Total Capital (to Risk-Weighted Assets)
Consolidated	$44,193	12.9%	$27,377	≥8.0%	N/A	N/A
Bank	45,368	13.3%	27,349	≥8.0%	$34,186	≥10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	40,593	11.9%	13,688	≥4.0%	N/A	N/A
Bank	36,768	10.8%	13,674	≥4.0%	20,511	≥ 6.0%

Tier I Capital (to Average Assets)
Consolidated	40,593	9.2%	17,711	≥4.0%	N/A	N/A
Bank	36,768	8.3%	17,697	≥4.0%	22,122	≥ 5.0%

As of December 31, 2005
Total Capital (to Risk-Weighted Assets)
Consolidated	$43,009	13.1%	$26,259	≥8.0%	N/A	N/A
Bank	45,271	13.8%	26,231	≥8.0%	$32,788	≥10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	39,385	12.0%	13,129	≥4.0%	N/A	N/A
Bank	36,647	11.2%	13,115	≥4.0%	19,673	≥ 6.0%

Tier I Capital (to Average Assets)
Consolidated	39,385	8.7%	18,061	≥4.0%	N/A	N/A
Bank	36,647	8.1%	18,047	≥4.0%	22,559	≥ 5.0%
On a parent company only basis, the Corporation’s primary source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $295,000 was available for dividends on January 1, 2007, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.
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

NOTE 15 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION
A summary of condensed financial information of the parent company as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 are as follows:

CONDENSED BALANCE SHEETS	2006	2005
	(Dollars in thousands)
Assets:
Cash	$23	$200
Dividends receivable from subsidiary	636	535
Investment in subsidiary	47,337	47,193
Subordinated note receivable from subsidiary, including accrued interest of $101 in 2006 and $75 in 2005	5,101	5,075
Security, at cost which approximates fair value	350	350
Other assets	24	62

Total assets	$53,471	$53,415

Liabilities:
Borrowed funds	$1,600	$2,750
Dividends and other payables	708	734

Total liabilities	2,308	3,484

Stockholders’ equity:
Common stock	23,926	23,926
Surplus	171	154
Retained earnings	31,961	28,640
Accumulated other comprehensive loss	(206)	(287)
Treasury stock	(4,689)	(2,502)

Total stockholders’ equity	51,163	49,931

Total liabilities and stockholders’ equity	$53,471	$53,415

CONDENSED STATEMENTS OF OPERATIONS	2006	2005	2004
	(Dollars in thousands)
Income – dividends from subsidiary	$5,472	$5,608	$12,175
Interest income on subordinated note from subsidiary	200	200	200
Professional fees, interest and other expenses	(270)	(381)	(131)

Income before income taxes and equity in undistributed net income of subsidiary	5,402	5,427	12,244

Federal income tax provision (credit)	(24)	(62)	24

Income before equity in undistributed net income of subsidiary	5,426	5,489	12,220

Equity in net income of subsidiary, less dividends	63	232	(7,102)

Net income	$5,489	$5,721	$5,118

NOTE 15 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2006	2005	2004
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$5,489	$5,721	$5,118
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary, less dividends	(63)	(232)	7,102
Decrease (increase) in dividends receivable	(101)	9,995	(9,998)
Decrease (increase) in accrued interest receivable	(26)	(44)	95
Decrease (increase) in other assets	38	37	(99)
Increase (decrease) in other liabilities	(27)	28	127

Net cash provided by operating activities	5,310	15,505	2,345

Cash flows from investing activities – purchase of Custar	—	(14,039)	—

Cash flows from financing activities:
Borrowed funds:
Proceeds	—	4,000	—
Repayments	(1,150)	(1,250)	—
Proceeds from issuance of treasury shares	59	71	42
Cash dividends paid	(2,167)	(2,167)	(2,126)
Purchase of treasury stock	(2,229)	(1,943)	(257)

Net cash used in financing activities	(5,487)	(1,289)	(2,341)

Net increase (decrease) in cash	(177)	177	4

Cash at beginning of year	200	23	19

Cash at end of year	$23	$200	$23

Under a program initially approved by the Board of Directors in 2002, the Corporation periodically purchases shares of its common stock in the over-the-counter market. Continuation of the program is approved by the Board of Directors on a regular basis.
The decision whether to purchase shares, the number of shares to be purchased and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, the Corporation has repurchased 135,702 common shares in the open market, with 128,403 remaining as treasury stock at December 31, 2006.

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of recognized financial instruments at December 31, 2006 and 2005 are as follows:

	2006		2005
		Estimated		Estimated
	Carrying	fair	Carrying	fair
	amount	value	amount	value
	(Dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$11,843	$11,843	$12,338	$12,338
Securities	61,913	61,929	81,421	81,444
Loans, net	353,678	350,836	337,286	336,395

Total	$427,434	$424,608	$431,045	$430,177

FINANCIAL LIABILITIES
Deposits	$371,194	$371,181	$368,459	$368,515
Federal funds purchased and securities sold under repurchase agreements	15,388	14,790	10,825	10,825
Borrowed funds	17,600	17,319	29,050	28,791

Total	$404,182	$403,290	$408,334	$408,131

The preceding summary does not include accrued interest receivable, cash surrender value of life insurance, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.
The Bank also has unrecognized financial instruments which relate to commitments to extend credit and standby letters of credit. The contract amount of such financial instruments, $73,439,000 at December 31, 2006 and $72,815,000 at December 31, 2005, is considered to be the fair value since they represent commitments at current interest rates.
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
NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2006 and 2005:

	Interest	Net interest	Net	Net income per
	income	income	income	common share
	(Dollars in thousands, except per share data)
2006
First quarter	$6,502	$4,405	$1,418	$.77
Second quarter	6,670	4,369	1,437	.79
Third quarter	6,793	4,263	1,284	.71
Fourth quarter	6,939	4,254	1,350	.76

2005
First quarter	$6,148	$4,480	$1,470	$.78
Second quarter	6,275	4,490	1,521	.81
Third quarter	6,404	4,556	1,334	.71
Fourth quarter	6,558	4,549	1,396	.75
NOTE 19 — NEW ACCOUNTING STANDARD
In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management has evaluated the impact of adopting FIN 48 in 2007 and does not believe the adoption of FIN 48 will have a significant impact on the Corporation’s consolidated financial statements.
This information is an integral part of the accompanying consolidated financial statements.

In an intensely competitive market place, Croghan Colonial Bank delivered; but it is our superior relationship that is by far the most important. Maurice O. Clark Vice President of Finance Atlas Industries, Inc. Fremont, Ohio

Directors Emeriti Croghan Bancshares, Inc.
Janet E. Burkett
Ted L. Hilty
Thomas F. Hite
Don W. Miller
Robert H. Moyer
Albert C. Nichols
Clemens J. Szymanowski
Claude E. Young
Officers Croghan Bancshares, Inc.
Thomas J. Elder, Jr.
Vice President
Steven C. Futrell
President & Chief Executive Officer
Barry F. Luse
Vice President & Secretary
Kendall W. Rieman
Vice President & Treasurer
Officers The Croghan Colonial Bank
Jodi A. Albright
VP/Retail Services Manager
Linda C. Bechstein
Market Manager
Elaine J. Blackmore
AVP/Private Banking Manager
Betsy J. Copley
Security Officer and
Facilities Manager
Thomas J. Elder, Jr.
VP/Chief Lending Officer
Christopher S. Elfring
OIC Consumer Loans
Carolyn S. Farrar
Market Manager
John M. Fey
VP/Commercial Loan Officer
Marty C. Folger
VP/Commercial Loan Officer
Steven C. Futrell
President/Chief Executive Officer
Nora E. Gallagher
AVP/Trust and Investment Officer
Judith A. Gangwer
Office Manager
Jeffrey L. Geary
VP/OIC Commercial Loans
Ronald T. Goehring
Collection Supervisor
Michael J. Hartenstein
VP/Technology and
Operations Officer
John C. Hoffman
Controller
Dean W. King
VP/Commercial Loan Officer
Shantel M. Laird
Market Manager
Richard E. Lawrie
Relationship Banker
Barry F. Luse
VP/Trust Officer
Michelle R. McGovern
Marketing Director
Coleen O. Miller
Office Manager
Cheryl L. Most
Compliance Officer
Robert L. Overmyer
AVP/Deposit Administrator
Gary L. Pollock
OIC Real Estate Loans
Margaret V. Ramirez
Deposit Services Manager
Sandra S. Reed
Credit Services Manager
Valerie L. Reed
Market Manager
Kendall W. Rieman
VP/Chief Financial and
Operations Officer
Nancy C. Roddy
Real Estate Loan Officer
David M. Sabo
VP/Commercial Loan Officer
Daniel N. Schloemer
VP/Commercial Loan Officer
Terry A. Schroeder
Information Systems Manager
Dale D. Schubert
Credit Analyst
Dennis P. Schwab
VP/Loan Officer
Lou Anne Sitterly
Market Manager
Dianne M. Staib
Private Banker/Investment
Representative
Richard G. Stein
AVP/Trust Officer
Susan K. Straube
Mortgage Administrative
Assistant
Pamela J. Swint
AVP/Human Resources
Manager
Josephine L. Weyer
Market Manager
Jeff D. Wilson
Consumer Loan Officer

Directors Strength in Vision Michael D. Allen, Sr. James E. Bowlus Steven C. Futrell Claire F. Johansen John P. Keller Daniel W. Lease Thomas McLaughlin Allan E. Mehlow J. Terrence Wolfe Gary L. Zimmerman Senior Managers Strength in Leadership Jodi A. Albright Thomas J. Elder, Jr. Steven C. Futrell Michael J. Hartenstein Barry F. Luse Kendall W. Rieman Pamela J. Swint Stephen A. Kemper Croghan Bancshares, Inc.

LOCATIONS

MAIN
419.332.7301
323 Croghan Street
Fremont, Ohio 43420

Shantel M. Laird
Market Manager

Judith A. Gangwer
Office Manager

EAST
419.355.2341
1315 East State Street
Fremont, Ohio 43420

Shantel M. Laird
Market Manager

Coleen O. Miller
Office Manager

BALLVILLE
419.355.2362
1600 River Street
Fremont, Ohio 43420

Josephine L. Weyer
Market Manager

Laurie A. Zyski
Office Assistant

WEST
419.355.2351
2001 West State Street
Fremont, Ohio 43420

Valerie L. Reed
Market Manager

Philip K. Nieset
Office Manager

CLYDE
419.547.9525
100 North Main Street
Clyde, Ohio 43410

Carolyn S. Farrar
Market Manager

Bonnie L. Pruitt
Office Assistant

PORT CLINTON
419.732.7563
3994 East Harbor Road
Port Clinton, Ohio 43452

Marty C. Folger
Commercial Loan Officer

Chrystal L. Petersen
Office Manager

BELLEVUE
419.483.2541
One Union Square
Bellevue, Ohio 44811

Lou Anne Sitterly
Market Manager

Betty L. Moyer
Office Assistant

MONROEVILLE
419.465.2596
11 Monroe Street
Monroeville, Ohio 44847

Darlene D. Tyler
Office Manager

Linda S. Scheid
Office Assistant

GREEN SPRINGS
419.639.2323
200 North Broadway Street
Green Springs, Ohio 44836

Brenda L. Rando
Office Manager

Karen S. Riehl
Office Assistant

CUSTAR
419.669.2801
22973 Defiance Pike
Custar, Ohio 43511

Linda C. Bechstein
Market Manager

Alice C. Perry
Office Assistant

NORWALK
419.668.2507
27 East Main Street
Norwalk, Ohio 44857

Daniel N. Schloemer
Commercial Loan Officer

Jennie L. Hipp
Office Manager

Croghan Bancshares, Inc.
www.croghan.com

MAIN CLYDE GREEN SPRINGS 419.332.7301 419.547.9525 419.639.2323 323 Croghan Street 100 North Main Street 200 North Broadway Street Fremont, Ohio 43420 Clyde, Ohio 43410 Green Springs, Ohio 44836 Shantel M. Laird Carolyn S. Farrar Brenda L. Rando Market Manager Market Manager Office Manager Judith A. Gangwer Bonnie L. Pruitt Karen S. Riehl Office Manager Office Assistant Office Assistant EAST PORT CLINTON CUSTAR 419.355.2341 419.732.7563 419.669.2801 1315 East State Street 3994 East Harbor Road 22973 Defiance Pike Fremont, Ohio 43420 Port Clinton, Ohio 43452 Custar, Ohio 43511 Shantel M. Laird Marty C. Folger Linda C. Bechstein Market Manager Commercial Loan Officer Market Manager Coleen O. Miller Chrystal L. Petersen Alice C. Perry Office Manager Office Manager Office Assistant BALLVILLE BELLEVUE NORWALK 419.355.2362 419.483.2541 419.668.2507 1600 River Street One Union Square 27 East Main Street Fremont, Ohio 43420 Bellevue, Ohio 44811 Norwalk, Ohio 44857 Josephine L. Weyer Lou Anne Sitterly Daniel N. Schloemer Market Manager Market Manager Commercial Loan Officer Laurie A. Zyski Betty L. Moyer Jennie L. Hipp Office Assistant Office Assistant Office Manager WEST MONROEVILLE 419.355.2351 419.465.2596 2001 West State Street 11 Monroe Street Fremont, Ohio 43420 Monroeville, Ohio 44847 Valerie L. Reed Darlene D. Tyler Market Manager Office Manager Philip K. Nieset Linda S. Scheid Office Manager Office Assistant Croghan Bancshares, Inc. www.croghan.com