Form 10-K, Exhibit 13
period 2007-12-31
CROGHAN BANCSHARES INC
filed 2008-03-25
CIK 887149

Croghan Bancshares, Inc.
FINANCIAL HIGHLIGHTS

	2007	2006	Percent Change

For the year:
Net income	$5,511,000	$5,489,000	.4%
Income per common share	3.13	3.03	3.3%
Dividends per common share	1.24	1.20	3.3%

Return on average assets	1.23%	1.21%
Return on average stockholders’ equity	10.60%	10.90%

At year end:
Assets	$455,128,000	$458,858,000	(0.8)%
Loans	350,514,000	357,278,000	(1.9)%
Securities	51,479,000	61,913,000	(16.9)%
Deposits	362,833,000	371,194,000	(2.3)%
Stockholders’ equity	53,288,000	51,163,000	4.2%

Book value per common share	$30.53	$28.65	6.6%
Stockholders’ equity to total assets	11.71%	11.15%

Number of stockholders of record	733	758	(3.3)%
Number of full-time equivalent employees	152	156	(2.6)%

Croghan Bancshares, Inc.
DESCRIPTION OF THE CORPORATION
Croghan Bancshares, Inc., an Ohio corporation (the “Corporation” or “Croghan”), is a bank holding company incorporated in 1983 with $455,128,000 in total assets as of December 31, 2007. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (the “Bank”), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.
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
MARKET PRICE AND DIVIDENDS ON COMMON SHARES
The Corporation’s common shares are quoted on the OTC Bulletin Board under the symbol “CHBH.” The following table shows the ranges of high and low price quotations, as reported on the OTC Bulletin Board, for the Corporation’s common shares for each quarterly period during 2007 and 2006. OTC Bulletin Board quotations reflect inter-dealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	2007		2006
	Low	High	Low	High

First Quarter	$35.00	37.25	$35.75	37.50
Second Quarter	36.60	40.00	35.70	39.00
Third Quarter	38.10	39.90	35.35	37.75
Fourth Quarter	34.25	39.75	34.11	35.75

Dividends declared by the Corporation on its common shares during the past two years were as follows:

	2007	2006

Three-months ended March 31	$.31	$.30
Three-months ended June 30	.31	.30
Three-months ended September 30	.31	.30
Three-months ended December 31	.31	.30

	$1.24	$1.20

The ability of the Corporation to declare and pay dividends on its common shares is dependent, in large part, on dividends received from the Bank. The ability of the Bank to pay dividends is subject to certain legal and regulatory limitations described in Note 15 to the Corporation’s Consolidated Financial Statements, which begin on page 18 of the Annual Report.
There were 733 holders of record of the Corporation’s common shares on January 31, 2008.
AVAILABILITY OF MORE INFORMATION
To obtain a copy of the Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission, please write to:
Croghan Bancshares, Inc.
Barry F. Luse, Secretary
323 Croghan Street
Fremont, OH 43420

Croghan Bancshares, Inc.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except share data)
Statements of operations:
Total interest income	$27,752	$26,904	$25,385	$21,724	$22,033
Total interest expense	10,524	9,613	7,310	5,699	6,405

Net interest income	17,228	17,291	18,075	16,025	15,628
Provision for loan losses	100	380	705	716	430

Net interest income, after provision for loan losses	17,128	16,911	17,370	15,309	15,198
Total non-interest income	3,486	3,035	2,761	2,916	2,991
Total non-interest expenses	12,755	12,168	12,077	10,964	10,354

Income before federal income taxes	7,859	7,778	8,054	7,261	7,835
Federal income taxes	2,348	2,289	2,333	2,143	2,407

Net income	$5,511	$5,489	$5,721	$5,118	$5,428

Per share of common stock:
Net income	$3.13	$3.03	$3.05	$2.70	$2.86
Dividends	1.24	1.20	1.16	1.12	1.09
Book value	30.53	28.65	27.07	25.83	24.32

Average shares of common stock outstanding	1,763,320	1,814,011	1,877,987	1,897,582	1,900,152

Year end balances:
Loans, net	$347,156	$353,678	$337,286	$319,058	$302,905
Securities	51,479	61,913	81,421	61,323	64,236
Total assets	455,128	458,858	461,899	417,234	402,773
Deposits	362,833	371,194	368,459	326,093	312,407
Stockholders’ equity	53,288	51,163	49,931	48,916	46,196

Average balances:
Loans, net	$343,979	$337,538	$340,158	$309,957	$286,138
Securities	55,007	70,090	72,131	62,178	69,878
Total assets	448,489	452,209	459,707	408,688	391,416
Deposits	364,481	366,261	368,315	318,430	307,346
Stockholders’ equity	52,011	50,357	50,052	47,672	44,983

Selected ratios:
Net yield on average interest-earning assets	4.27%	4.19%	4.30%	4.27%	4.30%
Return on average assets	1.23	1.21	1.24	1.25	1.39
Return on average stockholders’ equity	10.60	10.90	11.43	10.74	12.07
Net loan charge-offs as a percent of average outstanding net loans	.10	.12	.22	.22	.26
Allowance for loan losses as a percent of year-end loans	.96	1.01	1.06	1.06	1.11
Stockholders’ equity as a percent of total year-end assets	11.71	11.15	10.81	11.72	11.47

Amounts after January 1, 2005 reflect the purchase of The Custar State Bank.

Croghan Bancshares, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS
     The following discussion provides additional information relating to Croghan’s financial condition and results of operations. This information is presented to further the reader’s understanding of Croghan’s Consolidated Financial Statements, which begin on page 18 of the Annual Report.
FORWARD-LOOKING STATEMENTS
     Where appropriate, the following discussion contains the insights of management into known events and trends that have or may be expected to have a material effect on Croghan’s operations and financial condition. The information presented may also contain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties. Croghan cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors including regional and national economic conditions, changes in the levels of market interest rates, and competitive and regulatory issues could affect Croghan’s financial performance and cause the actual results for future periods to differ materially from those anticipated or projected.
     Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:
1.	Management’s discussion of the interest yield curve included under “Net Interest Income”.

2.	Management’s discussion relating to the determination and assessment of the provision and allowance for loan losses included under “Provision for Loan Losses and the Allowance for Loan Losses”.

3.	Management’s discussion of capital requirements included under “Stockholders’ Equity”.

4.	Management’s discussion relating to the Bank’s liquidity included under “Liquidity”.

5.	Management’s discussion of interest rate risk exposure included under “Interest Rate Risk” .
     Croghan does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except to the extent required by law.
PERFORMANCE SUMMARY
     Croghan’s net income for the year ended December 31, 2007 increased to $5,511,000, compared to net income of $5,489,000 earned in 2006 and $5,721,000 in 2005. Net income in 2007 as compared to 2006 was favorably impacted by a $451,000 increase in non-interest income and a $280,000 decrease in the provision for loan losses, while being adversely impacted by a $63,000 decrease in interest income and a $587,000 increase in non-interest expenses.
     The return on average assets in 2007 was 1.23%, compared to 1.21% in 2006 and 1.24% in 2005. The return on average stockholders’ equity was 10.60% in 2007, 10.90% in 2006 and 11.43% in 2005. Net income per share in 2007 amounted to $3.13, compared to $3.03 in 2006 and $3.05 in 2005.
     Total assets decreased to $455,128,000 at December 31, 2007, compared to $458,858,000 at December 31, 2006 primarily due to a $10,434,000, or 16.9%, decrease in total securities. Total loans decreased $6,764,000, or 1.9%, to $350,514,000 at December 31, 2007, compared to $357,278,000 at December 31, 2006. Total deposits at December 31, 2007 decreased $8,361,000, or 2.3%, to $362,833,000 from $371,194,000 at December 31, 2006. Total stockholders’ equity at December 31, 2007 amounted to $53,288,000, a 4.2% increase as compared to $51,163,000 at December 31, 2006.
NET INTEREST INCOME
     Net interest income, which represents the revenue generated from interest-earning assets in excess of the interest cost of funding those assets, is Croghan’s principal source of income. Net interest income is influenced by market interest rate conditions and the volume and mix of interest-earning assets and interest-bearing liabilities. Many external factors affect net interest income and typically include the strength of customer loan demand, customer preference for individual deposit account products, competitors’ loan and deposit product offerings, the national and local economic climates, and Federal Reserve monetary policy.

     The following table demonstrates the components of net interest income for the years ended December 31:

	2007	2006	2005
	(Dollars in thousands)
Average interest-earning assets	$403,474	$412,991	$420,371
Interest income	27,752	26,904	25,385
Average rate earned	6.88%	6.51%	6.04%

Average interest-bearing liabilities	$345,289	$351,974	$360,172
Interest expense	10,524	9,613	7,310
Average rate paid	3.05%	2.73%	2.03%

Net interest income	$17,228	$17,291	$18,075
Net interest yield (net interest income divided by average interest-earning assets)	4.27%	4.19%	4.30%
     2007 vs. 2006. Net interest income for 2007 decreased $63,000, or .4%, to $17,228,000, compared to $17,291,000 in 2006. Average interest-earning assets in 2007 decreased $9,517,000, which was a direct result of the reduction in the securities portfolio. Average interest-bearing liabilities decreased $6,685,000, which was a direct result of decreases in time deposit balances. In 2007, Croghan used funds from securities that matured and other borrowings to fund the reduction in interest-bearing liabilities that were lost in the time deposit category.
          In the last six months of 2007, the Federal Reserve Open Market Committee (FOMC) lowered managed interest rates 100 basis points, or 1.00%. Despite the reductions in managed rates, the average rate earned on both assets and liabilities increased in 2007. The average rate earned on interest-bearing assets increased to 6.88% in 2007 from 6.51% in 2006. The average rate paid on interest-bearing liabilities increased to 3.05% in 2007 from 2.73% in 2006. The decline in managed rates was not matched by the competitive market rates which allowed for a return to a positive sloped Treasury yield curve. A result of the positive sloped Treasury yield curve was that it allowed interest-bearing assets to increase more than interest-bearing liabilities. As a result, Croghan’s net interest yield increased to 4.27% in 2007 from 4.19% in 2006.
     2006 vs. 2005. Net interest income for 2006 decreased $784,000, or 4.3%, to $17,291,000, compared to $18,075,000 in 2005. Average interest-earning assets in 2006 decreased $7,380,000, which was a direct result of the reduction in the securities portfolio. Average interest-bearing liabilities decreased $8,198,000, which was a direct result of decreases in other borrowed funds from sources such as the Federal Home Loan Bank of Cincinnati (FHLB). In 2006, Croghan used funds from securities that matured to pay down borrowed funds from the FHLB which were maturing in 2006.
          In the first six months of 2006, FOMC raised managed interest rates 100 basis points, or 1.00%. These rate increases helped increase Croghan’s interest yield on assets to 6.51%, but also increased the average rate paid on interest bearing liabilities to 2.73%. Also, throughout 2006 the Treasury yield curve remained inverted which put sustained pressure on Croghan’s net interest yield. The net effect of the FOMC rate increases and inverted yield curve was to decrease the net interest yield in 2006 to 4.19%, compared to 4.30% in 2005.
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
     Croghan performs ongoing reviews to identify potential problem and non-performing loans and also completes in-depth analysis with respect to the quarterly allowance for loan losses calculation. Part of this analysis involves accessing the need for specific reserves relative to impaired loans. This evaluation typically includes a review of the loans past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance. Loans are considered impaired when, based upon the most current information available; it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan’s effective interest rate. Given that Croghan’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

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
     The following table provides factors relating to the provision and allowance for loan losses for the years ended December 31:

	2007	2006	2005
	(Dollars in thousands)
Provision for loan losses charged to expense	$100	$380	$705
Net loan charge-offs	342	404	753
Net loan charge-offs as a percent of average outstanding net loans	.10%	.12%	.22%
     The following table provides information relating to problem loans and the allowance for loan losses as of December 31:

	2007	2006	2005
	(Dollars in thousands)
Nonaccrual loans	$2,285	$3,795	$3,872
Loans contractually past due 90 days or more and still accruing interest	237	716	561
Restructured loans	—	—	—
Potential problem loans, other than those past due 90 days or more, nonaccrual, or restructured	9,405	8,199	11,810

Total potential problem and non-performing loans	$11,927	$12,710	$16,243

Allowance for loan losses	$3,358	$3,600	$3,624
Allowance for loan losses as a percent of year-end loans	.96%	1.01%	1.06%
     2007 vs. 2006. The 2007 provision for loan losses totaled $100,000, or $280,000 less than the 2006 provision of $380,000. The reduction of the 2007 provision was impacted by a decrease in the level of loan charge-offs and nonaccrual loans. Total potential problem and non-performing loans decreased $783,000, or 6.2% to $11,927,000 at December 31, 2007, compared to $12,710,000 at December 31, 2006.
     Positive trends in the categories of potential problem and non-performing loans at December 31, 2007 as compared to December 31, 2006 include a $1,510,000 decrease in nonaccrual loans and a $479,000 decrease in loans contractually past due 90 days or more and still accruing interest. Croghan did experience an increase in other potential problem loans of $1,206,000 at December 31, 2007 as compared to December 31, 2006. This increase was primarily due to the improvement and migration during the fourth quarter of 2007 from the nonaccrual loans category of the customer described in the “2006 vs. 2005” comparison that follows this section.
     Croghan typically classifies a loan as a potential problem loan, regardless of its collateralization or any contractually obligated guarantors, when a review of the borrower’s financial statements indicates that the borrower does not generate sufficient operating cash flow to adequately service its debts.

     The following table provides additional detail pertaining to the past due status of Croghan’s potential problem loans as of December 31, 2007 (dollars in thousands):

Potential problem loans not currently past due	$4,888
Potential problem loans past due one day or more but less than 10 days	2,006
Potential problem loans past due 10 days or more but less than 30 days	1,215
Potential problem loans past due 30 days or more but less than 60 days	985
Potential problem loans past due 60 days or more but less than 90 days	311

Total potential problem loans	$9,405

     The following table provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2007 (dollars in thousands):

Collateralized by an interest in real property	$6,790
Collateralized by an interest in assets other than real property	2,590
Unsecured	25

Total potential problem loans	$9,405

     2006 vs. 2005. The 2006 provision for loan losses totaled $380,000, or $325,000 less than the 2005 provision of $705,000. The reduction of the 2006 provision was impacted by a decrease in the level of charge-offs in the consumer, credit card, and real estate loan categories. The reduction of the 2006 provision was also impacted by a reduction in total potential problem and non-performing loans. Total potential problem and non-performing loans decreased $3,533,000, or 21.8%, to $12,710,000 at December 31, 2006, compared to $16,243,000 at December 31, 2005.
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

     The following table provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2006 (dollars in thousands):

Collateralized by an interest in real property	$6,679
Collateralized by an interest in assets other than real property	1,500
Unsecured	20

Total potential problem loans	$8,199

NON-INTEREST INCOME
     Non-interest income is comprised of the items summarized in the following table for the years ended December 31:

	2007	2006	2005
	(Dollars in thousands)
Trust income	$888	$768	$613
Service charges on deposit accounts	1,551	1,394	1,379
Gain (loss) on sale of securities	—	(9)	(141)
Increase in the cash value of life insurance	355	329	314
Commissions received from the origination of loans	9	13	15
Other operating income	683	540	581

Total non-interest income	$3,486	$3,035	$2,761

     2007 vs. 2006. Total non-interest income in 2007 increased to $3,486,000, compared to $3,035,000 in 2006, an increase of $451,000 or 14.9%. Trust income increased $120,000, or 15.6%, from the 2006 level. The Trust Department held a total of $140,063,000 in assets for 612 clients at December 31, 2007, compared to $134,022,000 in assets at December 31, 2006. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, cash management accounts, individual retirement accounts, custody accounts, charitable trusts, and charitable gift annuities.
     Service charges on deposit accounts increased $157,000, or 11.3%, in 2007 as compared to 2006 as a result of Croghan’s continued development of various deposit products and services, as well as close scrutiny of its fee structure in comparison to its costs.
     Croghan has purchased split-dollar life insurance contracts on behalf of certain current and former executive officers. The increase in the cash value of these policies accumulates on a tax-exempt basis, as long as the policies are not cashed, and the tax savings is used to fund supplemental retirement benefits for the named executives, most of whom are retired from Croghan. Croghan has also purchased bank-owned life insurance policies covering certain members of its management. The total cash value of these life insurance policies aggregated $10,227,000 at December 31, 2007 and $9,872,000 at December 31, 2006. The increase in cash value of the policies amounted to $355,000 in 2007, compared to $329,000 in 2006.
     Other operating income increased $143,000, or 26.5%, to $683,000 in 2007 from $540,000 reported in 2006. Other operating income includes fees generated by the Investment Department of Croghan’s Trust and Investment Services Division. The Investment Department markets non-FDIC insured investment products, such as mutual funds and annuities. Fees generated by the Investment Department totaled $98,000 in 2007, compared to $77,000 in 2006. Other items of note that comprise other operating income include ATM surcharge fees, MasterCard merchant referral commissions, safe deposit box fees, credit life insurance sales commissions, and fees from the sale of official checks and money orders.
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
     The cash value of the split-dollar life insurance and the bank-owned life insurance policies aggregated $9,872,000 at December 31, 2006 and $9,543,000 at December 31, 2005. The increase in cash value of the policies amounted to $329,000 in 2006 and $314,000 in 2005.
     Other operating income decreased $41,000, or 7.1%, to $540,000 in 2006 from $581,000 reported in 2005. As previously mentioned, the fees generated by the Investment Department of Croghan’s Trust and Investment Services Division are included in non-interest income and totaled $77,000 in 2006, compared to $97,000 in 2005.

NON-INTEREST EXPENSES
     Non-interest expenses are comprised of the items summarized in the following table for the years ended December 31:

	2007	2006	2005
	(Dollars in thousands)
Compensation	$5,663	$5,497	$5,340
Benefits	1,523	1,390	1,513

Total personnel	7,186	6,887	6,853
Occupancy of premises	837	765	760
Amortization of core deposit intangible asset	58	57	58
Equipment and vehicle	1,196	1,053	1,020
Professional and consulting services	437	358	451
State franchise and other taxes	496	473	349
Postage	294	287	275
Stationery and supplies	219	215	234
Advertising and marketing	179	233	223
Third party computer processing	241	228	222
Examination fees	182	151	169
MasterCard franchise and processing	155	153	147
Loan collection and repossession fees	72	114	132
ATM network and processing fees	184	163	131
Telephone	99	99	94
Other operating	920	932	959

Total non-interest expenses	$12,755	$12,168	$12,077

     2007 vs. 2006. Total non-interest expenses in 2007 increased to $12,755,000 from $12,168,000 in 2006, an increase of $587,000 or 4.8%. Total personnel expense increased $299,000 or 4.3%, to $7,186,000 in 2007 from $6,887,000 in 2006. During 2007, management received an updated analysis of the Corporation’s obligation under the supplemental retirement plan for executive officers. Based on the results of the analysis, which is prepared periodically by the Corporation’s outside benefit consultants, no provision was deemed necessary for the year ended December 31, 2007. Full-time equivalent employees totaled 152 at 2007 year-end compared to 156 at 2006 year-end. Other expenses that changed more than $50,000 between 2007 and 2006 included occupancy of premises, equipment and vehicle, professional and consulting services, and advertising and marketing.
     Occupancy of premises expense increased $72,000 or 9.4% in 2007. The 2007 increase was primarily due to the costs incurred from the opening of the new Clyde banking center and improvements at the Main banking center in 2007. Equipment and vehicle expenses increased 13.6% in 2007. Increases in equipment costs were also primarily due to additional equipment purchased for the new Clyde and Main banking centers.
     Professional and consulting services increased $79,000, or 22.1%, in 2007. These services include fees paid to various consulting firms that assist with operational and product issues, asset/liability management, compliance training, information technology matters, and business planning. They also include professional fees paid to legal, accounting, and loan review firms. The 2007 total included $117,000 in expenses for an accounting firm to assist in the internal control certification requirements specified by Section 404 of the Sarbanes-Oxley Act (SOX 404), which were not required in 2006.
     Advertising and marketing expenses decreased $54,000 or 23.2% in 2007. In 2007, Croghan shifted away from mass marketing media such as billboards, newspapers and televisions to targeted direct client marketing which resulted in reduced advertising and marketing costs.
     2006 vs. 2005. Total non-interest expenses in 2006 increased to $12,168,000 from $12,077,000 in 2005, an increase of $91,000 or .8%. Total personnel expense increased $34,000 to $6,887,000 in 2006 from $6,853,000 in 2005. During 2006, management received an updated analysis of the Corporation’s obligation under the supplemental retirement plan for executive officers. Based on the results of the analysis, the Corporation reduced its liability under the plan by $83,000 for the year ending December 31, 2006. The reduction was due to the resignation of an executive officer earlier in the year and adjustments of certain experience factors, including a decrease in anticipated future payments due to retired participants. Full-time equivalent employees totaled 156 at 2006 year-end compared to 158 at 2005 year-end. Other expenses that changed more than $50,000 between 2006 and 2005 included professional and consulting services, and state franchise and other taxes.

     Professional and consulting services decreased $93,000, or 20.6%, in 2006. The 2005 total included $45,000 in expenses for an accounting firm to assist in the internal control certification requirements specified by SOX 404, which were not incurred in 2006. After Croghan completed a majority of the work in 2005, the regulatory agencies announced in late 2005 that certifications applicable to public registrants of Croghan’s size would be delayed until 2007 or later.
     State franchise taxes, which are based on the Bank’s capital structure, and other taxes increased $124,000, or 35.5%, in 2006. The 2006 increase was largely due to The Custar State Bank acquisition completed in January 2005.
FEDERAL INCOME TAXES
     Federal income tax expense totaled $2,348,000 in 2007, compared to $2,289,000 in 2006 and $2,333,000 in 2005. The effective tax rate in 2007 was 29.9% compared to 29.4% in 2006 and 29.0% in 2005.
SECURITIES
     Croghan’s securities portfolio is used to enhance net interest income, provide liquidity in the event of unforeseen cash flow needs, and diversify financial risk. At December 31, 2007, Croghan classified substantially all of its securities, except restricted stock, as available-for-sale. Available-for-sale securities are reported at their fair values with the net unrealized gain or loss, net of tax, reported as a component of stockholder equity known as “accumulated other comprehensive income (loss).” Any restricted stock is reported at cost. All securities are periodically reviewed for impairment.
     Croghan’s available-for-sale investment portfolio is comprised primarily of U.S. Government agency and political subdivision obligations. The fair value of these holdings totaled $46,994,000 at December 31, 2007, compared to $56,923,000 at December 31, 2006. Croghan’s held-to-maturity investment portfolio consists of debt obligations of domestic corporations. The amortized cost of these investments totaled $506,000 at December 31, 2007, compared to $1,011,000 at December 31, 2006. Restricted stock is primarily comprised of shares issued by the Federal Reserve Bank of Cleveland, Federal Home Loan Bank of Cincinnati and Bankers Bancshares, Inc. of Gahanna. The carrying value of restricted stock totaled $3,629,000 at December 31, 2007 and 2006.
     The aggregate carrying value of all securities at December 31, 2007 totaled $51,479,000, which represented a decrease of 16.9%, as compared to $61,913,000 at December 31, 2006. Throughout 2007, Croghan used proceeds from securities maturities to replace funds lost in time deposits rather than purchase new securities.
LOANS
     Total loans at December 31, 2007 decreased $6,764,000, or 1.9%, over December 31, 2006. The following table summarizes total loans and the percent change by major category as of December 31:

			Percent
	2007	2006	Change
	(Dollars in thousands)
Commercial, financial and agricultural	$38,057	$42,846	(11.2)%
Real estate — residential mortgage	146,664	151,330	(3.1)%
Real estate — non-residential mortgage	135,743	125,755	7.9%
Real estate — construction	11,427	13,467	(15.1)%
Consumer	15,838	21,111	(25.0)%
Credit card	2,785	2,769	.6%

Total loans	$350,514	$357,278	(1.9)%

     During 2007, continued rigorous underwriting standards, along with low economic growth throughout Croghan’s market area, resulted in a decline of $6,764,000, or 1.9%, in total loans to $350,514,000 at December 31, 2007, from $357,278,000 at December 31, 2006. As demonstrated in the preceding table, decreases occurred in all loan categories except for credit card and non-residential real estate. The credit card increase was a very modest $16,000, while the increase in non-residential mortgage loans was part of Croghan’s continued emphasis on obtaining real estate collateral for commercial loans. The most significant decreases during 2007 occurred in commercial, financial and agricultural of $4,789,000, or 11.2%, consumer of $5,273,000, or 25.0%, and real estate — construction of $2,040,000, or 15.1%. The decrease in the commercial, financial and agricultural category is largely due to a shift to the real estate — non-residential mortgage category. The level of consumer lending has continued to decline over the past several years due to both economic and competitive factors. The level of construction lending may vary from time to time, but on the national level, construction activity was down during 2007.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES
     Deposits and other interest-bearing liabilities at December 31, 2007 decreased $5,743,000, or 1.4%, compared to December 31, 2006. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following table as of December 31:

			Percent
	2007	2006	Change
	(Dollars in thousands)
Demand, non-interest bearing	$52,957	$49,745	6.5%
Savings, NOW and Money Market deposits	160,431	160,224	.1%
Time deposits	149,445	161,225	(7.3)%

Total deposits	362,833	371,194	(2.3)%
Federal funds purchased and securities sold under repurchase agreements	11,106	15,388	(27.8)%
Other borrowings	24,500	17,600	39.2%

Total deposits and other interest-bearing liabilities	$398,439	$404,182	(1.4)%

     As noted in the preceding table, other borrowings; demand, non-interest bearing; and savings, NOW and money market deposits all increased in 2007. Other borrowings increased $6,900,000, or 39.2%, in 2007 when compared to 2006. The increase in other borrowings primarily resulted from $10,000,000 of Federal Home Loan Bank advances initiated during the fourth quarter of 2007 to take advantage of the relatively low interest rate environment at the time. Other borrowings at December 31, 2006 also included $1,600,000 of term loan borrowings related to Croghan’s 2005 acquisition of The Custar State Bank. Such borrowings were repaid during 2007. The increase in demand, non-interest bearing deposits of $3,212,000, or 6.5%, and decrease in securities helped fund the net outflow of both time deposits of $11,780,000, or 7.3%, and federal funds purchased and securities sold under repurchase agreements of $4,282,000, or 27.8%, that occurred during 2007. The shift from time deposits to other borrowings came about as the costs for other borrowings were below the time deposit costs being offered in our market areas. This has allowed Croghan to keep down the increasing costs of interest-bearing liabilities which has contributed to the increase in the net yield on interest-earning assets as previously discussed.
STOCKHOLDERS’ EQUITY
     Croghan’s stockholders’ equity is summarized in the following table at December 31:

	2007	2006
	(Dollars in thousands)
Common stock	$23,926	$23,926
Surplus	179	171
Retained earnings	35,292	31,961
Accumulated other comprehensive income (loss)	157	(206)
Treasury stock	(6,266)	(4,689)

Total stockholders’ equity	$53,288	$51,163

     Accumulated other comprehensive income (loss) consists of the net unrealized gain or loss on securities classified as available-for-sale. At December 31, 2007, Croghan held $47,344,000 of available-for-sale securities with a net unrealized gain of $157,000, net of income taxes. This compares to available-for-sale securities of $57,273,000, at December 31, 2007, with a net unrealized loss of $206,000, net of income taxes. The $363,000 change in accumulated other comprehensive income (loss) was the result of customary and expected fluctuations in the bond market related to changes in interest rates during 2007. Since management believes that none of its investment securities holdings are permanently impaired, there were no impairment charges made to operations in either 2007 or 2006.
     Treasury stock at December 31, 2007 increased $1,577,000 or 33.6% as compared to December 31, 2006. During 2007, Croghan repurchased 41,051 of its outstanding shares, all of which are maintained in treasury stock at December 31, 2007. Croghan also sold 763 shares from treasury during 2007 to meet the contribution requirements of the Croghan-sponsored 401(k) plan. All sales of treasury shares during 2007 were made at the prevailing market price on the date of the trade and resulted in an $8,000 increase in surplus.

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
     The Federal Reserve Board’s minimum Tier I risk-based and total risk-based capital ratios established for bank holding companies are 4% and 8%, respectively. At December 31, 2007, Croghan had a Tier I risk-based capital ratio of 12.6% and a total risk-based capital ratio of 13.6%. To be considered as “well capitalized” under prompt corrective action provisions, a bank must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 2007, Bank was deemed “well capitalized” with a Tier I risk-based capital ratio of 11.0% and a total risk-based capital ratio of 13.5%. A detailed analysis of the capital amounts and related capital ratios for Croghan and the Bank is included in Note 15 to the Consolidated Financial Statements. Management believes that, as of December 31, 2007 and 2006, Croghan and the Bank met all applicable capital adequacy requirements.
LIQUIDITY
     The Bank’s primary sources of liquidity are derived from its core deposit base and stable stockholders’ equity position. Secondary liquidity is provided by adjusting the daily federal funds sold position (when available), by actively managing the investment portfolio, and by adjusting federal funds purchased (borrowed) under established lines of credit from correspondent banks. The Bank has four federal funds purchased lines of credit, which are readily available on an unsecured short-term basis to meet daily liquidity needs as they arise. The average balance borrowed under these lines during 2007 totaled $613,000. At December 31, 2007, the Bank had no federal funds purchased compared to $4,500,000 in federal funds purchased at December 31, 2006. The Bank also has additional borrowing capacity of $63,702,000 available from the Federal Home Loan Bank of Cincinnati. These funds can be drawn upon subject to adequate pledging of Federal Home Loan Bank stock and eligible residential mortgage loans.
     Additionally, the Bank maintains a portion of its assets in liquid form to meet anticipated customer loan demands and to fund possible deposit account outflows. At December 31, 2007, liquid assets in the form of cash and due from banks totaled $25,349,000, or 5.6%, of total assets. This amount included $11,277,000 of federal funds sold and interest-bearing deposits in other banks. The Bank believes that these highly liquid assets, as well as a staggered maturity schedule for other borrowings, principal repayments within the investment portfolio, and cash flows from loan repayments provide adequate liquidity for day-to-day operations.
     The liquidity needs of the Corporation, primarily the need to pay quarterly cash dividends to stockholders, are funded by upstream-dividends from the Bank. Dividends accrued to the holding company from the Bank totaled $5,378,000 in 2007, $5,472,000 in 2006 and $5,608,000 in 2005. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval from the State of Ohio Division of Financial Institutions provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, the Bank had $202,000 available for dividends on January 1, 2008 and projects adequate income throughout 2008 to support cash dividends to shareholders and provide funds to make debt service payments.

INTEREST RATE RISK
     Interest rate risk is one of Croghan’s most significant financial exposures. This risk, which is common to the financial institution sector, is an integral part of Croghan’s operations and impacts the rate-pricing strategy for essentially all loan and deposit products. The management and oversight of interest rate risk, including the establishment of acceptable guidelines, is the responsibility of the Asset/Liability Management Committee (ALCO). The ALCO committee, and the associated Asset/Liability Management Policy, seek to quantify and monitor the risk, to adequately provide for liquidity needs, and to maximize net interest income by managing net interest yield.
     Croghan monitors its interest rate risk through a sensitivity analysis, which strives to measure potential changes in future earnings and the fair values of its financial instruments that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan’s financial instruments using the interest rates in effect at December 31, 2007. To arrive at fair value estimates, the cash flows from Croghan’s financial instruments are discounted to their approximated present values.
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

	December 31, 2007		ALCO Guidelines
	Change in Dollars	Change in Percent	For the Change
	($)	(%)	in Percent (%)
Annual Net Interest Income Impact
For a Change of + 100 Basis Points	(1,098)	(6.4)	(15.0)
For a Change of – 100 Basis Points	204	1.2	15.0
For a Change of + 200 Basis Points	(2,213)	(12.9)	(25.0)
For a Change of – 200 Basis Points	(390)	(2.3)	25.0

Impact on the Net Present Value of Equity
For a Change of + 200 Basis Points	(4,193)	(6.9)	(25.0)
For a Change of – 200 Basis Points	(959)	(1.6)	25.0
     As indicated in the preceding table, the projected volatility of net interest income and the net present value of equity at December 31, 2007 were within Croghan’s established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND
CONTINGENT LIABILITIES AND COMMITMENTS
     The following table summarizes Croghan’s loan commitments, including letters of credit, as of December 31, 2007 (dollars in thousands):

	Amount of Commitment to Expire Per Period
Type of Commitment	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Commercial lines of credit	$26,524	$22,718	$3,653	$54	$99
Real estate lines of credit	31,217	5,087	3,391	572	22,167
Consumer lines of credit	777	777	—	—	—
Credit card lines of credit	11,216	11,216	—	—	—
Guarantees	—	—	—	—	—

Total Commitments	$69,734	$39,798	$7,044	$626	$22,266

     As indicated in the preceding table, Croghan had $69,734,000 in total loan commitments at the December 31, 2007, including $39,798,000 expiring within one year. All lines of credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since Croghan requires that each letter of credit be supported by a loan agreement. Commercial and consumer lines represent both unsecured and secured obligations. Real estate lines are secured by mortgages in residential and non-residential property. Credit card lines are made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly credit card lines, which represent the maximum amount available to all cardholders. Additionally, $23,078,000 of the commercial lines are due on demand, with many of those lines established for seasonal operating purposes.
     The following table summarizes Croghan’s other contractual obligations as of December 31, 2007 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Long-term debt	$24,500	$—	$14,000	$5,500	$5,000
Capital leases	—	—	—	—	—
Operating leases	209	89	98	22	—
Unconditional purchase obligations	—	—	—	—	—
Other	802	49	102	110	541

Total Obligations	$25,511	$138	$14,200	$5,632	$5,541

     Long-term debt noted in the preceding table represents borrowings from the Federal Home Loan Bank of Cincinnati which requires payment of interest on a monthly basis with principal due at maturity. The obligations are all at fixed interest rates and stipulate a prepayment penalty if the respective note’s interest rate exceeds the current market rate for similar borrowings at the time of prepayment. As notes mature, Croghan evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay off or renew the notes. The evaluation process typically includes: the strength of current and projected customer loan demand, Croghan’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for Croghan’s deposit product offerings.
     As indicated in the table, Croghan had no capital leases or unconditional purchase obligations as of December 31, 2007. Additionally, the table does not include obligations pertaining to deposits or federal funds purchased and securities sold under repurchase agreements.
     Croghan’s operating lease obligations pertain to lease arrangements for the Port Clinton Office, which is located in a retail supermarket in the Knollcrest Shopping Center, an ATM site north of Fremont, and the Norwalk banking center located in the downtown business district. The other contractual obligation noted in the table, totaling $802,000, represents the projected payments for the periods indicated to participants in the Bank’s executive supplemental retirement plan. Of this amount, $496,000 has been accrued as a liability as of December 31, 2007. Croghan also has various future operating lease obligations aggregating less than $75,000 at December 31, 2007 for photocopying and mail processing equipment which are not included in the table.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
     Croghan adopted the provisions of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48) on January 1, 2007. There was no impact as a result of the adoption of FIN 48 as Croghan has no material uncertain tax positions that would require recognition under FIN 48.
     A summary of other recently issued accounting pronouncements which have not yet been implemented but that may impact the consolidated financial statements of Croghan in the future are summarized in Note 20 to the Consolidated Financial Statements.
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
     A goodwill evaluation is performed as of July 1 of each year. The evaluation process provides data to substantiate the balance in goodwill by estimating Croghan’s implied market value based upon recent bank merger and acquisition transactions. If the results indicate that Croghan’s estimated implied value is greater than its total stockholder’s equity plus goodwill as of the evaluation date, then no impairment exists. To date, none of Croghan’s goodwill evaluations have revealed the need for an impairment charge.

management’s report on internal control
over financial reporting
The management of Croghan Bancshares, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with U.S. generally accepted accounting principles. Internal control over financial reporting of Croghan Bancshares, Inc. and its subsidiary (the “Corporation”) includes those policies and procedures that:
(1)	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;

(2)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and

(3)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the financial statements.
With the supervision and participation of our President and Chief Executive Officer and our Treasurer, management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth for effective internal control over financial reporting as described in the “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Corporation’s system of internal control over financial reporting is effective as of December 31, 2007.
This Annual Report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this Annual Report.

Steven C. Futrell President and Chief Executive Officer	Kendall W. Rieman Treasurer
February 13, 2008

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio
We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
March 11, 2008

Offices in 15 states and Washington, DC

Croghan Bancshares, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(Dollars in thousands, except par value)

ASSETS

CASH AND CASH EQUIVALENTS	$25,349	$11,843

SECURITIES
Available-for-sale, at fair value	47,344	57,273
Held-to-maturity, at amortized cost, fair value of $534 in 2007 and $1,027 in 2006	506	1,011
Restricted stock	3,629	3,629

Total securities	51,479	61,913

LOANS	350,514	357,278
Less: Allowance for loan losses	3,358	3,600

Net loans	347,156	353,678

PREMISES AND EQUIPMENT, NET	7,653	7,904
CASH SURRENDER VALUE OF LIFE INSURANCE	10,227	9,872
GOODWILL	10,430	10,430
CORE DEPOSIT INTANGIBLE ASSET, NET	288	346
ACCRUED INTEREST RECEIVABLE	1,916	2,271
OTHER ASSETS	630	601

TOTAL ASSETS	$455,128	$458,858

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest bearing	$52,957	$49,745
Savings, NOW and Money Market deposits	160,431	160,224
Time	149,445	161,225

Total deposits	362,833	371,194
Federal funds purchased and securities sold under repurchase agreements	11,106	15,388
Borrowed funds	24,500	17,600
Dividends payable	541	536
Other liabilities	2,860	2,977

Total liabilities	401,840	407,695

STOCKHOLDERS’ EQUITY
Common shares, $12.50 par value. Authorized 6,000,000 shares; issued 1,914,109 shares	23,926	23,926
Surplus	179	171
Retained earnings	35,292	31,961
Accumulated other comprehensive income (loss)	157	(206)
Treasury stock, 168,691 shares in 2007 and 128,403 shares in 2006, at cost	(6,266)	(4,689)

Total stockholders’ equity	53,288	51,163

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$455,128	$458,858

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$25,168	$23,926	$22,410
Securities:
Obligations of U.S. Government agencies and corporations	1,327	1,742	1,652
Obligations of states and political subdivisions	763	891	927
Other	271	252	246
Federal funds sold	223	93	150

Total interest income	27,752	26,904	25,385

INTEREST EXPENSE
Deposits	9,324	8,259	5,987
Other borrowings	1,200	1,354	1,323

Total interest expense	10,524	9,613	7,310

Net interest income	17,228	17,291	18,075

PROVISION FOR LOAN LOSSES	100	380	705

Net interest income, after provision for loan losses	17,128	16,911	17,370

NON-INTEREST INCOME
Trust income	888	768	613
Service charges on deposit accounts	1,551	1,394	1,379
Loss on sale of securities	—	(9)	(141)
Other	1,047	882	910

Total non-interest income	3,486	3,035	2,761

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	7,186	6,887	6,853
Occupancy of premises	837	765	760
Amortization of core deposit intangible asset	58	57	58
Other operating	4,674	4,459	4,406

Total non-interest expenses	12,755	12,168	12,077

Income before federal income taxes	7,859	7,778	8,054

FEDERAL INCOME TAXES	2,348	2,289	2,333

NET INCOME	$5,511	$5,489	$5,721

NET INCOME PER SHARE, based on 1,763,320 shares in 2007, 1,814,011 shares in 2006 and 1,877,987 shares in 2005	$3.13	$3.03	$3.05

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2007, 2006 and 2005
				Accumulated
				other
	Common		Retained	comprehensive	Treasury
	stock	Surplus	earnings	income (loss)	stock	Total
	(Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 2004	$23,926	$133	$25,091	$375	$(609)	$48,916

Comprehensive income:
Net income	—	—	5,721	—	—	5,721
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	(662)	—	(662)

Total comprehensive income						5,059

Purchase of 51,472 treasury shares	—	—	—	—	(1,943)	(1,943)
Proceeds from sale of 1,925 treasury shares	—	21	—	—	50	71
Cash dividends declared, $1.16 per share	—	—	(2,172)	—	—	(2,172)

BALANCE AT DECEMBER 31, 2005	23,926	154	28,640	(287)	(2,502)	49,931

Comprehensive income:
Net income	—	—	5,489	—	—	5,489
Change in net unrealized loss, net of reclassification adjustments and related income taxes	—	—	—	81	—	81

Total comprehensive income						5,570

Purchase of 60,130 treasury shares	—	—	—	—	(2,229)	(2,229)
Proceeds from sale of 1,610 treasury shares	—	17	—	—	42	59
Cash dividends declared, $1.20 per share	—	—	(2,168)	—	—	(2,168)

BALANCE AT DECEMBER 31, 2006	23,926	171	31,961	(206)	(4,689)	51,163

Comprehensive income:
Net income	—	—	5,511	—	—	5,511
Change in net unrealized gain (loss), net of related income taxes	—	—	—	363	—	363

Total comprehensive income						5,874

Purchase of 41,051 treasury shares	—	—	—	—	(1,598)	(1,598)
Proceeds from sale of 763 treasury shares	—	8	—	—	21	29
Cash dividends declared, $1.24 per share	—	—	(2,180)	—	—	(2,180)

BALANCE AT DECEMBER 31, 2007	$23,926	$179	$35,292	$157	$(6,266)	$53,288

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,511	$5,489	$5,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,054	963	930
Provision for loan losses	100	380	705
Deferred federal income taxes	(108)	(40)	118
Federal Home Loan Bank stock dividends	—	(137)	(112)
Increase in cash value of life insurance	(355)	(329)	(314)
Net amortization of security premiums and discounts	189	273	527
Provision (credit) for deferred compensation	—	(83)	108
Loss on sale of securities	—	9	141
Loss on disposal of equipment	—	1	6
Decrease (increase) in accrued interest receivable	355	(77)	—
Decrease (increase) in other assets	(29)	228	93
Increase (decrease) in other liabilities	(185)	32	(53)

Net cash provided by operating activities	6,532	6,709	7,870

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of The Custar State Bank, net of $2,357 cash and cash equivalents acquired in 2005	—	—	(11,682)
Proceeds from maturities of securities	15,909	23,229	9,450
Proceeds from sales of available-for-sale securities	—	2,883	14,455
Proceeds from disposal of equipment	11	—	—
Purchases of securities:
Available-for-sale	(5,114)	(6,626)	(28,720)
Restricted stock	—	—	(305)
Net decrease (increase) in loans	6,422	(16,772)	11,771
Additions to premises and equipment	(756)	(1,356)	(685)

Net cash provided by (used in) investing activities	16,472	1,358	(5,716)

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(8,361)	$2,735	$1,565
Increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(4,282)	4,563	1,031
Borrowed funds:
Proceeds	19,000	5,000	9,500
Repayments	(12,100)	(16,450)	(9,400)
Proceeds from sale of treasury shares	29	59	71
Cash dividends paid	(2,175)	(2,167)	(2,167)
Purchase of treasury stock	(1,598)	(2,229)	(1,943)
Payment of deferred compensation	(11)	(73)	(60)

Net cash used in financing activities	(9,498)	(8,562)	(1,403)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,506	(495)	751

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	11,843	12,338	11,587

CASH AND CASH EQUIVALENTS AT END OF YEAR	$25,349	$11,843	$12,338

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$10,773	$9,420	$6,979

Federal income taxes	$2,365	$2,285	$2,469

Non-cash operating activity:
Change in deferred income taxes on net unrealized gain (loss) on available-for-sale securities	$(187)	$(42)	$341

Non-cash investing activity:
Change in net unrealized gain (loss) on available-for-sale securities	$550	$123	$(1,003)

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
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
RESTRICTIONS ON CASH
The Bank was required to have $275,000 of non-interest bearing cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2007 and 2006.
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

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
GOODWILL AND CORE DEPOSIT INTANGIBLE ASSET
Goodwill remaining from the 1996 purchase of Union Bancshares Corp. has been combined with the goodwill arising from the 2005 purchase of The Custar State Bank (“Custar”). The resulting total goodwill is tested for impairment at least annually to determine if an impairment loss has occurred. The core deposit intangible asset arising from the 2005 purchase of Custar is being amortized over an eight-year period on a straight-line basis. Estimated future amortization of the core deposit intangible asset is as follows: 2008, $58,000; 2009, $57,000; 2010 and 2011, $58,000; and 2012, $57,000.
SUPPLEMENTAL RETIREMENT BENEFITS
Annual provisions are made for the estimated liability for accumulated supplemental retirement benefits under agreements with one active and four retired officers at December 31, 2007.
ADVERTISING COSTS
All advertising costs are expensed as incurred.
FEDERAL INCOME TAXES
Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns. Benefits from tax positions taken or expected to be taken in a tax return are not recognized if the likelihood that the tax position would be sustained upon examination by a taxing authority is considered to be 50% or less.
The Bank is not currently subject to state and local income taxes.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
PER SHARE DATA
Net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. This computation is referred to as “basic earnings per share.”
Dividends per share are based on the number of shares outstanding at the declaration date.
NOTE 2 — CASH AND CASH EQUIVALENTS
Cash and cash equivalents as of December 31, 2007 and 2006 consisted of the following:

	2007	2006
	(Dollars in thousands)

Cash and due from banks	$14,072	$11,843
Interest-bearing deposits in other banks	5,977	—
Federal funds sold	5,300	—

Total	$25,349	$11,843

NOTE 3 — SECURITIES
The amortized cost and fair value of securities as of December 31, 2007 and 2006 were as follows:

	2007		2006
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
		(Dollars in thousands)

Available-for-sale:
Obligations of U.S. Government agencies and corporations	$27,278	$27,395	$35,711	$35,418
Obligations of states and political subdivisions	19,478	19,599	21,524	21,505
Other	350	350	350	350

Total available-for-sale	47,106	47,344	57,585	57,273

Held-to-maturity — corporate debt obligations	506	534	1,011	1,027
Restricted stock	3,629	3,629	3,629	3,629

Total	$51,241	$51,507	$62,225	$61,929

NOTE 3 — SECURITIES (CONTINUED)
A summary of gross unrealized gains and losses on securities at December 31, 2007 and 2006 follows:

	2007		2006
	Gross	Gross	Gross	Gross
	unrealized	unrealized	unrealized	unrealized
	gains	losses	gains	losses
		(Dollars in thousands)

Available-for-sale:
Obligations of U.S. Government agencies and corporations	$164	$47	$63	$356
Obligations of states and political subdivisions	163	42	113	132

Total available-for-sale	327	89	176	488

Held-to-maturity — corporate debt obligations	28	—	19	3

Total	$355	$89	$195	$491

The amortized cost and fair value of securities at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
		(Dollars in thousands)

Due in one year or less	$5,300	$5,285	$—	$—
Due after one year through five years	11,512	11,530	506	534
Due after five years through ten years	11,861	11,963	—	—
Due after ten years	18,083	18,216	—	—
Other equity security having no maturity date	350	350	—	—

Total	$47,106	$47,344	$506	$534

Securities with a carrying value of $35,632,000 at December 31, 2007 and $48,986,000 at December 31, 2006 were pledged to secure public deposits and for other purposes as required or permitted by law.
Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank of Cincinnati stock amounted to $2,452,000 at December 31, 2007 and 2006. The Bank’s investment in Federal Reserve Bank of Cleveland stock amounted to $1,118,000 at December 31, 2007 and 2006.
Gross gains realized from sales of available-for-sale securities amounted to $6,000 in 2006, and $48,000 in 2005 (none in 2007), with the income tax provision applicable to such gains amounting to $2,000 in 2006 and $16,000 in 2005 (none in 2007). Gross losses realized from sales of available-for-sale securities amounted to $15,000 in 2006 and $189,000 in 2005 (none in 2007), with the income tax provision applicable to such losses amounting to $5,000 in 2006 and $64,000 in 2005 (none in 2007).

NOTE 3 — SECURITIES (CONTINUED)
The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Securities in a continuous unrealized loss position
	Less than		12 months
	12 months		or more		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	losses	value	losses	value	losses	value
	(Dollars in thousands)

2007
Obligations of U.S. Government agencies and corporations	$—	$—	$47	$12,525	$47	$12,525
Obligations of states and political subdivisions	11	769	31	4,537	42	5,306

Total temporarily impaired securities	$11	$769	$78	$17,062	$89	$17,831

2006
Obligations of U.S. Government agencies and corporations	$4	$2,996	$353	$26,052	$357	$29,048
Obligations of states and political subdivisions	6	3,053	125	7,348	131	10,401
Corporate debt obligations	—	—	3	500	3	500

Total temporarily impaired securities	$10	$6,049	$481	$33,900	$491	$39,949

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
At December 31, 2007, there were 34 securities in an unrealized loss position, 32 of which were in a continuous unrealized loss position for twelve months or more. When evaluating these securities for impairment, management considers the issuer’s financial condition, whether the securities are issued by federally-sponsored government agencies or political subdivisions, whether downgrades by the bond rating agencies have occurred, industry analyst reports, and volatility in the bond market. Management has concluded that the unrealized losses as of December 31, 2007 were primarily the result of customary and expected fluctuations in the bond market related to changes in interest rates. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future for securities classified as available-for-sale, all security impairments as of December 31, 2007 are considered temporary.
NOTE 4 — LOANS
Loans at December 31, 2007 and 2006 consisted of the following:

	2007	2006
	(Dollars in thousands)

Commercial, financial and agricultural	$38,057	$42,846
Real estate:
Residential mortgage	146,664	151,330
Non-residential mortgage	135,743	125,755
Construction	11,427	13,467
Consumer	15,838	21,111
Credit card	2,785	2,769

Total	$350,514	$357,278

Fixed rate loans amounted to $90,260,000 at December 31, 2007 and $94,299,000 at December 31, 2006.

NOTE 4 — LOANS (CONTINUED)
The Bank’s investment in impaired loans amounted to $2,285,000 at December 31, 2007 and $3,183,000 at December 31, 2006. The following information is provided with respect to impaired loans:

	2007	2006	2005
	(Dollars in thousands)
Average investment in impaired loans	$3,119	$2,862	$737

Interest income recognized on impaired loans	$176	$—	$—

Interest income recognized on a cash basis on impaired loans	$176	$—	$—

At December 31, 2007, impaired loans totaling $2,285,000 had a related allowance for loan losses of $909,000 ($3,183,000 and $865,000, respectively, at December 31, 2006). The following is a summary of the activity in the allowance for loan losses of impaired loans, which is part of the Bank’s overall allowance for loan losses for the years ended December 31, 2007 and 2006:

	2007	2006
	(Dollars in thousands)
Balance at beginning of year	$865	$426
Provision charged to operations	116	439
Loans charged-off	(72)	—

Balance at end of year	$909	$865

No additional funds are committed to be advanced in connection with impaired loans.
Loans on nonaccrual of interest amounted to $2,285,000 at December 31, 2007 and $3,795,000 at December 31, 2006. Loans 90 days or more past due and still accruing interest amounted to $237,000 at December 31, 2007 and $716,000 at December 31, 2006.
Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $864,000 and $848,000 at December 31, 2007 and 2006, respectively. The following is a summary of activity during 2007 and 2006 for such loans:

	Balance at			Balance
	beginning	Additions	Repayments	at end
		(Dollars in thousands)
2007	$848	$133	$117	$864

2006	$1,955	$205	$1,312	$848

Additions and repayments include loan renewals.
Most of the Bank’s lending activity is with customers primarily located within Sandusky County, Ottawa County, Wood County, the Village of Green Springs, and the northwest portion of Huron County. Credit concentrations, as determined using the North American Industry Classification System, that exceeded 5% of total loans at December 31, 2007 and 2006 included $19,989,000 and $24,779,000, respectively, to borrowers in the construction industry; $30,668,000 and $33,302,000, respectively, to borrowers in the accommodation and food service industry; and $33,627,000 and $33,471,000, respectively, to borrowers in the manufacturing industry.
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

NOTE 4 — LOANS (CONTINUED)
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
NOTE 5 — ALLOWANCE FOR LOAN LOSSES
The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of year	$3,600	$3,624	$3,431
Provision charged to operations	100	380	705
Addition resulting from the Custar acquisition	—	—	241
Loans charged-off	(499)	(601)	(1,011)
Recoveries of loans charged-off	157	197	258

Balance at end of year	$3,358	$3,600	$3,624

NOTE 6 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31, 2007 and 2006:

	2007	2006
	(Dollars in thousands)
Land and improvements	$1,453	$1,350
Buildings	10,199	8,961
Equipment	5,386	5,059
Construction in-process	72	1,006

	17,110	16,376
Less accumulated depreciation	9,457	8,472

Premises and equipment, net	$7,653	$7,904

Construction in-process at December 31, 2006 primarily consisted of capitalized costs relating to the renovation of the Corporation’s headquarters, as well as construction of a new branch office in Clyde. These projects were completed during the first quarter of 2007 at an aggregate completed cost of $1,250,000.
Depreciation of premises and equipment amounted to $996,000 in 2007, $906,000 in 2006 and $835,000 in 2005.

NOTE 7 — DEPOSITS
Time deposits at December 31, 2007 and 2006 included individual deposits of $100,000 and over amounting to $36,975,000 and $35,897,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,541,000 for 2007, $1,623,000 for 2006 and $1,203,000 for 2005.
At December 31, 2007, the scheduled maturities of time deposits were as follows (dollars in thousands):

2008	$128,811
2009	11,809
2010	4,982
2011	2,331
2012	1,078
Thereafter	434

Total	$149,445

NOTE 8 — BORROWED FUNDS
At December 31, 2007 and 2006, borrowed funds consisted of the following:

	2007	2006
	(Dollars in thousands)

Federal Home Loan Bank:
Secured note, with interest at 5.22%, due February 2007	$—	$5,000
Secured note, with interest at 4.42%, due July 2007	—	1,500
Secured note, with interest at 4.30%, due September 2007	—	4,000
Secured note, with interest at 4.62%, due March 2009	4,000	—
Secured notes, with interest at 3.87%, due December 2010	10,000	—
Secured note, with interest at 4.32%, due February 2011	3,000	3,000
Secured note, with interest at 4.86%, due December 2012	2,500	2,500
Secured note, with interest at 4.45%, due February 2017	5,000	—

	24,500	16,000

Great Lakes Bankers Bank — secured note with interest payable annually at .50% below prime rate (aggregating 7.75% at December 31, 2006). Balance of loan was paid in 2007.	—	1,600

Total borrowed funds	$24,500	$17,600

Scheduled principal payments on borrowed funds at December 31, 2007 were as follows:

	Fixed	Floating	Total
	(Dollars in thousands)
2009	$4,000	$—	$4,000
2010	10,000	—	10,000
2011	3,000	—	3,000
2012	2,500	—	2,500
2017	5,000	—	5,000

Total	$24,500	$—	$24,500

NOTE 8 — BORROWED FUNDS (CONTINUED)
The Federal Home Loan Bank notes stipulate interest payable on a monthly basis. The notes are secured by stock in the Federal Home Loan Bank of Cincinnati and eligible mortgage loans totaling $33,075,000 at December 31, 2007.
At December 31, 2007, the Bank had available borrowings of $63,702,000 under its line of credit with the Federal Home Loan Bank. In addition, the Bank had $29,500,000 of short-term borrowing availability at December 31, 2007, under lines of credit with four correspondent banks.
NOTE 9 — SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.
NOTE 10 — OTHER COMPREHENSIVE INCOME (LOSS)
The changes in the components of other comprehensive income (loss) and related tax effects were as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
	(Dollars in thousands)
Unrealized gains (losses) on available-for-sale securities	$550	$114	$(1,144)
Reclassification adjustments for securities losses included in income	—	9	141

Net unrealized gains (losses)	550	123	(1,003)

Tax effect	187	42	341

Net-of-tax amount	$363	$81	$(662)

NOTE 11 — OTHER OPERATING EXPENSES
The following is a summary of other operating expenses for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
	(Dollars in thousands)
Equipment and vehicle	$1,196	$1,053	$1,020
Professional and examination	619	509	620
Postage, stationery and supplies	513	502	509
State franchise and other taxes	496	473	349
Advertising and marketing	179	233	223
Third party computer processing	241	228	222
MasterCard franchise and processing	155	153	147
Other	1,275	1,308	1,316

Total other operating expenses	$4,674	$4,459	$4,406

NOTE 12 — FEDERAL INCOME TAXES
The provision for federal income taxes consisted of the following for 2007, 2006 and 2005:

	2007	2006	2005
	(Dollars in thousands)
Current	$2,456	$2,329	$2,215
Deferred	(108)	(40)	118

Total	$2,348	$2,289	$2,333

NOTE 12 — FEDERAL INCOME TAXES (CONTINUED)
The income tax provision attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	2007	2006	2005
	(Dollars in thousands)
Expected tax using statutory tax rate of 34%	$2,672	$2,645	$2,738
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(264)	(310)	(310)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	34	36	27
Increase in cash value of life insurance policies	(121)	(112)	(107)
Other, net	27	30	(15)

Total	$2,348	$2,289	$2,333

The deferred federal income tax credit of $108,000 in 2007 and $40,000 in 2006, and the deferred federal income tax provision of $118,000 in 2005, resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.
The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2007 and 2006 are presented below:

	2007	2006
	(Dollars in thousands)
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	$81	$—
Purchase accounting basis difference	322	365
Depreciation of premises and equipment	179	249
Federal Home Loan Bank stock dividends	421	421
Direct financing leases	385	500
Deferred loan costs and other	47	42

Total deferred tax liabilities	1,435	1,577

Deferred tax assets:
Unrealized loss on securities available-for-sale	—	106
Allowance for loan losses	722	816
Accrued expenses and other	470	491

Total deferred tax assets	1,192	1,413

Net deferred tax liabilities	$243	$164

The net deferred tax liabilities at December 31, 2007 and 2006 are included in “Other liabilities” in the consolidated balance sheets.
Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets was deemed necessary as of December 31, 2007 and 2006.
The Corporation adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2007. The Corporation has adopted the policy of classifying any interest and penalties resulting from the filing of its income tax returns in the provision for income taxes. The Corporation had no significant unrecognized tax benefits as of January 1, 2007 and, likewise, no significant unrecognized tax benefits that, if recognized, would affect the effective tax rates. The Corporation also had no accrued interest or penalties recorded as of the date of the adoption. Management has determined the Corporation has no tax positions for which it deems reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease within the 12 months subsequent to December 31, 2007. The tax years that remain open and subject to examination as of December 31, 2007 are years 2004-2006 for Federal and the state of Ohio.

NOTE 13 — EMPLOYEE BENEFITS
The Bank sponsors the Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both profit sharing and employer matching contributions. The Plan permits the investing in the Corporation’s common shares subject to various limitations. The Bank’s profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2007, 2006 and 2005 amounted to $334,000, $316,000 and $297,000, respectively. The issuance of shares from treasury in 2007, 2006 and 2005, represented shares purchased by the Plan. As of December 31, 2007, the Plan held 17,756 common shares of the Corporation.
The Bank has entered into various split-dollar life insurance arrangements, including agreements with certain officers of the Bank to provide for supplemental retirement benefits. The Bank has also entered into other split-dollar life insurance arrangements for investment purposes. All split-dollar policies required the payment of single premiums. The cash value of all split-dollar policies amounted to $10,227,000 and $9,872,000 at December 31, 2007 and 2006, respectively.
In connection with the officer agreements, the Bank has provided an estimated liability for accumulated supplemental retirement benefits. Such liability amounted to $496,000 at December 31, 2007 and $507,000 at December 31, 2006 and is included in “Other liabilities” in the accompanying consolidated balance sheets. The provision (credit) for deferred compensation amounted to $(83,000) for 2006 and $108,000 for 2005 (none for 2007). The 2006 credit resulted from the resignation in 2006 of an officer of the Company who was covered under one of the agreements.
No other post-retirement or post-employment benefits are offered to retirees or employees.
The shareholders of the Corporation have approved the adoption of a stock option and incentive plan. However, no options or incentives have been awarded under the plan.
NOTE 14 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
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
The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2007 and 2006:

	Contract amount
	2007	2006
	(Dollars in thousands)
Commitments to extend credit, including commitments to grant loans and unfunded commitments under lines of credit	$69,374	$71,283

Standby letters of credit	$360	$2,156

NOTE 14 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.
Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2007, the bank had outstanding standby letters of credit expiring in 2008 which aggregated $352,000, and outstanding standby letters of credit expiring in 2009 of $8,000. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.
NOTE 15 — REGULATORY MATTERS
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.
As of December 31, 2007, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTE 15 — REGULATORY MATTERS (CONTINUED)
The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2007 and 2006 are also presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2007
Total Capital (to Risk-Weighted Assets)
Consolidated	$45,771	13.6%	$26,890	≥8.0%	N/A	N/A
Bank	45,323	13.5%	26,862	≥8.0%	$33,577	≥10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	42,413	12.6%	13,445	≥4.0%	N/A	N/A
Bank	36,965	11.0%	13,431	≥4.0%	20,146	≥6.0%

Tier I Capital (to Average Assets)
Consolidated	42,413	9.7%	17,574	≥4.0%	N/A	N/A
Bank	36,965	8.4%	17,560	≥4.0%	21,951	≥5.0%

As of December 31, 2006
Total Capital (to Risk-Weighted Assets)
Consolidated	$44,193	12.9%	$27,377	≥8.0%	N/A	N/A
Bank	45,368	13.3%	27,349	≥8.0%	$34,186	≥10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	40,593	11.9%	13,688	≥4.0%	N/A	N/A
Bank	36,768	10.8%	13,674	≥4.0%	20,511	≥6.0%

Tier I Capital (to Average Assets)
Consolidated	40,593	9.2%	17,711	≥4.0%	N/A	N/A
Bank	36,768	8.3%	17,697	≥4.0%	22,122	≥5.0%
On a parent company only basis, the Corporation’s primary source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $202,000 was available for dividends by the Bank to the Corporation on January 1, 2008, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.
The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 16 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION
A summary of condensed financial information of the Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 was as follows:

CONDENSED BALANCE SHEETS	2007	2006
	(Dollars in thousands)
Assets:
Cash	$13	$23
Dividends receivable from subsidiary	541	636
Investment in subsidiary	47,839	47,337
Subordinated note receivable from subsidiary, including accrued interest of $100 in 2007 and $101 in 2006	5,100	5,101
Security, at cost which approximates fair value	350	350
Other assets	3	24

Total assets	$53,846	$53,471

Liabilities:
Borrowed funds	$—	$1,600
Dividends and other payables	558	708

Total liabilities	558	2,308

Stockholders’ equity:
Common stock	23,926	23,926
Surplus	179	171
Retained earnings	35,292	31,961
Accumulated other comprehensive income (loss)	157	(206)
Treasury stock	(6,266)	(4,689)

Total stockholders’ equity	53,288	51,163

Total liabilities and stockholders’ equity	$53,846	$53,471

CONDENSED STATEMENTS OF OPERATIONS	2007	2006	2005
	(Dollars in thousands)

Income — dividends from subsidiary	$5,378	$5,472	$5,608
Interest income on subordinated note from subsidiary	200	200	200
Professional fees, interest and other expenses	(209)	(270)	(381)

Income before income taxes and equity in undistributed net income of subsidiary	5,369	5,402	5,427

Federal income tax credit	(3)	(24)	(62)

Income before equity in undistributed net income of subsidiary	5,372	5,426	5,489

Equity in net income of subsidiary, less dividends	139	63	232

Net income	$5,511	$5,489	$5,721

NOTE 16 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2007	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$5,511	$5,489	$5,721
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary, less dividends	(139)	(63)	(232)
Decrease (increase) in dividends receivable	95	(101)	9,995
Decrease (increase) in accrued interest receivable	1	(26)	(44)
Decrease in other assets	21	38	37
Increase (decrease) in other liabilities	(155)	(27)	28

Net cash provided by operating activities	5,334	5,310	15,505

Cash flows from investing activities — purchase of Custar	—	—	(14,039)

Cash flows from financing activities:
Borrowed funds:
Proceeds	$—	$—	$4,000
Repayments	(1,600)	(1,150)	(1,250)
Proceeds from sale of treasury shares	29	59	71
Cash dividends paid	(2,175)	(2,167)	(2,167)
Purchase of treasury stock	(1,598)	(2,229)	(1,943)

Net cash used in financing activities	(5,344)	(5,487)	(1,289)

Net increase (decrease) in cash	(10)	(177)	177

Cash at beginning of year	23	200	23

Cash at end of year	$13	$23	$200

Under a program initially approved by the Board of Directors in 2002, the Corporation periodically purchases its common shares in the over-the-counter market. Continuation of the program has been approved by the Board of Directors on a regular basis.
The decision whether to purchase shares, the number of shares to be purchased and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, the Corporation has repurchased 176,753 common shares in the open market, of which 168,691 remained as treasury stock at December 31, 2007.

NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of recognized financial instruments at December 31, 2007 and 2006 were as follows:

	2007		2006
		Estimated		Estimated
	Carrying	fair	Carrying	fair
	amount	value	amount	value
	(Dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$25,349	$25,349	$11,843	$11,843
Securities	51,479	51,507	61,913	61,929
Loans, net	347,156	347,627	353,678	350,836

Total	$423,984	$424,483	$427,434	$424,608

FINANCIAL LIABILITIES
Deposits	$362,833	$362,965	$371,194	$371,181
Federal funds purchased and securities sold under repurchase agreements	11,106	10,761	15,388	14,790
Borrowed funds	24,500	24,624	17,600	17,319

Total	$398,439	$398,350	$404,182	$403,290

The preceding summary does not include accrued interest receivable, cash surrender value of life insurance, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.
The Bank also has unrecognized financial instruments which relate to commitments to extend credit and standby letters of credit. The contract amount of such financial instruments, $69,734,000 at December 31, 2007 and $73,439,000 at December 31, 2006, is considered to be the fair value since they represent commitments at current interest rates.
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

NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
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
Other financial instruments:
The fair value of federal funds purchased and securities sold under repurchase agreements, as well as borrowed funds is determined based on a discounted cash flow analysis using current interest rates.
The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
NOTE 18 — CONTINGENT LIABILITIES
In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.
NOTE 19 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2007 and 2006:

	Interest	Net interest	Net	Net income
	income	income	income	per share
	(Dollars in thousands, except per share data)
2007
First quarter	$6,901	$4,188	$1,253	$.70
Second quarter	7,017	4,370	1,408	.80
Third quarter	6,987	4,385	1,487	.85
Fourth quarter	6,847	4,285	1,363	.78

2006
First quarter	$6,502	$4,405	$1,418	$.77
Second quarter	6,670	4,369	1,437	.79
Third quarter	6,793	4,263	1,284	.71
Fourth quarter	6,939	4,254	1,350	.76
NOTE 20 — NEW ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (Statement 157) which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Statement 157 emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. Statement 157 clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, Statement 157 establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Statement 157 is effective for fiscal years beginning after November 17, 2007, and interim periods within those fiscal years. Management does not anticipate the adoption of Statement 157 will have a significant impact on the Corporation’s consolidated financial statements.

NOTE 20 — NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (Statement 159) which permits an entity to choose to measure certain financial instruments and certain other items at fair value, on an instrument-by-instrument basis. Once an entity has elected to record eligible items at fair value, the decision is irrevocable and the entity should report unrealized gains and losses on items for which the fair value option has been elected in earnings. Statement 159 is effective for fiscal years beginning after November 15, 2007. At the effective date, an entity may elect the fair value option for eligible items that exist at that date with the effect of the first measurement to fair value reported as a cumulative-effect adjustment to the opening balance of retained earnings. Management is currently in the process of evaluating what impact, if any; the adoption of Statement 159 will have on the Corporation’s consolidated financial statements.
During 2007, the FASB issued EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsed Split-Dollar Life Insurance Arrangements (EITF 06-4), which concludes an employer should recognize a liability for postemployment benefits promised to an employee based on the substantive arrangement between the employer and the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. While management has not yet completed its analysis of the impact the adoption of EITF 06-4 will have on the Corporation’s consolidated financial statements, at the present time, management’s best estimate is that the adoption will reduce pre-tax earnings $250,000 to $300,000 for the first quarter of 2008.
During 2007, the FASB issued EITF 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance (EITF 06-10), which stipulates an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement if, based on the substantive arrangement with the employee, the employer has agreed to maintain life insurance during the employee’s retirement or provide the employee with a death benefit. Under EITF 06-10, the employer should also recognize an asset based on the substance of the arrangement it has with the employee. EITF 06-10 is effective for fiscal years beginning after December 15, 2007, including interim periods. Management is still evaluating what impact, if any; the adoption of EITF 06-10 will have on the Corporation’s consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (Statement 141R) which establishes principals and requirements for how an acquirer in a business combination recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interests of the acquiree. Statement 141R also recognizes and measures any goodwill acquired, as well as gain resulting from a bargain purchase option. Statement 141R applies to all transactions or other events in which an entity obtains control of one or more entities and also requires that costs incurred in connection with a business acquisition be expensed as incurred. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and early adoption is not permitted.
This information is an integral part of the accompanying consolidated financial statements.