Form 10-K, Exhibit 13
period 2009-12-31
CROGHAN BANCSHARES INC
filed 2010-03-26
CIK 887149

Exhibit 13

Croghan Bancshares, Inc.
CONTENTS

Financial Highlights	1

President’s Letter	2

Description of the Corporation and Common Share Information	4

Selected Financial Data	5

Management’s Discussion and Analysis	6

Management’s Report On Internal Control Over Financial Reporting	20

Report of Independent Registered Public Accounting Firm	21

Consolidated Financial Statements	22
FINANCIAL HIGHLIGHTS

			Percent
	2009	2008	Change

For the year:
Net income	$3,106,000	$4,352,000	(28.6)%
Income per common share	1.81	2.51	(27.9)%
Dividends per common share	1.28	1.28	-

Return on average assets	.66%	.96%
Return on average stockholders’ equity	5.56%	8.09%

At year-end:
Assets	$481,988,000	$460,476,000	4.7%
Loans	324,484,000	349,433,000	(7.1)%
Securities	110,138,000	72,981,000	50.9%
Deposits	370,719,000	345,077,000	7.4%
Stockholders’ equity	56,127,000	54,819,000	2.4%

Book value per common share	$32.75	$31.86	2.8%
Stockholders’ equity to total assets	11.64%	11.90%

Number of stockholders of record	700	723	(3.2)%
Number of full-time equivalent employees	146	151	(3.3)%

To Our Shareholders:
Performance in a Tough Year
As we looked to 2009, we were facing an unprecedented series of events that would likely redefine the face of the financial industry. We did not know the extent of the damage or what the industry would look like in the aftermath. But we did know that we had to prepare for a severe economic downturn.
At Croghan we resolved to navigate through the tough conditions, to help our clients in every way we could and to show leadership in our communities. Through it all, we have not strayed from our strategy of building long-term relationships and staying with our core practice of providing a safe, sound, and convenient place for our clients to do their banking.
As a community bank, we can make a difference for the many families and businesses that we serve throughout our communities. That includes knowing our clients and offering them financially sound services that we can all understand. Another part of that formula is focusing on long-term consistent performance rather than being distracted by initiatives that drive only short-term earnings. This has allowed us to stay stable and healthy in the midst of such economic and financial turmoil around us. We never found ourselves in a position to have to stop investing in our systems, our infrastructure, our people, or the further development of our products. I feel that this emphasis on serving clients and growing our business will drive our results for years to come.
Through it all, we’ve managed to keep a high level of liquidity and preserve our strong capital position, which has allowed us to maintain our dividend payout, while continuing to produce positive net income to the bottom line.
There are many areas that are impacted during an economic recession. Among them, we’ve seen businesses struggle with cash flows and homeowners feeling the effects of rising unemployment rates. During 2009, we experienced a decline in loan balances due mostly to those types of pressures. In turn, we’ve built up our reserve for loan loss by increasing our provision expense. The economy, and its impact on our industry, has also led to many financial institution failures. These failures have burdened the national deposit insurance system to the point that our FDIC premium costs have increased dramatically.
Despite these difficult conditions, we have continued to make loans and maintain a solid balance sheet. Because of our capital position, expense control efforts, risk management, and consistent focus on credit quality, we believe we have many opportunities for growth and are positioned to do so as conditions improve.
Along the way we lost a good friend and former board member in 2009, as Claude Young passed away unexpectedly in November. He was deeply committed to his family and his community and we will miss him.
Priorities for 2010
As we look forward to 2010, we are committed to being a better bank every day. What sets us apart is not just what we do, but how we do it. First, our job every day is to WOW our clients. We’re committed to understanding our clients’ needs and their problems and finding the right solutions.
Our second priority is to focus on growth opportunities and utilize our competitive advantage so we can grow our natural market share. Regarding acquisitions, we’ve always said that if we see an opportunity that’s consistent with our growth strategy, meets our risk requirements, and can be arranged in a shareholder-friendly way, we’ll seriously consider it. Regardless, we enter every growth discussion with the understanding that the reason to get bigger and gain economies of scale is when doing so enables us to do a better job for our clients and shareholders.
Third, our strength is based on risk that we can understand and measure. We continue to focus on maximizing the return on every dollar of risk we take. And this leads to our final concentration, which is to operate with excellence and manage expenses to improve productivity. That means getting the job done better than our competitors every day.

Building for the Future
We know how fortunate we are to have good employees who like helping others. Without a management team who also believes in the fundamentals of exceptional client service, rigorous cost control, and pristine credit quality, we simply would not be the strong organization we are today, especially given the economic pressures of the past two years. Our staff knows what distinguishes Croghan—we believe in building long-term relationships with our clients and we understand that our success is intertwined with theirs. This success results in added shareholder value.
As we plan for the future, we like our position and believe that our business is strong. Even in tough years like 2008 and 2009, we did not – and will not – stop doing all the things that make our company better.
With my recent announcement and retirement plans scheduled later this year, I would like to express my thanks to the employees, clients, and shareholders of Croghan. This is a wonderful organization to the credit of the people who are a part of it. Everyone connected should feel proud of what we have here. I certainly do, and I thank you for allowing me to serve you.
Sincerely,

Steven C. Futrell
President and Chief Executive Officer
January 2010

Croghan Bancshares, Inc.
DESCRIPTION OF THE CORPORATION
Croghan Bancshares, Inc., an Ohio corporation (the “Corporation” or “Croghan”), is a bank holding company incorporated in 1983 with $481,988,000 in total assets as of December 31, 2009. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (the “Bank”), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.
The Bank offers a diverse range of commercial and retail banking services through its 11 banking centers located in Bellevue, Clyde, Custar, Fremont, Green Springs, Monroeville, Norwalk, and Port Clinton, Ohio. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Investment products bearing no FDIC insurance are offered through the Bank’s Trust and Investment Services Division.
MARKET PRICE AND DIVIDENDS ON COMMON SHARES
The Corporation’s common shares are quoted on the OTC Bulletin Board under the symbol “CHBH.” The following shows the ranges of high and low price quotations, as reported on the OTC Bulletin Board, for the Corporation’s common shares for each quarterly period during 2009 and 2008. OTC Bulletin Board quotations reflect inter-dealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	2009		2008
	Low	High	Low	High
First Quarter	$21.55	26.50	$27.50	35.00
Second Quarter	23.40	28.50	27.00	36.25
Third Quarter	24.00	28.00	26.25	28.75
Fourth Quarter	22.00	25.30	23.00	27.75
Dividends declared by the Corporation on its common shares during the past two years were as follows:

	2009	2008

Three-months ended March 31	$.32	$.32
Three-months ended June 30.32		.32
Three-months ended September 30.32		.32
Three-months ended December 31.32		.32

Total	$1.28	$1.28

The ability of the Corporation to declare and pay dividends on its common shares is dependent, in large part, on dividends received from the Bank. The ability of the Bank to pay dividends is subject to certain legal and regulatory limitations described in Note 17 to the Consolidated Financial Statements of the Annual Report and in the discussion of “Liquidity” under Management’s Discussion and Analysis of Financial Condition and Results of Operations.
There were 699 holders of record of the Corporation’s common shares on January 31, 2010.
AVAILABILITY OF MORE INFORMATION
To obtain a free copy of the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009, please write to:
Croghan Bancshares, Inc.
Barry F. Luse, Secretary
323 Croghan Street
Fremont, OH 43420

Croghan Bancshares, Inc.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except share data)
Statements of operations:
Total interest income	$23,926	$25,892	$27,752	$26,904	$25,385
Total interest expense	6,275	8,160	10,524	9,613	7,310

Net interest income	17,651	17,732	17,228	17,291	18,075
Provision for loan losses	3,000	1,550	100	380	705

Net interest income, after
provision for loan losses	14,651	16,182	17,128	16,911	17,370
Total non-interest income	3,588	3,414	3,486	3,035	2,761
Total non-interest expenses	14,181	13,526	12,755	12,168	12,077

Income before federal income taxes	4,058	6,070	7,859	7,778	8,054
Federal income taxes	952	1,718	2,348	2,289	2,333

Net income	$3,106	$4,352	$5,511	$5,489	$5,721

Per share of common stock:
Net income	$1.81	$2.51	$3.13	$3.03	$3.05
Dividends	1.28	1.28	1.24	1.20	1.16
Book value	32.75	31.86	30.53	28.65	27.07

Average shares of common stock outstanding	1,719,509	1,732,611	1,763,320	1,814,011	1,877,987

Year-end balances:
Loans, net	$320,051	$346,146	$347,156	$353,678	$337,286
Securities	110,138	72,981	51,479	61,913	81,421
Total assets	481,988	460,476	455,128	458,858	461,899
Deposits	370,719	345,077	362,833	371,194	368,459
Stockholders’ equity	56,127	54,819	53,288	51,163	49,931

Average balances:
Loans, net	$330,829	$341,499	$343,979	$337,538	$340,158
Securities	83,555	66,394	55,007	70,090	72,131
Total assets	468,170	455,286	448,489	452,209	459,707
Deposits	358,192	356,668	364,481	366,261	368,315
Stockholders’ equity	55,895	53,820	52,011	50,357	50,052

Selected ratios:
Net yield on average interest-earning assets	4.12%	4.26%	4.23%	4.19%	4.30%
Return on average assets	.66	.96	1.23	1.21	1.24
Return on average stockholders’ equity	5.56	8.09	10.60	10.90	11.43
Net loan charge-offs as a percent of average outstanding net loans	.56	.47	.10	.12	.22
Allowance for loan losses as a percent of year-end loans	1.37	.94	.96	1.01	1.06
Stockholders’ equity as a percent of total year-end assets	11.64	11.90	11.71	11.15	10.81

Croghan Bancshares, Inc.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS
The following discussion provides additional information relating to Croghan’s financial condition and results of operations. This information is presented to further the reader’s understanding of Croghan’s Consolidated Financial Statements of the Annual Report.
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
Without limiting the foregoing and by way of example and not by way of limitation, some of the statements in the following referenced sections of this discussion and analysis are forward-looking and are, therefore, subject to such risks and uncertainties:
1.	Management’s discussion of the interest rates included under “Net Interest Income”

2.	Management’s discussion relating to the determination and assessment of the provision and allowance for loan losses included under “Provision for Loan Losses and the Allowance for Loan Losses”

3.	Management’s discussion of capital requirements and impairment charges included under “Stockholders’ Equity”

4.	Management’s discussion relating to the Bank’s liquidity sources and needs included under “Liquidity”

5.	Management’s discussion of interest rate risk exposure included under “Interest Rate Risk”
Croghan does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except to the extent required by law.
PERFORMANCE SUMMARY
Croghan’s net income for the year ended December 31, 2009 was $3,106,000, compared to $4,352,000 in 2008, and $5,511,000 in 2007. Net income in 2009 as compared to 2008 was unfavorably impacted by a $1,450,000 increase in the provision for loan losses, a $655,000 increase in non-interest expenses, and an $81,000 decrease in net interest income, while net income was favorably impacted by a $174,000 increase in non-interest income and a $766,000 decrease in federal income tax expense. The increase in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section. The increase in non-interest expenses is primarily attributable to a $619,000 increase in FDIC premiums as more fully discussed in the “Non-interest Expenses” section. The decrease in federal income taxes is reflective of the decrease in Croghan’s income before federal income taxes.
The return on average assets in 2009 was .66%, compared to .96% in 2008, and 1.23% in 2007. The return on average stockholders’ equity was 5.56% in 2009, 8.09% in 2008, and 10.60% in 2007. Net income per share in 2009 amounted to $1.81, compared to $2.51 in 2008, and $3.13 in 2007. Changes in these amounts from year to year were generally reflective of changes in the level of net income.
Assets increased to $481,988,000 at December 31, 2009, compared to $460,476,000 at December 31, 2008, an increase of 4.7%. Loans decreased $24,949,000, or 7.1%, to $324,484,000 at December 31, 2009, compared to $349,433,000 at December 31, 2008. The decrease in loans resulted from continued soft loan demand in Croghan’s market area, the selling of substantially all fixed rate mortgage loans originated in 2009, and $1,854,000 of net loan charge-offs recognized in 2009. With the decline in loan demand and corresponding increase in deposits, securities increased $37,157,000, or 50.9%, to $110,138,000 at December 31, 2009, compared to $72,981,000 at December 31, 2008. Deposits increased $25,642,000, or 7.4%, to $370,719,000 at December 31, 2009, from $345,077,000 at December 31, 2008. Stockholders’ equity at December 31, 2009 was $56,127,000, a 2.4% increase compared to $54,819,000 at December 31, 2008.

RESULTS OF OPERATIONS
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
The following demonstrates the components of net interest income for the years ended December 31:

	2009	2008	2007
	(Dollars in thousands)
Average interest-earning assets	$428,275	$416,393	$406,940
Interest income	23,926	25,892	27,752
Average rate earned	5.59%	6.22%	6.82%

Average interest-bearing liabilities	$356,283	$348,557	$345,290
Interest expense	6,275	8,160	10,524
Average rate paid	1.76%	2.34%	3.05%

Net interest income	$17,651	$17,732	$17,228
Net interest yield (net interest income divided by average interest-earning assets)	4.12%	4.26%	4.23%
2009 vs. 2008. Net interest income for 2009 decreased $81,000, or .5%, to $17,651,000, compared to $17,732,000 in 2008. Average interest-earning assets in 2009 increased $11,882,000, which was a result of the mixture of the loan portfolio decrease, securities portfolio increase, and increase in cash and cash equivalents. Throughout 2009, Croghan reinvested the mix of loan portfolio run-off and the increase in deposits to increase the security portfolio to help maintain net interest income. Average interest-bearing liabilities increased $7,726,000, which was a result of increases in deposits, which was a trend resulting from consumers not spending and keeping monies in deposits.
In 2009, the Federal Reserve Open Market Committee (FOMC) maintained the low managed interest rates causing the average rate earned on interest-earning assets and average rate paid on interest-bearing liabilities to decrease in 2009. The average rate earned on interest-earning assets decreased to 5.59% in 2009 from 6.22% in 2008, while the average rate paid on interest-bearing liabilities decreased to 1.76% in 2009 from 2.34% in 2008. The net effect of these changes was that Croghan’s net interest yield decreased to 4.12% in 2009 from 4.26% in 2008.
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
In 2008, the FOMC lowered managed interest rates 200 basis points, or 2.00%. With the reductions in managed rates, the average rate earned on interest-earning assets and average rate paid on interest-bearing liabilities both decreased in 2008. The average rate earned on interest-earning assets decreased to 6.22% in 2008 from 6.82% in 2007, while the average rate paid on interest-bearing liabilities decreased to 2.34% in 2008 from 3.05% in 2007. The net effect of these changes was that Croghan’s net interest yield increased to 4.26% in 2008 from 4.23% in 2007.
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

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES (CONTINUED)
Croghan performs ongoing reviews to identify potential problem and nonperforming loans and also completes in-depth analysis with respect to the quarterly allowance for loan losses calculation. Part of this analysis involves assessing the need for specific reserves relative to impaired loans. This evaluation typically includes a review of the loan’s past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance. Loans are considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan’s effective interest rate. Given that Croghan’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.
To determine the allowance for loan losses, Croghan prepares a detailed quarterly analysis that focuses on delinquency trends, the status of nonperforming loans (i.e., impaired, nonaccrual, restructured, and past due 90 days or more), current and historical trends of charged-off loans within each loan category (i.e., commercial, real estate, and consumer), existing local and national economic conditions, and changes within the volume and mix in each loan category. Higher loss rates are applied in calculating the allowance for loan losses relating to potential problem loans. The loss rates are periodically evaluated considering historic loss rates in the respective potential problem loan categories (i.e., special mention, substandard, doubtful) and current trends. During 2009, Croghan began updating the allowance for loan losses analysis monthly.
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
The following provides factors relating to the provision and allowance for loan losses for the years ended December 31:

	2009	2008	2007
	(Dollars in thousands)
Provision for loan losses charged to expense	$3,000	$1,550	$100
Net loan charge-offs	1,854	1,621	342
Net loan charge-offs as a percent of average outstanding net loans	.56%	.47%	.10%
The following provides information relating to problem loans and the allowance for loan losses as of December 31:

	2009	2008	2007
	(Dollars in thousands)
Nonaccrual loans	$5,903	$1,845	$2,285
Loans contractually past due 90 days or more and still accruing interest	45	334	237
Restructured loans	3,191	-	-
Potential problem loans, other than those past due 90 days or more, nonaccrual, or restructured	22,227	13,140	9,405

Total potential problem and nonperforming loans	$31,366	$15,319	$11,927

Allowance for loan losses	$4,433	$3,287	$3,358
Allowance for loan losses as a percent of year-end loans	1.37%	.94%	.96%

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES (CONTINUED)
2009 vs. 2008.
Provision for loan losses and net loan charge-offs
The 2009 provision for loan losses totaled $3,000,000, or $1,450,000 more than the 2008 provision of $1,550,000. The increase in the 2009 provision was attributable to an increase in both the level of loan charge-offs during 2009, as compared to 2008, and the level of potential problem and nonperforming loans at December 31, 2009, as compared to December 31, 2008. During 2009, Croghan recognized $1,854,000 of net charge-offs, which was up $233,000 from the $1,621,000 of net charge-offs in 2008. The increase in net charge-offs over the past two years has also resulted in a significant increase in the historical loss rates used in calculating the Bank’s allowance for loan losses for non-impaired credits.
Nonaccruals and net loan charge-offs
The $4,058,000 increase in nonaccrual loans from 2008 to 2009 is due to several commercial and commercial real estate clients that experienced deteriorating cash flows throughout the year. One commercial loan client ceased operations during the year resulting in an addition of $1,211,000 to nonaccrual loans and $757,000 of net loans charge-offs. Charge-offs during 2009 from loans on nonaccrual of interest at year-end amounted to $1,257,000.
Restructured loans
Restructured loans at December 31, 2009 totaled $3,191,000. These loans are performing commercial related loans which are all under 30 days past due. These loans have been restructured from their original loan agreements by modifying their principal and interest payment terms to have interest only payments for a short period of time, typically between one to six months. These restructured terms allow the client to remain current during a period in which they expect or are experiencing a reduction in their anticipated or actual cash flow. After the period of interest only payments, all the loans are set to start paying principal and interest payments similar to the original loan agreements.
Potential problem and nonperforming loans
Loan quality in general has deteriorated as Croghan’s market area continues to experience the effects of poor economic times. Croghan typically classifies a loan as a potential problem loan, regardless of its collateralization or any contractually obligated guarantors, when a review of the borrower’s financial statements indicates that the borrower does not generate sufficient operating cash flow to adequately service its debts.
Total potential problem and nonperforming loans increased $16,047,000, or 104.8%, to $31,366,000 at December 31, 2009, compared to $15,319,000 at December 31, 2008. This increase resulted from a $4,058,000 increase in nonaccrual loans, a $3,191,000 increase in restructured loans, and a $9,087,000 increase in potential problem loans at December 31, 2009, as compared to December 31, 2008. The increase was due to both the volume of loans being classified as potential problem loans, as well as several other large commercial loans being classified as potential problem credits. Also within this category, the primary reason for the increase was due to one large commercial client in the manufacturing industry being downgraded due to a deterioration of their cash flow. This client remains current and no modifications of their original loan agreements have been made. Extensive analysis of the client’s cash flow and collateral position shows that the client continues to be in a position to meet all future principal and interest obligations to Croghan.
A positive trend in the categories of potential problem and nonperforming loans at December 31, 2009 as compared to December 31, 2008 is a $289,000 decrease in loans contractually past due 90 days or more and still accruing interest.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES (CONTINUED)
The following provides additional detail pertaining to the past due status of Croghan’s potential problem loans as of December 31, 2009 (dollars in thousands):

Potential problem loans not currently past due	$16,453
Potential problem loans past due one day or more but less than 10 days	186
Potential problem loans past due 10 days or more but less than 30 days	4,833
Potential problem loans past due 30 days or more but less than 60 days	528
Potential problem loans past due 60 days or more but less than 90 days	227

Total potential problem loans	$22,227

The following provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2009 (dollars in thousands):

Collateralized by an interest in real property	$21,622
Collateralized by an interest in assets other than real property	600
Unsecured	5

Total potential problem loans	$22,227

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
Total potential problem and nonperforming loans increased $3,392,000, or 28.4%, to $15,319,000 at December 31, 2008, compared to $11,927,000 at December 31, 2007. The adverse trends resulted from Croghan’s higher level of potential problem loans at December 31, 2008, as compared to December 31, 2007, and were indicative of worsening economic conditions in Croghan’s primary lending area.
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
The following provides additional detail pertaining to the past due status of Croghan’s potential problem loans as of December 31, 2008 (dollars in thousands):

Potential problem loans not currently past due	$10,139
Potential problem loans past due one day or more but less than 10 days	2,193
Potential problem loans past due 10 days or more but less than 30 days	487
Potential problem loans past due 30 days or more but less than 60 days	224
Potential problem loans past due 60 days or more but less than 90 days	97

Total potential problem loans	$13,140

The following provides additional detail pertaining to the collateralization of Croghan’s potential problem loans as of December 31, 2008 (dollars in thousands):

Collateralized by an interest in real property	$12,381
Collateralized by an interest in assets other than real property	747
Unsecured	12

Total potential problem loans	$13,140

NON-INTEREST INCOME
Non-interest income is comprised of the items summarized in the following for the years ended December 31:

	2009	2008	2007
	(Dollars in thousands)
Trust income	$898	$865	$888
Service charges on deposit accounts	1,491	1,569	1,551
Gain on sale of loans	289	-	-
Gain on sale of securities	-	19	-
Increase in cash value of life insurance	345	374	355
Other operating income	565	587	692

Total non-interest income	$3,588	$3,414	$3,486

2009 vs. 2008. Total non-interest income in 2009 increased to $3,588,000, compared to $3,414,000 in 2008, an increase of $174,000, or 5.1%. Trust income in 2009 increased $33,000, or 3.8%, from the 2008 level. The Trust Department held total assets of $133,452,000 for 761 clients at December 31, 2009, compared to $137,614,000 at December 31, 2008. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, cash management accounts, individual retirement accounts, custody accounts, charitable trusts, and charitable gift annuities.
Service charges on deposit accounts decreased $78,000, or 5.0%, in 2009 as compared to 2008 as a result of general change in consumer spending throughout the 2009 year.
During the first quarter of 2009, Croghan commenced selling fixed-rate residential mortgage loans resulting in gain on sale of loans of $289,000. Included in gain on sale of loans was capitalized mortgage servicing rights of $102,000. At December 31, 2009, the unpaid balance of mortgage loans serviced for others amounted to $13,454,000.
Croghan has purchased split-dollar life insurance policies on behalf of certain current and former employees and officers. The increase in the cash value of these policies accumulates on a tax-exempt basis, as long as the policies are not cashed, and the tax savings is used to fund supplemental retirement benefits for the named individuals. The total cash value of these life insurance policies aggregated $10,946,000 at December 31, 2009 and $10,601,000 at December 31, 2008. The increase in cash value of the policies amounted to $345,000 in 2009, compared to $374,000 in 2008.
Other operating income decreased $22,000, or 3.7%, to $565,000 in 2009, from $587,000 reported in 2008. Other operating income includes fees generated by the Investment Department of Croghan’s Trust and Investment Services Division. The Investment Department markets non-FDIC insured investment products, such as mutual funds and annuities. Fees generated by the Investment Department totaled $76,000 in 2009, compared to $133,000 in 2008. Other items of note that comprise other operating income include ATM surcharge fees, MasterCard merchant referral commissions, safe deposit box fees, credit life insurance sales commissions, and fees from the sale of official checks and money orders.
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
The cash value of split-dollar life insurance policies aggregated $10,601,000 at December 31, 2008 and $10,227,000 at December 31, 2007. The increase in cash value of the policies amounted to $374,000 in 2008, compared to $355,000 in 2007.
Other operating income decreased $105,000, or 15.2%, to $587,000 in 2008, from $692,000 reported in 2007. Fees generated by the Investment Department totaled $133,000 in 2008, compared to $98,000 in 2007.

NON-INTEREST EXPENSES
Non-interest expenses are comprised of the items summarized in the following for the years ended December 31:

	2009	2008	2007
	(Dollars in thousands)
Salaries and wages	$5,926	$5,955	$5,663
Employee benefits	1,648	1,666	1,523

Total personnel	7,574	7,621	7,186
Occupancy of premises	834	900	837
FDIC premium assessments	669	50	43
Amortization of core deposit intangible asset	57	58	58
Equipment and vehicle	1,195	1,263	1,196
Professional and consulting services	520	423	437
State franchise and other taxes	516	500	496
Postage	296	297	294
Stationery and supplies	247	226	219
Advertising and marketing	192	208	179
Third party computer processing	275	290	241
Examination fees	191	199	182
MasterCard franchise and processing	152	141	155
Loan collection and repossession fees	255	167	72
ATM network and processing fees	252	220	184
Telephone	100	107	99
Other operating	856	856	877

Total non-interest expenses	$14,181	$13,526	$12,755

2009 vs. 2008. Total non-interest expenses in 2009 increased to $14,181,000, from $13,526,000 in 2008, an increase of $655,000, or 4.8%, including a $619,000 increase in FDIC premium assessments. Total personnel expense decreased $47,000, or .6%, to $7,574,000 in 2009, from $7,621,000 in 2008. Full-time equivalent employees totaled 146 at December 31, 2009 compared to 151 at December 31, 2008. Other expenses that increased more than $50,000 between 2009 and 2008 included professional and consulting services and loan collection and repossession fees.
The significant increase in FDIC premium assessments was due to increased deposit premium rates as well as the FDIC Special Assessment ruling issued on May 22, 2009, which required all insured depository institutions to pay a special assessment equal to the lesser of 5 basis points on total assets less Tier 1 capital, or 10 basis points on total deposits.
On September 29, 2009, the FDIC adopted a Notice of Proposed Rulemaking (NPR) that would mandate that insured depository institutions prepay their quarterly risk-based assessments to the FDIC for the fourth quarter of 2009 and for all of 2010, 2011, and 2012 on December 30, 2009 when they pay their risk-based assessment for the third quarter of 2009. The assessments will address the FDIC’s short-term liquidity needs. While the FDIC may use the prepaid premiums to pay resolution costs, the FDIC cannot immediately include the premiums in the calculation of the deposit insurance fund reserve. Under the plan, each depository institution would record the entire amount of its prepayment as an asset, and each depository would record an expense for its calculated regular quarterly assessment and a credit to the prepaid asset until the asset is exhausted. Accordingly, as of December 31, 2009, Croghan had prepaid assessments, which are included in other assets, of $1,797,000 to cover 2010, 2011, and 2012.
Loan collection and repossession fees increased $88,000 in 2009, due to a significant increase in the volume of troubled loans that required attention resulting in foreclosures, as well as additional legal fees incurred on several large problem commercial loans. Fees for professional and consulting services increased $97,000 in 2009, primarily due to Croghan establishing an enterprise risk management program, as well as Croghan engaging an independent third party to perform a goodwill impairment evaluation, the results of which demonstrated no impairment of goodwill as of July 1, 2009.
In 2010, Croghan expects to implement virtualization, a technical upgrade which will cost approximately $200,000. Virtualization is a consolidation of Croghan’s computer servers which will improve efficiencies, as well as give Croghan a real time disaster recovery system which will help reduce the impact to Croghan and its clients of unforeseen disaster. These upgrades to Croghan’s operations will take place during the first and second quarters of 2010.

NON-INTEREST EXPENSES (CONTINUED)
2008 vs. 2007. Total non-interest expenses in 2008 increased to $13,526,000, from $12,755,000 in 2007, an increase of $771,000, or 6.0%. Total personnel expense increased $435,000, or 6.1%, to $7,621,000 in 2008, from $7,186,000 in 2007. In connection with the split-dollar life insurance policies described in the “Non-Interest Income” section, Croghan has entered into agreements with certain officers and employees to provide for supplemental retirement benefits. In connection with these agreements, Croghan recognized a provision for deferred compensation of $142,000 in 2008 (none in 2007), which is included in employee benefits. Full-time equivalent employees totaled 151 at December 31, 2008 compared to 152 at December 31, 2007. Other expenses that changed more than $50,000 between 2008 and 2007 included occupancy of premises, equipment and vehicle, and loan collection and repossession fees.
Occupancy of premises expense increased $63,000, or 7.5%, in 2008, as compared to 2007. The increase was primarily due to the costs incurred from the opening of the new Norwalk banking center, improvements at the West banking center, and improvements to the Main banking center. Equipment and vehicle expenses increased $67,000, or 5.6%, in 2008, as compared to 2007. Increases in equipment costs were primarily due to additional equipment purchased for the Norwalk, Main, and West banking centers, equipment maintenance contract fees, and merchant capture costs.
Loan collection and repossession fees increased $95,000 in 2008 as compared to 2007, due to a significant increase in the volume of foreclosures, as well as additional legal fees incurred on several large problem commercial loans.
FEDERAL INCOME TAXES
Federal income tax expense totaled $952,000 in 2009, compared to $1,718,000 in 2008, and $2,348,000 in 2007. The effective tax rate in 2009 was 23.5%, compared to 28.3% in 2008, and 29.9% in 2007. The decrease in the effective tax rate in 2009, as compared to 2008 was attributable to tax exempt income from securities and split dollar life insurance comprising a larger portion of income before federal income taxes.

FINANCIAL POSITION
SECURITIES
Croghan’s securities portfolio is used to enhance net interest income, provide liquidity in the event of unforeseen cash flow needs, and diversify financial risk. At December 31, 2009, Croghan classified substantially all of its securities as available-for-sale. Available-for-sale securities are reported at their fair values, with the net unrealized gain or loss, net of tax, reported as a component of stockholders’ equity known as “accumulated other comprehensive income (loss).” All securities are periodically reviewed for impairment.
Croghan’s available-for-sale investment portfolio is primarily comprised of U.S. Government agency and political subdivision obligations. The fair value of available-for-sale securities totaled $105,792,000 at December 31, 2009, compared to $68,748,000 at December 31, 2008. As previously mentioned in the “Net Interest Income” section, Croghan invested the run-off from the loan portfolio and increase in deposits into the securities portfolio to help maintain net interest income. Croghan has one corporate debt obligation which is classified as held-to-maturity and carried at amortized cost, amounting to $502,000 at December 31, 2009 and $504,000 at December 31, 2008.
Croghan’s restricted stock includes shares issued by the Federal Reserve Bank of Cleveland, Federal Home Loan Bank of Cincinnati, and Bankers Bancshares, Inc. of Gahanna, Ohio. Croghan maintains investments in these entities to facilitate borrowing capacity (FHLB), as a member (Federal Reserve), and for loan participation opportunities (Bankers Bancshares). The carrying value of restricted stock totaled $3,844,000 at December 31, 2009 and $3,729,000 at December 31, 2008.
The aggregate carrying value of all securities at December 31, 2009 totaled $110,138,000, an increase of 50.9%, as compared to $72,981,000 at December 31, 2008. Also, throughout 2009, Croghan used proceeds from securities maturities, sales, calls, and Federal Home Loan Bank borrowings to purchase new securities.
LOANS
The following summarizes total loans and the percent change by major category as of December 31:

			Percent
	2009	2008	Change
	(Dollars in thousands)
Commercial, financial, and agricultural	$27,311	$32,566	(16.1)%
Real estate – residential mortgage	129,931	147,050	(11.6)%
Real estate – non-residential mortgage	146,485	142,452	2.8%
Real estate – construction	5,828	9,952	(41.4)%
Consumer	12,333	14,843	(16.9)%
Credit card	2,596	2,570	1.0%

Total loans	$324,484	$349,433	(7.1)%

Due to the continued downturn in economic conditions throughout Croghan’s market area and continued strict loan underwriting demands, the outstanding balance of Croghan’s total loans decreased $24,949,000, or 7.1%, to $324,484,000 at December 31, 2009 from $349,433,000 at December 31, 2008. As demonstrated in the preceding table, decreases occurred in all loan categories except for non-residential real estate and credit card loans. The increase in non-residential real estate loans of $4,033,000, or 2.8%, reflected Croghan’s continued emphasis on obtaining real estate collateral for commercial loans. The most significant decreases during 2009 occurred in the real estate – residential mortgage category which decreased $17,119,000, or 11.6%, primarily as a result of selling fixed rate mortgages in the secondary market, and reduced levels of loan originations due to declining loan volumes and poor economic conditions. The decision to actively sell new fixed rate mortgages in the secondary market was made primarily to help manage interest rate risk. Newly-originated 15-30 year fixed rate mortgages being sold carry historically low interest rates. The Bank has decided to reduce its interest rate risk to future potential increases in loan rates by selling these assets, and investing the proceeds in the securities portfolio. Also declining in 2009 was the commercial, financial, and agricultural loan category, which decreased $5,255,000, or 16.1%, as a result of charge-offs and reclassification due to the securing of real estate as collateral for more of these loans. The consumer loan category decreased $2,510,000, or 16.9%, as a result of continued consumer spending habit changes and competition from non-traditional credit sources. The real estate – construction category decreased $4,124,000, or 41.4%, as a result of the poor economic climate.

OTHER REAL ESTATE OWNED
During 2009, other real estate owned (OREO) increased $2,036,000 to $2,330,000 at December 31, 2009 compared to $294,000 at December 31, 2008. This increase was primarily attributable to a real estate development loan client who ceased operations during the fourth quarter of 2009. In December 2009, Croghan accepted from the client deeds in lieu of foreclosure to various residential and non-residential properties resulting in a $1,915,000 transfer to OREO. During 2009, Croghan sold various properties from OREO and recognized a write-down on a property held in OREO at December 31, 2009, resulting in an overall loss on sale or write-down of OREO of $24,000.
DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES
Deposits and other interest-bearing liabilities at December 31, 2009 increased $20,666,000, or 5.1%, compared to December 31, 2008. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following as of December 31:

			Percent
	2009	2008	Change
	(Dollars in thousands)
Demand non-interest bearing	$60,072	$49,820	20.6%
Savings, NOW, and money market deposits	159,316	143,922	10.7%
Time deposits	151,331	151,335	-%

Total deposits	370,719	345,077	7.4%
Federal funds purchased and securities sold under repurchase agreements	16,375	17,351	(5.6)%
Federal Home Loan Bank borrowings	35,500	39,500	(10.1)%

Total deposits and other interest-bearing liabilities	$422,594	$401,928	5.1%

Demand non-interest bearing and savings, NOW, and money market deposits increased, and Federal Home Loan Bank borrowings, time deposits, and federal funds purchased and securities sold under repurchase agreements decreased in 2009. Federal Home Loan Bank borrowings decreased $4,000,000, due to a borrowing that matured in March 2009. The increase in demand non-interest bearing deposits of $10,252,000, along with the increase in savings, NOW, and money market deposits of $15,394,000, was due to the continued strategy of Croghan to build strong relationships with our clients as well as a change in savings patterns experienced throughout the industry. Federal funds purchased and securities sold under repurchase agreements decreased $976,000, or 5.6%, due to the influx of demand deposits that occurred during 2009. The small decrease in time deposits was due to the continued low interest rate environment.
STOCKHOLDERS’ EQUITY
Croghan’s stockholders’ equity is summarized in the following at December 31:

	2009	2008
	(Dollars in thousands)
Common stock	$23,926	$23,926
Surplus	179	179
Retained earnings	38,187	37,281
Accumulated other comprehensive income	1,044	471
Treasury stock	(7,209)	(7,038)

Total stockholders’ equity	$56,127	$54,819

STOCKHOLDERS’ EQUITY (CONTINUED)
Accumulated other comprehensive income consists of the net unrealized gain on securities classified as available-for-sale. At December 31, 2009, Croghan held $105,792,000 of available-for-sale securities with a net unrealized gain of $1,044,000, net of income taxes. This compares to available-for-sale securities of $68,748,000 at December 31, 2008, with a net unrealized gain of $471,000, net of income taxes. The $573,000 change in accumulated other comprehensive income was the result of customary and expected fluctuations in the bond market related to changes in interest rates during 2009. Since management believes that none of Croghan’s investment securities holdings in an unrealized loss position at December 31, 2009 and 2008 are other than temporarily impaired, there were no securities impairment charges made to operations in either 2009 or 2008.
Treasury stock at December 31, 2009 increased $171,000, or 2.4%, as compared to December 31, 2008. During 2009, Croghan repurchased 6,981 of its outstanding shares at an average price of $24.54 per share, all of which were maintained in treasury stock at December 31, 2009.
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
The Federal Reserve Board’s minimum Tier I risk-based and total risk-based capital ratios established for bank holding companies are 4% and 8%, respectively. At December 31, 2009, Croghan had a Tier I risk-based capital ratio of 13.3% and a total risk-based capital ratio of 14.6%. To be considered as “well capitalized” under prompt corrective action provisions, a bank must have a Tier I risk-based capital ratio (as defined) of at least 6% and a total capital ratio (as defined) of at least 10%. At December 31, 2009, the Bank was deemed “well capitalized” with a Tier I risk-based capital ratio of 11.7% and a total risk-based capital ratio of 13.9%. A detailed analysis of the capital amounts and related capital ratios for Croghan and the Bank is included in Note 17 to the Consolidated Financial Statements. Management believes that, as of December 31, 2009 and 2008, Croghan and the Bank met all applicable capital adequacy requirements.
LIQUIDITY
The Bank’s primary sources of liquidity are derived from its core deposit base and stable stockholders’ equity position. Secondary liquidity is provided by adjusting the daily federal funds sold position (when available), by actively managing the investment portfolio, and by adjusting federal funds purchased (borrowed) under established lines of credit from correspondent banks. At December 31, 2009, the Bank had established lines of credit with two correspondent banks to purchase federal funds, which are readily available on an unsecured short-term basis to meet daily liquidity needs as they arise. The average balance borrowed under these lines during 2009 totaled $134,000. The Bank had no federal funds purchased at December 31, 2009 compared to $1,600,000 purchased at December 31, 2008. The Bank also had additional borrowing capacity of $57,551,000 available from the Federal Home Loan Bank of Cincinnati. These funds can be drawn upon subject to adequate pledging of Federal Home Loan Bank stock and eligible residential mortgage loans.
Additionally, the Bank maintains a portion of its assets in liquid form to meet anticipated client loan demands and to fund possible deposit account outflows. At December 31, 2009, liquid assets in the form of cash and cash equivalents totaled $16,724,000, or 3.5%, of total assets. The Bank also had $105,792,000 of available-for-sale securities which management has no current plans of selling, but could provide liquidity should the need arise. Management believes these liquid assets, as well as a staggered maturity schedule for other borrowings, principal pay downs within the investment portfolio, and cash flow from loan repayments provide adequate liquidity for day-to-day operations.
The liquidity needs of Croghan, primarily the need to pay quarterly cash dividends to stockholders, are funded by upstream-dividends from the Bank. Dividends to the holding company from the Bank totaled $2,300,000 in 2009, $2,897,000 in 2008, and $5,378,000 in 2007. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval from the State of Ohio Division of Financial Institutions, provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, the Bank had $2,188,000 available for dividends on January 1, 2010 and projects adequate income throughout 2010 to support Croghan’s cash dividends to stockholders.

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
Croghan monitors its interest rate risk through a sensitivity analysis, which strives to measure potential changes in future earnings and the fair values of its financial instruments that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan’s financial instruments using the interest rates in effect at December 31, 2009. To arrive at fair value estimates, the cash flows from Croghan’s financial instruments are discounted to their approximated present values.
Hypothetical changes in interest rates are applied to those financial instruments, and the cash flows and fair value estimations are then simulated. When calculating the net interest income estimations, hypothetical rates are applied to the financial instruments based upon the assumed cash flows. Croghan has historically applied interest rate “shocks” to its financial instruments of 100 and 200 basis points (up and down) for its net interest income, and 200 basis points (up and down) for the value of its equity. However, because interest rates were below 1.0% at December 31, 2009, the sensitivity analysis can’t be performed with respect to a negative 100 and 200 basis point change in market rates.
The following presents the potential sensitivity in Croghan’s annual net interest income for a 100 and 200 basis-point (i.e., 1.0% and 2.0%) change in market interest rates and the potential sensitivity in the present value of Croghan’s equity for a sudden and sustained 200 basis-point (i.e., 2.0%) change in market interest rates (dollars in thousands):

	December 31, 2009		ALCO Guidelines
	Change in Dollars	Change in Percent	For the Change
	($)	(%)	in Percent (%)

Annual Net Interest Income Impact
For a Change of +100 Basis Points	548	3.1	(10.0)
For a Change of –100 Basis Points	N/A	N/A	10.0
For a Change of +200 Basis Points	554	3.1	(15.0)
For a Change of –200 Basis Points	N/A	N/A	15.0

Impact on the Net Present Value of Equity
For a Change of +200 Basis Points	(10,218)	(9.6)	(20.0)
For a Change of –200 Basis Points	N/A	N/A	20.0
The projected volatility of net interest income and the net present value of equity at December 31, 2009 were within Croghan’s established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS
The following summarizes Croghan’s loan commitments, including letters of credit, as of December 31, 2009 (dollars in thousands):

		Amount of Commitment to Expire Per Period
Type of Commitment	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years

Commercial lines of credit	$ 29,383	$28,085	$187	$ 111	$ 1,000
Real estate lines of credit	30,646	298	650	1,304	28,394
Consumer lines of credit	576	576	-	-	-
Credit card lines of credit	10,670	10,670	-	-	-
Guarantees	-	-	-	-	-

Total Commitments	$71,275	$39,629	$837	$1,415	$29,394

Croghan had $71,275,000 in total loan commitments at December 31, 2009, including $39,629,000 expiring within one year. All lines of credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted below, since Croghan requires that each letter of credit be supported by a loan agreement. Commercial and consumer lines represent both unsecured and secured obligations. Real estate lines are secured by mortgages on residential and non-residential property. Credit card lines are made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly credit card lines, which represent the maximum amount available to all cardholders. Additionally, $26,917,000 of the commercial lines are due on demand, with many of those lines established for seasonal operating purposes.
The following summarizes Croghan’s other contractual obligations as of December 31, 2009 (dollars in thousands):

		Payments Due by Period
Contractual Obligations	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years

Long-term debt	$35,500	$10,000	$15,500	$5,000	$5,000
Capital leases	-	-	-	-	-
Operating leases	290	54	110	104	22
Unconditional purchase obligations	-	-	-	-	-
Other	674	72	-	-	602

Total Obligations	$36,464	$10,126	$15,610	$5,104	$5,624

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
Croghan had no capital leases or unconditional purchase obligations as of December 31, 2009. Additionally, obligations pertaining to deposits or federal funds purchased and securities sold under repurchase agreements are not included. Croghan’s operating lease obligations include the Port Clinton banking center, located in a retail supermarket in the Knollcrest Shopping Center, and an ATM site north of Fremont. Croghan also has various future operating lease obligations aggregating $76,000 at December 31, 2009 for photocopying and mail processing equipment which are not included in the table.
The “Other” contractual obligations totaling $674,000 represent projected payments for the periods indicated to various participants and their designated beneficiaries in the Bank’s various supplemental retirement benefit plans. Of this amount, $215,000 has been accrued as a liability as of December 31, 2009. During the fourth quarter of 2008, these agreements were amended for certain former and current executive officers. Under the terms of these amended agreements, those individuals agreed to accept specified accelerated payments based on a discount rate of 6.0%. The Bank made payments in January 2010 of $72,000 under the amended agreements.

IMPACT OF RECENT ACCOUNTING STANDARDS
A summary of new accounting standards adopted or subject to adoption in 2009, as well as newly-issued but not effective accounting standards at December 31, 2009 is presented in Notes 2 and 23, respectively, to the Consolidated Financial Statements.
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
A goodwill impairment evaluation is performed as of July 1 of each year, to substantiate the balance in goodwill by estimating Croghan’s implied market value based upon recent bank merger and acquisition transactions. If the results indicate that Croghan’s estimated implied value is greater than its total stockholder’s equity plus goodwill as of the evaluation date, then no impairment exists. The most recent valuation, performed July 1, 2009 by an independent valuation specialist, supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of Croghan’s goodwill evaluations have revealed the need for an impairment charge. Management does not believe than any significant conditions have changed relating to the goodwill impairment through December 31, 2009.

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
With the supervision and participation of our President and Chief Executive Officer and our Treasurer, management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth for effective internal control over financial reporting as described in the “Internal Control Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Corporation’s system of internal control over financial reporting is effective as of December 31, 2009.
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

February 12, 2010

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Croghan Bancshares, Inc.
Fremont, Ohio
We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio March 26, 2010

Offices in 17 states and Washington, DC

Croghan Bancshares, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2009	2008
	(Dollars in thousands, except par value)

CASH AND CASH EQUIVALENTS	$16,724	$10,132

SECURITIES
Available-for-sale, at fair value	105,792	68,748
Held-to-maturity, at amortized cost, fair value of $526 in 2009 and $512 in 2008	502	504
Restricted stock	3,844	3,729

Total securities	110,138	72,981

LOANS	324,484	349,433
Less: Allowance for loan losses	4,433	3,287

Net loans	320,051	346,146

PREMISES AND EQUIPMENT, NET	6,863	7,181
CASH SURRENDER VALUE OF LIFE INSURANCE	10,946	10,601
GOODWILL	10,430	10,430
CORE DEPOSIT INTANGIBLE ASSET, NET	173	230
ACCRUED INTEREST RECEIVABLE	1,857	1,874
OTHER REAL ESTATE OWNED	2,330	294
OTHER ASSETS	2,476	607

TOTAL ASSETS	$481,988	$460,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest bearing	$60,072	$49,820
Savings, NOW, and Money Market deposits	159,316	143,922
Time	151,331	151,335

Total deposits	370,719	345,077

Federal funds purchased and securities sold under repurchase agreements	16,375	17,351
Federal Home Loan Bank borrowings	35,500	39,500
Dividends payable	549	551
Other liabilities	2,718	3,178

Total liabilities	425,861	405,657

STOCKHOLDERS’ EQUITY
Common stock, $12.50 par value.
Authorized 6,000,000 shares; issued 1,914,109 shares	23,926	23,926
Surplus	179	179
Retained earnings	38,187	37,281
Accumulated other comprehensive income	1,044	471
Treasury stock, 200,232 shares in 2009 and 193,251 shares in 2008, at cost	(7,209)	(7,038)

Total stockholders’ equity	56,127	54,819

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$481,988	$460,476

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2009	2008	2007
	(Dollars in thousands, except per share data)

INTEREST INCOME
Loans, including fees	$20,305	$22,677	$25,168
Securities:
Obligations of U.S. Government agencies and corporations	2,311	2,037	1,327
Obligations of states and political subdivisions	1,064	798	763
Other	220	233	271
Federal funds sold	-	71	223
Deposits in other banks	26	76	-

Total interest income	23,926	25,892	27,752

INTEREST EXPENSE
Deposits	4,842	6,744	9,324
Other borrowings	1,433	1,416	1,200

Total interest expense	6,275	8,160	10,524

Net interest income	17,651	17,732	17,228

PROVISION FOR LOAN LOSSES	3,000	1,550	100

Net interest income, after provision for loan losses	14,651	16,182	17,128

NON-INTEREST INCOME
Trust income	898	865	888
Service charges on deposit accounts	1,491	1,569	1,551
Gain on sale of loans	289	-	-
Gain on sale of securities	-	19	-
Other	910	961	1,047

Total non-interest income	3,588	3,414	3,486

NON-INTEREST EXPENSES
Salaries, wages, and employee benefits	7,574	7,621	7,186
Occupancy of premises	834	900	837
Amortization of core deposit intangible asset	57	58	58
Other operating	5,716	4,947	4,674

Total non-interest expenses	14,181	13,526	12,755

Income before federal income taxes	4,058	6,070	7,859

FEDERAL INCOME TAXES	952	1,718	2,348

NET INCOME	$3,106	$4,352	$5,511

NET INCOME PER SHARE, based on
1,719,509 shares in 2009,
1,732,611 shares in 2008, and
1,763,320 shares in 2007	$1.81	$2.51	$3.13

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended December 31, 2009, 2008, and 2007
				Accumulated
				other
	Common		Retained	comprehensive	Treasury
	stock	Surplus	earnings	income (loss)	stock	Total
	(Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 2006	$23,926	$171	$31,961	$(206)	$(4,689)	$51,163

Comprehensive income:
Net income	-	-	5,511	-	-	5,511
Change in net unrealized gain (loss), net of related income taxes	-	-	-	363	-	363

Total comprehensive income						5,874

Purchase of 41,051 treasury shares	-	-	-	-	(1,598)	(1,598)
Proceeds from sale of 763 treasury shares	-	8	-	-	21	29
Cash dividends declared, $1.24 per share	-	-	(2,180)	-	-	(2,180)

BALANCE AT DECEMBER 31, 2007	23,926	179	35,292	157	(6,266)	53,288

Cumulative effect of change in accounting principle, net of income taxes	-	-	(149)	-	-	(149)
Comprehensive income:
Net income	-	-	4,352	-	-	4,352
Change in net unrealized gain, net of reclassification adjustments and related income taxes	-	-	-	314	-	314

Total comprehensive income						4,666

Purchase of 24,560 treasury shares	-	-	-	-	(772)	(772)
Cash dividends declared, $1.28 per share	-	-	(2,214)	-	-	(2,214)

BALANCE AT DECEMBER 31, 2008	23,926	179	37,281	471	(7,038)	54,819

Comprehensive income:
Net income	-	-	3,106	-	-	3,106
Change in net unrealized gain, net of related income taxes	-	-	-	573	-	573

Total comprehensive income						3,679

Purchase of 6,981 treasury shares	-	-	-	-	(171)	(171)
Cash dividends declared, $1.28 per share	-	-	(2,200)	-	-	(2,200)

BALANCE AT DECEMBER 31, 2009	$23,926	$179	$38,187	$1,044	$(7,209)	$56,127

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2009	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,106	$4,352	$5,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	975	1,073	1,054
Provision for loan losses	3,000	1,550	100
Deferred federal income taxes	(441)	(149)	(108)
Gain on sale of loans	(289)	-	-
Loss on sale or write-down of other real estate owned	24	-	-
Federal Home Loan Bank stock dividends	-	(100)	-
Increase in cash value of life insurance	(345)	(374)	(355)
Net amortization of security premiums and discounts	314	75	189
Provision for deferred compensation	8	142	-
Gain on sale of securities	-	(19)	-
Gain on disposal of premises	(39)	-	-
Proceeds from sale of loans, net of originations	180	-	-
Decrease in accrued interest receivable	17	42	355
Decrease (increase) in other assets	(1,767)	23	(29)
Increase (decrease) in other liabilities	175	174	(185)

Net cash provided by operating activities	4,918	6,789	6,532

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of securities	23,036	14,111	15,909
Proceeds from sales of available-for-sale securities	-	3,899	-
Proceeds from sale of other real estate owned	82	246	-
Proceeds from disposal of premises and equipment	67	124	11
Purchases of available-for-sale securities	(59,523)	(38,993)	(5,114)
Purchase of restricted stock	(115)	-	-
Net decrease (increase) in loans	20,953	(1,080)	6,422
Additions to premises and equipment	(621)	(667)	(756)

Net cash provided by (used in) investing activities	(16,121)	(22,360)	16,472

Croghan Bancshares, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years ended December 31,
	2009	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$25,642	$(17,756)	$(8,361)
Increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(976)	6,245	(4,282)
Borrowed funds:
Proceeds	2,000	15,000	19,000
Repayments	(6,000)	-	(12,100)
Proceeds from sale of treasury shares	-	-	29
Cash dividends paid	(2,202)	(2,204)	(2,175)
Purchase of treasury stock	(171)	(772)	(1,598)
Payment of deferred compensation	(498)	(159)	(11)

Net cash provided by (used in) financing activities	17,795	354	(9,498)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,592	(15,217)	13,506

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,132	25,349	11,843

CASH AND CASH EQUIVALENTS AT END OF YEAR	$16,724	$10,132	$25,349

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$7,094	$8,240	$10,773

Federal income taxes	$1,400	$1,790	$2,365

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain on available-for-sale securities	$(296)	$(161)	$(187)

Cumulative effect of change in accounting principle – other liabilities	$-	$(226)	$-

Deferred income taxes on cumulative effect of change in accounting principle	$-	$77	$-

Non-cash investing activity:
Change in net unrealized gain on available-for-sale securities	$869	$475	$550

Non-cash operating and investing activity:
Transfer of loans to other real estate owned	$2,142	$540	$-

The accompanying notes are an integral part of the consolidated financial statements.

Croghan Bancshares, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Croghan Bancshares, Inc. (the “Corporation” or “Croghan”) was incorporated on September 27, 1983 in the state of Ohio. The Corporation is a bank holding company and has one wholly-owned subsidiary, The Croghan Colonial Bank (the “Bank”). The Corporation, through its subsidiary, operates in one industry segment, the commercial banking industry. The Bank, an Ohio chartered bank organized in 1888, has its main office in Fremont, Ohio and has branch offices located in Bellevue, Clyde, Custar, Fremont, Green Springs, Monroeville, Norwalk and Port Clinton, Ohio. The Bank’s primary source of revenue is providing loans to customers primarily located in Sandusky County, Ottawa County, Wood County, the Village of Green Springs and the northwest portion of Huron County, which includes the Cities of Bellevue and Norwalk and the Village of Monroeville. Such customers are predominantly small and middle-market businesses and individuals.
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
Restrictions on Cash
The Bank was required to have $275,000 of non-interest bearing cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2009 and 2008.
Securities
The Bank has designated substantially all securities as available-for-sale. The Bank has one security designated as held-to-maturity, which is carried at amortized cost. Securities designated as available-for-sale are carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as a separate component of stockholders’ equity.
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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
The allowance consists of specific, general and secondary components. For loans that are classified as impaired, a specific reserve is established when the discounted cash flow (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers classified (i.e., substandard or special mention) loans which are not impaired, as well as non-classified loans and is generally based on historical loss experience adjusted for qualitative factors. The secondary component is maintained to cover economic and other external factors that could affect management’s estimate of probable losses and considers the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Other Real Estate Owned
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
Servicing
Mortgage servicing rights are recognized as an asset when acquired through sale of loans. Capitalized servicing rights are reported in other assets and amortized to expense in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Mortgage servicing rights are evaluated for impairment based upon the estimated fair value of the rights as compared to amortized cost. Fair value is determined based upon estimated discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount.
Servicing fee income is recorded for fees earned for servicing loans and is included in other operating income, net of amortization of mortgage servicing rights.
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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
Reclassifications
Certain reclassifications of the 2008 amounts have been made to conform with the 2009 presentation.

NOTE 2 - NEW ACCOUNTING STANDARDS
In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2009-01 (formerly FASB No. 168), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. The Accounting Standards Codification (ASC) is the single source of authoritative non-governmental U.S. Generally Accepted Accounting Principles (GAAP). The ASC does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered nonauthoritative. The ASC was effective for financial statements issued for periods ending after September 15, 2009. The adoption of ASU No. 2009-01 did not have a material impact on the consolidated results of operations or financial position of the Corporation as it only required changes to GAAP references in the financial statements.
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations”, which is codified in ASC 805-20. ASC 805-20 recognizes and measures the goodwill acquired in a business combination, defines a bargain purchase, and requires the acquirer to recognize that excess as a gain attributable to the acquirer. In contrast, Statement of Financial Accounting Standards No. 141 (SFAS 141) required a bargain purchase or “negative goodwill” to be allocated as a pro rata reduction of the amounts assigned to assets acquired. ASC 805-20 also requires the expensing of transaction costs that were previously capitalized as part of the cost of the transaction under SFAS 141. ASC 805-20 applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. The Corporation has not entered into any business combination transactions since the effective date of ASC 805-20.
Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”, which is codified in ASC 815-10, requires qualitative disclosures about objectives and strategies for using derivative instruments, quantitative disclosures about fair value amount of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. ASC 815-10 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since the Corporation has not held any derivative instruments or conducted hedging activities, adoption of ASC 815-10 did not have any impact on the consolidated financial statements.
In April 2009, the FASB issued Staff Positions (FSP) No. 115-2 and No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, which is codified in ASC 320-10-35, which amends existing guidance for determining whether an impairment is other-than-temporary for debt securities. ASC 320-10-35 requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, ASC 320-10-35 expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. ASC 320-10-35 is effective for interim and annual reporting periods ending after June 15, 2009. The Corporation adopted ASC 320-10-35 in the second quarter of 2009, but the adoption did not have any impact on the consolidated financial statements since the Corporation did not hold any other-than-temporarily impaired debt securities.
In April 2009, the FASB issued Staff Position No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” which is codified in ASC 820-10-65. ASC 820-10-65 emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. ASC 820-10-65 provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. ASC 820-10-65 also requires increased disclosures. ASC 820-10-65 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. There was no impact on the consolidated financial statements of the Corporation as a result of the adoption of ASC 820-10-65 during the second quarter of 2009.

NOTE 3 - CASH AND CASH EQUIVALENTS
Cash and cash equivalents as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
	(Dollars in thousands)

Cash and due from banks	$15,928	$10,099
Interest-bearing deposits in other banks	796	33

Total	$16,724	$10,132

NOTE 4 – SECURITIES
The amortized cost and fair value of securities as of December 31, 2009 and 2008 were as follows:

	2009		2008
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(Dollars in thousands)
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$ 65,927	$66,729	$45,928	$46,481
Obligations of states and political subdivisions	37,933	38,713	21,757	21,917
Other	350	350	350	350

Total available-for-sale	104,210	105,792	68,035	68,748

Held-to-maturity – corporate debt obligation	502	526	504	512

Restricted stock	3,844	3,844	3,729	3,729

Total	$108,556	$110,162	$72,268	$72,989

A summary of gross unrealized gains and losses on securities at December 31, 2009 and 2008 follows:

	2009		2008
	Gross	Gross	Gross	Gross
	unrealized	unrealized	unrealized	unrealized
	gains	losses	gains	losses
	(Dollars in thousands)
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$1,153	$351	$ 588	$ 35
Obligations of states and political subdivisions	871	91	440	280

Total available-for-sale	2,024	442	1,028	315

Held-to-maturity – corporate debt obligation	24	-	8	-

Total	$2,048	$442	$1,036	$315

NOTE 4 - SECURITIES (CONTINUED)
The amortized cost and fair value of securities at December 31, 2009, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity

	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(Dollars in thousands)

Due in one year or less	$ 1,516	$1,530	$ -	$ -
Due after one year through five years	15,176	15,817	502	526
Due after five years through ten years	21,311	21,781	-	-
Due after ten years	65,857	66,314	-	-
Other equity security having no maturity date	350	350	-	-

Total	$104,210	$105,792	$502	$526

Securities with a carrying value of $72,201,000 at December 31, 2009 and $52,608,000 at December 31, 2008 were pledged to secure public deposits and for other purposes as required or permitted by law.
Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank of Cincinnati stock amounted to $2,551,000 at December 31, 2009 and 2008. The Bank’s investment in Federal Reserve Bank of Cleveland stock amounted to $1,118,000 at December 31, 2009 and 2008.
Gross gains realized from sales of securities available-for-sale amounted to $26,000 in 2008, with the income tax provision applicable to such gains amounting to $9,000. Gross losses realized from sales of securities available-for-sale amounted to $7,000 in 2008, with the income tax provision applicable to such losses amounting to $2,000. There were no gross gains or losses realized from sales of securities available-for-sale for 2009 and 2007.

NOTE 4 - SECURITIES (CONTINUED)
The following presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	Securities in a continuous unrealized loss position

	Less than		12 months
	12 months		or more		Total

	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	losses	value	losses	value	losses	value
	(Dollars in thousands)
2009
Obligations of U.S. Government agencies and corporations	$295	$26,151	$56	$1,931	$351	$28,082
Obligations of states and political subdivisions	84	7,678	7	226	91	7,904

Total temporarily impaired securities	$379	$33,829	$63	$2,157	$442	$35,986

2008
Obligations of U.S. Government agencies and corporations	$ 35	$9,597	$ -	$-	$ 35	$9,597
Obligations of states and political subdivisions	280	5,988	-	-	280	5,988

Total temporarily impaired securities	$315	$15,585	$ -	$-	$315	$15,585

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
At December 31, 2009, there were 16 securities in an unrealized loss position, with two being in a continuous unrealized loss position for twelve months or more. When evaluating these securities for impairment, management considers the issuer’s financial condition, whether the securities are issued by federally-sponsored government agencies or political subdivisions, whether downgrades by the bond rating agencies have occurred, industry analyst reports, and volatility in the bond market. Management has concluded that the unrealized losses as of December 31, 2009 were primarily the result of customary and expected fluctuations in the bond market related to changes in interest rates. As management has the ability and intent to hold debt securities until maturity, or for a period of time sufficient to allow for any anticipated recovery in fair value for securities classified as available-for-sale, all security impairments as of December 31, 2009 are considered temporary.

NOTE 5 - LOANS
Loans at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	(Dollars in thousands)

Commercial, financial, and agricultural	$27,311	$32,566
Real estate:
Residential mortgage	129,931	147,050
Non-residential mortgage	146,485	142,452
Construction	5,828	9,952
Consumer	12,333	14,843
Credit card	2,596	2,570

Total	$324,484	$349,433

Fixed-rate loans amounted to $95,772,000 at December 31, 2009 and $95,954,000 at December 31, 2008.
The Bank’s investment in impaired loans amounted to $5,903,000 at December 31, 2009 and $1,845,000 at December 31, 2008. The following information is provided with respect to impaired loans:

	2009	2008	2007
	(Dollars in thousands)

Average investment in impaired loans	$5,024	$1,661	$3,119

Interest income recognized on impaired loans	$33	$39	$176

Interest income recognized on a cash basis on impaired loans	$33	$39	$176

Impaired loans have a related allowance for loan losses of $249,000 at December 31, 2009 and $114,000 at December 31, 2008. The following is a summary of the activity in the allowance for loan losses of impaired loans, which is part of the Bank’s overall allowance for loan losses summarized in Note 6, for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of year	$114	$909	$865
Provision charged to operations	1,172	649	116
Loans charged-off	(1,037)	(1,444)	(72)

Balance at end of year	$249	$114	$909

No additional funds are committed to be advanced in connection with impaired loans.
Loans on nonaccrual of interest amounted to $5,903,000 at December 31, 2009 and $1,845,000 at December 31, 2008. Loans 90 days or more past due and still accruing interest amounted to $45,000 at December 31, 2009 and $334,000 at December 31, 2008.

NOTE 5 - LOANS (CONTINUED)
Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $1,108,000 and $1,101,000 at December 31, 2009 and 2008, respectively. The following is a summary of activity during 2009, 2008, and 2007, with loan renewals included in additions and repayments:

	Balance at			Balance
	beginning	Additions	Repayments	at end
	(Dollars in thousands)

2009	$1,101	$237	$230	$1,108

2008	$ 864	$442	$205	$1,101

2007	$ 848	$133	$117	$ 864

Most of the Bank’s lending activity is with clients primarily located within Sandusky County, Ottawa County, Wood County, the Village of Green Springs, and a portion of Huron County. Credit concentrations, as determined using the North American Industry Classification System, that exceeded 5% of total loans at December 31, 2009 and 2008 included $20,183,000 and $23,918,000, respectively, to borrowers in the construction industry; $26,945,000 and $31,255,000, respectively, to borrowers in the accommodation and food service industry; and $32,733,000 and $39,708,000, respectively, to borrowers in the manufacturing industry.
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
NOTE 6 - ALLOWANCE FOR LOAN LOSSES
The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of year	$3,287	$3,358	$3,600
Provision charged to operations	3,000	1,550	100
Loans charged-off	(2,021)	(1,741)	(499)
Recoveries of loans charged-off	167	120	157

Balance at end of year	$4,433	$3,287	$3,358

NOTE 7 - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31, 2009 and 2008:

	2009	2008
	(Dollars in thousands)

Land and improvements	$1,374	$1,339
Buildings	10,565	10,283
Equipment	6,294	6,054

	18,233	17,676
Less accumulated depreciation	11,370	10,495

Premises and equipment, net	$6,863	$7,181

Depreciation of premises and equipment amounted to $911,000 in 2009, $1,016,000 in 2008, and $996,000 in 2007.
NOTE 8 - SECONDARY MARKET LENDING
During 2009, the Bank commenced selling substantially all qualified fixed-rate residential real estate loans which it originates. During 2009, the Bank sold approximately $13,900,000 of loans resulting in net gains of $289,000, including $109,000 of gains resulting from capitalized mortgage servicing rights. The unpaid principal balances of mortgage loans serviced for others, approximating $13,454,000 at December 31, 2009, are not included in the accompanying 2009 consolidated balance sheet. Amortization of mortgage servicing rights amounted to $7,000 in 2009 and is reported as a reduction of other operating income. Mortgage servicing rights are included in other assets in the 2009 consolidated balance sheet and amounted to $102,000 at December 31, 2009.
NOTE 9 - DEPOSITS
Time deposits at December 31, 2009 and 2008 included individual deposits of $100,000 and over amounting to $50,095,000 and $46,790,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $1,340,000 in 2009, $1,495,000 in 2008, and $1,541,000 in 2007.
At December 31, 2009, the scheduled maturities of time deposits were as follows (dollars in thousands):

2010	$88,615
2011	38,726
2012	10,534
2013	10,008
2014	1,028
Thereafter	2,420

Total	$151,331

NOTE 10 - BORROWED FUNDS
At December 31, 2009 and 2008, all borrowed funds consisted of Federal Home Loan Bank borrowings as follows:

	2009	2008
	(Dollars in thousands)

Secured note, with interest at 4.62%, due March 2009	$-	$4,000
Secured notes, with interest at 3.87%, due December 2010	10,000	10,000
Secured note, with interest at 4.32%, due February 2011	3,000	3,000
Secured note, with interest at 2.88%, due April 2011	5,000	5,000
Secured note, with interest at 3.87%, due September 2011	5,000	5,000
Secured note, with interest at 4.86%, due December 2012	2,500	2,500
Secured note, with interest at 2.74%, due December 2013	5,000	5,000
Secured note, with interest at 4.45%, due February 2017	5,000	5,000

Total	$35,500	$39,500

Scheduled maturities of borrowed funds, all fixed-rate, at December 31, 2009 were as follows (dollars in thousands):

2010	$10,000
2011	13,000
2012	2,500
2013	5,000
2017	5,000

Total	$35,500

The Federal Home Loan Bank notes require monthly interest payments and are secured by stock in the Federal Home Loan Bank of Cincinnati and eligible mortgage loans totaling $188,686,000 at December 31, 2009.
At December 31, 2009, the Bank has available borrowings of $57,551,000 under its line of credit with the Federal Home Loan Bank. In addition, the Bank had $16,500,000 of short-term borrowing availability at December 31, 2009, under lines of credit with two correspondent banks.
NOTE 11 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.
NOTE 12 - OTHER COMPREHENSIVE INCOME
The changes in the components of other comprehensive income and related tax effects were as follows for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
	(Dollars in thousands)

Unrealized gains on available-for-sale securities	$869	$494	$550
Reclassification adjustments for securities gains included in income	-	(19)	-

Net unrealized gains	869	475	550

Tax effect	296	161	187

Net-of-tax amount	$573	$314	$363

NOTE 13 - OTHER OPERATING EXPENSES
The following is a summary of other operating expenses for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
	(Dollars in thousands)

Equipment and vehicle	$1,195	$1,263	$1,196
Professional and examination	711	622	619
FDIC premium assessments	669	50	43
Postage, stationery, and supplies	542	523	513
State franchise and other taxes	516	500	496
Advertising and marketing	192	208	179
Third party computer processing	275	290	241
MasterCard franchise and processing	152	141	155
Other	1,464	1,350	1,232

Total	$5,716	$4,947	$4,674

NOTE 14 - FEDERAL INCOME TAXES
The provision for federal income taxes consisted of the following for 2009, 2008, and 2007:

	2009	2008	2007
	(Dollars in thousands)

Current	$1,393	$1,867	$2,456
Deferred	(441)	(149)	(108)

Total	$952	$1,718	$2,348

The income tax provision attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	2009	2008	2007
	(Dollars in thousands)

Expected tax using statutory tax rate of 34%	$1,380	$2,064	$2,672
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(364)	(274)	(264)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	27	27	34
Increase in cash value of life insurance policies	(117)	(127)	(121)
Other, net	26	28	27

Total	$952	$1,718	$2,348

The deferred federal income tax credit of $441,000 in 2009, $149,000 in 2008, and $108,000 in 2007, resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

NOTE 14 - FEDERAL INCOME TAXES (CONTINUED)
The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2009 and 2008 are presented below:

	2009	2008
	(Dollars in thousands)

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	$538	$242
Purchase accounting basis difference	236	279
Depreciation of premises and equipment	154	199
Federal Home Loan Bank stock dividends	455	455
Direct financing leases	278	353
Deferred loan costs and other	129	75

Total deferred tax liabilities	1,790	1,603

Deferred tax assets:
Allowance for loan losses	1,087	697
Accrued expenses and other	516	574

Total deferred tax assets	1,603	1,271

Net deferred tax liabilities	$187	$332

The net deferred tax liabilities at December 31, 2009 and 2008 are included in other liabilities in the consolidated balance sheets.
Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2009 and 2008.
The Corporation has adopted the policy of classifying any interest and penalties resulting from the filing of its income tax returns in the provision for income taxes. In management’s determination, the Corporation has no tax positions for which it deems reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease within the 12 months subsequent to December 31, 2009 and 2008. The tax years that remain open and subject to examination as of December 31, 2009 are years 2006 – 2008 for Federal and the state of Ohio.

NOTE 15 - EMPLOYEE BENEFITS
The Bank sponsors The Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both profit sharing and employer matching contributions. The Plan permits the investing in the Corporation’s stock subject to various limitations. The Bank’s profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2009, 2008, and 2007 amounted to $353,000, $357,000, and $334,000, respectively. The sale of shares from treasury in 2007 represented shares purchased by the Plan. As of December 31, 2009, the Plan held 21,132 shares of the Corporation’s common stock.
The Bank has entered into various split-dollar life insurance arrangements, including agreements with certain officers and employees of the Bank to provide for supplemental retirement benefits. All split-dollar policies required the payment of single premiums. The cash value of all split-dollar policies amounted to $10,946,000 and $10,601,000 at December 31, 2009 and 2008, respectively.
During 2007, the FASB issued Emerging Issues Task Force 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsed Split-Dollar Life Insurance Arrangements, which is codified in ASC 715-60, which requires an employer to recognize a liability for postemployment death benefits provided under endorsement split-dollar agreements. An endorsement split-dollar agreement is an arrangement whereby an employer owns a life insurance policy that covers the life of an employee and, pursuant to a separate agreement, endorses a portion of the policy’s death benefits to the insured employee’s beneficiary. ASC 715-60 clarifies that such liability be provided over the estimated service period of the employee rather than over the life expectancy of the employee. As a result of the adoption of ASC 715-60, effective January 1, 2008, the Bank recognized a cumulative effect adjustment (decrease) to retained earnings of $149,000 representing additional liability ($226,000) required to be provided under ASC 715-60 relating to the Bank’s agreements, net of deferred income taxes ($77,000).
In connection with the agreements, the Bank provided an estimated liability for accumulated supplemental retirement benefits of $215,000 at December 31, 2009 and $705,000 at December 31, 2008, which is included in other liabilities in the accompanying consolidated balance sheets. During the fourth quarter of 2008, these agreements were amended for certain former and current executive officers. Under the terms of the amended agreements, these individuals have agreed to accept specified accelerated payments based on a discount rate of 6.0%. The Bank made payments in January 2009 of $498,000 and in January 2010 of $72,000 under the amended agreements.
The Bank recognized a provision for deferred compensation of $8,000 in 2009 and $142,000 in 2008 (none in 2007).
No other postretirement or postemployment benefits are offered to retirees or employees.
The stockholders of the Corporation have approved the adoption of a stock option and incentive plan. However, no options or incentives have been awarded under the plan.

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
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
The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2009 and 2008:

	Contract amount

	2009	2008
	(Dollars in thousands)
Commitments to extend credit, including commitments to grant loans and unfunded commitments under lines of credit	$69,749	$73,821

Standby letters of credit	$1,526	$258

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
Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2009, standby letters of credit aggregating $1,526,000 with $1,515,000 expiring in 2010 and $11,000 expiring in 2011. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.
NOTE 17 - REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2009, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTE 17 - REGULATORY MATTERS (CONTINUED)
The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2009 and 2008 are also presented in the following:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2009
Total Capital
(to Risk Weighted Assets)
Consolidated	$48,693	14.6%	$26,700	≥ 8.0%	N/A	N/A

Bank	46,331	13.9%	26,672	≥ 8.0%	$33,341	≥ 10.0%

Tier I Capital
(to Risk-Weighted Assets)
Consolidated	44,470	13.3%	13,350	≥ 4.0%	N/A	N/A

Bank	39,108	11.7%	13,336	≥ 4.0%	20,004	≥ 6.0%

Tier I Capital
(to Average Assets)
Consolidated	44,470	9.5%	18,638	≥ 4.0%	N/A	N/A

Bank	39,108	8.4%	18,624	≥ 4.0%	23,280	≥ 5.0%

As of December 31, 2008
Total Capital
(to Risk-Weighted Assets)
Consolidated	$46,975	13.9%	$27,077	≥ 8.0%	N/A	N/A

Bank	45,564	13.5%	27,049	≥ 8.0%	$33,812	≥ 10.0%

Tier I Capital
(to Risk-Weighted Assets)
Consolidated	43,688	12.9%	13,539	≥ 4.0%	N/A	N/A

Bank	38,277	11.3%	13,525	≥ 4.0%	20,287	≥ 6.0%

Tier I Capital
(to Average Assets)
Consolidated	43,688	9.8%	17,796	≥ 4.0%	N/A	N/A

Bank	38,277	8.6%	17,782	≥ 4.0%	22,228	≥ 5.0%

NOTE 17 – REGULATORY MATTERS (CONTINUED)
On a parent company only basis, the Corporation’s primary source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, $2,188,000 was available for dividends on January 1, 2010, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.
The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.
NOTE 18 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION
A summary of condensed financial information of the parent company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 was as follows:

CONDENSED BALANCE SHEETS	2009	2008
	(Dollars in thousands)
Assets:
Cash	$18	$-
Dividends receivable from subsidiary	549	551
Investment in subsidiary	50,765	49,408
Subordinated note receivable from subsidiary, including accrued interest of $25 in 2009 and $94 in 2008	5,025	5,094
Available-for-sale security	350	350

Total assets	$56,707	$55,403

Liability – dividends and other payables	$580	$584

Stockholders’ equity:
Common stock	23,926	23,926
Surplus	179	179
Retained earnings	38,187	37,281
Accumulated other comprehensive income	1,044	471
Treasury stock	(7,209)	(7,038)

Total stockholders’ equity	56,127	54,819

Total liabilities and stockholders’ equity	$56,707	$55,403

NOTE 18 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF OPERATIONS	2009	2008	2007
	(Dollars in thousands)

Income – dividends from subsidiary	$2,300	$2,897	$5,378
Interest income on subordinated note from subsidiary	200	200	200
Professional fees, interest, and other expenses	(167)	(123)	(209)

Income before income taxes and equity in undistributed net income of subsidiary	2,333	2,974	5,369

Federal income tax provision (credit)	11	26	(3)

Income before equity in undistributed net income of subsidiary	2,322	2,948	5,372

Equity in net income of subsidiary, less dividends	784	1,404	139

Net income	$3,106	$4,352	$5,511

CONDENSED STATEMENTS OF CASH FLOWS	2009	2008	2007
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$3,106	$4,352	$5,511
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary, less dividends	(784)	(1,404)	(139)
Decrease (increase) in dividends receivable	2	(10)	95
Decrease in accrued interest receivable	69	6	1
Decrease in other assets	–	3	21
Increase (decrease) in other liabilities	(2)	16	(155)

Net cash provided by operating activities	2,391	2,963	5,334

Cash flows from financing activities:
Repayment of borrowed funds	-	-	(1,600)
Proceeds from sale of treasury shares	-	-	29
Cash dividends paid	(2,202)	(2,204)	(2,175)
Purchase of treasury shares	(171)	(772)	(1,598)

Net cash used in financing activities	(2,373)	(2,976)	(5,344)

Net increase (decrease) in cash	18	(13)	(10)

Cash at beginning of year	-	13	23

Cash at end of year	$18	$-	$13

Under a program initially approved by the Board of Directors in 2002, the Corporation periodically purchases shares of its common stock in the over-the-counter market. Continuation of the program is approved by the Board of Directors on a regular basis.
The decision whether to purchase shares, the number of shares to be purchased and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, the Corporation has repurchased 208,294 common shares in the open market, with 200,232 shares remaining as treasury stock at December 31, 2009.

NOTE 19 - FAIR VALUE MEASUREMENTS
Effective January 1, 2008, the Corporation adopted the provisions of SFAS No. 157, Fair Value Measurements, which is codified in ASC 820-10. ASC 820-10 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.
ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.
Nonfinancial assets and liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Nonfinancial assets measured at fair value on a nonrecurring basis include nonfinancial assets and liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other nonfinancial long-lived assets measured at fair value for impairment assessment, such as other real estate owned. In accordance with Financial Accounting Standards Board Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157, the Corporation delayed the application of ASC 820-10 for the disclosure of the fair value measurements of nonfinancial assets and liabilities until January 1, 2009.
ASC 820-10 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820-10 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 – Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Corporation’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Corporation’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.
There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy due to the lack of observable quotes in inactive markets for those instruments at December 31, 2009 and 2008.

NOTE 19 - FAIR VALUE MEASUREMENTS (CONTINUED)
The following summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
	inputs	inputs	inputs	fair value
	(Dollars in thousands)
2009
Recurring:
Securities available-for-sale	$-	$105,792	$-	$105,792

Nonrecurring:
Other real estate owned	$-	$-	$2,330	$2,330
Impaired loans	-	-	5,654	5,654

Total nonrecurring	$-	$-	$7,984	$7,984

2008
Recurring:
Securities available-for-sale	$-	$68,748	$-	$68,748

Nonrecurring:
Impaired loans	$-	$-	$1,731	$1,731

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
Securities Available-for-Sale
Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include corporate and municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2009 and 2008.
Impaired Loans
The Corporation does not record impaired loans at fair value on a recurring basis. However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria. Due to the significance of the Level 3 inputs, impaired loans fair values have been classified as Level 3.
Other Real Estate Owned
The Corporation values other real estate owned at the estimated fair value of the underlying collateral less expected selling costs. Such values are estimated primarily using appraisals and reflect a market value approach. Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of recognized financial instruments at December 31, 2009 and 2008 was as follows:

	2009		2008
		Estimated		Estimated
	Carrying	fair	Carrying	fair
	amount	value	amount	value
	(Dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$ 16,724	$ 16,724	$ 10,132	$ 10,132
Securities	110,138	110,162	72,981	72,989
Loans, net	320,051	320,047	346,146	354,065

Total	$446,913	$446,933	$429,259	$437,186

FINANCIAL LIABILITIES
Deposits	$370,719	$372,312	$345,077	$346,575
Federal funds purchased and securities sold under repurchase agreements	16,375	16,327	17,351	16,575
Federal Home Loan Bank borrowings	35,500	37,108	39,500	41,036

Total	$422,594	$425,747	$401,928	$404,186

The preceding summary does not include accrued interest receivable, cash surrender value of life insurance, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.
The Bank also has unrecognized financial instruments which relate to commitments to extend credit and standby letters of credit. The contract amount of such financial instruments, $71,275,000 at December 31, 2009 and $74,079,000 at December 31, 2008, is considered to be the fair value since they represent commitments at current interest rates.
The following methods and assumptions were used to estimate fair value of each class of financial instruments:
Cash and Cash Equivalents
Fair value is determined to be the carrying amount for these items because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.
Securities
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
Loans
Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed-rate loans, the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Deposit Liabilities
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
Other Financial Instruments
The fair value of federal funds purchased and securities sold under repurchase agreements, as well as Federal Home Loan Bank borrowings is determined based on a discounted cash flow analysis using current interest rates.
The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
NOTE 21 - COMMITMENTS AND CONTINGENCIES
The Bank has entered into multi-year agreements to lease certain of its facilities, as well as equipment under various short-term operating leases. Rent expense under these various agreements amounted to $76,000 in 2009, $55,000 in 2008 and $45,000 in 2007. Future minimum lease payments under long-term operating leases aggregate $290,000 at December 31, 2009 as follows: 2010, $54,000; 2011 through 2013, $55,000; 2014, $49,000; and 2015, $22,000.
In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.
NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2009 and 2008:

	Interest	Net interest	Net	Net income
	income	income	income	per share
	(Dollars in thousands, except per share data)
2009
First quarter	$6,014	$4,369	$871	$.51
Second quarter	6,013	4,411	873	.51
Third quarter	5,954	4,396	371	.22
Fourth quarter	5,945	4,475	991	.57

2008
First quarter	$6,574	$4,226	$812	$.47
Second quarter	6,418	4,376	1,195	.68
Third quarter	6,529	4,554	1,255	.73
Fourth quarter	6,371	4,576	1,090	.63

NOTE 23 - NEWLY-ISSUED BUT NOT EFFECTIVE ACCOUNTING STANDARDS
ASC 860-10 addresses accounting for transfers of financial assets. Among other requirements, ASC 860-10 removes the concept of qualifying special purpose entity and removes the exception from applying consolidation of variable interest entities to qualifying special-purpose entities. The objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The Corporation is required to adopt ASC 860-10 effective January 1, 2010. Among other things, ASC 860-10 applies to any transfer of financial assets, which for the Corporation primarily relates to loan participations sold. The adoption is not expected to have a material impact on the Corporation’s consolidated financial statements.
NOTE 24 - SUBSEQUENT EVENTS
Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2009, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2009, have been recognized in the consolidated financial statements for the year ended December 31, 2009. Events or transactions that provided evidence about conditions that did not exist at December 31, 2009, but arose before the consolidated financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2009.
This information is an integral part of the accompanying consolidated financial statements.

Directors	Officers

Croghan Bancshares, Inc.	Croghan Bancshares, Inc.
The Croghan Colonial Bank

Michael D. Allen Sr.	Steven C. Futrell
Executive Vice President/General Manager	President/CEO
International Metal Hose Company
Thomas J. Elder Jr.
James E. Bowlus	Vice President
President/Treasurer
Fremont Candy & Cigar, Inc.	Barry F. Luse
Vice President/Secretary
James R. Faist
Vice President of Finance	Kendall W. Rieman
Crown Battery Manufacturing Company	Vice President/Treasurer

Steven C. Futrell	John C. Hoffman
President/CEO	Assistant Treasurer
The Croghan Colonial Bank
Claire F. Johansen	Directors Emeriti
Owner
Lane of Dreams Farm LLC	Ted L. Hilty
Thomas F. Hite
Stephen A. Kemper	Don W. Miller
Owner	Robert H. Moyer
Kemper Iron & Metal Company	Albert C. Nichols
J. Terrence Wolfe
Daniel W. Lease	Claude E. Young
Vice President Administration/CFO
Whetstone Technology LLC
Thomas W. McLaughlin	Senior Management
Vice President/CFO
Underground Utilities, Inc.	Jodi A. Albright
Thomas J. Elder Jr.
Allan E. Mehlow	Steven C. Futrell
Chief Financial Officer	Michael J. Hartenstein
The Mosser Group/WMOG Inc.	Barry F. Luse
Kendall W. Rieman
Gary L. Zimmerman	Pamela J. Swint
President
Swint-Reineck Hardware, Inc.