Form 10-K, Exhibit 13
period 2013-12-31
CROGHAN BANCSHARES INC
filed 2014-03-28
CIK 887149

Exhibit 13

CROGHAN BANCSHARES, INC.

Celebrating 125 Years

2013 ANNUAL REPORT

DIRECTORS

Croghan Bancshares, Inc.
The Croghan Colonial Bank

James E. Bowlus, Lead Director
President/Treasurer
Fremont Candy & Cigar, Inc.

Michael D. Allen Sr.
Executive Vice President/General Manager
International Metal Hose Company

John J. Caputo
Co-Owner/Vice President
Jack Bradley Realty Company

James C. Dunn
Co-Owner
Dunn Chevrolet Buick

James R. Faist
Retired

Claire F. Johansen
Owner
Lane of Dreams Farm, LLC

Stephen A. Kemper
Owner
Kemper Iron & Metal Company

Daniel W. Lease
Vice President Administration/CFO
WT Holdings, LLC

Thomas W. McLaughlin
Vice President/CFO
Underground Utilities, Inc.

Allan E. Mehlow
Chief Financial Officer
The Mosser Group/WMOG, Inc.

Rick M. Robertson
President/CEO
The Croghan Colonial Bank

Gary L. Zimmerman
Owner/Partner
Swint-Reineck Company

DIRECTORS EMERITI

Ted L. Hilty

Don W. Miller

Robert H. Moyer

J. Terrence Wolfe

OFFICERS

Croghan Bancshares, Inc.

Rick M. Robertson
President/CEO

Kendall W. Rieman
Vice President/Treasurer

Barry F. Luse
Vice President/Secretary

SENIOR MANAGEMENT TEAM

The Croghan Colonial Bank

Rick M. Robertson
President/CEO

Kendall W. Rieman
Executive Vice President/CFO

Stacy A. Cox
Senior Vice President/COO

Jeffrey L. Geary
Senior Vice President/Commercial Lending

Barry F. Luse
Senior Vice President/Trust Officer

Daniel N. Schloemer
Senior Vice President/CLO

Jodi A. Albright
Vice President/Retail Operations Manager

Charles T. Barteck
Vice President/Retail Sales Manager

Laura M. Whipple
Human Resource Manager

CROGHAN BANCSHARES, INC.

CROGHAN BANCSHARES, INC.

FINANCIAL HIGHLIGHTS

	2013	2012	Percent Change

For the year:
Net income	$4,447,000	$4,843,000	(8.2)%
Income per common share-Basic	2.58	2.89	(10.7)%
Dividends per common share	1.28	1.28	-

Return on average assets	.69%	.77%	(10.4)%
Return on average stockholders’ equity	6.60%	7.40%	(10.8)%

At year-end:
Assets	$817,860,000	$630,952,000	29.6%
Loans	474,748,000	321,277,000	47.8%
Securities	257,509,000	242,395,000	6.2%
Deposits	688,921,000	511,940,000	34.6%
Stockholders’ equity	85,048,000	67,164,000	26.6%

Book value per common share	$37.45	$40.01	(6.4)%
Stockholders’ equity to total assets	10.40%	10.64%	(2.3)%

Number of stockholders of record	994	688	44.5%
Number of full-time equivalent employees	190	167	13.8%

Notes:

1.)	Financial Data for 2013 includes the impact of the December 2013 acquisition of Indebancorp and its bank subsidiary, National Bank of Ohio, Oak Harbor Ohio, and the 2013 sale of the Custar branch.

AVAILABILITY OF MORE INFORMATION

To obtain a free copy of the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013, contact us by one of the methods noted below:

Croghan Bancshares, Inc.

Amy LeJeune

323 Croghan Street

Fremont, OH 43420

419-332-7301

888-276-4426

www.croghan.com

A Message from CEO Rick Robertson

Highlights for 2013

¡	During 2013, the Croghan story was dominated by the successful merger of National Bank of Ohio (Indebancorp) into The Croghan Colonial Bank (Croghan Bancshares, Inc.)
¡	Cash Dividends continued at a rate of $0.32 cents per share on a quarterly basis ($1.28 on an annualized basis)
¡	Shareholder Equity grew to $85 million
¡	The Croghan Colonial Bank celebrated its 125th Year Anniversary based on our founding in 1888

NBOH Merger

In June 2013, we announced the agreement to acquire National Bank of Ohio (NBOH) which had four full service offices in Oak Harbor, Port Clinton, Oregon, and Curtice and total assets of approximately $220 million. NBOH was founded in 1934 and similar to Croghan, had decades of serving the financial needs of customers in its respective communities. As stated previously, the completion of the merger is expected to provide the following benefits to Croghan:

¡	Provide geographic expansion and the associated additional revenue
¡	Provide an excellent strategic fit with the combination of the two balance sheets
¡	Provide an increase in combined assets which provides for operating efficiencies

After receipt of the necessary regulatory approvals and the approval by the shareholders of both entities, we successfully closed this transaction on December 6, 2013. Upon the closing, NBOH merged with and became part of The Croghan Colonial Bank and Indebancorp merged with and became part of Croghan Bancshares, Inc. We continue to be encouraged by the opportunities presented by this strategic acquisition.

Financial Update

We have become a larger bank in 2013, as a result of the NBOH merger. While larger is beneficial in many ways, we also are making a special point to let you know that we will work diligently to maintain our Community Bank mindset, providing our products and services in a consultative manner with customer needs being a top priority. At December 31, 2013, our assets totaled $818 million, up from $631 million at December 31, 2012, a 30% increase. Clearly the merger was the primary driver of this increase. For strategic reasons, we also sold our Custar branch office which reduced deposit totals by approximately $29 million. While influenced by the acquisition and branch sale, it is important to review some critical components of the larger resulting bank, loans increased 48% from $321 million at December 31, 2012 to $475 million at December 31, 2013, and deposits increased 35%, from $512 million at December 31, 2012 to $689 million at December 31, 2013. Stockholder equity increased from $67.1 million to $85.0 million including $20.9 million related to Croghan stock issued to former NBOH shareholders in the merger. Net Income in 2013 was $4.45 million, considering the level of one-time expenses related to the NBOH transaction, we are very pleased with these results.

There are also some important trends you will see as you review the details of our Annual Report. Our Provision for Loan Losses has steadily decreased over past three-year which we believe is reflective of quality improvements in our loan portfolio. Non-Interest Income continued to increase over the three year period as well. You will also notice a significant increase in the Salary and Wage expense category in 2013; this increase was significantly impacted by deferred compensation payouts relating to the NBOH transaction as further described in the notes to the consolidated financial statements.

As you read the current year financial statements, you may notice several items that will appear different, many of which are attributable to accounting for the merger (Purchase Accounting). A key ratio like the Allowance for Loan Losses compared to Total Loans (ALLL/Loan Loss) is quite different at December 31, 2013 when compared to prior periods. Under Purchase Accounting rules, the ALLL for the acquired entity, NBOH, is not recorded in the Bank’s allowance for loan loss; however, the credit loss related to these loans is a component of the purchase accounting adjustment for loans. Purchase accounting provides for a calculated credit reserve separate from the traditional ALLL, which is to provide for future loan losses from the acquired portfolio. Additionally, you will notice that other assets, like Core Deposit Intangible (CDI) and Goodwill, have increased as a result of accounting for the merger. Further details of the merger accounting can be found in the Management Discussion and Analysis, as well as the notes to our consolidated financial statements.

People in the News

After a 40-plus year career, EVP & Chief Lending Officer Tom Elder retired in July. Tom had been Chief Lending Officer for the past 10 years and he and his team had been instrumental in our loan portfolio improvement over the past few years. With Tom’s retirement, Daniel Schloemer was named SVP & Chief Lending Officer. Dan joined Croghan in 2002 and is well positioned to continue the progress in our loan area.

Another benefit of the merger was that we were able to add two of the NBOH Board members to the Croghan Board. John Caputo and James Dunn joined the Croghan Board in December and both are experienced businessmen and have served their communities in a variety of capacities. We look forward to having both John and Jim on the Board.

Many employees put forth an excellent effort in order to complete our merger in December. Months of planning and work were required. While I do not have the space to recognize everyone, Kendall Rieman, EVP & CFO, and Stacy Cox, SVP & COO, took on leadership roles for this merger. I would like to thank Kendall, Stacy, and the rest of the Croghan team for a job well done.

125th Anniversary

The origin of our bank dates back to 1888, with 2013 being our 125th Anniversary. Hopefully you believe, as we do, that highlights for 2013 including our merger, growth, and progress represent a pretty good way to celebrate our anniversary. What better time to extend a welcome to our new shareholders from the NBOH merger. We are glad to have you as part of our future.

We believe we are well positioned for the future and as always, on behalf of our Board and our employees, thank you for your continued support.

Rick M. Robertson

President and Chief Executive Officer

January 2014

CROGHAN BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

Croghan Bancshares, Inc. (“Croghan”), an Ohio corporation, is a bank holding company incorporated in 1983 with $817,860,000 in total assets as of December 31, 2013. Croghan owns all of the outstanding shares of The Croghan Colonial Bank (“Bank”), an Ohio state-chartered bank incorporated in 1888 and headquartered in Fremont, Ohio.

The Bank offers a diverse range of commercial and retail banking services through its 16 banking centers located in Bellevue, Clyde, Curtice, Fremont, Green Springs, Monroeville, Norwalk, Oak Harbor, Oregon, Port Clinton, and Tiffin Ohio, as well as one Loan Production office located in Perrysburg Ohio. Products are comprised of traditional banking services such as consumer, commercial, agricultural and real estate loans, personal and business checking accounts, savings accounts, time deposit accounts, safe deposit box services, and trust department services. Investment products bearing no FDIC insurance are offered through the Bank’s Trust and Investment Services Division.

MARKET PRICE AND DIVIDENDS ON COMMON SHARES

Croghan’s common shares are quoted on the OTC Bulletin Board under the symbol “CHBH.” The following shows the range of high and low price quotations, as reported on the OTC Bulletin Board, for Croghan’s common shares for each quarterly period during 2013 and 2012. OTC Bulletin Board quotations reflect inter-dealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	2013		2012
	Low	High	Low	High
First Quarter	$30.65	35.03	$27.80	36.50
Second Quarter	33.75	35.75	33.75	36.50
Third Quarter	34.25	36.75	31.21	35.00
Fourth Quarter	32.55	37.00	30.27	33.49

Net income, basic net income per share data, and dividends declared by Croghan on its common shares during the past two years are as follows (dollars in thousands, except per share data):

2013		Basic
	Net	net income	Dividend
	income	per share	per share

First quarter	$1,216	$.72	$.32
Second quarter	1,392	.83	.32
Third quarter	1,054	.63	.32
Fourth quarter	785	.40	.32

Total	$4,447	$2.58	$1.28

2012		Basic
	Net	net income	Dividend
	income	per share	per share

First quarter	$934	$.56	$.32
Second quarter	1,371	.82	.32
Third quarter	1,284	.77	.32
Fourth quarter	1,254	.74	.32

Total	$4,843	$2.89	$1.28

The ability of Croghan to declare and pay dividends on its common shares is dependent, in large part, on dividends received from the Bank. The ability of the Bank to pay dividends is subject to certain legal and regulatory limitations described in Note 19 to the consolidated financial statements contained in this Annual Report.

There were 995 holders of record of the Corporation’s common shares on January 31, 2014.

CROGHAN BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except share data)
Statements of operations:
Total interest income	$21,456	$21,059	$21,622	$22,739	$23,926
Total interest expense	2,194	3,086	3,355	5,085	6,275

Net interest income	19,262	17,973	18,267	17,654	17,651
Provision for loan losses	275	525	775	1,675	3,000

Net interest income, after provision for loan losses	18,987	17,448	17,492	15,979	14,651
Total non-interest income	5,919	4,553	3,468	3,780	3,588
Total non-interest expenses	19,567	16,417	15,008	14,732	14,181

Income before federal income taxes	5,339	5,584	5,952	5,027	4,058
Federal income taxes	892	741	1,198	1,003	952

Net income	$4,447	$4,843	$4,754	$4,024	$3,106

Per share of common stock:
Net income	$2.58	$2.89	$2.84	$2.38	$1.81
Dividends	1.28	1.28	1.28	1.28	1.28
Book value	37.45	40.01	37.58	33.71	32.75

Average shares of common stock outstanding	1,720,807	1,673,667	1,673,775	1,692,307	1,719,509

Year-end balances:
Loans, net	$470,706	$316,952	$297,187	$288,350	$320,051
Securities	257,509	242,395	229,126	144,623	110,138
Total assets	817,860	630,952	629,651	489,727	481,988
Deposits	688,921	511,940	501,837	384,157	370,719
Stockholders’ equity	85,048	67,164	62,883	56,513	56,127

Average balances:
Loans, net	$327,124	$302,333	$281,847	$302,065	$330,829
Securities	246,661	258,336	167,074	126,385	83,555
Total assets	640,343	628,191	506,418	490,198	468,170
Deposits	537,471	516,259	399,996	375,246	358,192
Stockholders’ equity	67,405	65,430	59,621	57,249	55,895

Selected ratios:
Net yield on average interest-earning assets	3.30%	3.18%	3.99%	4.01%	4.12%
Return on average assets	.69	.77	.94	.82	.66
Return on average stockholders’ equity	6.60	7.40	7.97	7.03	5.56
Net loan charge-offs as a percent of average outstanding net loans	.17	.32	.34	.38	.56
Allowance for loan losses as a percent of year-end loans	.85	1.35	1.58	1.69	1.37
Stockholders’ equity as a percent of total year-end assets	10.40	10.64	9.99	11.54	11.64

Notes:

1.)	Financial Data for 2013, 2012, and 2011 includes the impact of the December 2011 acquisition of four branches of The Home Savings and Loan Company of Youngstown, Ohio.
2.)

Financial Data for 2013 includes the impact of the December 2013 acquisition of Indebancorp and its bank subsidiary, The National Bank of Ohio, Oak Harbor, Ohio, and the 2013 sale of the Custar branch.

CROGHAN BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

    AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to Croghan’s financial condition and results of operations. This information is presented to further the reader’s understanding of Croghan’s Consolidated Financial Statements included in the 2013 Annual Report.

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

BANK ACQUISITION AND BRANCH SALE

On December 6, 2013, Croghan completed the acquisition of Indebancorp and its bank subsidiary, National Bank of Ohio (“NBOH”) in a stock and cash merger transaction as described in Note 3 to the consolidated financial statements in the 2013 Annual Report. Under the terms of the agreement, shareholders of Indebancorp received for each share of NBOH stock owned immediately prior to the merger $55.00 in cash, 1.63 common shares of Croghan stock, or a combination thereof, subject to the overall consideration being 70% stock and 30% cash. Indebancorp and NBOH were headquartered in Oak Harbor, Ohio and operated four full-service branches and two loan production offices, all located within 30 miles of its corporate headquarters. The total cost of the transaction was $29,150,000 and resulted in the Bank acquiring $223,095,000 of assets and assuming $202,275,000 of liabilities. Assets acquired included loans of $163,453,000, securities of $23,736,000, and cash of $19,701,000 (net of cash paid to NBOH shareholders). Liabilities assumed included deposits of $194,491,000 and other borrowings of $5,262,000. Goodwill arising from the transaction totaled $8,330,000. This acquisition is intended to expand the geographical footprint of Croghan, which will help grow the balance sheet and future earnings. The operations of NBOH subsequent to the transaction are included in the Corporation’s 2013 consolidated operating results.

Additional information regarding the acquisition of Indebancorp and NBOH can be found in the notes to the consolidated financial statements contained in the 2013 Annual Report and the Corporation’s Registration Statement on Form S-4/A filed with the Securities and Exchange Commission (“SEC”) on September 9, 2013.

BANK ACQUISITION AND BRANCH SALE (CONTINUED)

Also in December 2013, the Bank completed a sale of its Custar branch to another financial institution resulting in a gain on sale of $1,172,000 as described in Note 4 to the consolidated financial statements in the 2013 Annual Report. The transaction included the sale of loans ($11,467,000), deposits ($29,483,000) and cash paid of $16,590,000. The operations of the Custar branch subsequent to the acquisition are not included in the Corporation’s 2013 consolidated operating results. The consolidated financial position of the Corporation at December 31, 2013 reflects the impact of these transactions. Consequently, any comparison of the December 31, 2013 consolidated financial position to December 31, 2012 will be significantly impacted by these transactions. The impact of these transactions on comparison of operating results was less dramatic based on the timing of the transactions.

PERFORMANCE SUMMARY

Croghan’s net income for the year ended December 31, 2013 was $4,447,000, compared to $4,843,000 in 2012, and $4,754,000 in 2011. Net income in 2013 as compared to 2012 was favorably impacted by a $1,289,000 increase in net interest income, a $250,000 decrease in the provision for loan losses, and a $1,366,000 increase in non-interest income, while net income was unfavorably impacted by a $3,150,000 increase in non-interest expense and a $151,000 increase in federal income tax expense.

The return on average assets in 2013 was .69%, compared to .77% in 2012, and .94% in 2011. The return on average stockholders’ equity was 6.60% in 2013, 7.40% in 2012, and 7.97% in 2011. Net income per share in 2013 amounted to $2.58, compared to $2.89 in 2012, and $2.84 in 2011. Changes in these amounts from year to year were generally reflective of changes in the level of net income and the balance sheet size.

Total assets increased to $817,860,000 at December 31, 2013, compared to $630,952,000 at December 31, 2012, an increase of 29.6%. Loans increased $153,471,000, or 47.8%, to $474,748,000 at December 31, 2013, compared to $321,277,000 at December 31, 2012. Securities increased $15,114,000, or 6.2%, to $257,509,000 at December 31, 2013, compared to $242,395,000 at December 31, 2012. Deposits increased $176,981,000, or 34.6%, to $688,921,000 at December 31, 2013, from $511,940,000 at December 31, 2012. Stockholders’ equity at December 31, 2013 was $85,048,000, a 26.6% increase compared to $67,164,000 at December 31, 2012. These changes primarily resulted from the aforementioned December 2013 NBOH acquisition and Custar branch sale and are discussed in further detail in the Financial Position section below.

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

The following demonstrates the components of net interest income for the years ended December 31 (dollars in thousands):

	2013	2012	2011
Average interest-earning assets	$582,970	$564,406	$457,588
Interest income	21,456	21,059	21,622
Average rate earned	3.68%	3.73%	4.73%

Average interest-bearing liabilities	$467,134	$470,430	$374,526
Interest expense	2,194	3,086	3,355
Average rate paid	.47%	.66%	.90%

Net interest income	$19,262	$17,973	$18,267
Net interest yield (net interest income divided by average interest-earning assets)	3.30%	3.18%	3.99%

NET INTEREST INCOME (CONTINUED)

2013 vs. 2012. Net interest income for 2013 increased $1,289,000, or 7.2%, to $19,262,000, compared to $17,973,000 in 2012. Average interest-earning assets in 2013 increased $18,564,000, which was a partial result of the December 2013 NBOH acquisition, as well as modest loan growth achieved during the year. Throughout 2013, Croghan continued to reinvest security maturities run-off, which also helped maintain net interest income. Average interest-bearing liabilities decreased $3,296,000. The decrease in time deposits resulting from lower rates more than offset the increase in average deposits resulting from the December 2013 NBOH transaction.

The average rate earned on interest-earning assets decreased to 3.68% in 2013 from 3.73% in 2012, and the average rate paid on interest-bearing liabilities decreased to .47% in 2013 from .66% in 2012. The net effect of these changes was that Croghan’s net interest yield increased to 3.30% in 2013 from 3.18% in 2012. In 2013, the Federal Reserve Open Market Committee (FOMC) continued to maintain low managed interest rates. The low rates caused the average rate earned on interest-earning assets and average rate paid on interest-bearing liabilities to decrease in 2013, continuing the trend from 2012 and 2011. In addition to the overall low level of rates on loans and deposits, Croghan also, on average, increased the investment portfolio yield when comparing 2013 and 2012 to help offset the decrease in the loan yield.

2012 vs. 2011. Net interest income for 2012 decreased $294,000, or 1.6%, to $17,973,000, compared to $18,267,000 in 2011. Average interest-earning assets in 2012 increased $106,818,000 (23.3%), which was a direct result of the December 2011 acquisition of four HSL branches. As a result of soft loan demand in its lending markets, Croghan invested most of the funds resulting from the HSL branches acquisition in securities and also re-invested substantially all proceeds from securities maturities. As a result, the average balance of securities increased $86,190,000 in 2012 as compared to 2011. Average interest-bearing liabilities increased $95,904,000, which was also largely attributed to interest-bearing liabilities obtained from the HSL branches acquisition.

The average rate earned on interest-earning assets decreased to 3.73% in 2012 from 4.73% in 2011, and the average rate paid on interest-bearing liabilities also decreased to .66% in 2012 from .90% in 2011. The net effect of these changes was that Croghan’s net interest yield decreased to 3.18% in 2012 from 3.99% in 2011. Throughout 2012, the FOMC continued to maintain low managed interest rates. The low rates caused the average rate earned on interest-earning assets and average rate paid on interest-bearing liabilities to further decrease in 2012, even below the low rates experienced in 2011. In addition to the overall low level of rates, the average balance of securities increased $86,190,000 (52.7%) while the average balance of loans increased only $19,767,000 (6.9%).

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

Croghan performs ongoing reviews to identify potential problem and nonperforming loans and also completes in-depth analysis with respect to the quarterly allowance for loan losses calculation. Part of this analysis involves assessing the need for specific reserves relative to impaired loans. This evaluation typically includes a review of the loan’s past performance history, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance. Loans are considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan’s effective interest rate. Given that Croghan’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of impaired loans is most often based upon the underlying collateral value. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES (CONTINUED)

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

Real estate loans that are deemed impaired are considered collateral dependent and have specific reserves allocated based upon appraisals that are less than 13 months old and discounted 20-25% to account for expected discounts to liquidate the collateral. Non real estate loans that are impaired are considered collateral dependent and have specific reserves allocated based upon the most current net book value and discounted 65% for account receivables collateral and 25% for equipment collateral to account for any discounts to liquidate the collateral. As collateral dependent loans approach foreclosure or liquidation, additional costs to sell are identified which often result in a minimum of $2,500 additional loan loss requirement for these loans.

Regular provisions are made in amounts sufficient to maintain the balance in the allowance for loan losses at a level considered by management to be adequate for losses within the portfolio. Even though management uses all available information to assess possible loan losses, future additions or reductions to the allowance may be required as changes occur in economic conditions, appraisal values, and specific borrower circumstances. The regulatory agencies that periodically review Croghan’s allowance for loan losses may also require additions to the allowance or the charge-off of specific loans based upon the information available to them at the time of their examinations.

The following provides factors relating to the provision and allowance for loan losses for the years ended December 31 (dollars in thousands):

	2013	2012	2011
Provision for loan losses charged to expense	$275	$525	$775
Net loan charge-offs	558	978	952
Net loan charge-offs as a percent of average outstanding net loans	.17%	.32%	.34%

The following provides information relating to problem loans and the allowance for loan losses as of December 31, 2013. Nonperforming loans include nonaccrual loans, accruing loans past due 90 days or more, and troubled debt restructurings (TDR). Nonperforming loans at December 31, 2013 includes $3.6 million of loans acquired in the NBOH transaction that were not performing in accordance with the contractual terms. However, due to the application of ASC 805, no allowance for loan losses was provided at the acquisition date for these loans, but rather the credit risk related to these loans was reflected as a purchase accounting adjustment (dollars in thousands):

	2013	2012	2011

Nonaccrual loans, excluding TDR-non-accruing	$1,889	$1,837	$3,376
Loans contractually past due 90 days or more and still accruing interest	1,160	967	672

TDR-accruing	6,081	4,342	3,532
TDR-non-accruing	2,715	916	1,295

Total TDR loans	8,796	5,258	4,827

Potential problem loans, other than those past due 90 days or more, nonaccrual, or restructured	7,079	6,542	18,161

Total potential problem and nonperforming loans	$18,924	$14,604	$27,036

Allowance for loan losses	$4,042	$4,325	$4,778
Allowance for loan losses as a percent of year-end loans	.85%	1.35%	1.58%

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2013 vs. 2012.

Provision for loan losses and net loan charge-offs

The 2013 provision for loan losses totaled $275,000, which was $250,000 less than the 2012 provision of $525,000. The decrease in the 2013 provision was attributed to overall reduced levels of potential problem and nonperforming loans used in the calculation. During 2013, Croghan recognized $558,000 of net charge-offs, a decrease of $420,000 as compared to the $978,000 of net charge-offs recognized in 2012. The trends in the historical loss rates, which are used to calculate losses on non-impaired credits continued to improve as well during 2013.

Nonaccrual loans

Non-accrual loans increased $1,851,000 to $4,604,000 at December 31, 2013 compared to $2,753,000 at December 31, 2012. This increase included $226,000 of non-accrual loans related to the NBOH acquisition. The net overall decrease of $52,000 in nonaccrual loans in 2013 compared to 2012 was due to several commercial and commercial real estate loans being paid off. In addition to the loans being paid off, there was one commercial real estate loan totaling $180,000 which was moved to OREO, after realizing a $159,000 charge-off.

Restructured loans

Restructured (TDR) loans at December 31, 2013 totaled $8,796,000. Included in this amount was $3,624,000 of TDR loans resulting from the NBOH transaction. These loans were restructured from their original loan agreements by modifying their principal or interest payment terms, or have interest only payments for a certain time period. These restructured terms are intended to minimize the Bank’s potential losses during a time when the borrower is experiencing a reduction in their anticipated or actual cash flow. If a restructured loan is placed on nonaccrual, it is classified as nonaccrual.

Potential problem and nonperforming loans

Croghan typically classifies a loan as a potential problem loan, regardless of its collateralization or any contractually obligated guarantors, when a review of the borrower’s financial statements indicates that the borrower does not generate sufficient operating cash flow to adequately service its debts.

Total potential problem and nonperforming loans increased $4,320,000, or 29.6%, to $18,924,000 at December 31, 2013, compared to $14,604,000 at December 31, 2012, including a $537,000 increase in potential problem loans. These increases are primarily the result of the NBOH acquisition which totaled $4,871,000.

The following table provides additional detail pertaining to the past due status of Croghan’s potential problem loans as of December 31, 2013 (dollars in thousands):

Potential problem loans not currently past due	$2,660
Potential problem loans past due one day or more but less than 10 days	545
Potential problem loans past due 10 days or more but less than 30 days	3,019
Potential problem loans past due 30 days or more but less than 60 days	111
Potential problem loans past due 60 days or more but less than 90 days	744

Total potential problem loans	$7,079

As illustrated in the table, $6,224,000, or 87.9% of total potential problem loans were less than 30 days past due at December 31, 2013. In addition, 98.7% of these potential problem loans were secured by an interest in real property.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2012 vs. 2011.

Provision for loan losses and net loan charge-offs

The 2012 provision for loan losses totaled $525,000, which was $250,000 less than the 2011 provision of $775,000. The decrease in the 2012 provision was attributable to overall reduced levels of potential problem and nonperforming loans. During 2012, Croghan recognized $978,000 of net charge-offs, which was up $26,000 from the $952,000 of net charge-offs in 2011. The trends in the historical loss rates, which are used to calculate losses on non-impaired credits, stayed consistent throughout 2012.

Nonaccrual loans

The $1,918,000 decrease in nonaccrual loans at December 31, 2012 as compared to December 31, 2011 was due to several commercial and commercial real estate loans being paid off. In addition to the loans being paid off, there was one commercial real estate loan totaling $275,000 which was moved to OREO, after realizing a $92,000 charge-off.

Potential problem and nonperforming loans

Total potential problem and nonperforming loans decreased $12,432,000, or 46.0%, to $14,604,000 at December 31, 2012, compared to $27,036,000 at December 31, 2011. Components of this decrease included a decrease of $11,619,000 in potential problem loans. The decrease was the result of several large commercial and commercial real estate loans being paid off as well as one large commercial client totaling $7,455,000 being upgraded to a pass credit.

The following table provides additional detail pertaining to the past due status of potential problem loans as of December 31, 2012 (dollars in thousands):

Potential problem loans not currently past due	$4,777
Potential problem loans past due one day or more but less than 10 days	406
Potential problem loans past due 10 days or more but less than 30 days	755
Potential problem loans past due 30 days or more but less than 60 days	130
Potential problem loans past due 60 days or more but less than 90 days	474

Total potential problem loans	$6,542

As illustrated in the table, $5,938,000, or 90.8% of total potential problem loans were less than 30 days past due at December 31, 2012. In addition, 97.7% of these potential problem loans were secured by an interest in real property.

NON-INTEREST INCOME

Non-interest income is comprised of the items summarized for the years ended December 31 as follows (dollars in thousand):

	2013	2012	2011

Trust income	$1,248	$1,167	$1,076
Service charges on deposit accounts	1,849	1,780	1,444
Gain on sale of loans	331	246	115
Gain on sale of securities	293	311	149
Loss on security impairment	-	-	(394)
Increase in cash value of life insurance	126	321	301
Gain from life insurance proceeds	-	-	204
Gain on sale of Custar branch	1,172	-	-
Other operating income	900	728	573

Total non-interest income	$5,919	$4,553	$3,468

NON-INTEREST INCOME (CONTINUED)

2013 vs. 2012. Total non-interest income in 2013 increased $1,366,000, or 30.0%, to $5,919,000, compared to $4,553,000 in 2012. The most significant factor contributing to this increase was the $1,172,000 gain resulting from the December 2013 sale of the Custar branch.

Service charges on deposit accounts, which include deposit service charges, debit card interchange and service charges, and overdraft fees, increased $69,000, or 3.9%, in 2013. The increase across all these categories is a result of higher number of accounts. Debit card interchange income which is included in the service charge on deposit accounts, in addition to the increased numbers of accounts, also benefitted from increased activity in general from all account holders, increasing $33,000, or 5.6%, to $623,000 for 2013.

Gains resulting from the sale of fixed-rate residential mortgage loans in the secondary market increased $85,000, or 34.6%. Included in gain on sale of loans was capitalized mortgage servicing rights of $104,000 in 2013 and $65,000 in 2012. The increase was a direct result of increased 1-4 family mortgage loan origination volume. At December 31, 2013, the unpaid balance of mortgage loans serviced for others amounted to $160,150,000, including $124,971,000 acquired in the NBOH transaction, compared to $26,496,000 at December 31, 2012.

Trust income in 2013 increased $81,000, or 6.9%, from 2012. The Trust Department held total assets of $185,808,000 for 565 clients at December 31, 2013, compared to $157,604,000 for 537 clients at December 31, 2012. Services offered by the Trust Department include qualified retirement plans (e.g., 401k and simple plans), personal trusts, investment management accounts, cash management accounts, individual retirement accounts, custody accounts, charitable trusts, and charitable gift annuities.

During 2013, the Bank realized gains on sales of securities of $293,000, compared to $311,000 in 2012 as the Bank sold bonds in a continued effort to manage interest rate risk in the bond portfolio.

Croghan has purchased split-dollar life insurance policies on behalf of certain current and former employees and officers. The increase in the cash value of these policies accumulates on a tax-exempt basis, as long as the policies are not cashed, and the tax savings is used to fund supplemental retirement benefits for the named individuals. The total cash value of these life insurance policies aggregated $16,810,000 at December 31, 2013, including $5,597,000 acquired in the NBOH transaction, and $11,087,000 at December 31, 2012. The increase in cash value of the policies amounted to $126,000 in 2013 compared to $321,000 in 2012. The decrease was due to the interest rate decline the policies were earning.

Other operating income increased $172,000, or 23.6%, to $900,000 in 2013, from $728,000 in 2012. Other operating income includes fees generated by the Investment Department of Croghan’s Trust and Investment Services Division. The Investment Department markets non-FDIC insured investment products, such as mutual funds and annuities. Fees generated by the Investment Department totaled $145,000 in 2013, compared to $193,000 in 2012. Other items of note that comprise other operating income include gains on sale of other real estate owned, rental income, ATM surcharge fees, MasterCard merchant referral commissions, safe deposit box fees, credit life insurance sales commissions, and fees from the sale of official checks and money orders.

2012 vs. 2011. Total non-interest income in 2012 increased $1,085,000, or 31.3%, to $4,553,000, compared to $3,468,000 in 2011. Service charges on deposit accounts increased $336,000, or 23.3%, in 2012. The increase across all these categories is a result of higher number of accounts primarily from the December 2011 Home Savings and Loan Company four branch acquisition. Debit card interchange income, in addition to the increased numbers of accounts, also benefitted from increased activity in general from all account holders, increasing $227,000, or 62.6%, at $590,000 for 2012.

Gain on sale of loans increased $131,000 to $246,000 in 2012 compared to $115,000 in 2011. Included in gain on sale of loans was capitalized mortgage servicing rights of $65,000 in 2012 and $39,000 in 2011.

Trust income in 2012 increased $91,000, or 8.5%, from 2011. The Trust Department held total assets of $157,604,000 for 537 clients at December 31, 2012, compared to $151,230,000 for 556 clients at December 31, 2011.

In an effort to manage interest rate risk, the Bank sold bonds and had realized gains on sales of securities of $311,000 in 2012 compared to $149,000 in 2011.

The total cash value of these life insurance policies aggregated $11,087,000 at December 31, 2012 and $10,766,000 at December 31, 2011. The increase in cash value of the policies amounted to $321,000 in 2012 compared to $301,000 in 2011.

NON-INTEREST INCOME (CONTINUED)

Other operating income increased $155,000, or 27.1%, to $728,000 in 2012, from $573,000 in 2011. Fees generated by the Investment Department totaled $193,000 in 2012, compared to $91,000 in 2011.

NON-INTEREST EXPENSES

Non-interest expenses are comprised of the items summarized for the years ended December 31 as follows (dollars in thousands):

	2013	2012	2011
Salaries and wages	$7,845	$6,872	$6,578
Employee benefits	3,171	2,050	1,806

Total personnel	11,016	8,922	8,384
Occupancy of premises	893	961	851
FDIC premium assessments	410	392	372
Amortization of core deposit intangible assets	272	400	58
Equipment and vehicle	1,386	1,242	1,096
Professional and consulting services	1,119	580	659
State franchise and other taxes	680	643	512
Postage	298	287	252
Stationery and supplies	178	243	231
Advertising and marketing	334	292	217
Third-party computer processing	183	210	223
Examination fees	255	186	179
MasterCard franchise and processing	191	168	125
Loan collection and repossession fees	293	381	359
ATM network and processing fees	371	357	151
Telephone	122	123	89
Other	1,566	1,030	1,250

Total non-interest expenses	$19,567	$16,417	$15,008

2013 vs. 2012. Total non-interest expenses in 2013 increased to $19,567,000, from $16,417,000 in 2012, an increase of $3,150,000, or 19.2%, of which $2,391,000 were one-time costs incurred as a result of the Indebancorp/NBOH transaction. Total personnel expense increased $2,094,000, or 23.5%, to $11,016,000 in 2013, from $8,922,000 in 2012. The increase included $1,349,000 of expense relating to deferred compensation and severance agreements due former directors and officers of Indebancorp/NBOH. This expense related to certain change of control provisions which accelerated the payment of benefits under these contracts. Other increases were due to cash bonuses paid in connection with the Indebancorp/NBOH acquisition, as well as payments under the Bank’s stakeholder program. Full-time equivalent employees totaled 190 at December 31, 2013 compared to 167 at December 31, 2012.

Professional and consulting services increased $539,000 in 2013 as compared to 2012, including $754,000 of costs related to the NBOH transaction. These expenses related to completing the merger agreement, filing of the Form S-4 registration statement with the Securities Exchange Commission, and all other acquisition expenses. The $144,000 increase in equipment and vehicle costs was also largely attributable to the NBOH transaction to facilitate new computers and equipment.

Loan collection and repossession fees decreased $88,000, or 23.1%, in 2013 as compared to 2012 as a result of continued improvement in the loan portfolio experienced throughout 2013. Advertising and marketing increased $42,000, or 14.4%, due to new markets and the associated costs that comes with a larger geographical footprint. Also in 2013, amortization of the core deposit intangible resulting from the December 2011 branches acquisition, decreased $128,000, or 32.0%, based on the use of the sum-of-the-years digits amortization method which provides accelerated amortization in the years immediately following a transaction. As a result of the NBOH transaction, amortization of core deposit intangible assets will increase to $1,011,000 in 2014.

NON-INTEREST EXPENSES (CONTINUED)

2012 vs. 2011. Total non-interest expenses in 2012 increased to $16,417,000, from $15,008,000 in 2011, an increase of $1,409,000, or 9.4%. Total personnel expense increased $538,000, or 6.4%, to $8,922,000 in 2012, from $8,384,000 in 2011. Full-time equivalent employees totaled 167 at December 31, 2012 compared to 171 at December 31, 2011.

For the year 2012, non-interest expense increases related to the 2011 branch acquisition were personnel, which increased $538,000 or 6.4% to $8,922,000 primarily from the additional 16 full-time and two part-time employees needed after the branch acquisition. Additionally, other non-interest expenses and corresponding increases related to the additional branches acquired in late 2011 included; occupancy of premises $110,000; equipment and vehicle expense $147,000; advertising and marketing $75,000; MasterCard franchise and processing $43,000; ATM network and processing fees $206,000; and telephone $34,000. The amortization of core deposit intangible asset expenses increased to $400,000, up $342,000, as a result of the 2011 branch acquisition and the related amortization of the core deposit intangible asset.

FEDERAL INCOME TAXES

Federal income tax expense totaled $892,000 in 2013, compared to $741,000 in 2012, and $1,198,000 in 2011. The effective tax rate in 2013 was 16.7%, compared to 13.3% in 2012 and 20.1% in 2011. The increase in the effective tax rate in 2013, as compared to 2012, was primarily due to non-deductible merger expenses.

FINANCIAL POSITION

SECURITIES

Croghan’s securities portfolio is used to enhance net interest income, provide liquidity in the event of unforeseen cash flow needs, and diversify financial risk. At December 31, 2013, Croghan classified all of its securities other than restricted stock as available-for-sale. Available-for-sale securities are reported at their fair values, with the net unrealized gain or loss, net of tax, reported as a component of stockholders’ equity known as “accumulated other comprehensive income (loss).” All securities are periodically reviewed for impairment.

Croghan’s available-for-sale security portfolio is primarily comprised of U.S. Government agency and political subdivision obligations. The fair value of available-for-sale securities totaled $252,472,000 at December 31, 2013, compared to $238,221,000 at December 31, 2012. As previously mentioned in the “Net Interest Income” section, Croghan invested the run-off from the maturities in the portfolio and increases in deposits into the securities portfolio to help maintain net interest income.

Croghan’s restricted stock includes shares issued by the Federal Reserve Bank of Cleveland, Federal Home Loan Bank of Cincinnati, and Bankers Bancshares, Inc. of Gahanna, Ohio. Croghan maintains investments in these entities to facilitate borrowing capacity (FHLB), as a member (Federal Reserve), and for loan participation opportunities (Bankers Bancshares). The carrying value of restricted stock totaled $5,037,000 at December 31, 2013 and $4,174,000 at December 31, 2012.

The aggregate carrying value of all securities at December 31, 2013 totaled $257,509,000, an increase of 6.2%, as compared to $242,395,000 at December 31, 2012.

At December 31, 2013, the Bank’s securities portfolio included obligations of U.S. states and political subdivisions with a fair value of $98,657,000, which comprises 116.0% of consolidated stockholders’ equity. The largest exposure to any one state is $22,418,000 or 22.7%, issued within the state of Ohio. The Bank’s procedures for evaluating investments in securities issued by U.S. states and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third party credit rating agencies.

LOANS

The following summarizes total loans and the percent change by major category as of December 31 (dollars in thousands):

	2013	2012	Percent Change
Commercial, financial, and agricultural	$44,134	$35,303	25.0
Real estate – residential mortgage	176,084	128,252	37.3
Real estate – non-residential mortgage	211,852	135,937	55.8
Real estate – construction	11,608	3,635	219.3
Consumer	27,515	15,234	80.6
Credit card	3,555	2,916	21.9

Total loans	$474,748	$321,277	47.8

Total loans amounted to $474,748,000, at December 31, 2013 compared to $321,277,000 at December 31, 2012, an increase of $153,471,000, which includes the impact of $163,453,000 acquired in the NBOH transaction and $11,467,000 sold in the Custar branch transaction. Excluding the impact of these transactions, loans increased $1,485,000. The loan portfolio at December 31, 2013 is made up of 9.3% of commercial, financial, and agricultural loans; these loans are affected by lines of credit of our borrowers and floor plan activity. Residential real estate makes up 37.1% of the loan portfolio. These balances are influenced by the refinancing activity and the amount of loans that are either sold to the secondary market or retained and is in general affected by the economics conditions and rate environment. Nonresidential real estate is made up of commercial properties secured by real estate and comprises 44.6% of the loan portfolio. This sector is largely driven by economic factors and the reinvestment of earnings of borrowers. Consumer and credit card loans make up 6.5% of the new loan portfolio. These amounts are influenced by customer habits and the trend of paying down debt in an uncertain environment.

OTHER REAL ESTATE OWNED

Other real estate owned (OREO) decreased $419,000 to $876,000 at December 31, 2013, compared to $1,295,000 at December 31, 2012. The net effect of OREO sales and write-downs of properties held in OREO at December 31, 2012, resulted in a net gain on sale or write-down of OREO of $66,000 in 2013.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits and other interest-bearing liabilities at December 31, 2013 increased $168,361,000, or 30.1%, compared to December 31, 2012. Deposits and other interest-bearing liabilities serve as a primary source of cash flows to fund loan demand and are summarized in the following table as of December 31 (dollars in thousands):

	2013	2012	Percent Change
Demand non-interest bearing	$142,124	$89,530	58.7
Savings, NOW, and money market deposits	344,695	261,860	31.6
Time deposits	202,102	160,550	25.9

Total deposits	688,921	511,940	34.6
Federal funds purchased and securities sold under repurchase agreements	24,577	32,344	(24.0)
Borrowed funds	14,346	15,199	(5.6)

Total deposits and other interest-bearing liabilities	$727,844	$559,483	30.1

The increases in total deposits in all categories resulted from the NBOH transaction and the resulting acquired deposits of $194,491,000, offset by the $29,483,000 of deposits sold with the Custar branch.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (CONTINUED)

In general, the Bank did experience a continuation of consumer habits changing to maintain liquid deposits. The Bank experienced a run-off in the time deposit category and transfer to other categories prior to the acquisition, which is a continued result of the low rate environment. The Bank expects to continue and further develop its relationship with the deposit customers arising from the NBOH transaction and maintain the new deposit levels acquired in the past year in new and established markets. It is the Corporation’s strategy to develop customer relationships with the new markets that will drive deposit growth, portfolio growth, and stability in our new areas.

STOCKHOLDERS’ EQUITY

Croghan’s stockholders’ equity is summarized in the following table at December 31 (dollars in thousands):

	2013	2012
Common stock	$31,328	$23,926
Surplus	13,361	118
Retained earnings	47,460	45,361
Accumulated other comprehensive income	983	5,843
Treasury stock	(8,084)	(8,084)

Total stockholders’ equity	$85,048	$67,164

Common stock and surplus increased $20,645,000 due to the issuance of 592,099 common shares to Indebancorp shareholders in the acquisition. Overall equity increased $17,884,000, or 26.6%.

Accumulated other comprehensive income consists of the net unrealized gain on securities classified as available-for-sale. At December 31, 2013, the Bank held $252,472,000 of available-for-sale securities with a net unrealized gain of $983,000, net of income taxes compared to available-for-sale securities of $238,221,000 at December 31, 2012, with a net unrealized gain of $5,843,000, net of income taxes. The $4,860,000 decrease in accumulated other comprehensive income was the result of customary and expected fluctuations in the bond market related to changes in interest rates during 2013. Management does not believe that any of the Bank’s investment securities holdings are in a permanent unrealized loss position at December 31, 2013 or 2012.

There was no change to treasury stock at December 31, 2013 as compared to December 31, 2012. Changes in 2012 were due the issuance of 5,250 restricted shares pursuant to Croghan’s 2012 equity incentive plan. The restricted shares were issued to eight employees and vest equally every year for five years starting April 30, 2013 and ending April 30, 2017.

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

The Federal Reserve Board’s minimum Tier I risk-based and total risk-based capital ratios established for bank holding companies are 4% and 8%, respectively. At December 31, 2013, Croghan had a Tier I risk-based capital ratio of 11.0%, a total risk-based capital ratio of 11.8%, and Tier 1 capital to average assets ratio of 8.6%. To be considered “well capitalized” under prompt corrective action provisions, a bank must have a Tier I risk-based capital ratio of at least 6%, a total capital ratio of at least 10%, and Tier 1 capital to average assets ratio of 5%. At December 31, 2013, the Bank was deemed “well capitalized” with a Tier I risk-based capital ratio of 11.8%, a total risk-based capital ratio of 12.6%, and a Tier 1 capital to average assets ratio of 9.1%.

STOCKHOLDERS’ EQUITY (CONTINUED)

In December 2010, the Basel Committee on Banking Supervision, an international forum for cooperation on banking supervisory matters, announced the “Basel III” capital standards, which proposed new capital requirements for banking organizations. On July 2, 2013, the Federal Reserve Board adopted a final rule implementing a revised capital framework based in part on the Basel III capital standards and, on July 9, 2013, the Office of the Comptroller of the Currency also adopted a final rule and the FDIC adopted an interim final rule implementing a revised capital framework based in part on the Basel III capital standards. The rule will not begin to phase in until January 1, 2014 for larger institutions and January 1, 2015 for smaller, less complex banking organizations such as Croghan. The rule will be fully phased in by January 1, 2019.

The implementation of the final rule will lead to higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place. Specifically, the rule imposes the following minimum capital requirements on federally insured financial institutions: (1) a new minimum common equity tier 1 capital to risk-weighted assets ratio of 4.5%; (2) a leverage capital ratio of 4%; (3) a tier 1 risk-based capital ratio of 6%; and (4) a total risk-based capital ratio of 8%. Under the rule, common equity generally consists of common stock, retained earnings, and limited amounts of minority interests in the form of common stock. In addition, in order to avoid limitations on capital distributions, such as dividend payments and certain bonus payments to executive officers, the rule requires insured financial institutions to hold a capital conservation buffer of common equity tier 1 capital above its minimum risk-based capital requirements. The capital conservation buffer will be phased in over time, becoming effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. The rule will also revise the regulatory agencies’ prompt corrective action framework by incorporating the new regulatory capital minimums and updating the definition of common equity. Until the rule is fully phased in, we cannot predict the ultimate impact it will have upon the financial condition or results of operations of Croghan.

A detailed analysis of the capital amounts and related capital ratios for Croghan and the Bank is included in Note 19 to the Consolidated Financial Statements. Management believes that, as of December 31, 2013 and 2012, Croghan and the Bank met all applicable capital adequacy requirements.

LIQUIDITY

The Bank’s primary sources of liquidity are derived from its core deposit base and stable stockholders’ equity position. Secondary liquidity is provided by adjusting the daily federal funds sold position (when available), by actively managing the investment portfolio, and by adjusting federal funds purchased (borrowed) under established lines of credit from correspondent banks. At December 31, 2013, the Bank had established lines of credit with two correspondent banks to purchase federal funds, which are readily available on an unsecured short-term basis to meet daily liquidity needs as they arise. The average balance borrowed under these lines during 2013 totaled $130,000. The Bank had no federal funds purchased at December 31, 2013 and 2012. The Bank had additional borrowing capacity of $95,486,000 available from the Federal Home Loan Bank of Cincinnati. These funds can be drawn upon subject to adequate pledging of Federal Home Loan Bank stock and eligible residential mortgage loans.

Additionally, the Bank maintains a portion of its assets in liquid form to meet anticipated client loan demands and to fund possible deposit account outflows. At December 31, 2013, liquid assets in the form of cash and cash equivalents totaled $27,710,000, or 3.4%, of total assets. The Bank also had $252,472,000 of available-for-sale securities which management has no current plans of selling, but could provide liquidity should the need arise. Management believes these liquid assets, as well as a staggered maturity schedule for other borrowings, principal pay downs within the investment portfolio, and cash flow from loan repayments provide adequate liquidity for day-to-day operations.

The liquidity needs of Croghan, primarily the need to pay quarterly cash dividends to stockholders, are funded by upstream-dividends from the Bank. Dividends to the holding company from the Bank totaled $12,576,000 in 2013, $3,252,000 in 2012, and $2,317,000 in 2011. Dividends in 2013 included an $8,565,000 special dividend to facilitate the NBOH transaction. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. In general, subject to certain minimum capital requirements, the Bank may declare a dividend at any time without the approval from the State of Ohio Division of Financial Institutions, provided its dividends in a calendar year do not exceed the total of its net profits for that year combined with its retained profits for the two preceding years. Under these provisions, the Bank did not have the ability to pay any dividends without prior approval from the Ohio Department of Financial Institutions and the Federal Reserve as of January 1, 2014.

LIQUIDITY (CONTINUED)

In connection with the acquisition of Indebancorp and NBOH, the Bank applied for and received special approval from its regulators to make a special dividend to Croghan to fund the cash portion of the merger consideration. Because the amount of the special dividend, together with other dividends during 2013, exceeded the amount available for dividends permitted without regulatory approval. However, the Bank projects to have adequate income throughout 2014 to support Croghan’s anticipated cash dividends to shareholders in 2014.

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

Croghan monitors its interest rate risk through a sensitivity analysis, which strives to measure potential changes in future earnings and the fair values of its financial instruments that could result from hypothetical changes in interest rates. The first step in this analysis is to estimate the expected cash flows from Croghan’s financial instruments using the interest rates in effect at December 31, 2013. To arrive at fair value estimates, the cash flows from Croghan’s financial instruments are discounted to their approximated present values.

Hypothetical changes in interest rates are applied to those financial instruments, and the cash flows and fair value estimations are then simulated. When calculating the net interest income estimations, hypothetical rates are applied to the financial instruments based upon the assumed cash flows. The Bank has historically applied interest rate “shocks” to its financial instruments of 100 and 200 basis points (up and down) for its net interest income, and 200 basis points (up and down) for the value of its equity. In 2010, the Bank added 300 and 400 (up and down) shocks to its net interest income to further its monitoring process. Interest rates were still below 1.0% at December 31, 2013, resulting in the sensitivity analysis not being able to be performed with respect to a large negative change in market rates.

The following presents the potential sensitivity in the Bank’s net interest income for a 100, 200, 300, and 400 basis-point (i.e., 1.0%, 2.0%, 3.0%, and 4.0%) change in market interest rates and the potential sensitivity in the present value of the Bank’s equity for a sudden and sustained 200 basis-point (i.e., 2.0%) change in market interest rates (dollars in thousands):

	December 31, 2013 ALCO Guidelines
	Change in Dollars ($)	Change in Percent (%)	For the Change in Percent (%)
Annual Net Interest Income Impact
For a Change of +100 Basis Points	(904)	(1.7)	(5.0)
For a Change of –100 Basis Points	740	1.4	5.0
For a Change of +200 Basis Points	(555)	(1.1)	(7.5)
For a Change of –200 Basis Points	N/A	N/A	7.5
For a Change of +300 Basis Points	(939)	(1.8)	(10.0)
For a Change of –300 Basis Points	N/A	N/A	10.0
For a Change of +400 Basis Points	(1,398)	(2.7)	(15.0)
For a Change of –400 Basis Points	N/A	N/A	15.0

Impact on the Net Present Value of Equity
For a Change of +200 Basis Points	6,388	3.3	(20.0)
For a Change of –200 Basis Points	N/A	N/A	20.0

The projected volatility of net interest income and the net present value of equity at December 31, 2013 were within Croghan’s established guidelines. The preceding analysis encompasses the use of a variety of assumptions, including the relative levels of market interest rates, loan prepayments, and the possible reaction of depositors to changes in interest rates. The analysis simulates possible outcomes and should not be relied upon as being indicative of actual results. Additionally, the analysis does not necessarily contemplate all of the actions that Croghan could undertake in response to changes in market interest rates.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following summarizes Croghan’s loan commitments, including letters of credit, as of December 31, 2013 (dollars in thousands):

	Amount of Commitment to Expire Per Period
Type of Commitment	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years

Commercial lines of credit	$ 52,518	$49,854	$1,470	$1,168	$ 26
Real estate lines of credit	53,605	9,774	7,763	4,219	31,849
Consumer lines of credit	136	136	-	-	-
Credit card lines of credit	13,118	13,118	-	-	-
Guarantees	-	-	-	-	-

Total Commitments	$119,377	$72,882	$9,233	$5,387	$31,875

Croghan had $119,377,000 in total loan commitments at December 31, 2013, including $72,882,000 expiring within one year. All lines of credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted above, since Croghan requires that each letter of credit be supported by a loan agreement. Commercial and consumer lines represent both unsecured and secured obligations. Real estate lines are secured by mortgages on residential and non-residential property. Credit card lines are made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly credit card lines, which represent the maximum amount available to all cardholders. Additionally, $35,962,000 of the commercial lines are due on demand, with many of those lines established for seasonal operating purposes.

The following summarizes Croghan’s other contractual obligations as of December 31, 2013 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total Amount	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years

Long-term debt	$14,346	$5,233	$2,529	$5,360	$1,224
Capital leases	-	-	-	-	-
Operating leases	85	59	26	-	-
Unconditional purchase obligations	-	-	-	-	-
Other	1,395	-	-	-	1,395

Total Obligations	$15,826	$5,292	$2,555	$5,360	$2,619

Long-term debt represents borrowings from the Federal Home Loan Bank of Cincinnati (“FHLB”) which requires payment of interest and principal on one borrowing on a monthly basis with principal due at maturity for all others, and a borrowing from Great Lakes Bankers Bank (“GLBB”) which requires quarterly interest and principal repayments. The obligations at the FHLB are at fixed interest rates and stipulate a prepayment penalty if the respective note’s interest rate exceeds the current market rate for similar borrowings at the time of prepayment. As notes mature, Croghan evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay off or renew the notes. The evaluation process typically includes: the strength of current and projected client loan demand, Croghan’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and client demand for Croghan’s deposit product offerings.

Croghan had no capital leases or unconditional purchase obligations as of December 31, 2013. Additionally, obligations pertaining to deposits or federal funds purchased and securities sold under repurchase agreements are not included. Croghan’s operating lease obligations include the Port Clinton banking center, located in a retail supermarket in the Knollcrest Shopping Center, an ATM site north of Fremont, a Loan Production office in Perrysburg Ohio, and a ATM and Night Drop box in two separate locations on the Put In Bay Islands. Croghan also has various future operating lease obligations aggregating $47,000 at December 31, 2013 for photocopying and mail processing equipment which are not included in the table.

The “Other” contractual obligations totaling $1,395,000 represent projected payments for the periods indicated to various participants and their designated beneficiaries in the Bank’s various supplemental retirement benefit plans. Of this amount, $379,000 has been accrued as a liability as of December 31, 2013.

IMPACT OF RECENT ACCOUNTING STANDARDS

There were no new accounting standards adopted or subject to adoption in 2013. A summary of newly-issued but not effective accounting standards at December 31, 2013 is presented in Note 2 to the Consolidated Financial Statements.

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

A goodwill evaluation is performed as of July 1 of each year. The evaluation process provides data to substantiate the balance in goodwill by estimating Croghan’s implied market value based upon recent bank merger and acquisition transactions. If the results indicate that Croghan’s estimated implied value is greater than its total stockholder’s equity plus goodwill as of the evaluation date, then no impairment exists. To date, none of Croghan’s goodwill evaluations have revealed the need for an impairment charge. On July 1, 2012, Croghan had an independent valuation specialist assess its goodwill. The assessment supported management’s internal assessments that no impairment adjustments to goodwill were warranted. Management performed an internal goodwill assessment during 2013 and does not believe that any significant conditions have changed relating to possible goodwill impairment through December 31, 2013.

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

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Croghan Bancshares, Inc.

Fremont, Ohio

We have audited the accompanying consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio

March 28, 2014

CROGHAN BANCSHARES, INC.

    CONSOLIDATED BALANCE SHEETS

December 31,
ASSETS	2013	2012
(Dollars in thousands, except par value)
CASH AND CASH EQUIVALENTS	$27,710	$31,216

SECURITIES
Available-for-sale, at fair value	252,472	238,221
Restricted stock	5,037	4,174

Total securities	257,509	242,395

LOANS	474,748	321,277
Less allowance for loan losses	4,042	4,325

Net loans	470,706	316,952

PREMISES AND EQUIPMENT, NET	9,729	7,514
CASH SURRENDER VALUE OF LIFE INSURANCE	16,810	11,087
GOODWILL	22,959	14,629
CORE DEPOSIT INTANGIBLE ASSETS, NET	5,052	927
ACCRUED INTEREST RECEIVABLE	3,094	2,591
OTHER REAL ESTATE OWNED, net of valuation allowance of $99,000 in 2013 and $33,000 in 2012	876	1,295
OTHER ASSETS	3,415	2,346

TOTAL ASSETS	$817,860	$630,952

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest bearing	$142,124	$89,530
Savings, NOW, and Money Market deposits	344,695	261,860
Time	202,102	160,550

Total deposits	688,921	511,940

Federal funds purchased and securities sold under repurchase agreements	24,577	32,344
Borrowed funds	14,346	15,199
Dividends payable	726	-
Other liabilities	4,242	4,305

Total liabilities	732,812	563,788

STOCKHOLDERS’ EQUITY
Common stock, $12.50 par value. Authorized 6,000,000 shares; issued 2,506,208 shares in 2013 and 1,914,109 shares in 2012	31,328	23,926
Surplus	13,361	118
Retained earnings	47,460	45,361
Accumulated other comprehensive income	983	5,843
Treasury stock, 235,479 shares in 2013 and 2012, at cost	(8,084)	(8,084)

Total stockholders’ equity	85,048	67,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$817,860	$630,952

The accompanying notes are an integral part of the consolidated financial statements.

CROGHAN BANCSHARES, INC.

    CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012	2011
(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$16,713	$16,797	$16,632
Securities:
Obligations of U.S. Government agencies and corporations	1,377	1,033	2,536
Obligations of states and political subdivisions	3,137	3,006	2,254
Other	201	198	188
Deposits in other banks	28	25	12

Total interest income	21,456	21,059	21,622

INTEREST EXPENSE
Deposits	1,605	2,323	2,620
Other borrowings	589	763	735

Total interest expense	2,194	3,086	3,355

Net interest income	19,262	17,973	18,267

PROVISION FOR LOAN LOSSES	275	525	775

Net interest income, after provision for loan losses	18,987	17,448	17,492

NON-INTEREST INCOME
Trust income	1,248	1,167	1,076
Service charges on deposit accounts	1,849	1,780	1,444
Gain on sale of Custar branch	1,172	-	-
Gain on sale of loans	331	246	115
Loss on security impairment	-	-	(394)
Gain on sale of securities	293	311	149
Other	1,026	1,049	1,078

Total non-interest income	5,919	4,553	3,468

NON-INTEREST EXPENSES
Salaries, wages, and employee benefits	11,016	8,922	8,384
Occupancy of premises	893	961	851
Amortization of core deposit intangible assets	272	400	58
Other operating	7,386	6,134	5,715

Total non-interest expenses	19,567	16,417	15,008

Income before federal income taxes	5,339	5,584	5,952

FEDERAL INCOME TAXES	892	741	1,198

NET INCOME	$4,447	$4,843	$4,754

NET INCOME PER SHARE
Basic	$2.58	$2.89	$2.84

Diluted	$2.57	$2.88	$2.84

The accompanying notes are an integral part of the consolidated financial statements.

CROGHAN BANCSHARES, INC.

    CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2013	2012	2011
	(Dollars in thousands)

NET INCOME	$4,447	$4,843	$4,754

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on available-for-sale securities	(7,070)	2,587	5,958
Reclassification adjustments for securities gains included in income	(293)	(311)	(149)

Net unrealized gains (losses)	(7,363)	2,276	5,809

Income tax effect	(2,503)	774	1,975

Other comprehensive income (loss)	(4,860)	1,502	3,834

TOTAL COMPREHENSIVE INCOME (LOSS)	$(413)	$6,345	$8,588

The accompanying notes are an integral part of the consolidated financial statements.

CROGHAN BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended December 31, 2013, 2012, and 2011

				Accumulated
				other
	Common		Retained	comprehensive	Treasury
	stock	Surplus	earnings	income	stock	Total

	(Dollars in thousands, except per share data)

BALANCE AT DECEMBER 31, 2010	$23,926	$179	$40,050	$507	$(8,149)	$56,513

Net income	-	-	4,754	-	-	4,754
Other comprehensive income	-	-	-	3,834	-	3,834
Purchase of 3,000 treasury shares	-	-	-	-	(76)	(76)
Cash dividends declared, $1.28 per share	-	-	(2,142)	-	-	(2,142)

BALANCE AT DECEMBER 31, 2011	23,926	179	42,662	4,341	(8,225)	62,883

Net income	-	-	4,843	-	-	4,843
Other comprehensive income	-	-	-	1,502	-	1,502
Issuance of restricted stock (5,250 shares from treasury)	-	(141)	-	-	141	-
Stock-based compensation expense	-	80	-	-	-	80
Cash dividends declared, $1.28 per share	-	-	(2,144)	-	-	(2,144)

BALANCE AT DECEMBER 31, 2012	23,926	118	45,361	5,843	(8,084)	67,164

Net income	-	-	4,447	-	-	4,447
Shares issued in connection with business combination	7,402	13,184	(10)	-	-	20,576
Other comprehensive loss	-	-	-	(4,860)	-	(4,860)
Stock-based compensation expense	-	59	-	-	-	59
Cash dividends declared, $1.28 per share	-	-	(2,338)	-	-	(2,338)

BALANCE AT DECEMBER 31, 2013	$31,328	$13,361	$47,460	$983	$(8,084)	$85,048

The accompanying notes are an integral part of the consolidated financial statements.

CROGHAN BANCSHARES, INC.

    CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,447	$4,843	$4,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	547	629	823
Provision for loan losses	275	525	775
Deferred federal income taxes	439	206	(55)
Gain on sale of Custar branch	(1,172)	-	-
Gain on sale of loans	(331)	(246)	(115)
Net loss on sale or write-down of other real estate owned	66	20	141
Loss on sale of premises	10	-	-
Increase in cash value of life insurance	(126)	(321)	(301)
Gain on life insurance settlement	-	-	(204)
Net amortization of security premiums and discounts	5,398	6,425	2,356
Stock-based compensation expense	59	80	-
Gain on sale of securities	(293)	(311)	(149)
Loss on security impairment	-	-	394
Proceeds from sale of loans, net of originations	227	181	76
Decrease (increase) in accrued interest receivable	43	(106)	(444)
Decrease (increase) in other assets	1,191	253	(803)
Increase (decrease) in other liabilities	(100)	(430)	946

Net cash provided by operating activities	10,680	11,748	8,194

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of securities	82,803	86,240	36,342
Proceeds from sales of available-for-sale securities	6,813	7,858	4,005
Proceeds from sale of other real estate owned	1,145	1,757	1,125
Proceeds from disposal of premises	69	174	-
Proceeds from life insurance	-	1,097	-
Purchases of available-for-sale securities	(93,459)	(110,875)	(121,643)
Cash disbursed from sale of Custar branch	(16,590)	-	-
Net proceeds from business combination	11,127	-	-
Proceeds from branch acquisition, net of final settlement payment	-	(1,026)	83,496
Purchase of restricted stock	(3)	(330)	-
Net decrease (increase) in loans	(2,774)	(21,446)	10,000
Additions to premises and equipment	(347)	(225)	(544)

Net cash provided by (used in) investing activities	(11,216)	(36,776)	12,781

CROGHAN BANCSHARES, INC.

    CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years ended December 31,
	2013	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$12,524	$10,648	$6,608
Increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(7,767)	(8,517)	19,872
Borrowed funds:
Proceeds	-	-	6,000
Repayments	(6,115)	(3,301)	(13,000)
Cash dividends paid	(1,612)	(2,679)	(2,142)
Purchase of treasury stock	-	-	(76)

Net cash provided by (used in) financing activities	(2,970)	(3,849)	17,262

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,506)	(28,877)	38,237

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	31,216	60,093	21,856

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,710	$31,216	$60,093

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$2,114	$3,097	$3,572

Federal income taxes	$735	$579	$1,210

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain on available-for-sale securities	$(2,503)	$774	$1,975

Non-cash investing activity:
Change in net unrealized gain on available-for-sale securities	$(7,363)	$2,276	$5,809

Non-cash operating and investing activity:
Transfer of loans to other real estate owned	$692	$1,195	$1,700

The accompanying notes are an integral part of the consolidated financial statements.

CROGHAN BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Croghan Bancshares, Inc. (the “Corporation”) was incorporated on September 27, 1983 in the State of Ohio. The Corporation is a bank holding company and has one wholly-owned subsidiary, The Croghan Colonial Bank (the “Bank”). The Corporation, through its subsidiary, operates in one industry segment, the commercial banking industry. The Bank, an Ohio chartered bank organized in 1888, has its main office in Fremont, Ohio and has branch offices located in Bellevue, Clyde, Curtice, Fremont, Green Springs, Monroeville, Norwalk, Oak Harbor, Oregon, Port Clinton, and Tiffin Ohio. The Bank’s primary source of revenue is providing loans to clients primarily located in Lucas County, Ottawa County, Sandusky County, Seneca County, Wood County, and the northwest portion of Huron County, which includes Bellevue, Monroeville, and Norwalk. Such clients are predominantly small and middle-market businesses and individuals. See Note 3 regarding the 2013 business combination.

Significant accounting policies followed by the Corporation are presented below.

Use of Estimates in Preparing Financial Statements

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of goodwill, and fair value of securities and other financial instruments.

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

Restrictions on Cash

The Bank was required to have $275,000 of non-interest bearing cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2013 and 2012.

Securities

The Bank has designated all its securities as available-for-sale. Such securities are carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as a separate component of stockholders’ equity.

The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income from securities, principally using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary (“OTTI”) and are reflected in earnings as realized losses. Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the intent to sell the investment securities and the more likely than not requirement that the Corporation will be required to sell the investment securities prior to recovery, (2) the length of time and extent to which the fair value has been less than cost, and (3) the financial condition and near-term prospects of the issuer. Due to potential changes in conditions, it is at least reasonably possible that changes in management’s assessment of OTTI will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s consolidated financial statements.

Restricted stock primarily consists of Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. Such securities are carried at cost and evaluated for impairment on an annual basis.

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

Acquired Loans

Acquired loans: Purchased loans acquired in a business combination are segregated into three types: pass rated loans with no discount attributable to credit quality, non-impaired loans with a discount attributable at least in part to credit quality, and impaired loans with evidence of significant credit deterioration.

• Pass rated loans (typically performing loans) are accounted for in accordance with Account Standards Codification (ASC) 310-20 “Nonrefundable Fees and Other Costs” as these loans do not have evidence of credit deterioration since origination.

• Non-impaired loans (typically past-due loans, special mention loans and performing substandard loans) are accounted for in accordance with ASC 310-30 “Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality” as they display at least some level of credit deterioration since origination.

• Impaired loans (typically substandard loans on non-accrual status) are accounted for in accordance with ASC 310-30 as they display significant credit deterioration since origination. In accordance with ASC 310-30, for both purchased non-impaired loans and purchased impaired loans, the difference between contractually required payments at acquisition and the cash flows expected to be collected is referred to as the non-accretable difference. This amount is not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Furthermore, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield net of any impact of the loss share agreement with the FDIC, if applicable, on the loan over its remaining estimated life. Decreases in expected cash flows are recognized immediately as impairment. If the Bank does not have the information necessary to reasonably estimate cash flows to be expected, it may use the cost recovery method or cash basis method of income recognition. Valuation allowances on these impaired loans reflect only losses incurred after the acquisition.

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Under certain circumstances, the Bank may provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. Concessions may include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. TDR loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment, as previously described. TDR loans that have performed as agreed under the restructured terms for a period of 12 months or longer may cease to be reported as a TDR loan. However, the loan continues to be individually evaluated for impairment.

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

Goodwill and Other Intangible Assets

Goodwill is tested for impairment at least annually to determine if an impairment loss has occurred. The core deposit intangible asset arising from the 2005 purchase of The Custar State Bank was amortized over an eight-year period on a straight-line basis through December 31, 2012. Core deposit intangible assets arising from the business combination described in Note 3 and the 2011 branch acquisition described in Note 4 are being amortized over ten years using the sum of the years digits amortization method.

Estimated future amortization of core deposit intangible assets is as follows: 2014, $1,011,000; 2015, $879,000; 2016, $755,000; 2017, $638,000; 2018, $529,000; and $1,240,000 thereafter.

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

Recognized revenue, expenses, gains and losses are included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Per Share Data

Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be used by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

The weighted average number of shares outstanding for the years ended December 31, 2013, 2012, and 2011 are as follows:

	2013	2012	2011

Basic	1,720,807	1,673,667	1,673,775

Diluted	1,728,309	1,679,983	1,673,775

Dividends per share are based on the number of shares outstanding at the declaration date.

Subsequent Events

Management evaluated subsequent events through March 11, 2014, the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2013, but prior to March 11, 2014, that provided additional evidence about conditions that existed at December 31, 2013, have been recognized in the consolidated financial statements for the year ended December 31, 2013. Events or transactions that provided evidence about conditions that did not exist at December 31, 2013, but arose before the consolidated financial statements issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2013.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In December 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-11, Disclosures about Offsetting Assets and Liabilities, amending ASC Topic 210 requiring an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In January 2013, the FASB issued ASU 2013-01 to amend and clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC Topic 815, derivatives and hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement. The amendments were effective for annual and interim periods beginning on or after January 1, 2013, and the adoption did not have any impact on the Corporation’s 2013 consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11 Topic 740, Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The FASB issued ASU 2013-11 to eliminate the diversity in the presentation of unrecognized tax benefits in those instances. The amendments in this update are effective for annual and interim reporting periods beginning after December 15, 2013. The Corporation will consider the provisions of ASU 2013-11 when they become effective in 2014, although the adoption is not expected to have a significant impact on the Corporation’s consolidated financial statements considering the level of tax credit carryforwards available at December 31, 2013.

In January 2014, the FASB issued ASU 2014-04, Receivables-Troubled Debt Restructurings by Creditors, to clarify when an in substance repossession or foreclosure occurs. That is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the receivable should be derecognized and the real estate property recognized. The amendments in ASU 2014-04 apply to all creditors who obtain physical possession of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable and are effective for annual and interim periods beginning after December 15, 2014. The Corporation has not yet determined the financial statement impact of the requirements of ASU 2014-04.

NOTE 3 - BUSINESS COMBINATION

On December 6, 2013, the Corporation acquired all of the outstanding common shares of Oak Harbor, Ohio based Indebancorp and its wholly-owned subsidiary, National Bank of Ohio (“NBOH”), in exchange for total cash and stock consideration of approximately $29,150,000. Under the terms of the acquisition, Indebancorp shareholders received a combination of cash at the rate of $55.00 for each Indebancorp share and/or common shares of the Corporation at the rate of 1.63 common shares of the Corporation in exchange for each common share of Indebancorp. Subject to cash paid in lieu of fractional common shares of the Corporation, the total consideration was allocated among Indebancorp shareholders, subject to the overall consideration being a 70% stock and 30% cash, in accordance with the provisions of the merger agreement. As a result of the acquisition, the four full-service banking centers of NBOH, located in Oak Harbor, Port Clinton, Oregon, and Curtice, Ohio, became full service offices of the Bank, and one loan production office of NBOH located in Perrysburg Ohio, became a loan production office of the Bank. With the acquisition, the Corporation has expanded its geographical footprint that will help to continue the growth of the Corporation’s overall profile in size and in earnings.

The results of operations of Indebancorp are included in the Corporation’s consolidated operating results for the period subsequent to the date of the transaction. Acquisition-related costs of $1,042,000 (excluding compensation costs related to charge of control provisions described below) are included in other non-interest operating expenses in the accompanying 2013 consolidated statement of operations. The fair value of common shares issued in connection with the transaction was determined based on the closing price of the Corporation’s common stock on the date of the acquisition.

Goodwill of $8,330,000 arising from the acquisition consists largely of synergies and the cost savings expected to result from the combining of operations and is not expected to be deductible for income tax purposes.

NOTE 3 - BUSINESS COMBINATION (CONTINUED)

Consideration paid and the estimated fair value of the assets acquired and liabilities assumed at the acquisition date are as follows (dollars in thousands):

Cash paid	$ 8,574
Common shares issued (592,099 shares)	20,576

Fair value of total consideration transferred	$29,150

Recognized fair values of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$19,701
Securities, available for sale	22,876
Restricted stock	860
Loans	163,453
Premises and equipment	2,937
Cash surrender value of life insurance	5,597
Core deposit intangible asset	4,397
Accrued interest receivable	546
Other real estate owned	100
Other assets	2,628

Total assets acquired	223,095

Deposits	194,491
Borrowed funds	5,262
Other liabilities	2,522

Total liabilities assumed	202,275

Net identifiable assets	20,820

Goodwill	8,330

Total cash and stock consideration	$29,150

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2012 (dollars in thousands). The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transaction been effected on the assumed date.

	2013	2012

Net interest income	$ 27,943	$ 27,701

Net income	$ 5,198	$ 6,800

Basic earnings per share	$ 2.29	$ 2.95

Diluted earnings per share	$ 2.29	$ 2.95

Other liabilities arising from the business combination included $1,586,000 of deferred compensation payable to former officers and directors of Indebancorp and its wholly-owned bank subsidiary. As a result of the transaction, certain change of control provisions went into effect accelerating the payments of benefits under these agreements. As a result, the Corporation recognized additional compensation expense of $1,052,000 in December 2013. The Corporation made payments in December 2013 and January 2014 aggregating $2,312,000 to such former officers and directors of Indebancorp and its wholly-owned subsidiary. The Corporation’s remaining obligation under these arrangements is $326,000.

NOTE 4 - BRANCH TRANSACTIONS

On August 31, 2011, the Bank entered into an agreement to purchase four branch offices of The Home Savings and Loan (“HSL”) Company of Youngstown, Ohio, located in Fremont, Clyde, and Tiffin, Ohio. Under the terms of the agreement, the Bank assumed all related deposits and purchased the related branch premises and certain loans. The transaction was completed on December 16, 2011, with assets acquired and deposits assumed being recorded at their estimated fair values as follows (dollars in thousands):

Cash	$83,398
Loans	21,503
Bank premises and equipment	1,801
Goodwill	4,245
Core deposit intangible asset	1,269
Other assets	66

Total assets acquired	$112,282

Deposits assumed	$111,075
Other liabilities, including payable to seller	1,207

Total liabilities assumed	$112,282

On March 12, 2012, the Bank made a payment of $1,026,000 as final settlement for changes occurring between the draft settlement and final settlement. The operating results of the acquired branches, subsequent to December 16, 2011, are included in the Corporation’s consolidated financial statements.

On August 7, 2013, the Bank entered into an agreement to sell its Custar branch to another financial institution. Under the terms of the agreement, the Bank received a 4% premium for all core deposits. The transaction closed on December 13, 2013, resulting in a gain on sale of $1,172,000 and is as follows (dollars in thousands):

Deposits, including accrued interest	$29,483
Other liabilities	17

Total liabilities released	29,500

Cash paid, including cash on hand	16,590
Loans, including accrued interest	11,467
Premises and equipment	271

Total assets released	28,328

Net gain on sale of branch	$1,172

NOTE 5 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents as of December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013	2012

Cash and due from banks	$23,585	$19,388
Interest-bearing deposits in other banks	4,125	11,828

Total	$27,710	$31,216

NOTE 6 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2013 and 2012 were as follows (dollars in thousands):

	2013		2012
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$152,252	$153,465	$129,591	$131,990
Obligations of states and political subdivisions	98,380	98,657	99,427	105,881
Other	350	350	350	350

Total available-for-sale	250,982	252,472	229,368	238,221

Restricted stock	5,037	5,037	4,174	4,174

Total	$256,019	$257,509	$233,542	$242,395

A summary of gross unrealized gains and losses on securities at December 31, 2013 and 2012 follows (dollars in thousands):

	2013		2012
	Gross	Gross	Gross	Gross
	unrealized	unrealized	unrealized	unrealized
	gains	losses	gains	losses
Available-for-sale:
Obligations of U.S. Government agencies and corporations	$1,888	$675	$2,865	$466
Obligations of states and political subdivisions	2,316	2,039	6,584	130

Total available-for-sale	$4,204	$2,714	$9,449	$596

The amortized cost and fair value of securities at December 31, 2013, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands).

	Available-for-sale

	Amortized	Fair
	cost	value

Due in one year or less	$28,169	$28,387
Due after one year through five years	134,708	136,677
Due after five years through ten years	73,337	73,716
Due after ten years	14,418	13,342
Other equity security having no maturity date	350	350

Total	$250,982	$252,472

Securities with a carrying value of $100,870,000 at December 31, 2013 and $81,301,000 at December 31, 2012 were pledged to secure public deposits and for other purposes as required or permitted by law.

Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank of Cincinnati stock amounted to $3,392,000 at December 31, 2013 and $2,551,000 at December 31, 2012. The Bank’s investment in Federal Reserve Bank of Cleveland stock amounted to $1,451,000 at December 31, 2013 and $1,448,000 at December 31, 2012.

Gross gains realized from sales of securities available-for-sale amounted to $321,000 in 2013, $311,000 in 2012, and $149,000 in 2011 with the income tax provision applicable to such gains amounting to $109,000 in 2013, $106,000 in 2012, and $51,000 in 2011. Gross realized losses from sales of securities available-for-sale amounted to $28,000 in 2013 (none in 2012 and 2011) with the income tax provision applicable to such losses amounting to $10,000.

NOTE 6 - SECURITIES (CONTINUED)

The following presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012 (dollars in thousands):

	Securities in a continuous unrealized loss position
	Less than		12 months
	12 months		or more		Total	Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	losses	value	losses	value	losses	value
2013
Obligations of U.S. Government agencies and corporations	$653	$47,379	$22	$2,832	$675	$50,211
Obligations of states and political subdivisions	1,430	34,214	609	5,062	2,039	39,276

Total temporarily impaired securities	$2,083	$81,593	$631	$7,894	$2,714	$89,487

2012
Obligations of U.S. Government agencies and corporations	$222	$24,334	$244	$14,485	$466	$38,819
Obligations of states and political subdivisions	130	6,299	-	-	130	6,299

Total temporarily impaired securities	$352	$30,633	$244	$14,485	$596	$45,118

At December 31, 2013, there were 113 securities in an unrealized loss position, with 17 being in a continuous unrealized loss position for twelve months or more. When evaluating these securities for impairment, management considers the issuer’s financial condition, whether the securities are issued by federally-sponsored government agencies or political subdivisions, whether downgrades by the bond rating agencies have occurred, industry analyst reports, and volatility in the bond market. Management has concluded that the unrealized losses as of December 31, 2013 were primarily the result of customary and expected fluctuations in the bond market related to changes in interest rates. As management has the ability and intent to hold debt securities until recovery and meets the more likely than not requirement regarding the ability to hold securities for a period of time sufficient to allow for any anticipated recovery in fair value for securities classified as available-for-sale, all security impairments as of December 31, 2013 are considered temporary.

During 2011, the repayment terms of a municipal bond in default were modified resulting in a decline in the estimated fair value of the bond that management considered to be other than temporary. As a result, the Bank recognized a permanent impairment of $394,000 relating to the bond resulting in a charge to 2011 earnings. There were no further impairment adjustments with respect to the bond in 2013 and 2012. During 2013, the Bank reached a final settlement with the issuer, resulting in a realized loss of $16,000.

NOTE 7 - LOANS

Most of the Bank’s lending activity is with clients primarily located within Sandusky County, Lucas County, Ottawa County, Wood County, Seneca County, and a portion of Huron County. Credit concentrations, as determined using the North American Industry Classification System, that exceeded 5% of total loans at December 31, 2013 and 2012 include $34,892,000 and $25,067,000, respectively, to borrowers in the accommodation and food service industry. Credit concentrations that exceeded 5% of total loans at December 31, 2012 included $16,828,000 to borrowers in the construction industry, $21,862,000 to borrowers in the manufacturing industry, and $14,544,000 to borrowers in the agriculture industry.

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

NOTE 7 - LOANS (CONTINUED)

Commercial, construction, and agricultural real estate loans are subject to underwriting standards and processes similar to commercial and agricultural operating loans, in addition to those unique to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Loan-to-value is generally 75% of the cost or value of the assets. Appraisals on properties securing these loans are generally performed by appraisers approved by the Board of Directors. Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Management monitors and evaluates commercial and agricultural real estate loans based on collateral and risk rating criteria. The Corporation generally requires guarantees on these loans. The Corporation’s commercial and agricultural real estate loans are secured primarily by properties located in its primary market area.

Commercial and agricultural operating loans are underwritten based on the Corporation’s examination of current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. This underwriting standard includes the evaluation of cash flows of the borrower, underlying collateral, if applicable, and the borrower’s ability to manage its business activities. The cash flows of borrowers and the collateral securing these loans may fluctuate in value after the initial evaluation. A first priority lien on the general assets of the business normally secures these types of loans. Loan-to-value limits vary and are dependent upon the nature and type of the underlying collateral and the financial strength of the borrower. Crop and hail insurance is recommended for most agricultural borrowers. Loans are generally guaranteed by the principal owner. The Corporation’s commercial and agricultural operating loan lending is primarily in its market area.

Construction loans are underwritten utilizing independent appraisals, sensitivity analysis of absorption, vacancy and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and values associated with the completed project, and are subjective by nature. Construction loans often involve the disbursement of funds with repayment substantially dependent on the success of the ultimate project. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions, and the availability of long-term financing. The Corporation generally requires guarantees on these loans. The Corporation’s Construction loans are secured primarily by properties located in its primary market area.

The Corporation originates 1 to 4 family real estate and consumer loans utilizing credit reports to supplement the underwriting process. The Corporation’s underwriting standards for 1 to 4 family loans are generally in accordance with FHLMC and FNMA underwriting guidelines. Properties securing 1 to 4 four family real estate loans are appraised by appraisers who are independent of the loan origination function and have been approved by the Board of Directors. The loan-to-value ratios normally do not exceed 80% without credit enhancements such as mortgage insurance. The Corporation will lend up to 100% of the lesser of the appraised value or purchase price for conventional 1 to 4 family real estate loans, provided private mortgage insurance is obtained. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan. To monitor and manage loan risk, policies and procedures are developed, and modified as needed by management. This activity, coupled with smaller loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, market conditions are reviewed by management on a regular basis. The Corporation’s 1 to 4 family real estate loans are secured primarily by properties located in its primary market area.

The Corporation maintains an internal credit analysis department that reviews and validates the credit risk program on a periodic basis, as well as an external loan review performed annually or semi-annually. Results of these reviews are presented to management and the Audit Committee of the Board of Directors. The credit analysis and loan review processes compliment and reinforce the risk identification and assessment decisions made by lenders and credit personnel, as well as the Corporation’s policies and procedures.

Credit losses arising from the Bank’s lending experience in these industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation of construction industry and accommodation and food service industry lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 7 - LOANS (CONTINUED)

The following presents the balances in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012 (dollars in thousands):

		Real Estate
			Non-			Credit
	Commercial	Residential	residential	Construction	Consumer	card	Total
2013

Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$-	$320	$117	$-	$-	$-	$437
Collectively evaluated for impairment	456	1,565	883	464	164	73	3,605

Total	$456	$1,885	$1,000	$464	$164	$73	$4,042

Loans:
Loans individually evaluated for impairment	$676	$2,644	$3,575	$-	$-	$-	$6,895
Loans acquired with deteriorated credit quality	102	639	2,432	-	-	-	3,173
Loans collectively evaluated for impairment	43,356	172,801	205,845	11,608	27,515	3,555	464,680

Total	$44,134	$176,084	$211,852	$11,608	$27,515	$3,555	$474,748

2012

Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$6	$283	$247	$-	$-	$-	$536
Collectively evaluated for impairment	615	1,665	1,120	184	127	78	3,789

Total	$621	$1,948	$1,367	$184	$127	$78	$4,325

Loans:
Loans individually evaluated for impairment	$909	$2,642	$3,606	$-	$-	$-	$7,157
Loans collectively evaluated for impairment	34,394	125,610	132,331	3,635	15,234	2,916	314,120

Total	$35,303	$128,252	$135,937	$3,635	$15,234	$2,916	$321,277

Fixed-rate loans amounted to $163,891,000 at December 31, 2013 and $137,001,000 at December 31, 2012.

NOTE 7 - LOANS (CONTINUED)

The following represents loans individually evaluated for impairment by class of loans as of December 31, 2013 and 2012 (dollars in thousands):

	2013			2012
			Allowance			Allowance
			for			for
	Unpaid		loan	Unpaid		loan
	principal	Recorded	losses	principal	Recorded	losses
	balance	investment	allocated	balance	investment	allocated

With no related allowance recorded:
Commercial loans	$616	$616	$-	$771	$771	$-
Commercial overdraft LOC	60	60	-	61	61	-
Open-end home equity	140	140	-	177	177	-
1 – 4 family real estate
(1st mortgages)	972	949	-	1,110	1,103	-
1 – 4 family real estate
(Jr. mortgages)	8	8	-	14	14	-
Multifamily real estate	277	276	-	200	200	-
Non-farm/non-residential real estate	1,460	1,299	-	788	638	-
With an allowance recorded:
Commercial loans	-	-	-	76	76	6
Open-end home equity	201	201	69	-	-	-
1 – 4 family real estate
(1st mortgages)	1,213	1,070	251	1,297	1,133	267
1 – 4 family real estate
(Jr. mortgages)	-	-	-	16	16	16
Non-farm/non-residential real estate	2,276	2,276	117	2,968	2,968	247

Total	$7,223	$6,895	$437	$7,478	$7,157	$536

The following is additional information with respect to impaired loans for the years ended December 31, 2013, 2012, and 2011 (dollars in thousands):

	2013	2012	2011

Average investment in impaired loans	$7,139	$7,448	$9,425

Interest income recognized on impaired loans	$249	$306	$281

Interest income recognized on a cash basis on impaired loans	$33	$39	$33

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 7 - LOANS (CONTINUED)

The following represents a summary of the number and recorded investments of TDRs occurring during the years ended December 31, 2013, 2012, and 2011 (dollars in thousands):

	2013		2012		2011
	Number	Amount	Number	Amount	Number	Amount

Commercial loans	-	$-	2	$771	1	$54
Open-end home equity	1	130	2	134	-	-
1 – 4 family real estate (1st mortgage)	3	228	6	579	3	184
1 – 4 family real estate (Jr. mortgage)	-	-	2	15	-	-
Non-farm/non-residential real estate	3	399	-	-	4	607
Construction real estate	-	-	2	149	-	-

Total recorded investments	7	$757	14	$1,648	8	$845

The provision for loan losses relating to loans that were modified in troubled debt restructurings amounted to $54,000 in 2013, $33,000 in 2012, and $305,000 in 2011.

TDRs that occurred during 2013 involved seven loans and four overall borrowing relationships. One of these modifications involved advancing additional funds to pay real estate taxes, two involved modification and extension of loan payments, and one involved a re-appraisal and charge-down.

The following is a summary of the conditions and modifications for TDRs occurring during 2012:

•	Two of the modifications resulted in extending the maturity and a new amortization schedule.
•	Two modifications resulted in a reduced interest rate.
•	Two modifications had an independent source bring the loans current and agree to service the loans for a specified period of time.
•	Two modifications had a reduction of principal and interest resulting in a balloon payment at maturity.
•	One modification resulted in principal and interest being suspended for 11 months.
•	Two modifications resulted in interest only concessions for six and four month periods, respectively.
•	Two modifications resulted in reduced principal and interest payments for six and 12 months periods, respectively.
•	One modification resulted in the renewal of a line-of-credit in exchange for loan term changing from interest only to principal and interest during the renewal period.

For TDRs occurring during 2011, four of the loan modifications resulted in principal reductions. Three of the multifamily real estate loans, to the same borrower, had a restructured rate. The other multifamily real estate loan was placed in OREO.

The post-modification balances approximate the pre-modification balances. The aggregate amount of charge-offs resulting from restructuring are not significant.

There were no subsequent defaults on TDRs during the years ended December 31, 2013, 2012, and 2011.

The Bank does not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in TDRs or whose loans are on nonaccrual.

NOTE 7 - LOANS (CONTINUED)

The following presents the recorded investment in past due and non-accrual loans as of December 31, 2013 and 2012 by class of loans (dollars in thousands):

					Loans
	Loans past due				not
	accruing interest			Loans	past due
	30 – 89	90 +		on non-	or non-
	days	days	Total	accrual	accrual	Total
2013

Agricultural loans	$-	$-	$-	$-	$4,348	$4,348
Commercial loans	104	-	104	188	36,993	37,285
Commercial overdraft LOC	-	-	-	-	1,033	1,033
Commercial non-profit/political subdivisions	-	-	-	-	1,010	1,010
Open-end home equity	347	150	497	67	35,073	35,637
1 – 4 family real estate
(1st mortgages)	3,530	891	4,421	1,272	127,376	133,069
1 – 4 family real estate
(Jr. mortgages)	142	7	149	-	6,019	6,168
Multifamily real estate	-	-	-	276	32,776	33,052
Farm real estate	-	-	-	-	10,311	10,311
Non-farm/non-residential real estate	161	41	202	2,801	167,154	170,157
Construction real estate	-	-	-	-	11,608	11,608
Consumer loans – vehicle	270	12	282	-	13,255	13,537
Consumer overdraft LOC	6	1	7	-	299	306
Consumer loans:
Mobile home	24	-	24	-	1,935	1,959
Home Improvement	2	-	2	-	208	210
Other	137	21	158	-	11,345	11,503
MasterCard/VISA	69	37	106	-	3,449	3,555

Total	$4,792	$1,160	$5,952	$4,604	$464,192	$474,748

2012

Agricultural loans	$-	$-	$-	$-	$5,283	$5,283
Commercial loans	17	-	17	-	28,962	28,979
Commercial overdraft LOC	-	-	-	-	306	306
Commercial non-profit/political subdivisions	-	-	-	-	733	733
Open-end home equity	234	154	388	26	25,528	25,942
1 – 4 family real estate
(1st mortgages)	1,885	770	2,655	1,595	89,838	94,088
1 – 4 family real estate
(Jr. mortgages)	141	38	179	16	7,828	8,023
Multifamily real estate	-	-	-	200	10,030	10,230
Farm real estate	-	-	-	-	9,554	9,554
Non-farm/non-residential real estate	389	-	389	916	115,049	116,354
Construction real estate	-	-	-	-	3,635	3,635
Consumer loans – vehicle	37	-	37	-	5,227	5,264
Consumer overdraft LOC	4	1	5	-	449	454
Consumer loans:
Mobile home	-	-	-	-	561	561
Home Improvement	-	-	-	-	220	220
Other	95	-	95	-	8,640	8,735
MasterCard/VISA	33	4	37	-	2,879	2,916

Total	$2,835	$967	$3,802	$2,753	$314,722	$321,277

NOTE 7 - LOANS (CONTINUED)

The Bank categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank uses the following definitions for risk ratings:

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. The following presents loans as of December 31, 2013 and 2012 that are collectively evaluated for impairment and are not considered to be impaired (dollars in thousands):

		Special	Sub-		Not
2013	Pass	mention	standard	Doubtful	rated	Total

Agricultural loans	$4,348	$-	$-	$-	$-	$4,348
Commercial loans	36,379	160	28	-	-	36,567
Commercial overdraft LOC	-	-	-	-	973	973
Commercial non-profit/political subdivisions	1,010	-	-	-	-	1,010
Open-end home equity	34,561	400	278	-	-	35,239
1 – 4 family real estate (1st mortgages)	125,821	2,220	2,427	-	-	130,468
1 – 4 family real estate (Jr. mortgages)	5,936	138	86	-	-	6,160
Multifamily real estate	30,457	-	2,319	-	-	32,776
Farm real estate	10,191	120	-	-	-	10,311
Non-farm/non-residential real estate	150,434	10,910	2,806	-	-	164,150
Construction real estate	11,608	-	-	-	-	11,608
Consumer loans – vehicle	13,425	65	47	-	-	13,537
Consumer overdraft LOC	-	-	-	-	306	306
Consumer loans:
Mobile home	1,951	-	8	-	-	1,959
Home improvement	210	-	-	-	-	210
Other	11,224	248	31	-	-	11,503
MasterCard/VISA	-	-	-	-	3,555	3,555

Total	$437,555	$14,261	$8,030	$-	$4,834	$464,680

2012

Agricultural loans	$5,283	$-	$-	$-	$-	$5,283
Commercial loans	25,213	2,778	142	-	-	28,133
Commercial overdraft LOC	-	-	-	-	245	245
Commercial non-profit/political subdivisions	733	-	-	-	-	733
Open-end home equity	25,142	351	272	-	-	25,765
1 – 4 family real estate (1st mortgages)	88,183	1,635	2,034	-	-	91,852
1 – 4 family real estate (Jr. mortgages)	7,662	54	277	-	-	7,993
Multifamily real estate	7,599	-	2,431	-	-	10,030
Farm real estate	9,509	45	-	-	-	9,554
Non-farm/non-residential real estate	96,184	14,344	2,219	-	-	112,747
Construction real estate	3,007	628	-	-	-	3,635
Consumer loans – vehicle	5,249	10	5	-	-	5,264
Consumer overdraft LOC	-	-	-	-	454	454
Consumer loans:
Mobile home	561	-	-	-	-	561
Home improvement	220	-	-	-	-	220
Other	8,722	8	5	-	-	8,735
MasterCard/VISA	-	-	-	-	2,916	2,916

Total	$283,267	$19,853	$7,385	$-	$3,615	$314,120

NOTE 7 - LOANS (CONTINUED)

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan clients of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $1,398,000 and $739,000 at December 31, 2013 and 2012, respectively.

The following is a summary of activity during 2013, 2012, and 2011, with loan renewals included in additions and repayments (dollars in thousands):

	Balance at			Balance
	beginning	Additions	Repayments	at end

2013	$739	$867	$208	$1,398

2012	$860	$229	$350	$739

2011	$756	$398	$294	$860

Additions for 2013 include $576,000 from new directors resulting from the business combination described in Note 3.

NOTE 8 - ALLOWANCE FOR LOAN LOSSES

The following presents the balances and activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2013, 2012, and 2011 (dollars in thousands):

			Non-
		Residential	residential	Construction
		real	real	real		Credit
	Commercial	estate	estate	estate	Consumer	card	Total

Balance at December 31, 2012	$621	$1,948	$1,367	$184	$127	$78	$4,325
Provision (credit) for loan losses	(178)	284	(203)	280	59	33	275
Losses charged off	-	(360)	(169)	-	(73)	(47)	(649)
Recoveries	13	13	5	-	51	9	91

Balance at December 31, 2013	$456	$1,885	$1,000	$464	$164	$73	$4,042

Balance at December 31, 2011	$615	$1,905	$1,926	$179	$84	$69	$4,778
Provision (credit) for loan losses	(7)	628	(232)	5	105	26	525
Losses charged off	(2)	(602)	(382)	-	(75)	(23)	(1,084)
Recoveries	15	17	55	-	13	6	106

Balance at December 31, 2012	$621	$1,948	$1,367	$184	$127	$78	$4,325

Balance at December 31, 2010	$542	$1,857	$2,049	$347	$85	$75	$4,955
Provision (credit) for loan losses	(74)	720	256	(168)	14	27	775
Losses charged off	(56)	(746)	(903)	-	(38)	(43)	(1,786)
Recoveries	203	74	524	-	23	10	834

Balance at December 31, 2011	$615	$1,905	$1,926	$179	$84	$69	$4,778

NOTE 9 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2013 and 2012 (dollars in thousands):

	2013	2012

Land and improvements	$2,728	$1,884
Buildings	13,083	11,655
Equipment	7,731	7,069

	23,542	20,608
Less accumulated depreciation	13,813	13,094

Premises and equipment, net	$9,729	$7,514

Depreciation of premises and equipment amounted to $719,000 in 2013, $757,000 in 2012, and $743,000 in 2011.

NOTE 10 - SECONDARY MARKET LENDING

As part of its normal business activity, the Bank services loans for others, including substantially all qualifying fixed rate residential mortgage loans which it originates and sells in the secondary market with servicing retained. Serviced loans are not reported as assets of the Bank and amounted to $160,150,000 and $26,496,000 as of December 31, 2013 and 2012, respectively.

Loans sold in the secondary market amounted to $12,241,000 in 2013, $8,052,000 in 2012, and $4,521,000 in 2011, resulting in gain on sale of loans of $331,000 in 2013, $246,000 in 2012, and $115,000 in 2011.

The following is a summary of activity for capitalized mortgage servicing rights for the years ended December 31, 2013, 2012, and 2011 (dollars in thousands):

	2013	2012	2011

Beginning of year	$144	$141	$161

Business combination	1,135	-	-
Capitalized servicing rights	104	65	39
Amortized to expense	(68)	(62)	(59)

End of year	$1,315	$144	$141

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets.

NOTE 11 - DEPOSITS

Time deposits at December 31, 2013 and 2012 included individual deposits of $100,000 and over amounting to $59,060,000 and $43,222,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $389,000 in 2013, $532,000 in 2012, and $601,000 in 2011.

At December 31, 2013, the scheduled maturities of time deposits were as follows (dollars in thousands):

2014	$72,679
2015	53,099
2016	35,541
2017	18,409
2018	15,786
Thereafter	6,588

Total	$202,102

NOTE 12 - BORROWED FUNDS

Borrowed funds consist of the following at December 31, 2013 and 2012 (dollars in thousands):

	2013	2012

Federal Home Loan Bank (FHLB):
Secured note, with interest at 2.74%, due December 2013	$-	$5,000
Secured note, with interest at 4.26%, due March 2014	3,031	-
Secured note, with interest at 2.79%, due October 2014	1,021	-
Secured note, with interest at 4.45%, due February 2017	5,000	5,000
Secured note, with interest at 1.87%, due February 2021	1,224	-

	10,276	10,000
Great Lakes Bankers Bank (GLBB):
Term note payable in quarterly installments of $337,000 including interest at the greater of prime rate or 4.5% with any remaining principal due January 1, 2017. Loan is secured by certain assets of the Corporation as stated in the pledge agreement dated October 20, 2011.	4,070	5,199

Total	$14,346	$15,199

Future maturities of borrowed funds at December 31, 2013 were as follows (dollars in thousands):

2014	$5,233
2015	1,236
2016	1,293
2017	5,360
2021	1,224

Total	$14,346

The FHLB notes require monthly interest payments and are secured by stock in the FHLB of Cincinnati and eligible mortgage loans totaling $257,255,000 at December 31, 2013.

The GLBB term note contains certain financial covenants which require the Corporation and Bank to, among other things, maintain minimum return on equity, return on assets, and debt service coverage ratios (as defined), as well as asset quality and liquidity levels.

At December 31, 2013, the Bank had available borrowings of $43,033,000 under its line of credit with the Federal Home Loan Bank. In addition, the Bank had $17,000,000 of short-term borrowing availability at December 31, 2013, under lines of credit with two correspondent banks.

NOTE 13 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

NOTE 14 - NON-INTEREST EXPENSES

The following is a summary of non-interest expenses for the years ended December 31, 2013, 2012, and 2011 (dollars in thousands):

	2013	2012	2011

Salaries, wages, and employee benefits	$11,016	$8,922	$8,384
Occupancy of premises	893	961	851
Amortization of core deposit intangible assets	272	400	58
FDIC premium assessments	410	392	372
Equipment and vehicle	1,386	1,242	1,096
Professional and examination	1,374	766	838
State franchise and other taxes	680	643	512
Postage, stationery, and supplies	476	530	483
Advertising and marketing	334	292	217
Third-party computer processing	183	210	223
MasterCard franchise and processing	191	168	125
Loan collection and repossession fees	293	381	359
ATM network and processing fees	371	357	151
Other	1,688	1,153	1,339

Total non-interest expenses	$19,567	$16,417	$15,008

NOTE 15 - FEDERAL INCOME TAXES

The provision for federal income taxes consisted of the following for 2013, 2012, and 2011 (dollars in thousands):

	2013	2012	2011

Current	$453	$535	$1,253
Deferred	439	206	(55)

Total	$892	$741	$1,198

The income tax provision attributable to income from operations differs from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following (dollars in thousands):

	2013	2012	2011

Expected tax using statutory tax rate of 34%	$1,815	$1,899	$2,023
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(1,074)	(1,033)	(781)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	21	30	32
Increase in cash value of life insurance policies	(46)	(109)	(102)
Nondeductible merger expenses	170	-	-
Other, net	6	(46)	26

Total	$892	$741	$1,198

The deferred federal income tax provision (credit) of $439,000 in 2013, $206,000 in 2012, and ($55,000) in 2011, resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

NOTE 15 - FEDERAL INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2013 and 2012 are presented below (dollars in thousands):

	2013	2012

Deferred tax assets:
Purchase accounting basis difference	$2,735	$85
Allowance for loan losses	1,060	1,176
Accrued expenses and other	821	479
Alternative minimum tax credit carryforwards	18	9

Total deferred tax assets	4,634	1,749

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	507	3,010
Purchase accounting basis difference	2,066	370
Depreciation of premises and equipment	260	204
Federal Home Loan Bank stock dividends	581	455
Mortgage servicing rights	447	49
Deferred loan costs and other	164	129

Total deferred tax liabilities	4,025	4,217

Net deferred tax assets (liabilities)	$609	$(2,468)

Net deferred tax assets at December 31, 2013 are included in other assets and net deferred tax liabilities at December 31, 2012 are included in other liabilities in the accompanying consolidated balance sheets.

The alternative minimum tax credit carryforwards of $18,000 at December 31, 2013 may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2013 and 2012.

In management’s determination, the Corporation has no tax positions for which it deems reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease within the 12 months subsequent to December 31, 2013. The tax years that remain open and subject to examination as of December 31, 2013 are years 2010 – 2013 for Federal and the State of Ohio.

NOTE 16 - EMPLOYEE BENEFITS

The Bank sponsors The Croghan Colonial Bank 401(k) Profit Sharing Plan, a defined contribution plan which provides for both profit sharing and employer matching contributions. The Plan permits investment in the Corporation’s common shares subject to various limitations. The Bank’s profit sharing and matching contributions to the 401(k) profit sharing plan for the years ended December 31, 2013, 2012, and 2011 amounted to $423,000, $372,000, and $372,000, respectively. As of December 31, 2013, the Plan held 21,906 common shares of the Corporation.

The Bank has entered into various split-dollar life insurance arrangements, including agreements with certain officers and employees of the Bank to provide for supplemental retirement benefits. All split-dollar policies required the payment of single premiums. The cash value of all split-dollar policies amounted to $16,810,000 and $11,087,000 at December 31, 2013 and 2012, respectively. In connection with the agreements, the Bank provided an estimated liability for accumulated supplemental retirement benefits of $379,000 at December 31, 2013 and $210,000 at December 31, 2012, which is included in other liabilities in the accompanying consolidated balance sheets. The Bank has also provided an estimated liability for certain salary continuation benefits to former officers of Indebancorp’s wholly-owned bank subsidiary as more fully described in Note 3.

The Bank recognized a provision for deferred compensation of $13,000 in 2013, $11,000 in 2012, and $16,000 in 2011.

No other postretirement or postemployment benefits are offered to retirees or employees.

NOTE 17 - STOCK-BASED COMPENSATION

The Corporation established in 2002 a Stock Option and Incentive Plan (the “2002 Plan”) which permitted the awarding of stock options and/or stock appreciation rights to directors, managerial and other key employees of the Corporation. The 2002 Plan, which provided for the issuance of up to 190,951 shares, expired in March 2012.

At the 2012 Annual Stockholders Meeting, the stockholders of the Corporation adopted the Croghan Bancshares, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which permits the Corporation to award stock options, stock appreciation rights, restricted stock, and other stock-based and performance-based awards to directors, employees, and other eligible participants. A total of 162,082 shares are available for issuance pursuant to the 2012 Plan.

The Corporation issued 28,869 options during 2011 at an exercise price of $24.99 under the 2002 plan. Following is a summary of activity for stock options for the years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011

Outstanding, beginning of year	28,869	28,869	-
Granted	-	-	28,869
Exercised	-	-	-
Forfeited	(1,375)	-	-

Outstanding, end of year	27,494	28,869	28,869

The options vest over a three-year period on the anniversary date of issuance. At December 31, 2013, 18,329 options were exercisable with a weighted average remaining contractual term of 6 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options issued in 2011:

Weighted-average fair value of options granted	$3.62

Average dividend yield	5.0%

Expected volatility	25.0%

Risk-free interest rate	2.85%

Expected term (in years)	8

Compensation expense related to issued stock options amounted to $30,000 in 2013 and $57,000 in 2012. As of December 31, 2013, there is $11,000 of unrecognized compensation expense expected to be recognized over a period of four months.

Restricted stock awards may also be issued under the 2012 Plan. A summary of restricted stock activity for 2013 and 2012 is as follows:

	2013		2012
	Shares	Weighted average grant date fair value	Shares	Weighted average grant date fair value

Nonvested at beginning of year	5,250	$31.21	-	$-

Granted	-	-	5,250	31.21
Vested	1,050	-	-	-
Forfeited	(400)	31.21	-	-

Nonvested at end of year	3,800	$31.21	5,250	$31.21

Compensation expense relating to restricted stock is recognized over the vesting period based on the market value of the shares on the issue date amounting to $29,000 in 2013 and $23,000 in 2012. As of December 31, 2013, there was $101,000 of total unrecognized compensation cost related to unvested restricted stock awards. The cost is expected to be recognized over a weighted average period of 3.3 years. Restricted stock awards vest over a five year period.

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2013 and 2012 (dollars in thousands):

	Contract amount
	2013	2012

Commitments to extend credit, including commitments to grant loans and unfunded commitments under lines of credit	$117,684	$92,492

Standby letters of credit	$1,693	$1,619

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

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All outstanding standby letters of credit at December 31, 2013 expire in 2014. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to clients. The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 19 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2013 and 2012, that the Corporation and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2013, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and the Bank as of December 31, 2013 and 2012 are also presented in the following (dollars in thousands):

			Minimum		Minimum to be well capitalized under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total Capital
(to Risk-Weighted Assets)
Consolidated	$60,078	11.8%	$40,678	> 8.0%	N/A	N/A
Bank	63,616	12.6%	40,555	> 8.0%	$50,693	> 10.0%

Tier I Capital
(to Risk-Weighted Assets)
Consolidated	56,036	11.0%	20,339	> 4.0%	N/A	N/A
Bank	59,574	11.8%	20,277	> 4.0%	30,416	> 6.0%

Tier I Capital
(to Average Assets)
Consolidated	56,036	8.6%	26,089	> 4.0%	N/A	N/A
Bank	59,574	9.1%	26,075	> 4.0%	32,594	> 5.0%

As of December 31, 2012
Total Capital
(to Risk-Weighted Assets)
Consolidated	$50,076	14.2%	$28,273	> 8.0%	N/A	N/A
Bank	54,828	15.5%	28,245	> 8.0%	$35,306	> 10.0%

Tier I Capital
(to Risk-Weighted Assets)
Consolidated	45,751	13.0%	14,136	> 4.0%	N/A	N/A
Bank	50,503	14.3%	14,122	> 4.0%	21,184	> 6.0%

Tier I Capital
(to Average Assets)
Consolidated	45,751	7.6%	24,239	> 4.0%	N/A	N/A
Bank	50,503	8.3%	24,225	> 4.0%	30,282	> 5.0%

On a parent company only basis, the Corporation’s primary source of funds are dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, the Bank did not have the ability to pay any dividends without prior approval from the Ohio Department of Financial Institutions and the Federal Reserve as of January 1, 2014.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 was as follows (dollars in thousands):

CONDENSED BALANCE SHEETS		2013	2012

Assets:
Cash		$57	$27
Dividends receivable from subsidiary		726	-
Investment in subsidiary		88,586	71,916
Available-for-sale security		350	350
Other asset		237	136

Total assets		$89,956	$72,429

Liabilities:
Borrowed funds		$4,070	$5,199
Dividends and other payables		838	66

Total liabilities		4,908	5,265

Stockholders’ equity:
Common stock		31,328	23,926
Surplus		13,361	118
Retained earnings		47,460	45,361
Accumulated other comprehensive income		983	5,843
Treasury stock		(8,084)	(8,084)

Total stockholders’ equity		85,048	67,164

Total liabilities and stockholders’ equity		$89,956	$72,429

CONDENSED STATEMENTS OF OPERATIONS	2013	2012	2011

Income – dividends from subsidiary	$12,576	$3,252	$2,317
Interest income on subordinated note from subsidiary	-	-	190
Professional fees, interest, and other expenses	(697)	(400)	(342)

Income before income taxes and equity in undistributed net income of subsidiary	11,879	2,852	2,165

Federal income tax credit	(237)	(136)	(52)

Income before equity in undistributed net income of subsidiary	12,116	2,988	2,217

Equity in net income of subsidiary, less dividends	(7,669)	1,855	2,537

Net income	$4,447	$4,843	$4,754

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2013	2012	2011

Cash flows from operating activities:
Net income	$4,447	$4,843	$4,754
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary, less dividends	7,669	(1,855)	(2,537)
Decrease (increase) in dividends receivable	(726)	535	1
Decrease (increase) in accrued interest receivable	-	-	90
Increase in other assets	(101)	(84)	(52)
Increase (decrease) in other liabilities	56	37	(10)

Net cash provided by operating activities	11,345	3,476	2,246

Cash flows from financing activities:
Principal payments on borrowed funds	(1,129)	(801)	-
Cash dividends paid	(1,612)	(2,679)	(2,142)
Cash paid for business combination	(8,574)	-	-
Purchase of treasury shares	-	-	(76)

Net cash used in financing activities	(11,315)	(3,480)	(2,218)

Net increase (decrease) in cash	30	(4)	28

Cash at beginning of year	27	31	3

Cash at end of year	$57	$27	$31

Under a program initially approved by the Board of Directors in 2002, the Corporation periodically purchased shares of its common stock in the over-the-counter market. During the first quarter of 2012, the Board of Directors opted not to renew the program.

NOTE 21 - FAIR VALUE MEASUREMENTS

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

NOTE 21 - FAIR VALUE MEASUREMENTS (CONTINUED)

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

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy due to the lack of observable quotes in inactive markets for those instruments at December 31, 2013 and 2012.

The following summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2013 and 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (dollars in thousands):

	Level 1	Level 2	Level 3	Total
	inputs	inputs	inputs	fair value
2013
Recurring:
Securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$-	$153,465	$-	$153,465
Obligations of states and political subdivisions	-	98,657	-	98,657
Other	-	350	-	350

Total	$-	$252,472	$-	$252,472

Nonrecurring:
Other real estate owned	$-	$-	$876	$876
Impaired loans	-	-	6,458	6,458

Total	$-	$-	$7,334	$7,334

NOTE 21 - FAIR VALUE MEASUREMENTS (CONTINUED)

	Level 1	Level 2	Level 3	Total
	inputs	inputs	inputs	fair value
2012
Recurring:
Securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$-	$131,990	$-	$131,990
Obligations of states and political subdivisions	-	105,881	-	105,881
Other	-	350	-	350

Total	$-	$238,221	$-	$238,221

Nonrecurring:
Other real estate owned	$-	$-	$1,295	$1,295
Impaired loans	-	-	6,621	6,621

Total	$-	$-	$7,916	$7,916

Impaired loans are reported net of an allowance for loan losses of $437,000 at December 31, 2013 and $536,000 at December 31, 2012.

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount as of December 31, 2013 of $876,000, which is made up of the balance of $975,000, net of a valuation allowance of $99,000. Other real estate owned had a net carrying amount of $1,295,000 made up of the balance of $1,328,000, net of a valuation allowance of $33,000, at December 31, 2012. Write-downs of other real estate owned amounted to $85,000 and $28,000 for the years ended December 31, 2013 and 2012, respectively, and are included in other non-interest expenses.

There were no transfers of financial instruments between Levels 1 and 2 during 2013 and 2012.

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

In connection with the business combination described in Note 3, certain financial instruments were acquired or assumed and were recorded at their estimated fair values as of the date of acquisition. In connection with the branch acquisition described in Note 4, loans acquired of $21,503,000 and deposits assumed of $111,075,000 were recorded at their estimated fair values as of the December 16, 2011 closing date based on the present value of the future incremental cash flows. Certain inputs used in these calculations would be unobservable to a market participant making them level 3 inputs.

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include corporate and municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2013 and 2012.

NOTE 21 - FAIR VALUE MEASUREMENTS (CONTINUED)

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis. However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria including discounting of appraisals based on age or changes in property or market conditions. These discounts generally range from 10% to 55%. Collateral values are also discounted for estimated selling costs of 10%. Estimated cash flows are discounted considering the loan rate and current market rates and generally range from 5% to 11%. Due to the significance of the Level 3 inputs, fair value of impaired loans have been classified as Level 3.

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less expected selling costs, generally approximating 10%. Such values are estimated primarily using appraisals and reflect a market value approach. Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of recognized financial instruments at December 31, 2013 and 2012, as well as indication of where the instrument falls within the fair value hierarchy described in Note 21, are as follows (dollars in thousands):

		2013		2012
	Fair value	Carrying	Fair	Carrying	Fair
	hierarchy	amount	value	amount	value
FINANCIAL ASSETS
Cash and cash equivalents	Level 1	$27,710	$27,710	$31,216	$31,216
Securities	Level 2	257,509	257,509	242,395	242,395
Loans, net	Level 3	470,706	485,760	316,952	323,143

Total		$755,925	$770,979	$590,563	$596,754

FINANCIAL LIABILITIES
Deposits	Level 2	$688,921	$690,672	$511,940	$513,710
Federal funds purchased and securities sold under repurchase agreements	Level 1	24,577	24,577	32,344	32,344
Borrowed funds	Level 2	14,346	14,472	15,199	16,642

Total		$727,844	$729,721	$559,483	$562,696

The preceding summary does not include accrued interest receivable, cash surrender value of life insurance, dividends payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments which relate to commitments to extend credit and standby letters of credit. The contract amount of such financial instruments was $119,377,000 at December 31, 2013 and $94,111,000 at December 31, 2012. The fair value of such instruments is not considered significant since they represent commitments at current interest rates.

The following methods and assumptions were used to estimate fair value of each class of financial instruments:

Cash and Cash Equivalents

Fair value is determined to be the carrying amount for these items because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities

The fair value of available-for-sale securities is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs. The fair value of restricted stock is considered to be its carrying amount.

Loans

Fair value for loans is estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed-rate loans, the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

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

Other Financial Instruments

Federal funds purchased and securities sold under repurchase agreements are considered to be short-term borrowings and are valued at carrying value. Borrowed funds are typically long-term in nature with fair value determined based on discounted cash flow analysis using current interest rates.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 23 - COMMITMENTS AND CONTINGENCIES

The Bank has entered into multi-year agreements to lease certain of its facilities, as well as equipment under various short-term operating leases through June 2015. Rent expense under these agreements amounted to $47,000 in 2013, $76,000 in 2012, and $116,000 in 2011. Future minimum lease payments under long-term operating leases aggregate $85,000 at December 31, 2013 as follows: 2014, $59,000; and 2015, $26,000.

In the normal course of business, the Corporation and Bank may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 24 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2013 and 2012 (dollars in thousands, except per share data):

	Interest	Net interest	Net	Net income
	income	income	income	per share
2013
First quarter	$ 5,209	$ 4,642	$ 1,216	$ .72
Second quarter	5,172	4,618	1,392	.83
Third quarter	5,186	4,673	1,054	.63
Fourth quarter	5,889	5,329	785	.40

2012
First quarter	$5,318	$4,395	$ 934	$ .56
Second quarter	5,303	4,514	1,371	.82
Third quarter	5,290	4,568	1,284	.77
Fourth quarter	5,148	4,496	1,254	.74

The accompanying notes are an integral part of the consolidated financial statements.

CROGHAN COLONIAL BANK LOCATIONS

FREMONT MAIN
323 Croghan Street,
Fremont, OH 43420
419.332.7301

FREMONT BALLVILLE
1600 River Street,
Fremont, OH 43420
419.355.2361

FREMONT NORTH
910 Sean Drive,
Fremont, OH 43420
419.334.7188

FREMONT WEST
2001 West State Street,
Fremont, OH 43420
419.355.2352

FREMONT EAST
1315 East State Street,
Fremont, OH 43420
419.355.2342

CLYDE
100 North Main Street,
Clyde, OH 43410
419.547.9525

GREEN SPRINGS
200 North Broadway Street,
Green Springs, OH 44836
419.639.2225

TIFFIN DOWNTOWN
48 East Market Street,
Tiffin, OH 44883
419.447.8777

BELLEVUE
One Union Square,
Bellevue, OH 44811
419.483.7395

TIFFIN WESTGATE
796 W. Market Street,
Tiffin, OH 44883
419.447.2250

MONROEVILLE
11 Monroe Street,
Monroeville, OH 44847
419.465.2596

NORWALK
60 Whittlesey Avenue,
Norwalk, OH 44857
419.668.2507

OAK HARBOR
147 West Water Street,
Oak Harbor, OH 43449
419.898.5741

PORT CLINTON CATAWBA
2820 East Harbor Road,
Port Clinton, OH 43452
419.732.6150

OREGON
4157 Navarre Avenue,
Oregon, OH 43616
419.691.6264

CURTICE
7182 N. Lucas Street,
Curtice, OH 43412
419.836.7722

PERRYSBURG LPO
900 W. South Boundary St., Bldg. 4A,
Perrysburg, OH 43551
419.898.8351

ADDITIONAL ATM LOCATIONS
- Bassett's IGA, Port Clinton
- Maumee Bay State Park, Oregon
- Put-in-Pay